Exhibit T3E

                         UNITED STATES BANKRUPTCY COURT

                          NORTHERN DISTRICT OF GEORGIA

                                ATLANTA DIVISION

IN RE:                              :       CASE NO. 00-65214 TO 00-65224
                                    :
VISTA EYECARE, INC., F/K/A NATIONAL :       CHAPTER 11
VISION ASSOCIATES, LTD., ET AL.,    :
                                    :       JUDGE JAMES E. MASSEY
                                    :
                           DEBTORS. :       JOINTLY ADMINISTERED
                                    :



                       FIRST AMENDED DISCLOSURE STATEMENT
             TO ACCOMPANY FIRST AMENDED JOINT PLAN OF REORGANIZATION
             UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE FILED BY
         VISTA EYECARE, INC. AND CERTAIN OF ITS DEBTOR SUBSIDIARIES AND
                FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER
                    CHAPTER 11, TITLE 11, UNITED STATES CODE,
                      FILED BY FRAME-N-LENS OPTICAL, INC.;
                 MIDWEST VISION, INC.; NEW WEST EYEWORKS, INC.;
                    AND CERTAIN OF THEIR DEBTOR SUBSIDIARIES
                    ----------------------------------------



                                            KILPATRICK STOCKTON LLP
                                            Dennis S. Meir
                                            Joel B. Piassick
                                            Michael D. Langford
                                            1100 Peachtree Street
                                            Atlanta, Georgia  30309-4530
                                            Telephone:  (404) 815-6500
                                            Attorneys for the Debtors

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                                                    Table of Contents
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                                                                                                               Page
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
I.       INTRODUCTION.............................................................................................1
         A.       Voting Instructions.............................................................................2
         B.       Source of Information and Solicitation of Acceptances...........................................3
         C.       Explanation of Chapter 11.......................................................................4

II.      OVERVIEW OF THE PLANS....................................................................................4

III.     BACKGROUND AND DESCRIPTION OF THE DEBTORS' BUSINESS......................................................8
         A.       Overview........................................................................................8
         B.       History.........................................................................................8
         C.       Vision Center Operations.......................................................................10
         D.       Marketing......................................................................................10
         E.       Manufacturing and Distribution.................................................................10
         F.       Optometrists...................................................................................10
         G.       Agreements in Wal-Mart and Other Host Environments.............................................11
         H.       Competition....................................................................................12
         I.       Employees......................................................................................12
         J.       Trademark and Service Mark.....................................................................12
         K.       Properties.....................................................................................13
         L.       Officers and Directors of Vista................................................................14

IV.      THE CHAPTER 11 CASES....................................................................................14
         A.       Postpetition Financing.........................................................................14
         B.       Employee and Optometric Issues.................................................................16
         C.       Customer Issues................................................................................16
         D.       Official Committee of Unsecured Creditors......................................................16
         E.       Lease Issues...................................................................................17
         F.       Utility Companies..............................................................................18
         G.       Proof of Claim Bar Date........................................................................18
         H.       Plan Exclusivity Periods.......................................................................18
         I.       Asset Purchase and Stock Purchase Agreements...................................................18

V.       SUMMARY OF THE PLANS OF REORGANIZATION..................................................................20
         A.       Classification and Treatment of Administrative Claims, Claims, and Equity Interests
                  Under the Plans................................................................................22
         B.       Administrative Claims..........................................................................22

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                                                  Table of Contents
                                                  -----------------

                                                     (continued)


         C.       Professional and Committee Member Compensation and Reimbursement Claims........................23
         D.       Priority Tax Claims............................................................................24
         E.       Class 1-Other Priority Claims..................................................................24
         F.       Class 2-DIP Financing Claims...................................................................25
         G.       Class 3-Other Secured Claims...................................................................25
         H.       Class 4-Convenience Claims.....................................................................26
         I.       Class 5-General Unsecured Claims...............................................................27
         J.       Class 6-Late Claims and Subordinated Claims....................................................28
         K.       Class 7-Intercompany Claims....................................................................28
         L.       Class 8-Equity Interests.......................................................................29
         M.       Unimpaired Classes.............................................................................29
         N.       Impaired Classes...............................................................................29

VI.      MEANS OF IMPLEMENTATION OF THE PLANS....................................................................29
         A.       Substantive Consolidation......................................................................29
         B.       Directors and Officers of the Reorganized Debtor...............................................30
         C.       Securities to be Issued Pursuant to the Plans..................................................30
         D.       Miscellaneous Plan Provisions..................................................................34

VII.     TIMING AND MANNER OF DISTRIBUTIONS UNDER THE PLANS......................................................34
         A.       Effective Date Distribution....................................................................35
         B.       Disputed Claims Reserve........................................................................35
         C.       Subsequent Distribution Date...................................................................36
         D.       Final Distribution Date........................................................................36
         E.       Miscellaneous Distribution Provisions..........................................................37

VIII.    OBJECTIONS TO AND RESOLUTION OF CLAIMS..................................................................37

IX.      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...................................................39

X.       CONDITIONS PRECEDENT TO PLAN CONFIRMATION AND EFFECTIVE DATE............................................41

XI.      VOTING ON AND CONFIRMATION OF THE PLANS OF REORGANIZATION...............................................42
         A.       Voting Procedures..............................................................................42

                                                         ii

                                                  Table of Contents
                                                  -----------------

                                                     (continued)


         B.       Confirmation Hearing...........................................................................43
         C.       Requirements for Plan Confirmation.............................................................43
                  1.       CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.........................................44

                  2.       IMPAIRMENT AND VOTING.................................................................44

                  3.       "BEST INTERESTS" TEST.................................................................44

                  4.       LIQUIDATION ANALYSIS..................................................................45

                  5.       FEASIBILITY.  ........................................................................46

                  6.       CRAMDOWN:.............................................................................46


XII.     EFFECTS OF PLAN CONFIRMATION............................................................................47
         A.       Discharge......................................................................................47
         B.       Vesting........................................................................................47
         C.       Injunction.....................................................................................48
         D.       Releases.......................................................................................48
         E.       Exculpation....................................................................................48
         F.       Miscellaneous Matters..........................................................................49

XIII.    PROJECTIONS AND VALUATION ANALYSIS......................................................................49
         A.       Responsibility for and Purpose of the Projections..............................................49
         B.       Summary of Significant Assumptions.............................................................51
         C.       Special Note Regarding Forward- Looking Statements.............................................54
         D.       Financial Projections..........................................................................55

XIV.     FINANCIAL INFORMATION...................................................................................55

XV.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLANS..............................................55

XVI.     CERTAIN RISK FACTORS RELATING TO THE PLANS..............................................................56
         A.       Projected Financial Information................................................................57
         B.       Ability to Refinance Certain Indebtedness and Restrictions Imposed by Indebtedness.............57
         C.       Certain Bankruptcy Law Considerations..........................................................58

                                                         iii

                                                  Table of Contents
                                                  -----------------

                                                     (continued)


XVII.    CERTAIN TAX CONSEQUENCES OF THE PLANS...................................................................59
         A.       Consequences to Creditors......................................................................60
                  1.       TAX SECURITIES........................................................................60

                  2.       CLAIMS AND CONSIDERATION CONSTITUTING TAX SECURITIES..................................60

                  3.       CLAIMS OR CONSIDERATION NOT CONSTITUTING TAX SECURITIES...............................61

                  4.       APPLICATION OF OID RULES..............................................................62

         B.       Consequences to the Debtors....................................................................63
                  1.       CANCELLATION OF INDEBTEDNESS AND REDUCTION OF TAX ATTRIBUTES..........................63

                  2.       ALTERNATIVE MINIMUM TAX...............................................................63

         C.       Additional Tax Considerations for All Claim Holders............................................64
                  1.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST........................................64

                  2.       SUBSEQUENT SALE OF NEW SENIOR NOTES OR NEW COMMON STOCK...............................64

                  3.       MARKET DISCOUNT.......................................................................64


XVIII.   SECURITIES LAWS MATTERS.................................................................................65

XIX.     CONCLUSION..............................................................................................65


                                                         iv
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                                                  Table of Contents
                                                  -----------------

                                                     (continued)



EXHIBITS:

         Exhibit A   Parent Plan of Reorganization

         Exhibit B   Subsidiaries' Plan of Reorganization

         Exhibit C   Recovery Analysis

         Exhibit E   Liquidation Analysis

         Exhibit F   Projections and Valuation Analysis

         Exhibit G   10-K for Fiscal Year Ended December 30, 2000

                                I. INTRODUCTION

         On  April  5,  2000,   Vista  Eyecare,   Inc.,  f/k/a  National  Vision
Associates, Ltd. ("Vista"); International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; Vista Optical Express, Inc.; Frame-n-Lens Optical, Inc. ("FNL"); Midwest Vision, Inc. ("Midwest"); New West Eyeworks, Inc. ("New West"); Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; and Vista Eyecare Network, LLC (collectively, the "Debtors") filed voluntary Chapter 11 petitions with the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the "Bankruptcy Court"). Since their Chapter 11 filings, the Debtors have operated their business as debtors-in-possession pursuant to 11 U.S.C. Sections 1107 and 1108.

         Debtors Midwest; FNL; and New West are wholly-owned subsidiaries of Vista. Debtors Family Vision Centers, Inc. and Vision Administrators, Inc. are wholly-owned subsidiaries of FNL. Debtors Alexis Holding Company, Inc. and Vista Eyecare Network, LLC are wholly-owned subsidiaries of New West. Debtors International Vision Associates, Ltd., NVAL Healthcare Systems, Inc., and Vista Optical Express, Inc. are wholly-owned subsidiaries of Vista.

         Thus, each of the ten Debtor Subsidiaries is either a direct or indirect wholly-owned subsidiary of Vista, the corporate parent. The Debtor Subsidiaries are Midwest; FNL; New West; Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; Vista Eyecare Network, LLC; International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc. The Consolidated Subsidiaries are three of the ten Debtor Subsidiaries, specifically International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.

         Debtors Vista; International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc. have filed with the Bankruptcy Court their First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code Filed by Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries (the "Parent Plan"). Debtors FNL; Midwest; New West; Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; and Vista Eyecare Network, LLC have also filed with the Bankruptcy Court their First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code Filed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and Certain of Their Debtor Subsidiaries (the "Subsidiaries' Plan"). The Parent Plan and the Subsidiaries' Plan are sometimes collectively referred to hereinafter as the "Plans."

         In connection with the Plans, the Debtors hereby submit this First Amended Disclosure Statement to Accompany First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code Filed by Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries and First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code Filed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and Certain of Their Debtor Subsidiaries (the "Disclosure Statement") to all holders of Claims against or Equity Interests in the Debtors pursuant to Section 1125 of the Bankruptcy Code.

         The purpose of this Disclosure Statement is to provide the holders of Claims against and Equity Interests in the Debtors in these Chapter 11 Cases with information about the Plans adequate to enable such holders to make an informed decision in exercising their right to vote on the Plans described below. On April 12, 2001, the Bankruptcy Court conducted a hearing as required by Section 1125 of the Bankruptcy Code on the question of whether this Disclosure Statement contains such adequate information. At that hearing, the Bankruptcy Court considered the issue of the adequacy of the Disclosure Statement and announced that it would enter an order approving the Disclosure Statement as containing "adequate information" for Creditors and holders of Equity Interests in accordance with Section 1125(b) of the Bankruptcy Code. The Bankruptcy Court's approval of the adequacy of the information set forth in this Disclosure Statement does not constitute an endorsement or recommendation by the Bankruptcy Court of the substantive provisions of the Plans.

         Capitalized terms used and not otherwise defined in this Disclosure Statement shall have the meanings attributed to them in the definitional section of the Plans.

         Accompanying this Disclosure Statement are copies of: (1) the Parent Plan, attached as Exhibit A hereto; (2) the Subsidiaries' Plan, attached as Exhibit B hereto; (3) an Order and Notice from the Bankruptcy Court establishing
(a) the time for and manner of filing  acceptances  or  rejections of the Plans,
(b) the date and time of the hearing to consider confirmation of the Plans and related matters, and (c) the time for filing objections to the Plans; and (4) Ballots for acceptance or rejection of the Plans.

         THE BANKRUPTCY COURT HAS SCHEDULED A HEARING TO CONSIDER CONFIRMATION OF THE PLANS ON MAY 17, 2001, AT 9:30 A.M., IN THE UNITED STATES COURTHOUSE, COURTROOM 1201, 75 SPRING STREET, S.W., ATLANTA, GEORGIA. The hearing may be adjourned from time to time without further notice.

         A.       VOTING INSTRUCTIONS

         After carefully reviewing this Disclosure Statement and the Plans, including all attachments thereto, please indicate your vote on the enclosed Ballot or Ballots, sign the Ballot, and mail it to Kilpatrick Stockton LLP,
Attention: VISTA PLAN BALLOTING, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309. Separate ballots will be cast with respect to Claims asserted against each Debtor. Voting results shall be determined separately for each Debtor. IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY MAY 14, 2001.

         THE PLANS OF REORGANIZATION HAVE BEEN PREPARED WITH THE INPUT AND ASSISTANCE OF THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS AND THEIR PROFESSIONAL LEGAL AND FINANCIAL ADVISORS. THE DEBTORS AND THE COMMITTEE BELIEVE THAT ACCEPTANCE OF THE PLANS IS IN THE BEST INTERESTS OF ALL CREDITORS AND RECOMMEND THAT CREDITORS VOTE TO ACCEPT THE PLANS.

         A holder of a Claim, in order to vote on the Plans, must have filed a proof of claim on or prior to the December 15, 2000 Bar Date, except as otherwise ordered by the Bankruptcy Court, unless the Claim was scheduled by the Debtors and was not listed by the Debtors in the Schedules as disputed, liquidated or contingent. A holder of a Claim or Equity Interest may vote to accept or reject the Plan by filling out and mailing in the ballot for acceptance or rejection of the Plan. Holders of Claims that have been disallowed as of the Confirmation Hearing under Section 502 of the Bankruptcy Code or Federal Rule of Bankruptcy Procedure 3018 will not be permitted to vote on the Plans.

         Whether a holder of a Claim or Equity Interest votes on the Plans or not, such Person will be bound by the terms and treatment set forth in the Plans if the Plans are confirmed by the Bankruptcy Court. Allowance of any Claim or Equity Interest for voting purposes, or disallowance of any Claim or Equity Interest for voting purposes, does not necessarily mean that all or a portion of the Claim or Equity Interest will be Allowed or disallowed for distribution purposes under the Plans that are confirmed.

         As a Creditor, your vote on the Plans is important. In order for the Plans to be accepted and thereafter confirmed by the Bankruptcy Court without resort to the "cramdown" provisions of the Bankruptcy Code, as described in more detail later in this Disclosure Statement, votes representing a majority in number and at least two-thirds (2/3) in amount of Claims Allowed for voting purposes and voting in each Impaired Class with respect to each Debtor, must vote to accept the Plans. If you have a Claim that is classified in the Plans as being in an Impaired Class (as explained later in this Disclosure Statement), you are urged to fill in, date, sign, and mail promptly the enclosed Ballot. Please be sure to complete properly the form Ballot and to identify legibly the name of each holder of a Claim.

         This Disclosure Statement is intended to assist the holders of Claims and Equity Interests in evaluating the Plans and in determining whether to accept or reject the Plans. Acceptance or rejection of the Plans may not be solicited unless a copy of this Disclosure Statement is furnished prior to or concurrently with such solicitation.

         You should read this Disclosure Statement before voting on the Plans. This Disclosure Statement summarizes certain terms of the Plans, but the actual Plans will be the governing document. If any inconsistency exists between the Plans and the Disclosure Statement, the terms of the Plans are controlling.

         B. SOURCE OF INFORMATION AND SOLICITATION OF ACCEPTANCES

         NO REPRESENTATIONS CONCERNING THE DEBTORS, PARTICULARLY AS TO THE VALUE OF THEIR ASSETS OR THE VALUE OF ANY DISTRIBUTIONS TO BE MADE UNDER THE PLANS, OTHER THAN THOSE AS SET FORTH IN THIS DISCLOSURE STATEMENT, ARE AUTHORIZED. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE OF THE PLANS THAT ARE OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT ARE NOT AUTHORIZED AND SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND ANY SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO THE ATTORNEYS FOR THE DEBTORS WHO, IN TURN, MAY DELIVER SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

         The information contained herein has been derived from sources which the Debtors believe to be the most reliable available. However, the information has not been independently verified in every instance. Although every reasonable effort has been made to accumulate and present accurate information, the accuracy of the information contained herein cannot be guaranteed. Certain of the information is, by its nature, necessarily speculative and contains estimates and assumptions which may not occur.

         The information contained in this Disclosure Statement is made as of the date hereof, unless another time is specified, and the Debtors assume no obligation to update it. No representations concerning the Debtors, the extent of their liabilities, the value of their properties and assets, or the value of any distributions offered to holders of Claims in connection with the Plans are authorized except as specifically denominated in this Disclosure Statement.

         This Disclosure Statement may not be relied on for any purpose other than to determine how to vote on the Plans, and nothing contained herein shall constitute an admission of any fact or liability, or be admissible in any proceeding involving the Debtors or any other party, or be deemed to be advice on the tax or other legal effects of the Plans.

         C. EXPLANATION OF CHAPTER 11

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. The formulation and confirmation of a reorganization plan is the primary goal of a Chapter 11 case. A reorganization plan is the vehicle for satisfying, to the extent possible, the Claims against and Equity Interests in the Debtors.

                           II. OVERVIEW OF THE PLANS

         Debtors Midwest Vision, Inc.; Frame-n-Lens Optical, Inc.; and New West Eyeworks, Inc. are wholly-owned subsidiaries of Vista Eyecare, Inc. Debtors Family Vision Centers, Inc. and Vision Administrators, Inc. are wholly-owned subsidiaries of Frame-n-Lens Optical, Inc. Debtors Alexis Holding Company, Inc. and Vista Eyecare Network, LLC are wholly-owned subsidiaries of New West Eyeworks, Inc. Debtors International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc. are wholly-owned subsidiaries of Vista Eyecare, Inc.

         Thus, each of the ten Debtor Subsidiaries is either a direct or indirect wholly-owned subsidiary of Vista Eyecare, Inc., the corporate parent. The Debtor Subsidiaries are Midwest Vision, Inc.; Frame-n-Lens Optical, Inc.; New West Eyeworks, Inc.; Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; Vista Eyecare Network, LLC;

International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.

         The Parent Plan is proposed by Vista Eyecare, Inc. and certain of the Debtor Subsidiaries, specifically Vista Optical Express, Inc.; NVAL Healthcare Systems, Inc.; and International Vision Associates, Ltd. (defined in such Plan as the "Consolidated Subsidiaries"). The Parent Plan provides for the substantive consolidation of the Consolidated Subsidiaries with and into Vista Eyecare, Inc. as the Reorganized Debtor. Substantive consolidation means that the assets of all of the Debtors are placed in a single estate, rather than kept separate, and that Creditors of all of the Debtors have a Claim against that single estate, as opposed to retaining their Claims against only the Debtor that is obligated to them. Substantive consolidation is discussed in more detail later in the "Means of Implementation of the Plans" section of this Disclosure Statement. The Subsidiaries' Plan is proposed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and certain of their wholly-owned subsidiaries, specifically Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; and Vista Eyecare Network, LLC.

         In order to maximize the value of the Debtors' business, which inures to the benefit of all Creditors, two Plans have been filed. However, the treatment afforded to Creditors under both Plans is identical except that Creditors under the Subsidiaries' Plan will receive their distributions two days after their counterparts under the Parent Plan. In general, distributions will be made to Creditors under the Plans on the Effective Date. The Effective Date under the Subsidiaries' Plan is two days after the Effective Date under the Parent Plan. The distributions to Creditors under both Plans will be the same. The two Effective Dates will enable the Debtors to maximize the overall value of the business, for the benefit of all Creditors.

         The Debtors intend to dispose of their free-standing vision centers in malls and strip centers prior to confirmation of the Plans. The Debtors will either assume and assign to another party the leases for their free-standing stores as part of an asset sale, (as discussed later in this Disclosure Statement) or reject those leases. After confirmation, Vista, as Reorganized Debtor, will operate vision centers in host store environments, including Wal-Mart and Fred Meyer, and at selected military installations. The leases and license agreements related to the host stores will be assumed by Vista. Wal-Mart has recently expressed concern about the Debtors' compliance with certain terms of the license agreement, though Wal-Mart has not issued any notices of default. The Debtors believe that they are in material compliance with the terms and conditions of the Wal-Mart license agreement.

         Consistent with the agreement to sell the free-standing vision centers, Vista, as Reorganized Debtor, will discontinue the use of the "Vista" name over a period of 18 months. Vista, as Reorganized Debtor, will change its corporate name to National Vision Associates, Inc. (or such other name as may be designated by Vista) on the Effective Date of the Parent Plan.

         The chart shown below briefly summarizes the classification and treatment of Claims and Equity Interests under both Plans.1 The distributive amounts to Creditors are the same under both Plans, with the Effective Date under the Subsidiaries' Plan being two days after the Effective Date under the Parent Plan.


                TYPE OF CLAIM OR                                                ESTIMATED CLAIM       ESTIMATED
   CLASS         EQUITY INTEREST                   TREATMENT                        AMOUNT            RECOVERY
    ___       Administrative Claims  Unimpaired; paid in full when           Administrative             100%
                                     Allowed, in Cash, on the Effective      Claims are generally
                                     Date, or in accordance with the terms   being paid by the
                                     and conditions of transactions or       Debtors in the
                                     agreements relating to obligations      ordinary course of
                                     incurred in the ordinary course of      business.
                                     business during the pendency of the
                                     Chapter 11 Cases or assumed by the
                                     Debtors in Possession.

    ___       Priority Tax Claims    Unimpaired; at the option of the        $100,000                   100%
                                     Debtors either (i) paid in full when
                                     Allowed, in Cash on the Effective
                                     Date, or (ii) paid over a six-year
                                     period from the date of assessment as
                                     provided in Section 1129(a)(9)(c) of
                                     the Bankruptcy Code with interest at
                                     the statutory rate provided for under
                                     applicable federal, state or local
                                     law.

     1        Other Priority Claims  Unimpaired; paid in full in Cash when   de minimis                 100%
                                     Allowed on the Effective Date.

     2        DIP Financing Claims   Unimpaired; paid in full in Cash on     $12.9 million              100%
                                     the Effective Date.


________________________________

         1 This chart is only a summary of the classification and treatment of Claims and Equity Interests under the Plans. Reference should be made to the entire Disclosure Statement, particularly the "Summary of the Plans of Reorganization" section, and the actual Plans for a complete description of the classification and treatment of Claims and Equity Interests.


                TYPE OF CLAIM OR                                                ESTIMATED CLAIM       ESTIMATED
   CLASS         EQUITY INTEREST                   TREATMENT                        AMOUNT            RECOVERY
     3        Other Secured Claims   Unimpaired; at the option of the        de minimis                 100%
                                     Debtors to be (i) reinstated by
                                     curing all outstanding defaults with
                                     all legal, equitable, and contractual
                                     rights remaining unaltered, (ii) paid
                                     in full, in Cash, plus any interest
                                     required to be paid pursuant to
                                     Section 506(b) of the Bankruptcy
                                     Code, on the Effective Date, or (iii)
                                     fully and completely satisfied by
                                     delivery or retention of the
                                     Collateral securing the Other Secured
                                     Claim and payment of any interest
                                     required to be paid pursuant to
                                     Section 506(b) of the Bankruptcy Code.

     4        Convenience Claims     Impaired; maximum Allowed Claim         $400,000                    75%
                                     amount in this Class is $1,500;
                                     distribution of 75% of Allowed Claim
                                     up to $1,125 ($1,500 x 75%) on the
                                     later of (i) the Effective Date and
                                     (ii) 30 days after the date on which
                                     such Claim becomes an Allowed Claim

     5        General Unsecured      Impaired; distribution of Pro Rata      $175,000,0002          83%3
              Claims                 share of 5,000,000 shares of New
                                     Common Stock and up to  $120,000,000 of New
                                     Senior  Notes  on  the  later  of  (i)  the
                                     Effective  Date and (ii) 30 days  after the
                                     date on which such Claim becomes an Allowed
                                     Claim.


________________________________

         2 General Unsecured Claims scheduled by the Debtors total approximately $168 million. General Unsecured Claims filed with the Bankruptcy Court are approximately $188 million.

         3 For an analysis of the estimated recovery, see the "Recovery Analysis" of this Disclosure Statement attached as Exhibit C.


                TYPE OF CLAIM OR                                                ESTIMATED CLAIM       ESTIMATED
   CLASS         EQUITY INTEREST                   TREATMENT                        AMOUNT            RECOVERY

     6        Late Claims  and       Impaired; no distribution shall be      Unknown                     0%
              Subordinated Claims    made.

     7        Intercompany Claims    Impaired; no distribution shall be                                  0%
                                     made.
     8        Equity Interests       Impaired; no distribution shall be      N/A                         0%
                                     made, and all existing Equity
                                     Interests will be canceled.



            III. BACKGROUND AND DESCRIPTION OF THE DEBTORS' BUSINESS

         A. OVERVIEW

         The Debtors are a retail optical enterprise, currently operating approximately 725 vision centers throughout the United States and Mexico. The Debtors operate 499 of their vision centers in host departments, such as Wal-Mart, Wal-Mart de Mexico, and Fred Meyer locations. The Debtors also currently operate more than 200 vision centers in free-standing locations such as malls and strip centers. The Debtors' vision centers sell a wide range of optical products, including eyeglasses, contact lenses, and sunglasses. Most locations are adjacent to or contain the office of an independent optometrist. To support their retail operations, the Debtors also operate three manufacturing and distribution centers.

         B. HISTORY

         Vista Eyecare, Inc. was founded as National Vision Associates, Ltd. ("NVAL") in 1990, when it entered into a master license agreement with Wal-Mart Stores, Inc. ("Wal-Mart"). The original agreement gave NVAL the right to operate 75 vision centers in Wal-Mart stores. The agreement was expanded for up to 190 vision centers in 1992. The Wal-Mart agreement was expanded for up to 400 stores in 1994.

         Between 1992 and 1994, NVAL expanded into other host locations in Canada, Mexico, and France. From 1994 to 1996, the company exited all markets outside of the core Wal-Mart relationship.

         In late 1997, the company made a strategic decision to diversify the revenue base through acquisitions in the free-standing optical market. Between October 1997 and October 1998, the company acquired three prominent chains in the free-standing optical market:

         Midwest was acquired in October 1997 with 51 retail optical centers in Minnesota, Wisconsin, Iowa, and North Dakota. The acquired optical centers were in free-standing locations, such as malls and strip centers.

         FNL was acquired in July 1998 with approximately 280 retail optical centers in 23 states, mainly in the western United States. 150 vision centers were in free-standing locations and more than 100 vision centers were in host locations, including Sam's Club and Wal-Mart stores.

         New West was acquired in October 1998 with approximately 175 retail optical centers in 13 states. More than 120 vision centers were in free-standing locations and more than 50 host vision centers were in Fred Meyer stores. Following the acquisitions, NVAL changed its name to "Vista Eyecare, Inc."

         To fund the acquisitions, Vista issued $125 million in senior notes, due 2005 (the "Senior Notes") in October 1998. All of the Debtor Subsidiaries, except for Vista Optical Express, Inc., are guarantors of the indebtedness under the Senior Notes. The Senior Notes bear interest of 12.75% per annum and were issued pursuant to an indenture (the "Senior Note Indenture") which contains a variety of customary provisions and restrictions. Interest payments under the Senior Notes are due on April 15 and October 15 of each year. The Senior Notes constitute general unsecured obligations of Vista. At the time NVAL issued the Senior Notes, it also entered into a $25 million secured credit facility with First Union National Bank ("First Union") and Bank of America, FSB ("BOA").

         Sales shortfalls in the free-standing stores caused pressure on earnings and liquidity. In October 1999, Vista announced that, because of slow sales in its recently acquired businesses, it would use the allowed 30-day grace period for making the interest payment due on the Senior Notes.

         In November 1999, Vista replaced its prior secured credit facility with First Union and BOA with a new $25 million secured credit facility with Foothill Capital Corporation (the "Foothill Prepetition Credit Facility"). The Foothill Prepetition Credit Facility consisted of a $12.5 million term loan and a $12.5 million revolver. The proceeds of the Foothill Prepetition Credit Facility were used for making, within the 30-day grace period, the interest payment that had been due on October 15, 1999, under the Senior Notes and other corporate purposes. All obligations of Vista under the Foothill Prepetition Credit Facility were guaranteed by the ten Debtor Subsidiaries.

         The Debtors continued to experience weak sales and cash flow problems with the free-standing stores throughout early 2000. After failing to negotiate an out-of-court restructuring with the holders of the Senior Notes, and having liquidity restricted under the Foothill Prepetition Credit Facility, the Debtors were forced to file for protection under Chapter 11 on April 5, 2000. At the time of the Chapter 11 filings, the total indebtedness on the Senior Notes was approximately $132.5 million, including $7.5 million of accrued interest.

         C. VISION CENTER OPERATIONS

         The Debtors' vision centers typically occupy between 1,000 and 1,500 square feet, including areas for merchandise display, customer service, and contact lens fitting. Each vision center maintains inventory of approximately 1,000 eyeglass frames and 550 pairs of contact lenses, along with sunglasses and other optical accessories. The Debtors' three optical laboratories deliver prescription eyewear to all of their vision centers. The vision centers located in Wal-Mart typically have a finishing laboratory, which allows for the vision center to provide one-hour service for most single vision prescription lenses. These vision centers carry inventory of approximately 725 pairs of spectacle lenses.

         D. MARKETING

         The Debtors use both print and radio advertising in conducting marketing campaigns. The company is positioned in the value segment of the optical retail industry.

         E. MANUFACTURING AND DISTRIBUTION

         The Debtors operate three manufacturing and distribution facilities, which supply substantially all requirements of their vision centers. The facilities are located in Lawrenceville, Georgia (this facility also includes the central administrative offices of Vista); Fullerton, California (this facility also includes administrative offices); and St. Cloud, Minnesota. Each vision center located in Wal-Mart stores (with the exception of seven vision centers acquired in 1998) has its own finishing laboratory, which manufactures lenses for approximately half of all customers purchasing spectacle lenses.

         The Debtors' distribution centers provide lens blanks, frames, contact lenses, and sunglasses to their vision centers. The Debtors use an overnight delivery service to ship completed orders and replenishment items to the vision centers. The distribution centers and the manufacturing facilities are interfaced with the Debtors' management information system.

         F. OPTOMETRISTS

         The proximity of licensed optometrists to a retail optical store is critical to the financial performance of that store. The Debtors strive to have an optometrist on at least a part time basis at most of their locations. These optometrists are typically independent from the Debtors and lease a portion of their locations for an eye examination facility. The Debtors generally charge rent to optometrists, in exchange for the use of the premises and the equipment, which is provided. The Debtors' agreement with Wal-Mart requires them to have an optometrist on duty at least 48 hours each week. The Debtors' relationships with optometrists are subject to extensive regulation.

         G. AGREEMENTS IN WAL-MART AND OTHER HOST ENVIRONMENTS

         The Debtors have agreements in place, which govern their operations in host environments, such as Wal-Mart. Typically, each agreement is for a base term, followed by an option to renew. The agreements provide for payments of minimum and percentage rent, and also contain customary provisions for leased department operations. The table below sets forth key data about each of these agreements:

            LOCATION                    NO. OF UNITS             LENGTH OF          LENGTH OF
               OF                           AS OF                BASE TERM         OPTION TERM
         VISION CENTERS               DECEMBER 30, 2000         (IN YEARS)          (IN YEARS)
         --------------               -----------------         ----------          ----------
Wal-Mart (a)                                 395                     9                  3
Fred Meyer                                   56                      5                  5
Wal-Mart de Mexico (b)                       27                      5                  2
Military Bases                               19                   2 or 5                0
-------------------
(a) The Debtors also operate two additional Wal-Mart stores, which operate under individual leases.

(b) An indirect, non-debtor foreign subsidiary of Vista is the party to the agreement with Wal-Mart de Mexico.

         The agreement with Wal-Mart gives the Debtors the right to open at least 400 vision centers, including those already open. The agreement with Wal-Mart also provides that, if Wal-Mart converts its own store to a "supercenter" (a store which contains a grocery department in addition to the traditional Wal-Mart store offering) and relocates the vision center as part of the conversion, the term of the lease begins again.

         The Debtors exercised their option to renew leases for 44 Wal-Mart vision centers in 2000. The base term for 50 vision centers expires in 2001. The Debtors expect to renew the leases for most, if not all, of these vision centers.

         The agreement with Wal-Mart de Mexico provides that each party will not deal with other parties to operate leased department vision centers in Mexico. This agreement also permits each party to terminate the lease for each vision center which fails to meet minimum sales requirements specified in the agreement. Under the agreement with Wal-Mart de Mexico, Vista's non-debtor foreign subsidiary has two options for two-year renewals, and one option for an additional one-year renewal, for each vision center.

         The Debtors operate leased vision centers in the Northwest in stores owned by Fred Meyer pursuant to a master license agreement which provides for minimum and percentage rent and other customary terms and conditions. The term of the agreement is for five years, expiring December 31, 2003, with a five-year option. The agreement with Fred Meyer obligates the Debtors to exercise the renewal option as to all or none of these locations, with the exception of five stores which are covered by a separate agreement. This option must be exercised in 2003.

         The Debtors currently operate 19 vision centers on military bases throughout the United States. These stores operate under the "Vista Optical" name and are located in mall-like locations in the Army and Air Force Exchange Service and the Navy Exchange Service Centers. Over the course of the last ten years, the military has continued to bring private industry into their base exchanges. Similar to operations in other host environments, the Debtors' rent calculation is primarily based on sales and is payable to the respective military exchanges. The Debtors plan to continue to seek opportunities to open stores on larger bases in the future.

         H. COMPETITION

         The retail eyecare industry is extremely competitive. The Debtors compete with national, regional, and local providers. The Debtors believe that they have numerous competitive advantages, such as everyday low pricing, product selection, and quality and consistency of service.

         The Debtors also compete for managed care business. The Debtors' competition for this business is principally the larger national and regional optical firms. Competition for this business is driven by size of provider network, quality and consistency of service, and pricing of vision care services.

         Several of the Debtors' competitors have significantly greater financial resources than do the Debtors. As a result, competitors may be able to engage in extensive and prolonged price promotions, which may adversely affect the Debtors' business.

         I. EMPLOYEES

         The Debtors currently employ approximately 2,800 associates on a full-time basis and approximately 1,200 associates on a part-time basis. Following the sale of the free-standing stores, these figures are expected to be approximately 2,100 and 900, respectively. Approximately 85% of employees are engaged in retail sales, 9% in laboratory and distribution operations, and 6% in management and administration. Apart from the retail employees in Mexico, none of the Debtors' employees are governed by any collective bargaining agreements. The Debtors believe that their employment relations are generally good.

         J. TRADEMARK AND SERVICE MARK

         The Debtors use the "Vista Optical" name to identify their free-standing vision centers, as well as those vision centers operating in Fred Meyer locations. The vision centers in Fred Meyer will be renamed over a period not greater than 18 months following the sale of the free-standing stores. The Debtors' vision centers in Wal-Mart are identified as the "Vision Center located in Wal-Mart." Vista has also licensed the right to use the "Guy Laroche" trademark for certain optical goods. The agreement with Guy Laroche expires on December 31, 2001, but can be renewed at the Debtors' option.

         K. PROPERTIES

         The Debtors' vision centers in host locations as of December 30, 2000, are in various states and Mexico, as follows:

       LOCATION            TOTAL                  LOCATION              TOTAL
       --------            -----                  --------              -----
       Alabama                 9               New Hampshire              4
        Alaska                12                 New Jersey              13
       Arizona                14                 New Mexico              10
      California              96                  New York               26
       Colorado                8               North Carolina            56
     Connecticut              10                North Dakota              4
       Florida                 5                   Oregon                32
       Georgia                37                Pennsylvania             18
        Hawaii                 4               South Carolina            11
        Idaho                  4                South Dakota              1
        Kansas                10                  Tennessee               2
       Kentucky                1                    Texas                 7
      Louisiana                2                  Virginia               23
        Maine                  1                 Washington              26
       Maryland                3                West Virginia             7
    Massachusetts              5                   Wyoming                1
      Minnesota                1
       Montana                 2                   Mexico                27
        Nevada                 7


                  The Debtors' corporate headquarters in Lawrenceville, Georgia is located in a 66,000 square foot building, which includes a distribution center and lens laboratory. The building is subleased from Wal-Mart through 2001. The Debtors have an option to renew this lease for seven years.

         The Debtors have regional facilities located in St. Cloud, Minnesota and Fullerton, California. The 20,000 square foot St. Cloud facility is subject to a lease that expires in October 2007. The 45,000 square foot Fullerton facility is subject to a lease that expires in August 2006.

The Debtors also have an option to extend the Fullerton lease for five years. Both facilities contain optical laboratories.


         L. OFFICERS AND DIRECTORS OF VISTA

         The current executive officers of Vista are as follows:

NAMES                                                                  TITLE
-----                                                                  -----
James W. Krause                    Chief Executive Officer, President, and Chairman of the Board
Angus C. Morrison                  Senior Vice President, Chief Financial Officer
Mitchell Goodman                   Senior Vice President, General Counsel, and Secretary
Charles M. Johnson                 Senior Vice President, Lens Manufacturing and Distribution
Eduardo A. Egusquiza               Senior Vice President, Information Technology
Michael J. Boden                   Executive Vice President, Retail Operations
Michael C. Thomas                  Vice President, Vista Retail Operations
Richard D. Anderson                Senior Vice President, Real Estate
Robert W. Stein                    Senior Vice President, Human Resources/Professional Services
Peter T. Socha                     Senior Vice President, Strategic Planning
Timothy W. Ranney                  Vice President, Corporate Controller

         The current directors of Vista are James W. Krause, Ronald J. Green, James E. Kanaley, and Peter T. Socha.


                            IV. THE CHAPTER 11 CASES

         The  Debtors  filed  their  Chapter  11 Cases on  April  5,  2000.  The
Bankruptcy Court has entered orders in these Chapter 11 Cases authorizing Kilpatrick Stockton LLP to serve as counsel for the Debtors, Arthur Andersen LLP to serve as accountant for the Debtors, and McDonald Investments Inc. to serve as financial advisor for the Debtors.

         A. POSTPETITION FINANCING

         The Debtors negotiated and documented a postpetition financing agreement (the "DIP Credit Facility") with Foothill Capital Corporation ("Foothill") that provides up to $25 million in revolving advances, letters of credit, and term loans for the Debtors to operate their business.(4)

________________________

         4 The DIP Credit Facility with Foothill replaced the Foothill Prepetition Credit Facility. The Debtors paid professional fees, organization fees, and waiver fees of $500,000 to convert the previous facility to the DIP Credit Facility.

Availability for revolving advances is limited by the lesser of: (i) $25 million less the outstanding balance of any term loans and the aggregate outstanding balance of all undrawn or unreimbursed letters of credit; or (ii) a borrowing base formula less the aggregate outstanding balance of all undrawn or unreimbursed letters of credit. Undrawn or unreimbursed letters of credit shall not exceed $3 million, or some lesser amount based upon a formula set forth in the DIP Credit Facility. The DIP Credit Facility provides for two term loans. The first term loan is in the amount of $2.5 million. The second term loan is in the amount of $10 million.

         The Debtors have been and are using the advances for the following purposes: to refinance pre-petition claims and obligations owed to Foothill; to fund ongoing working capital needs of the Debtors, including the funding of issued and outstanding letters of credit; to finance the capital expenditure needs of the Debtors; to pay fees, costs, expenses, and disbursements to professionals retained by the Debtors and the Official Committee of Unsecured Creditors and expenses of its members, as approved by the Bankruptcy Court, and bankruptcy-related charges as allowed by the Bankruptcy Court and as permitted by the loan documents for the DIP Credit Facility; and to pay fees and expenses (including, without limitation, reasonable attorneys' fees and expenses) owed to Foothill under the DIP Credit Facility.

         Interest on revolving advances is calculated using a formula. The approximate interest rate for revolving loans based upon Eurodollar advances is 11.5% per annum. Revolving advances not based upon the Eurodollar are based upon an adjusted reference rate, which was 10.25% at the Petition Date. The interest rate on the term loans is 15% per annum. Default rate interest is 4% above the applicable rate for revolving advances, 2% above the applicable rate for term loan advances, and 2% above the letter of credit fee.

         The DIP Credit Facility provides for certain fees, including the following: a prepayment fee of 1% of the outstanding portion of the revolving and term loans; a loan servicing fee of $3,000 per month; an unused line fee of 0.5% per annum; and a letter of credit fee in the amount of 1.5% per annum of the aggregate undrawn amount of all letters of credit during the preceding month. Fees charged in connection with Foothill's commitment to enter into the DIP Credit Facility include a fee of $500,000 and payment of default interest for the months of February and March, 2000, in the amount of $68,000.

         The DIP Credit Facility terminates on May 31, 2001, or earlier upon the occurrence of certain conditions, such as the sale of all or substantially all of the Debtors' assets, the confirmation of a plan, the appointment of a trustee, the conversion of the Chapter 11 Cases to Chapter 7, or a qualifying event of default.

         Pursuant to Sections 364(c) and (d) of the Bankruptcy Code, the DIP financing with Foothill has priority over any and all administrative expenses, except for certain carve-out expenses and certain permitted liens and is secured by a first priority security interest in, and lien upon, all existing and hereafter acquired property of the Debtors and the Debtors' Estates, except for certain assets such as bankruptcy avoidance actions, as more fully described in the DIP Credit Facility.

         As  of  January  31,  2001,   the  Debtors  had  borrowed  a  total  of
approximately $12.9 million under the DIP Credit Facility.

         B. EMPLOYEE AND OPTOMETRIC ISSUES

         Because a delay in paying prepetition claims, or the dishonor of any payments, to and on behalf of employees and optometrists at the Debtors' vision centers would have damaged the Debtors' relationships with its employees and optometrists at a time when their support was particularly critical, the Debtors filed a motion on the Petition Date to permit the payment of such prepetition claims. Recognizing the importance of the Debtors' relationship with its employees and optometrists, the Bankruptcy Court entered an order granting this motion. The Debtors also instituted, and the Bankruptcy Court approved, an employee severance program.

         Shortly after the Petition Date, the Debtors also sought Bankruptcy Court approval of a retention program (the "Retention Program") for designated key employees, including certain managers, directors, and executives who were actively employed by the Debtors at the time of the Chapter 11 filings. The retention program covers more than 900 individuals and has six levels of participants, specifically retail managers, support managers, district managers, directors of operations, vice presidents, and senior management (the "Retention Participants"). The Bankruptcy Court subsequently approved the Debtors' Retention Program. The Bankruptcy Court has also approved a modified employee retention program for senior management (the "Modified Retention Program"). The Modified Retention Program has two award components, the first of which is tied to the Debtors' performance measured by earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and the second of which is tied to the Debtors' emergence from Chapter 11 upon confirmation of a plan. The Debtors believe that the Retention Program and the Modified Retention Program have been and are necessary to maximize the effectiveness of the Retention Participants in maintaining the business of the Debtors and achieving a successful reorganization.

         C. CUSTOMER ISSUES

         The success and ultimate viability of the Debtors' business operations are dependent upon customer loyalty. In an effort to maintain customer goodwill, the Debtors filed a motion on the Petition Date seeking authority to honor their prepetition obligations with respect to various customer service programs, including honoring gift certificates, coupons, and special order deposits and providing refunds. The Bankruptcy Court entered an order approving this relief.

         D. OFFICIAL COMMITTEE OF UNSECURED CREDITORS

         On April 18, 2000, the United States Trustee constituted the Official Committee of Unsecured Creditors of the Debtors (the "Committee") and appointed Sola Optical USA, Inc.; Phoenix Investment Partners; Financial Management Advisors, Inc.; Vision-Ease Lens, Inc.; Vistakon Johnson & Johnson Vision Care, Inc.; IDS/American Express; Scudder Kemper Investments, Inc.; U.S. Bancorp Libra; and Stewart-Phillips, Inc. to serve as members of the Committee. Wachtell, Lipton, Rosen & Katz and Alston & Bird are serving as co-counsel for the Committee, and Houlihan Lokey Howard & Zukin Capital is serving as financial advisor for the Committee.

         E. LEASE ISSUES

         At the time of the Chapter 11 filings, the Debtors were the lessee under approximately 400 individual leases of nonresidential real property and also had more than 500 other store locations subject to various master leases and license agreements. The Debtors operate their vision centers at these leased locations.

         Because certain of their stores were underperforming, the Debtors determined that it was appropriate to close these stores. The Debtors filed two motions and obtained orders from the Bankruptcy Court approving the Debtors' rejection of approximately 90 leases of nonresidential real property at certain of the Debtors' underperforming stores. These lease rejections enabled the Debtors to improve their operating results. The Debtors also filed various motions and obtained entry of orders extending the Debtors' time period to assume or reject leases of nonresidential real property pursuant to Section 365 of the Bankruptcy Code. The latest extension from the Bankruptcy Court has given the Debtors through and including May 31, 2001, to assume or reject leases.

         The Debtors assumed and assigned seven leases to another optical group and sold various items of personal property at the leased locations to that optical group. Because of the successful assumption and assignment of the leases at these stores that the Debtors had determined to close, the landlords do not have claims against the Debtors for lease rejection damages. In addition, the sale of personal property at these locations brought in more than $100,000 to the Debtors' estates.

         In the ordinary course of operating their vision center business, the Debtors regularly encounter issues in dealing with their leases. One of the Debtors' most important responsibilities is protecting and preserving their valuable lease locations. To assist in the operation of their business and dealing with lease-related issues, the Debtors filed motions and obtained orders from the Bankruptcy Court authorizing them to enter into lease renewal option extensions and lease termination agreements and also authorizing the Debtors to enter into, on a recurring basis, lease amendments and new leases, pursuant to the relocation of a store that was open and operating as of the Petition Date.

         In September 2000, the Debtors terminated their leases for all vision centers located in Sam's Clubs locations. In October 2000, the Debtors terminated their leases for all vision centers located in Meijer, Inc.'s stores.

         In March 2001, the Bankruptcy Court authorized the Debtors to reject pursuant to Section 365 of the Bankruptcy Code 20 leases for vision centers in free-standing locations. The Debtors have recently filed a motion to reject leases for an additional 9 vision centers in free-standing locations.

         F. UTILITY COMPANIES

         In operating their vision center business, the Debtors obtain electricity, water, gas, telephone, and other similar services from more than 300 utility companies or similar providers with more than 1,500 accounts for all of the Debtors' operational facilities. In April 2000, the Debtors filed a motion requesting that the Bankruptcy Court approve the Debtors' offer to their utility companies of adequate assurance of future payment. The Debtors' adequate assurance offer was to provide utility companies with an administrative expense claim for any unpaid, past due, postpetition bills. The Debtors' offer of adequate assurance also included certain procedures to be followed in the event that postpetition utility bills are not timely paid. The Bankruptcy Court subsequently entered an order approving the Debtors' offer of adequate assurance of payment for postpetition utility services.

         G. PROOF OF CLAIM BAR DATE

         The Bankruptcy Court has entered an order that established December 15, 2000, as the bar date for filing proofs of claim in these Chapter 11 Cases. Any Creditor whose Claim is accurately listed in the Debtors' Schedules, and whose Claim is not listed as disputed, contingent, or unliquidated was not required to file a proof of claim in order to be treated as a Creditor in the Chapter 11 Cases with respect to such Claim for purposes of voting and distribution under the Plan. All other Creditors were required to file a proof of claim on or prior to the December 15, 2000 bar date in order to be treated as a Creditor in the Debtors' Chapter 11 Cases for purposes of voting and distribution under the Plan. Approximately 1,250 proofs of claim were filed on or prior to the December 15, 2000 Bar Date.

         H. PLAN EXCLUSIVITY PERIODS

         The Bankruptcy Code allows a debtor the exclusive right to file a plan of reorganization for one hundred twenty (120) days after the filing of a Chapter 11 petition and the exclusive right to solicit and obtain acceptances for the plan filed within that period for one hundred eighty (180) days following the filing of a Chapter 11 petition. Each of these exclusivity periods may be extended for cause prior to their expiration. The Bankruptcy Court has extended until March 16, 2001, the Debtors' exclusive period to file a plan of reorganization and has extended until May 15, 2001, the Debtors' exclusive period to obtain acceptances of any such plan.

         I. ASSET PURCHASE AND STOCK PURCHASE AGREEMENTS

         On February 22, 2001, Debtors Vista, Midwest, FNL, and New West, as sellers (the "Seller Debtors"), entered into an asset purchase agreement (the "Asset Purchase Agreement") with Vista Acquisition, LLC, as buyer ("VA"), pursuant to which VA will purchase for the sum of $7,500,000, subject to certain adjustments, the Seller Debtors' assets associated with approximately 200 retail optical vision centers and an optical laboratory and related distribution center in Fullerton, California. The assets to be sold are described in detail in the Asset Purchase Agreement and are defined therein as the "Acquired Assets." The sale to VA was subject to higher and better offers by any other interested parties. In accordance with the Asset Purchase

Agreement, VA will deliver a promissory note in the principal amount of $1,500,000 (subject to certain adjustments as provided for in the Asset Purchase Agreement) to the Seller Debtors, and the balance of the purchase price will be in cash. VA deposited the sum of $1,500,000 in escrow at the time of the execution of the Asset Purchase Agreement, which amount will be applied to the purchase price in the manner described in the Asset Purchase Agreement. The Asset Purchase Agreement is subject to higher and better offers from other parties.

         The Asset Purchase Agreement also provides for the Seller Debtors to assume and assign to VA certain leases (the "Assigned Leases") and other contracts (the "Assigned Contracts") related to the free-standing vision centers. The vision centers to be sold constitute most of the Seller Debtors' operations in free-standing locations, such as malls and strip centers; however, the Seller Debtors are not selling their vision centers in host stores such as Wal-Mart and Fred Meyer and at military installations.

         Debtor FNL owns all of the common stock of ProCare Eye Exam, Inc. ("ProCare"), a California corporation which is licensed as a specialized health care service plan under the California Knox-Keene Health Care Service Plan Act of 1975. ProCare is not a debtor in these Chapter 11 Cases. As contemplated by the Asset Purchase Agreement, FNL and VA have also entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which FNL will sell all of the common stock of ProCare (the "ProCare Shares") to VA for $1,000,000. In accordance with the Stock Purchase Agreement, VA will deliver a promissory note in the principal amount of $1,000,000 (subject to certain adjustments as provided for in the Stock Purchase Agreement) to FNL, in full satisfaction of the purchase price.

         Both the Asset Purchase Agreement and the Stock Purchase Agreement are subject to Bankruptcy Court approval. The Stock Purchase Agreement is also subject to approval by the California Department of Managed Health Care.

         On February 28, 2001, the Seller Debtors filed a motion with the Bankruptcy Court seeking approval of the Asset Purchase Agreement and the Stock Purchase Agreement and authority to sell the Acquired Assets and the ProCare Shares to VA, free and clear of all liens, claims, interests, and encumbrances, with all liens, claims, interests, and encumbrances attaching to the net proceeds with the same validity and in the same order of priority as in the underlying assets (the "Sale Motion"). The Seller Debtors also requested in such motion that the Bankruptcy Court approve the assumption and assignment to VA of the Assigned Leases and the Assigned Contracts. The Asset Purchase Agreement also contemplates certain other transactions among the Seller Debtors and VA, including a supply agreement, an IT services agreement, and a facility sublease, copies of which are attached to the Sale Motion.

         Because the sale of the Acquired Assets and the ProCare Shares was subject to higher and better offers from other parties, the Debtors also filed a separate motion seeking to implement bidding and other procedures for the sale thereof and to obtain approval of certain protections for VA (the "Sale Procedures Motion"). The Bankruptcy Court entered an order approving sale and bidding procedures in connection with the Seller Debtors' disposition of the

Acquired Assets and the ProCare Shares, however, no competing bids were submitted for the Acquired Assets and the ProCare Shares.

         The Sale Motion was heard by the Bankruptcy Court on April 3, 2001. On April 11, 2001, the Bankruptcy Court entered an order granting the Sale Motion and authorizing the sale of the Acquired Assets and the ProCare Shares to VA, approving the assumption and assignment of the Assigned Leases and Assigned Contracts to VA, establishing various cure amounts for the Assigned Leases and Assigned Contracts, and approving a supply agreement, an IT services agreement, and a facility sublease. The Seller Debtors and VA are scheduled to pre-close with respect to the transactions contemplated by the Asset Purchase Agreement on April 20, 2001, with the closing to be effective April 21, 2001. Debtor FNL expects to complete the sale of the ProCare Shares in accordance with the Stock Purchase Agreement shortly after obtaining approval from the California Department of Managed Health Care.

         Before confirmation of the Plans, the Debtors intend to dispose of their remaining free-standing vision centers in malls and strip centers. The Debtors will either assume and assign their interests in the various leases at the free-standing locations to VA or reject these leases pursuant to Section 365 of the Bankruptcy Code. After confirmation of the Plans, the Reorganized Debtors will operate vision centers in Wal-Mart and Fred Meyer host stores and also at military installations.

                   V. SUMMARY OF THE PLANS OF REORGANIZATION

         THE FOLLOWING IS A SUMMARY OF THE PLANS. THE PARENT PLAN AND THE SUBSIDIARIES' PLAN ARE ATTACHED AS EXHIBIT A AND EXHIBIT B, RESPECTIVELY, TO THIS DISCLOSURE STATEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLANS. FOR VOTING PURPOSES, CREDITORS ARE URGED TO READ CAREFULLY THE FULL TEXT OF THE PLANS, INCLUDING THEIR DEFINED TERMS. CREDITORS ARE FURTHER URGED TO CONSULT COUNSEL IN ORDER TO UNDERSTAND FULLY THE PLANS. THE PLANS ARE COMPLEX AND, IF CONFIRMED BY THE BANKRUPTCY COURT, REPRESENT LEGALLY BINDING DOCUMENTS. IF THIS DISCLOSURE STATEMENT CONFLICTS WITH THE PLANS, THE TERMS OF THE PLANS CONTROL.

         In general, a Chapter 11 plan of reorganization (a) divides claims against and interests in a debtor into separate classes, (b) specifies the property that each class is to receive under the plan, and (c) contains other provisions necessary to the reorganization of the debtor. Only administrative expenses, claims, and equity interests that are "allowed" may receive distributions under a Chapter 11 plan. An "allowed" administrative expense, claim, or equity interest basically means that the debtor agrees, or in the event of a dispute, that the court determines, that the administrative expense, claim, or equity interest, including the amount, actually constitutes a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically "allowed" unless the debtor or another party in interests objects; however, Section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in a bankruptcy case even if a proof of claim is filed. These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor's schedules or is listed as disputed, contingent, or unliquidated if the holder has not filed a proof of claim or equity interest before the deadline to file proofs of claim and equity interests.

         The Bankruptcy Code also requires that, for purposes of treatment and voting, a Chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the holders of such claims and/or equity interests may find themselves members of multiple classes of claims and/or equity interests. A claim is in a particular class under a plan only to the extent the claim qualifies within the description of that class and is in a different class to the extent that the remainder of the claim qualifies within the description of some other class.

         Under a Chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (in general, altered by the plan in any way) or "unimpaired" (in general, unaltered by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive an amount under the Chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under Chapter 7. Under Section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless, with respect to each claim or interest of such class, the plan (i) does not alter the legal, equitable, and contractual rights of the holders of such claims or interests or (ii) irrespective of the holder's right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor's insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable or contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent permitted and provided under the governing agreement between the parties (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Consequently, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

         A. CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE CLAIMS, CLAIMS, AND EQUITY INTERESTS UNDER THE PLANS

         Consistent with the requirements discussed above, both Plans divide the Claims against and Equity Interests in the Debtors into the following Classes:

                  Class 1 of each Plan consists of all Other Priority Claims.

                  Class 2 of each Plan consists of all DIP Financing Claims.

                  Class 3 of each Plan consists of all Other Secured Claims.

                  Class 4 of each Plan consists of all Convenience Claims. Convenience Claims are classified only in Class 4 of the Plans and shall not receive treatment under any other Classes.

                  Class 5 of each Plan consists of all General Unsecured Claims,
excluding  any  Convenience  Claims,  Late  Claims,   Subordinated  Claims,  and
Intercompany Claims.

                  Class 6 of each Plan consists of all Late Claims and Subordinated Claims. Such Claims are classified only in Class 6 of the Plans and shall not receive treatment under any other Classes.

                  Class 7 of each Plan consists of all Intercompany Claims. Such Claims are classified only in Class 7 of the Plans and shall not receive treatment under any other Classes.

                  Class 8 of each Plan consists of all Equity Interests.

         In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified for purposes of voting or receiving distributions under the Plans. The treatment under the Debtors' Plans of unclassified Administrative Claims and Priority Tax Claims and the eight (8) Classes of Claims against and Equity Interests in the Debtors are summarized as follows:

         B. ADMINISTRATIVE CLAIMS

         An Administrative Claim is a Claim constituting a cost or expense of administration of the Chapter 11 Cases Allowed under Sections 503(b), 507(a)(1), or 365(d)(3) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the Debtors' Estates, any actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business including, without limitation, the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Sections 330, 331, or 503 of the Bankruptcy Code, and any fees or charges assessed against the Debtors' Estates under Section 1930 of Chapter 123 of Title 28 of the United States Code.

         In accordance with both Plans, except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive (a) Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon after allowance as is practicable, or (b) such other treatment as the Debtors or the Reorganized Debtors and such holder shall have agreed upon in writing. Before payment by the Debtors of an Administrative Claim, a Person asserting an Administrative Claim must comply with the requisites of Section 503 of the Bankruptcy Code; provided however, no request for payment shall be required with respect to Administrative Claims that have been incurred prior to the Confirmation Date, the obligation of which is liquidated and non-contingent and was incurred by any of the Debtors in the ordinary course of their business and the administration of their respective Estates prior to the Confirmation Date. With respect to all other Administrative Claims, a request for payment must be filed by the claimant with the Bankruptcy Court on or prior to the Administrative Claim Bar Date to be established by the Bankruptcy Court or such claim shall be disallowed and forever barred, with the exception of fees and other charges and expenses of professionals of the Debtors and the Committee employed under Sections 327, 328, and 1103 of the Bankruptcy Code and members of the Committee for their expenses incurred in service on the Committee, which are dealt with in the next section.

         C.  PROFESSIONAL   AND   COMMITTEE    MEMBER    COMPENSATION   AND
             REIMBURSEMENT CLAIMS

         Section 503(b) of the Bankruptcy Code provides for payment by a debtor, after approval by the court, of compensation and reimbursement of expenses to professionals employed by a debtor and a committee appointed pursuant to Section 1102 of the Bankruptcy Code. Section 503(b) also authorizes reimbursement of various other expenses, including expenses incurred by members of a committee in fulfilling their duties and responsibilities as members of the committee.

         Under both Plans, all professionals employed by the Debtors and the Committee and all members of the Committee seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred  through  and  including  the  Effective  Date (a) shall  file with the
Bankruptcy Court their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted, such an award by the Bankruptcy Court shall be paid in full in such amounts as are awarded by the Bankruptcy Court (i) on the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon after allowance as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors. The Plans state that all professional fees and expenses incurred by the Debtors or the Reorganized Debtors after the Effective Date shall be paid in the ordinary course of business of the Debtors or the Reorganized Debtors, without the need for filing a fee application. In accordance with the Plans, the Bankruptcy Court shall retain jurisdiction to resolve any dispute with respect to the payment of any such fees or expenses upon application by the affected professional.

         D. PRIORITY TAX CLAIMS

         A Priority Tax Claim consists of any Claim of a governmental unit of the kind specified in Sections 507(a)(8) and 502(i) of the Bankruptcy Code. These Unsecured Claims are given a statutory priority in right of payment.

         Under both Plans, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, in full and final satisfaction of such Claim: (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon after allowance as is practicable, or (b) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621; and (ii) with respect to state and city taxes, at the rate applicable under state or local law. A holder of a Claim who has asserted such Claim against more than one Debtor (under either Plan) arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under both Plans.

         The Debtors estimate that these Allowed Priority Tax Claims under both Plans should not exceed $100,000 in the aggregate.

         E. CLASS 1-OTHER PRIORITY CLAIMS

         Other Priority Claims are those Claims entitled to priority pursuant to
Section 507(a) of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims. Such Claims include (i) Unsecured Claims for accrued employee compensation earned within ninety (90) days prior to the commencement of the Chapter 11 Cases to the extent of $4,300 per employee, as described in
Section 507(a)(3) of the Bankruptcy Code, and (ii) contributions to employee benefit plans arising from services rendered within one hundred eighty (180) days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of the number of employees covered by such plan multiplied by $4,300, less the aggregate amount paid to such employees from the Estates for priority wages, salaries, or commissions, as described in Section 507(a)(4) of the Bankruptcy Code.

         In accordance with the Plans, except to the extent that a holder of an Allowed Other Priority Claim shall have agreed in writing to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of (i) the Effective Date and (ii) the date when such Other Priority Claim becomes an Allowed Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor (under either
Plan) arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under both Plans.

         As previously discussed in this Disclosure Statement, the Bankruptcy Court authorized the Debtors to pay most prepetition Claims of employees. Because of this, the Debtors believe that the amount of Allowed Class 1 Claims to be paid pursuant to the Plans will be de minimis.

         The legal, equitable, and contractual rights of the holders of Other Priority Claims are not altered by the Plans. As a result, Class 1 is unimpaired under both Plans, and holders of Allowed Claims in Class 1 are presumed to accept the Plans and are not entitled to vote to accept or reject the Plans.

         F. CLASS 2-DIP FINANCING CLAIMS

         The DIP Financing Claims consist of the Claims of Foothill arising under the DIP Credit Facility and all agreements and instruments relating thereto. Such Claims are secured by a first priority security interest in substantially all of the Debtors' assets.

         Both Plans provide that, except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, on the Effective Date of the Subsidiaries' Plan, each holder of a DIP Financing Claim shall receive payment in full in Cash, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor (under either Plan) arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under both Plans.

         The legal, equitable, and contractual rights of the holders of DIP Financing Claims are not altered by the Plans. As a result, Class 2 is unimpaired under the Plans, and each holder of a DIP Financing Claim is presumed to accept the Plans and is not entitled to vote to accept or reject the Plans.

         The current amount due under the DIP Credit Facility is approximately $12.9 million.

         G. CLASS 3-OTHER SECURED CLAIMS

         Other Secured Claims include Claims (other than the DIP Financing Claims), to the extent reflected in the Schedules or a proof of claim filed as a Secured Claim which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

         Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a less favorable treatment, at the sole option of the Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon after allowance as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor (under either Plan) arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under both Plans.

         The legal, equitable, and contractual rights of the holders of Other Secured Claims are not altered by the Plans. As a result, Class 3 is unimpaired under the Plans, and the holders of Allowed Claims in Class 3 are presumed to accept the Plans and are not entitled to vote to accept or reject the Plans.

         The Debtors believe that Allowed Class 3 Claims will be de minimis.

         H. CLASS 4-CONVENIENCE CLAIMS

         A Class 4 Convenience Claim includes any General Unsecured Claim that is Allowed in the amount of $1,500 or less, or is Allowed in an amount greater than $1,500, but which Claim is reduced to $1,500 by the election of the holder of the Claim on its Ballot. Under both Plans, except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to 75% of the Allowed Convenience Claim on the later of
(i) the Effective Date, and (ii) 30 days after the date such Convenience Claim becomes an Allowed Convenience Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor (under either Plan) arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under both Plans.

         By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim in an amount greater than $1,500 may elect to reduce the amount of its Allowed General Unsecured Claim to $1,500 and to receive a distribution upon such Allowed Class 4 Convenience Claim in the amount of $1,125 (i.e., 75% of $1,500). Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed General
Unsecured Claim in excess of $1,500, and the holder of such Allowed Class 4 Convenience Claim shall be deemed to have released the Reorganized Debtors, the Debtors, and their Estates, and their property from any and all liability for the amount in excess of $1,500. The holder of an Allowed General Unsecured Claim which timely elects to reduce the amount of its Allowed Claim to $1,500 shall be deemed to be the holder of an Allowed Class 4 Convenience Claim for classification, voting, and all other purposes under the Plans.

         The legal, equitable, and contractual rights of the holders of Class 4 Convenience Claims are altered by the Plans. As a result, Class 4 is Impaired under the Plans, and holders of Allowed Convenience Claims in Class 4 are entitled to vote to accept or reject the Plans.

         The Debtors estimate that, before any elections are made on the Ballots which will be sent to Creditors, Allowed Claims in Class 4 under both Plans will aggregate approximately $400,000, consisting of approximately 1,300 holders of Convenience Claims. Because the distribution to Class 4 Claims is 75% of the Allowed Claim amount, the estimated payment to this Class is $300,000. Class 4 Convenience Claims will increase to the extent that Persons with Claims greater than $1,500 make an election on the Ballot to reduce their Claims to $1,500 and thereby have their Claims treated as Convenience Claims.

         I. CLASS 5-GENERAL UNSECURED CLAIMS

         Class 5 under both Plans includes all General Unsecured Claims against any of the Debtors (other than Convenience Claims, which are dealt with in Class 4, as described above, Late Claims and Subordinated Claims, which are dealt with in Class 6, as described below, and Intercompany Claims, which are dealt with in Class 7, as described below), including, without limitation, Claims of trade Creditors of the Debtors, the Senior Note Claims, Claims of employees of the Debtors that are not Other Priority Claims, Claims arising as a result of the rejection by any of the Debtors of executory contracts or unexpired leases pursuant to Section 365 of the Bankruptcy Code, and Claims (that do not constitute Administrative Claims) arising as a result of litigation against any of the Debtors. Each holder of an Allowed General Unsecured Claim (excluding Convenience Claims, Late Claims, Subordinated Claims, and Intercompany Claims) in Class 5 under the Parent Plan and the Subsidiaries' Plan shall receive its Pro Rata share of (i) Available Notes and (ii) Available Shares, in full and final satisfaction of such Claim. Each holder of a Class 5 Allowed General Unsecured Claim will receive its distribution on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed General Unsecured Claim, or as soon after allowance as is practicable. If, after the Effective Date, any further Available Shares or Available Notes are available from the release of New Common Stock or New Senior Notes from the Disputed Claims Reserve, then each holder of an Allowed General Unsecured Claim will receive on a Subsequent Distribution Date, if any, and the Final Distribution Date, Available Shares and Available Notes on account of its Allowed General Unsecured Claim in accordance with Sections 5.5, 7.4, and 7.5 of the Plans. A holder of a Claim who has asserted such Claim against more than one Debtor (under either Plan) arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under both Plans.

         The legal, equitable, and contractual rights of the holders of Class 5 General Unsecured Claims are altered by the Plans. As a result, Class 5 is Impaired under the Plans, and each holder of an Allowed General Unsecured Claim in Class 5 is entitled to vote to accept or reject the Plans.

         The Debtors estimate that Allowed Class 5 Claims under both Plans will aggregate approximately $175 million.

         J. CLASS 6-LATE CLAIMS AND SUBORDINATED CLAIMS

         Under both plans, each holder of a Class 6 Late Claim or Subordinated Claim shall receive no distribution on account of its Class 6 Claim.

         The legal, equitable, and contractual rights of the holders of Class 6 Claims are altered by the Plans. As a result, Class 6 is Impaired under the Plans. Because the holders of Class 6 Claims are receiving no distributions under the Plans proposed by the Debtors, they are conclusively presumed to have rejected the Plans in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plans.

         The amount of Class 6 Claims is unknown at this time.

         K. CLASS 7-INTERCOMPANY CLAIMS

         Under both Plans, each holder of a Class 7 Intercompany Claim shall receive no distribution on account of its Class 7 Claim.

         The legal, equitable, and contractual rights of the holders of Class 7 Claims are altered by the Plans. As a result, Class 7 is Impaired under the Plans. Because the holders of Class 7 Claims are receiving no distributions under the Plans proposed by the Debtors, they are conclusively presumed to have rejected the Plans in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plans.

         L. CLASS 8-EQUITY INTERESTS

         The holders of Class 8 Equity Interests shall receive no distributions whatsoever on account of such Equity Interests. All Equity Interests in each of the Debtors shall be canceled on the Effective Date.

         The legal, equitable, and contractual rights of the holders of Class 8 Claims are altered by the Plans. As a result, Class 8 is Impaired under the Plans. Because the holders of Equity Interests are receiving no distributions under the Plans proposed by the Debtors, they are conclusively presumed to have rejected the Plans in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plans.

         M. UNIMPAIRED CLASSES

         Classes 1, 2, and 3 are unimpaired under the Plans. Unimpaired Classes of Claims or Equity Interests are deemed to have accepted the Plans under the provisions of Section 1126(f) of the Bankruptcy Code and shall not be entitled to vote to accept or reject the Plans. Accordingly, the Debtors will not solicit acceptances of the Plans from unimpaired Classes.

         N. IMPAIRED CLASSES

         Classes 4, 5, 6, 7, and 8 are Impaired under the Plans. Each Impaired Class of Claims or Equity Interests shall be entitled to vote separately to accept or reject the Plans; provided however, that Classes 6, 7, and 8 are deemed to have rejected the Plans and thus are not entitled to vote on the Plans.

         A Class of Claims shall have accepted the Plans if the Plans are accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Claims of such Class that are allowed to vote and have voted on the Plans.

         Because Classes 6, 7, and 8 are deemed to have rejected the Plans, the Debtors, as proponents of the Plans, have requested in both Plans that the Bankruptcy Court confirm the Plans with respect to such Classes in accordance with Section 1129(b) of the Bankruptcy Code, generally referred to as the cramdown provision. If any other Impaired Class fails to accept the Plans in accordance with Section 1129(a) of the Bankruptcy Code, the Debtors have also requested in the Plans that the Bankruptcy Court confirm the Plans pursuant to
Section 1129(b) of the Bankruptcy Code.

                    VI. MEANS OF IMPLEMENTATION OF THE PLANS

         The following summary sets forth the means of implementation of the Plans.

         A. SUBSTANTIVE CONSOLIDATION

         The Parent Plan contemplates and is predicated upon the entry by the Bankruptcy Court of an order providing for the substantive consolidation on the
Effective  Date  of  the   Consolidated

Subsidiaries (International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.) and their Estates with and into Vista Eyecare, Inc. and its Estate. Pursuant thereto, the assets and liabilities of the Consolidated Subsidiaries shall be deemed merged with and all Claims against any of such entities shall be deemed liabilities of Vista Eyecare, Inc., as Reorganized Debtor under the Parent Plan, and satisfied in accordance with the Parent Plan. Pursuant to the substantive consolidation order expected to be entered by the Bankruptcy Court in connection with confirmation of the Parent Plan, on the Effective Date: (a) all assets and all liabilities of Vista and the Consolidated Debtors will be treated as though such Debtors were merged; (b) any obligation of any such Debtor and all guarantees thereof executed by one or more of such Debtors will be deemed to be one obligation of the consolidated Debtors;
(c) any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the consolidated Debtors; (d) each and every Claim filed in the individual case of any of the Debtors will be deemed filed against the consolidated Debtors in the consolidated case; and (e) for purposes of determining the availability of the right of setoff under
Section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Debtors may be set off against the debts of any of the Debtors.

         Substantive consolidation means that the assets of all of the Debtors under the Parent Plan (Vista and the Consolidated Debtors) are placed in a single estate, rather than kept separate, and that Creditors of all of such Debtors have a Claim against that single estate, as opposed to retaining their Claims against only the Debtor that is obligated to them. Vista believes that its substantive consolidation with the three Consolidated Debtors is appropriate.

         B. DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTOR

         The Plans provide that, as of the Effective Date, the board of directors of the Reorganized Debtors shall initially consist of 5 members to be selected by the Committee, whose names shall be disclosed on or before the date of the Confirmation Hearing. The board of directors of the Reorganized Debtors will select a chairman at the initial meeting.

         In accordance with both Plans, the officers of Vista Eyecare, Inc. and the Debtors under the Subsidiaries' Plan immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers may continue to serve in accordance with such terms as may be negotiated with the Reorganized Debtors and applicable nonbankruptcy law. The employee severance program that was approved by the Bankruptcy Court in its Order Authorizing and Approving Employee Severance Program, entered in the Chapter 11 Cases on April 18, 2000, shall be binding upon the Reorganized Debtors, as the successor to the Debtors, through and including one year after the Effective Date.

         C. SECURITIES TO BE ISSUED PURSUANT TO THE PLANS

         Under both Plans, Creditors in Class 5 with Allowed General Unsecured Claims will receive Pro Rata distributions of New Common Stock and New Senior Notes on account of their Allowed Claims. Pursuant to the Parent Plan, on the Effective Date, Vista, as Reorganized

Debtor, will be authorized to issue 10,000,000 shares of New Common Stock, without further act or action under applicable law, regulation, rule, or order. On the Effective Date, Vista, as Reorganized Debtor, will actually issue 5,000,000 of the 10,000,000 in authorized shares of New Common Stock. Each share of New Common Stock will entitle its holder to one vote, with no cumulative voting rights. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Vista, as Reorganized Debtor. Each holder of at least five percent (5%) of New Common Stock will not offer, sell, contract to sell, or otherwise dispose of any shares of New Common Stock for a period of three years from the Effective Date without the prior written consent of Vista. The Debtors expect to have the New Common Stock listed on the OTC bulletin board.

         The New Senior Notes in the principal amount of $120,000,000 will be issued by Vista, as Reorganized Debtor, pursuant to the New Notes Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected prior to the Confirmation Hearing. A summary of the principal terms and conditions of the New Senior Notes, which is subject to amendment pursuant to agreement among the Debtors and the Committee, is attached to the Plans as Exhibit "A." The interest rate for the New Senior Notes is 12% per annum, with interest payments to be made semiannually in arrears on March 31 and September 30 of each year. The New Senior Notes will be secured obligations and will be issued in $1,000 denominations with a maturity date on the eighth anniversary of the Effective Date of the Parent Plan. Under the Plans, the Debtors will use reasonable efforts to obtain a rating for the New Senior Notes of at least CCC from a nationally recognized rating agency.

         On the Effective Date under both Plans, the Senior Notes and Equity Interests in any of the Debtors shall be deemed canceled, terminated, and of no further force and effect without any further action on the part of the Bankruptcy Court, the Debtors, or any other Person. The holders of instruments, securities, and other documentation evidencing such canceled Senior Notes and Equity Interests, including the Senior Note Indenture (except as provided in
Section 7.1 of the Plans), shall have no rights arising from or relating to such instruments, securities, and other documentation or the cancellation thereof, except the rights provided pursuant to the Plans. All obligations of the Debtors under the Senior Note Indenture will terminate as of the Effective Date except as to any obligation to pay expenses of the Indenture Trustee as contemplated by Sections 7.1 and 7.8 of the Plans.

         The protection afforded by Section 1125(e) of the Bankruptcy Code with respect to the solicitation of acceptances or rejections of the Plans and with regard to the offer, issuance, sale, or purchase of the New Common Stock and the New Senior Notes, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the Bankruptcy Court's determination that the Debtors, the Reorganized Debtors, and the Committee, and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, or other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to
Section 1125(e) thereof.

         Pursuant to, in accordance with, and solely to the extent provided under Section 1145 of the Bankruptcy Code, the issuance of New Senior Notes and New Common Stock to the Debtors' Creditors under the Plans is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Senior Notes and New Common Stock and is deemed to be a public offering of New Senior Notes and New Common Stock.

         The Plans contemplate the issuance of certain securities to holders of Claims and Interests. Section 1145 of the Bankruptcy Code provides a limited transactional exemption from the registration requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. ss. 77e, as amended ("Securities Act"), and state securities laws with respect to the issuance of securities by a debtor under a plan of bankruptcy reorganization to holders of claims or interests in exchange for those claims or interests.

         The Debtors rely upon the limited transactional exemption from registration under federal and state laws provided by Section 1145(a)(1) of the Bankruptcy Code in issuing securities in exchange for claims under the Plan. Generally, Section 1145(a)(1) exempts the issuance of securities from the registration for offer or sale of a security under federal, state and local laws where:

                  1)       the securities are issued by

                           (a)      the debtor,

                           (b) an affiliate of the debtor participating in a joint plan of reorganization with the debtor, or

                           (c) a successor of the debtor under a plan of reorganization;

                  2) the recipients of the securities hold a claim against or an interest in the debtor; and,

                  3) the consideration for receipt of the securities is principally in exchange for claims and interests, and only partly for cash or property.

         The Debtors believe that, based upon the statutory criteria, the issuance of securities under the Plans will satisfy these requirements and is therefore exempt from federal, state and local securities registration.

         The securities issued pursuant to the Plans may be resold by the holders of such securities without restriction, unless a holder is deemed to be an "underwriter" with respect to the securities, as more fully described in
Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) of the Bankruptcy Code defines "underwriter" as any person who:

                  (1) purchases a claim against or interest in the debtor with a view to distribution of any security to be received in exchange for such claim or interest;

                  (2) offers to sell securities issued under a bankruptcy plan on behalf of the recipients of those securities;

                  (3) offers to buy securities issued under a bankruptcy plan from persons receiving those securities, if the offer to buy is

                           (a)      with  a   view   to   distribution   of  the
                                    securities, and

                           (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                  (4) an issuer, as used in Section 2(11) of the Securities Act, 15 U.S.C.ss. 77b(11), as amended, with respect to the securities.

         An "issuer" is defined in Section 2(a) of the Securities Act, 15 U.S.C. ss. 77b(4), as amended, and includes as "underwriters" any person who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" is defined in Rule 405 of Regulation C, promulgated under the Securities Act, as someone who possesses, directly or indirectly, the power to direct or cause the direction of the policies of a company through ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized company (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if the management position is coupled with a significant percentage of voting securities. Moreover the legislative history of
Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities as a result of a distribution under a plan of reorganization may be presumed to be a "control person" subject to resale restrictions.

         THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE PLAN PROPONENTS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, SECURITIES AND OTHER LAW DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVELY INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF SECURITIES UNDER THE PLANS

         MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF "CONTROL PERSON" UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS, AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SIMILAR STATE SECURITIES AND "BLUE SKY" LAWS, POTENTIAL RECIPIENTS OF SECURITIES UNDER THE PLANS SHOULD CONSIDER CAREFULLY AND CONSULT WITH THEIR OWN ATTORNEYS AND OTHER ADVISERS WITH RESPECT TO THESE MATTERS.

         D. MISCELLANEOUS PLAN PROVISIONS

         The Parent Plan provides that, on or after the Effective Date, the board of directors of Vista, as Reorganized Debtor, may adopt an incentive plan which may include options to acquire shares of New Common Stock to be granted to its officers and directors.

         In accordance with both Plans, the Debtors shall retain each and every claim, demand, or cause of action which a debtor in possession has power to assert under the Bankruptcy Code, including actions for the avoidance and recovery pursuant to Section 550 of the Bankruptcy Code of transfers avoidable by reason of Sections 544, 545, 547, 548, 549, or 553(b) of the Bankruptcy Code, and the Debtors' rights therein shall be deemed transferred to the Reorganized Debtors on the Effective Date. The Reorganized Debtors may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such claims. The Debtors have identified persons or entities who received payments within 90 days prior to the Chapter 11 filings, and those parties are listed on Exhibit D attached hereto. The Debtors are currently investigating whether to pursue claims or causes of action for avoidable transfers against those parties listed on Exhibit D attached hereto. Some or all of such persons or entities may dispute or deny that causes of action may be brought against them and could assert defenses thereto. The investigation has not been completed and no decision has been made yet with respect to the pursuit thereof.

         Pursuant to both Plans, the appointment of the Committee shall terminate on the Effective Date of the Subsidiaries' Plan.

            VII. TIMING AND MANNER OF DISTRIBUTIONS UNDER THE PLANS

         Both Plans state that distributions made thereunder are in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Reorganized Debtors and the Debtors or any of their respective Estates, assets, or properties, except as may otherwise be specifically provided in the Plans. Distributions under the Plans shall be deemed made by the Reorganized Debtors or their designees to the holders of Allowed Claims when deposited in the United States mail, first class postage prepaid and directed to the Creditor at the address denominated in the proof of claim filed with the Bankruptcy Court, or if the Creditor has not filed a proof of claim, to the Creditor at the address listed in the Debtors' Schedules, or to such other address as the Creditor shall provide in writing to the Reorganized Debtors in accordance with the notice provisions detailed in the Plans; provided however, that all distributions to the holders of Allowed Senior Note Claims shall be made in accordance with the Senior Note Indenture. The Reorganized Debtors will cause distributions of New Senior Notes and New Common Stock to be made initially to the New Notes Indenture Trustee and the Transfer Agent, respectively, who will make the distributions to the holders of Allowed General Unsecured Claims or, in the case of holders of Allowed Senior Note Claims, to the Indenture

         Trustee  for  further  distribution  to  individual  holders of Allowed
         Senior Note Claims in accordance with the Senior Note Indenture. Notwithstanding any provisions in the Plans to the contrary, the Senior
         Note Indenture will continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plans on account of Allowed Senior Note Claims.

         A. EFFECTIVE DATE DISTRIBUTION

         On the Effective Date, or as soon thereafter as practicable, the then Available Notes and Available Shares shall be distributed on a Pro Rata basis to the holders of Allowed General Unsecured Claims in Class 5 under both the Parent Plan and the Subsidiaries' Plan. A Disputed Claims Reserve will be established for those Claims in Class 5 under both Plans that are not yet resolved and Allowed on the Effective Date. The Disputed Claims Reserve is discussed in detail in the next paragraph.

         B. DISPUTED CLAIMS RESERVE

         On the date on which the Reorganized Debtors make the initial distribution to holders of Allowed General Unsecured Claims pursuant to Sections
7.1 and 7.2 of the Plans, the Reorganized Debtors shall deposit with the New Notes Indenture Trustee an aggregate number of New Senior Notes and with the Transfer Agent an aggregate number of shares of New Common Stock sufficient to distribute to each holder of a Disputed General Unsecured Claim (i) the number of New Senior Notes and shares of New Common Stock that such holder would have been entitled to receive under the Plans if such Claim had been an Allowed General Unsecured Claim on the date of such initial distribution, or (ii) such amount as the Bankruptcy Court may otherwise order (defined in the Plans as the "Disputed Claims Reserve"). New Senior Notes and shares of New Common Stock shall be withheld by the New Notes Indenture Trustee and the Transfer Agent, respectively, and reserved for distribution to holders of Disputed Claims until such time as such notes and/or shares are distributed to holders of Allowed Claims. Until such distribution, shares of New Common Stock held for the benefit of holders of Disputed General Unsecured Claims shall be treated as treasury stock for voting purposes. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive a distribution of New Senior Notes and New Common Stock from the Disputed Claims Reserve as soon thereafter as is practicable. Such distributions shall be made in accordance with the Plans based on the distributions that would have been made to such holder under the Plans if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date. If at any time or from time to time after the Effective Date, there shall be New Senior Notes and/or shares of New Common Stock in the Disputed Claims Reserve in an amount in excess of the amount which the Reorganized Debtors are required at such time to reserve on account of Disputed General Unsecured Claims under the Plans or pursuant to any Order of the Bankruptcy Court, such excess shares of New Common Stock and excess New Senior Notes shall become available for distribution in accordance with the Plans.

         C. SUBSEQUENT DISTRIBUTION DATE

         Unless otherwise provided in the Plans, to the extent there are Available Shares or Available Notes subsequent to the Effective Date as a result of the release of shares of New Common Stock and New Senior Notes from the Disputed Claims Reserve in accordance with Section 7.3 of the Plans or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Section 7.16 of the Plans, the Reorganized Debtors will cause the Transfer Agent and the New Notes Indenture Trustee to distribute on a Subsequent Distribution Date such Available Shares and Available Notes to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before such Subsequent Distribution Date, in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock and New Senior Notes in respect of such Allowed General Unsecured Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (i) such Available Shares and Available Notes had been available for distribution on the Effective Date, (ii) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on such Subsequent Distribution Date, and (iii) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Subsequent Distribution Date had been disallowed on the Effective Date. Notwithstanding the foregoing, the Plans provide that no distribution will be made on such Subsequent Distribution Date if, in the discretion of the Reorganized Debtors, there are not sufficient Available Shares and Available Notes to make a cost-efficient distribution, taking into account the size of the distribution to be made and the number of recipients of such distribution.

         D. FINAL DISTRIBUTION DATE

         Unless otherwise provided in the Plans, to the extent there are Available Shares and Available Notes subsequent to the Effective Date as a result of the release of shares of New Common Stock and New Senior Notes from the Disputed Claims Reserve in accordance with Section 7.3 of the Plans or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Section 7.16 of the Plans, the Reorganized Debtors shall cause the Transfer Agent and the New Notes Indenture Trustee to distribute on the Final Distribution Date all such Available Shares and Available Notes to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before the Final Distribution Date, in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock and New Senior Notes in respect of such Allowed Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (i) such Available Shares and Available Notes had been available for distribution on the Effective Date, (ii) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Final Distribution Date, and (iii) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Final Distribution Date had been disallowed on the Effective Date.

         E. MISCELLANEOUS DISTRIBUTION PROVISIONS

         Both Plans state that no fractional denominations of New Senior Notes and New Common Stock shall be issued. Whenever the issuance of any New Senior Note would otherwise call for the issuance in an amount for a fraction of a New Senior Note (issued in $1,000 denominations), the actual issuance of such New Senior Note shall reflect a rounding of such fraction to the nearest whole New Senior Note denomination (up or down), with half denominations being rounded down. Whenever any payment of a fraction of a share of New Common Stock would otherwise be required under the Plans, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of a half of a share being rounded up.

         In accordance with both Plans, on the close of business on the Confirmation Date, the Debtors' records for transfer of the Senior Notes shall close and the Debtors, the Reorganized Debtors, and the Indenture Trustee shall not be obligated to recognize of record any transfers of Senior Notes occurring after that date. The Debtors, the Reorganized Debtors, and the Indenture Trustee shall be entitled to recognize and deal for purposes of the Plans with only those record holders of the Senior Notes as of the close of business on the Confirmation Date.

         No distributions pursuant to the Plans shall be made with respect to a Disputed Claim (or any Disputed portion of a Claim) unless and until all objections to such Disputed Claim have been determined by Final Order. Distributions to each holder of a Disputed Claim to the extent that it ultimately becomes an Allowed Claim shall be made in accordance with the applicable provisions of the Plans with respect to such Claim. Such distributions shall be made as soon as practicable after the date that the order or judgment allowing such Claim (or portion thereof) becomes a Final Order.

         The Plans provide that any distribution of Cash under the Plans which is unclaimed for a period of six months after the Final Distribution Date shall revert to the Reorganized Debtors, and the claim of any holder with respect to such property, or the claims of any state under its escheat, unclaimed property, or similar laws with respect to such property (which state shall not be deemed a holder of a Claim under such laws for the purposes of the Plans), shall be discharged and forever barred. Distributions under the Plans consisting of New Senior Notes or New Common Stock that are unclaimed for a period of six months after the Final Distribution Date shall be canceled and any dividend or interest which has accrued with respect to such securities shall be transferred to the Reorganized Debtors and entitlement by the holder of a Claim to such distribution shall be extinguished and forever barred.

                  VIII. OBJECTIONS TO AND RESOLUTION OF CLAIMS

         In accordance with both Plans, the Debtors and the Reorganized Debtors shall have the exclusive right to make and file objections to Claims subsequent to the Effective Date. All objections that are not settled shall be litigated to a Final Order. Unless otherwise ordered by the Bankruptcy Court, the Debtors and the Reorganized Debtors shall file all objections to Claims (other than Administrative Claims) that are the subject of proofs of claim and serve such objections upon the holders of the Claim as to which the objection is made as soon as is practicable, but in no event later than 90 days after the Effective Date or such later date as may be approved by the Bankruptcy Court. Except as otherwise provided in the Plans, a Person asserting an Administrative Claim in these Chapter 11 Cases must comply with the requisites of Section 503 of the Bankruptcy Code, including filing a request for payment thereof with the Bankruptcy Court on or prior to the Administrative Claim Bar Date. The Bankruptcy Court will schedule a hearing on Administrative Claims filed in the Chapter 11 Cases, and the Debtors and the Reorganized Debtors shall have an opportunity to assert objections thereto at such hearing.

         The Debtors and the Reorganized Debtors reserve the right in the Plans to object to any and all Claims filed in these Chapter 11 Cases and to amend their Schedules to dispute Claims, if and as deemed appropriate, for purposes of allowance and distribution and for purposes of voting on the Plans. If an objection to a Claim (or portion thereof) is filed by the Debtors, the Reorganized Debtors, or any other party in interest, or if the Claim (or portion thereof) is Contingent, unliquidated, or filed in an undetermined or unspecified amount, then no distributions under the Plans shall be made to that holder of a Claim (or in respect of such Disputed portion), as the case may be, until the matter is determined by the entry of a Final Order.

         Both Plans provide that the Debtors and the Reorganized Debtors shall not be required to make specific objections to proofs of claim that allege a right to recover postpetition interest, penalties, fees, and other accruals with respect to prepetition Claims (except proofs of Secured Claims alleging entitlement to such accruals pursuant to Section 506(b) of the Bankruptcy Code), and any claim amounts attributable to such postpetition interest, penalties, fees, and other accruals shall be disallowed in full upon entry of the Confirmation Order; provided, however, that this disallowance may be subject to reconsideration with respect to a particular Claim upon motion filed with the Bankruptcy Court and served upon the Debtors and the Reorganized Debtors.

         The Plans provide that, on the Effective Date, the Reorganized Debtors shall place into reserve an amount of Cash equal to (i) the sum of the aggregate amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims, and Disputed Convenience Claims, plus (ii) an amount to be determined by the Bankruptcy Court to be reserved for any Disputed Administrative Claims, Disputed Priority Tax Claims, and Disputed Other Priority Claims that are Contingent, unliquidated, or filed in an undetermined or unspecified amount (defined in the Plans as the "Administrative, Priority, and Convenience Claims Reserve").

         Pursuant to both Plans, Cash held in the Administrative, Priority, and Convenience Claims Reserve shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtors and designated as held in trust for the benefit of holders of Allowed

Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Convenience Claims. Cash held in such reserve shall not constitute property of the Reorganized Debtors. The Reorganized Debtors shall invest the Cash held in the Administrative, Priority, and Convenience Claims Reserve in a manner consistent with Section 345 of the Bankruptcy Code. The Reorganized Debtors shall pay, or cause to be paid, out of the funds held in such reserve, any tax imposed thereon by any governmental unit with respect to income generated by Cash held in this reserve. Any Cash held in the Administrative, Priority, and Convenience Claims Reserve after all Administrative, Priority, and Convenience Claims have been Allowed or disallowed shall be transferred to and become the property of the Reorganized Debtors.

                  If, on or after the Effective Date, any Disputed Administrative, Priority, or Convenience Claim becomes an Allowed Claim, the Reorganized Debtors shall, 30 days after the date on which such Claim becomes an Allowed Claim, or as soon thereafter as is practicable, distribute from the Administrative, Priority, and Convenience Claims Reserve to the holder of such Allowed Claim Cash equal to the amount that such holder would have been entitled to had such Claim been Allowed on the Effective Date.

                  Both Plans provide that the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any Disputed Claim (including any Contingent Claim) pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim, the amount on which a reserve is to be calculated for purposes of the Disputed Claims Reserve or the Administrative, Priority, and Convenience Claims Reserve, or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

         IX. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Section 365 of the Bankruptcy Code provides that a debtor may assume or reject executory contracts and unexpired leases. In this context, "assumption" means that a debtor agrees to perform its obligations and to cure all existing defaults under the assumed contract or lease, and "rejection" means that a debtor is relieved of its obligations to perform further under the applicable contract or lease, but may be subject to a claim for damages for breach of the rejected contract or lease. Pursuant to Section 365(d)(2) of the Bankruptcy Code, a debtor may assume or reject certain executory contracts until such time as a plan is confirmed. Under the Bankruptcy Code, unexpired leases of nonresidential real property must be assumed or rejected within sixty (60) days after the date of the Chapter 11 filing or upon the expiration of such extended period of time as the Bankruptcy Court may order. When these Chapter 11 Cases were filed, the Debtors were parties to a number of unexpired leases of real property. During the course of these Chapter 11 Cases, the Bankruptcy Court extended the Debtors' time period to determine whether to assume or reject their nonresidential real property leases through and including May 31, 2001.

         Under the Plans, all executory contracts and unexpired leases (within the meaning of Section 365 of the Bankruptcy Code) (i) which are not expressly the subject of a motion to the Bankruptcy Court for an order of assumption or for an order for rejection pending as of the Effective Date, (ii) which have not been assumed or rejected prior thereto by the Debtors pursuant to an order of the Bankruptcy Court or operation of the Bankruptcy Code, (iii) which are not listed on the Assumption Schedule attached to both Plans as Exhibit B (as it may be amended from time to time prior to the Confirmation Hearing, upon notice to affected parties), or (iv) which are not listed in Section 9.4 of the Parent Plan as being assumed thereunder, shall be deemed to be REJECTED AS OF THE EFFECTIVE DATE, in accordance with Section 365 of the Bankruptcy Code. The executory contracts and unexpired leases listed on Exhibit B attached to the Plans (as it may be amended from time to time prior to the Confirmation Hearing upon notice to affected parties) shall be deemed to be ASSUMED AS OF THE EFFECTIVE DATE, in accordance with Section 365 of the Bankruptcy Code. The Debtors have listed on Exhibit B to the Plans the nondebtor party to the contract or lease, the type of contract or lease, and the amount necessary (if any) based upon the Debtors' records to cure all defaults under the contract or lease to be assumed. Entry of the Confirmation Order shall constitute the approval, in accordance with Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the Debtors' rejection and assumption of the executory contracts and unexpired leases deemed rejected and assumed pursuant to the Plans.

         All Claims for damages arising from executory contracts or unexpired leases that are deemed rejected pursuant to Section 9.1 of the Plans must be filed with the Bankruptcy Court by no later than thirty (30) days after entry of the Confirmation Order. Any rejection Claims not filed within such time period will be forever barred from being asserted against the Debtors, their Estates, and the Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 5 Claims under the Plans.

         In accordance with Section 365 of the Bankruptcy Code, and except as otherwise agreed by the parties, the Reorganized Debtors will cure any and all undisputed defaults under any executory contracts or unexpired leases that are assumed pursuant to the Plans within 60 days of the Effective Date. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or the

Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

         Under the Parent Plan, unless otherwise modified to the satisfaction of the Committee prior to the Confirmation Hearing, the prepetition change in control agreements for executive officers of Vista (the "Change in Control Agreements") shall be deemed rejected in accordance with Section 365 of the Bankruptcy Code. Any Claim resulting from the rejection of a Change in Control Agreement shall be treated as a General Unsecured Claim in Class 5 under the Parent Plan. The Parent Plan provides that all other employee compensation and benefit plans, policies, and programs of Vista applicable generally to its employees, including agreements and programs subject to Section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are ASSUMED under the Parent Plan, and Vista's obligations under such agreements and programs shall survive the Effective Date of the Parent Plan, without prejudice to Vista's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs. The Parent Plan also provides that the employee severance program that was approved by the Bankruptcy Court in its Order Authorizing and Approving Employee Severance Program, entered in the Chapter 11 Cases on April 18, 2000, shall be binding upon Vista, as a Reorganized Debtor, through and including one year after the Effective Date.

         Under the Plans, all of the Debtors' rights arising under any insurance policies and any agreements, documents, or instruments relating thereto shall be deemed transferred to the Reorganized Debtors on the Effective Date.

        X. CONDITIONS PRECEDENT TO PLAN CONFIRMATION AND EFFECTIVE DATE

         Each Plan provides that Confirmation thereof shall not occur unless and until each of the following conditions shall have been satisfied in full or waived in accordance with Section 10.3 thereof:

                  (a) The Bankruptcy Court shall have entered the Confirmation Order in a form and substance satisfactory to the Debtors and the Committee;

                  (b)  The   Bankruptcy   Court  shall  have  entered  an  order
confirming the other Plan; and

                  (c) Vista, FNL, Midwest, and New West shall have completed the disposition of their vision centers in free-standing locations, such as malls and strip centers, and shall have either (i) assumed and assigned the leases related to these free-standing locations to a purchaser or purchasers or (ii) rejected such leases, in accordance with Section 365 of the Bankruptcy Code.

         Each Plan provides that the Effective Date shall not occur unless and until each of the following conditions shall have been satisfied in full or waived in accordance with Section 10.3 thereof:

                  (a) The Confirmation Order, in a form satisfactory to the Debtors and the Committee, shall have become a Final Order;

                  (b) The order confirming the other Plan shall have become a Final Order;

                  (c) The Reorganized Debtors shall have entered into a senior secured credit facility in an amount and upon terms and conditions to be agreed to among the Debtors and the Committee; and

                  (d) With respect only to the Parent Plan, the Confirmation Order or other Final Order entered by the Bankruptcy Court shall have approved the substantive consolidation of the Consolidated Debtors with and into Vista, as described in Section 6.1 of such Plan.

         In accordance with Section 10.3 of both Plans, the Debtors may waive any or all of the conditions precedent for confirmation of the Plans or occurrence of the Effective Date at any time with the consent of the Committee, without leave of or order of the Bankruptcy Court and without any formal action.

         XI. VOTING ON AND CONFIRMATION OF THE PLANS OF REORGANIZATION

         A. VOTING PROCEDURES

         In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims and Equity Interests in Classes 4, 5, 6, 7, and 8 of the Plans are Impaired. The holders of Allowed Claims in Classes 4 and 5 are entitled to vote to accept or reject the Plans. Because the holders of Class 6 and 7 Claims and Class 8 Equity Interests shall receive no distribution under the Plans, these Classes are presumed to have voted to reject the Plans and the solicitation of acceptances with respect to such Classes is therefore not required under Section 1126(g) of the Bankruptcy Code. Claims in Classes 1, 2, and 3 are unimpaired under the Plans. The holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plans and the solicitation of acceptances with respect to such Classes therefore is not required under Section 1126(f) of the Bankruptcy Code. Separate ballots will be cast with respect to Claims asserted against each Debtor under the Plans. Voting results shall be determined separately for each Debtor.

         As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. A vote on the Plans may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         B. CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing to consider the Plans. The Confirmation Hearing for the Debtors' Plans has been scheduled for May 17, 2001, at 9:30 a.m., Eastern Time, before the Honorable James E. Massey, United States Bankruptcy Court for the Northern District of Georgia, 75 Spring Street S.W., Courtroom 1201, Atlanta, Georgia 30303. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of the Debtors or other Equity Interests held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Clerk of the United States Bankruptcy Court for the Northern District of Georgia, 75 Spring Street S.W., Suite 1340, Atlanta, Georgia 30303, and the parties listed below on or before May 14, 2001:

         Michael D. Langford, Esq., Kilpatrick Stockton LLP, counsel for the Debtors, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309-4530;

         Grant T. Stein, Esq., co-counsel for the Committee, Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424; and

         Chaim J. Fortgang, Esq., Wachtell, Lipton, Rosen & Katz, co-counsel for the Committee, 51 West 52nd Street, New York, NY 10019-6150.

         C. REQUIREMENTS FOR PLAN CONFIRMATION

         In order to confirm the Plans, the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plans, including that (1) the Plans have classified Claims and Equity Interests in a permissible manner; (2) the Plans comply with the technical requirements of Chapter 11 of the Bankruptcy Code; (3) the Debtors have proposed the Plans in good faith and not by any means forbidden by law; (4) the Debtors' disclosures as required by Chapter 11 of the Bankruptcy Code have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plans; (5) that one or more of the Classes of Impaired Claims has voted to accept the Plans; and (6) that the Plans do not discriminate unfairly and are fair and equitable to any nonaccepting Class of Impaired Claims and Equity Interests. The Debtors believe that all of these conditions will have been met by the date set for the hearing on confirmation of the Plans and will seek rulings of the Bankruptcy Court to such effect at that hearing. The Bankruptcy Code also requires that the Plans be accepted by the requisite votes of Creditors and stockholders (except to the extent that "cramdown" is available under Section 1129(b) of the Bankruptcy Code, as described below), and that the Plans are in the "best interests" of Creditors and stockholders. To confirm the Plans, the Bankruptcy Court must find that all of these conditions are met (unless the applicable provisions of Section 1129(b) of the Bankruptcy Code are utilized, in which case the Plans could be confirmed even though a particular Class does not accept the Plans). The requirements for confirmation of a Chapter 11 plan are set forth in detail in Section 1129 of the Bankruptcy Code. The following is a summary statement of some of those standards that may be pertinent to confirmation of the Plans proposed by the Debtors.

                  1. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS. The Bankruptcy Code requires that a plan place each Creditor's Claim and each holder of an Equity Interest in a Class with other Claims and Equity Interests which are "substantially similar." The Debtors believe that the Plans meet the classification requirements of the Bankruptcy Code.

                  2. IMPAIRMENT AND VOTING.  Except to the extent that 11 U.S.C.
Section 1129(b) may be invoked, each Class of Allowed Claims and each Class of Equity Interests must either accept the Plans or must not be Impaired under the Plans. A Class is "Impaired" if the legal, equitable, or contractual rights attaching to the Claims or Equity Interests of that Class are modified, other than by payment in full in cash on the Effective Date or by curing defaults and reinstating maturity. Classes of Claims that are not "Impaired" under the Plans are deemed to have accepted the Plans.

         In general, an Impaired Class of Claims has voted to accept the Plans if the Plans have been accepted by Creditors that hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such Class held by Creditors that have voted. Holders of Claims who fail to vote are not counted as either accepting or rejecting the Plans.

         The vote of the Class binds all members of the Class. Thus, if a Class votes to accept the Plans, the provisions of the Bankruptcy Code designed to protect rejecting Classes cannot be invoked even by members of that Class who voted to reject the Plans. Conversely, if a Class rejects the Plans, the members of that Class who voted to accept the Plans will be deprived of the benefits of the Plans if it is not confirmed.

                  3. "BEST INTERESTS" TEST. Even if the Debtors' Creditors and stockholders accept the Plans by the requisite votes, the Bankruptcy Court must make an independent finding as to whether the Plans are in the best interests of Creditors and stockholders before it may confirm the Plans. The best interests test requires that, with respect to each Impaired Class of Claims or Equity Interests under the Plans, the Bankruptcy Court must find that each holder of a Claim or Equity Interest in that Impaired Class (i) has accepted the Plans, or
(ii) will receive or retain under the Plans, money or other property which, as of the Effective Date of the Plans, has a value not less than the amount such holder would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. With respect to each Class of Impaired Claims under the Plans, either each holder of a Claim in such Class must have accepted the Plans, or will receive or retain under the Plans on account of such Claim property of a value, as of the Effective Date of the Plans, that is not less than the amount such claimant would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. The

Debtors submit that Creditors in Classes 4 and 5 will receive more under the Plans than they would receive in a Chapter 7 liquidation. The Debtors also submit that Classes 6, 7, and 8, which receive no distribution under the Plans, would likewise receive no distribution in a Chapter 7 liquidation. Based upon the discussion contained below in the liquidation analysis section of this Disclosure Statement, the Debtors believe the best interests test has been met with respect to the holder of each Claim or Equity Interest that is in an Impaired Class under the Plans.

                  4. LIQUIDATION ANALYSIS. To determine what holders of Claims and Equity Interests of each Impaired Class would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. This Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority Claims that might result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of liquidation.

         The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee or trustees, as well as those fees that might be payable to attorneys and other professionals that such a trustee might retain. Furthermore, Claims would arise because of the breach or rejection of leases and executory contracts as well as breach of various obligations entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of Claims and other Claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors and the Committee during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

         To determine if the Plans are in the best interests of each Impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, is then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plans.

         After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with Creditors in the Chapter 11 Cases, the

Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under Chapter 7.

         The Debtors also believe that the value of any distributions to each Class of Allowed Claims in Chapter 7, including all Secured Claims, would be less than the value of distributions under the Plans because such distributions in Chapter 7 may not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation were necessary to resolve Claims asserted in Chapter 7, the delay could be prolonged.

         Attached to this Disclosure Statement as Exhibit E is a summary of the liquidation values of the Debtors' assets, assuming a Chapter 7 liquidation in which a trustee or trustees would liquidate the assets of the Debtors' Estates (the "Liquidation Analysis"). Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with respect to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation.

                  5. FEASIBILITY. In order for the Plans to be confirmed, the Bankruptcy Court must determine that they are feasible, which generally means that the Reorganized Debtors will have sufficient resources to meet their obligations under the Plans on a timely basis. For purposes of determining whether the Plans satisfy this requirement, the Debtors have prepared projections which are discussed in the "Projections and Valuation Analysis" section of this Disclosure Statement. Based upon these projections, the Debtors believe that the Reorganized Debtors will be able to make all distributions required pursuant to the Plans and, therefore, that confirmation of the Plans is not likely to be followed by liquidation or the need for further reorganization. Accordingly, the Debtors believe that their Plans are feasible.

                  6. CRAMDOWN: CONFIRMATION OF THE PLAN WITHOUT NECESSARY ACCEPTANCES. Under circumstances which are set forth in detail in Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan even though an Impaired Class of Allowed Claims or Equity Interests has rejected the plan. If the plan is not accepted by all of the Impaired Classes, but is accepted by at least one Impaired Class (not counting votes by insiders), and the Bankruptcy Court concludes that the plan does not discriminate unfairly against, and is fair and equitable to, each such non-accepting Impaired Class of Allowed Claims or Equity Interests, the plan may be confirmed.

         As used in the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have specific meanings unique to federal bankruptcy law. The requirement that a plan not "discriminate unfairly" means that a dissenting Class must be treated equally with respect to other Classes of the same rank. In the event of a cramdown, Classes which are afforded treatment of unequal value compared to the treatment afforded other Classes of equal rank could not be maintained without the consent of other Classes. The "fair and equitable" standard requires that a rejecting Class receive full compensation for its Allowed Claims or Equity Interests before any junior Class receives or retains any property. If the holders of any Impaired Class vote to reject the Plans, the Plans may be confirmed under Section 1129(b) of the Bankruptcy Code if holders of all Claims and Equity Interests junior to those of the Impaired Class do not receive or retain any property under the Plans. The Debtors will attempt to invoke these "cramdown" provisions should any Class whose acceptance of the Plans is required fail to accept the Plans because the Debtors believe that with respect to each Class, the Plans are fair and equitable within the meaning of 11 U.S.C. Section 1129(b)(2), and do not discriminate unfairly against such Classes.

                       XII. EFFECTS OF PLAN CONFIRMATION

         A. DISCHARGE

         In accordance with the Plans, except as otherwise provided therein or the Confirmation Order, upon entry of the Confirmation Order, the Debtors shall be discharged from, and their liability shall be extinguished completely in respect of, any Claim and/or Debt (with the exception of Intercompany Claims) , whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose in connection with or related to, directly or indirectly: any agreement of the Debtors entered into or obligation of the Debtors incurred before the Confirmation Date, any acts, omissions, transactions, transfers, happenings, facts, or situations which occurred on or before the Confirmation Date, whether or not known or suspected, or any conduct of the Debtors prior to the Confirmation Date, and including, without limitation, all interest, if any, on any such Claims and Debts, whether such interest accrued before or after the date of commencement of the Chapter 11 Cases, and including, without limitation, all Claims and Debts based upon or arising out of any acts, omissions, transactions, transfers, happenings, facts, or situations which occurred before the Confirmation Date, whether or not known or suspected, or related to, directly or indirectly, and from any liability of the kind specified in Sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim is filed or is deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim is Allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has accepted the Plans.

         B. VESTING

         Except as otherwise provided in the Plans or the Confirmation Order, on the Effective Date, the Reorganized Debtors shall be vested with all of the property of their respective Estates, free and clear of all Claims, Liens, encumbrances, charges and other interests of Creditors and holders of Equity Interests, and the Reorganized Debtors shall thereafter hold, use, dispose of, or otherwise deal with such property and operate its business free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

         C. INJUNCTION

         The Plans provide that, except as otherwise expressly provided therein, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors, or any of them, which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall also extend to the Reorganized Debtors as the successor of the Debtors and their properties and interests in property.

         D. RELEASES

         The Plans state that, on the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all of their respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals, the Committee members, and the Committee's advisors, attorneys, financial advisors, accountants and other professionals, and each of their representatives and agents (including any professionals retained by such persons or entities) (defined in the Plans as the "Released Parties") from any and all claims, obligations, suits, judgments, damages, rights, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases or the Plans, except that (i) no Person shall be released from any act or omission that constitutes gross negligence or willful misconduct, and (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of setoff or recoupment against any Claims of any such Persons asserted against the Debtors.

         E. EXCULPATION

         In accordance with the Plans, the Debtors, the Reorganized Debtors, members of the Committee, and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plans, the Disclosure Statement, the negotiation of the Plans, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plans, the Chapter 11 Cases, the consummation of the Plans, the administration of the Plans or the property to be distributed under the Plans, or any transaction contemplated by the Plans or Disclosure Statement or in furtherance thereof, except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plans. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

         F. MISCELLANEOUS MATTERS

         The Plans specifically provide that the Debtors' discharge and release from all Claims shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, or any of them, the Reorganized Debtors (including, without limitation, the Debtors' and the Reorganized Debtors' officers and directors) or any other person or entity.

         Notwithstanding any other provisions of the Plans, the obligations of the Debtors to indemnify their present directors, officers, and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or by-laws of the Debtors, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date and shall be applicable to the Reorganized Debtors.

         Pursuant to Section 1141 of the Bankruptcy Code, upon Confirmation, all provisions of the Plans shall be binding upon the Debtors, the Reorganized Debtors, any Person acquiring property under the Plans, and any holder of any Claim or Equity Interest or any Creditor or other party in interest, whether or not the Claim or Equity Interest of such Creditor or party in interest is Impaired under the Plans or is Allowed or disallowed by the Bankruptcy Court, and whether or not such Creditor or party in interest has accepted or is deemed to have accepted the Plans or has rejected or is deemed to have rejected the Plans. The rights and obligations of any Person named or referred to in the Plans shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

                    XIII. PROJECTIONS AND VALUATION ANALYSIS

         The Debtors, the Committee, and their respective advisors developed a set of financial projections to assess the value of the Reorganized Debtors as an integrated company. The projections and valuations set forth below and in Exhibit E attached hereto are based on a number of significant assumptions including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of May 15, 2001, and no significant downturn in the specific markets in which the Debtors operate.

         A. RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

         As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plans of the Debtors, and for purposes of determining whether the Plans satisfy this feasibility standard, the Debtors, the Committee, and their respective financial advisors, through the development of financial projections (the "Projections"), analyzed the ability of the Reorganized Debtors to meet their obligations under the Plans and to maintain sufficient liquidity and capital resources to conduct their business. The Projections were also prepared to assist each holder of a Claim in Class 5 in determining whether to accept or reject the Plans.

         The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Vista's most recent Annual Report on Form 10-K, annexed hereto as Exhibit G, the full text of which is incorporated herein by reference. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Projections, which were prepared in the first quarter of 2001, were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Reorganized Debtors to achieve the Projections.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. VISTA'S INDEPENDENT ACCOUNTANT, ARTHUR ANDERSEN LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS HEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT HERETO.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR NEW SENIOR NOTES, OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTORS, THE COMMITTEE, AND THEIR RESPECTIVE FINANCIAL ADVISORS. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT OF THE DEBTORS, THE COMMITTEE, AND THEIR RESPECTIVE FINANCIAL ADVISORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT

TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS AS AN INTEGRATED COMPANY, THE FAIR VALUE OF THEIR ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. THE REORGANIZED DEBTORS WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

         B. SUMMARY OF SIGNIFICANT ASSUMPTIONS

         The Debtors have developed the Projections (summarized below) to assist creditors in their evaluation of the Plans and to analyze feasibility thereof. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

                  1. FISCAL YEARS. Vista's fiscal year ends on the Saturday closest to January 1 of each year. Any reference to a specific year means the 52 or 53-week period ending on the Saturday closest to January 1 of the next calendar year.

                  2. PLAN TERMS AND CONSUMMATION. The Projections assume an Effective Date in May, 2001 with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plans with respect to such Allowed Claims and Equity Interests.

                  3. WAL-MART STORE CONVERSION PROGRAM. The master lease agreement with Wal-Mart provides that, if Wal-Mart converts its own store to a super center format and relocates Vista's vision center as part of the conversion, the term of the lease for the vision center begins again. The projection of super center conversions in future years is based on current conversion trends as experienced by Vista.

                  4. GENERAL ECONOMIC CONDITIONS. The Projections were prepared assuming that economic conditions in the markets served by the Debtors do not differ significantly over the next five years from current economic conditions. Inflation in revenues and costs are assumed to remain relatively low.

                  5. WAL-MART REVENUES. Comparable store sales are projected to increase at a rate which is consistent with the Debtors' pre-bankruptcy growth prior to the bankruptcy cases. In addition to its projected comparable store sales growth, Vista plans to open four new stores in 2001 and no new stores thereafter. For each projected year the sales mix among product categories is projected to remain consistent with historical levels.

                  6. FRED MEYER REVENUES. Comparable store sales are projected to increase marginally in 2001. Thereafter, comparable store sales are projected to increase at a slightly higher rate for the years 2002-2007. In addition to its projected comparable store sale growth, Vista plans to open five new stores in 2002 and six new stores in each of the years 2003-2007. For the projected years the sales mix among product categories is projected to shift towards a higher level of contact lens sales versus eyeglass sales.

                  7. MILITARY REVENUES. On a comparable store basis, sales are projected to increase marginally in 2001-2007. In addition to its projected comparable store sales growth, Vista plans to open four new stores in 2001, five new stores in 2002 and four new stores in each of the years 2003-2007. For each projected year the sales mix among product categories is projected to remain consistent with historical levels.

                  8. WAL-MART DE MEXICO REVENUES. Comparable store sales are projected to increase at a rate consistent with historical levels. In addition to its projected comparable store sales growth, the Company plans to open five new stores in 2001, six new stores in 2002 and five new stores in each of the years 2003-2007. For each projected year the sales mix among product categories is projected to remain consistent with the year 2000.

                  9. GROSS PROFIT. Gross Profit represents store gross margin (which includes product costs remakes, warranties, freight costs and lab results) plus revenue generated through rent charges to in store doctors less store rent expense. Gross Profit is projected to decline slightly during the years 2001-2007. The decrease in Gross Profit is due to higher per store rent expense as minimum rent requirements on Wal-Mart vision centers increase due to a higher number of these vision centers' moving into the three-year option lease period.

                  10. STORE OPERATIONS, GENERAL AND ADMINISTRATIVE CASH EXPENSES ("SG &A"). SG&A includes the following costs:

         o        Total  store  payroll,  including  incentives,   benefits  and
                  payroll taxes;

         o        Advertising expense;

         o Other miscellaneous costs to operate a retail store, including bank and credit card fees, repairs and maintenance expense, managed care discounts and fees and supplies; and

         o Home office expenses, including administrative and management payroll, information services operations, and customer service support.

                  11. INCOME TAXES. Projections assume that the Company will have full use of approximately $70 million of Net Operating Loss ("NOL") carryforwards for federal income tax reporting purposes. Upon the full use of the NOLs, the Projections assume a 39% tax rate.

                  12. CAPITAL EXPENDITURES. Major capital expenditures projected for 2001 through 2007 include new store openings, capital related to superstore conversions affecting Wal-Mart vision centers and remodels at existing Fred Meyer vision centers, store and lab maintenance requirements and information systems requirements. In total, projected annual expenditures are $4.5 million in 2001, $3.9 million in 2002, $3.5 million in 2003, $3.4 million in 2004, $3.5 million in 2005, $2.9 million in 2006 and $2.7 million in 2007.

                  13.   EBITDAR.   EBITDAR  is  defined  for   purposes  of  the
Projections  as  earnings  before  interest   expense,   income  tax  provision,
depreciation and amortization and reorganization expense.

                  14. NEW SECURED CREDIT FACILITY. The Reorganized Debtors are assumed to enter into a new revolving credit facility (the "New Secured Credit Facility"). The Projections make certain assumptions regarding the terms of the credit facility including, among other things, the interest rates and amortization requirements thereunder. While these assumptions may be different from the terms of the final agreement, any differences will not have a material impact on the overall liquidity of the Reorganized Debtors.

                  15. NEW SENIOR NOTES. Vista will issue $120 million in 12% senior secured New Senior Notes to Class 5 Creditors as of the Effective Date in accordance with the Plans. Interest will be payable semi-annually on March 31 and September 30. Principal will be paid semi-annually on the interest payment date through an "excess cash" sweep of all cash on Vista's balance sheet in excess of $5 million.

                  16. FRESH START ACCOUNTING. The Projections have been prepared using the basic principles of "fresh start" accounting for periods after May, 2001. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Under "fresh start" accounting principles, Vista will determine the reorganization value of the reorganized company at the Effective Date. This value will be allocated, based on estimated fair market values to specific tangible or identifiable intangible assets, and Vista will record an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable assets. The Projections assume that the reorganization value in excess of amounts allocable to identifiable assets will be amortized over the fifteen years following the Effective Date. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. Vista is in the process of evaluating further how the reorganization value will be allocated to its various assets. It is likely that the final allocation, and therefore the amount of reorganization value in excess of book value, as well as the annual amortization expense amount of reorganization value, will differ from the amounts presented herein.

                  17. REORGANIZATION VALUE. For purposes of this Disclosure Statement and in order to prepare the Projections, management has estimated the reorganization value of reorganized Vista as of May, 2001 to be approximately $150 million.

                  18. WORKING CAPITAL. Accounts receivable are a mix of primarily third party credit sales and managed care receivables. Management projects that the Company will receive payment on average at approximately 16 days for the majority of 2001, improving to 14 days by the end of that year. Due to systems changes for the collection of managed care receivables, management believes the number of days will improve to 10 days in 2002 and 7 days in the years 2003-2007.

         Inventory turns are projected to remain consistent for the projection period at between 4.1 and 4.6 times annually.

         Accounts payable are projected to gradually return to approximate pre-petition payment terms after the Company's assumed emergence from bankruptcy.

         Accrued expenses are projected to remain at approximately 25 to 30 days in operating expense throughout the projection period.

         C. SPECIAL NOTE REGARDING FORWARD- LOOKING STATEMENTS

         Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the Projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to general economic and business conditions, the competitive environment in which the Debtors operate and will operate, the success or failure of Vista in implementing its current business and operational strategies, the level of vendor trade support, the availability, location and terms of sites for store development, labor relations and labor costs, the ability of Vista to maintain and improve its revenues and margins, the liquidity of Vista on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund a capital expenditures program). For additional information about Vista and relevant risk factors, see Risk Factors in the Company's most recent Annual Report on Form 10-K included in Exhibit G.

         D. FINANCIAL PROJECTIONS

         The financial projections prepared by management are summarized in the following tables which are attached hereto as Exhibit F. Specifically, the attached tables include:

                  1. Pro-forma Reorganized Vista balance sheet dated June 1, 2001, including all reorganization and fresh-starts adjustments.

                  2. Projected year-end balance sheets for fiscal years 2001, 2002, 2003, 2004, 2005, 2006 and 2007.

                  3. Projected annual income statements for fiscal years 2001, 2002, 2003, 2004, 2005, 2006 and 2007.

                  4. Projected cash flow statements for the period June 1, 2001, through January 1, 2002, and annual cash flow statements for fiscal years 2002, 2003, 2004, 2005, 2006 and 2007.

         All captions in the attached projections do not correspond exactly to Vista's historical external reporting. Some captions have been combined for presentation purposes.

                           XIV. FINANCIAL INFORMATION

         Historical consolidated financial information (including the notes and schedules thereto) and other information set forth in Vista's most recent Annual Report on Form 10-K, is attached as Exhibit G to this Disclosure Statement, the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtors' historical business performance and the impact of the Chapter 11 Cases on the Debtors' business.

         In order for all Classes of holders of Claims and Equity Interests and other parties in interest to comprehend fully and analyze the provisions of the Plans, it may be necessary to review the Debtors' statements of financial affairs and Schedules, and the Debtors' Chapter 11 monthly operating reports, which are on file with the Bankruptcy Court and available for review during regular business hours at the Office of the Clerk of the United States Bankruptcy Court for the Northern District of Georgia.

         XV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLANS

         If the Plans are not confirmed and consummated, the alternatives to the Plans include (i) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code and (ii) alternative plans of reorganization.

         If no plans are confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee or trustees would be elected to liquidate each of the Debtors' assets for distribution in accordance with the priorities established by

Chapter 7. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtors' liquidation analysis is set forth herein. The Debtors believe that liquidation under Chapter 7 would result in smaller distributions being made to Creditors than those provided for in the Plans because (a) the Debtors' assets would have to be sold or otherwise disposed of in a forced sale situation over a short period of time, (b) additional administrative expenses would be involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations.

                   If the Plans are not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plans. The Debtors believe that the Plans, as described herein, enable Creditors to realize the most value under the circumstances. In a liquidation under Chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in Chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a Chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a Chapter 7 case. Although preferable to a Chapter 7 liquidation, the Debtors believe that a liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plans because of the greater returns provided by the Plans.

                XVI. CERTAIN RISK FACTORS RELATING TO THE PLANS

         HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE) PRIOR TO VOTING TO ACCEPT OR REJECT THE PLANS. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLANS AND THEIR IMPLEMENTATION.

         The ultimate recoveries under the Plans to holders of Claims depend upon the realizable value of the New Senior Notes and the New Common Stock. The securities to be issued pursuant to the Plans are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plans are approved by the Bankruptcy Court and that the Effective Date occurs on or about May 15, 2001. Although such risk factors are based upon a May 15, 2001 Effective Date, the Debtors believe that an actual Effective Date later in the second quarter of fiscal year 2001 would not have any material effect on the risk factors.

         A. PROJECTED FINANCIAL INFORMATION

         The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Reorganized Debtors' business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plans in accordance with their terms, and anticipated future performance of the Debtors' retail industry performance, certain assumptions with respect to competitors of the Debtors, general business and economic conditions and other matters, many of which are beyond the control of the Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

         B. ABILITY TO REFINANCE CERTAIN INDEBTEDNESS AND RESTRICTIONS IMPOSED BY INDEBTEDNESS

         Following the Effective Date of the Plans, the Reorganized Debtors' working capital borrowings and letters of credit requirements are anticipated to be funded by a new credit facility (the "New Credit Facility"), a portion of the proceeds of which will be used to repay in full the DIP Credit Facility. There can be no assurance that the Reorganized Debtors will be able to obtain such financing or that such financing may be obtained on acceptable terms.

         The New Credit Facility and the New Notes Indenture may restrict, among other things, the ability of the Reorganized Debtors to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, create liens on assets, enter into transactions with affiliates, make investments, loans or advances, consolidate or merge with or into any other person, or convey, transfer or lease all or substantially all of their assets or change the business to be conducted by the Reorganized Debtors. In addition, the New Credit Facility may contain certain other and more restrictive covenants and may prohibit the Reorganized Debtors from prepaying certain indebtedness, including the New Senior Notes. A breach of any of these covenants could result in a default under the New Credit Facility or the New Notes Indenture. Further, the restrictions in the New Notes Indenture and the New Credit Facility likely will therefore restrict the ability of the Reorganized Debtors to obtain additional financing for working capital, capital expenditures or general corporate purposes. In addition, substantially all of the assets of the Reorganized Debtors will likely be pledged as security under the New Credit Facility. The Reorganized Debtors' indebtedness may also require substantial debt service payments, which would restrict its ability to use its operating cash flow for capital expenditures and other working capital requirements.

         If holders of significant numbers of shares of New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. In addition, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

         The New Common Stock will be issued under both Plans to holders of Allowed General Unsecured Claims, some or all of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. Currently, there is no trading market for the New Common Stock, nor is it known whether or when one would develop. Further, there can be no assurance as to the degree of price volatility in any such market. While the Plans were developed based on an assumed reorganization value of $5 per share of the New Common Stock, such valuation is not an estimate of the price at which the New Common Stock may trade. The Debtors have not attempted to make any such estimate in connection with the development of the Plans. No assurance can be given as to the market prices that will prevail following the Effective Date.

         After the issuance of the New Senior Notes pursuant to the Plans, there can be no assurance that an active trading market will develop therefor. Furthermore, there can be no assurance as to the degree of price volatility in any such market. As a result, no assurance can be given that any holder of such securities will be able to sell such securities or as to the price at which any sale may occur. If such market were to exist, such securities could trade at prices higher or lower than the value attributed to such securities hereunder, depending upon many factors, including, without limitation, the prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for the Reorganized Debtors.

         C. CERTAIN BANKRUPTCY LAW CONSIDERATIONS

         Although the Debtors believe that the Plans will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plans will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

         Although the Debtors believe that the Effective Date may occur as soon as eleven (11) days after the entry of the Confirmation Order, there can be no assurance as to such timing or that the conditions precedent to the Effective Date will ever occur.

         As previously discussed, the Parent Plan contemplates the substantive consolidation of the Consolidated Subsidiaries into Vista Eyecare, Inc., as Reorganized Debtor. Substantive consolidation is an equitable remedy which may be utilized when creditors have dealt with the entities to be substantively consolidated as a single economic unit and when such entities' financial affairs are intertwined. Vista believes that there is a basis in law and fact to support substantive consolidation as is provided for in the Parent Plan. However, it is difficult to predict the outcome of the Bankruptcy Court's determination on this matter with absolute certainty. The failure of the Bankruptcy Court to approve the substantive consolidation as contemplated by the Parent Plan may result in both Plans' not being confirmed and not becoming effective.

         XVII. CERTAIN TAX CONSEQUENCES OF THE PLANS


         The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plans to holders of Class 5 Claims, including holders of Senior Notes and other General Unsecured Creditors, and to the Debtors. It does not address the federal income tax consequences to holders whose Secured or priority Claims are entitled to reinstatement or payment in full in cash under the Plans. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), promulgated Treasury regulations, judicial authority, and published administrative rules and pronouncements of the Internal Revenue Service (the "Service") in effect on the date hereof. Changes in, or new interpretations of, such rules may have retroactive effect and could significantly affect the federal income tax consequences described below.

         The federal income tax consequences of the Plans are complex and are subject to uncertainties. The Debtors have not requested a ruling from the Service nor an opinion of counsel with respect to any of the tax aspects of the Plans. Thus, there can be no assurance that the Service will not take a contrary view, and no ruling from the Service will be sought. In addition, this summary does not address foreign, state, or local tax consequences of the Plans, and it does not purport to address the federal income tax consequences of the Plans to special classes of taxpayer such as foreign corporations, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, certain securities traders, holders who are not citizens or residents of the United States and investors in pass-through entities.

         This summary is based on the facts as represented as of the date of the Plans and the Disclosure Statement. Any changes in the facts or form of the transactions between the date of summary and the Effective Date of the Plans may require modification of all or part of this summary. There is no responsibility to update this summary for events, transactions, circumstances or changes in any fact or assumptions occurring after this date. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders or the Debtors. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to holders and the Debtors.

         As noted above, this summary is for general informational purposes only. The tax treatment of a holder may vary depending upon such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to a holder, nor does it address the federal income tax consequences to holders subject to special treatment under the federal income tax laws.

         EACH HOLDER OF A CLAIM SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE APPLICABILITY OF THE HEREIN DISCUSSED TAX LAWS AND TAX CONSEQUENCES ASSOCIATED WITH THE IMPLEMENTATION OF THESE PLANS, INCLUDING RELATED STATE, LOCAL AND OTHER TAX CONSEQUENCES, IF ANY.

         A.       CONSEQUENCES TO CREDITORS

                  1.       TAX SECURITIES

                  The federal income tax consequences of the Plans may vary depending upon, among other things, whether the holder's Claim being exchanged constitutes a "security" of the Debtors for federal income tax purposes ("Tax Security"). Given the term Tax Security is not defined in the Tax Code, the test as to whether a debt instrument is a Tax Security involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less will not qualify as Tax Securities, whereas debt instruments with a term of ten years or more generally will qualify as Tax Securities.

                 Under these principles, the New Common Stock should be characterized as Tax Securities. However, the treatment of the Senior Notes and the New Senior Notes as Tax Securities is uncertain given the stated terms of such instruments of less than ten years. Other Class 5 General Unsecured Claims are not likely to be considered Tax Securities.

                  To the extent a Claim holder's receipt of the New Common Stock or New Senior Notes is attributable to accrued, but unrecognized interest, the exchanging holder will recognize current income.


                  2. CLAIMS AND CONSIDERATION CONSTITUTING TAX SECURITIES

                  In general, each holder of a Claim that constitutes a Tax Security should not recognize any gain or loss upon implementation of the Plans, but may recognize gain (computed as described below in subsection A.3), to the extent of any consideration other than Tax Securities issued by the Debtors in satisfaction of its Claim. Provided the Senior Notes and New Senior Notes qualify as Tax Securities, exchange of Senior Notes for New Senior Notes would appear to qualify as a tax-free recapitalization under Tax Code Section 368(a)(1)(E). The same tax-free treatment would also appear to apply to the exchange of Senior Notes for New Common Stock. The character of any such gain or loss would be determined in accordance with the principles discussed below in subsection A.3. See also Section C below ("Additional Tax Considerations for All Claim Holders").

                  A holder's tax basis in New Senior Notes and New Common Stock received in satisfaction of a Claim represented by a Tax Security of the Debtors will be such holder's adjusted tax basis in such Claim. A holder that receives Tax Securities of the Debtors and whose exchanged Claim constitutes a Tax Security must apportion its adjusted tax basis in such Claim between the New Senior Notes and the New Common Stock it receives in accordance with their relative fair market values.

                  If a holder of a Claim constituting a Tax Security receives Debtors' obligations that are Tax Securities, such holder may have a tax basis in the new obligations that exceed the stated principal amount of such obligations. In such case, the excess basis may be the subject of an annual offset to interest recognized by the holder under the bond premium amortization rules of the Tax Code. In the case where the holder has basis above the adjusted issue price, the holder may be entitled to exclude from income a portion of any original issue discount ("OID") income on the obligations. See the discussion of the OID rules in subsection A.4 below ("Consequences to Creditors -- Application of OID Rules"). A holder's holding period for New Senior Notes and New Common Stock received in exchange for the Debtors' Tax Securities will include such holder's holding period for the obligations so exchanged, except to the extent the New Senior Notes or New Common Stock were issued in respect of such holder's Claim for accrued, but unrecognized interest. A holder's holding period for New Senior Notes or New Common Stock issued in respect of its Claim for accrued, but unrecognized interest (or in respect of which the holder is otherwise required to recognize gain) will not begin before the day of issuance.

                  3. CLAIMS OR CONSIDERATION NOT CONSTITUTING TAX SECURITIES

                  If any of the Senior Notes, Other Unsecured Class 5 Claims, or the New Senior Notes are not treated as Tax Securities, all or a portion of the exchange of (i) Senior Notes/Other Unsecured Class 5 Claims for New Senior Notes, or (ii) Senior Notes/Other Unsecured Class 5 Claims for New Common Stock, would constitute a taxable event in which a Claim holder would generally recognize gain or loss in an amount equal to the difference between (a) the "amount realized," i.e., aggregate fair market value of all property received by the Claim holder in exchange for its Claim (other than a Claim for interest), and (b) its adjusted basis in the exchanged debt instruments (exclusive of any basis attributable to accrued, but unrecognized interest).

                  If the Senior Notes were characterized as Tax Securities but the New Senior Notes were not, a holder of Senior Notes would recognize no loss, but would recognize gain upon receipt of New Senior Notes equal to the lesser of
(a) the fair market value of such New Senior Notes received in exchange for its Senior Notes, and (b) the total gain realized in the exchange, which amount would equal the difference between the Senior Noteholders' tax basis in its Senior Note and the aggregate fair market value of the New Senior Notes and New Common Stock received in the exchange.

                  The character of any gain or loss recognized (i.e., long-term versus short-term and capital gain versus ordinary income) will be determined by a number of factors, including (1) the tax status of the holder, (2) whether the Claim constitutes a capital asset in the hand of the holder, (3) how long the Claim has been held, (4) whether the Claim was purchased at a discount (in which case the market discount rules of the Tax Code may apply to recharacterize a portion of any gain as ordinary income), and (5) whether and to what extent the holder has previously claimed a bad debt deduction in respect of such Claim. See also Section C below ("Additional Tax Considerations for All Claim Holders").

                  A holder's tax basis in any New Senior Notes or New Common Stock received in a taxable exchange will be the fair market value thereof included in the holder's amount realized on the exchange. The holding period for the New Senior Notes or New Common Stock so received will not begin before the day of the exchange.

                  4. APPLICATION OF OID RULES

                  Under the Tax Code, a holder of a debt instrument that has original issue discount ("OID") must include a portion of the OID in gross income in each taxable year or portion thereof in which the holder holds the debt instrument, even if the holder has not received a cash payment in respect of such OID. In general, OID is equal to the excess of (i) an instrument's "stated redemption price at maturity" over (ii) its "issue price."

                  The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on such instrument, other than certain interest payments, based on a fixed rate payable unconditionally, at fixed periodic intervals of one year or less during the entire term of the instrument. Payment of interest on the New Senior Notes is likely treated as such qualified periodic interest payments. Accordingly, the New Senior Notes may have OID and the holder thereof may be required to include a portion thereof in gross income for each taxable year even if the holder receives no payment during that year. However, the precise amount and timing of inclusions will depend on a number of factors, including whether the New Senior Notes are treated as issued at a discount or at par and accordingly can not be determined until the New Senior Notes are issued. The Debtors will furnish annually to the Service (other than with respect to certain exempt holders) and to holders of New Senior Notes information with respect to the OID accruing while such New Senior Notes are held by such holders.

                  The "issue price" of a debt instrument issued for property (such as an outstanding debt instrument) depends upon the circumstances surrounding its issuance. The issue price of a debt instrument that is publicly traded is generally the fair market value of the debt instrument when issued. The fair market value is generally determined from the price at which such debt instrument trades on the first day of trading. If the new debt instrument is not publicly traded and is issued for property (such as an outstanding debt instrument) that is publicly traded, then the issue price is generally determined from the price at which such property trades on the issue date. Although the matter is not free from doubt, the Debtors expect that the New Senior Notes will constitute publicly traded property for purposes of applying the foregoing rules. Accordingly, the issue price of the New Senior Notes is expected to be their fair market value, as described above. Although the Debtors believe that such fair market value will be the face value of the New Senior Notes, their fair market value will be determined by the actual trading prices at the time the New Senior Notes are issued. If the New Senior Notes are issued at a discount from face value, they would have OID equal to at least the amount of such discount.

                  Treasury regulations provide that a holder acquiring a debt instrument in a reorganization exchange may exclude all of the OID on such debt instrument from such holder's taxable income if it is acquired at a "premium" (i.e., if the adjusted tax basis in the acquired debt instrument exceeds the sum of all payments due on the instrument after the acquisition date, less certain stated interest).

         B. CONSEQUENCES TO THE DEBTORS

                  The Debtors have reported for federal income tax purposes substantial consolidated net operating loss ("NOL") carryforwards. In addition, the Debtors have substantial tax basis in their assets. As discussed below, certain tax attributes of the Debtors, such as NOLs and tax basis, will be subject to reduction and limitation as a result of implementing the Plans.

                  1.   CANCELLATION OF  INDEBTEDNESS  AND REDUCTION OF TAX
                       ATTRIBUTES

                  In general, the Tax Code provides that a debtor in a bankruptcy case does not include cancellation of debt income ("COD") in its gross income, but rather must reduce its tax attributes, to the extent it has such attributes to reduce, by the amount of COD that otherwise would have been recognized. The amount of COD is the amount by which the indebtedness discharged exceeds the consideration for which it is exchanged. The Debtors generally will realize COD income to the extent that the sum of (i) cash paid by the Debtors,
(ii) the fair market value of New Common Stock, and (iii) the issue price of the New Senior Notes issued by the Debtors and received by holders of Claims is less than the amount of indebtedness discharged.

                  A debtor's tax attributes are generally reduced in the following order until COD is exhausted: NOLs, general business credits, alternative minimum tax credits, capital losses, the tax basis of its assets, credits and foreign tax credits. The tax attributes are reduced only after the debtor's tax liability for the current year is determined (current-year NOLs are reduced before any NOL carryforwards from prior years are reduced). The attribute reduction occurs as of the first day of the succeeding tax year. A debtor's tax basis in its assets will not be reduced below the amount of its liabilities (as defined) outstanding immediately after the COD is recognized. Any COD remaining after exhausting available tax attributes is simply forgiven.

                  As a result of the reduction of the Debtors' indebtedness pursuant to the Plans, the Debtors will suffer attribute reduction. The Debtors believe they will have significant COD. The attribute reduction is expected to reduce its 2001 NOL that otherwise might be available for carryforward to the Debtors.

                  2. ALTERNATIVE MINIMUM TAX

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20-percent rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all its taxable income for regular tax purposes by available NOL carryforwards, only 90 percent of AMTI may be offset by available NOL carryforwards (as computed for AMT purposes). Any AMT a corporation pays will generally be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

         C. ADDITIONAL TAX CONSIDERATIONS FOR ALL CLAIM HOLDERS

                  1. DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

                 A Claim holder that receives stock or other property in discharge of a Claim for interest accrued during the period the holder owned such Claim and not previously included in such holder's income will be required to recognize ordinary income equal to the fair market value of the New Senior Notes and/or New Common Stock received in respect of such Claim. A holder generally will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full by the Debtors. The tax basis of any New Senior Notes and/or New Common Stock received in exchange for Claims for accrued interest will be the fair market value of the New Common Stock on the day of the exchange or issue price of the New Senior Notes, as the case may be. The holding period for such New Senior Notes and New Common Stock will begin the day after the exchange.

                  Under Section 7.9 of both of the Plans, distributions in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to interest. However, there can be no assurance that the Service or the courts will respect the allocation in the Plans for federal income tax purposes.

                  2. SUBSEQUENT SALE OF NEW SENIOR NOTES OR NEW COMMON STOCK

                 Any gain recognized by a holder upon a subsequent taxable disposition of New Senior Notes or New Common Stock received pursuant to the Plans in satisfaction of a Claim (or any stock or other property received for them in a later tax-free exchange) may be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) previously claimed with respect to its Claim and any ordinary loss deduction incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, (ii) with respect to a cash-basis holder, any amounts that would have been included in its gross income if the holder's Claim had been satisfied in full but were not included by reason of the cash method of accounting, and (iii) any accrued market discount that is assigned to the New Senior Notes or New Common Stock as discussed in subsection C.3 ("Additional Tax Considerations for All Claim Holders-Market Discount").

                  3. MARKET DISCOUNT

                 The Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market-discount bonds (generally, bonds acquired for less than their issue price) would carry over to any nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plans, any accrued but unrecognized market discount on an exchanged Claim that constitutes a Tax Security would carry over to any New Senior Notes or New Common Stock received pursuant to the Plans. Any gain recognized by a holder upon a subsequent disposition of such New Senior Notes or New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in such holder's income. Holders are urged to consult their tax advisors as to the application of the market discount rules.

         The foregoing federal income tax summary has been provided for informational purposes only. The tax consequences resulting from confirmation of the Plans can vary greatly among the various Classes of Creditors and Equity Interests, or within each Class. Significant tax consequences may occur under the Tax Code and pursuant to state, local and foreign tax statutes as a result of confirmation of the Plans. Because of the complexity of the transactions contemplated by the Plans, the differences in the nature of issues presented by the Plans, the differences in the nature of the Claims of various Creditors, their taxpayer status and methods of accounting and prior actions taken by Creditors with respect to their Claims, as well as the possibility that events subsequent to the date hereof could change the tax consequences of the transactions, each holder of a Claim or Equity Interest may find it desirable to seek professional tax advice.


                         XVIII. SECURITIES LAWS MATTERS

         No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws with respect to the offer and distribution under the Plans of New Common Stock and New Senior Notes. The Debtors believe that the provisions of Section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of the New Common Stock and New Senior Notes to the Debtors' Creditors from federal and state securities registration requirements.

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan, (b) the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the New Common Stock and New Senior Notes under the Plans satisfy the requirements of Section 1145(a)(1) of the
Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

                                XIX. CONCLUSION

         The primary purpose of this Disclosure Statement is to provide adequate information regarding both Plans to Creditors and stockholders pursuant to
Section 1125 of the Bankruptcy Code. Each Creditor and stockholder should consult with its own legal, tax, and financial advisor to the extent deemed necessary in order to evaluate the effect of the Plans on each of them.

         As explained more fully hereinabove, before the Plans may be confirmed, the Bankruptcy Court must find that the criteria set forth in the Bankruptcy Code have been met, including the requirement that each Plan be accepted by an Impaired Class. The Debtors believe that the Plans are in the best interests of holders of Claims against the Debtors and holders of Equity Interests in the Debtors, and, accordingly, THE DEBTORS RECOMMEND THAT YOU VOTE TO ACCEPT THE PLANS.

                  All holders of Claims against the Debtors are urged to vote to accept the Plans and to evidence such acceptance by returning their Ballots so that they will be received by May 14, 2001.

         Respectfully submitted, this the 13th day of April, 2001.

                           VISTA EYECARE, INC.


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Senior Vice President,
                               General Counsel, and Secretary

                           INTERNATIONAL VISION ASSOCIATES, LTD.


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                           NVAL HEALTHCARE SYSTEMS, INC.


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                           VISTA OPTICAL EXPRESS, INC.

                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                           FRAME-N-LENS OPTICAL, INC.


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                       (Signatures continued on next page)

                           NEW WEST EYEWORKS, INC.


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                           FAMILY VISION CENTERS, INC.


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                           VISION ADMINISTRATORS, INC.


                              /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                           ALEXIS HOLDING COMPANY, INC.

                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                           VISTA EYECARE NETWORK, LLC


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                       (Signatures continued on next page)

                   (Signatures continued from preceding page)

                           MIDWEST VISION, INC.


                             /s/ Mitchell Goodman
                           -----------------------------------
                           By:  Mitchell Goodman
                           Its:  Vice President

                                    EXHIBIT A

                          PARENT PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                                      :     CASE NOS. 00-65214 TO 00-65224
                                            :
VISTA EYECARE, INC., F/K/A NATIONAL         :     CHAPTER 11
VISION ASSOCIATES, LTD., ET AL.,            :
                                            :     JUDGE JAMES E. MASSEY
                                            :
                              DEBTORS.      :     JOINTLY ADMINISTERED
                                            :

                FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER
                    CHAPTER 11, TITLE 11, UNITED STATES CODE,
       FILED BY VISTA EYECARE, INC. AND CERTAIN OF ITS DEBTOR SUBSIDIARIES
       -------------------------------------------------------------------




                                   KILPATRICK STOCKTON LLP
                                   Dennis S. Meir
                                   Joel B. Piassick
                                   Michael D. Langford
                                   1100 Peachtree Street
                                   Atlanta, Georgia  30309-4530
                                   Telephone:  (404) 815-6500



                                   Attorneys for the Debtors


                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----

ARTICLE I.           INTRODUCTION.................................................................................1

ARTICLE II.          DEFINITIONS..................................................................................1

ARTICLE III.         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS................................................9

ARTICLE IV.          TREATMENT OF UNCLASSIFIED ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.....................10
         Section 4.1. Administrative Claims......................................................................10
         Section 4.2. Professional and Committee Member Compensation And Reimbursement Claims....................10
         Section 4.3. Priority Tax Claims........................................................................11

ARTICLE V.           TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS, IMPAIRMENT, VOTING, AND
                     CRAMDOWN....................................................................................11
         Section 5.1. Class 1 - Other Priority Claims............................................................11
         Section 5.2. Class 2 - DIP Financing Claims.............................................................12
         Section 5.3. Class 3 - Other Secured Claims.............................................................12
         Section 5.4. Class 4 - Convenience Claims...............................................................13
         Section 5.5. Class 5 - General Unsecured Claims.........................................................13
         Section 5.6. Class 6 - Late Claims and Subordinated Claims..............................................14
         Section 5.7. Class 7 - Intercompany Claims..............................................................14
         Section 5.8. Class 8 - Equity Interests.................................................................14
         Section 5.9. Impaired and Unimpaired Classes............................................................15
         Section 5.10. Classes Entitled to Vote..................................................................15
         Section 5.11. Class Acceptance Requirements.............................................................15
         Section 5.12. 11 U.S.C. Section 1129....................................................................15
         Section 5.13. Separate Voting by Holders of Claims Against Each Debtor..................................15

ARTICLE VI.          IMPLEMENTATION OF THE PLAN..................................................................15
         Section 6.1. Substantive Consolidation..................................................................15
         Section 6.2. Directors and Officers of the Reorganized Debtor...........................................16
         Section 6.3. Securities to Be Issued Pursuant to the Plan...............................................16
         Section 6.4. Reorganized Debtor's Incentive Plan........................................................17
         Section 6.5. Cancellation and Surrender of Existing Securities and Agreements...........................17
         Section 6.6. Applicability of Section 1125 of the Bankruptcy Code.......................................17
         Section 6.7. Bankruptcy Code Section 1145 Exemption.....................................................17

ARTICLE VII.         PROVISIONS GOVERNING DISTRIBUTIONS..........................................................17
         Section 7.1. Delivery of Distributions..................................................................17
         Section 7.2. Effective Date Distribution................................................................18

                                                         (i)


         Section 7.3. Disputed Claims Reserve....................................................................18
         Section 7.4. Distributions on Subsequent Distribution Dates.............................................19
         Section 7.5. Distributions on the Final Distribution Date...............................................19
         Section 7.6. Fractional Notes and Fractional Shares.....................................................20
         Section 7.7. Record Date for Distribution...............................................................20
         Section 7.8. Indenture Trustee's Fees and Expenses Regarding Distributions..............................20
         Section 7.9. Allocation of Consideration................................................................21
         Section 7.10. Condition Precedent to Receiving Distribution.............................................21
         Section 7.11. No Distribution Pending Resolution of Objections..........................................21
         Section 7.12. Effect of Section 502(d) on the Right to Distributions....................................21
         Section 7.13. Treatment of Contingent, Unliquidated, and Undetermined Claims............................21
         Section 7.14. Preconfirmation Distributions.............................................................22
         Section 7.15. Undeliverable Distributions...............................................................22
         Section 7.16. Unclaimed Distributions...................................................................22

ARTICLE VIII.        PROVISIONS GOVERNING OBJECTIONS TO AND RESOLUTION OF CLAIMS.................................22
         Section 8.1. Objections To And Resolution of Claims.....................................................22
         Section 8.2. Amendments to Schedules and Claim Objections...............................................23
         Section 8.3. Disallowance of Postpetition Interest, Penalties, Fees, and Other Accruals.................23
         Section 8.4. Administrative, Priority, and Convenience Claims Reserve...................................23
         Section 8.5. Allowance of Disputed Administrative, Priority, and Convenience Claims.....................24
         Section 8.6. Estimation.................................................................................24

ARTICLE IX.          TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................................24
         Section 9.1. Assumption and Rejection of Contracts and Leases...........................................24
         Section 9.2. Rejection Claims and Bar Date..............................................................25
         Section 9.3. Cure of Defaults Under Assumed Contracts and Leases........................................25
         Section 9.4. Various Employment Agreements and Benefit Plans............................................25
         Section 9.5. Insurance Policies.........................................................................26

ARTICLE X.           CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE...............................................26
         Section 10.1. Conditions Precedent to Plan Confirmation.................................................26
         Section 10.2. Conditions Precedent to Effective Date of the Plan........................................26
         Section 10.3. Waiver of Conditions......................................................................26

ARTICLE XI.          EFFECTS OF PLAN CONFIRMATION................................................................27
         Section 11.1. Discharge.................................................................................27
         Section 11.2. Vesting...................................................................................27
         Section 11.3. Injunction................................................................................27
         Section 11.4. Releases..................................................................................28

                                                        (ii)


         Section 11.5. Exculpation of Released Parties...........................................................28
         Section 11.6. Term of Bankruptcy Injunction or Stay.....................................................28
         Section 11.7. Preservation of Insurance.................................................................28
         Section 11.8. Officers' and Directors' Indemnification Rights and Insurance.............................28
         Section 11.9. Binding Effect of the Plan................................................................29

ARTICLE XII.         PLAN MODIFICATION...........................................................................29

ARTICLE XIII.        RETENTION OF JURISDICTION...................................................................29

ARTICLE XIV.         MISCELLANEOUS PROVISIONS....................................................................30
         Section 14.1. Post-Confirmation U.S. Trustee Fees.......................................................30
         Section 14.2. Dissolution of the Committee..............................................................30
         Section 14.3. Governing Law.............................................................................31
         Section 14.4. Filing or Execution of Additional Documents...............................................31
         Section 14.5. Execution of Documents....................................................................31
         Section 14.6. Withholding and Reporting Requirements....................................................31
         Section 14.7. Exemption from Transfer Taxes.............................................................31
         Section 14.8. Notices...................................................................................31
         Section 14.9. Effectiveness of Prior Orders.............................................................32
         Section 14.10. Preservation of Debtors' Claims, Demands and Causes of Action............................32
         Section 14.11. Setoffs..................................................................................32
         Section 14.12. Compromise of Claims and Controversies...................................................32
         Section 14.13. Unclaimed or Abandoned Property..........................................................33
         Section 14.14. Headings.................................................................................33
         Section 14.15. Severability.............................................................................33
         Section 14.16. Business Day.............................................................................33
         Section 14.17. Exhibits and Schedules...................................................................33
         Section 14.18. Conflict.................................................................................33

                                                        (iii)

ARTICLE I.        INTRODUCTION

         Vista Eyecare, Inc., f/k/a National Vision Associates, Ltd., and certain of its debtor subsidiaries, specifically, International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.; debtors in possession in the above-referenced Chapter 11 Cases (collectively referred to hereinafter as the "Debtors"), propose the following First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries (the "Plan").

         The Debtors commenced these cases by filing voluntary Chapter 11 petitions with the Bankruptcy Court on April 5, 2000. The Debtors have operated as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code since the Chapter 11 filings.

ARTICLE II.       DEFINITIONS

         The following terms, when used in this Plan, shall have the following respective meanings unless the context otherwise requires:

         "Administrative Claim" shall mean any Claim for payment of any cost or expense of administration in connection with the Chapter 11 Cases entitled to priority under Sections 503(b), 507(a)(1), or 365(d)(3) of the Bankruptcy Code, including but not limited to, any actual and necessary expense of preserving the Estates of the Debtors, or any of them, any indebtedness, liability, responsibility, or obligation which arose or was incurred or assumed by the Debtors, or any of them, as Debtors in Possession in connection with the conduct of their business or otherwise, or any Claim which arose out of the conduct or activities of the Debtors, or any of them, subsequent to the Petition Date and prior to the Confirmation Date, including, without limitation, all professional compensation and expense reimbursement approved and Allowed by the Bankruptcy Court, any costs of making distributions and providing notices and Ballots with respect to the Plan, and all fees and charges assessed against the Estates pursuant to Section 1930, Title 28, United States Code. Administrative Claims shall not include DIP Financing Claims.

         "Administrative Claim Bar Date" shall mean the last date established for filing Administrative Claims, as ordered by the Bankruptcy Court.

         "Administrative, Priority, and Convenience Claims Reserve" has the meaning assigned to such term in Section 8.4 of the Plan.

         "Affiliate" has the meaning set forth in 11 U.S.C. Section 101(2).

         "Allowed," with reference to any Claim (except an Administrative Claim), means (a) any Claim against the Debtors, or any of them, that has been or hereafter is listed by any of the Debtors on their Schedules (as such may be amended from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and is not listed as disputed, contingent, or unliquidated and for which no proof of claim is filed on or prior to the Bar Date; (b) any Claim against any of the Debtors, proof of which was filed on or before the Bar Date and which is not (i) Disputed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (ii) Contingent, (iii) unliquidated, or (iv) filed in an undetermined or unspecified amount; or (c) any Claim against any of the Debtors, the amount or existence of which, if Disputed, has been allowed for purposes of distribution by Final Order of the Bankruptcy Court, but only to the extent of such allowance. Any Claims allowed solely for the purpose of voting on the Plan pursuant to an order of the Bankruptcy Court shall not be considered as "Allowed" for purposes of this definition. Except as otherwise provided in the Plan, with reference to an Administrative Claim, "Allowed" means approval by Final Order, after notice and a hearing pursuant to Section 503(b) of the Bankruptcy Code, of a request for payment of an Administrative Claim.

         "Available Notes" shall mean all New Senior Notes to be distributed to holders of Allowed General Unsecured Claims, less the number of New Senior Notes deposited into the Disputed Claims Reserve.

         "Available Shares" shall mean all shares of New Common Stock to be distributed to the holders of Allowed General Unsecured Claims, less the number of shares of New Common Stock deposited into the Disputed Claims Reserve.

         "Ballots" shall mean each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim (other than to holders not entitled to vote on the Plan) upon which is to be indicated, among other things, acceptance or rejection of the Plan.

         "Bankruptcy Code" shall mean 11 U.S.C. Sections 101 et. seq., as now in effect or hereafter amended with retroactive applicability to these Chapter 11 Cases.

         "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division.

         "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court, and local rules of the Bankruptcy Court, as the context may require, as now in effect or hereafter amended with retroactive applicability to these Chapter 11 Cases.

         "Bar Date" shall mean the last date for filing Claims, established as December 15, 2000, for these Chapter 11 Cases, as ordered by the Bankruptcy Court pursuant to that certain Order and Notice Fixing Time for Filing Proofs of Claim, entered October 13, 2000, or such later date as may be established, pursuant to Bankruptcy Rules 3003(c)(3) and 3002(c)(4), by order of the Bankruptcy Court with respect to Claims related to the rejection of executory contracts and unexpired leases occurring after December 15, 2000. The Bar Date for unexpired leases and executory contracts that are deemed rejected pursuant to Section 9.1 of this Plan shall be thirty (30) days after entry of the Confirmation Order, as provided for in Section 9.2 of this Plan.

         "Business Day" shall mean any day except Saturday, Sunday, or any other day on which commercial banks are authorized by law in the State of Georgia to close, or any day designated in Bankruptcy Rule 9006(a) as a "legal holiday."

         "Cash" shall mean cash and cash equivalents.

         "Chapter 11 Cases" shall mean the Chapter 11 cases commenced by Vista Eyecare, Inc. and its Debtor Subsidiaries, being styled, IN RE: VISTA EYECARE, INC., ET AL., Chapter 11 Case Nos. 00-65214 to 00-65224, Jointly Administered, Judge James E. Massey, currently pending in the Bankruptcy Court.

         "Claim," as against the Debtors, or any of them, shall mean a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

         "Class" shall mean a group of Claims or Equity Interests which are substantially similar to each other as classified pursuant to the Plan.

         "Collateral" means any property or interest in property of the Estates of any of the Debtors subject to a Lien that secures, in whole or in part, whether by agreement, statute, or judicial decree, the payment of a Claim.

         "Committee"  means  the  Official  Committee  of  Unsecured   Creditors
appointed by the United States Trustee in the Debtors' Chapter 11 Cases, as constituted from time to time.

         "Confirmation Date" shall mean the date on which the Bankruptcy Court enters the Confirmation Order.

         "Confirmation Hearing" means the hearing to consider confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

         "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

         "Consolidated Subsidiaries" shall mean International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.

         "Contingent," with reference to a Claim, means a Claim that has not accrued and that is dependent on a future event that may or may not occur.

         "Convenience Claim" means and includes any Claim which would otherwise be a General Unsecured Claim that (i) is Allowed in an amount of $1,500 or less and (ii) is Allowed in the amount of greater than $1,500 but which is reduced to $1,500 by the election of the holder thereof pursuant to the holder's Ballot.

         "Creditor" shall mean a Person that has a Claim against any of the Debtors that arose at the time of or before the Petition Date; or a Person that has a Claim against the Estate of any of the Debtors of a kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.

         "Debt" means liability on a Claim.

         "Debtor  Subsidiaries" shall mean Frame-n-Lens  Optical,  Inc., Midwest
Vision, Inc., New West Eyeworks, Inc., Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; Vista Eyecare Network, LLC; International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.

         "Debtors"  shall  mean  Vista  Eyecare,  Inc.,  f/k/a  National  Vision
Associates,   Ltd.;  International  Vision  Associates,  Ltd.;  NVAL  Healthcare
Systems, Inc.; and Vista Optical Express, Inc.

         "Debtors in Possession" shall mean the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

         "DIP Credit Facility" means that certain $25,000,000 Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, dated as of April 6, 2000, by and among Vista Eyecare, Inc., the Debtor Subsidiaries, and Foothill Capital Corporation, as it may be amended from time to time.

         "DIP Financing Claims" shall mean all Claims arising under or relating to the DIP Credit Facility and all agreements and instruments relating thereto.

         "Disclosure Statement" means the First Amended Disclosure Statement to Accompany First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries and First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and Certain of Their Debtor Subsidiaries, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017 in connection with this Plan, as such disclosure statement may be modified, amended, or supplemented from time to time, together with all exhibits, schedules, addenda, or other attachments, if any.

         "Disputed," with reference to a Claim, means (a) any Claim, proof of which was not timely or properly filed and which has been or hereafter is listed on the Schedules of any of the Debtors as unliquidated, disputed, or contingent, or is not listed on the Schedules; (b) any Claim as to which the Debtors, the Committee, or any other party in interest has filed an objection, action to equitably subordinate or otherwise limit recovery thereof, or request for estimation on or prior to the applicable limitation period for objections fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, except to the extent that such objection, equitable subordination action, or request for estimation is withdrawn or determined by a Final Order in favor of the holder of such Claim; or (c) any Contingent Claim or any Claim which is unliquidated or filed in an undetermined or unspecified amount. A Claim that is "Disputed" under subsection (b) of the definition shall cease to be a Disputed Claim upon the withdrawal of such objection, equitable subordination action, or request for estimation or a determination thereon by a Final Order in favor of the holder of such Claim but only to the extent such Claim is Allowed.

         "Disputed Claims Reserve" means any New Senior Notes and shares of New Common Stock issued to the New Notes Indenture Trustee and the Transfer Agent, respectively, for distribution to holders of Disputed Claims on Subsequent Distribution Dates and the Final Distribution Date pursuant to Section 7.3 of the Plan, if and when such Claims are Allowed.

         "Effective Date" shall be the later of (a) a Business Day determined by the Debtors, not earlier than 5 days nor later than 15 days, after the entry of the Confirmation Order, or (b) the first Business Day on which all of the conditions specified in Sections 10.1 and 10.2 of the Plan have either been satisfied or waived in accordance with Section 10.3 of the Plan.

         "Equity Interest" or "Interest" means (a) a share in any of the Debtors, whether or not transferable or denominated "stock" or a similar security; (b) interest of a limited partner in a limited partnership or limited liability company; or (b) an option, a warrant, or a right, other than a right to convert, to purchase, sell, or subscribe to a share, security, or interest of a kind specified in subparagraph (a) of this paragraph.

         "Estates" shall mean the estates created in these Chapter 11 Cases pursuant to Section 541 of the Bankruptcy Code.

         "Final Distribution Date" means the date on which the Reorganized Debtor makes or causes to be made a final distribution pursuant to Section 7.5 of this Plan. The Final Distribution Date shall be a date, as determined by the Reorganized Debtor, after resolution of all Disputed Claims.

         "Final Order" shall mean an order or judgment of a court of competent jurisdiction as entered on its docket that has not been reversed, stayed pursuant to Bankruptcy Rule 8005 or any other applicable rule of civil or appellate procedure, modified, or amended, and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired, and as to which no notice of appeal, petition for certiorari, or motion for reargument or rehearing was timely filed, or as to which any right to appeal, petition for certiorari, or seek reargument or rehearing has been waived in writing in a manner satisfactory to the Reorganized Debtor, or, if a notice of appeal, petition for certiorari, motion for reargument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further reargument or rehearing has expired.

         "FNL" means Frame-n-Lens Optical, Inc.

         "General Unsecured Claim" shall mean an Unsecured Claim that is not entitled to priority under Section 507(a) of the Bankruptcy Code.

         "Impaired" means, when used with reference to a Claim, a Claim that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

         "Indenture Trustee" means, with respect to the Senior Note Indenture, State Street Bank and Trust Company, in its capacity as trustee under such indenture.

         "Intercompany Claim" means any Claim held by any Debtor or Affiliate against any other Debtor or Affiliate.

         "Late Claim" means any Claim filed after the Bar Date applicable to that Claim.

         "Lien" means charge against or interest in property to secure payment of a Debt or performance of an obligation.

         "Midwest" means Midwest Vision, Inc.

         "New Common Stock" means shares of common stock, par value $0.01 per share, of the Reorganized Debtor, authorized pursuant to the certificate of incorporation of the Reorganized Debtor.

         "New Notes Indenture" means the indenture between the Reorganized Debtor, as issuer, and the New Notes Indenture Trustee, pursuant to which the New Senior Notes will be issued.

         "New Notes Indenture Trustee" means the bank or trust company that will serve as trustee under the New Notes Indenture.

         "New Senior Notes" shall mean up to $120 million in promissory notes authorized and to be issued pursuant to the Plan and the Subsidiaries' Plan and the New Notes Indenture, on the terms and subject to the conditions described in Exhibit "A" attached hereto.

         "New West" means New West Eyeworks, Inc.

         "Other Priority Claim" shall mean Claims entitled to priority pursuant to Section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims), including, without limitation, certain Allowed employee compensation Claims of the Debtors' employees incurred within ninety (90) days prior to the Petition Date, as described in Section 507(a)(3) of the Bankruptcy Code, and certain Claims for contributions to an employee benefit plan arising from services rendered within one hundred eighty (180) days prior to the Petition Date, as described in Section 507(a)(4) of the Bankruptcy Code.

         "Other Secured Claim" shall mean any Claim, other than the DIP Financing Claims, to the extent reflected in the Schedules or a proof of claim filed as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

         "Person" shall mean an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, the U.S. Trustee, or a government or any particular subdivision thereof, or other entity.

         "Petition Date" shall mean April 5, 2000, the date on which the Debtors filed their Chapter 11 petitions with the Bankruptcy Court commencing the Chapter 11 Cases.

         "Plan" shall mean this First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries, in its present form or as it may be modified, amended, or supplemented from time to time, together with all exhibits, schedules, addenda, or other attachments, if any.

         "Priority Tax Claim" means any Unsecured Claim held by a governmental unit entitled to priority in right of payment pursuant to Section 507(a)(8) of the Bankruptcy Code.

         "Pro Rata" shall mean, at any time, the same proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims) in such Class.

         "Released  Parties"  shall have the  meaning  assigned  to such term in
Section 11.4 of the Plan.

         "Reorganized Debtor" shall mean the Debtors, substantively consolidated with and into Vista Eyecare, Inc. (to be renamed National Vision Associates Inc. or such other name as may be designated by the Debtors) by the Bankruptcy Court on and after the Effective Date, as described in Section 6.1 of the Plan, which entity shall be, and the Confirmation Order shall so provide, the successor to the Debtors, and each of them, for all purposes.

         "Schedules" shall mean the schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court pursuant to Section 521(1) of the Bankruptcy Code as they have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

         "Secured Claim" shall mean a Claim which is a secured claim as defined in Section 506 of the Bankruptcy Code.

         "Senior Note Claims" shall mean all Claims directly or indirectly arising from or under or related in any way to the Senior Note Indenture, the Senior Notes, and any of the documents, instruments, and agreements relating thereto, as amended, supplemented, or modified.

         "Senior Note Indenture" means that certain Indenture, dated as of October 8, 1998, between National Vision Associates, Ltd., now known as Vista Eyecare, Inc., as issuer; each of the Debtor Subsidiaries (with the exception of Vista Optical Express, Inc.), and nondebtors International Vision Associates of Ontario, Ltd. and International Vision Associates of Canada, Ltd., as guarantors; and State Street Bank and Trust Company, as Indenture Trustee, pursuant to which the Senior Notes were issued, together with any amendments or supplements thereto.

         "Senior Noteholders" shall mean the holders of the Senior Notes.

         "Senior Notes" shall mean the $125,000,000 12 3/4% Senior Notes, due 2005, of National Vision Associates, Ltd., now known as Vista Eyecare, Inc., issued and outstanding pursuant to the Senior Note Indenture, together with any amendments or supplements thereto.

         "Subordinated Claim" means any Claim (a) payment of which is subordinated in right of treatment or payment to other Claims under an agreement enforceable under applicable non-bankruptcy law, but only to the extent provided in such agreement, (b) for reimbursement or contribution of an entity that is liable with the Debtors, or any of them, on another Creditor's Allowed Claim unless and until such Claim is paid in full; or (c) subordinated in right of treatment or payment pursuant to Sections 509(c) or 510 of the Bankruptcy Code.

         "Subsequent Distribution" means any distribution of Available Shares or Available Notes made to the holders of Allowed General Unsecured Claims on a Subsequent Distribution Date in accordance with Section 7.4 of the Plan.

         "Subsequent Distribution Date" means any date, as determined by the Reorganized Debtor, which is after the Effective Date and prior to the Final Distribution Date on which a distribution of Available Shares or Available Notes is made to holders of Allowed General Unsecured Claims in accordance with
Section 7.4 of the Plan.

         "Subsidiaries' Plan" means the First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and Certain of Their Debtor Subsidiaries.

         "Transfer Agent" means the transfer agent for the New Common Stock.

         "Unsecured Claim" shall mean a Claim for which no property of any of the Debtors' Estates serves as security or Collateral.

         "U.S. Trustee" shall mean the United States Trustee appointed pursuant to Section 581, Title 28, United States Code, to serve in the Northern District of Georgia.

         "Vista" means Vista Eyecare, Inc.

         In addition to the definitions set forth hereinabove, and insofar as not inconsistent or in conflict with said definitions, the words in this Plan (whether capitalized or not) shall have the meanings ascribed thereto by the Bankruptcy Code and the Bankruptcy Rules. As used in this Plan, masculine pronouns shall be deemed to include the feminine and neuter, and all terms used in the singular shall include the plural and vice versa. The words "herein," "hereof," and "hereunder" and any other words of similar import refer to the Plan as a whole, including all exhibits attached to this Plan, as the same may from time to time be amended or supplemented, and not to any particular article, section, or subdivision contained in the Plan.

ARTICLE III.      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified for purposes of voting or receiving distributions under the Plan. Instead, all such Claims are treated as unclassified Claims on the terms set forth in Article IV of the Plan. All other Claims against and Equity Interests in the Debtors are placed in the Classes set forth below. A Claim is in a particular Class only to the extent that the Claim qualifies within the description of that Class, and (unless otherwise noted herein) is in a different Class to the extent that the remainder of the Claim qualifies within the description of some other Class. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

         The Classes of Claims of Creditors and holders of Equity Interests under this Plan are as follows:

         Class 1 consists of all Other Priority Claims.

         Class 2 consists of all DIP Financing Claims.

         Class 3 consists of all Other Secured Claims.

         Class 4 consists of all Convenience Claims. Convenience Claims are classified only in Class 4 of this Plan and shall not receive treatment under any other Classes.

         Class 5 consists of all General Unsecured Claims, excluding any Convenience Claims, Late Claims, Subordinated Claims, and Intercompany Claims.

         Class 6 consists of all Late Claims and Subordinated Claims. Such Claims are classified only in Class 6 of the Plan and shall not receive treatment under any other Classes.

         Class 7 consists of all Intercompany Claims. Intercompany Claims are classified only in Class 7 of this Plan and shall not receive treatment under any other Classes.

         Class 8 consists of all Equity Interests.

ARTICLE IV.       TREATMENT OF UNCLASSIFIED ADMINISTRATIVE CLAIMS
                  AND PRIORITY TAX CLAIMS

         SECTION 4.1. ADMINISTRATIVE CLAIMS. Except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive (a) Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon after allowance as is practicable, or
(b) such other treatment as the Debtors or the Reorganized Debtor and such holder shall have agreed upon in writing. Before payment by the Debtors of an Administrative Claim, a Person asserting an Administrative Claim must comply with the requisites of Section 503 of the Bankruptcy Code; provided however, no request for payment shall be required with respect to Administrative Claims that have been incurred prior to the Confirmation Date, the obligation of which is liquidated and non-contingent and was incurred by any of the Debtors in the ordinary course of their business and the administration of their respective Estates prior to the Confirmation Date. With respect to all other Administrative Claims, a request for payment must be filed by the claimant with the Bankruptcy Court on or prior to the Administrative Claim Bar Date established by the Bankruptcy Court or such claim shall be disallowed and forever barred, with the exception of fees and other charges and expenses of professionals of the Debtors and the Committee employed under Sections 327, 328, and 1103 of the Bankruptcy Code and members of the Committee for their expenses incurred in service on the Committee, which are dealt with in the next paragraph.

         SECTION 4.2. PROFESSIONAL AND COMMITTEE MEMBER COMPENSATION AND REIMBURSEMENT CLAIMS. All professionals of the Debtors and the Committee and members of the Committee seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date (a) shall file with the Bankruptcy Court their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted, such an award by the

Bankruptcy Court shall be paid in full in such amounts as are awarded by the Bankruptcy Court (i) on the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon after allowance as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtor. All professional fees and expenses incurred by the Debtors or the Reorganized Debtor after the Effective Date shall be paid in the ordinary course of business of the Debtors or the Reorganized Debtor, without the need for filing a fee application. The Bankruptcy Court shall retain jurisdiction to resolve any dispute with respect to the payment of any such fees or expenses upon application by the affected professional.

         SECTION 4.3. PRIORITY TAX CLAIMS. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtor, in full and final satisfaction of such Claim: (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon after allowance as is practicable, or (b) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. Section 6621; and (ii) with respect to state and city taxes, at the rate applicable under state or local law. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of FNL, Midwest, or New West, or any of their subsidiaries, arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Subsidiaries' Plan.

ARTICLE V. TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS, IMPAIRMENT, VOTING, AND CRAMDOWN

         SECTION 5.1.  CLASS 1 - OTHER PRIORITY CLAIMS.

              (a) Distributions. Except to the extent that a holder of an Allowed Other Priority Claim shall have agreed in writing to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of (i) the Effective Date and (ii) the date when such Other Priority Claim becomes an Allowed Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of FNL, Midwest, or New West, or any of their subsidiaries, arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Subsidiaries' Plan.

              (b) Impairment and Voting. Class 1 is unimpaired under the Plan. Holders of Allowed Claims in Class 1 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

         SECTION 5.2.  CLASS 2 - DIP FINANCING CLAIMS.

              (a) Distributions. Except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, on the Effective Date of the Subsidiaries' Plan, each holder of a DIP Financing Claim shall receive payment in full in Cash, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of FNL, Midwest, or New West, or any of their subsidiaries, arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Subsidiaries' Plan.

              (b) Impairment and Voting. Class 2 is unimpaired under the Plan. Each holder of a DIP Financing Claim is presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

         SECTION 5.3.   CLASS 3 - OTHER SECURED CLAIMS.

              (a) Distributions. Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a less favorable treatment, at the sole option of the Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with Section
1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon after allowance as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of FNL, Midwest, or New West, or any of their subsidiaries, arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Subsidiaries' Plan.

              (b) Impairment and Voting. Class 3 is unimpaired under the Plan. The holders of Allowed Claims in Class 3 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

         SECTION 5.4.  CLASS 4 - CONVENIENCE CLAIMS.

              (a) Distributions. Except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, each holder of an Allowed Convenience Claim in Class 4 shall receive Cash in an amount equal to 75% of such Allowed Convenience Claim on the later of
(i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed Convenience Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of FNL, Midwest, or New West, or any of their subsidiaries, arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Subsidiaries' Plan.

              (b) Impairment and Voting. Class 4 is Impaired under the Plan. The holders of Allowed Convenience Claims in Class 4 are entitled to vote to accept or reject the Plan.

              (c) Election to be Treated as a Convenience Claim. By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim in an amount greater than $1,500 may elect to reduce the amount of its Allowed General Unsecured Claim to $1,500 and to receive a distribution upon such Allowed Class 4 Convenience Claim of 75% of such reduced amount, which would be $1,125 (i.e., 75% of $1,500). Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed General Unsecured Claim in excess of $1,500, and the holder of such Allowed Class 4 Convenience Claim shall be deemed to have released the Reorganized
Debtor, the Debtors and their Estates, and their property from any and all liability for the amount in excess of $1,500. The holder of an Allowed General Unsecured Claim which timely elects to reduce the amount of its Allowed Claim to $1,500 shall be deemed to be the holder of an Allowed Class 4 Convenience Claim for classification, voting, and all other purposes under the Plan.

         SECTION 5.5.   CLASS 5 - GENERAL UNSECURED CLAIMS.

              (a) Distributions. Except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, each holder of an Allowed General Unsecured Claim (excluding Convenience Claims, Late Claims, Subordinated Claims, and Intercompany Claims) in Class 5 under this Plan and Class 5 under the Subsidiaries' Plan shall receive its Pro Rata share of (i) Available Notes and (ii) Available Shares, in full and final satisfaction of such Claim. Each holder of a Class 5 Allowed General Unsecured Claim will receive its distribution on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed General Unsecured Claim, or as soon after allowance as is practicable.

If, after the Effective Date, any further Available Shares or Available Notes are available from the release of New Common Stock or New Senior Notes from the Disputed Claims Reserve, then each holder of an Allowed General Unsecured Claim (excluding Convenience Claims, Late Claims, Subordinated Claims, and Intercompany Claims) will receive on a Subsequent Distribution Date, if any, and the Final Distribution Date, Available Shares and Available Notes on account of its Allowed General Unsecured Claim in accordance with this Section 5.5 and Sections 7.4 and 7.5 of the Plan. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of FNL, Midwest, or New West, or any of their subsidiaries, arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Subsidiaries' Plan.

              (b) Impairment and Voting. Class 5 is Impaired under the Plan. Each holder of an Allowed General Unsecured Claim in Class 5 is entitled to vote to accept or reject the Plan.

         SECTION 5.6.  CLASS 6 - LATE CLAIMS AND SUBORDINATED CLAIMS.

              (a) Distributions. Each holder of a Class 6 Claim shall receive no distribution on account of its Class 6 Claim.

              (b) Impairment and Voting. Class 6 is Impaired under the Plan. Because the holders of Class 6 Claims are receiving no distributions, they are conclusively presumed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         SECTION 5.7.  CLASS 7 - INTERCOMPANY CLAIMS.

              (a) Distributions. Each holder of a Class 7 Claim shall receive no distribution on account of its Class 7 Claim.

              (b) Impairment and Voting. Class 7 is Impaired under the Plan. Because the holders of Class 7 Claims are receiving no distributions, they are conclusively presumed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         SECTION 5.8.  CLASS 8 - EQUITY INTERESTS.

              (a) Distributions. The holders of Class 8 Equity Interests shall receive no distributions whatsoever on account of such Equity Interests. All Equity Interests in each of the Debtors shall be canceled on the Effective Date.

              (b) Impairment and Voting. Class 8 is Impaired under the Plan. Because the holders of Equity Interests are receiving no distributions, they are conclusively presumed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         SECTION 5.9. IMPAIRED AND UNIMPAIRED CLASSES. Classes 4, 5, 6, 7, and 8 are Impaired under the Plan. Classes 1, 2, and 3 are unimpaired under the Plan.

         SECTION 5.10. CLASSES ENTITLED TO VOTE. Each Impaired Class of Claims or Equity Interests shall be entitled to vote separately to accept or reject this Plan; provided however, that Classes 6, 7, and 8 are deemed to have rejected the Plan and thus are not entitled to vote on the Plan. Any unimpaired Classes of Claims or Equity Interests are deemed to have accepted the Plan under the provisions of Section 1126(f) of the Bankruptcy Code and shall not be entitled to vote to accept or reject this Plan. Accordingly, the Debtors will not solicit acceptances of the Plan from unimpaired Classes. Any Person electing to reduce a Claim to $1,500 on the Ballot and have the Claim treated as a Convenience Claim will vote only in Class 4 under this Plan.

         SECTION 5.11. CLASS ACCEPTANCE REQUIREMENTS. A Class of Claims shall have accepted this Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Claims of such Class that are allowed to vote and have voted on this Plan.

         SECTION 5.12. 11 U.S.C. SECTION 1129. Because Classes 6, 7, and 8 are deemed to have rejected the Plan, the Debtors, as proponents of the Plan, request that the Bankruptcy Court confirm this Plan with respect to such Classes in accordance with Section 1129(b) of the Bankruptcy Code, the cramdown provision. If any other Impaired Class fails to accept this Plan in accordance with Section 1129(a) of the Bankruptcy Code, this Plan shall constitute a request by the Debtors that the Bankruptcy Court confirm this Plan pursuant to
Section 1129(b) of the Bankruptcy Code.

         SECTION 5.13. SEPARATE VOTING BY HOLDERS OF CLAIMS AGAINST EACH DEBTOR. The Estate of each Debtor shall be deemed to have the Claims classified as provided in Article III. Separate ballots will be cast with respect to Claims asserted against each Debtor. Voting results shall be determined separately for each Debtor.


ARTICLE VI.       IMPLEMENTATION OF THE PLAN

         SECTION 6.1. SUBSTANTIVE CONSOLIDATION. The Plan contemplates and is predicated upon the entry by the Bankruptcy Court of an order providing for the substantive consolidation on the Effective Date of the three Consolidated Subsidiaries and their Estates with and into Vista Eyecare, Inc. and its Estate. Pursuant thereto, the assets and liabilities of the Consolidated Subsidiaries shall be deemed merged with and all Claims against any of such entities shall be deemed liabilities of Vista Eyecare, Inc., as Reorganized Debtor, and satisfied in accordance with this Plan. Pursuant to the substantive consolidation order, on the Effective Date: (a) all assets and all liabilities of the Debtors will be treated as though the Debtors were merged; (b) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors will be deemed to be one obligation of the consolidated Debtors; (c) any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the consolidated Debtors; (d) each and every Claim filed in the individual case of any of the Debtors will be deemed filed against the consolidated Debtors in the consolidated case; and (e) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Debtors may be set off against the debts of any of the Debtors.

         SECTION 6.2.  DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTOR.

              (a) Board of Directors. As of the Effective Date, the board of directors of the Reorganized Debtor shall initially consist of 5 members to be selected by the Committee, whose names shall be disclosed on or before the date of the Confirmation Hearing. The board of directors of the Reorganized Debtor will select a chairman at its initial meeting.

              (b) Officers of the Reorganized Debtor. The officers of Vista Eyecare, Inc. immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date. Such officers may continue to serve in accordance with such terms as may be negotiated with the Reorganized Debtor and applicable nonbankruptcy law. The employee severance program that was approved by the Bankruptcy Court in its Order Authorizing and Approving Employee Severance Program, entered in the Chapter 11 Cases on April 18, 2000, shall be binding upon the Reorganized Debtor, as the successor to the Debtors, through and including one year after the Effective Date.

         SECTION 6.3.  SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

              (a) New Common Stock. On the Effective Date, the issuance by the Reorganized Debtor of 10,000,000 shares of New Common Stock is hereby authorized without further act or action under applicable law, regulation, rule, or order. On the Effective Date, the Reorganized Debtor will actually issue 5,000,000 of the 10,000,000 in authorized shares of New Common Stock. Each share of New Common Stock will entitle its holder to one vote, with no cumulative voting rights. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by the Reorganized Debtor. Each holder of at least five percent (5%) of New Common Stock will not offer, sell, contract to sell, or otherwise dispose of any shares of New Common Stock for a period of three years from the Effective Date without the prior written consent of Vista, as Reorganized Debtor.

              (b) New Senior Notes. The New Senior Notes will be issued by the Reorganized Debtor pursuant to the New Notes Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected prior to the Confirmation Hearing. A summary of the principal terms and conditions of the New Senior Notes, which is subject to amendment pursuant to agreement among the Debtors and the Committee, is attached hereto as Exhibit "A."

         SECTION 6.4. REORGANIZED DEBTOR'S INCENTIVE PLAN. On or after the Effective Date, the board of directors of the Reorganized Debtor may adopt an incentive plan which may include options to acquire shares of New Common Stock to be granted to its officers and directors.

         SECTION 6.5. CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS. On the Effective Date, the Senior Notes and Equity Interests in any of the Debtors shall be deemed canceled, terminated, and of no further force and effect without any further action on the part of the Bankruptcy Court, the Debtors, or any other Person. The holders of instruments, securities, and other documentation evidencing such canceled Senior Notes and Equity Interests, including the Senior Note Indenture (except as provided in Section 7.1), shall have no rights arising from or relating to such instruments, securities, and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. All obligations of the Debtors under the Senior Note Indenture shall terminate as of the Effective Date except as to any obligation to pay expenses of the Indenture Trustee for distributions as contemplated by Sections 7.1 and 7.8 of the Plan.

         SECTION 6.6. APPLICABILITY OF SECTION 1125 OF THE BANKRUPTCY CODE. The protection afforded by Section 1125(e) of the Bankruptcy Code with respect to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale, or purchase of the New Common Stock and the New Senior Notes, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the Bankruptcy Court's determination that the Debtors, the Reorganized Debtor, and the Committee, and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, or other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to
Section 1125(e) thereof.

         SECTION 6.7. BANKRUPTCY CODE SECTION 1145 EXEMPTION. Pursuant to, in accordance with, and solely to the extent provided under Section 1145 of the Bankruptcy Code, the issuance of New Senior Notes and New Common Stock to the Debtors' Creditors under the Plan is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Senior Notes and New Common Stock and is deemed to be a public offering of New Senior Notes and New Common Stock.

ARTICLE VII.      PROVISIONS GOVERNING DISTRIBUTIONS

         SECTION 7.1. DELIVERY OF DISTRIBUTIONS. Except as may otherwise be specifically provided, distributions made under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Reorganized Debtor and the Debtors or any of their respective Estates, assets, or properties. Distributions under the Plan shall be deemed made by the Reorganized Debtor or its designees to the holders of Allowed Claims when deposited in the United States mail, first class postage prepaid and directed to the Creditor at the address denominated in the proof of claim filed with the Bankruptcy Court, or if the Creditor has not filed a proof of claim, to the Creditor at the address listed in the Debtors' Schedules, or to such other address as the Creditor shall provide in writing to the Reorganized Debtor in accordance with the notice provisions detailed in this Plan; provided however, that all distributions to the holders of Allowed Senior Note Claims shall be made in accordance with the Senior Note Indenture. The Reorganized Debtor shall cause distributions of New Senior Notes and New Common Stock to be made initially to the New Notes Indenture Trustee and the Transfer Agent, respectively, who shall make the distributions to the holders of Allowed General Unsecured Claims or, in the case of holders of Allowed Senior Note Claims, to the Indenture Trustee for further distribution to individual holders of Allowed Senior Note Claims in accordance with the Senior Note Indenture. Notwithstanding any provisions in the Plan to the contrary, the Senior Note Indenture will continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of Allowed Senior Note Claims.

         SECTION 7.2. EFFECTIVE DATE DISTRIBUTION. On the Effective Date, or as soon thereafter as practicable, the then Available Notes and Available Shares shall be distributed on a Pro Rata basis to the holders of Allowed General Unsecured Claims in Class 5. A Disputed Claims Reserve will be established for those Claims in Class 5 that are not yet resolved and Allowed on the Effective Date.

         SECTION 7.3. DISPUTED CLAIMS RESERVE. On the date on which the Reorganized Debtor makes or causes to be made the initial distribution to holders of Allowed General Unsecured Claims pursuant to Sections 7.1 and 7.2 of the Plan, the Reorganized Debtor shall deposit or cause to be deposited with the New Notes Indenture Trustee an aggregate number of New Senior Notes and with the Transfer Agent an aggregate number of shares of New Common Stock sufficient to distribute to each holder of a Disputed General Unsecured Claim (i) the number of New Senior Notes and shares of New Common Stock that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed General Unsecured Claim on the date of such initial distribution, or (ii) such amount as the Bankruptcy Court may otherwise order (the "Disputed Claims Reserve"). New Senior Notes and shares of New Common Stock shall be withheld by the New Notes Indenture Trustee and the Transfer Agent, respectively, and reserved for distribution to holders of Disputed Claims until such time as such notes and/or shares are distributed to holders of Allowed Claims. Until such distribution, shares of New Common Stock held for the benefit of holders of Disputed General Unsecured Claims shall be treated as treasury stock for voting purposes. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive a distribution of New Senior Notes and New Common Stock from the Disputed Claims Reserve as soon thereafter as is practicable. Such distributions shall be made in accordance with the Plan based on the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date. If at any time or from time to time after the Effective Date, there shall be New Senior Notes and/or shares of New Common Stock in the Disputed Claims Reserve in an amount in excess of the amount which the Reorganized Debtor is required at such time to reserve on account of Disputed General Unsecured Claims under the Plan or pursuant to any

Order of the Bankruptcy Court, such excess shares of New Common Stock and excess New Senior Notes shall become available for distribution in accordance with the Plan.

         SECTION 7.4. DISTRIBUTIONS ON SUBSEQUENT DISTRIBUTION DATES. Unless otherwise provided in the Plan, to the extent there are Available Shares or Available Notes subsequent to the Effective Date as a result of the release of shares of New Common Stock and New Senior Notes from the Disputed Claims Reserve in accordance with Section 7.3 of the Plan or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Section 7.16 of the Plan, the Reorganized Debtor shall cause the Transfer Agent and the New Notes Indenture Trustee to distribute on a Subsequent Distribution Date such Available Shares and Available Notes to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before such Subsequent Distribution Date, in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock and New Senior Notes in respect of such Allowed General Unsecured Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (i) such Available Shares and Available Notes had been available for distribution on the Effective Date, (ii) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on such Subsequent Distribution Date, and
(iii) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before such Subsequent Distribution Date had been disallowed on the Effective Date. Notwithstanding the foregoing, no distribution under this Section 7.4 will be made if, in the discretion of the Reorganized Debtor, there are not sufficient Available Shares and Available Notes to make a cost-efficient distribution, taking into account the size of the distribution to be made and the number of recipients of such distribution.

         SECTION 7.5. DISTRIBUTIONS ON THE FINAL DISTRIBUTION DATE. Unless otherwise provided in this Plan, to the extent there are Available Shares and Available Notes subsequent to the Effective Date as a result of the release of shares of New Common Stock and New Senior Notes from the Disputed Claims Reserve in accordance with Section 7.3 of the Plan or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Section 7.16 of the Plan, the Reorganized Debtor shall cause the Transfer Agent and the New Notes Indenture Trustee to distribute on the Final Distribution Date all such Available Shares and Available Notes to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before the Final Distribution Date, in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock and New Senior Notes in respect of such Allowed Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (i) such Available Shares and Available Notes had been available for distribution on the Effective Date, (ii) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Final Distribution Date, and (iii) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Final Distribution Date had been disallowed on the Effective Date.

         SECTION 7.6. FRACTIONAL NOTES AND FRACTIONAL SHARES.

              (a) Fractional Notes. Notwithstanding any other provision in the Plan to the contrary, no fractional denominations of New Senior Notes shall be issued pursuant to the Plan. Whenever the issuance of any New Senior Note would otherwise call for the issuance in an amount for a fraction of a New Senior Note (issued in $1,000 denominations), the actual issuance of such New Senior Note shall reflect a rounding of such fraction to the nearest whole New Senior Note denomination (up or down), with half denominations being rounded down. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole notes, as the case may be, which remain to be allocated, the Reorganized Debtor shall allocate the remaining whole notes to such holders by random lot or such other impartial method as the Reorganized Debtor deems fair, in the Reorganized Debtor's sole discretion. Upon the allocation of all of the whole notes authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

              (b) Fractional Shares. Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New Common Stock shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of New Common Stock would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of a half of a share being rounded up. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares, as the case may be, which remain to be allocated, the Reorganized Debtor shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Reorganized Debtor deems fair, in the Reorganized Debtor's sole discretion. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

         SECTION 7.7. RECORD DATE FOR DISTRIBUTION. On the close of business on the Confirmation Date, the Debtors' records for transfer of the Senior Notes shall close and the Debtors, the Reorganized Debtor, and the Indenture Trustee shall not be obligated to recognize of record any transfers of Senior Notes occurring after that date. The Debtors, the Reorganized Debtor, and the Indenture Trustee shall be entitled to recognize and deal for purposes of the Plan with only those record holders of the Senior Notes as of the close of business on the Confirmation Date.

         SECTION 7.8. INDENTURE TRUSTEE'S FEES AND EXPENSES REGARDING DISTRIBUTIONS. The fees and expenses of the Indenture Trustee and its professionals under the Indenture will be paid by the Debtors and/or the Reorganized Debtor on the Effective Date in a manner consistent with the provisions of the Senior Note Indenture; provided however, that if there is a dispute between the Debtors or Reorganized Debtor and the Indenture Trustee about any such fees or expenses, the dispute will be resolved by the Bankruptcy Court. Upon payment of the fees and expenses of the Indenture Trustee and its professionals in full, the Indenture Trustee and its professionals will be deemed to have released their liens under Section 7.07 of the Indenture securing payment of their fees and expenses for all fees and expenses payable through the Effective Date.

         SECTION 7.9. ALLOCATION OF CONSIDERATION. The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys' fees where applicable.

         SECTION 7.10. CONDITION PRECEDENT TO RECEIVING DISTRIBUTION. Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument or security evidencing a Claim (other than the Senior Notes) must tender such promissory note or other instrument or security to the Reorganized Debtor or its designee or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Reorganized Debtor. Any holder of a Claim (other than a Claim arising from the Senior Notes) that fails to surrender such instrument or to provide the affidavit and indemnity or bond before the later to occur of (i) six months after the Effective Date and (ii) six months following the date such holder's Claim becomes an Allowed Claim shall be deemed to have forfeited all rights and/or Claims and may not receive or participate in any distribution under the Plan.

         SECTION 7.11. NO DISTRIBUTION PENDING RESOLUTION OF OBJECTIONS. Notwithstanding any other provision of this Plan, no distributions shall be made with respect to a Disputed Claim (or any Disputed portion of a Claim) unless and until all objections to such Disputed Claim have been determined by Final Order. Distributions to each holder of a Disputed Claim to the extent that it ultimately becomes an Allowed Claim shall be made in accordance with the applicable provisions of the Plan with respect to such Claim. Such distributions shall be made as soon as practicable after the date that the order or judgment allowing such Claim (or portion thereof) becomes a Final Order.

         SECTION 7.12. EFFECT OF SECTION 502(D) ON THE RIGHT TO DISTRIBUTIONS. No Creditor shall receive a distribution prohibited by Section 502(d) of the Bankruptcy Code. The Debtors or the Reorganized Debtor shall notify each affected Creditor of its contention that Section 502(d) prohibits such distribution prior to the date of the scheduled distribution to such Creditor, and no distribution shall be made to such Creditor until either the contention is resolved in favor of the Creditor by Final Order or the Creditor has timely repaid the amount or turned over the property as required by Section 502(d) of the Bankruptcy Code. A Claim that is the subject of a dispute pursuant to
Section 502(d) of the Bankruptcy Code shall be treated as a Disputed Claim for purposes of the Plan.

         SECTION 7.13. TREATMENT OF CONTINGENT, UNLIQUIDATED, AND UNDETERMINED CLAIMS. Until such time as a Contingent Claim or a Contingent portion of a Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim for all purposes related to estimations, allocations, and distributions under this Plan; provided, however, that distributional entitlements shall arise only from the date on which a Contingent Claim becomes fixed and absolute. Persons that have filed Claims against the Debtors in an undetermined or unspecified amount or which are unliquidated shall not receive any distribution on their Claims unless and until such time as the Claims are liquidated and Allowed.

         SECTION 7.14. PRECONFIRMATION DISTRIBUTIONS. Nothing in this Plan shall be deemed to entitle the holder of a Claim that received, prior to the Effective Date, full or partial payment of such holder's Claim, by way of settlement or otherwise, pursuant to an order of the Bankruptcy Court, provision of the Bankruptcy Code, or other means, to receive a duplicate payment in full or in part pursuant to this Plan; and all such full or partial payments shall be deemed to be payments made under this Plan for purposes of satisfying the obligations of the Debtors and the Reorganized Debtor hereunder.

         SECTION 7.15. UNDELIVERABLE DISTRIBUTIONS. If any Claim holder's distribution is returned as undeliverable, or is not sent because no address is available, and effort commensurate with the size of the distribution fails to produce a good address, no further distributions to such holder shall be made unless and until the Reorganized Debtor (or a disbursing agent, if applicable) is notified of such holder's then-current address, at which time all missed distributions shall be made to such holder, without interest.

         SECTION 7.16. UNCLAIMED DISTRIBUTIONS. Any distribution of Cash under the Plan which is unclaimed for a period of six months after the Final Distribution Date shall revert to the Reorganized Debtor, and the claim of any holder with respect to such property, or the claims of any state under its escheat, unclaimed property, or similar laws with respect to such property (which state shall NOT be deemed a holder of a Claim under such laws for the purposes of this Plan), shall be discharged and forever barred. Distributions under the Plan consisting of New Senior Notes or New Common Stock that are unclaimed for a period of six months after the Final Distribution Date shall be canceled and any dividend or interest which has accrued with respect to such securities shall be transferred to the Reorganized Debtor and entitlement by the holder of a Claim to such distribution shall be extinguished and forever barred.

ARTICLE VIII.     PROVISIONS GOVERNING OBJECTIONS TO AND RESOLUTION OF CLAIMS

         SECTION 8.1. OBJECTIONS TO AND RESOLUTION OF CLAIMS. The Debtors and the Reorganized Debtor shall have the exclusive right to make and file objections to Claims subsequent to the Effective Date. All objections that are not settled shall be litigated to a Final Order. Unless otherwise ordered by the Bankruptcy Court, the Debtors and the Reorganized Debtor shall file all objections to Claims (other than Administrative Claims) that are the subject of proofs of claim and serve such objections upon the holders of the Claim as to which the objection is made as soon as is practicable, but in no event later than 90 days after the Effective Date or such later date as may be approved by the Bankruptcy Court. Except as otherwise provided in the Plan, a Person asserting an Administrative Claim in these Chapter 11 Cases must comply with the requisites of Section 503 of the Bankruptcy Code, including filing a request for payment thereof with the Bankruptcy Court on or prior to the Administrative

Claim Bar Date. The Bankruptcy Court will schedule a hearing on Administrative Claims filed in the Chapter 11 Cases, and the Debtors, the Reorganized Debtor, and the Committee shall have an opportunity to assert objections thereto at such hearing.

         SECTION 8.2. AMENDMENTS TO SCHEDULES AND CLAIM OBJECTIONS. The Debtors and the Reorganized Debtor reserve the right to object to any and all Claims filed in these Chapter 11 Cases and to amend their Schedules to dispute Claims, if and as deemed appropriate, for purposes of allowance and distribution and for purposes of voting on the Plan. If an objection to a Claim (or portion thereof) is filed by the Debtors, the Reorganized Debtor, or any other party in interest, or if the Claim (or portion thereof) is Contingent, unliquidated, or filed in an undetermined or unspecified amount, then no distributions under the Plan shall be made to that holder of a Claim (or in respect of such Disputed portion), as the case may be, until the matter is determined by the entry of a Final Order.

         SECTION 8.3. DISALLOWANCE OF POSTPETITION INTEREST, PENALTIES, FEES, AND OTHER ACCRUALS. The Debtors and the Reorganized Debtor shall not be required to make specific objections to proofs of claim that allege a right to recover postpetition interest, penalties, fees, and other accruals with respect to prepetition Claims (except proofs of Secured Claims alleging entitlement to such accruals pursuant to Section 506(b) of the Bankruptcy Code), and any claim amounts attributable to such postpetition interest, penalties, fees, and other accruals shall be disallowed in full upon entry of the Confirmation Order; provided, however, that the disallowance provided for herein may be subject to reconsideration with respect to a particular Claim upon motion filed with the Bankruptcy Court and served upon the Debtors and the Reorganized Debtor.

         SECTION 8.4. ADMINISTRATIVE, PRIORITY, AND CONVENIENCE CLAIMS RESERVE.

              (a) Establishment of Administrative, Priority, and Convenience Claims Reserve. On the Effective Date, the Reorganized Debtor shall place into reserve an amount of Cash equal to (i) the sum of the aggregate amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims, and Disputed Convenience Claims, plus (ii) an amount to be determined by the Bankruptcy Court to be reserved for any Disputed Administrative Claims, Disputed Priority Tax Claims, and Disputed Other Priority Claims that are Contingent, unliquidated, or filed in an undetermined or unspecified amount (the "Administrative, Priority, and Convenience Claims Reserve").

              (b) Cash Held in Administrative, Priority, and Convenience Claims Reserve. Cash held in the Administrative, Priority, and Convenience Claims Reserve shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtor and designated as held in trust for the benefit of holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Convenience Claims. Cash held in such reserve shall not constitute property of the Reorganized Debtor. The Reorganized Debtor shall invest the Cash held in the Administrative, Priority, and Convenience Claims Reserve in a manner consistent with Section 345 of the Bankruptcy Code. The Reorganized Debtor shall pay, or cause to be paid, out of the funds held in such reserve, any tax imposed thereon by any governmental unit with respect to income generated by Cash held in this reserve. Any Cash held in the Administrative, Priority, and Convenience Claims Reserve after all Administrative, Priority, and Convenience Claims have been Allowed or disallowed shall be transferred to and become the property of the Reorganized Debtor.

         SECTION  8.5.  ALLOWANCE  OF  DISPUTED  ADMINISTRATIVE,  PRIORITY,  AND
CONVENIENCE CLAIMS. If, on or after the Effective Date, any Disputed Administrative, Priority, or Convenience Claim becomes an Allowed Claim, the Reorganized Debtor shall, 30 days after the date on which such Claim becomes an Allowed Claim, or as soon thereafter as is practicable, distribute from the Administrative, Priority, and Convenience Claims Reserve to the holder of such Allowed Claim Cash equal to the amount that such holder would have been entitled to had such Claim been Allowed on the Effective Date.

         SECTION 8.6. ESTIMATION. The Debtors and the Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any Disputed Claim (including any Contingent Claim) pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtor previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim, the amount on which a reserve is to be calculated for purposes of the Disputed Claims Reserve or the Administrative, Priority, and Convenience Claims Reserve, or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

ARTICLE IX.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         SECTION 9.1. ASSUMPTION AND REJECTION OF CONTRACTS AND LEASES. All executory contracts and unexpired leases (within the meaning of Section 365 of the Bankruptcy Code) (i) which are not expressly the subject of a motion to the Bankruptcy Court for an order of assumption or for an order for rejection pending as of the Effective Date, (ii) which have not been assumed or rejected prior thereto by the Debtors pursuant to an order of the Bankruptcy Court or operation of the Bankruptcy Code, (iii) which are not listed on the Assumption Schedule attached hereto as Exhibit B (as it may be amended from time to time prior to the Confirmation Hearing, upon notice to affected parties), or (iv) which are not listed in Section 9.4 of the Plan as being assumed under the Plan, shall be deemed to be REJECTED AS OF THE EFFECTIVE DATE, in accordance with
Section 365 of the Bankruptcy Code. The executory contracts and unexpired leases listed on Exhibit B attached hereto (as it may be amended from time to time prior to the Confirmation Hearing upon notice to affected parties) shall be deemed to be ASSUMED AS OF THE EFFECTIVE DATE, in accordance with Section 365 of the Bankruptcy Code. The Debtors have listed on Exhibit B the nondebtor party to the contract or lease, the type of contract or lease, and the amount necessary

(if any) based upon the Debtors' records to cure all defaults under the contract or lease to be assumed. Entry of the Confirmation Order shall constitute the approval, in accordance with Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the Debtors' rejection and assumption of the executory contracts and unexpired leases deemed rejected and assumed pursuant to this section.

         SECTION 9.2. REJECTION CLAIMS AND BAR DATE. All Claims for damages arising from executory contracts or unexpired leases that are deemed rejected pursuant to Section 9.1 of this Plan must be filed with the Bankruptcy Court by no later than thirty (30) days after entry of the Confirmation Order. Any rejection Claims not filed within such time period will be forever barred from being asserted against the Debtors, their Estates, and the Reorganized Debtor. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 5 Claims.

         SECTION 9.3. CURE OF DEFAULTS UNDER ASSUMED CONTRACTS AND LEASES. In accordance with Section 365 of the Bankruptcy Code, and except as otherwise agreed by the parties, the Reorganized Debtor will cure any and all undisputed defaults under any executory contracts or unexpired leases that are assumed pursuant to the Plan within 60 days of the Effective Date. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or the Reorganized Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

         SECTION 9.4. VARIOUS EMPLOYMENT AGREEMENTS AND BENEFIT PLANS. All employee compensation and benefit plans, policies, and programs of Vista applicable generally to its employees, including agreements and programs subject to Section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are ASSUMED under the Plan, and Vista's obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs. The employee severance program that was approved by the Bankruptcy Court in its Order Authorizing and Approving Employee Severance Program, entered in the Chapter 11 Cases on April 18, 2000, shall be binding upon Vista, as the Reorganized Debtor, as the successor to the Debtors, through and including one year after the Effective Date. Unless otherwise modified to the satisfaction of the Committee prior to the Confirmation Hearing, the prepetition change in control agreements for executive officers of Vista (the "Change in Control Agreements") shall be deemed rejected in accordance with Section 365 of the Bankruptcy Code. Any Claim resulting from the rejection of a Change in Control Agreement shall be treated as a General Unsecured Claim in Class 5 under this Plan.

         SECTION 9.5. INSURANCE POLICIES. All of the Debtors' rights arising under any insurance policies and any agreements, documents, or instruments relating thereto shall be deemed transferred to the Reorganized Debtor on the Effective Date.

ARTICLE X.        CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

         SECTION 10.1. CONDITIONS PRECEDENT TO PLAN CONFIRMATION. Confirmation of the Plan shall not occur unless and until each of the following conditions shall have been satisfied in full or waived in accordance with Section 10.3 of this Plan:

              (a) The Bankruptcy Court shall have entered the Confirmation Order in a form and substance satisfactory to the Debtors and the Committee;

              (b) The Bankruptcy Court shall have entered an order confirming the Subsidiaries' Plan; and

              (c) Vista, FNL, Midwest, and New West shall have completed the disposition of their vision centers in free-standing locations, such as malls and strip centers, and shall have either (i) assumed and assigned the leases related to these free-standing locations to a purchaser or purchasers or (ii) rejected such leases, in accordance with Section 365 of the Bankruptcy Code.

         SECTION 10.2. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN. The Effective Date of the Plan shall not occur unless and until each of the following conditions shall have been satisfied in full or waived in accordance with Section 10.3 of this Plan:

              (a) The Confirmation Order, in a form and substance satisfactory to the Debtors and the Committee, shall have become a Final Order;

              (b) The order confirming the Subsidiaries' Plan shall have become a Final Order;

              (c) The Reorganized Debtor shall have entered into a senior secured credit facility in an amount and upon terms and conditions to be agreed to among the Debtors and the Committee; and

              (d) The Confirmation Order or other Final Order entered by the Bankruptcy Court shall have approved the substantive consolidation of the Debtors as described in Section 6.1 of the Plan.

         SECTION 10.3. WAIVER OF CONDITIONS. The Debtors may waive any or all of the conditions precedent set forth in Sections 10.1 and 10.2 above at any time, with the consent of the Committee, without leave of or order of the Bankruptcy Court and without any formal action.

ARTICLE XI.       EFFECTS OF PLAN CONFIRMATION

         SECTION 11.1. DISCHARGE. Except as otherwise provided in this Plan or the Confirmation Order, upon entry of the Confirmation Order, the Debtors shall be discharged from, and their liability shall be extinguished completely in respect of, any Claim and/or Debt (with the exception of Intercompany Claims), whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose in connection with or related to, directly or indirectly: any agreement of the Debtors entered into or obligation of the Debtors incurred before the Confirmation Date, any acts, omissions, transactions, transfers, happenings, facts, or situations which occurred on or before the Confirmation Date, whether or not known or suspected, or any conduct of the Debtors prior to the Confirmation Date, and including, without limitation, all interest, if any, on any such Claims and Debts, whether such interest accrued before or after the date of commencement of the Chapter 11 Cases, and including, without limitation, all Claims and Debts based upon or arising out of any acts, omissions, transactions, transfers, happenings, facts, or situations which occurred before the Confirmation Date, whether or not known or suspected, or related to, directly or indirectly, and from any liability of the kind specified in Sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim is filed or is deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim is Allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has accepted this Plan.

         SECTION 11.2. VESTING. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, the Reorganized Debtor shall be vested with all of the property of the respective Estates of each of the Debtors, free and clear of all Claims, Liens, encumbrances, charges and other interests of Creditors and holders of Equity Interests, and the Reorganized Debtor shall thereafter hold, use, dispose of, or otherwise deal with such property and operate its business free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

         SECTION 11.3. INJUNCTION. Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors, or any of them, which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall also extend to the Reorganized Debtor as the successor of the Debtors and its properties and interests in property.

         SECTION 11.4. RELEASES. On the Effective Date, the Debtors and the Reorganized Debtor, on behalf of themselves and their Estates, shall be deemed to release unconditionally all of their respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals, the Committee members, and the Committee's advisors, attorneys, financial advisors, accountants, and other professionals, and each of their representatives and agents (including any professionals retained by such persons or entities) (the "Released Parties") from any and all claims, obligations, suits, judgments, damages, rights, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases or the Plan, except that (i) no Person shall be released from any act or omission that constitutes gross negligence or willful misconduct, and (ii) the Reorganized Debtor shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of setoff or recoupment against any Claims of any such Persons asserted against the Debtors.

         SECTION 11.5. EXCULPATION OF RELEASED PARTIES. The Debtors, the Reorganized Debtor, members of the Committee, and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the negotiation of the Plan, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or the Confirmation Date, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof, except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

         SECTION 11.6. TERM OF BANKRUPTCY INJUNCTION OR STAY. All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         SECTION 11.7. PRESERVATION OF INSURANCE. The Debtors' discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan or the Confirmation Order, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, or any of them, the Reorganized Debtor (including, without limitation, the Debtors' and the Reorganized Debtor's officers and directors) or any other person or entity.

         SECTION 11.8. OFFICERS' AND DIRECTORS' INDEMNIFICATION RIGHTS AND INSURANCE. Notwithstanding any other provisions of the Plan, the obligations of the Debtors to indemnify their present directors, officers, and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or by-laws of the Debtors, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date and shall be applicable to the Reorganized Debtor.

         SECTION 11.9. BINDING EFFECT OF THE PLAN. Upon Confirmation, the provisions of this Plan shall be binding upon the Debtors, the Reorganized Debtor, any Person acquiring property under the Plan, and any holder of any Claim or Equity Interest or any Creditor or other party in interest, whether or not the Claim or Equity Interest of such Creditor or party in interest is Impaired under the Plan or is Allowed or disallowed by the Bankruptcy Court, and whether or not such Creditor or party in interest has accepted or is deemed to have accepted this Plan or has rejected or is deemed to have rejected this Plan. The rights and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

ARTICLE XII.      PLAN MODIFICATION

         The Debtors may propose amendments or modifications of the Plan at any time prior to the Confirmation of the Plan by the Bankruptcy Court provided that this Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with Section 1125 of the Bankruptcy Code. After Confirmation, the Debtors, with the approval of the Bankruptcy Court and so long as it does not materially or adversely affect the interest of Creditors, may remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order in such a manner as may be necessary to carry out the purposes and effect of this Plan. This Plan may be modified at any time after Confirmation and before its substantial consummation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under Section 1129 of the Bankruptcy Code, and the circumstances warrant such modification. A holder of a Claim or Equity Interest that has accepted or rejected this Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

ARTICLE XIII.     RETENTION OF JURISDICTION

         After entry of the Confirmation Order and until the Chapter 11 Cases are closed, the Bankruptcy Court, pursuant to the provisions of Sections 1123(a), (b)(3) and (6), 1127, and 1142(b), and any applicable Bankruptcy Rules, shall retain exclusive jurisdiction of all matters arising under, arising out of, or relating to these Chapter 11 Cases, including but not limited to the following:

     (a) The determination of all disputes, controversies, and suits regarding the interpretation, implementation, enforcement, or consummation of this Plan, or any party's obligations hereunder;

     (b) The allowance or disallowance of any Claim or Equity Interest, and any objections thereto;

     (c)  The determination of the validity, priority, and extent of any Claim;

     (d)  The  determination  of  all   controversies   arising  from  adversary
          proceedings that have been or may be filed;

     (e) The determination of all controversies arising from contested matters or other litigation that has been or may be filed;

     (f) The compromise and settlement of any Claims asserted by or against the Debtors;

     (g) The modification of this Plan as may be necessary to carry out its purposes and intent, the remedy of any defect or omission or reconciliation of any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

     (h) The estimation of Disputed, Contingent, and/or unliquidated Claims for purposes of distribution under the Plan;

     (i) The prosecution of any actions for the avoidance and recovery pursuant to Section 550 of the Bankruptcy Code of transfers avoidable by reason of Sections 544, 545, 547, 548, 549, or 553(b) of the Bankruptcy Code;

     (j) The determination of any and all applications for allowance of compensation and reimbursement of expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Plan;

     (k) The issuance of orders in aid of execution of this Plan to the extent authorized by Section 1142 of the Bankruptcy Code;

     (l) The determination of such other matters as may be set forth in the Confirmation Order or as may arise in connection with this Plan or the Confirmation Order; and

     (m)  The entry of a final decree closing these Chapter 11 Cases.

ARTICLE XIV.      MISCELLANEOUS PROVISIONS

         SECTION 14.1. POST-CONFIRMATION U.S. TRUSTEE FEES. The Reorganized Debtor will pay post-confirmation U.S. Trustee fees as required by 28 U.S.C.
Section 1930(a)(6).

         SECTION 14.2. DISSOLUTION OF THE COMMITTEE. The appointment of the Committee shall terminate on the Effective Date of the Subsidiaries' Plan.

         SECTION 14.3. GOVERNING LAW. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

         SECTION 14.4. FILING OR EXECUTION OF ADDITIONAL DOCUMENTS. On or before the Effective Date, the Debtors or the Reorganized Debtor, shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         SECTION 14.5. EXECUTION OF DOCUMENTS. All parties are required to execute such instruments or documents as may be necessary for the consummation of the Plan, and the Bankruptcy Court shall retain jurisdiction to make such orders as are necessary to require the parties to comply herewith.

         SECTION 14.6. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with this Plan and all instruments issued in connection herewith and distributions hereon, the Debtors and the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         SECTION 14.7. EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Senior Notes or New Common Stock under the Plan, or the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any sales and use, stamp, real estate transfer, recording, or other similar tax.

         SECTION 14.8. .NOTICES. Any notices or requests to the Debtors or the Reorganized Debtor required to be provided pursuant to this Plan shall be made by first class, United States mail, addressed to:

         Vista Eyecare, Inc.
         Attention:  General Counsel
         296 Grayson Highway
         Lawrenceville, GA 30045

         and
         ---

         Kilpatrick Stockton LLP
         Attention:  Michael D. Langford, Esq.
         1100 Peachtree Street, Suite 2800
         Atlanta, Georgia 30309-4530.

         and
         ---

         Wachtell, Lipton, Rosen & Katz
         Attention:  Chaim J. Fortgang, Esq.
         51 West 52nd Street
         New York, New York 10019-6150

         and
         ---

         Alston & Bird
         Attention:  Grant T. Stein, Esq.
         1201 West Peachtree Street
         Atlanta, Georgia 30309-3424

         SECTION 14.9. EFFECTIVENESS OF PRIOR ORDERS. All orders entered by the Bankruptcy Court prior to the Confirmation Date shall continue in full force and effect, unless superseded by this Plan, the Confirmation Order, or other subsequent orders of the Bankruptcy Court.

         SECTION 14.10. PRESERVATION OF DEBTORS' CLAIMS, DEMANDS AND CAUSES OF ACTION. Unless otherwise provided by this Plan or the Confirmation Order, the Debtors shall retain each and every claim, demand, or cause of action which a debtor in possession has power to assert under the Bankruptcy Code, including actions for the avoidance and recovery pursuant to Section 550 of the Bankruptcy Code of transfers avoidable by reason of Sections 544, 545, 547, 548, 549 or 553(b) of the Bankruptcy Code, and the Debtors' rights therein shall be deemed transferred to the Reorganized Debtor on the Effective Date. The Reorganized Debtor may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such claims. No provision of this Plan shall impair the Reorganized Debtor's right to prosecute any such preserved claims, demands and causes of action.

         SECTION 14.11. SETOFFS. The Debtors may, but shall not be required to, setoff against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claims, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

         SECTION 14.12. COMPROMISE OF CLAIMS AND CONTROVERSIES. The Reorganized Debtor shall have the authority to compromise and resolve claims and controversies under the following parameters: After the Effective Date, the Reorganized Debtor may, without an order of the Bankruptcy Court and without notice and a hearing as provided for in Section 102(1) of the Bankruptcy Code, compromise and settle any Claim where the compromise is in writing and the proposed Allowed Claim is to be less than $250,000.

         SECTION 14.13. UNCLAIMED OR ABANDONED PROPERTY. Any and all property of the Estates of any of the Debtors that presently qualifies or may qualify in the future as unclaimed or abandoned property under the escheatment, unclaimed property, abandoned property, or similar laws of any state shall not escheat to the state, but instead shall remain property of the Debtors. Upon the Effective Date, any such abandoned or unclaimed property shall become property of the Reorganized Debtor and may be utilized by the Reorganized Debtor without any restrictions thereafter. Any Claims for such unclaimed or abandoned property that were not filed with the Bankruptcy Court on or prior to the Bar Date are hereby expunged and discharged.

         SECTION 14.14. HEADINGS. The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions or interpretation of this Plan.

         SECTION 14.15. SEVERABILITY. Should any provisions of this Plan be determined to be unenforceable for any reason, such determination shall in no way limit or affect the enforceability and operative effect of any other provisions of this Plan.

         SECTION 14.16. BUSINESS DAY. Whenever any date under this Plan shall be on a day other than a Business Day, then the immediately following Business Day shall be the relevant day.

         SECTION 14.17. EXHIBITS AND SCHEDULES. All exhibits and schedules to the Plan are incorporated into and constitute a part of the Plan as if set forth herein.

         SECTION 14.18. CONFLICT. The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

         Respectfully submitted, this the 13th day of April, 2001.

                         VISTA EYECARE, INC.


                  By:                                                /S/
                         -----------------------------------------------
                         Name:  Mitchell Goodman
                         Title:  Senior Vice President, General Counsel
                                   and Secretary

                         INTERNATIONAL VISION ASSOCIATES, LTD.

                  By:                                                /S/
                         -----------------------------------------------
                         Name:  Mitchell Goodman
                         Title:  Vice President

                         NVAL HEALTHCARE SYSTEMS, INC.

                  By:                                                /S/
                         -----------------------------------------------
                         Name:  Mitchell Goodman
                         Title:  Vice President

                         VISTA OPTICAL EXPRESS, INC.

                  By:                                                /S/
                         -----------------------------------------------
                         Name:  Mitchell Goodman
                         Title:  Vice President

                                EXHIBIT A TO PLAN

                               VISTA EYECARE, INC.

                         SUMMARY OF TERMS AND CONDITIONS
                               OF NEW SENIOR NOTES

------------------------------------------------------- -----------------------------------------------------

  I.     ISSUER:                                        Vista Eyecare, Inc., as Reorganized
         ------                                         Debtor under the Parent Plan.
------------------------------------------------------- -----------------------------------------------------

  II.    PRINCIPAL AMOUNT:                              $120,000,000
         ----------------
------------------------------------------------------- -----------------------------------------------------

  III.   MATURITY:                                      The eighth anniversary of the Effective
         --------                                       Date of the Parent Plan.
------------------------------------------------------- -----------------------------------------------------

  IV.    INTEREST RATE:                                 12%--Interest shall be payable in cash
         -------------                                  semi-annually in arrears on March 31 and
                                                        September 30 of each year.
------------------------------------------------------- -----------------------------------------------------

  V.     AMORTIZATION:
         ------------
------------------------------------------------------- -----------------------------------------------------

         A.    OPTIONAL PREPAYMENTS:                    Prepayable at any time, in whole or in part,
               --------------------                     on 30 days' prior written notice, at 100% of the
                                                        principal amount of the New Senior Notes to be
                                                        prepaid, plus accrued interest thereon through the
                                                        date of prepayment.
------------------------------------------------------- -----------------------------------------------------

         B.    MANDATORY PREPAYMENTS:                   Semi-annually mandatory prepayment of 100% of
               ---------------------                    Excess Cash Flow.  Excess Cash Flow shall be
                                                        defined as EBITDA (i) less Capital Expenditures,
                                                        (ii) plus/minus changes in Working Capital, (iii)
                                                        less senior secured interest expense, (iv) less
                                                        senior secured required debt amortization, (v) less
                                                        pro forma New Senior Notes' interest expense, and
                                                        (vi) less pro forma cash taxes.
------------------------------------------------------- -----------------------------------------------------

  VI.    COLLATERAL AND RANKING:                        Subject to exit revolving credit facility,
         ----------------------                         a first lien on all tangible and intangible
                                                        assets of the Reorganized Debtor.  Other
                                                        concepts  will be consistent with terms in
                                                        the existing Senior Notes Indenture.
------------------------------------------------------- -----------------------------------------------------

------------------------------------------------------- -----------------------------------------------------

  VII.   COVENANTS:                                     Affirmative, negative, and financial covenants
         ---------                                      (including, minimum EBITDA, fixed charge
                                                        coverage ratio and limitation on capital
                                                        expenditures) will be consistent with the
                                                        terms in the existing Senior Notes Indenture.
------------------------------------------------------- -----------------------------------------------------

  VIII.  FINANCIAL REPORTING:                           No change from reporting requirements for
         -------------------                            current outstanding Senior Notes,
                                                        consistent with the terms in the existing
                                                        Senior Notes Indenture.
------------------------------------------------------- -----------------------------------------------------

  IX.    REPRESENTATIONS, WARRANTIES AND                To be consistent with the terms in the
         -------------------------------                existing Senior Notes Indenture.
         EVENTS OF DEFAULT:
         -----------------
------------------------------------------------------- -----------------------------------------------------

  X.     REGISTRATION RIGHTS:                           Demand registration rights (including shelf
         -------------------                            demand) for holders of 10% or more of the
                                                        outstanding principal amount of the New
                                                        Senior Notes.
------------------------------------------------------- -----------------------------------------------------

  XI.    RATING:                                        The Reorganized Debtor will use its
         ------                                         reasonable efforts to obtain a rating for the
                                                        New Senior Notes of at least CCC from a
                                                        nationally recognized rating agency.
------------------------------------------------------- -----------------------------------------------------

                                                 EXHIBIT B TO PLAN
                                                ASSUMED AGREEMENTS


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1.       Sun Life Policy            Sun Life of Canada, PO Box 81200, Ste        Jim Krause Life Insurance                    0
                                    1219, Wellesley Hills, MA 02181
------------------------------------------------------------------------------------------------------------------------------------
2.       NOVA Information Systems   NOVA Informaiton Services, Inc., One         Credit Card Processing                       0
                                    Concourse Pkwy, Ste 300, Atlanta, GA
                                    30328
------------------------------------------------------------------------------------------------------------------------------------
3.       Discover Financial         Discover Financial Services, Inc.  Attn      Credit Card Processing                       0
                                    Bonnie Middleton, POB 52145, Phoenix,
                                    AZ 85072
------------------------------------------------------------------------------------------------------------------------------------
4.       American Express           American Express, Ste 0001, Chicago, IL      Credit Card Processing                       0
                                    60679
------------------------------------------------------------------------------------------------------------------------------------
5.       Out-Put Solutions (LaPre)  Out Put Solutions, Inc., 2 Milton Ave,       A/P Check Cutting Software                   0
                                    Alpharetta, GA 30004
------------------------------------------------------------------------------------------------------------------------------------
6.       Alternative Mailing        3435 Breckinridge Blvd, Ste 100,             Payroll Check Software                     20.62
         Systems                    Duluth, GA  30136                            and Maintenance
------------------------------------------------------------------------------------------------------------------------------------
7.       Ultimate Software Group    The Ultimate Software Group, Inc., 2000      Ulti-Pro Payroll Software               80442.9
                                    Ultimate Way, Weston, FL 33326
------------------------------------------------------------------------------------------------------------------------------------
8.       Connecticut General        Connecticut General Life Ins., PO Box        Medical & Dental                        60384.45
         (Cigna)                    102086, Atlanta, GA 30368
------------------------------------------------------------------------------------------------------------------------------------
9.       Connecticut General        Connecticut General Life Ins., PO Box        Basic Life/AD&D Insurance               see above
         (Cigna)                    102086, Atlanta, GA 30368
------------------------------------------------------------------------------------------------------------------------------------
10.      Connecticut General        Connecticut General Life Ins., PO Box        Supplemental Life Insurance             see above
         (Cigna)                    102086, Atlanta, GA 30368
------------------------------------------------------------------------------------------------------------------------------------
11.      HMSA                       Hawaii Medical Service Association, PO       Medical & Dental Hawaii                      0
                                    Box 29330, Honolulu, HI 96820
------------------------------------------------------------------------------------------------------------------------------------
12.      Standard Insurance         Standard Insurance Company, Unit 81, PO      Short term/Long Term Disability              0
         Company                    Box 4900, Portland, OR 97208
------------------------------------------------------------------------------------------------------------------------------------
13.      Paul Revere Insurance      Paul Revere Insurance Company, PO Box        Executive Supplemental Disability            0
         Company                    13974, Philadelphia, PA 19153
------------------------------------------------------------------------------------------------------------------------------------
14.      The Hartford (TPA)         The Hartford, PO Box 00-03760,               New York Short Disability                    0
                                    Philadelphia, PA 19178
------------------------------------------------------------------------------------------------------------------------------------
15.      Hartford Life & Accident   Hartford Fire Insurance                      Worker's Comp                             25518
         Ins., PO Box 31000,
         Honolulu, HI 96849
------------------------------------------------------------------------------------------------------------------------------------
16.      W. E. Stanley              WE Stanley, 300 E. Wendover Ave.,            401(k) Retirement Plan                       0
                                    Greensboro, NC  27401
------------------------------------------------------------------------------------------------------------------------------------
17.      First Trust                Trustlynx, P.O. B. 17748, Cenver, CO         401(k) Retirement Plan                       0
                                    80217
------------------------------------------------------------------------------------------------------------------------------------
18.      LINA                       LINA, PO Box 8500-K110, Philadelphia,        Travel/Accident Insurance                    0
                                    PA 19178
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
19.      Laboratory Group           Laboratory Corp of America, Holdings,        Drug Testing                             6489.29
                                    Po Box 12140, Burlington, NC 27216
------------------------------------------------------------------------------------------------------------------------------------
20.      MedTox Laboratories        Medtox Laboratories, 402 West County         Drug Testing                             7528.88
                                    Road D, St Paul, MN 55112
------------------------------------------------------------------------------------------------------------------------------------
21.      Hire Check f/k/a CIC       Hire Check, Inc., PO Box 42199, St.          Background Check                          1876
                                    Petersburg, FL 33742
------------------------------------------------------------------------------------------------------------------------------------
22.      E-Trade (Share Data)       E*Trade Business Solutions, PO Box           Stock Option Data Base                       0
                                    989032, West Sacramento, CA 95798
------------------------------------------------------------------------------------------------------------------------------------
23.      IBM Credit Corp Financing  IBM Corporation, PO Box 105063-BO CD 3,      8 2483s Scanners in the                  see below
                                    Atlanta, GA  30348                           Lawrenceville DC
------------------------------------------------------------------------------------------------------------------------------------
24.      IBM                        IBM Corporation, PO Box 105063-BO CD 3,      Equipment located at Mid West            see below
                                    Atlanta, GA  30348
------------------------------------------------------------------------------------------------------------------------------------
25.      IBM                        IBM Corporation, PO Box 105063-BO CD 3,      AS/400 - HO - Lease approx. 2 Yrs.      47938.46
                                    Atlanta, GA  30348
------------------------------------------------------------------------------------------------------------------------------------
26.      MCI/Worldcom/UUNET         MCI Worldcom Communications, Inc. PO         POS Comm - 3 yr. K - Use private             0
                                    Box 371322, Pittsburgh, PA 15250             intern. Pay monthly
------------------------------------------------------------------------------------------------------------------------------------
27.      MCI/Worldcom/UUNET         MCI Worldcom Communications, Inc. PO         Internet - HO - 3 yr. K - Use private        0
                                    Box 371322, Pittsburgh, PA 15250             intern.  Pay monthly
------------------------------------------------------------------------------------------------------------------------------------
28.      JDA                        JDA Software, Group, 14400 N 87th            Enterprise Software - License             43676
                                    Street, Scottsdale, AZ 85260                 Agreement - One Time
------------------------------------------------------------------------------------------------------------------------------------
29.      Borland                    Borland International, 100 Borland Way,      InterBase -- POS Database - One-time         0
                                    Dept 1410, Scotts Valley, CA 95066           license - software, Enterprise
                                                                                 (Support Agreement)
------------------------------------------------------------------------------------------------------------------------------------
30.      GEIS                       GE Information Services, PO Box 640371,      New POS Mail Box/Comm Maintenance            0
                                    Pittsburgh, PA 15264
------------------------------------------------------------------------------------------------------------------------------------
31.      Sterling Commerce          Sterling Commerce, PO Bxo 73199,             EDI Comm/mtce, Gen Tran                  7355.65
                                    Chicago, IL 60673
------------------------------------------------------------------------------------------------------------------------------------
32.      Lucent Technologies, Inc.  Lucent Technologies, Inc., PO Box            Phone Mtce - HO                              0
                                    27-850, Kansas City, MO 64184
------------------------------------------------------------------------------------------------------------------------------------
33.      AVAYA Communications       Avaya Inc., PO Box 27-850, Kansas City,      Definity G3si PBX, Intuity Audix,        4863.05
                                    MO 64184                                     Call Accounting System
------------------------------------------------------------------------------------------------------------------------------------
34.      Santa Cruz Operations      The Santa Cruz Operation, Inc., PO Box       POS - UNIX Oper. System - License -          0
                                    7594, San Francisco, CA 94120                we've paid opport to to buy at discount
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
35.      Novell                     Novell, Inc., PO Box 31001-0024,             Corporate License Agreement for              0
                                    Pasadena, CA  91110                          network, zenworks, groupwise, NDS,
                                                                                 e-directory, NT Account Manager,
                                                                                 Netwrk wriring
------------------------------------------------------------------------------------------------------------------------------------
36.      JYACC, Inc.                Prolifics, 116 John Street, New York,        Prolifics - POS Tool - Maintenance -      269.36
                                    NY 10038                                     software
------------------------------------------------------------------------------------------------------------------------------------
37.      Hawkeye Information        Hawkeye Information Services, PO Box         Hawkeye - AS/400 Tool Annual Maint.,         0
         Services                   2167, Ft Collins, CO 80522                   Pathfinder
------------------------------------------------------------------------------------------------------------------------------------
38.      Business Computer Designs  Business Computer Design, 950 York           Progen - AS/400 Tool Annual Maint.           0
                                    Road, Hinesdale, IL 60521
------------------------------------------------------------------------------------------------------------------------------------
39.      AirTouch                   Airtouch Paging, PO Box 672038, Dallas,      Pagers - Lease                            276.8
                                    TX 75267
------------------------------------------------------------------------------------------------------------------------------------
40.      For Business Technology    For Business Technologies,Inc., 875          POS Call Log Tracking - Software           4165
                                    Lawrenceville Suwanee Road, Package
                                    Lawrenceville, GA 30046
------------------------------------------------------------------------------------------------------------------------------------
41.      Arcus Data Security        Arcus Data Security, Inc. PO Box             Storage (Back-ups)                        482.98
                                    911862, Dallas, TX 75391
------------------------------------------------------------------------------------------------------------------------------------
42.      Sungard Recovery           Sungard Recovery Services, Inc., PO Box      Business Recovery Site, Contingency        3500
                                    91233, Chicago, IL 60693                     Safety
------------------------------------------------------------------------------------------------------------------------------------
43.      BMC                        BMC Solutions, Inc., PO Box 932109,          Printer Mtce. - DC/AP                     747.8
                                    Atlanta, GA 31193
------------------------------------------------------------------------------------------------------------------------------------
44.      Regions Leasing/Darrell    Regions Leasing, PO Box 1203,                Software, S/20 ALTDEV/ Master Lease          0
         Flowe & Assoc.             Montgomery, AL  36102                        DFA-004, 9406 ALTPROD/Master Lease
                                                                                 DFA-004
------------------------------------------------------------------------------------------------------------------------------------
45.      Prodata                    Prodata Computer Services, Inc., 2809        DataBase Utility - Software                 398
                                    South 160th St, Ste 401, Omaha, NE 681
------------------------------------------------------------------------------------------------------------------------------------
46.      Pinnacle Bus. Systems      Pinnacle Business Systems, 1000 South        Job Manager and ICOM/400                     0
                                    Baumann, Edmond, OK 73034
------------------------------------------------------------------------------------------------------------------------------------
47.      Perle                      Perle Systems LTd, Dept 771074, PO Box       Computer Language License                    0
                                    77000, Detroit, MI 48277
------------------------------------------------------------------------------------------------------------------------------------
48.      Blue Ocean Software        Blue Ocean Software, Inc., 15310             Track-It - Inv. Control Software             0
                                    Amberly Drive, Tampa, FL 33647
------------------------------------------------------------------------------------------------------------------------------------
49.      Lexmark                    Lexmark International, Inc., PO Box          Printers - Maintenance                       0
                                    96612, Chicago, IL 60693
------------------------------------------------------------------------------------------------------------------------------------
50.      Elron Software             Elron Software, Network Mgmt Div., One       Firewall and Web Inspector                 1794
                                    Cambridge Ctr, 11th Floor??
------------------------------------------------------------------------------------------------------------------------------------
51.      Verizon Wireless           Verizon Wireless Messaging Service, POB      Pagers - Lease                               0
                                    672038, Dallas, TX 75267
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
52.      Verizon Wireless           Verizon Wireless Messaging Service,          POB Phones for the Stores               38184.45
                                    672038, Dallas, TX 75267
------------------------------------------------------------------------------------------------------------------------------------
53.      Sprint                     Sprint, POB 530504, Atlanta, GA  30353       Wide Area Network                       25525.78

------------------------------------------------------------------------------------------------------------------------------------
54.      Hewlett Packard            Hewlett Packard, PO Box 101149,              Hardware and Software Support             593.35
                                    Atlanta, GA 30392                            for K370
------------------------------------------------------------------------------------------------------------------------------------
55.      Hewlett Packard            Hewlett Packard, PO Box 101149,              Hardware and Software Support            see above
                                    Atlanta, GA 30392                            for K570
------------------------------------------------------------------------------------------------------------------------------------
56.      Hewlett Packard            Hewlett Packard, PO Box 101149,              Hp 9000s, other equipment                see above
                                    Atlanta, GA 30392
------------------------------------------------------------------------------------------------------------------------------------
57.      Comshare                   Comshare, Inc., 33191 Treasury Center,       Support Agreement                            0
                                    Chicago, IL 60694
-----------------------------------------------------------------------------------------------------------------------------------
58.      Computer                   Softmart Commercial Services, Inc., PO       Open License Agreement for               5651.49
         Associates(Softmart)       Box 7780-3142, Philadelphia, PA 19182        ARCserve/Network Backup
------------------------------------------------------------------------------------------------------------------------------------
59.      Cabletron (Enterasys       Cabletron Systems, Inc., 35 Industrial       Cabletron Routers and Spectrum           5518.63
         Networks)                  Way, PO Box 5005, Rochester, NH 03867        Software
------------------------------------------------------------------------------------------------------------------------------------
60.      F-Secure Corp/Global       Global Technologies, Inc, POB 88780,         Open License Agreement for                   0
         Technologies               Atlanta, GA  30356                           anti-virus
------------------------------------------------------------------------------------------------------------------------------------
61.      Powerware                  Powerware, PO Box 93810, Chicago, IL         UPS in Computer Room                         0
                                    60673-3810
------------------------------------------------------------------------------------------------------------------------------------
62.      RJS Software               RJS Software Systems, PO Box 19408,          WinSpool                                     0
                                    Minneapolis, MN 55419
------------------------------------------------------------------------------------------------------------------------------------
63.      SecurityLink/Ameritech     Security Link from Ameritech, PO Box         WinPak Security Software, Card             55.03
                                    9001076, Louisville, KY 40290                Printer
------------------------------------------------------------------------------------------------------------------------------------
64.      WRQ - Reflections          WRQ, PO Box 34936, Seattle, WA               AS/400 Immulator                             0
                                    98124-1936
------------------------------------------------------------------------------------------------------------------------------------
65.      MapQuest                   MapQuest.Com, Inc., Po Box 85009490,         Web Location Tool                            0
                                    Philadelphia, PA 19178-9490
------------------------------------------------------------------------------------------------------------------------------------
66.      Web Oricle                 Web Oracle, Inc., 5323 Oxford Chase          Website Hosting                              0
                                    Way, Dunwoody, GA 30338
------------------------------------------------------------------------------------------------------------------------------------
67.      ARM Group                  Arm Group, 143 Madison Avenue, New           Contract Tickler Annual Maintenance          0
                                    York, NY 10016
------------------------------------------------------------------------------------------------------------------------------------
68.      Allergan                   Allergan Inc., 2525 Dupont Drive,            Solutions                                    0
                                    Irvine, CA 92715
------------------------------------------------------------------------------------------------------------------------------------
69.      PerSe Technologies         Per-Se' Technologies, Po Box 101352,         Process Managed Care Claims            257638.32
                                    Atlanta, GA 30392
------------------------------------------------------------------------------------------------------------------------------------
70.      Managed Care Systems       Managed Care Systems, Inc. 7330 North        Software for Processing Acquired         6333.33
                                    16th Street, Ste G-102, Phoenix, AZ          Entities
                                    85038
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
71.      Bette Burgess HMC/         Bette Burgess, HCB, 3138 W Dakota Ave        Medical Billing                           3843
         Provider Billing           Unit 96, Fresno, CA 93722
         Services
------------------------------------------------------------------------------------------------------------------------------------
72.      Digital Vision (DVI        Digital Vision Inc., PO Box 82294,           RX Tracking for Lawrenceville &         16508.72
         Monthly License Fee)       Portland, OR 97282                           Midwest Labs
------------------------------------------------------------------------------------------------------------------------------------
73.      Mike Albert Leasing        Mike Albert Leasing, Inc., PO Box            7 Auto Leases (details on separate       2722.56
                                    642531, Pittsburg, PA 15264                  schedule)
------------------------------------------------------------------------------------------------------------------------------------
74.      CareData.com               CAREDATA.COM, PO Box 277434, Atlanta,        Credentialing                            2356.5
                                    GA 30384
------------------------------------------------------------------------------------------------------------------------------------
75.      Parkway Portfolio 1 LLC    Parkway Portfolio, Moorefield II, PO         Eastern Regional Office, Richmond,        143.5
                                    Box 39271, Jackson, MS 39271                 VA
------------------------------------------------------------------------------------------------------------------------------------
76.      LC Properties, LLC         LC Properties, LLC, 26 Sycamore              Sublease for 296 Grayson Highway             0
         (lAssignee of Wal-Mart     Station, Decatur, GA  30030                  Offices
         effective 01/01)
------------------------------------------------------------------------------------------------------------------------------------
77.      Dr. Myrel A. Nuemann       Dr. Myrel A. Neumann, PO Box 1304, c/o       Lease for Midwest Lab and Offices            0
                                    Kern Dewenter, St Cloud, MN 56303
------------------------------------------------------------------------------------------------------------------------------------
78.      Army &  Air Force          Army & Airforce Exchange Service, 2727       Hurlburt, Elgin, Edward, Ft.            46307.61
         Exchange Service           West LBJ Freeway, Dallas, TX 75234           Wainright, Eielson, Ft. Rucker,
                                                                                 Robins, Elmendorf, Ft. Hood &
                                                                                 Patrick stores
------------------------------------------------------------------------------------------------------------------------------------
79.      Navy Exchange Service      Navy Exchange Service Command, 3280          Bethesda, Annapolis, Norfolk,           30658.56
         Command                    Virginia Beach Blvd., Vrginia Beach, VA      Brunswick, Moffett Field, Memphis,
                                    23452                                        New London & Portsmouth stores
------------------------------------------------------------------------------------------------------------------------------------
80.      Marine Corp Exchange       Marine Corp Community Services               Quantico store                           1831.45
                                    Division, POB 1397, Quantico, VA 22134
------------------------------------------------------------------------------------------------------------------------------------
81.      Key Corporate Capital      KeyCorp Leasing c/o KeyBank, Attn: Ron       Managed Care Software System AS/400 &        0
                                    McKenzie, POB 11500, Tacoma, WA 98411        Upgrade 9406170 Computer et al
------------------------------------------------------------------------------------------------------------------------------------
82.      WAL*MART MANAGED CARE      SEE BELOW FOR INDIVIDUAL WAL*MART            MANAGED CARE PLANS
         PLANS                      MANAGED CARE PLANS.
------------------------------------------------------------------------------------------------------------------------------------
83.      Anthem Blue Cross Blue     PO Box 555, North Haven, CT, 06475           Wal*Mart Managed Care Plans                  0
         Shield of CT
------------------------------------------------------------------------------------------------------------------------------------
84.      Atlantic County            1760 Market St 14th Floor,                   Wal*Mart Managed Care Plans                  0
         Utilities Authority        Philadelphia, PA, 19103
------------------------------------------------------------------------------------------------------------------------------------
85.      Atlantic Integrated        1315 S. Glenburne Rd, New Bern, NC.,         Wal*Mart Managed Care Plans                  0
         Health                     28562
------------------------------------------------------------------------------------------------------------------------------------
86.      B/C &B/S Central NY -      344 South Warren Street, P.O. Box            Wal*Mart Managed Care Plans                  0
         HMO-CNY Inc                4089, Syracuse, NY, 13221-4712
------------------------------------------------------------------------------------------------------------------------------------
87.      Blue Cross Blue Shield     P.O. Box 995, Birmingham, AL, 35298          Wal*Mart Managed Care Plans                  0
         Alabama - All Kids
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
88.      Blue Cross Blue Shield     10455 Mill Run Circle, Owings                Wal*Mart Managed Care Plans                  0
         of Maryland                Mills, MD, 21117-5559
------------------------------------------------------------------------------------------------------------------------------------
89.      Blue Cross Blue Shield     Utica Business Park / 12 Rhoads              Wal*Mart Managed Care Plans                  0
         of Utica Watertown         Dr., Utica, NY, 13502
------------------------------------------------------------------------------------------------------------------------------------
90.      Blue Shield of             P.O. Box 15013, Albany, NY, 12212-5013       Wal*Mart Managed Care Plans                  0
         Northeastern NY
------------------------------------------------------------------------------------------------------------------------------------
91.      Cascade Comprehensive      P.O. Box 217, Klamath Falls, OR,             Wal*Mart Managed Care Plans                  0
         Care Inc                   97601-0368
------------------------------------------------------------------------------------------------------------------------------------
92.      Cigna Health Plan of       Two Riverway, Ste. 1200, Houston, TX,        Wal*Mart Managed Care Plans                  0
         Texas/Temple Inland        77056
------------------------------------------------------------------------------------------------------------------------------------
93.      Clarity Vision/Opti/Gat    PO Box 890500, Camp Hill, PA, 17089          Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
94.      Coast to Coast - 20/20     PO Box 671309, Dallas, TX, 75367             Wal*Mart Managed Care Plans                  0
         Select
------------------------------------------------------------------------------------------------------------------------------------
95.      Davis Vision               PO Box 971, Schenectady, NY,   12301         Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
96.      ECPA                       PO Box 51810, Phoenix, AZ, 85076             Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
97.      Fraternal Order of         511 N Broad St 7th Floor,                    Wal*Mart Managed Care Plans                  0
         Police                     Philadelphia, PA,  19123
------------------------------------------------------------------------------------------------------------------------------------
98.      GHI (Group Health Inc)     Pioneer Business Park / 5000 Campuswood      Wal*Mart Managed Care Plans                  0
                                    Dr., East Syracuse, N Y, 13057-9914
------------------------------------------------------------------------------------------------------------------------------------
99.      Grants Pass Clinic         Vocational Rehab Division, PO Box 808,       Wal*Mart Managed Care Plans                  0
                                    Gold Beach, OR. 97444
------------------------------------------------------------------------------------------------------------------------------------
100.     Hidden Lake Academy        830 Hidden Lake Road, Dahlonega, GA,         Wal*Mart Managed Care Plans                  0
                                    30533
------------------------------------------------------------------------------------------------------------------------------------
101.     Intergroup                 9300 N. Finance Center Dr., Ste.             Wal*Mart Managed Care Plans                  0
                                    100, Tucson, AZ, 85710
------------------------------------------------------------------------------------------------------------------------------------
102.     MECA                       PO Box 17190, Indianapolis, IN, 4617         Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
103.     Medi-Cal                   3138 W. Dakota #2, Fresno, CA, 93722-        Wal*Mart Managed Care Plans                  0
                                    4944
------------------------------------------------------------------------------------------------------------------------------------
104.     Medicare                   2300 Springdale Drive, Building 1,           Wal*Mart Managed Care Plans                  0
                                    GM-219, Camden, SC, 29020
------------------------------------------------------------------------------------------------------------------------------------
105.     MES                        PO Box 93033, Long Beach, CA, 90809          Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
106.     Metlife Grp Vision Clai    PO Box 3010 Oneida County Industrial         Wal*Mart Managed Care Plans                  0
                                    Park, Utica, NY, 13504
------------------------------------------------------------------------------------------------------------------------------------
107.     Metropolitan AT&T,         See Above                                    Wal*Mart Managed Care Plans                  0
         Lucent Tech.,
         Goodyear
------------------------------------------------------------------------------------------------------------------------------------
108.     Metropolitan               P.O. Box 3010, Onieda Cnty. Industrial       Wal*Mart Managed Care Plans                  0
         Schedule "C"               Park, Utica, NY, 13504
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
109.     National Vision Admin      P.O. Box 2187, Clifton, NJ, 7015             Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
110.     New Mexico Medicaid        P.O. Box 25700, Albuqerque, NM, 87125        Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
111.     North American             PO Box 2487, Columbus, OH. 43216             Wal*Mart Managed Care Plans                  0
         Preferred Vision
         Network
------------------------------------------------------------------------------------------------------------------------------------
112.     Onondaga County            10 Adler Dr, East Syracuse, NY, 13057        Wal*Mart Managed Care Plans                  0
         Laborer's Health &
         Training Funds
------------------------------------------------------------------------------------------------------------------------------------
113.     Pacific Source Health      PO Box 7068, Eugene, OR, 97401               Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
114.     Quality Block Company -    PO Box 8049, Phoenix, AZ, 85060              Wal*Mart Managed Care Plans                  0
         SRT Administrators
------------------------------------------------------------------------------------------------------------------------------------
115.     San Carlos Housing         P.O. Box 55237, Phoenix, AZ, 85078           Wal*Mart Managed Care Plans                  0
         Authority
------------------------------------------------------------------------------------------------------------------------------------
116.     Senior's First             PO Box 830602 Birmingham, AL                 Wal*Mart Managed Care Plans                  0
                                    35203, Birmingham, AL, 35203
------------------------------------------------------------------------------------------------------------------------------------
117.     Shoal-Water Bay Indian     PO Box 228, Tokeland, WA. 98590              Wal*Mart Managed Care Plans                  0
         Tribe Store 2037 only
------------------------------------------------------------------------------------------------------------------------------------
118.     South Dakota Medicaid      700 Governor's Dr., Pierre, SD, 57501        Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
119.     Spectera Inc               2811 Lord Baltimore Dr,                      Wal*Mart Managed Care Plans                  0
                                    Baltimore, MD, 21244
------------------------------------------------------------------------------------------------------------------------------------
120.     Superior Vision Reliast    PO Box 967, Rancho Cordova, CA, 95741        Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
121.     Texas Medicaid             P.O Box 200555 Bldg C, Austin, TX,           Wal*Mart Managed Care Plans                  0
                                    78720
------------------------------------------------------------------------------------------------------------------------------------
122.     Texas Rehabilitation       See Above                                    Wal*Mart Managed Care Plans                  0
         Commission
------------------------------------------------------------------------------------------------------------------------------------
123.     Top Quality Masonry        PO Box 8049, Phoenix, AZ, 85060              Wal*Mart Managed Care Plans                  0
         Company - SRT
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
124.     West Virginia Medicaid     P.O. Box 3767, Charleston, WV, 35337         Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
125.     Wyoming Medicaid           P.O. Box 547, Cheyenne, WY, 82003            Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
126.     FRED MEYER MANAGED         SEE BELOW FOR INDIVIDUAL FRED MEYER          MANAGED CARE PLANS
         CARE PLANS                 MANAGED CARE PLANS.
------------------------------------------------------------------------------------------------------------------------------------
127.     A&I Benefit                1220 Southwest Morrison, Ste. 300            Fred Meyer Managed Care Plans                0
         Administrators             Portland, OR, 97205
------------------------------------------------------------------------------------------------------------------------------------
128.     Adminisrative              3404 W. Cheryl Drive, Phoenix, AZ, 85051     Fred Meyer Managed Care Plans                0
         Enterprises Inc.
------------------------------------------------------------------------------------------------------------------------------------
129.     Advanced Benefits          6420 SW Madcam Avenue, Portland, OR,         Fred Meyer Managed Care Plans                0
         Administrato               97201
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                          CURE AMOUNT
                                                                                                                         PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
130.     Aetna / US Healthcare      P.O. Box 1125, Bluebell, PA, 19422           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
131.     AK Healthcare System       2925 De Barr Rd.,Anchorage, AK, 99508        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
132.     Alaksa Laborers            P.O. Box 34567, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         Construction Industry
------------------------------------------------------------------------------------------------------------------------------------
133.     ALASKA VA Healthcare       2925 De Barr Rd., Anchorage, AK, 99508       Fred Meyer Managed Care Plans                0
         Systems
------------------------------------------------------------------------------------------------------------------------------------
134.     Alliance Health Plan       P.O. Box 1207,  Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
135.     Anthem Health & Life       P.O. Box 11111, Fort Scott, KS, 66701        Fred Meyer Managed Care Plans                0
         Insurance
------------------------------------------------------------------------------------------------------------------------------------
136.     AOI Health Choice          P.O. Box 40384, Portland, OR, 97240          Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
137.     Associated                 P.O. Box 6711, Portland, OR, 97228           Fred Meyer Managed Care Plans                0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
138.     Avesis,  Inc.               P.O. Box 7777, Phoenix, AZ, 85012           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
139.     Benesight                  P.O. Box 52100,  Phoenix,  AZ. 85072         Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
140.     Blue Card Program          P.O. Box 327, Seattle, WA, 98111             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
141.     Blue Cross of Idaho        P.O. Box 7408, Boise, ID, 83707              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
142.     Blue Cross of              P.O. Box 91080, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Washington/Alaska
------------------------------------------------------------------------------------------------------------------------------------
143.     Blue Cross/Blue Shield     P.O. Box 91010, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
144.     Boeing Health Plan         P.O. Box 21065, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
145.     Boeing Health              P.O. Box 91009, Seattle, WA, 98101           Fred Meyer Managed Care Plans                0
         Washington Plan
------------------------------------------------------------------------------------------------------------------------------------
146.     CARPENTER'S TRUST OF       P.O. Box 5434, Spokane, WA, 99205            Fred Meyer Managed Care Plans                0
         WA/ID
------------------------------------------------------------------------------------------------------------------------------------
147.     Cement Masons &            P.O. Box 34203, Seattle, WA, 98121           Fred Meyer Managed Care Plans                0
         Plasterers - W
------------------------------------------------------------------------------------------------------------------------------------
148.     CIGNA Healthcare           P.O. Box 9321, Sherman, TX, 75091            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
149.     Cigna Healthcare           P.O. Box 188004, Chattanooga, TN, 37422      Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
150.     CIGNA HEALTHCARE           P.O. Box 188004, Chattanooga, TN, 37422      Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
151.     Cigna Healthcare - ID      P.O. Box 182654, Columbus, OH, 43218         Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
152.     CLARITY VISION             P.O. Box 890500, Camp Hill, PA, 17089        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
153.     Coast To Coast Vision      P.O. Box 792070, San Antonio, TX, 78279      Fred Meyer Managed Care Plans                0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
154.     Coastal Insurance          P.O. Box 897, Bellingham, WA, 98227          Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
155.     Davis Vision               P.O. Box 971, Schenectady, NY, 12301         Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
156.     EYECARE PLAN OF AMERICA -  7776 S. Point Parkway                        Fred Meyer Managed Care Plans                0
         ECPA                       W., Phoenix, AZ, 85044
------------------------------------------------------------------------------------------------------------------------------------
157.     First Choice Healthcare    P.O. Box 91009, Seattle, WA, 98101           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
158.     First Health               P.O. Box 8099, London, KY, 40742             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
159.     Great West Life            P.O. Box 11111, Fort Scott, KS, 66701        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
160.     H.E.R.E. Local 8           P.O. Box 34355, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
161.     Health Comp. Admin.        P.O. Box 45018, Fresno, CA, 93718            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
162.     Health Management          13902 East Expedition                        Fred Meyer Managed Care Plans                0
         Network                    Ave., Aurora, CO, 80013

------------------------------------------------------------------------------------------------------------------------------------
163.     HEALTHCARE MANAGEMENT      P.O. Box 85008, Bellvue, WA, 98015           Fred Meyer Managed Care Plans                0
         ADMIN.
------------------------------------------------------------------------------------------------------------------------------------
164.     Highline Community         P.O. Box 91014, Seattle, WA, 98101           Fred Meyer Managed Care Plans                0
         Hospital
------------------------------------------------------------------------------------------------------------------------------------
165.     Idaho Medicaid             P.O. Box 23, Boise, ID, 83707                Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
166.     IEC Group                  P.O. Box 7186, Boise, ID, 83707              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
167.     INTERMOUNTAIN IRON         3785 S,  700 East, City, UT, 84106           Fred Meyer Managed Care Plans                0
         WRKRS LOCAL 732
------------------------------------------------------------------------------------------------------------------------------------
168.     Kenai Borough              P.O. Box 97313, Bellvue, WA, 98009           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
169.     Kenai School District      P.O. Box 97313, Bellvue, WA, 98009           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
170.     Lifewise                   P.O. Box 7709, Bend, OR, 97708               Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
171.     MEDICAL EYE SERVICES       P.O. Box 93033, Long Beach, CA, 90809        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
172.     Medical Eye Services       P.O. Box 93033, Long Beach, CA, 90809        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
173.     Medical Eye Services       P.O. Box 8184, Portland, OR, 97207           Fred Meyer Managed Care Plans                0
         of Oregon
------------------------------------------------------------------------------------------------------------------------------------
174.     MetLife Insurance Co.      P.O. Box 3010, Utica, NY, 13504              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
175.     MetLife Insurance          P.O. Box 3010, Utica, NY, 13504              Fred Meyer Managed Care Plans                0
         Company
------------------------------------------------------------------------------------------------------------------------------------
176.     Microsoft                  P.O. Box 4346, Bismark, ND, 58502            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
177.     Mountain States            13902 East Expedition Ave.,                  Fred Meyer Managed Care Plans                0
         Administration             Aurora, CO, 80013

------------------------------------------------------------------------------------------------------------------------------------
178.     Mutual of Omaha            P.O. Box 31488, Omaha, NE, 68131             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
179.     National Vision            P.O. Box 1981, East Hanover, NJ, 07936       Fred Meyer Managed Care Plans                0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
180.     Northern Alaska            P.O. Box 12707, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Carpernters -
         Local 1243
------------------------------------------------------------------------------------------------------------------------------------
181.     Northwest Benefit          2323 Eastlake Ave. E., Seattle, WA,          Fred Meyer Managed Care Plans                0
         Network (NBN)              98102
------------------------------------------------------------------------------------------------------------------------------------
182.     Northwest Sheet            P.O. Box 5433, Spokane, WA, 99205            Fred Meyer Managed Care Plans                0
         Metal Workers
------------------------------------------------------------------------------------------------------------------------------------
183.     OEA Choice Trust           P.O. Box 23600, Tigard, OR, 97281            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
184.     One Health Plan            P.O. Box 97313, Bellvue, WA, 98009           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
185.     OPERATING ENGINEERS OF     P.O. Box 34684, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         WA/AK
------------------------------------------------------------------------------------------------------------------------------------
186.     Operating Engineers of     P.O. Box 34684, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         WA/AK
------------------------------------------------------------------------------------------------------------------------------------
187.     Oregon Dental Service      P.O. Box 40384, Portland, OR, 97240          Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
188.     Pacific Heritage           P.O. Box 1020, Portland, OR, 97207           Fred Meyer Managed Care Plans                0
         Administrator
------------------------------------------------------------------------------------------------------------------------------------
189.     PacifiCare of Oregon       P.O. Box 310703, Boca Raton, FL, 33431       Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
190.     Pierce County Blue         P.O. Box 21267, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Shield
------------------------------------------------------------------------------------------------------------------------------------
191.     PREMERA BLUE CARD          P.O. Box 327, Seattle, WA, 98111             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
192.     Premera Blue Cross         P.O. Box 90180, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
193.     PREMERA BLUE CROSS         P.O. Box 21065, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
194.     PRINCIPAL FINANCE GROUP    P.O. Box 57700, Salt Lake City, UT,          Fred Meyer Managed Care Plans                0
                                    84157
------------------------------------------------------------------------------------------------------------------------------------
195.     Principal Financial        4021 South 700 East,  Ste.                   Fred Meyer Managed Care Plans                0
                                    500Springs, Springs, CO, 80949
------------------------------------------------------------------------------------------------------------------------------------
196.     Principal Mutual Life      P.O. Box 3006, Ames, IA, 50010               Fred Meyer Managed Care Plans                0
         Insuranc
------------------------------------------------------------------------------------------------------------------------------------
197.     Providence Good            P.O. Box 3125, Portland, OR, 97208           Fred Meyer Managed Care Plans                0
         Health Plan
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
198.     Providence Health          P.O. Box 370, Longview, OR, 98632            Fred Meyer Managed Care Plans                0
         Plans-Select Care
         of Oregon
------------------------------------------------------------------------------------------------------------------------------------
199.     PUGET SOUND BENEFITS       P.O. Box 34203, Seattle, WA, 98124-1203      Fred Meyer Managed Care Plans                0
         TRUST
------------------------------------------------------------------------------------------------------------------------------------
200.     Puget Sound Electrical     P.O. Box 34203, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         Workers
------------------------------------------------------------------------------------------------------------------------------------
201.     QualMed Oregon Health      P.O. Box 1707, Clackamas, OR, 97015          Fred Meyer Managed Care Plans                0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
202.     Regence BCBS of Oregon     P.O. Box 1271, Portland, OR, 97207           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
203.     Regence Blue shield        P.O. Box 21267, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
204.     Regence Blue Shield        P.O. Box 1160, Lewiston, ID, 97207           Fred Meyer Managed Care Plans                0
         of Idaho
------------------------------------------------------------------------------------------------------------------------------------
205.     Regence Blue Shield        P.O. Box 21267, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         of WA
------------------------------------------------------------------------------------------------------------------------------------
206.     Regence HMO Oregon         P.O. Box 900, Portland, OR, 97207-0900       Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
207.     Regence Northwest          P.O. Box 91039, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Health
------------------------------------------------------------------------------------------------------------------------------------
208.     Risk & Benefit             P.O. Box 241569, Anchorage, AK, 99524-       Fred Meyer Managed Care Plans                0
         Management Serv            1569
------------------------------------------------------------------------------------------------------------------------------------
209.     SECURE VISION              P.O. Box 790042, St. Louis, MO, 63179        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
210.     Select Care -              P.O. Box 10106, Eugene, OR, 97440            Fred Meyer Managed Care Plans                0
         Washington
------------------------------------------------------------------------------------------------------------------------------------
211.     SGA Benefits Trust         P.O. Box 46579, Seattle, WA, 98146-0579      Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
212.     Sound Health               P.O. Box 12707, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
213.     Spectera Vision            2811 Lord Baltimore                          Fred Meyer Managed Care Plans                0
                                    Dr., Baltimore, MD, 251244
------------------------------------------------------------------------------------------------------------------------------------
214.     Superior Vision Plan       24012 Calle De La Plata,  Ste.               Fred Meyer Managed Care Plans                0
                                    350, Laguna Hills, CA, 92653-7624
------------------------------------------------------------------------------------------------------------------------------------
215.     SUPERIOR VISION PLAN -     P.O Box 967, Rancho Cordova, CA, 92654       Fred Meyer Managed Care Plans                0
         RELIAST
------------------------------------------------------------------------------------------------------------------------------------
216.     SUPERIOR VISION            P.O. Box 2829, Nigel, CA, 92654              Fred Meyer Managed Care Plans                0
         SERVICES
------------------------------------------------------------------------------------------------------------------------------------
217.     The TPA                    P.O. Box 300, Pueblo, CO, 81002              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
218.     UFCW - Oregon              P.O. Box 1420, Portland, OR, 97207           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
219.     UFCW Local 555             P.O Box 6010, Cypress, CA, 90630             Fred Meyer Managed Care Plans                0
         Employers Trust
------------------------------------------------------------------------------------------------------------------------------------
220.     W0shington Employers       P.O. Box 12068, Seattle, WA, 98102           Fred Meyer Managed Care Plans                0
         Trust
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
221.     William C. Earhart         P.O.Box 4148, Portland, OR, 97208            Fred Meyer Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
222.     Zenith Administrators      P.O. Box 7128, Phoenix, AZ, 85011            Fred Meyer Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
223.     FREE STANDING MANAGED      SEE BELOW FOR INDIVIDUAL FREE STANDING       MANAGED CARE PLANS
         CARE PLANS                 MANAGED CARE PLANS.
------------------------------------------------------------------------------------------------------------------------------------
224.     A&I Benefit                1220 Southwest Morrison,  Ste.               Free Standing Managed Care Plans               0
         Administrators             300, Portland, OR, 97205
------------------------------------------------------------------------------------------------------------------------------------
225.     Adminisrative              3404 W. Cheryl Drive, Phoenix, AZ, 85051     Free Standing Managed Care Plans               0
         Enterprises,  Inc.
------------------------------------------------------------------------------------------------------------------------------------
226.     Advanced Benefits          6420 SW Madcam Avenue, Portland, OR,         Free Standing Managed Care Plans               0
         Administrato               97201
------------------------------------------------------------------------------------------------------------------------------------
227.     Aetna / US Healthcare      P.O. Box 1125, Bluebell, PA, 19422           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
228.     AK Healthcare System       2925 De Barr Rd., Anchorage, AK, 99508       Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
229.     Alaksa Laborers            P.O. Box 34567, Seattle, WA, 98124           Free Standing Managed Care Plans               0
         Construction Industry
------------------------------------------------------------------------------------------------------------------------------------
230.     ALASKA VA Healthcare       2925 De Barr Rd., Anchorage, AK, 99508       Free Standing Managed Care Plans               0
         Systems
------------------------------------------------------------------------------------------------------------------------------------
231.     Alliance Health Plan       P.O. Box 1207, Seattle, WA, 98111            Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
232.     Anthem Health & Life       P.O. Box 11111, Fort Scott, KS, 66701        Free Standing Managed Care Plans               0
         Insurance
------------------------------------------------------------------------------------------------------------------------------------
233.     AOI Health Choice          P.O. Box 40384, Portland, OR, 97240          Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
234.     Associated                 P.O. Box 6711, Portland, OR, 97228           Free Standing Managed Care Plans               0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
235.     Avesis,  Inc.               P.O. Box 7777, Phoenix, AZ, 85012           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
236.     Benesight                  P.O. Box 52100,  Phoenix,  AZ. 85072         Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
237.     Block Vision               250 Country Road,  P.O. Box 7068,            Free Standing Managed Care Plans               0
                                    Eugene,  OR,  97401
------------------------------------------------------------------------------------------------------------------------------------
238.     Blue Card Program          P.O. Box 327, Seattle, WA, 98111             Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
239.     Blue Cross of Idaho        P.O. Box 7408, Boise, ID, 83707              Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
240.     Blue Cross of              P.O. Box 91080, Seattle, WA, 98111           Free Standing Managed Care Plans               0
         Washington/Alask
------------------------------------------------------------------------------------------------------------------------------------
241.     Blue Cross/Blue Shield     P.O. Box 91010, Seattle, WA, 98111           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
242.     Boeing Health Plan         P.O. Box 21065, Seattle, WA, 98111           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
243.     Boeing Health              P.O. Box 91009, Seattle, WA, 98101           Free Standing Managed Care Plans               0
         Washington Plan
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
244.     CARPENTER'S TRUST          P.O. Box 5434, Spokane, WA, 99205            Free Standing Managed Care Plans               0
         OF WA/ID
------------------------------------------------------------------------------------------------------------------------------------
245.     Cement Masons &            P.O. Box 34203, Seattle, WA, 98121           Free Standing Managed Care Plans               0
         Plasterers - W
------------------------------------------------------------------------------------------------------------------------------------
246.     CIGNA Healthcare           P.O. Box 9321, Sherman, TX, 75091            Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
247.     Cigna Healthcare           P.O. Box 188004, Chattanooga, TN,            Free Standing Managed Care Plans               0
                                    37422
------------------------------------------------------------------------------------------------------------------------------------
248.     CIGNA HEALTHCARE           P.O. Box 188004, Chattanooga, TN, 37422      Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
249.     Cigna Healthcare - ID      P.O. Box 182654, Columbus, OH, 43218         Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
250.     CLARITY VISION             P.O. Box 890500, Camp Hill, PA, 17089        Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
251.     Coast To Coast Vision      P.O. Box 792070, San Antonio, TX, 78279      Free Standing Managed Care Plans               0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
252.     Coastal Insurance          P.O. Box 897, Bellingham, WA, 98227          Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
253.     Davis Vision               P.O. Box 971, Schenectady, NY, 12301         Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
254.     EYECARE PLAN OF            7776 S. Point Parkway W., Phoenix, AZ        Free Standing Managed Care Plans               0
         AMERICA - ECPA             85044
------------------------------------------------------------------------------------------------------------------------------------
255.     First Choice Healthcare    P.O. Box 91009, Seattle, WA, 98101           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
256.     First Health               P.O. Box 8099, London, KY, 40742             Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
257.     Great West Life            P.O. Box 11111, Fort Scott, KS, 66701        Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
258.     H.E.R.E. Local 8           P.O. Box 34355, Seattle, WA, 98124           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
259.     Health Comp. Admin.        P.O. Box 45018, Fresno, CA, 93718            Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
260.     Health Management          13902 East Expedition Ave., Aurora,          Free Standing Managed Care Plans               0
         Network                    CO, 80013
------------------------------------------------------------------------------------------------------------------------------------
261.     HEALTHCARE MANAGEMENT      P.O. Box 85008, Bellvue, WA, 98015           Free Standing Managed Care Plans               0
         ADMIN.
------------------------------------------------------------------------------------------------------------------------------------
262.     Highline Community         P.O. Box 91014, Seattle, WA,  98101          Free Standing Managed Care Plans               0
         Hospital
------------------------------------------------------------------------------------------------------------------------------------
263.     Idaho Medicaid             P.O. Box 23, Boise, ID, 83707                Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
264.     IEC Group                  P.O. Box 7186, Boise, ID, 83707              Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
265.     Intermountain              P.O. Box 3018, Missoula, MT, 59806           Free Standing Managed Care Plans               0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
266.     INTERMOUNTAIN IRON         3785 S, 700 East, City, UT, 84106            Free Standing Managed Care Plans               0
         WRKRS LOCAL 732
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
267.     Kenai Borough              P.O. Box 97313, Bellvue, WA, 98009           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
268.     Kenai School District      P.O. Box 97313, Bellvue, WA, 98009           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
269.     Lifewise                   P.O. Box 7709, Bend, OR, 97708               Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
270.     Medi-Cal                   3138 W. Dakota #2, Fresno, CA, 93722-        Free Standing Managed Care Plans             0
                                    4944
------------------------------------------------------------------------------------------------------------------------------------
271.     MEDICAL EYE SERVICES       P.O. Box 93033, Long Beach, CA, 90809        Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
272.     Medical Eye Services       P.O. Box 93033, Long Beach, CA, 90809        Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
273.     Medical Eye Services of    P.O. Box 8184, Portland, OR, 97207           Free Standing Managed Care Plans             0
         Oregon
------------------------------------------------------------------------------------------------------------------------------------
274.     MetLife Insurance Co.      P.O. Box 3010, Utica, NY, 13504              Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
275.     MetLife Insurance          P.O. Box 3010, Utica, NY, 13504              Free Standing Managed Care Plans             0
         Company
------------------------------------------------------------------------------------------------------------------------------------
276.     Microsoft                  P.O. Box 4346, Bismark, ND, 58502            Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
277.     Montana Retail Store       Ste. 220, Whiteflag Bldg./ 104 S.            Free Standing Managed Care Plans             0
         Employees                  Freya, Spokane, WA, 99202
------------------------------------------------------------------------------------------------------------------------------------
278.     Mountain States            13902 East Expedition                        Free Standing Managed Care Plans             0
         Administration             Ave., Aurora, CO, 80013
------------------------------------------------------------------------------------------------------------------------------------
279.     Mutual of Omaha            P.O. Box 31488, Omaha, NE, 68131             Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
280.     National Vision            P.O. Box 1981, East Hanover, NJ, 07936       Free Standing Managed Care Plans             0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
281.     Northern Alaska            P.O. Box 12707, Seattle,  WA, 98111          Free Standing Managed Care Plans             0
         Carpernters -
         Local 1243
------------------------------------------------------------------------------------------------------------------------------------
282.     Northwest Benefit          2323 Eastlake Ave. E., Seattle, WA, 98102    Free Standing Managed Care Plans             0
         Network (NBN
------------------------------------------------------------------------------------------------------------------------------------
283.     Northwest Sheet Metal      P.O. Box 5433, Spokane, WA, 99205            Free Standing Managed Care Plans             0
         Workers
------------------------------------------------------------------------------------------------------------------------------------
284.     OEA Choice Trust           P.O. Box 23600, Tigard, OR, 97281            Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
285.     One Health Plan            P.O. Box 97313, Bellvue, WA, 98009           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
286.     OPERATING ENGINEERS        P.O. Box 34684, Seattle,WA,  98124           Free Standing Managed Care Plans             0
         OF WA/AK
------------------------------------------------------------------------------------------------------------------------------------
287.     Operating Engineers        P.O. Box 34684, Seattle, WA, 98124           Free Standing Managed Care Plans             0
         of WA/AK
------------------------------------------------------------------------------------------------------------------------------------
288.     Oregon Dental Service      P.O. Box 40384, Portland, OR, 97240          Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
289.     Pacific Heritage           P.O. Box 1020, Portland, OR, 97207           Free Standing Managed Care Plans             0
         Administrator
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
290.     PacifiCare of Oregon       P.O. Box 310703, Boca Raton, FL, 33431       Free Standing Managed Care Plans             0

---------------------------------------------------------------------------------- -------------------------------------------------
291.     Pierce County Blue         P.O. Box 21267, Seattle, WA, 98111           Free Standing Managed Care Plans             0
         Shield
------------------------------------------------------------------------------------------------------------------------------------
292.     PREMERA BLUE CARD          P.O. Box 327, Seattle, WA, 98111             Free Standing Managed Care Plans             0

-----------------------------------------------------------------------------------------------------------------------------------
293.     Premera Blue Cross         P.O. Box 90180, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
294.     PREMERA BLUE CROSS         P.O. Box 21065, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
295.     PRINCIPAL FINANCE          P.O. Box 57700, Salt Lake City, UT,          Free Standing Managed Care Plans             0
         GROUP                      84157
------------------------------------------------------------------------------------------------------------------------------------
296.     Principal Financial        4021 South 700 East, Ste. 500                Free Standing Managed Care Plans             0
                                    5Springs, Springs, CO, 80949
------------------------------------------------------------------------------------------------------------------------------------
297.     Principal Mutual Life      P.O. Box 3006, Ames, IA, 50010               Free Standing Managed Care Plans             0
         Insuranc
------------------------------------------------------------------------------------------------------------------------------------
298.     Providence Good Health     P.O. Box 3125, Portland, OR, 97208           Free Standing Managed Care Plans             0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
299.     Providence Health          P.O. Box 370, Longview, OR, 98632            Free Standing Managed Care Plans             0
         Plans-Select Care
         of Oregon
------------------------------------------------------------------------------------------------------------------------------------
300.     PUGET SOUND BENEFITS       P.O. Box 34203, Seattle, WA, 98124-          Free Standing Managed Care Plans             0
         TRUST                      1203
------------------------------------------------------------------------------------------------------------------------------------
301.     Puget Sound Electrical     P.O. Box 34203, Seattle, WA, 98124           Free Standing Managed Care Plans             0
         Workers
------------------------------------------------------------------------------------------------------------------------------------
302.     QualMed Oregon Health      P.O. Box 1707, Clackamas, OR, 97015          Free Standing Managed Care Plans             0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
303.     Regence BCBS of Oregon     P.O. Box 1271, Portland, OR, 97207           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
304.     Regence Blue shield        P.O. Box 21267, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
305.     Regence Blue Shield of     P.O. Box 1160, Lewiston, ID, 97207           Free Standing Managed Care Plans             0
         Idaho
------------------------------------------------------------------------------------------------------------------------------------
306.     Regence Blue Shield        P.O. Box 21267, Seattle, WA, 98111           Free Standing Managed Care Plans             0
         of WA
------------------------------------------------------------------------------------------------------------------------------------
307.     Regence HMO Oregon         P.O. Box 900, Portland, OR, 97207-0900       Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
308.     Regence Northwest          P.O. Box 91039, Seattle, WA, 98111           Free Standing Managed Care Plans             0
         Health
------------------------------------------------------------------------------------------------------------------------------------
309.     Risk & Benefit             P.O. Box 241569, Anchorage, AK, 99524-       Free Standing Managed Care Plans             0
         Management Serv            1569
------------------------------------------------------------------------------------------------------------------------------------
310.     SECURE VISION              P.O. Box 790042, St. Louis, MO, 63179        Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
311.     Select Care -              P.O. Box 10106, Eugene, OR, 97440            Free Standing Managed Care Plans             0
         Washington
------------------------------------------------------------------------------------------------------------------------------------
312.     SGA Benefits Trust         P.O. Box 46579, Seattle, WA, 98146-0579      Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
313.     Sound Health               P.O. Box 12707, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
314.     Spectera Vision            2811 Lord Baltimore Dr.,                     Free Standing Managed Care Plans             0
                                    Baltimore, MD,  51244
------------------------------------------------------------------------------------------------------------------------------------
315.     Superior Vision Plan       24012 Calle De La Plata, Ste.                Free Standing Managed Care Plans             0
                                    350, Laguna Hills, CA, 92653-7624
------------------------------------------------------------------------------------------------------------------------------------
316.     SUPERIOR VISION PLAN -     P.O Box 967, Rancho Cordova, CA, 92654       Free Standing Managed Care Plans             0
         RELIAST
------------------------------------------------------------------------------------------------------------------------------------
317.     SUPERIOR VISION            P.O. Box 2829, Nigel, CA, 92654              Free Standing Managed Care Plans             0
         SERVICES
------------------------------------------------------------------------------------------------------------------------------------
318.     The TPA                    P.O. Box 300,  Pueblo, CO,  81002            Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
319.     Timber Products Mfg.       P.O. Box 4867,  Missoula, MT,  59806         Free Standing Managed Care Plans             0
         Trust
------------------------------------------------------------------------------------------------------------------------------------
320.     UFCW - Oregon              P.O. Box 1420,  Portland, OR,  97207         Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
321.     UFCW Local 555             P.O Box 6010,   Cypress,  CA,   90630        Free Standing Managed Care Plans             0
         Employers Trust
------------------------------------------------------------------------------------------------------------------------------------
322.     Washington Employers       P.O. Box 12068,  Seattle, WA,  98102         Free Standing Managed Care Plans             0
         Trust
------------------------------------------------------------------------------------------------------------------------------------
323.     William C. Earhart         P.O.Box 4148,  Portland, OR,  97208          Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
324.     Zenith Administrators      P.O. Box 7128,  Phoenix, AZ,  85011          Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
325.     WAL-MART STORES, INC.      WAL-MART STORES,   INC.,   702 SW 8TH        VISION CENTER MASTER LICENSE                 0
                                    STREET, BENTONVILLE, AR 72716                AGREEMENT - SEE BELOW FOR WAL*MART
                                                                                 STORE INDIVIDUAL LEASES.
------------------------------------------------------------------------------------------------------------------------------------
326.     131                        2311 S. JEFFERSON, MT. PLEASANT, TX,         Wal*Mart Store                               0
                                    75455
------------------------------------------------------------------------------------------------------------------------------------
327.     140                        2215 SOUTH FIRST STREET, LUFKIN, TX,         Wal*Mart Store                               0
                                    75901
------------------------------------------------------------------------------------------------------------------------------------
328.     287                        1801 HIGHWAY 78 EAST, JASPER, AL, 35501      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
329.     329                        5560 MCCLELLAN BLVD, ANNISTON, AL, 36201     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
330.     372                        1905 N. 14TH AVENUE, DODGE CITY, KS,         Wal*Mart Store                               0
                                    67801
------------------------------------------------------------------------------------------------------------------------------------
331.     400                        1407 NORTH LOOP 336 WEST, CONROE, TX,        Wal*Mart Store                               0
                                    77301
------------------------------------------------------------------------------------------------------------------------------------
332.     510                        400 SHALLOWFORD ROAD                         Wal*Mart Store                               0
                                    GAINESVILLE, GA, 30504
------------------------------------------------------------------------------------------------------------------------------------
333.     515                        2330 US HWY 19, MURPHY, NC, 28906            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
334.     518                        1550 BALLGROUND HWY, CANTON, GA, 30114       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
335.     529                        9300 CENTURY BLVD., TEXAS CITY, TX,          Wal*Mart Store                               0
                                    77591
------------------------------------------------------------------------------------------------------------------------------------
336.     539                        2050 NORTH MALL BLVD, ALEXANDRIA, LA,        Wal*Mart Store                               0
                                    71301
------------------------------------------------------------------------------------------------------------------------------------
337.     548                        455 GRAYSON HIGHWAY                          Wal*Mart Store                               0
                                    LAWRENCEVILLE, GA, 30045
------------------------------------------------------------------------------------------------------------------------------------
338.     555                        2101 VETERANS BOULEVARD, DUBLIN, GA,         Wal*Mart Store                               0
                                    31021
------------------------------------------------------------------------------------------------------------------------------------
339.     556                        2425 MEMORIAL DRIVE, WAYCROSS, GA, 31501     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
340.     557                        2301 INDUSTRIAL ROAD, EMPORIA, KS,           Wal*Mart Store                               0
                                    66801
------------------------------------------------------------------------------------------------------------------------------------
341.     575                        9464 S. MAIN STREET, WOODSTOCK, GA,          Wal*Mart Store                               0
                                    30188
------------------------------------------------------------------------------------------------------------------------------------
342.     580                        1050 VAN FLEET DR,  BARTOW,  FL, 33830       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
343.     585                        2377 DAVE LYLE BLVD., ROCK HILL, SC,          Wal*Mart Store                              0
                                    29730
------------------------------------------------------------------------------------------------------------------------------------
344.     588                        2825 LEDO ROAD, ALBANY, GA, 31707            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
345.     592                        2020 N SE BLVD, DERBY, KS, 67037             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
346.     593                        1450 BOWENS MILL ROAD, DOUGLAS, GA,          Wal*Mart Store                               0
                                    31533
------------------------------------------------------------------------------------------------------------------------------------
347.     602                        610 SAWDUST ROAD, THE WOODLANDS, TX,         Wal*Mart Store                               0
                                    77380
------------------------------------------------------------------------------------------------------------------------------------
348.     611                        4501 NORTH MAIN, ROSWELL, NM, 88201          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
349.     614                        803 NEW FRANKLIN ROAD, LA GRANGE, GA,        Wal*Mart Store                               0
                                    30240
------------------------------------------------------------------------------------------------------------------------------------
350.     616                        2795 NORTH ROAD, ORANGEBURG, SC, 29115       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
351.     618                        4166 JIMMY LEE SMITH PKWY, HIRAM, GA,        Wal*Mart Store                               0
                                    30141
------------------------------------------------------------------------------------------------------------------------------------
352.     625                        1310 N. FRASIER STREET                       Wal*Mart Store                               0
                                    GEORGETOWN, SC, 29440
------------------------------------------------------------------------------------------------------------------------------------
353.     628                        9880 DORCHESTER RD., SUMMERVILLE, SC,        Wal*Mart Store                               0
                                    29485
------------------------------------------------------------------------------------------------------------------------------------
354.     631                        1023 S. PENDLETON STREET, EASLEY, SC,        Wal*Mart Store                               0
                                    29542
------------------------------------------------------------------------------------------------------------------------------------
355.     632                        1481 HWY 17N, MT. PLEASANT, SC, 29464        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
356.     635                        14030 ABERCORN STREET, SAVANNAH, GA,         Wal*Mart Store                               0
                                    31419
------------------------------------------------------------------------------------------------------------------------------------
357.     639                        150 ALTAMA CONNECTOR, BRUNSWICK, GA,         Wal*Mart Store                               0
                                    31525
------------------------------------------------------------------------------------------------------------------------------------
358.     652                        3101 EAST KANSAS ST, GARDEN CITY, KS,        Wal*Mart Store                               0
                                    67846
------------------------------------------------------------------------------------------------------------------------------------
359.     662                        2800 SPRING AVE, DECATUR, AL, 35603          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
360.     669                        2545 EAST WALNUT AVENUE, DALTON, GA,         Wal*Mart Store                               0
                                    30721
------------------------------------------------------------------------------------------------------------------------------------
361.     680                        US HWY. 11E BYPASS, GREENEVILLE, TN,         Wal*Mart Store                               0
                                    37743
------------------------------------------------------------------------------------------------------------------------------------
362.     728                        25 PEMBROKE DRIVE, HILTON HEAD, SC,          Wal*Mart Store                               0
                                    29926
------------------------------------------------------------------------------------------------------------------------------------
363.     745                        5600 N. HENRY BLVD, STOCKBRIDGE, GA,         Wal*Mart Store                               0
                                    30281
------------------------------------------------------------------------------------------------------------------------------------
364.     754                        730 NORTHSIDE DRIVE E                        Wal*Mart Store                               0
                                    STATESBORO, GA, 30458
------------------------------------------------------------------------------------------------------------------------------------
365.     758                        1711 E LAMAR STREET, STE E,                  Wal*Mart Store                               0
                                    AMERICUS, GA, 31709
------------------------------------------------------------------------------------------------------------------------------------
366.     787                        7050 HWY 85, RIVERDALE, GA, 30274            Wal*Mart Store                               0
------------------------------------------------------------------------------------------------------------------------------------
367.     794                        1905 EAST 17TH STREET                        Wal*Mart Store                               0
                                    HUTCHINSON, KS, 67501
------------------------------------------------------------------------------------------------------------------------------------
368.     806                        571 S. WALTON BLVD, LAS CRUCES, NM,          Wal*Mart Store                               0
                                    88001
------------------------------------------------------------------------------------------------------------------------------------
369.     824                        8000 ACADEMY ROAD, NE,                       Wal*Mart Store                               0
                                    ALBUQUERQUE, NM,  87111
------------------------------------------------------------------------------------------------------------------------------------
370.     826                        4600 EAST MAIN STREET                        Wal*Mart Store                               0
                                    FARMINGTON, NM,  87402
------------------------------------------------------------------------------------------------------------------------------------
371.     829                        3251 CERRILLOS ROAD, SANTA FE, NM,           Wal*Mart Store                               0
                                    87510
------------------------------------------------------------------------------------------------------------------------------------
372.     831                        301 SAN METEO, SE, ALBUQUERQUE, NM,          Wal*Mart Store                               0
                                    87108
------------------------------------------------------------------------------------------------------------------------------------
373.     835                        400 EUBANK BLVD., N.E.,                      Wal*Mart Store                               0
                                    ALBUQUERQUE,  NM,  87123
------------------------------------------------------------------------------------------------------------------------------------
374.     850                        2701 CARLISLE BLVD., NE,                     Wal*Mart Store                               0
                                    ALBUQUERQUE,  NM,  87110
------------------------------------------------------------------------------------------------------------------------------------
375.     851                        1800 U.S. HIGHWAY 70 WEST, RUIDOSO           Wal*Mart Store                               0
                                    DOWNS, NM, 88346
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
376.     866                        5245 SERVICE RD SO HIGGINS                   Wal*Mart Store                               0
                                    RD,  MOBILE,  AL,  36619
------------------------------------------------------------------------------------------------------------------------------------
377.     877                        2406 WEST ROOSEVEL BLVD., MONROE, NC,        Wal*Mart Store                               0
                                    28110
------------------------------------------------------------------------------------------------------------------------------------
378.     878                        1500 MARKET PLACE BLVD, CUMMING, GA,         Wal*Mart Store                               0
                                    30131
------------------------------------------------------------------------------------------------------------------------------------
379.     881                        5556 SUNSET BLVD, LEXINGTON, SC, 29072       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
380.     889                        15078 US 19 SOUTH, THOMASVILLE, GA,          Wal*Mart Store                               0
                                    31792
------------------------------------------------------------------------------------------------------------------------------------
381.     899                        1000 NORTH ST. AUGUSTINE ROAD                Wal*Mart Store                               0
                                    VALDOSTA,  GA,  31601
------------------------------------------------------------------------------------------------------------------------------------
382.     915                        11210 W. AIRPORT BLVD., STAFFORD, TX,        Wal*Mart Store                               0
                                    77477
------------------------------------------------------------------------------------------------------------------------------------
383.     924                        1510 WEST MAIN,  STERLING,  CO,  80751       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
384.     948                        2525 HIGHWAY 70, S.E., HICKORY, NC,          Wal*Mart Store                               0
                                    28602
------------------------------------------------------------------------------------------------------------------------------------
385.     952                        641 EAST BYPASS S.E., MOULTRIE, GA,          Wal*Mart Store                               0
                                    31768
------------------------------------------------------------------------------------------------------------------------------------
386.     980                        3103 23RD AVENUE, GREELEY, CO, 80631         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
387.     1006                       1215 EAST 16TH AVENUE, CORDELE, GA,          Wal*Mart Store                               0
                                    31015
------------------------------------------------------------------------------------------------------------------------------------
388.     1011                       434 S COLUMBIA,  RINCON, GA,  31326          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
389.     1027                       150 CONCORD COMMON PLACE                     Wal*Mart Store                               0
                                    CONCORD,  NC,  28027
------------------------------------------------------------------------------------------------------------------------------------
390.     1034                       705 E. DIXON BLVD., HWY 74,                  Wal*Mart Store                               0
                                    SHELBY, NC,  28150
------------------------------------------------------------------------------------------------------------------------------------
391.     1036                       197 PLAZA DR., FOREST CITY, NC, 28043        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
392.     1039                       2241 ROCKFORD STREET, MT. AIRY, NC,          Wal*Mart Store                               0
                                    27030
------------------------------------------------------------------------------------------------------------------------------------
393.     1047                       6065 JONESBORO ROAD, MORROW, GA, 30260       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
394.     1064                       845 R BLOWING ROCK BLVD, LENOIR, NC,         Wal*Mart Store                               0
                                    28645
------------------------------------------------------------------------------------------------------------------------------------
395.     1097                       250 TURNER STREET, ABERDEEN, NC, 28315       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
396.     1121                       1850 N. COLUMBIA  ST,                        Wal*Mart Store                               0
                                    MILLEDGEVILLE,  GA,  31061
------------------------------------------------------------------------------------------------------------------------------------
397.     1124                       1201 US HWY 31 NW, HARTSELLE, AL, 35640      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
398.     1132                       1226 EAST DIXIE DRIVE, ASHEBORO, NC,         Wal*Mart Store                               0
                                    27203
------------------------------------------------------------------------------------------------------------------------------------
399.     1149                       2281 WEST HWY. 70, THATCHER, AZ, 85552       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
400.     1156                       169 NORMAN STATION BLVD.                     Wal*Mart Store                               0
                                    MOORESVILLE, NC, 28117
------------------------------------------------------------------------------------------------------------------------------------
401.     1190                       120 JILL DRIVE, BEREA, KY, 40403             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
402.     1197                       1511 BENVENUE RD., ROCKY MOUNT, NC,          Wal*Mart Store                               0
                                    27804
------------------------------------------------------------------------------------------------------------------------------------
403.     1208                       3600 YOUNGFIELD STREET, WHEAT RIDGE,         Wal*Mart Store                               0
                                    CO,  80033
------------------------------------------------------------------------------------------------------------------------------------
404.     1209                       401 NORTH GENERAL'S BLVD,                    Wal*Mart Store                               0
                                    LINCOLNTON,  NC,  28092
------------------------------------------------------------------------------------------------------------------------------------
405.     1218                       1325 E. FLORENCE BLVD, CASA GRANDE,          Wal*Mart Store                               0
                                    AZ,  85222
------------------------------------------------------------------------------------------------------------------------------------
406.     1227                       260 BOBBY JONES EXPWY, MARTINEZ, GA,         Wal*Mart Store                               0
                                    30907
------------------------------------------------------------------------------------------------------------------------------------
407.     1236                       1002 N. SPENCE AVE., GOLDSBORO, NC,          Wal*Mart Store                               0
                                    27530
------------------------------------------------------------------------------------------------------------------------------------
408.     1237                       2330 WEST CUMBERLAND ST, DUNN, NC,           Wal*Mart Store                               0
                                    28334
------------------------------------------------------------------------------------------------------------------------------------
409.     1238                       1550 SKIBO ROAD, FAYETTEVILLE, NC,           Wal*Mart Store                               0
                                    28303
------------------------------------------------------------------------------------------------------------------------------------
410.     1240                       657 STATE HWY 90, SIERRA VISTA, AZ,          Wal*Mart Store                               0
                                    85635
------------------------------------------------------------------------------------------------------------------------------------
411.     1242                       200 THOMPSON ST. HWY 64,                     Wal*Mart Store                               0
                                    HENDERSONVILLE,  NC,  28739
------------------------------------------------------------------------------------------------------------------------------------
412.     1244                       3027 WADE HAMPTON ROAD, GREENVILLE           Wal*Mart Store                               0
                                    TAYLOR,  SC,  29687
------------------------------------------------------------------------------------------------------------------------------------
413.     1252                       6675 BUSINESS CENTER DRIVE                   Wal*Mart Store                               0
                                    LITTLETON,  CO,  80126
------------------------------------------------------------------------------------------------------------------------------------
414.     1261                       3725 RAMSEY STREET, FAYETTEVILLE, NC,        Wal*Mart Store                               0
                                    28311
------------------------------------------------------------------------------------------------------------------------------------
415.     1287                       3141 GARDEN ROAD, BURLINGTON, NC,            Wal*Mart Store                               0
                                    27215
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
416.     1290                       1834 WINKLER STREET, WILKESBORO, NC,         Wal*Mart Store                               0
                                    28697
------------------------------------------------------------------------------------------------------------------------------------
417.     1291                       7150 EAST SPEEDWAY, TUCSON, AZ, 85710        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
418.     1293                       3209 DEANS BRIDGE ROAD, AUGUSTA, GA,         Wal*Mart Store                               0
                                    30906
------------------------------------------------------------------------------------------------------------------------------------
419.     1298                       2025 N. MARINE BLVD.,                        Wal*Mart Store                               0
                                    JACKSONVILLE,  NC,  28546
------------------------------------------------------------------------------------------------------------------------------------
420.     1300                       3005 MARTIN LUTHER KING, JR. BLVD,           Wal*Mart Store                               0
                                    NEW BERN, NC,  28562
------------------------------------------------------------------------------------------------------------------------------------
421.     1321                       1299 BRIGHTLEAF BLVD, SMITHFIELD, NC,        Wal*Mart Store                               0
                                    27577
------------------------------------------------------------------------------------------------------------------------------------
422.     1337                       2099 NORTH BRIDGE STREET, ELKIN, NC,         Wal*Mart Store                               0
                                    28621
------------------------------------------------------------------------------------------------------------------------------------
423.     1344                       1028-C RICHMOND AVE, STAUNTON, VA,           Wal*Mart Store                               0
                                    24401
------------------------------------------------------------------------------------------------------------------------------------
424.     1354                       570 PAMLICO PLAZA, WASHINGTON, NC,           Wal*Mart Store                               0
                                    27889
------------------------------------------------------------------------------------------------------------------------------------
425.     1360                       1556 EAST MAIN, OAK HILL, WV, 25901          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
426.     1367                       2720 WATSON BLVD., WARNER ROBINS, GA,        Wal*Mart Store                               0
                                    31093
------------------------------------------------------------------------------------------------------------------------------------
427.     1372                       1527 GARNER STATION BLVD.,                   Wal*Mart Store                               0
                                    RALEIGH, NC,  27603
------------------------------------------------------------------------------------------------------------------------------------
428.     1373                       1630 PLEASANT HILL ROAD, DULUTH, GA,         Wal*Mart Store                               0
                                    30096
------------------------------------------------------------------------------------------------------------------------------------
429.     1379                       210 SW GREENVILLE BLVD,                      Wal*Mart Store                               0
                                    GREENVILLE,  NC,  27834
------------------------------------------------------------------------------------------------------------------------------------
430.     1385                       3000 EAST FRANKLIN BOULEVARD,                Wal*Mart Store                               0
                                    GASTONIA, NC,  28054
------------------------------------------------------------------------------------------------------------------------------------
431.     1392                       5226 SIGMOND ROAD, WILMINGTON, NC,           Wal*Mart Store                               0
                                    28403
------------------------------------------------------------------------------------------------------------------------------------
432.     1403                       2160 HWY 441 NORTH, CORNELIA, GA,            Wal*Mart Store                               0
                                    30531
------------------------------------------------------------------------------------------------------------------------------------
433.     1414                       01 1-25 BYPASS RD, BELEN, NM, 87002          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
434.     1417                       1801 EAST HIGHWAY 69, PRESCOTT, AZ,          Wal*Mart Store                               0
                                    86301
------------------------------------------------------------------------------------------------------------------------------------
435.     1424                       671 SOUTH PARK BLVD., COLONIAL               Wal*Mart Store                               0
                                    HEIGHTS,  VA,  23834
------------------------------------------------------------------------------------------------------------------------------------
436.     1450                       120 MCGRAW STREET, RIPLEY, WV, 25271        Wal*Mart Store                                0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
437.     1464                       801 ARROWOOD ROAD, CHARLOTTE, NC,            Wal*Mart Store                               0
                                    28217
------------------------------------------------------------------------------------------------------------------------------------
438.     1498                       3738 BATTLEGROUND AVENUE                     Wal*Mart Store                               0
                                    GREENSBORO,  NC,  27410
------------------------------------------------------------------------------------------------------------------------------------
439.     1507                       3030 NORTH ROCK ROAD, WICHITA, KS,           Wal*Mart Store                               0
                                    67226
------------------------------------------------------------------------------------------------------------------------------------
440.     1534                       701 S. WASHINGTON STREET                     Wal*Mart Store                               0
                                    BISMARCK,  ND,  58504
------------------------------------------------------------------------------------------------------------------------------------
441.     1544                       550 EMILY DRIVE, CLARKSBURG, WV, 26301       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
442.     1545                       2551 32ND AVENUE S., GRAND FORKS, ND,        Wal*Mart Store                               0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
443.     1549                       2020 N. 75TH AVENUE, PHOENIX, AZ,            Wal*Mart Store                               0
                                    85035
------------------------------------------------------------------------------------------------------------------------------------
444.     1554                       3702 EAST HAMMER LANE, STOCKTON, CA,         Wal*Mart Store                               0
                                    95212
------------------------------------------------------------------------------------------------------------------------------------
445.     1555                       2050 N. IMPERIAL AVENUE, EL CENTRO,          Wal*Mart Store                               0
                                    CA,  92243
------------------------------------------------------------------------------------------------------------------------------------
446.     1560                       3075 EAST TROPICANA AVENUE, LAS VEGAS,       Wal*Mart Store                               0
                                    NV,  89121
------------------------------------------------------------------------------------------------------------------------------------
447.     1574                       2300 WHITE LANE, BAKERSFIELD, CA, 93304      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
448.     1581                       4731 13TH AVENUE, S.W., FARGO, ND, 58103     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
449.     1583                       1977 W. CLEVELAND AVENUE, MADERA, CA,        Wal*Mart Store                               0
                                    93637
------------------------------------------------------------------------------------------------------------------------------------
450.     1584                       3625 SOUTH RAINBOW BLVD, LAS VEGAS,          Wal*Mart Store                               0
                                    NV,  89103
------------------------------------------------------------------------------------------------------------------------------------
451.     1588                       15272 BEAR VALLEY ROAD                       Wal*Mart Store                               0
                                    VlCTORVlLLE,  CA,  92392
------------------------------------------------------------------------------------------------------------------------------------
452.     1591                       6535 GRAYSON ROAD, HARRISBURG, PA,           Wal*Mart Store                               0
                                    17111
------------------------------------------------------------------------------------------------------------------------------------
453.     1598                       4617 E. BELL ROAD, PHOENIX, AZ, 85032        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
454.     1599                       11701 METCALF AVE, SHAWNEE MISSION,          Wal*Mart Store                               0
                                    KS,  66210
------------------------------------------------------------------------------------------------------------------------------------
455.     1604                       1200 LACROSSE STREET, RAPID CITY, SD,        Wal*Mart Store                               0
                                    57701
------------------------------------------------------------------------------------------------------------------------------------
456.     1612                       1650 WEST VALENCIA, TUCSON, AZ, 85706        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
457.     1613                       2710 NORTH MAIN STREET, HIGH                 Wal*Mart Store                               0
                                    POINT,  NC,  27265
------------------------------------------------------------------------------------------------------------------------------------
458.     1614                       3500 ROXBORO ROAD, DURHAM, NC, 27704         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
459.     1615                       2203 LOVERIDGE ROAD, PITTSBURG, CA,          Wal*Mart Store                               0
                                    94565
------------------------------------------------------------------------------------------------------------------------------------
460.     1617                       4400 EAST SECOND STREET, CASPER, WY,         Wal*Mart Store                               0
                                    82609
------------------------------------------------------------------------------------------------------------------------------------
461.     1619                       1200 MARKET PLACE DRIVE                      Wal*Mart Store                               0
                                    HENRIETTA, NY, 14467
------------------------------------------------------------------------------------------------------------------------------------
462.     1623                       445 WILKES BARRE TOWNSHIP ROAD, WILKES       Wal*Mart Store                               0
                                    BARRE, PA,  18702
------------------------------------------------------------------------------------------------------------------------------------
463.     1624                       2601 FASHION PLAZA, BAKERSFIELD, CA,         Wal*Mart Store                               0
                                    93306
------------------------------------------------------------------------------------------------------------------------------------
464.     1627                       1711 HIGHWAY 10 WEST, DILWORTH, MN,          Wal*Mart Store                               0
                                    56529
------------------------------------------------------------------------------------------------------------------------------------
465.     1631                       1900 CUNNINGHAM DRIVE, HAMPTON, VA,          Wal*Mart Store                               0
                                    23666
------------------------------------------------------------------------------------------------------------------------------------
466.     1636                       1901 22ND AVENUE, SW, MINOT, ND, 58701       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
467.     1645                       1750 LACEY BOULEVARD, HANFORD, CA,           Wal*Mart Store                               0
                                    93230
------------------------------------------------------------------------------------------------------------------------------------
468.     1646                       6131 EAST SOUTHERN AVE, MESA, AZ, 85208      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
469.     1648                       4209 SOUTH CARSON STREET, CARSON             Wal*Mart Store                               0
                                    CITY, NV, 89701
------------------------------------------------------------------------------------------------------------------------------------
470.     1651                       5180 SONOMA BLVD., VALLE JO, CA, 94589       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
471.     1658                       2205 HARRISON ROAD, THOMSON, GA, 30824       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
472.     1662                       1116 CROSSROADS DRIVE                        Wal*Mart Store                               0
                                    STATESVILLE, NC, 28677
------------------------------------------------------------------------------------------------------------------------------------
473.     1663                       157 PARAGON PARKWAY, CLYDE, NC, 28721        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
474.     1664                       2500 FORREST HILLS RD. W.,                   Wal*Mart Store                               0
                                    WILSON, NC, 27893
------------------------------------------------------------------------------------------------------------------------------------
475.     1666                       3304 EASTWAY DRIVE, CHARLOTTE, NC,           Wal*Mart Store                               0
                                    28205
------------------------------------------------------------------------------------------------------------------------------------
476.     1670                       1135 BERKSHIRE BLVD., WYOMISSING, PA,        Wal*Mart Store                               0
                                    19610
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
477.     1674                       1650 WESEL BLVD., HAGERSTOWN, MD, 21740      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
478.     1682                       4107 PORTSMOUTH BOULEVARD                    Wal*Mart Store                               0
                                    CHESAPEAKE, VA, 23321
------------------------------------------------------------------------------------------------------------------------------------
479.     1687                       1200 NORTH MAIN STREET, SUFFOLK, VA,         Wal*Mart Store                               0
                                    23434
------------------------------------------------------------------------------------------------------------------------------------
480.     1689                       4401 SOUTH BUCKLEY ROAD, AURORA, CO,         Wal*Mart Store                               0
                                    80015
------------------------------------------------------------------------------------------------------------------------------------
481.     1691                       7701 FRONTAGE ROAD, OVERLAND                 Wal*Mart Store                               0
                                    PARK, KS, 66204
------------------------------------------------------------------------------------------------------------------------------------
482.     1692                       1120 SOUTH MOUNT VERNON                      Wal*Mart Store                               0
                                    AVE, COLTON, CA, 92324
------------------------------------------------------------------------------------------------------------------------------------
483.     1693                       2050 WEST REDLANDS                           Wal*Mart Store                               0
                                    DRIVE, REDLANDS, CA, 92374
------------------------------------------------------------------------------------------------------------------------------------
484.     1697                       8465 ELK GROVE BLVD., ELK GROVE, CA,         Wal*Mart Store                               0
                                    95758
------------------------------------------------------------------------------------------------------------------------------------
485.     1700                       13425 COMMUNITY ROAD, POWAY, CA, 92064       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
486.     1704                       1501 HELEN POWER DRIVE                       Wal*Mart Store                               0
                                    VACAVILLE, CA, 95687
------------------------------------------------------------------------------------------------------------------------------------
487.     1711                       5401 BEACON DRIVE, IRONDALE, AL, 35210       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
488.     1720                       1550 SCENIC HIGHWAY, SNELLVILLE, GA,         Wal*Mart Store                               0
                                    30078
------------------------------------------------------------------------------------------------------------------------------------
489.     1726                       1995 EAST MARKET STREET                      Wal*Mart Store                               0
                                    HARRISONBURG, VA, 22801
------------------------------------------------------------------------------------------------------------------------------------
490.     1746                       1380 WEST ELLIOT ROAD, TEMPE, AZ,            Wal*Mart Store                               0
                                    85283
------------------------------------------------------------------------------------------------------------------------------------
491.     1747                       2560 NORTH PERRIS BLVD, PERRIS, CA,          Wal*Mart Store                               0
                                    92570
------------------------------------------------------------------------------------------------------------------------------------
492.     1748                       2245 A ASHLEY CROSSING DRIVE                 Wal*Mart Store                               0
                                    CHARLESTON, SC, 29414
------------------------------------------------------------------------------------------------------------------------------------
493.     1751                       6600 GLENWOOD AVE, RALEIGH, NC, 27612        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
494.     1755                       4625 REDWOOD DRIVE, ROHNERT PARK, CA,        Wal*Mart Store                               0
                                    94928
------------------------------------------------------------------------------------------------------------------------------------
495.     1756                       17151 FOOTHILL BOULEVARD,                    Wal*Mart Store                               0
                                    FONTANA, CA, 92335
------------------------------------------------------------------------------------------------------------------------------------
496.     1760                       1018 RILEY STREET, FOLSOM, CA, 95630         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
497.     1763                       515 COMMERCE DRIVE, BLUEFIELD, VA,           Wal*Mart Store                               0
                                    24605
------------------------------------------------------------------------------------------------------------------------------------
498.     1766                       3100 JOHNSON FERRY ROAD,                     Wal*Mart Store                               0
                                    MARIETTA, GA, 30062
------------------------------------------------------------------------------------------------------------------------------------
499.     1767                       4540 MAIN STREET, SHALLOTTE, NC, 28470       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
500.     1772                       3600 WASHBURN WAY, KLAMATH FALLS, OR,        Wal*Mart Store                               0
                                    97603
------------------------------------------------------------------------------------------------------------------------------------
501.     1773                       12401 JEFFERSON AVENUE, NEWPORT              Wal*Mart Store                               0
                                    NEWS, VA, 23602
------------------------------------------------------------------------------------------------------------------------------------
502.     1774                       3000 SOUTH HORNER BLVD, SANFORD, NC,         Wal*Mart Store                               0
                                    27330
------------------------------------------------------------------------------------------------------------------------------------
503.     1777                       5900 PERKIOMEN AVENUE, READING, PA,          Wal*Mart Store                               0
                                    19606
------------------------------------------------------------------------------------------------------------------------------------
504.     1780                       975 HILTON HEIGHTS,                          Wal*Mart Store                               0
                                    CHARLOTTESVILLE, VA, 22901
------------------------------------------------------------------------------------------------------------------------------------
505.     1782                       701 GRAND CENTRAL AVENUE, VIENNA, WV,        Wal*Mart Store                               0
                                    26105
------------------------------------------------------------------------------------------------------------------------------------
506.     1784                       3025 LANCASTER DRIVE NE, SALEM, OR,          Wal*Mart Store                               0
                                    97305
------------------------------------------------------------------------------------------------------------------------------------
507.     1789                       2350 W KETTLEMAN LANE, LODI, CA, 95242       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
508.     1793                       3002 STACY ALLISON WAY, WOODBURN, OR,        Wal*Mart Store                               0
                                    97071
------------------------------------------------------------------------------------------------------------------------------------
509.     1802                       1501 S.W. WANAMAKER, TOPEKA, KS, 66604       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
510.     1805                       78950 HIGHWAY 111, LA QUlNTA, CA, 92253      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
511.     1807                       265 ROUTE 73 NORTH, WEST BERLIN, NJ,         Wal*Mart Store                               0
                                    8091
------------------------------------------------------------------------------------------------------------------------------------
512.     1810                       2400 ROUTE #9, FISHKILL, NY, 12524           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
513.     1811                       1170 NORTH MILITARY                          Wal*Mart Store                               0
                                    HIGHWAY, NORFOLK, VA, 23502
------------------------------------------------------------------------------------------------------------------------------------
514.     1815                       3680 WEST SHAW, FRESNO, CA, 93711            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
515.     1821                       9101 ALBEMARLE ROAD, CHARLOTTE, NC,          Wal*Mart Store                               0
                                    28227
------------------------------------------------------------------------------------------------------------------------------------
516.     1823                       495 EISENHOWER DRIVE, HANOVER, PA,           Wal*Mart Store                               0
                                    17331
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
517.     1826                       1819 E. NOBLE AVENUE, VISALIA, CA,           Wal*Mart Store                               0
                                    93291
------------------------------------------------------------------------------------------------------------------------------------
518.     1830                       297 GRANT AVENUE, AUBURN, NY, 13021          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
519.     1831                       3949 ROUTE 31, CLAY, NY, 13041               Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
520.     1832                       31033 DATE PALM DRIVE, CATHEDRAL             Wal*Mart Store                               0
                                    CITY, CA, 92234
------------------------------------------------------------------------------------------------------------------------------------
521.     1833                       3700 PLANK ROAD, FREDRICKSBURG, VA,          Wal*Mart Store                               0
                                    22407
------------------------------------------------------------------------------------------------------------------------------------
522.     1834                       135 TERRY LANE, GRANTS PASS, OR, 97526       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
523.     1835                       2405 VESTAL PARKWAY EAST, VESTAL, NY,        Wal*Mart Store                               0
                                    13950
------------------------------------------------------------------------------------------------------------------------------------
524.     1838                       3041 N. RAINBOW BLVD, LAS VEGAS, NV,         Wal*Mart Store                               0
                                    89108
------------------------------------------------------------------------------------------------------------------------------------
525.     1840                       1205 S. MAIN STREET, MANTECA, CA, 95336      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
526.     1841                       1521 SAM'S CIRCLE, CHESAPEAKE, VA, 23320     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
527.     1842                       4424 WEST WENDOVER AVE.,                     Wal*Mart Store                               0
                                    GREENSBORO, NC, 27409
------------------------------------------------------------------------------------------------------------------------------------
528.     1843                       2375 NORTH 99 WEST, MCMINNVILLE, OR,         Wal*Mart Store                               0
                                    97128
------------------------------------------------------------------------------------------------------------------------------------
529.     1844                       950 ROUTE 37 WEST, TOMS RIVER, NJ,           Wal*Mart Store                               0
                                    8755
------------------------------------------------------------------------------------------------------------------------------------
530.     1849                       284 SUMMIT SQUARE BLVD,                      Wal*Mart Store                               0
                                    WINSTON-SALEM, NC, 27105
------------------------------------------------------------------------------------------------------------------------------------
531.     1850                       1730 LINCOLN WAY EAST                        Wal*Mart Store                               0
                                    CHAMBERSBURG, PA, 17201
------------------------------------------------------------------------------------------------------------------------------------
532.     1853                       2171 W FLORIDA AVENUE, HEMET, CA,            Wal*Mart Store                               0
                                    92545
------------------------------------------------------------------------------------------------------------------------------------
533.     1859                       646 YOURMAN ROAD, CALEXICO, CA, 92231        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
534.     1862                       1610 RIVERSIDE AVENUE, RIALTO, CA,           Wal*Mart Store                               0
                                    92376
------------------------------------------------------------------------------------------------------------------------------------
535.     1869                       150 ROUTE 70 EAST, MARLTON, NJ,  8053        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
536.     1871                       ARSENAL STREET, WATERTOWN, NY, 13601         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
537.     1877                       1250 W HENDERSON AVE.,                       Wal*Mart Store                               0
                                    PORTERVlLLE, CA, 93257
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
538.     1880                       2051 NEW MARK AVENUE, COOS BAY, OR,          Wal*Mart Store                               0
                                    97420
------------------------------------------------------------------------------------------------------------------------------------
539.     1881                       7901 WATT AVENUE, ANTELOPE, CA, 95660        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
540.     1884                       900 COMMERCE BLVD, DICKSON CITY, PA,         Wal*Mart Store                               0
                                    18519
------------------------------------------------------------------------------------------------------------------------------------
541.     1886                       6520 CARLISLE PIKE                           Wal*Mart Store                               0
                                    MECHANICSBURG, PA, 17055
------------------------------------------------------------------------------------------------------------------------------------
542.     1887                       1015 N. LOYALSOCK AVE.,                      Wal*Mart Store                               0
                                    MONTOURSVILLE, PA, 17754
------------------------------------------------------------------------------------------------------------------------------------
543.     1896                       8250 RAZORBACK ROAD, COLORADO                Wal*Mart Store                               0
                                    SPRINGS, CO, 80920
------------------------------------------------------------------------------------------------------------------------------------
544.     1899                       2663 CANYON SPRINGS PARKWAY,                 Wal*Mart Store                               0
                                    RIVERSIDE, CA, 92507
------------------------------------------------------------------------------------------------------------------------------------
545.     1903                       935 THARP ROAD, YUBA CITY, CA, 95993         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
546.     1904                       950 EDWARDS FERRY ROAD, NE,                  Wal*Mart Store                               0
                                    LEESBURG, VA, 20176
------------------------------------------------------------------------------------------------------------------------------------
547.     1912                       479 MCKINLEY STREET, CORONA, CA, 91718       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
548.     1914                       4210 E. HIGHLAND AVENUE,                     Wal*Mart Store                               0
                                    HIGHLAND, CA, 92346
------------------------------------------------------------------------------------------------------------------------------------
549.     1917                       170 TOWN CENTER PARKWAY, SANTEE, CA,         Wal*Mart Store                               0
                                    92071
------------------------------------------------------------------------------------------------------------------------------------
550.     1920                       5250 COMMERCIAL STREET,                      Wal*Mart Store                               0
                                    SE, SALEM, OR, 97306
------------------------------------------------------------------------------------------------------------------------------------
551.     1921                       525 RT. 72 WEST, MANAHAWKIN, NJ,  8050       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
552.     1922                       12549 FOOTHILL BLVD., RANCHO                 Wal*Mart Store                               0
                                    CUCAMONGA, CA, 91730
------------------------------------------------------------------------------------------------------------------------------------
553.     1940                       279 TROY ROAD, RENSSALEAR, NY, 12144         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
554.     1941                       1950 AUTO CENTER DRIVE, GLENDORA, CA,        Wal*Mart Store                               0
                                    91740
------------------------------------------------------------------------------------------------------------------------------------
555.     1963                       2111 FULKERTH ROAD, TURLOCK, CA, 95380       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
556.     1969                       900 WAL-MART WAY, MIDLOTHIAN, VA,            Wal*Mart Store                               0
                                    23113
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
557.     1972                       2700 LAS POSITAS ROAD, LIVERMORE, CA,        Wal*Mart Store                               0
                                    94550
------------------------------------------------------------------------------------------------------------------------------------
558.     1976                       830 CO RT 64,  BLDG. #3, ELMIRA, NY,         Wal*Mart Store                               0
                                    14903
------------------------------------------------------------------------------------------------------------------------------------
559.     1977                       1872 ROUTE 88, BRICK, NJ,  8723              Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
560.     1983                       1670 MITCHELL ROAD, CERES, CA, 95307         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
561.     1988                       6850 FIVE STAR BLVD., ROCKLIN, CA,           Wal*Mart Store                               0
                                    95677
------------------------------------------------------------------------------------------------------------------------------------
562.     1992                       1540 W. FOOTHILL BLVD., UPLAND, CA,          Wal*Mart Store                               0
                                    91786
------------------------------------------------------------------------------------------------------------------------------------
563.     1994                       25 CONSUMER SQUARE, PLATTSBURGH, NY,         Wal*Mart Store                               0
                                    12901
------------------------------------------------------------------------------------------------------------------------------------
564.     1997                       579 TROY SCHENECTADY ROAD,                   Wal*Mart Store                               0
                                    LATHAM, NY, 12110
------------------------------------------------------------------------------------------------------------------------------------
565.     2001                       5125 E. KINGS CANYON, FRESNO, CA,            Wal*Mart Store                               0
                                    93727
------------------------------------------------------------------------------------------------------------------------------------
566.     2002                       7900 ARROYO CIRCLE, GILROY, CA, 95020        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
567.     2003                       979 ROUTE 1,  SOUTH, NORTH                   Wal*Mart Store                               0
                                    BRUNSWICK, NJ, 08902
------------------------------------------------------------------------------------------------------------------------------------
568.     2005                       2865 N. CANNON BLVD, KANNAPOLIS, NC,         Wal*Mart Store                               0
                                    28083
------------------------------------------------------------------------------------------------------------------------------------
569.     2007                       1005 N. STRATFORD ROAD, MOSES                Wal*Mart Store                               0
                                    LAKE, WA, 98837
------------------------------------------------------------------------------------------------------------------------------------
570.     2023                       1355 EAST LEHMAN STREET, LEBANON, PA,        Wal*Mart Store                               0
                                    17042
------------------------------------------------------------------------------------------------------------------------------------
571.     2025                       3010 W. GRANT LINE ROAD, TRACY, CA,          Wal*Mart Store                               0
                                    95376
------------------------------------------------------------------------------------------------------------------------------------
572.     2028                       5200 VAN BUREN BLVD., RIVERSIDE, CA,         Wal*Mart Store                               0
                                    92503
------------------------------------------------------------------------------------------------------------------------------------
573.     2029                       3615 CRATER LAKE HWY, MEDFORD, OR,           Wal*Mart Store                               0
                                    97504
------------------------------------------------------------------------------------------------------------------------------------
574.     2030                       1101 SANGUINETTI ROAD, SONORA, CA,           Wal*Mart Store                               0
                                    95370
------------------------------------------------------------------------------------------------------------------------------------
575.     2031                       30600 DYER STREET, UNION CITY, CA,           Wal*Mart Store                               0
                                    94587
------------------------------------------------------------------------------------------------------------------------------------
576.     2032                       2001 N. ROSE AVENUE, OXNARD, CA,             Wal*Mart Store                               0
                                    93030
------------------------------------------------------------------------------------------------------------------------------------
577.     2036                       2700 MOUTAINEER BLVD, SOUTH                  Wal*Mart Store                               0
                                    CHARLESTON, WV, 25309
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
578.     2037                       909 EAST WISHKAH, ABERDEEN, WA, 98520        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
579.     2039                       3055 LOUGHBROUGH DRIVE, MERCED, CA,          Wal*Mart Store                               0
                                    95348
------------------------------------------------------------------------------------------------------------------------------------
580.     2040                       2106 BURLINGTON - MT HOLLY                   Wal*Mart Store                               0
                                    RD, BURLINGTON, NJ, 08016
------------------------------------------------------------------------------------------------------------------------------------
581.     2044                       2044 FOREST AVENUE, CHICO, CA, 95928         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
582.     2048                       300 CHADBOURNE ROAD, FAIRFIELD, CA,          Wal*Mart Store                               0
                                    94533
------------------------------------------------------------------------------------------------------------------------------------
583.     2050                       300 EAST LAKE MEAD DRIVE,                    Wal*Mart Store                               0
                                    HENDERSON, NV, 89015
------------------------------------------------------------------------------------------------------------------------------------
584.     2056                       16 OLD GLICK ROAD, WILTON, NY, 12866         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
585.     2058                       1725 NEW HOPE CHURCH ROAD,                   Wal*Mart Store                               0
                                    RALEIGH, NC, 27609
------------------------------------------------------------------------------------------------------------------------------------
586.     2070                       3101 A STREET, ANCHORAGE, AK, 99515          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
587.     2071                       8900 OLD SEWARD HWY., ANCHORAGE, AK,         Wal*Mart Store                               0
                                    99515
------------------------------------------------------------------------------------------------------------------------------------
588.     2074                       1350 S. SEWARD MERIDIAN RD,                  Wal*Mart Store                               0
                                    WASILLA, AK, 99654
------------------------------------------------------------------------------------------------------------------------------------
589.     2075                       20120 PINE BROOK BLVD., BEND, OR,            Wal*Mart Store                               0
                                    97702
------------------------------------------------------------------------------------------------------------------------------------
590.     2077                       31700 GRAPE STREET, LAKE                     Wal*Mart Store                               0
                                    ELSINORE, CA, 92530
------------------------------------------------------------------------------------------------------------------------------------
591.     2082                       12701 TOWN CENTER DRIVE,                     Wal*Mart Store                               0
                                    CERRITOS, CA, 90703
------------------------------------------------------------------------------------------------------------------------------------
592.     2084                       1500 NORTH 7TH AVENUE, BOZEMAN, MT,          Wal*Mart Store                               0
                                    59715
------------------------------------------------------------------------------------------------------------------------------------
593.     2092                       3000 FORD STREET EXTENSION,                  Wal*Mart Store                               0
                                    OGDENSBURG, NY, 13669
------------------------------------------------------------------------------------------------------------------------------------
594.     2093                       710 HORATION STREET, UTICA, NY, 13502        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
595.     2094                       1800 UNIVERSITY DRIVE, VISTA, CA,            Wal*Mart Store                               0
                                    92084
------------------------------------------------------------------------------------------------------------------------------------
596.     2096                       100 EAST STREET ROAD, WARMINSTER, PA,        Wal*Mart Store                               0
                                    18974
------------------------------------------------------------------------------------------------------------------------------------
597.     2097                       351 FAIRVIEW, HUDSON, NY, 12534              Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
598.     2099                       180 NIBLICK ROAD, PASO ROBLES, CA,           Wal*Mart Store                               0
                                    93446
------------------------------------------------------------------------------------------------------------------------------------
599.     2104                       1201 UNION AVENUE, NEWBURGH, NY, 12550       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
600.     2106                       2863 NORTHTOWNE LANE, RENO, NV, 89512        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
601.     2108                       4620 BLACK HORSE PIKE, MAYS                  Wal*Mart Store                               0
                                    LANDING, NJ, 08330
------------------------------------------------------------------------------------------------------------------------------------
602.     2109                       2291 NORTH 2ND STREET, MILLVILLE, NJ,        Wal*Mart Store                               0
                                    08332
------------------------------------------------------------------------------------------------------------------------------------
603.     2110                       14501 LAKEWOOD BLVD., PARAMOUNT, CA,         Wal*Mart Store                               0
                                    90723
------------------------------------------------------------------------------------------------------------------------------------
604.     2111                       5291 HWY 280 SOUTH, BIRMINGHAM, AL,          Wal*Mart Store                               0
                                    35242
------------------------------------------------------------------------------------------------------------------------------------
605.     2112                       4915 N. PIMA ROAD, SCOTTSDALE, AZ,           Wal*Mart Store                               0
                                    85251
------------------------------------------------------------------------------------------------------------------------------------
606.     2113                       1607 W. BETHANY HOME ROAD,                   Wal*Mart Store                               0
                                    PHOENIX, AZ, 85015
------------------------------------------------------------------------------------------------------------------------------------
607.     2116                       891 Rt. 9, GLAN FALLS, NY, 12804             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
608.     2118                       301 MASSACHUSETTS AVENUE,                    Wal*Mart Store                               0
                                    LUNENBURG, MA, 01462
------------------------------------------------------------------------------------------------------------------------------------
609.     2119                       301 RANCH DRIVE, MILPITAS, CA, 95035         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
610.     2125                       440 WADSWORTH BLVD, LAKEWOOD, CO,            Wal*Mart Store                               0
                                    80226
------------------------------------------------------------------------------------------------------------------------------------
611.     2126                       95-550 LANIKUHANA AVENUE,                    Wal*Mart Store                               0
                                    MILALANI, HI, 96789
------------------------------------------------------------------------------------------------------------------------------------
612.     2130                       2460 LAFAYETTE ROAD, PORTSMOUTH, NH,         Wal*Mart Store                               0
                                    03801
------------------------------------------------------------------------------------------------------------------------------------
613.     2131                       1319 SW 37TH STREET, TOPEKA, KS, 66611       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
614.     2134                       8709 CARLEY BLVD., CHARLOTTE, NC, 28262      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
615.     2135                       ROUTE 7, COBLESKILL, NY, 12043               Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
616.     2136                       801 JAMES MADISON HWY, CULPEPER, VA,         Wal*Mart Store                               0
                                    22701
------------------------------------------------------------------------------------------------------------------------------------
617.     2137                       5450 NEW HOPE COMONS ROAD,                   Wal*Mart Store                               0
                                    DURHAM, NC, 27707
------------------------------------------------------------------------------------------------------------------------------------
618.     2139                       780 THE LYNNWAY, LYNN, MA, 01905             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
619.     2141                       1601 S. COLUMBUS BLVD.,                      Wal*Mart Store                               0
                                    PHILADELPHIA, PA, 19148
------------------------------------------------------------------------------------------------------------------------------------
620.     2142                       300-344 N. BROADWAY, SALEM, NH, 03079        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
621.     2145                       2601 MCARTHUR ROAD, WHITEHALL, PA,           Wal*Mart Store                               0
                                    18052
------------------------------------------------------------------------------------------------------------------------------------
622.     2146                       101 SANFORD FARM ROAD,                       Wal*Mart Store                               0
                                    AMSTERDAM, NY, 12010
------------------------------------------------------------------------------------------------------------------------------------
623.     2147                       4000 HWY 93 SOUTH, MISSOULA, MT, 59801       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
624.     2150                       710 DENNERY ROAD, SAN DIEGO, CA, 92173       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
625.     2152                       141 WASHINGTON AVENUE, ALBANY, NY, 12203     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
626.     2154                       5805 STATE BRIDGE ROAD, DULUTH, GA,          Wal*Mart Store                               0
                                    30096
------------------------------------------------------------------------------------------------------------------------------------
627.     2156                       750 MIDDLE COUNTRY ROAD, MIDDLE              Wal*Mart Store                               0
                                    ISLAND, NY, 11953
------------------------------------------------------------------------------------------------------------------------------------
628.     2157                       506 STATE ROAD, NORTH DARTMOUTH, MA,         Wal*Mart Store                               0
                                    02747
------------------------------------------------------------------------------------------------------------------------------------
629.     2161                       4501 ROSEWOOD DRIVE, PLEASANTON, CA,         Wal*Mart Store                               0
                                    94588
------------------------------------------------------------------------------------------------------------------------------------
630.     2163                       465 BRIDGEPORT AVE, SHELTON, CT, 06484       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
631.     2166                       6438 BASILE ROWE, EAST SYRACUSE, NY,         Wal*Mart Store                               0
                                    13057
------------------------------------------------------------------------------------------------------------------------------------
632.     2170                       220 SALEM TURNPIKE, NORWICH, CT, 06360       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
633.     2171                       101 NASSAU PARK BLVD., PRINCETON, NJ,        Wal*Mart Store                               0
                                    08540
------------------------------------------------------------------------------------------------------------------------------------
634.     2177                       3382 MURPHY CANYON ROD, SAN DIEGO,           Wal*Mart Store                               0
                                    CA, 92193
------------------------------------------------------------------------------------------------------------------------------------
635.     2185                       701 SOUTH ROUTE 11/15,                       Wal*Mart Store                               0
                                    SELINSGROVE, PA, 17870
------------------------------------------------------------------------------------------------------------------------------------
636.     2187                       2000 N. WENATCHEE AVENUE,                    Wal*Mart Store                               0
                                    WENATCHEE, WA, 98801
------------------------------------------------------------------------------------------------------------------------------------
637.     2189                       4855 KIETZKE LANE, RENO, NV, 89502           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
638.     2190                       1720 E MAIN ST, WOODLAND, CA, 95776          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
639.     2194                       5800 KINGSTOWN BLVD., ALEXANDRIA, VA,        Wal*Mart Store                               0
                                    22315
------------------------------------------------------------------------------------------------------------------------------------
640.     2195                       4900 US HWY #9, HOWELL, NJ, 07731            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
641.     2200                       150 GOLD STAR HWY, GROTON, CT, 06340         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
642.     2205                       6250 W MANCHESTER MALL, YORK, PA, 17404      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
643.     2206                       27470 ALICIA PARKWAY, LAGUNA                 Wal*Mart Store                               0
                                    NIGUEL, CA, 92656
------------------------------------------------------------------------------------------------------------------------------------
644.     2218                       26502 TOWN CENTER DRIVE, FOOTHILL            Wal*Mart Store                               0
                                    RANCH, CA, 92610
------------------------------------------------------------------------------------------------------------------------------------
645.     2223                       9499 SHERIDAN BLVD, WEST MINSTER, CO,        Wal*Mart Store                               0
                                    80030
------------------------------------------------------------------------------------------------------------------------------------
646.     2227                       777 BROCKTON AVENUE, ABINGTON, MA, 02351     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
647.     2232                       120 COMMERCIAL PARKWAY, BRANFORD, CT,        Wal*Mart Store                               0
                                    06405
------------------------------------------------------------------------------------------------------------------------------------
648.     2234                       5807 ROME TABERG ROAD, ROME, NY, 13440       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
649.     2242                       440 N. EUCLID STREETANAHEIM, CA, 92801       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
650.     2245                       705 COLLEGE BLVD., OCEANSIDE, CA, 92054      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
651.     2246                       17 COLBY COURT, BEDFORD, NH, 03110           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
652.     2247                       2010 KILDAIRE FARM ROAD, CARY, NC, 27511     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
653.     2251                       17150 GALE AVE, CITY OF INDUSTRY, CA,        Wal*Mart Store                               0
                                    91715
------------------------------------------------------------------------------------------------------------------------------------
654.     2252                       3722 EASTON NAZARETH HIGHWAY,                Wal*Mart Store                               0
                                    EASTON, PA, 18045
------------------------------------------------------------------------------------------------------------------------------------
655.     2253                       13487 CAMINO CANADA, EL CAJON, CA,           Wal*Mart Store                               0
                                    92020
------------------------------------------------------------------------------------------------------------------------------------
656.     2255                       87 AIRPORT ROAD, HAZELTON, PA, 18201         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
657.     2258                       7910 RICHMOND HVVY, HYBLAVALLEY, VA,         Wal*Mart Store                               0
                                    22306
------------------------------------------------------------------------------------------------------------------------------------
658.     2262                       RT. 23 SOUTHSIDE, ONEONTA, NY, 13820         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
659.     2263                       223 SHOEMAKER ROAD, POTTSTOWN, PA,           Wal*Mart Store                               0
                                    19464
------------------------------------------------------------------------------------------------------------------------------------
660.     2264                       1320 ALTAMONT AVE, ROTTERDAM, NY, 12303      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
661.     2265                       3950 GRANDVIEW                               Wal*Mart Store                               0
                                    DRIVE, SIMPSONVILLE, SC, 29681
------------------------------------------------------------------------------------------------------------------------------------
662.     2277                       323 WEST SHAW AVE., CLOVIS, CA, 93612        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
663.     2280                       600 SHOWERS DRIVE, MOUNTAIN VIEW, CA,        Wal*Mart Store                               0
                                    94040
------------------------------------------------------------------------------------------------------------------------------------
664.     2282                       69 PROSPECT HILL RD, EAST                    Wal*Mart Store                               0
                                    WINDSOR, CT, 06088
------------------------------------------------------------------------------------------------------------------------------------
665.     2284                       1060 NEW HAVEN RD, NAUGATUCK, CT, 06770      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
666.     2286                       161 CENTERREACH                              Wal*Mart Store                               0
                                    MALL, CENTERREACH, NY, 11720
------------------------------------------------------------------------------------------------------------------------------------
667.     2288                       80 RIO RANCHO ROAD, POMONA, CA, 91766        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
668.     2291                       75 NORTH BROADWAY, CHULA VISTA, CA,          Wal*Mart Store                               0
                                    91910
------------------------------------------------------------------------------------------------------------------------------------
669.     2292                       1275 N AZUSA AVENUE, COVINA, CA,             Wal*Mart Store                               0
                                    91722
------------------------------------------------------------------------------------------------------------------------------------
670.     2297                       25450 N. THE OLD ROAD, VALENCIA, CA,         Wal*Mart Store                               0
                                    91355
------------------------------------------------------------------------------------------------------------------------------------
671.     2299                       161 BERLIN RD, CROMWELL, CT, 06416           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
672.     2312                       4807 VALLEY VIEW BLVD                        Wal*Mart Store                               0
                                    NW, ROANOKE, VA, 24012
------------------------------------------------------------------------------------------------------------------------------------
673.     2314                       94-595 KUPUOHIA STREET, WAIPAHU, HI,         Wal*Mart Store                               0
                                    96797
------------------------------------------------------------------------------------------------------------------------------------
674.     2321                       75-1015 HENRY STREET, KAILUA KONAHI,         Wal*Mart Store                               0
                                    96740
------------------------------------------------------------------------------------------------------------------------------------
675.     2330                       116 FARMINGTON ROAD, ROCHESTER, NH,          Wal*Mart Store                               0
                                    03867
------------------------------------------------------------------------------------------------------------------------------------
676.     2331                       155 WATERFORD PARKWAY,                       Wal*Mart Store                               0
                                    N, WATERFORD, CT, 06385
------------------------------------------------------------------------------------------------------------------------------------
677.     2341                       301 FALLS BLVD, QUINCY, MA, 02169            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
678.     2360                       4725 ASHFORD-DUNWOODY, ATLANTA, GA,          Wal*Mart Store                               0
                                    30338
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
679.     2371                       1092 NORTH COLONY                            Wal*Mart Store                               0
                                    ROAD, WALLINGFORD, CT, 06492
------------------------------------------------------------------------------------------------------------------------------------
680.     2401                       1600 SOUTH MOUNTAIN, DUARTE, CA, 91010       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
681.     2438                       217 GARRISONVILLE RD, STAFFORD, VA,          Wal*Mart Store                               0
                                    22554
------------------------------------------------------------------------------------------------------------------------------------
682.     2440                       210 WAL MART PLAZA,  STE 3, SYLVA, NC,       Wal*Mart Store                               0
                                    28779
------------------------------------------------------------------------------------------------------------------------------------
683.     2444                       1294 UPPER LENOX AVENUE, ONEIDA, NY,         Wal*Mart Store                               0
                                    13421
------------------------------------------------------------------------------------------------------------------------------------
684.     2458                       1375 N. DAVIS ROAD, SALINAS, CA, 93907       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
685.     2472                       4550 KESTER MILL                             Wal*Mart Store                               0
                                    RD, WINSTON-SALEM, NC, 27103
------------------------------------------------------------------------------------------------------------------------------------
686.     2473                       325 E. MAKAALA STREET, HILO, HI, 96720       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
687.     2479                       3412 COLLEGE AVE, SAN DIEGO, CA, 92115       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
688.     2482                       1305 WEST MAIN STREET, MESA, AZ, 85201       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
689.     2484                       1005 WEST SUGARLAND                          Wal*Mart Store                               0
                                    HWY, CLEWlSTON, FL, 33440
------------------------------------------------------------------------------------------------------------------------------------
690.     2494                       2100 VISTA WAY, OCEANSIDE, CA, 92054         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
691.     2495                       13331 BEACH BLVD, WESTMINSTER, CA, 92683     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
692.     2497                       1236 ROUTE 22, PHILIPSBURG, NJ, 08865        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
693.     2507                       2220 SOUTH BRADLEY, SANTA MONICA, CA,        Wal*Mart Store                               0
                                    93455
------------------------------------------------------------------------------------------------------------------------------------
694.     2512                       330 W BELL ROAD, PHOENIX, AZ, 85023          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
695.     2513                       270 WAL-MART  WAY, DAHLONEGA, GA, 30533      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
696.     2517                       3600 W. MCFADDEN AVE., SANTA ANACA,          Wal*Mart Store                               0
                                    92704
------------------------------------------------------------------------------------------------------------------------------------
697.     2523                       2595 E. IMPERIAL HWY, BREA, CA, 92821        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
698.     2526                       19821 RINALDI ST., PORTER RANCH, CA,         Wal*Mart Store                               0
                                    91326
------------------------------------------------------------------------------------------------------------------------------------
699.     2536                       1110 E. PROSPERITY AVE, TULARE, CA,          Wal*Mart Store                               0
                                    93274
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
700.     2537                       1515 DANA DRIVE, REDDING, CA, 96002          Wal*Mart Store                              0

------------------------------------------------------------------------------------------------------------------------------------
701.     2546                       2300 N. TUSTIN STREET, ORANGE, CA,           Wal*Mart Store                               0
                                    92865
------------------------------------------------------------------------------------------------------------------------------------
702.     2553                       6650 HEMBREE LANE, WINDSOR, CA, 95492        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
703.     2556                       1168 WEST BRANCH STREET, ARROYO              Wal*Mart Store                               0
                                    GRANDE, CA, 93420
------------------------------------------------------------------------------------------------------------------------------------
704.     2557                       8400 ROSEDALE                                Wal*Mart Store                               0
                                    HIGHWAY, BAKERSFIELD, CA, 93312
------------------------------------------------------------------------------------------------------------------------------------
705.     2565                       4191 SOUTH AMHERST HWY, MADISON              Wal*Mart Store                               0
                                    HEIGHTS, VA, 24572
------------------------------------------------------------------------------------------------------------------------------------
706.     2566                       #4 CHARLES TOWN PLAZA, CHARLES               Wal*Mart Store                               0
                                    TOWN, WV, 25414
------------------------------------------------------------------------------------------------------------------------------------
707.     2568                       8333 VAN NUYS BLVD, PANORAMA                 Wal*Mart Store                               0
                                    CITY, CA, 91402
------------------------------------------------------------------------------------------------------------------------------------
708.     2569                       RT. 10 LEDGEWOOD MALL, LEDGEWOOD,            Wal*Mart Store                               0
                                    NJ, 7852
------------------------------------------------------------------------------------------------------------------------------------
709.     2580                       1415 SUNSET AVE., CLINTON, NC, 28328         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
710.     2598                       3661 TRUXEL ROAD, SACRAMENTO, CA, 95833      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
711.     2609                       2770 CARSON STREET, LAKEWOOD, CA,            Wal*Mart Store                               0
                                    90712
------------------------------------------------------------------------------------------------------------------------------------
712.     2610                       77 NORMAN MORGAN BLVD, LOGAN, WV,            Wal*Mart Store                               0
                                    25601
------------------------------------------------------------------------------------------------------------------------------------
713.     2621                       255 COCHRAN STREET, SIMI VALLEY, CA,         Wal*Mart Store                               0
                                    93065
------------------------------------------------------------------------------------------------------------------------------------
714.     2648                       1919 DAVIS STREET, SAN LEANDRO, CA,          Wal*Mart Store                               0
                                    94577
------------------------------------------------------------------------------------------------------------------------------------
715.     2697                       4893 LONE TREE WAY, ANTIOCH, CA 94509        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
716.     2704                       1021 HIGH POINT ROAD, RANDLEMAN, NC,         Wal*Mart Store                               0
                                    27317
------------------------------------------------------------------------------------------------------------------------------------
717.     2730                       110 RIVER OAKS DR., TARBORO, NC,             Wal*Mart Store                               0
                                    27886
------------------------------------------------------------------------------------------------------------------------------------
718.     2749                       254 HALLTOWN RD., SPRUCE PINE, NC,           Wal*Mart Store                               0
                                    28777
------------------------------------------------------------------------------------------------------------------------------------
719.     2772                       1675 N. HOWE ST., SOUTHPORT, NC,             Wal*Mart Store                               0
                                    28461
------------------------------------------------------------------------------------------------------------------------------------
720.     2793                       1130 S. MAIN ST., KERNERSVILLE, NC,          Wal*Mart Store                               0
                                    27284
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------

721.     2842                       1290 EAST ONTARIO AVE, CORONA, CA,           Wal*Mart Store                               0
                                    92881
------------------------------------------------------------------------------------------------------------------------------------
722.     2845                       14215 U.S. HWY 64 WEST, SILER                Wal*Mart Store                               0
                                    CITY, NC, 27344
------------------------------------------------------------------------------------------------------------------------------------
723.     2929                       3030 N. MAIN, HOPE MILLS, NC, 28348          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
724.     FRED MEYER STORES, INC.,   FRED MEYER STORES, PO BOX 42121,             MASTER LEASE - SEE BELOW FOR            75420.65
         ROUNDUP CO., GRAND         PORTLAND,  OR  97282                         INDIVIDUAL STORE LEASES.
         CENTRAL, INC., FRED
         MEYER OF ALASKA, INC.
------------------------------------------------------------------------------------------------------------------------------------
725.     7601                       NORTHERN LIGHTS FM,  AK                      Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
726.     7602                       DIMOND FM,  AK                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
727.     7603                       WEST FAIRBANKS FM,  AK                       Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
728.     7604                       EAST ANCHORAGE FM,  AK                       Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
729.     7605                       SOLDOTNA FM,  AK                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
730.     7606                       5-MILE FM,  ID                               Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
731.     7607                       GARDEN CITY FM,  ID                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
732.     7609                       BEAVERTON FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
733.     7610                       INTERSTATE FM,  OR                           Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
734.     7611                       OREGON CITY FM,  OR                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
735.     7612                       TUALATIN FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
736.     7613                       CORNELIUS FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
737.     7614                       MEDFORD FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
738.     7615                       GATEWAY FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
739.     7616                       NORTH COAST FM,  OR                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
740.     7617                       WEST BEAVERTON FM,  OR                       Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
741.     7618                       GRESHAM FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
742.     7619                       THE DALLES FM,  OR                           Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
743.     7620                       DIVISION FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
744.     7621                       CLACKAMAS FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
745.     7622                       JOHNSON CREEK FM,  OR                        Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
746.     7623                       HOLLYWOOD WEST FM,  OR                       Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
747.     7624                       ROSEBURG FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
748.     7625                       KLAMATH FALLS FM,  OR                        Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
749.     7626                       BROOKINGS FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
750.     7627                       TILLAMOOK FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
751.     7628                       GRANTS PASS FM,  OR                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
752.     7629                       COOS BAY FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
753.     7630                       NEWPORT FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
754.     7631                       MONROE FM,  WA                               Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
755.     7632                       RENTON CENTER FM,  WA                        Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
756.     7633                       PACIFIC FM,  WA                              Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
757.     7634                       STEVENS FM,  WA                              Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
758.     7635                       BREMERTON FM,  WA                            Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
759.     7636                       BONNEY LAKE FM,  WA                          Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
760.     7637                       RICHLAND FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
761.     7638                       PUYALLUP FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
762.     7639                       LYNNWOOD FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
763.     7640                       BELLEVUE FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
764.     7641                       AURORA FM,  WA                               Fred Meyer Store                             0

-----------------------------------------------------------------------------------------------------------------------------------
765.     7642                       MIDWAY FM,  WA                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
766.     7643                       MILL PLAIN FM,  WA                           Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
767.     7644                       LONGVIEW FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
768.     7646                       MARYSVILLE FM,  WA                           Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
769.     7647                       COVINGTON FM,  WA                            Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
770.     7648                       BENSON PLAZA FM,  WA                         Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
771.     7649                       EVERETT FM,  WA                              Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
772.     7650                       AUBURN FM,  WA                               Fred Meyer Store                             0

-----------------------------------------------------------------------------------------------------------------------------------
773.     7651                       GREENWOOD FM,  WA                            Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
774.     7652                       LACEY FM,  WA                                Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
775.     7653                       WASILLA,  AK                                 Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
776.     7654                       BALLARD,  WA                                 Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
777.     7657                       HILLSBORO,  OR                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
778.     7658                       KENNEWICK,  WA                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
779.     7826                       NAMPA,  ID                                   Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
780.     INDIVIDUAL OD LEASES -     SEE BELOW FOR INDIVIDUAL OD LEASES.         STORE NUMBER WHERE OD IS LOCATED.
         WAL*MART, FRED MEYER,
         AND MILITARY
------------------------------------------------------------------------------------------------------------------------------------
781.     LARRY DECKER               SK 12-B LAKE CHEROKEE RD, HENDERSON, TX       131                                         0
                                    75652
------------------------------------------------------------------------------------------------------------------------------------
782.     LARRY DECKER               SK 12-B LAKE CHEROKEE RD, HENDERSON, TX       140                                         0
                                    75652
------------------------------------------------------------------------------------------------------------------------------------
783.     DAVID & KAREN WESLEY       238 CHERRYWOOD PL, SUMITON, AL 35148          287                                         0

------------------------------------------------------------------------------------------------------------------------------------
784.     DARLENE HARRIS             261 CARTERTON HEIGHTS, OXFORD, AL 36203       329                                         0

------------------------------------------------------------------------------------------------------------------------------------
785.     ROB CHRISTENSEN            1211 N. 13TH AVE. # 1131, DODGE CITY,         372                                         0
                                    KS  67801
------------------------------------------------------------------------------------------------------------------------------------
786.     SAMUEL CHARENDOFF          9717 CYPRESSWOOD APT 802, HOUSTON, TX         400                                         0
                                    77070
------------------------------------------------------------------------------------------------------------------------------------
787.     KENT YARBROUGH             328 OMEGA DRIVE, LAWRENCEVILLE, GA            510                                         0
                                    30244
------------------------------------------------------------------------------------------------------------------------------------
788.     PAMELA LEDFORD             P. O. Box 1203, Murphy, NC 28906              515                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
789.     WILLIAM WHITE              1962 HOWELL BRIDGE ROAD, BALL GROUND,         518                                         0
                                    GA  30107
------------------------------------------------------------------------------------------------------------------------------------
790.     CATHERINE BROOKS           26 WATERFORD OAKS LANE, KEMAH, TX             529                                         0
                                    77565
------------------------------------------------------------------------------------------------------------------------------------
791.     WOODSON HARVEY             2050 No. Mall Blvd., ALEXANDRIA, LA           539                                         0
                                    71301
------------------------------------------------------------------------------------------------------------------------------------
792.     MEHDI KAZEM                2112 RIVERHEIGHTS WALK, MARIETTA, GA          548                                         0
                                    30067
------------------------------------------------------------------------------------------------------------------------------------
793.     DENNIS CROWE               7105 AFTON DRIVE, KNOXVILLE, TN 37918         556                                         0

------------------------------------------------------------------------------------------------------------------------------------
794.     CALEB ABBOTT               822 BIRCH, MARION,  KS  66861                 557                                         0

------------------------------------------------------------------------------------------------------------------------------------
795.     SIDNEY GOTTLIEB            210 GATSBY PLACE, ALPHARETTA, GA 30202        575                                         0

------------------------------------------------------------------------------------------------------------------------------------
796.     JAMES PETRO                790 SAGEWOOD DR., LAKELAND, FL 33813          580                                         0

------------------------------------------------------------------------------------------------------------------------------------
797.     WILLIAM STEVENS            218 WHITEFRIARS LANE, MATTHEWS, NC            585                                         0
                                    28105
------------------------------------------------------------------------------------------------------------------------------------
798.     MICHAEL GARNER             1731 PINEKNOLL LN, ALBANY,  GA  31707         588                                         0

------------------------------------------------------------------------------------------------------------------------------------
799.     TIM PERRY                  3856 STRATFORD CIRCLE, VALDOSTA,  GA          593                                         0
                                    31605
------------------------------------------------------------------------------------------------------------------------------------
800.     RAUL QUINTANILLA           4915 1/2 WALKER, HOUSTON,  TX  77023          602                                         0

------------------------------------------------------------------------------------------------------------------------------------
801.     DEIDRA CASAUS              3406 BANDOLINA, ROSWELL,  NM  88201           611                                         0

------------------------------------------------------------------------------------------------------------------------------------
802.     SEAN COUGHLIN              107 SUNNY  POINT CIRCLE, LA GRANGE, GA        614                                         0
                                    30240
------------------------------------------------------------------------------------------------------------------------------------
803.     NHORA ABRIL-SHAW           4552 CANDYTUFT WAY, ACWORTH, GA 30102         618                                         0

------------------------------------------------------------------------------------------------------------------------------------
804.     RAYMOND JIMISON            443 FOREST AVENUE, SPARTANBURG, SC            625                                         0
                                    29302
------------------------------------------------------------------------------------------------------------------------------------
805.     DAVID BANG                 602 FAIRINGTON DRIVE, SUMMERVILLE, SC         628                                         0
                                    29485
------------------------------------------------------------------------------------------------------------------------------------
806.     TRACY HINSON               PO BOX 2505, EASLEY,  SC  29647               631                                         0

------------------------------------------------------------------------------------------------------------------------------------
807.     DAVID CORCORAN             1481 HIGHWAY 17 N., MT PLEASANT, SC           632                                         0
                                    29464
------------------------------------------------------------------------------------------------------------------------------------
808.     NEIL CALLAWAY              12300 APACHE AV  #1722, SAVANNAH, GA          635                                         0
                                    31419
------------------------------------------------------------------------------------------------------------------------------------
809.     CRAIG STAAB                732 BECKLEY LANE, CHESAPEAKE, VA              639                                         0
                                    23322
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
810.     KRIS REIMER                802 FLEMING, GARDEN CITY, KS 67846            652                                         0

------------------------------------------------------------------------------------------------------------------------------------
811.     DAVID NESTOROWICZ          155 ARABIAN DRIVE, MADISON, AL 35758          662                                         0

------------------------------------------------------------------------------------------------------------------------------------
812.     DAVID PIFER                9639 Cool Way, Soddy-Daisy, TN 37379          669                                         0

------------------------------------------------------------------------------------------------------------------------------------
813.     ROBERT HELM                209 SCOTT LANE, JONESBORO,  TN  37659         680                                         0

------------------------------------------------------------------------------------------------------------------------------------
814.     DAVID SPURLOCK             25 PEMBROKE DRIVE, HILTON HEAD, SC            728                                         0
                                    29926
------------------------------------------------------------------------------------------------------------------------------------
815.     CARLA LINDSEY              3435 ROCK CREEK DRIVE, REX, GA 30273          745                                         0

------------------------------------------------------------------------------------------------------------------------------------
816.     KRYSTAL BRAGG              5821 NEWINGTON HIGHWAY, SYLVANIA, GA          754                                         0
                                    30467
------------------------------------------------------------------------------------------------------------------------------------
817.     NAVIN SINGH                103 KNIGHTS COURT, ROYAL PALM BEACH,          758                                         0
                                    FL 33411
------------------------------------------------------------------------------------------------------------------------------------
818.     MCARTHUR GRIFFIN           3278 ROCK CREEK DR., REX, GA 30273            787                                         0

------------------------------------------------------------------------------------------------------------------------------------
819.     MICHAEL CALHOUN            200 W. 62ND STREET, HUTCHINSON, KS            794                                         0
                                    67502
------------------------------------------------------------------------------------------------------------------------------------
820.     RICARDO SALVAT             2216 DURANGO COURT, LAS CRUCES,  NM           806                                         0
                                    88011-8014
------------------------------------------------------------------------------------------------------------------------------------
821.     D.C. DEAN                  9620 PERALTA NE, ALBUQUERQUE,  NM  87109      824                                         0

------------------------------------------------------------------------------------------------------------------------------------
822.     JAMES CUTLER               #1 COUNTY ROAD 5152, BLOOMFIELD,  MN          826                                         0
                                    87413
------------------------------------------------------------------------------------------------------------------------------------
823.     KEVIN MORRIS               8621 LAS CAMAS NE, ALBUQUERQUE, NM            829                                         0
                                    87111
------------------------------------------------------------------------------------------------------------------------------------
824.     MICHELLE COHEN             2700 VISTA GRANDE DRIVE NW APT.               835                                         0
                                    48, ALBUQURQUE,  NM  87120
------------------------------------------------------------------------------------------------------------------------------------
825.     VICTORIA FERGESON          9604 ALLANDE RD,  NE, ALBUQUERQUE, NM         850                                         0
                                    87109
------------------------------------------------------------------------------------------------------------------------------------
826.     JOHN DAVIS                 809 ELDORA DRIVE, ROSWELL,  NM  88201         851                                         0

------------------------------------------------------------------------------------------------------------------------------------
827.     JOANN KING                 201 BELLVUE CIR, MOBILE,  AL  36608           866                                         0

------------------------------------------------------------------------------------------------------------------------------------
828.     DAVID AYCOCK               120 EAST PHIFER STREET, MONROE, NC            877                                         0
                                    28110
------------------------------------------------------------------------------------------------------------------------------------
829.     JOHN SNYDER                3390 SUMMIT TRAIL, CUMMING, GA 30130          878                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
830.     JOHN BRINKLEY              360 HARBISON BLVD, COLUMBIA, SC 29212         881                                         0

------------------------------------------------------------------------------------------------------------------------------------
831.     DIANA MAURER               108 NORTHFIELD DR, THOMASVILLE, GA            889                                         0
                                    31757
------------------------------------------------------------------------------------------------------------------------------------
832.     JAY JACKSON                800 VALERIE PLACE, VALDOSTA, GA               899                                         0
                                    31605
------------------------------------------------------------------------------------------------------------------------------------
833.     BARUN HAZRA                6405 WESTWARD,  #78, HOUSTON,  TX             915                                         0
                                    77081
------------------------------------------------------------------------------------------------------------------------------------
834.     JAMIE JORDAN               9854 S. ROSEMONT AVE. # 5206, LONE            924                                         0
                                    TREE, CO  80124
------------------------------------------------------------------------------------------------------------------------------------
835.     LARRY FLEMING              P.O. BOX 244, MORGANTON, NC 28680             948                                         0

------------------------------------------------------------------------------------------------------------------------------------
836.     LORENZO JONES              501 LEE AVE., EASTMAN,  GA  31023             952                                         0

------------------------------------------------------------------------------------------------------------------------------------
837.     MILDRED  LOPEZ             1301 MONARCH AVE., LONGMONT,  CO  80501       980                                         0

------------------------------------------------------------------------------------------------------------------------------------
838.     WILLIAM PFLUEGER           262 S. CEDAR CREEK, CORDELE,  GA  31015      1006                                         0

------------------------------------------------------------------------------------------------------------------------------------
839.     THOMAS "ED" MCMAINS        P.O. BOX 2357, RINCON,  GA  31326            1011                                         0

------------------------------------------------------------------------------------------------------------------------------------
840.     LASHETA PRICE              553 SURRY TRACE CIRCLE, CONCORD,  NC         1027                                         0
                                    28027
------------------------------------------------------------------------------------------------------------------------------------
841.     DAVID MCDANIEL             510 W. KING/ P.O. BOX 1127, KINGS            1034                                         0
                                    MOUNTAIN,  NC  28086
------------------------------------------------------------------------------------------------------------------------------------
842.     KENNETH TURNER             214 CHARLOTTE ROAD, RUTHERFORDTON,  NC       1036                                         0
                                    28139
------------------------------------------------------------------------------------------------------------------------------------
843.     LESLIE NIENABER-DUNN       4200 REDWING CIRCLE, WINSTON-SALEM,  NC      1039                                         0
                                    27106
------------------------------------------------------------------------------------------------------------------------------------
844.     KYLE JONES                 9412 PARKWOOD AVE, DOUGLASVILLE,  GA         1047                                         0
                                    30135
------------------------------------------------------------------------------------------------------------------------------------
845.     ALAN WINESETT              RT. 2,  BOX 598, CONOVER,  NC  28613         1064                                         0

------------------------------------------------------------------------------------------------------------------------------------
846.     DAVID WELLS                1104 NEW DOVER ROAD, APEX,  NC  27502        1097                                         0

------------------------------------------------------------------------------------------------------------------------------------
847.     PERRYLEE                   1440 PARKS MILL TRACE, GREENSBORO,  GA       1121                                         0
                                    30642
------------------------------------------------------------------------------------------------------------------------------------
848.     MANAY CLARK                2705 WINCREST CIRCLE, GARDENDALE,  AL        1124                                         0
                                    35071
------------------------------------------------------------------------------------------------------------------------------------
849.     STEPHEN HEADLEE            1226 EAST DIXIE DRIVE, ASHEBORO,  NC         1132                                         0
                                    27203
------------------------------------------------------------------------------------------------------------------------------------
850.     DAVE NOONAN                4101 Beauvista Drive, Charlotte,  NC         1156                                         0
                                    28269
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
851.     MANSUR NURDEL              10022 STRATHFIELD LANE, HIGHLANDS RANCH,     1208                                         0
                                    CO  80126
------------------------------------------------------------------------------------------------------------------------------------
852.     W. MARK SIGMON             365 MAIN AVENUE, SW, HICKORY, NC 28602       1209                                         0

------------------------------------------------------------------------------------------------------------------------------------
853.     KENNETH JEFFERS            1261 AVENIDA KINO, CASA GRANDE, AZ           1218                                         0
                                    85222
------------------------------------------------------------------------------------------------------------------------------------
854.     JEFFREY HOOVER             4091 PINERIDGE ROAD, APPLING, GA 30802       1227                                         0

------------------------------------------------------------------------------------------------------------------------------------
855.     MARY JO DEXTER             102 WHIT COURT, ANGIER,  NC  27501           1237                                         0

------------------------------------------------------------------------------------------------------------------------------------
856.     KENT RISK                  309 VALLEY ROAD, FAYETTEVILLE, NC 28305      1238                                         0

------------------------------------------------------------------------------------------------------------------------------------
857.     JOEL WYNNE                 260 HILLCREST ST., SYLVA, NC 28779           1242                                         0

------------------------------------------------------------------------------------------------------------------------------------
858.     NANCY MAHLIE               10 HICKORY RIDGE, GREENVILLE, SC 29609       1244                                         0

------------------------------------------------------------------------------------------------------------------------------------
859.     RONALD HARRIS              9788 S. DAMPLER WAY, HIGHLANDS RANCH,        1252                                         0
                                    CO  80126
------------------------------------------------------------------------------------------------------------------------------------
860.     KENT RISK                  309 VALLEY ROAD, FAYETTEVILLE, NC            1261                                         0
                                    28305
------------------------------------------------------------------------------------------------------------------------------------
861.     GEORGE KATSOUDAS           502 ALAMANCE RD., BURLINGTON,  NC  27215     1287                                         0

------------------------------------------------------------------------------------------------------------------------------------
862.     JODY PAPAZEKOS             4131 WANDERING LN, HICKORY,  NC  28601       1290                                         0

------------------------------------------------------------------------------------------------------------------------------------
863.     GARY GRAMMOND              10271 EAST COVINGTON ST, TUSCON,  AZ         1291                                         0
                                    85748
------------------------------------------------------------------------------------------------------------------------------------
864.     BASIL COOMBS               1371 WATERSTON DR., EVANS,  GA  30809        1293                                         0

------------------------------------------------------------------------------------------------------------------------------------
865.     JAMES MENIUS               4500 TENELLA RD, NEW BERN,  NC  28562        1300                                         0

------------------------------------------------------------------------------------------------------------------------------------
866.     PAUL ARNOLD                132 CLEAR WATER ROAD, LEWISBURG,  NC         1321                                         0
                                    27549
------------------------------------------------------------------------------------------------------------------------------------
867.     DON TEMPLE                 RT 1 BOX 546, PINEY CREEK,  NC  28663        1337                                         0

------------------------------------------------------------------------------------------------------------------------------------
868.     DANNY O'NEIL               500 OLD GREENVILLE RD., STAUNTON,  VA        1344                                         0
                                    24401
------------------------------------------------------------------------------------------------------------------------------------
869.     L. SIDNEY CHRISTIAN        111 RIVER ACRES WEST, WASHINGTON, NC         1354                                         0
                                    27889
------------------------------------------------------------------------------------------------------------------------------------
870.     ROBERT HILLSGROVE          2131 INVERNESS PARKWAY, TUSCALOOSA, AL       1367                                         0
                                    35405
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
871.     CHRIS BATEMAN              5501 LAKE EDGE DRIVE, HOLLY SPRING, NC       1372                                         0
                                    27540
------------------------------------------------------------------------------------------------------------------------------------
872.     ROOZBEH YAZDANI            5304 WOODIRON DR., DULUTH, GA 30097          1373                                         0

------------------------------------------------------------------------------------------------------------------------------------
873.     DAVID DEVERE               BOX 20564, GREENVILLE, NC 27858              1379                                         0

------------------------------------------------------------------------------------------------------------------------------------
874.     VALERIE WISE               812 SCOTTY COURT, CRAMERTON, NC 28032        1385                                         0

------------------------------------------------------------------------------------------------------------------------------------
875.     JOOEUN CHOE                # 320 WHITEBRIDGE RD., HAMPSTEAD, NC         1392                                         0
                                    28443
------------------------------------------------------------------------------------------------------------------------------------
876.     MICHAEL SERRANO            3101 FLOWERS RD. APT E, ATLANTA,  GA         1403                                         0
                                    30341
------------------------------------------------------------------------------------------------------------------------------------
877.     CHRISTINA GALOS            742 E. ESPADA, EL PASO,  TX  79912           1414                                         0

------------------------------------------------------------------------------------------------------------------------------------
878.     ROD BAUER                  933 SUNLIT DRIVE, PRESCOTT,  AZ  86303       1417                                         0

------------------------------------------------------------------------------------------------------------------------------------
879.     JEAN BURN                  20313 HICKORY BRANCH DR, PETERSBURG, VA      1424                                         0
                                    23803
------------------------------------------------------------------------------------------------------------------------------------
880.     HOWARD KLAPPER             607 FLEMING ST., RAVENSWOOD,  WV 26164       1450                                         0

------------------------------------------------------------------------------------------------------------------------------------
881.     PAUL FINE                  6736 OLDE SAVANNAH ROAD, CHARLOTTE, NC       1464                                         0
                                    28227
------------------------------------------------------------------------------------------------------------------------------------
882.     TIMOTHY MILLER             236A NORTHPOINT AVE, HIGH POINT,  NC         1498                                         0
                                    27262
------------------------------------------------------------------------------------------------------------------------------------
883.     MICHAEL DEUTSCHER          2921 N. Goveneour,  Apt 211, Wichita, KS     1507                                         0
                                    67226
------------------------------------------------------------------------------------------------------------------------------------
884.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS, ND       1534                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
885.     JEFF GATES                 3002 DOGWOOD RD., BRIDGEPORT,  WV  26330     1544                                         0

------------------------------------------------------------------------------------------------------------------------------------
886.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS,  ND      1545                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
887.     S. ERIC STENSLAND          7511 SHORELINE DRIVE, STOCKTON, CA           1554                                         0
                                    95219
------------------------------------------------------------------------------------------------------------------------------------
888.     STEVE ARNQUIST             P.O. BOX 4434, EL CENTRO,  CA  92244         1555                                         0

------------------------------------------------------------------------------------------------------------------------------------
889.     STEPHANIE LEE              10548 MEADOW MIST AVE., LAS VEGAS, NV        1560                                         0
                                    89135
------------------------------------------------------------------------------------------------------------------------------------
890.     ROBERT SMITH               2913 WOODGLEN DRIVE, BAKERSFIELD, CA         1574                                         0
                                    93311
------------------------------------------------------------------------------------------------------------------------------------
891.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS, ND       1581                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
892.     SANDRA OWYOUNG             7338 NORTH TAMERA, FRESNO,  CA  93711        1583                                         0

------------------------------------------------------------------------------------------------------------------------------------
893.     ALBERT BOYER               8804 SUMMERIDGE DR., LAS VEGAS,  NV          1584                                         0
                                    89134
------------------------------------------------------------------------------------------------------------------------------------
894.     PHILIP ETCHELLS            9106 S.V.L. BOX, VICTORVILLE,  CA  92392     1588                                         0

------------------------------------------------------------------------------------------------------------------------------------
895.     LOUIS VERDELLI             1005 W. AREBA AVENUE, HERSHEY,  PA           1591                                         0
                                    17033
------------------------------------------------------------------------------------------------------------------------------------
896.     PAUL KLENKLEN              6137 ANTIOCH RD., MERRIAM,  KS  66202        1599                                         0

------------------------------------------------------------------------------------------------------------------------------------
897.     ROBERT WILSON              3146 PLAYER DR, RAPID CITY,  SD              1604                                         0
                                    57702-5041
------------------------------------------------------------------------------------------------------------------------------------
898.     RAYMOND SHERBAN            5216 N. PASEO ARENAL, TUCSON,  AZ  85750     1612                                         0

------------------------------------------------------------------------------------------------------------------------------------
899.     TIMOTHY MILLER             236A NORTHPOINT AVE, HIGH POINT,  NC         1613                                         0
                                    27262
------------------------------------------------------------------------------------------------------------------------------------
900.     DAVID HORTON               167 FOXCROFT DRIVE, TIMBERL KE, NC           1614                                         0
                                    27583
------------------------------------------------------------------------------------------------------------------------------------
901.     SUSAN LINK                 6183 GIRVIN DRIVE, OAKLAND,  CA  94611       1615                                         0

------------------------------------------------------------------------------------------------------------------------------------
902.     DOUG HODGSON               BOX 237, SHERIDAN,  WY  82801                1617                                         0

------------------------------------------------------------------------------------------------------------------------------------
903.     JOHN PLOW                  44 WINTERGREEN WAY, ROCHESTER, NY            1619                                         0
                                    14618
------------------------------------------------------------------------------------------------------------------------------------
904.     PATRICIA BUTLER            129 RIVER STREET, KINGSTON,  PA  18704       1623                                         0

------------------------------------------------------------------------------------------------------------------------------------
905.     F. BARRY JACOBS            7913 SECHART COURT, BAKERSFIELD,  CA         1624                                         0
                                    93309
------------------------------------------------------------------------------------------------------------------------------------
906.     JAY KISCH                  806 4 1/2  Ave. NE, Barnesville,  MN         1627                                         0
                                    56514
------------------------------------------------------------------------------------------------------------------------------------
907.     BERNARD FRIEDLAND          836 N. 1ST STREET, HAMPTON,  VA  23664       1631                                         0

------------------------------------------------------------------------------------------------------------------------------------
908.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS,  ND      1636                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
909.     LUCIA TREDICI              8325 VIA DE LA LUNA, SCOTTSDALE,  AZ         1646                                         0
                                    85258
------------------------------------------------------------------------------------------------------------------------------------
910.     GARY ABEL                  P.O.BOX 2501, RENO,  NV  89505               1648                                         0

------------------------------------------------------------------------------------------------------------------------------------
911.     DAVID CHIANG               535 PEIRCE STREET # 3303, ALBANY,  CA        1651                                         0
                                    94706
------------------------------------------------------------------------------------------------------------------------------------
912.     FREDRICK GODIN             P. O. BOX 697, SANDERSVILLE,  GA  31082      1658                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
913.     CHARLES TROMBA             355 COOL SPRINGS RD., STATESVILLE,  NC       1662                                         0
                                    28677
------------------------------------------------------------------------------------------------------------------------------------
914.     BOB LEHMAN                 153 HIDEAWAY LN, WAYNESVILLE,  NC  28786     1663                                         0

------------------------------------------------------------------------------------------------------------------------------------
915.     MARK JACOBS                4309 DEER  CREEK DR, WILSON, NC 27896        1664                                         0

------------------------------------------------------------------------------------------------------------------------------------
916.     PAUL FINE                  6736 OLDE SAVANNAH ROAD, CHARLOTTE, NC       1666                                         0
                                    28227
------------------------------------------------------------------------------------------------------------------------------------
917.     RICHARD CHRISTOPH          2444 GARFIELD AV, WEST LAWN,  PA  19609      1670                                         0

------------------------------------------------------------------------------------------------------------------------------------
918.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK,  MD          1674                                         0
                                    21702
------------------------------------------------------------------------------------------------------------------------------------
919.     DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        1682                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------
920.     DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        1687                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------
921.     ERIC WEHRENBERG            4494 S. HANNIBAL WAY APT 423, AURORA,        1689                                         0
                                    CO  80015
------------------------------------------------------------------------------------------------------------------------------------
922.     THOMAS MACK                17785 CODY, OLATHE,  KS  66062               1691                                         0

------------------------------------------------------------------------------------------------------------------------------------
923.     GEORGE SAUNDERS            662  LA MERAD DR, REDLANDS,  CA  92373       1692                                         0

------------------------------------------------------------------------------------------------------------------------------------
924.     SCOTT SWANSON              9582 HAMILTON AVE., HUNTINGTON BEACH,        1693                                         0
                                    CA  92647
------------------------------------------------------------------------------------------------------------------------------------
925.     DAVID LEE                  9478 MEDSTEAD WAY, ELK GROVE,  CA  95758     1697                                         0

------------------------------------------------------------------------------------------------------------------------------------
926.     GERALD FLANAGAN            13446 POWAY RD. PMB 208, POWAY,  CA  92046   1700                                         0

------------------------------------------------------------------------------------------------------------------------------------
927.     JULIE LIEUW                3022 PRADO LANE, DAVIS,  CA  95616           1704                                         0

------------------------------------------------------------------------------------------------------------------------------------
928.     DAVID PICKRELL             5753 EIGHTH COURT S., BIRMINGHAM,  AL        1711                                         0
                                    35212
------------------------------------------------------------------------------------------------------------------------------------
929.     MARY KENNEDY               1850 MILLFIELD CIRCLE SW, SNELLVILLE,        1720                                         0
                                    GA  30078
------------------------------------------------------------------------------------------------------------------------------------
930.     MIKE  GOWEN                135 BROOKWOOD RD, STAUNTON,  VA  24401       1726                                         0

------------------------------------------------------------------------------------------------------------------------------------
931.     CHAROLETTE  BARNES-LEBANC  29314 BIRDY CT., NUEVO,  CA  92567           1747                                         0

------------------------------------------------------------------------------------------------------------------------------------
932.     PATRICK SMITH              1527 HIDDEN BRIDGE DR, MT PLEASANT,  SC      1748                                         0
                                    29464
------------------------------------------------------------------------------------------------------------------------------------
933.     DAVID WELLS                1104 NEW DOVER ROAD, APEX,  NC  27502        1751                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
934.     GORDON WONG                1712 SPYGLASS ROAD, PETALUMA, CA 94954       1755                                         0

------------------------------------------------------------------------------------------------------------------------------------
935.     JENNY TIET                 5816 Los Arcos Way, Buena Park, CA           1756                                         0
                                    90620
------------------------------------------------------------------------------------------------------------------------------------
936.     GARY SCHEFFEL              2815 CLEMSON DRIVE, CAMERON PARK, CA         1760                                         0
                                    95682
------------------------------------------------------------------------------------------------------------------------------------
937.     GEORGE GILLESPIE           P.O. BOX 296, ATHENS,  WV  24712             1763                                         0

------------------------------------------------------------------------------------------------------------------------------------
938.     JUDITH BERNSTEIN           7475 HALF PENNY PLACE, ATLANTA, GA           1766                                         0
                                    30350
------------------------------------------------------------------------------------------------------------------------------------
939.     DONALD JOHNSON             635 THORNTON WAY, ASHLAND,  OR  97520        1772                                         0

------------------------------------------------------------------------------------------------------------------------------------
940.     GREG JELLENEK              3804 PINE GROVE CIRCLE, CHESAPEAKE, VA       1773                                         0
                                    23321
------------------------------------------------------------------------------------------------------------------------------------
941.     KATHY JOHNSON              5149 LINKSLAND DRIVE, HOLLY SPRINGS, NC      1774                                         0
                                    27540
------------------------------------------------------------------------------------------------------------------------------------
942.     STEVEN SERVEY              2815 LEON AVE., NORRISTOWN,  PA  19403       1777                                         0

------------------------------------------------------------------------------------------------------------------------------------
943.     STEVEN VEST                3340 South Trotter Lane, Flagstaff, AZ       1780                                         0
                                    86001
------------------------------------------------------------------------------------------------------------------------------------
944.     JOHN STAVRAKIS             5202 GLENBROOK DRIVE, VIENNA, WV 26105       1782                                         0

------------------------------------------------------------------------------------------------------------------------------------
945.     JOSE MARIN                 8635 SW LEAHY RD, PORTLAND, OR 97225         1784                                         0

------------------------------------------------------------------------------------------------------------------------------------
946.     MICHAEL JOHNSON            2768 TORONJA WAY, SACRAMENTO, CA 95833       1789                                         0

------------------------------------------------------------------------------------------------------------------------------------
947.     STACY METZGER              3231 CIRCLE CREST DRIVE, FOREST GROVE,       1793                                         0
                                    OR  97116
------------------------------------------------------------------------------------------------------------------------------------
948.     KEVIN LENAHAN              4644 S.E. 28TH STREET, TOPEKA, KS 66605      1802                                         0

------------------------------------------------------------------------------------------------------------------------------------
949.     JOHN LIS                   1358 RANSOM RD., RIVERSIDE, CA 92506         1805                                         0

------------------------------------------------------------------------------------------------------------------------------------
950.     MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ 08003        1807                                         0

------------------------------------------------------------------------------------------------------------------------------------
951.     FRANKLIN MICHELSON         14 HEMPTOR ROAD, NEW CITY, NY 10956          1810                                         0

------------------------------------------------------------------------------------------------------------------------------------
952.     DOUGLAS CASSIDY            7 CRANDEL COURT, POQUASON, VA 23662          1811                                         0

------------------------------------------------------------------------------------------------------------------------------------
953.     ROBERT TOVEY               5466 N. FIGARDEN DRIVE,  APT.                1815                                         0
                                    #238, FRESNO,  CA  93722
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
954.     DAVID AYCOCK               120 EAST PHIFER STREET, MONROE, NC 28110     1821                                         0

------------------------------------------------------------------------------------------------------------------------------------
955.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK,  MD  21702   1823                                         0

------------------------------------------------------------------------------------------------------------------------------------
956.     MICHAEL BAUMANN            5934 W. BEECH CT., VISALIA,  CA  93277       1826                                         0

------------------------------------------------------------------------------------------------------------------------------------
957.     RALPH SUFFOLK              101 TOWNE HOUSE CIRCLE, FAYETTEVILLE,        1830                                         0
                                    NY  13066
------------------------------------------------------------------------------------------------------------------------------------
958.     REGINA DEVITO              3070 TOWN CENTER ROAD, BALDWINSVILLE,        1831                                         0
                                    NY  13027
------------------------------------------------------------------------------------------------------------------------------------
959.     BENJAMIN KLEINE            492 N. CALLE ELSEGNEDUO, PALM SPRINGS,       1832                                         0
                                    CA  92262
------------------------------------------------------------------------------------------------------------------------------------
960.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK,  MD  21702   1833                                         0

------------------------------------------------------------------------------------------------------------------------------------
961.     STEVEN DECKER              210 SUNCREST RD. #4, TALENT,  OR  97540      1834                                         0

------------------------------------------------------------------------------------------------------------------------------------
962.     ROBERT VITITOW             43 DAVIS STREET, BINGHAMTON,  NY  13905      1835                                         0

------------------------------------------------------------------------------------------------------------------------------------
963.     LAWRENCE WANG              1521 IIWACO AVE. NE, RENTON,  WA  98059      1838                                         0

------------------------------------------------------------------------------------------------------------------------------------
964.     BARRY MAST                 1240 E. AVE. SOUTH APT. 216, PALMDALE,       1840                                         0
                                    CA  93550
------------------------------------------------------------------------------------------------------------------------------------
965.     DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        1841                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------
966.     RONALD BRAKE               3505 BURNLEY DRIVE, CLEMMONS, NC 27012       1842                                         0

------------------------------------------------------------------------------------------------------------------------------------
967.     SUSAN GLAD                 764 W. GRANT,  P.O. BOX 114, CARLTON,        1843                                         0
                                    OR  97111
------------------------------------------------------------------------------------------------------------------------------------
968.     MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ 08003        1844                                         0

------------------------------------------------------------------------------------------------------------------------------------
969.     PAUL NIENABER              4200 REDWING CIRCLE, WINSTON SALEM, NC       1849                                         0
                                    27106
------------------------------------------------------------------------------------------------------------------------------------
970.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD 21702     1850                                         0

------------------------------------------------------------------------------------------------------------------------------------
971.     BRIAN HIGA                 40206 VIA SENORA, MURIETA,  CA  92562        1853                                         0

------------------------------------------------------------------------------------------------------------------------------------
972.     STEPHEN KARAN              47670 DESERT SAGE COURT, PALM DESERT,        1859                                         0
                                    CA  92260
------------------------------------------------------------------------------------------------------------------------------------
973.     SUSAN SAWYER               10 LA TORRE DRIVE, PHILIPS RANCH,  CA        1862                                         0
                                    91766
------------------------------------------------------------------------------------------------------------------------------------
974.     CATHERINE MORSE            18 GETTYSBURG DRIVE, VOORHEES, NJ 08043      1869                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
975.     CHARLES METZLER            BOX 427, RODMAN,  NY  13682                  1871                                         0

------------------------------------------------------------------------------------------------------------------------------------
976.     PHILLIP POLSTER            725 W. MULBERRY AVENUE, PORTERVILLE, CA      1877                                         0
                                    93257
------------------------------------------------------------------------------------------------------------------------------------
977.     WILLIAM LYNASS             2575 SIXTEENTH STREET, NORTH BEND,  OR       1880                                         0
                                    97459
------------------------------------------------------------------------------------------------------------------------------------
978.     CLINTON PON                8925 LAGUNA PLACE WAY, ELK GROVE,  CA        1881                                         0
                                    95758
------------------------------------------------------------------------------------------------------------------------------------
979.     JOHN KUROVSKY              307 CHURCH ROAD, MOUNTAINTOP, PA 18707       1884                                         0

------------------------------------------------------------------------------------------------------------------------------------
980.     DEBRA BOSHINSKI            363 OLD STAGE RD., LEWISBERRY,  PA  17339    1886                                         0

------------------------------------------------------------------------------------------------------------------------------------
981.     JERRY HENSEL               6 MULBERRY CT, SELINSGROVE,  PA  17870       1887                                         0

------------------------------------------------------------------------------------------------------------------------------------
982.     JOHN HAESEKER              4285 RAMBLEWOOD DRIVE, CO SPRINGS,  CO       1896                                         0
                                    80920
------------------------------------------------------------------------------------------------------------------------------------
983.     JEFFERY LING               13719 DAMIAN ST, CERRITOS,  CA               1899                                         0
                                    90703-2338
------------------------------------------------------------------------------------------------------------------------------------
984.     RUSSELL NG                 1120 LANCASTER WAY, SACRAMENTO, CA 95822     1903                                         0

------------------------------------------------------------------------------------------------------------------------------------
985.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD 21702     1904                                         0

------------------------------------------------------------------------------------------------------------------------------------
986.     STEVEN KLEEN               28841 LORIE VALLEY LANE, MENIFEE, CA         1912                                         0
                                    92584
------------------------------------------------------------------------------------------------------------------------------------
987.     JAMES ESPINOSA             31470 DUNLAP BLVD, YUCAIPA, CA 92399          282                                         0

------------------------------------------------------------------------------------------------------------------------------------
988.     M. LEANNE HOWARD           987 PEPPER VILLA COURT, EL CAJON, CA         1917                                         0
                                    92021
------------------------------------------------------------------------------------------------------------------------------------
989.     DONNA KATZ                 19500 N.E. JAQUITH RD., NEWBERG, OR          1920                                         0
                                    97132
------------------------------------------------------------------------------------------------------------------------------------
990.     MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       1921                                         0

------------------------------------------------------------------------------------------------------------------------------------
991.     DANIEL ENG                 5625 BERYL AVENUE, ALTA LOMA, CA 91737       1922                                         0

------------------------------------------------------------------------------------------------------------------------------------
992.     BILL LUSK                  P O BOX 1348, GUILDERLAND, NY 12084          1940                                         0

------------------------------------------------------------------------------------------------------------------------------------
993.     KHANH VAN LE               2360 CREEKSIDE RUN, CHINO HILLS, CA          1941                                         0
                                    91709
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
994.     STEVEN WOOD                4948 MOSHER DRIVE, STOCKTON, CA 95212        1963                                         0

------------------------------------------------------------------------------------------------------------------------------------
995.     GREG JELLENEK              3804 PINE GROVE CIRCLE, CHESAPEAKE, VA       1969                                         0
                                    23321
------------------------------------------------------------------------------------------------------------------------------------
996.     TRANG NGUYEN               2897 HOPYARD RD., PLEASANTON, CA 94588       1972                                         0

------------------------------------------------------------------------------------------------------------------------------------
997.     MICHAEL BRATTI             222 PEARL ST, CORNING, NY 14830              1976                                         0

------------------------------------------------------------------------------------------------------------------------------------
998.     MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ 08003        1977                                         0

------------------------------------------------------------------------------------------------------------------------------------
999.     MARK HARDER                3620 MENLOW DR, TURLOCK,  CA  95382          1983                                         0

------------------------------------------------------------------------------------------------------------------------------------
1000.    BRANDON LESUEUR            9435 BRIDGE CREEK LANE, NEWCASTLE,  CA       1988                                         0
                                    95658
------------------------------------------------------------------------------------------------------------------------------------
1001.    JAMES CUTLER               1340 AUBURN ST., UPLAND,  CA  91784          1992                                         0

------------------------------------------------------------------------------------------------------------------------------------
1002.    GEORGE MITSOGLOU           36 CUMBERLAND AVENUE, PLATTSBURGH,  NY       1994                                         0
                                    12901-1815
------------------------------------------------------------------------------------------------------------------------------------
1003.    BILL LUSK                  P O BOX 1348, GUILDERLAND,  NY  12084        1997                                         0

------------------------------------------------------------------------------------------------------------------------------------
1004.    CURTIS NAGEL               3514 MAYFAIR, FRESNO,  CA  93703             2001                                         0

------------------------------------------------------------------------------------------------------------------------------------
1005.    ARMANDO TAPIA              9420 BENBOW DRIVE, GILROY, CA 95020          2002                                         0

------------------------------------------------------------------------------------------------------------------------------------
1006.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       2003                                         0

------------------------------------------------------------------------------------------------------------------------------------
1007.    ARNOLDO BOWERY             705 APPLEWOOD ST., KANNAPOLIS, NC 28081      2005                                         0

------------------------------------------------------------------------------------------------------------------------------------
1008.    TERRY WALKER               918 ROZA VISTA RD., PROSSER, WA 99305        2007                                         0

------------------------------------------------------------------------------------------------------------------------------------
1009.    STEPHANIE ATTIG            21 HILLSIDE DRIVE, PINE GROVE, PA 17963      2023                                         0

------------------------------------------------------------------------------------------------------------------------------------
1010.    ANGELA ABE                 2025 DURANT AV #102, BERKELEY, CA 94704      2025                                         0

------------------------------------------------------------------------------------------------------------------------------------
1011.    MYLINH TRAN                181 CHERRYBROOK LANE, IRVINE, CA 82618       2028                                         0

------------------------------------------------------------------------------------------------------------------------------------
1012.    RUSSELL HORN               2860 SHANTEAL PL, MEDFORD, OR 97504          2029                                         0

------------------------------------------------------------------------------------------------------------------------------------
1013.    ADELL IBRAHIM              3030 PARK AVE. STE 40, MERCED, CA 95349      2030                                         0

------------------------------------------------------------------------------------------------------------------------------------
1014.    MONIKA CHUGH               38895 RIVERBANK TERRACE, FREMONT, CA         2031                                         0
                                    94536
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1015.    ROD GILLILAND              2678 LEE ST, SIMI VALLEY, CA  93065          2032                                         0

------------------------------------------------------------------------------------------------------------------------------------
1016.    MARK BROWN                 #9 WOODHAVEN DR, HUNTINGTON, WV  25701       2036                                         0

------------------------------------------------------------------------------------------------------------------------------------
1017.    STEPHEN CREVISTON          3520 43RD AVE SE, OLYMPIA, WA  98501         2037                                         0

------------------------------------------------------------------------------------------------------------------------------------
1018.    ODETTE CHANG               381 COLLINS APT. 8, MERCED, CA  95348        2039                                         0

------------------------------------------------------------------------------------------------------------------------------------
1019.    STEVEN CIPPARONE           27 REGENCY PLACE, VOORNESS, NJ  08043        2040                                         0

------------------------------------------------------------------------------------------------------------------------------------
1020.    JOHN MCDONALD              14253 Mediatrice Lane, San Diego, CA         2044                                         0
                                    92129
------------------------------------------------------------------------------------------------------------------------------------
1021.    MARK HARDER                3620 MENLOW DR, TURLOCK, CA  95382           2048                                         0

------------------------------------------------------------------------------------------------------------------------------------
1022.    VANESSA KOJIMA             650 WHITNEY RANCH DRIVE, APT.                2050                                         0
                                    1011, HENDERSON, NV  89014
------------------------------------------------------------------------------------------------------------------------------------
1023.    RALPH WILSON               25 ORCHARD DRIVE, QUEENSBURY, NY  12804      2056                                         0

------------------------------------------------------------------------------------------------------------------------------------
1024.    JIM YARBOROUGH             1398 KILDAIRE FARM RD, CARY, NC  27511       2058                                         0

------------------------------------------------------------------------------------------------------------------------------------
1025.    CHARLES LEKITES            11005 STEEPLE DRIVE, EAGLE RIVER, AK         2070                                         0
                                    99577
------------------------------------------------------------------------------------------------------------------------------------
1026.    CHARLES LEKITES            11005 STEEPLE DRIVE, EAGLE RIVER, AK         2071                                         0
                                    99577
------------------------------------------------------------------------------------------------------------------------------------
1027.    KEVIN BERG                 3161 LAZY EIGHT COURT (POB                   2074                                         0
                                    874686), WASILLA, AK  99687-4686
------------------------------------------------------------------------------------------------------------------------------------
1028.    TOM THOMASON               20120 Pine Brook Blvd., BEND, OR 97702       2075                                         0

------------------------------------------------------------------------------------------------------------------------------------
1029.    SIMON ZMYSLINSKI           1342 ORANGE GROVE CIRLCE, CORONA, CA         2077                                         0
                                    91719
------------------------------------------------------------------------------------------------------------------------------------
1030.    SCOTT SWANSON              9582 HAMILTON AVE., HUNTINGTON BEACH,        2082                                         0
                                    CA  92647
------------------------------------------------------------------------------------------------------------------------------------
1031.    PHILIP OWSLEY              150 N SWEETGRASS, BOZEMAN, MT  59715         2084                                         0

------------------------------------------------------------------------------------------------------------------------------------
1032.    MORRIS LAMONSOFF           36993 COUNTY RD 46, THERESA, NY  13691       2092                                         0

------------------------------------------------------------------------------------------------------------------------------------
1033.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2093                                         0

------------------------------------------------------------------------------------------------------------------------------------
1034.    CATHERINE CURRIE           11150 CAMINITO VISTA PACIFICA, SAN           2094                                         0
                                    DIEGO, CA  92131
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1035.    DEBORAH HUSSON             600 CYPRESS STREET, LANSDALE, PA  19446      2096                                         0

------------------------------------------------------------------------------------------------------------------------------------
1036.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2097                                         0

------------------------------------------------------------------------------------------------------------------------------------
1037.    JOSEPH HORNE               1539 VIA ROSA, ROBLES, CA  93446             2099                                         0

------------------------------------------------------------------------------------------------------------------------------------
1038.    MARTIN COHEN               48 TWINVIEW DR., WAPPINGERS FALLS, NY        2104                                         0
                                    12590
------------------------------------------------------------------------------------------------------------------------------------
1039.    DEBORAH WARD               366 RIVER FLOW DR, RENO, NV  89512           2106                                         0

------------------------------------------------------------------------------------------------------------------------------------
1040.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       2108                                         0

------------------------------------------------------------------------------------------------------------------------------------
1041.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       2109                                         0

------------------------------------------------------------------------------------------------------------------------------------
1042.    GENE MAH                   28151 BLUEBELL DRIVE, LAGUNA NIGEL, CA       2110                                         0
                                    92677
------------------------------------------------------------------------------------------------------------------------------------
1043.    KYE MANSFIELD              6571 MILL CREEK CIRCLE, BIRMINGHAM, AL       2111                                         0
                                    35242
------------------------------------------------------------------------------------------------------------------------------------
1044.    STEVEN KERR                3139 EAST DOLPIN AVE., MESA, AZ 85204        2112                                         0

------------------------------------------------------------------------------------------------------------------------------------
1045.    LEONARD MUSCOLINO          712 WEST LEWIS AVE, PHOENIX, AZ  85007       2113                                         0

------------------------------------------------------------------------------------------------------------------------------------
1046.    PATRICIA CARUSO            17 CYPRESS POINT, CLIFTON PARK, NY           2116                                         0
                                    12065
------------------------------------------------------------------------------------------------------------------------------------
1047.    ISIDORE SOL                1 Tiffany Cir, Millbury, MA  01527           2118                                         0

------------------------------------------------------------------------------------------------------------------------------------
1048.    ED LAUBACH                 118 PEARLGRASS CT., ST. RAMON, CA            2119                                         0
                                    94583
------------------------------------------------------------------------------------------------------------------------------------
1049.    JAMIE JORDAN               9854 S. ROSEMONT AVE. # 5206, LONE TREE,     2125                                         0
                                    CO  80124
------------------------------------------------------------------------------------------------------------------------------------
1050.    LIANE CASUGA HAYASHI       1020 AOLOA PLACE, #205A, KAILUA, HI          2126                                         0
                                    96734
------------------------------------------------------------------------------------------------------------------------------------
1051.    JOHN MEINHOLD              P.O. BOX 5271, PORTSMOUTH, NH  03802         2130                                         0

------------------------------------------------------------------------------------------------------------------------------------
1052.    KEVIN LENAHAN              4644 S.E. 28TH STREET, TOPEKA, KS            2131                                         0
                                    66605
------------------------------------------------------------------------------------------------------------------------------------
1053.    SARIT CATCHATOORIAN        8929 LEITRIM CT., CHARLOTTE, NC  28277       2134                                         0

------------------------------------------------------------------------------------------------------------------------------------
1054.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2135                                         0

------------------------------------------------------------------------------------------------------------------------------------
1055.    DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        2136                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------



  #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                          CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1056.    RICH MACKOWSKY             100 CUVASION CT., APEX, NC  27502            2137                                         0

------------------------------------------------------------------------------------------------------------------------------------
1057.    MARC TURCO                 131 HOWARD STREET, SAUGUS, MA  01906         2139                                         0

------------------------------------------------------------------------------------------------------------------------------------
1058.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ  08003      2141                                         0

------------------------------------------------------------------------------------------------------------------------------------
1059.    SANDRA SAWA                6 BENTLEY STREET, 2ND FLOOR, SALEM, MA       2142                                         0
                                    01970
------------------------------------------------------------------------------------------------------------------------------------
1060.    TRACEY GEORGE              209 SCOTT STREET, WILKES-BARRE, PA  18702    2145                                         0

------------------------------------------------------------------------------------------------------------------------------------
1061.    TED BELHUMEUR              909 MEADOW LANE, SCHENECTADY, NY  12309      2146                                         0

------------------------------------------------------------------------------------------------------------------------------------
1062.    HEIDI BROTT                5522 PROSPECT DRIVE, MISSOULA, MT  59801     2147                                         0

------------------------------------------------------------------------------------------------------------------------------------
1063.    RAYMUNDO MENDOZA           5468 AVENIDA FIESTA, LA JOLLA, CA  92037     2150                                         0

------------------------------------------------------------------------------------------------------------------------------------
1064.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2152                                         0

------------------------------------------------------------------------------------------------------------------------------------
1065.    RAMESH PATEL               3880 ANCROFT CIRCLE, NORCROSS, GA  30092     2154                                         0

------------------------------------------------------------------------------------------------------------------------------------
1066.    MICHAEL KATZ               73 IVY LANE, LIDO BEACH, NY  11561           2156                                         0

------------------------------------------------------------------------------------------------------------------------------------
1067.    NANCY STAROSCIAK           5 SURREY DR  P O BOX 1132, LAKEVILLE,        2157                                         0
                                    MA  02347
------------------------------------------------------------------------------------------------------------------------------------
1068.    LINH NGUYEN                231 Dixon Landing Rd. # 134, Milipita,       2161                                         0
                                    CA  95035
------------------------------------------------------------------------------------------------------------------------------------
1069.    ANDREW STACK               9 OAK HILL LN, WOODBRIDGE, CT  06525         2163                                         0

------------------------------------------------------------------------------------------------------------------------------------
1070.    HOWARD KASS                16 HEMLOCK LANE, PENNELLVILLE, NY  13132     2166                                         0

------------------------------------------------------------------------------------------------------------------------------------
1071.    JEANETTE JEZICK            4 LYNCH RD, LEBANON, CT  06249               2170                                         0

------------------------------------------------------------------------------------------------------------------------------------
1072.    ISAAC BAK                  7347 ROOSEVELT BLVD, PHILADELPHIA, PA        2171                                         0
                                    19152
------------------------------------------------------------------------------------------------------------------------------------
1073.    DONALD LEAKE               11929 HANDRICH DRIVE, SAN DIEGO, CA          2177                                         0
                                    92131
------------------------------------------------------------------------------------------------------------------------------------
1074.    GERALD GEIST               214 QUARRY ROAD, SELINSGROVE, PA  17870      2185                                         0

------------------------------------------------------------------------------------------------------------------------------------
1075.    STEVEN WILSON              2260 ASHLEY BROOKE, WENATCHEE, WA  98801     2187                                         0

------------------------------------------------------------------------------------------------------------------------------------
1076.    VINH DANG                  P. O. Box 70063, Reno, NV  89570             2189                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1077.    KARRIN VALLIN              1960 7TH AV, SACRAMENTO, CA  95818           2190                                         0

------------------------------------------------------------------------------------------------------------------------------------
1078.    JEANNETTE LIU              113 ESWORTHY PLACE, NORTH POTOMAC, MD        2194                                         0
                                    29878
------------------------------------------------------------------------------------------------------------------------------------
1079.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ  08003      2195                                         0

------------------------------------------------------------------------------------------------------------------------------------
1080.    JILL BRADLEY               327 NEW WHITFIELD ST., GUILFORD, CT          2200                                         0
                                    06437
------------------------------------------------------------------------------------------------------------------------------------
1081.    SHELDON KEYSER             2310 VELVET RIDGE, OWINGS MILLS, MD          2205                                         0
                                    21117
------------------------------------------------------------------------------------------------------------------------------------
1082.    MARC LENZEN                3822 VISTA AZUL, SAN CLEMENTE, CA  92672     2206                                         0

------------------------------------------------------------------------------------------------------------------------------------
1083.    JAMES ANDREWS              271 PROSPECT AVENUE, LONG BEACH, CA          2218                                         0
                                    90803
------------------------------------------------------------------------------------------------------------------------------------
1084.    SUSAN MILLER               3628 LOWELL, DENVER, CO  80211               2223                                         0

------------------------------------------------------------------------------------------------------------------------------------
1085.    JOHN ROSS                  34 PRISCILLA ROAD, SO EASTON, MA             2227                                         0
                                    02375-1524
------------------------------------------------------------------------------------------------------------------------------------
1086.    PATRICIA YOUNGQUIST        186 LANDSDOWNE LANE, CHESHIRE, CT            2232                                         0
                                    06410
------------------------------------------------------------------------------------------------------------------------------------
1087.    CYNTHIA HAUSCHILD          3825 HIGHLAND AVE., SKANEATELES, NY          2234                                         0
                                    13152
------------------------------------------------------------------------------------------------------------------------------------
1088.    STEVE PREVISICH            21372 BROOKHURST STREET, #432,               2242                                         0
                                    HUNTINGTON BEACH, CA  92646
------------------------------------------------------------------------------------------------------------------------------------
1089.    ROBERT JOHNSTON            413 PRIMROSE WAY, OCEANSIDE, CA  92057       2245                                         0

------------------------------------------------------------------------------------------------------------------------------------
1090.    MARY MATHIAS               5 Bessom St,. UNT# F128, Marblehead, MA      2246                                         0
                                    01945
------------------------------------------------------------------------------------------------------------------------------------
1091.    SCOTT SMITH                1910 MISTY WATER CT., APEX, NC  27502        2247                                         0

------------------------------------------------------------------------------------------------------------------------------------
1092.    VIRGIL DON HOLLAND         P.O. Box 2298, ORANGE, CA  92859             2251                                         0

------------------------------------------------------------------------------------------------------------------------------------
1093.    EUGENE LUND                241 DALE RD, BARTO, PA  19504                2252                                         0

------------------------------------------------------------------------------------------------------------------------------------
1094.    LOUISTARTAGLIA             4514 LA CUENTA DRIVE, SAN DIEGO, CA          2253                                         0
                                    92124
------------------------------------------------------------------------------------------------------------------------------------
1095.    SANDRA KROKOS              201 LAKE VISTA CT, DRUMS, PA  18201          2255                                         0

------------------------------------------------------------------------------------------------------------------------------------
1096.    TRICIA ZHANG               4553 NORTH CHELSEA LANE, BETHESDA, MD        2258                                         0
                                    20814
------------------------------------------------------------------------------------------------------------------------------------
1097.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2262                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1098.    JAMES JOHNSON              51  SPRING MEADOW LANE, READING, PA          2263                                         0
                                    19606
------------------------------------------------------------------------------------------------------------------------------------
1099.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2264                                         0

------------------------------------------------------------------------------------------------------------------------------------
1100.    JESSICA HEINKE             251 CORNELSON DRIVE, GREER, SC  29651        2265                                         0

------------------------------------------------------------------------------------------------------------------------------------
1101.    SCOTT HULTMAN              8504 N. SIERRA VISTA AVE., FRESNO, CA        2277                                         0
                                    93270
------------------------------------------------------------------------------------------------------------------------------------
1102.    SPENCER LAU                433 SAINT EMILION COURT, MOUNTAIN VIEW,      2280                                         0
                                    CA  94043
------------------------------------------------------------------------------------------------------------------------------------
1103.    SUSAN DEVINE               31 WATCHHAUG RD, SOMERS, CT  06071           2282                                         0

------------------------------------------------------------------------------------------------------------------------------------
1104.    STUART WEINBAUM            123 D BRITTANY FARM RD, NEW BRITIAN, CT      2284                                         0
                                    06053
------------------------------------------------------------------------------------------------------------------------------------
1105.    ANDREW MULLIGAN            3 HYANIS COURT, MOUNT SINAI, NY              2286                                         0
                                    11766-1809
------------------------------------------------------------------------------------------------------------------------------------
1106.    EUNMI CHAE                 165-B CASUDA CANYON DRIVE, MONTERY PARK,     2288                                         0
                                    CA  91754
------------------------------------------------------------------------------------------------------------------------------------
1107.    JOHN CLARK                 2952 WEST CANYON AVE, SAN DIEGO, CA          2291                                         0
                                    92123
------------------------------------------------------------------------------------------------------------------------------------
1108.    STEVEN MORIYASU            297 S. MARENGO AVE. APT 204, PASADENA,       2292                                         0
                                    CA  91101
------------------------------------------------------------------------------------------------------------------------------------
1109.    CELESTE PINKHAM            4934 COLDWATER CANYON AVE. #                 2297                                         0
                                    115, SHERMAN OAKS, CA  91423
------------------------------------------------------------------------------------------------------------------------------------
1110.    NANCY LOVELAND             6 SCOTT LANE, CROMWELL, CT  06416-1235       2299                                         0

------------------------------------------------------------------------------------------------------------------------------------
1111.    PATRICK FLORES             4807 VALLEY VIEW BLVD, ROANOKE, VA  24012    2312                                         0

------------------------------------------------------------------------------------------------------------------------------------
1112.    STANLEY SATO               1548 GLEN AVENUE, WAHIAWA, HI  96786         2314                                         0

------------------------------------------------------------------------------------------------------------------------------------
1113.    TIMOTHY KALE               P.O. BOX  1084, KAILUA KONA, HI  96740       2321                                         0

------------------------------------------------------------------------------------------------------------------------------------
1114.    DEREK GUARINO              85 MARSHALAND STREET, HAVERHILL, MA          2330                                         0
                                    01830
------------------------------------------------------------------------------------------------------------------------------------
1115.    STUART WEINBAUM            123 D BRITTANY FARM RD, NEW BRITIAN, CT      2331                                         0
                                    06053
------------------------------------------------------------------------------------------------------------------------------------
1116.    MARY MATHIAS               5 Bessom St,. UNT# F128, Marblehead, MA      2341                                         0
                                    01945
------------------------------------------------------------------------------------------------------------------------------------
1117.    KARL OHLSSON               1380 CHURCHILL WAY, MARIETTA, GA  30062      2360                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1118.    ALFRED BLANCHARD           2 Cherry Hill CT, Farmington, CT  06032      2371                                         0

------------------------------------------------------------------------------------------------------------------------------------
1119.    KENNETH CHRISTOPHER        7345 APLIN STREET, HIGHLAND, CA  92346       2401                                         0

------------------------------------------------------------------------------------------------------------------------------------
1120.    STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD  21702    2438                                         0

------------------------------------------------------------------------------------------------------------------------------------
1121.    ANDY CHAMPION              10 SPRINGFIELD WAY, ARDEN, NC  28704         2440                                         0

------------------------------------------------------------------------------------------------------------------------------------
1122.    OLESSIA BUTENKO            303 2ND STREET, FAYETTEVILLE, NY  13066      2444                                         0

------------------------------------------------------------------------------------------------------------------------------------
1123.    HOU LEONG                  PO BOX 4727, SALINAS, CA  93912              2458                                         0

------------------------------------------------------------------------------------------------------------------------------------
1124.    SHAYNE SHERIDAN            3993 CLUB HOUSE CT 2H, HIGHPOINT, NC         2472                                         0
                                    27265
------------------------------------------------------------------------------------------------------------------------------------
1125.    GRANT MIYASHIRO            325 E. MAKAALA STREET, SUITE 101, HILO,      2473                                         0
                                    HI  96720
------------------------------------------------------------------------------------------------------------------------------------
1126.    PAUL WESLING               4085 ROSENDA CT. # 269, SAN DIEGO, CA        2479                                         0
                                    92122
------------------------------------------------------------------------------------------------------------------------------------
1127.    KIMBERRY LA                1254 West Browning Way, Chandler, AZ         2482                                         0
                                    85248
------------------------------------------------------------------------------------------------------------------------------------
1128.    MICHAEL LONG               1436 OAKCREED LANE, VISTA, CA  92083         2494                                         0

------------------------------------------------------------------------------------------------------------------------------------
1129.    MYDUNG TRUONG              15521 SANDUSKY LANE, WESTMININSTR, CA        2495                                         0
                                    92683
------------------------------------------------------------------------------------------------------------------------------------
1130.    MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ  08003       2497                                         0

------------------------------------------------------------------------------------------------------------------------------------
1131.    WILLIAM LIMON              585 FRESNO AVE., MORRO BAY, CA  93442        2507                                         0

------------------------------------------------------------------------------------------------------------------------------------
1132.    ROBERT KUEHNER             P O BOX 9036, PHOENIX, AZ  85068             2512                                         0

------------------------------------------------------------------------------------------------------------------------------------
1133.    SAMIA IDRIS                12725 ETRIS RD., ROSWELL, GA  30075          2513                                         0

------------------------------------------------------------------------------------------------------------------------------------
1134.    BRETT BOWMAN               21897 BAHAMAS, MISSION VIEJO, CA  92692      2517                                         0

------------------------------------------------------------------------------------------------------------------------------------
1135.    LISA MATSUI                2572 SAN SABA ST, TUSTIN, CA  92782          2523                                         0

------------------------------------------------------------------------------------------------------------------------------------
1136.    BRENT MITSUUCHI            1125 WOOD RD, OXNARD, CA  93033              2526                                         0

------------------------------------------------------------------------------------------------------------------------------------
1137.    SHAHRZAD SHAHRAIARY        2001 E. CROSS AV #27, TULARE, CA  93274      2536                                         0

------------------------------------------------------------------------------------------------------------------------------------
1138.    KELSEY JEWETT              4767 ROCKY RIDGE CT, REDDING, CA  96001      2537                                         0

------------------------------------------------------------------------------------------------------------------------------------
1139.    JAMES EDDLEMAN, JR.        P O BOX 50908, IRVINE, CA  92619-0908        2546                                         0

------------------------------------------------------------------------------------------------------------------------------------
1140.    JOHN WARD WALKER           P.O. BOX 855, WINDSOR, CA  95492             2553                                         0

------------------------------------------------------------------------------------------------------------------------------------




 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1141.    PATRICK MILBURN            P.O. BOX 441, ARROYO GRANDE, CA  93421       2556                                         0

------------------------------------------------------------------------------------------------------------------------------------
1142.    ROBERT SMITH               2300 WHITE LANE, BAKERSFIELD, CA  93304      2557                                         0

------------------------------------------------------------------------------------------------------------------------------------
1143.    ROBIN AYERS                16 HOMEWOOD DR, LYNCHBURG, VA  24502         2565                                         0

------------------------------------------------------------------------------------------------------------------------------------
1144.    ESTHER MELE                305 ELM TREE DRIVE, MARTINSBURG, WV          2566                                         0
                                    25401
------------------------------------------------------------------------------------------------------------------------------------
1145.    PAT NGUYEN                 17914 HARVEST AVE., CERRITOS, CA  90703      2568                                         0

------------------------------------------------------------------------------------------------------------------------------------
1146.    IVAN LEE                   136 OLD YORK RD. APT A-2, BRIDGEWATER,       2569                                         0
                                    NJ 08807
------------------------------------------------------------------------------------------------------------------------------------
1147.    DAVID WELLS                1104 NEW DOVER ROAD, APEX, NC 27502         2580                                          0

------------------------------------------------------------------------------------------------------------------------------------
1148.    SCOTT FONG                 7746 RIVER GROVE CIRCLE, SACRAMENTO, CA      2598                                         0
                                    95831
------------------------------------------------------------------------------------------------------------------------------------
1149.    CURTIS JOHN LEE            7 SANTA EUGENIA, IRVINE, CA  92606           2609                                         0

------------------------------------------------------------------------------------------------------------------------------------
1150.    MARK BROWN                 #9 WOODHAVEN DR, HUNTINGTON, WV  25701       2610                                         0

------------------------------------------------------------------------------------------------------------------------------------
1151.    CARRIE KUBOTA              1995 TAMARACK STREET, WESTLAKE VILLAGE,      2621                                         0
                                    CA  91361
------------------------------------------------------------------------------------------------------------------------------------
1152.    TINA TSAI                  105 SKYVIEW WAY, SAN FRANCISCO, CA  94131    2648                                         0

------------------------------------------------------------------------------------------------------------------------------------
1153.    INGRID FARINAS             2451 WOODHILL DR., BAYPOINT, CA  94565       2697                                         0

------------------------------------------------------------------------------------------------------------------------------------
1154.    JIM KERNODLE               3900 Marchester Way, Apt 1H, GREENSBORO,     2704                                         0
                                    NC  27407
------------------------------------------------------------------------------------------------------------------------------------
1155.    ROBERT HARTSELL            P.O. BOX 522, WILLIAMSTON, NC  27892         2730                                         0

------------------------------------------------------------------------------------------------------------------------------------
1156.    TARA PARNELL               6017 SPIKERUSH TRAIL, SOUTHPORT, NC          2772                                         0
                                    28461
------------------------------------------------------------------------------------------------------------------------------------
1157.    DIANA MAH                  3963 LOIS STREET, WINSTON-SALEM, NC          2793                                         0
                                    27127
------------------------------------------------------------------------------------------------------------------------------------
1158.    RICHARD SHULDINER          29521 CANYON SPRINGS RD, HIGHLAND, CA        2842                                         0
                                    92346
------------------------------------------------------------------------------------------------------------------------------------
1159.    NAHEED KASSAM              4713 LINARA LANE, FUGUAY-VARINA, NC          2845                                         0
                                    27526
------------------------------------------------------------------------------------------------------------------------------------
1160.    JO-ELLEN TOMLINSON         1757 Memorial Lake, EGLIN AFB, FL 32542      6100                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1161.    DENNIS ALBERT              HC 32 BOX 3400R, WASILLA, AK  99654          6107                                         0

------------------------------------------------------------------------------------------------------------------------------------
1162.    STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD           6200                                         0
                                    21702
------------------------------------------------------------------------------------------------------------------------------------
1163.    SHELDON KEYSER             2310 VELVET RIDGE, OWINGS MILLS, MD          6201                                         0
                                    21117
------------------------------------------------------------------------------------------------------------------------------------
1164.    STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD           6202                                         0
                                    21702
------------------------------------------------------------------------------------------------------------------------------------
1165.    SPENCER LAU                433 SAINT EMILION COURT, MOUNTAIN VIEW,      6206                                         0
                                    CA  94043
------------------------------------------------------------------------------------------------------------------------------------
1166.    IRA DAVIS                  P.O BOX 281498, MEMPHIS, TN  38168           6207                                         0

------------------------------------------------------------------------------------------------------------------------------------
1167.    ROBERT VAUGHN              219 HIGH ST., APT.N, WESTERLY, RI            2138                                         0
                                    02891
------------------------------------------------------------------------------------------------------------------------------------
1168.    NICOLE BERHOW              1000 E NORTHERN LIGHTS BLVD, ANCHORAGE,      7601                                         0
                                    AK 99508
------------------------------------------------------------------------------------------------------------------------------------
1169.    LARRY COON                 3755 AIRPORT WAY, FAIRBANKS, AK 99709        7603                                         0

------------------------------------------------------------------------------------------------------------------------------------
1170.    MICHAEL BECKERMAN          7701 DEBARR RD, ANCHORAGE, AK 99504          7604                                         0

------------------------------------------------------------------------------------------------------------------------------------
1171.    JOHN RIPLEY                43843 STERLING HWY SUITE 100, SOLDOTNA,      7605                                         0
                                    AK 99669
------------------------------------------------------------------------------------------------------------------------------------
1172.    DAVID ANTONIE              10751 W. Overland, Boise, ID 83079           7606                                         0

------------------------------------------------------------------------------------------------------------------------------------
1173.    DENNIS PITKIN              10169 CRANBERRY COURT, BOISE, ID             7607                                         0
                                    83704 2116
------------------------------------------------------------------------------------------------------------------------------------
1174.    BERNARD CONWAY             16055 SW WALKER RD. # 115, BEAVERTON,        7609                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1175.    KEITH MILLER               7667 SE LINCOLN ST., PORTLAND, OR            7611                                         0
                                    97215
------------------------------------------------------------------------------------------------------------------------------------
1176.    ROBERT BEADERSTADT         6132 SW TOWER WAY, PORTLAND, OR              7612                                         0
                                    97221
------------------------------------------------------------------------------------------------------------------------------------
1177.    ROBERT BEADERSTADT         6132 SW TOWER WAY, PORTLAND, OR              7613                                         0
                                    97221
------------------------------------------------------------------------------------------------------------------------------------
1178.    STEVEN MULLINS             2424 CRATER LAKE HWY, MEDFORD, OR            7614                                         0
                                    97501
------------------------------------------------------------------------------------------------------------------------------------
1179.    JAN HURTUBISE              21000 N.W. QUATAMA RD. # 35, BEAVERTON,      7615                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1180.    NEAL GARHOFER              1451 HWY 101, WARRENTON, OR 97146            7616                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1181.    BERNARD CONWAY             16055 SW WALKER RD. # 115, BEAVERTON,        7617                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1182.    ROSILAND HURSH             8955 SE 82ND AVE, PORTLAND, OR 97266         7622                                         0

------------------------------------------------------------------------------------------------------------------------------------
1183.    ERIC BROWN                 3205 SE Taylor, Portland, OR  97214          7623                                         0

------------------------------------------------------------------------------------------------------------------------------------
1184.    JOYCE STAPLES              BOX 72, COOS BAY, OR  97420                  7626                                         0

------------------------------------------------------------------------------------------------------------------------------------
1185.    NEAL GARHOFER              2500 N MAIN ST, TILLAMOOK, OR 97141          7627                                         0

------------------------------------------------------------------------------------------------------------------------------------
1186.    GEORGE LAM                 1101 GRANTS PASS PKWY, GRANTS PASS, OR       7628                                         0
                                    97526
------------------------------------------------------------------------------------------------------------------------------------
1187.    STEPHEN DIPPEL             1300 EAST PARK ST., GRANTS PASS, OR          7629                                         0
                                    97526
------------------------------------------------------------------------------------------------------------------------------------
1188.    ALLISON HARPER             150 NE 20TH ST, NEWPORT, OR 97365            7630                                         0

------------------------------------------------------------------------------------------------------------------------------------
1189.    MICHAEL SAUL               556 EAST  3RD STREET, IDAHO FALLS, ID        7631                                         0
                                    83401
------------------------------------------------------------------------------------------------------------------------------------
1190.    LAWRENCE JONES             365 RENTON CENTER WAY SW STE D, RENTON,      7632                                         0
                                    WA 98058
------------------------------------------------------------------------------------------------------------------------------------
1191.    CHESTER BURY               7250 PACIFIC AVE, TACOMA, WA 98408           7633                                         0

------------------------------------------------------------------------------------------------------------------------------------
1192.    CHESTER BURY               4505 S 19TH ST E SUITE 3, TACOMA, WA         7634                                         0
                                    98405
------------------------------------------------------------------------------------------------------------------------------------
1193.    WILLIAM BUTLER             101 WELLSIAN WAY SUITE I, RICHLAND, WA       7637                                         0
                                    99352
------------------------------------------------------------------------------------------------------------------------------------
1194.    STEVE HOVET                4221 SOUTH 252ND, KENT, WA  98032            7639                                         0

------------------------------------------------------------------------------------------------------------------------------------
1195.    CAROLINA LEE               2237 N. 106TH STREET #236, SEATTLE, WA       7640                                         0
                                    98133
------------------------------------------------------------------------------------------------------------------------------------
1196.    MICHAEL KLINDWORTH         23332 EDMONDS WAY D102, EDMONDS, WA          7641                                         0
                                    98026
------------------------------------------------------------------------------------------------------------------------------------
1197.    JAN HURTUBISE              21000 N.W. QUATAMA RD. # 35, BEAVERTON,      7643                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1198.    RICHARD ZOLLER             3184 OCEAN BEACH HWY, LONGVIEW, WA 98632     7644                                         0

------------------------------------------------------------------------------------------------------------------------------------
1199.    VICKY YIM                  9925 STATE AVE, MARYSVILLE, WA 98270         7646                                         0

------------------------------------------------------------------------------------------------------------------------------------
1200.    SAM AHN                    11409 W.E. 80TH ST., NEW CASTLE, WA          7647                                         0
                                    98056
------------------------------------------------------------------------------------------------------------------------------------
1201.    SAPHOL ROS                 17801 108TH AVE SE, RENTON, WA 98055         7648                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1202.    WESLEY ARNDT               4031 KROMER AVE., EVERETT, WA  98021         7649                                         0

------------------------------------------------------------------------------------------------------------------------------------
1203.    DENNIS LEE                 1671 ROCK CREEK RIDGE,  BLVD. SW, NORTH      7650                                         0
                                    BEND, WA  98045
------------------------------------------------------------------------------------------------------------------------------------
1204.    ROMAN HAMASAKI             2009 NW 58TH ST. # 2, SEATTLE, WA 98107      7651                                         0

------------------------------------------------------------------------------------------------------------------------------------
1205.    MAX ARCHER                 2235 CHERAN LOOP NW, OLYMPIA, WA 98502       7652                                         0

------------------------------------------------------------------------------------------------------------------------------------
1206.    RICH MCKINLEY              1601 E. PARKS HWY #C, WASILLA, AK 99654      7653                                         0

------------------------------------------------------------------------------------------------------------------------------------
1207.    ROMAN HAMASAKI             2009 NW 58TH ST. # 2, SEATTLE, WA 98107      7654                                         0

------------------------------------------------------------------------------------------------------------------------------------
1208.    MARGARET BENCK             3093 OVERLOOK DR. # 411, HILLSBORO, OR       7657                                         0
                                    97124
------------------------------------------------------------------------------------------------------------------------------------
1209.    PAUL BEFANIS               665 APOLLO BLVD., MELBOURNE, FL 32901        6109                                         0

------------------------------------------------------------------------------------------------------------------------------------
1210.    DOUG JACKMAN               3706 N. LAMARR, AUSTIN, TX 78705             6108                                         0

------------------------------------------------------------------------------------------------------------------------------------
1211.    ROBERT VAUGHN              219 HIGH ST., APT. N, WESTERLY, RI 02891     6208                                         0

------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

                      SUBSIDIARIES' PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                                :        CASE NOS. 00-65214 TO 00-65224
                                      :
VISTA EYECARE, INC., F/K/A NATIONAL   :        CHAPTER 11
VISION ASSOCIATES, LTD., ET AL.,      :
                                      :        JUDGE JAMES E. MASSEY
                                      :
             DEBTORS.                 :        JOINTLY ADMINISTERED
_____________________________________ :

                FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER
                    CHAPTER 11, TITLE 11, UNITED STATES CODE,

                      FILED BY FRAME-N-LENS OPTICAL, INC.;
                 MIDWEST VISION, INC.; NEW WEST EYEWORKS, INC.;
                    AND CERTAIN OF THEIR DEBTOR SUBSIDIARIES

                             KILPATRICK STOCKTON LLP
                             Dennis S. Meir
                             Joel B. Piassick
                             Michael D. Langford
                             1100 Peachtree Street
                             Atlanta, Georgia 30309-4530
                             Telephone: (404) 815-6500



                             Attorneys for the Debtors

                                                       TABLE OF CONTENTS

                                                                                                                           Page
                                                                                                                           ----
ARTICLE I.  INTRODUCTION......................................................................................................1

ARTICLE II.  DEFINITIONS......................................................................................................1

ARTICLE III.  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...................................................................9

ARTICLE IV.  TREATMENT OF UNCLASSIFIED ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.........................................10
     Section 4.1. Administrative Claims......................................................................................10
     Section 4.2. Professional and Committee Member Compensation And Reimbursement Claims....................................10
     Section 4.3. Priority Tax Claims........................................................................................11

ARTICLE V.  TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS, IMPAIRMENT, VOTING, AND CRAMDOWN............................11
     Section 5.1. Class 1 - Other Priority Claims............................................................................11
     Section 5.2. Class 2 - DIP Financing Claims.............................................................................12
     Section 5.3. Class 3 - Other Secured Claims.............................................................................12
     Section 5.4. Class 4 - Convenience Claims...............................................................................13
     Section 5.5. Class 5 - General Unsecured Claims.........................................................................13
     Section 5.6. Class 6 - Late Claims and Subordinated Claims..............................................................14
     Section 5.7. Class 7 - Intercompany Claims..............................................................................14
     Section 5.8. Class 8 - Equity Interests.................................................................................14
     Section 5.9. Impaired and Unimpaired Classes............................................................................15
     Section 5.10. Classes Entitled to Vote..................................................................................15
     Section 5.11. Class Acceptance Requirements.............................................................................15
     Section 5.12. 11 U.S.C. Section 1129....................................................................................15
     Section 5.13. Separate Voting by Holders of Claims Against Each Debtor..................................................15

ARTICLE VI.  IMPLEMENTATION OF THE PLAN......................................................................................15
     Section 6.1. Directors and Officers of the Reorganized Debtors..........................................................15
     Section 6.2. Securities to Be Issued Pursuant to the Plan...............................................................16
     Section 6.3. Cancellation and Surrender of Existing Securities and Agreements...........................................16
     Section 6.4. Applicability of Section 1125 of the Bankruptcy Code.......................................................16
     Section 6.5. Bankruptcy Code Section 1145 Exemption.....................................................................17

ARTICLE VII.  PROVISIONS GOVERNING DISTRIBUTIONS.............................................................................17
     Section 7.1. Delivery of Distributions..................................................................................17
     Section 7.2. Effective Date Distribution................................................................................17
     Section 7.3. Disputed Claims Reserve....................................................................................17
     Section 7.4. Distributions on Subsequent Distribution Dates.............................................................18

                                                              (i)

     Section 7.5. Distributions on the Final Distribution Date...............................................................18
     Section 7.6. Fractional Notes and Fractional Shares.....................................................................19
     Section 7.7. Record Date for Distribution...............................................................................20
     Section 7.8. Indenture Trustee's Fees and Expenses Regarding Distributions..............................................20
     Section 7.9. Allocation of Consideration................................................................................20
     Section 7.10. Condition Precedent to Receiving Distribution.............................................................20
     Section 7.11. No Distribution Pending Resolution of Objections..........................................................20
     Section 7.12. Effect of Section 502(d) on the Right to Distributions....................................................21
     Section 7.13. Treatment of Contingent, Unliquidated, and Undetermined Claims............................................21
     Section 7.14. Preconfirmation Distributions.............................................................................21
     Section 7.15. Undeliverable Distributions...............................................................................21
     Section 7.16. Unclaimed Distributions...................................................................................21

ARTICLE VIII.  PROVISIONS GOVERNING OBJECTIONS TO AND RESOLUTION OF CLAIMS...................................................22
     Section 8.1. Objections To And Resolution of Claims.....................................................................22
     Section 8.2. Amendments to Schedules and Claim Objections...............................................................22
     Section 8.3. Disallowance of Postpetition Interest, Penalties, Fees, and Other Accruals.................................22
     Section 8.4. Administrative, Priority, and Convenience Claims Reserve...................................................23
     Section 8.5. Allowance of Disputed Administrative, Priority, and Convenience Claims.....................................23
     Section 8.6. Estimation.................................................................................................23

ARTICLE IX.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...........................................................24
     Section 9.1. Assumption and Rejection of Contracts and Leases...........................................................24
     Section 9.2. Rejection Claims and Bar Date..............................................................................24
     Section 9.3. Cure of Defaults Under Assumed Contracts and Leases........................................................24
     Section 9.4. Insurance Policies.........................................................................................24

ARTICLE X.  CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE....................................................................25
     Section 10.1. Conditions Precedent to Plan Confirmation.................................................................25
     Section 10.2. Conditions Precedent to Effective Date of the Plan........................................................25
     Section 10.3. Waiver of Conditions......................................................................................25

ARTICLE XI.  EFFECTS OF PLAN CONFIRMATION....................................................................................25
     Section 11.1. Discharge.................................................................................................25
     Section 11.2. Vesting...................................................................................................26
     Section 11.3. Injunction................................................................................................26
     Section 11.4. Releases..................................................................................................26
     Section 11.5. Exculpation of Released Parties...........................................................................27
     Section 11.6. Term of Bankruptcy Injunction or Stay.....................................................................27
     Section 11.7. Preservation of Insurance.................................................................................27
     Section 11.8. Officers' and Directors' Indemnification Rights and Insurance.............................................27

                                                             (ii)


     Section 11.9. Binding Effect of the Plan................................................................................27

ARTICLE XII.  PLAN MODIFICATION..............................................................................................28

ARTICLE XIII.  RETENTION OF JURISDICTION.....................................................................................28

ARTICLE XIV.  MISCELLANEOUS PROVISIONS.......................................................................................29
     Section 14.1. Post-Confirmation U.S. Trustee Fees.......................................................................29
     Section 14.2. Dissolution of the Committee..............................................................................29
     Section 14.3. Governing Law.............................................................................................29
     Section 14.4. Filing or Execution of Additional Documents...............................................................29
     Section 14.5. Execution of Documents....................................................................................29
     Section 14.6. Withholding and Reporting Requirements....................................................................30
     Section 14.7. Exemption from Transfer Taxes.............................................................................30
     Section 14.8. Notices...................................................................................................30
     Section 14.9. Effectiveness of Prior Orders.............................................................................31
     Section 14.10. Preservation of Debtors' Claims, Demands and Causes of Action............................................31
     Section 14.11. Setoffs..................................................................................................31
     Section 14.12. Compromise of Claims and Controversies...................................................................31
     Section 14.13. Unclaimed or Abandoned Property..........................................................................31
     Section 14.14. Headings.................................................................................................31
     Section 14.15. Severability.............................................................................................32
     Section 14.16. Business Day.............................................................................................32
     Section 14.17. Exhibits and Schedules...................................................................................32
     Section 14.18. Conflict.................................................................................................32


                                                             (iii)

ARTICLE I. INTRODUCTION

         Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; and Vista Eyecare Network LLC, debtors in possession in the above-referenced Chapter 11 Cases (collectively referred to hereinafter as the "Debtors"), propose the following First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and Certain of Their Debtor Subsidiaries (the "Plan").

         The Debtors commenced these cases by filing voluntary Chapter 11 petitions with the Bankruptcy Court on April 5, 2000. The Debtors have operated as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code since the Chapter 11 filings.

ARTICLE II. DEFINITIONS

         The following terms, when used in this Plan, shall have the following respective meanings unless the context otherwise requires:

         "Administrative Claim" shall mean any Claim for payment of any cost or expense of administration in connection with the Chapter 11 Cases entitled to priority under Sections 503(b), 507(a)(1), or 365(d)(3) of the Bankruptcy Code, including but not limited to, any actual and necessary expense of preserving the Estates of the Debtors, or any of them, any indebtedness, liability, responsibility, or obligation which arose or was incurred or assumed by the Debtors, or any of them, as Debtors in Possession in connection with the conduct of their business or otherwise, or any Claim which arose out of the conduct or activities of the Debtors, or any of them, subsequent to the Petition Date and prior to the Confirmation Date, including, without limitation, all professional compensation and expense reimbursement approved and Allowed by the Bankruptcy Court, any costs of making distributions and providing notices and Ballots with respect to the Plan, and all fees and charges assessed against the Estates pursuant to Section 1930, Title 28, United States Code. Administrative Claims shall not include DIP Financing Claims.

         "Administrative Claim Bar Date" shall mean the last date established for filing Administrative Claims, as ordered by the Bankruptcy Court.

         "Administrative, Priority, and Convenience Claims Reserve" has the meaning assigned to such term in Section 8.4 of the Plan.

         "Affiliate" has the meaning set forth in 11 U.S.C.ss.101(2).

         "Allowed," with reference to any Claim (except an Administrative Claim), means (a) any Claim against the Debtors, or any of them, that has been or hereafter is listed by any of the Debtors on their Schedules (as such may be amended from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and is not listed as disputed, contingent, or unliquidated and for which no proof of claim is filed on or prior to the Bar Date; (b) any Claim against any of the Debtors, proof of which was filed on or before the Bar Date and which is not (i) Disputed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (ii) Contingent, (iii) unliquidated, or (iv) filed in an undetermined or unspecified amount; or (c) any Claim against any of the Debtors, the amount or existence of which, if Disputed, has been allowed for purposes of distribution by Final Order of the Bankruptcy Court, but only to the extent of such allowance. Any Claims allowed solely for the purpose of voting on the Plan pursuant to an order of the Bankruptcy Court shall not be considered as "Allowed" for purposes of this definition. Except as otherwise provided in the Plan, with reference to an Administrative Claim, "Allowed" means approval by Final Order, after notice and a hearing pursuant to
Section 503(b) of the Bankruptcy Code, of a request for payment of an Administrative Claim.

         "Available Notes" shall mean all New Senior Notes to be distributed to holders of Allowed General Unsecured Claims, less the number of New Senior Notes deposited into the Disputed Claims Reserve.

         "Available Shares" shall mean all shares of New Common Stock to be distributed to the holders of Allowed General Unsecured Claims, less the number of shares of New Common Stock deposited into the Disputed Claims Reserve.

         "Ballots" shall mean each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim (other than to holders not entitled to vote on the Plan) upon which is to be indicated, among other things, acceptance or rejection of the Plan.

         "Bankruptcy Code" shall mean 11 U.S.C. Sections 101 et. seq., as now in effect or hereafter amended with retroactive applicability to these Chapter 11 Cases.

         "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division.

         "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court, and local rules of the Bankruptcy Court, as the context may require, as now in effect or hereafter amended with retroactive applicability to these Chapter 11 Cases.

         "Bar Date" shall mean the last date for filing Claims, established as December 15, 2000, for these Chapter 11 Cases, as ordered by the Bankruptcy Court pursuant to that certain Order and Notice Fixing Time for Filing Proofs of Claim, entered October 13, 2000, or such later date as may be established, pursuant to Bankruptcy Rules 3003(c)(3) and 3002(c)(4), by order of the Bankruptcy Court with respect to Claims related to the rejection of executory contracts and unexpired leases occurring after December 15, 2000. The Bar Date for unexpired leases and executory contracts that are deemed rejected pursuant to Section 9.1 of this Plan shall be thirty (30) days after entry of the Confirmation Order, as provided for in Section 9.2 of this Plan.

         "Business Day" shall mean any day except Saturday, Sunday, or any other day on which commercial banks are authorized by law in the State of Georgia to close, or any day designated in Bankruptcy Rule 9006(a) as a "legal holiday."

         "Cash" shall mean cash and cash equivalents.

         "Chapter 11 Cases" shall mean the Chapter 11 cases commenced by Vista Eyecare, Inc. and its Debtor Subsidiaries (including the Debtors who have filed this Plan), being styled, In re: Vista Eyecare, Inc., et al., Chapter 11 Case Nos. 00-65214 to 00-65224, Jointly Administered, Judge James E. Massey, currently pending in the Bankruptcy Court.

         "Claim," as against the Debtors, or any of them, shall mean a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

         "Class" shall mean a group of Claims or Equity Interests which are substantially similar to each other as classified pursuant to the Plan.

         "Collateral" means any property or interest in property of the Estates of any of the Debtors subject to a Lien that secures, in whole or in part, whether by agreement, statute, or judicial decree, the payment of a Claim.

         "Committee"  means  the  Official  Committee  of  Unsecured   Creditors
appointed by the United States Trustee in the Debtors' Chapter 11 Cases, as constituted from time to time.

         "Confirmation Date" shall mean the date on which the Bankruptcy Court enters the Confirmation Order.

         "Confirmation Hearing" means the hearing to consider confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

         "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

         "Consolidated Subsidiaries" shall mean International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.

         "Contingent," with reference to a Claim, means a Claim that has not accrued and that is dependent on a future event that may or may not occur.

         "Convenience Claim" means and includes any Claim which would otherwise be a General Unsecured Claim that (i) is Allowed in an amount of $1,500 or less and (ii) is Allowed in the amount of greater than $1,500 but which is reduced to $1,500 by the election of the holder thereof pursuant to the holder's Ballot.

         "Creditor" shall mean a Person that has a Claim against any of the Debtors that arose at the time of or before the Petition Date; or a Person that has a Claim against the Estate of any of the Debtors of a kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.

         "Debt" means liability on a Claim.

         "Debtor  Subsidiaries" shall mean Frame-n-Lens  Optical,  Inc.; Midwest
Vision, Inc.; New West Eyeworks, Inc.; Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; Vista Eyecare Network, LLC; International Vision Associates, Ltd.; NVAL Healthcare Systems, Inc.; and Vista Optical Express, Inc.

         "Debtors" shall mean Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; Family Vision Centers, Inc.; Vision Administrators, Inc.; Alexis Holding Company, Inc.; and Vista Eyecare Network, LLC.

         "Debtors in Possession" shall mean the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

         "DIP Credit Facility" means that certain $25,000,000 Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, dated as of April 6, 2000, by and among Vista Eyecare, Inc., the Debtor Subsidiaries (including the Debtors), and Foothill Capital Corporation, as it may be amended from time to time.

         "DIP Financing Claims" shall mean all Claims arising under or relating to the DIP Credit Facility and all agreements and instruments relating thereto.

         "Disclosure Statement" means the First Amended Disclosure Statement to Accompany First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries and First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and Certain of Their Debtor Subsidiaries, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017 in connection with this Plan, as such disclosure statement may be modified, amended, or supplemented from time to time, together with all exhibits, schedules, addenda, or other attachments, if any.

         "Disputed," with reference to a Claim, means (a) any Claim, proof of which was not timely or properly filed and which has been or hereafter is listed on the Schedules of any of the Debtors as unliquidated, disputed, or contingent, or is not listed on the Schedules; (b) any Claim as to which the Debtors, the Committee, or any other party in interest has filed an objection, action to equitably subordinate or otherwise limit recovery thereof, or request for estimation on or prior to the applicable limitation period for objections fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, except to the extent that such objection, equitable subordination action, or request for estimation is withdrawn or determined by a Final Order in favor of the holder of such Claim; or (c) any Contingent Claim or any Claim which is unliquidated or filed in an undetermined or unspecified amount. A Claim that is "Disputed" under subsection (b) of the definition shall cease to be a Disputed Claim upon the withdrawal of such objection, equitable subordination action, or request for estimation or a determination thereon by a Final Order in favor of the holder of such Claim but only to the extent such Claim is Allowed.

         "Disputed Claims Reserve" means any New Senior Notes and shares of New Common Stock issued to the New Notes Indenture Trustee and the Transfer Agent, respectively, for distribution to holders of Disputed Claims on Subsequent Distribution Dates and the Final Distribution Date pursuant to Section 7.3 of the Plan, if and when such Claims are Allowed.

         "Effective Date" shall be the later of (a) the first Business Day that is at least two days after the Effective Date of the Parent Plan, or (b) the first Business Day on which all of the conditions specified in Sections 10.1 and
10.2 of the Plan have either been satisfied or waived in accordance with Section
10.3 of the Plan.

         "Equity Interest" or "Interest" means (a) a share in any of the Debtors, whether or not transferable or denominated "stock" or a similar security; (b) interest of a limited partner in a limited partnership or limited liability company; or (b) an option, a warrant, or a right, other than a right to convert, to purchase, sell, or subscribe to a share, security, or interest of a kind specified in subparagraph (a) of this paragraph.

         "Estates" shall mean the estates created in these Chapter 11 Cases pursuant to Section 541 of the Bankruptcy Code.

         "Final Distribution Date" means the date on which the Reorganized Debtors make or cause to be made a final distribution pursuant to Section 7.5 of this Plan. The Final Distribution Date shall be a date, as determined by the Reorganized Debtors, after resolution of all Disputed Claims.

         "Final Order" shall mean an order or judgment of a court of competent jurisdiction as entered on its docket that has not been reversed, stayed pursuant to Bankruptcy

Rule 8005 or any other applicable rule of civil or appellate procedure, modified, or amended, and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired, and as to which no notice of appeal, petition for certiorari, or motion for reargument or rehearing was timely filed, or as to which any right to appeal, petition for certiorari, or seek reargument or rehearing has been waived in writing in a manner satisfactory to the Reorganized Debtors, or, if a notice of appeal, petition for certiorari, motion for reargument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further reargument or rehearing has expired.

         "FNL" means Frame-n-Lens Optical, Inc.

         "General Unsecured Claim" shall mean an Unsecured Claim that is not entitled to priority under Section 507(a) of the Bankruptcy Code.

         "Impaired" means, when used with reference to a Claim, a Claim that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

         "Intercompany Claim" means any Claim held by any Debtor or Affiliate against any other Debtor or Affiliate.

         "Indenture Trustee" means, with respect to the Senior Note Indenture, State Street Bank and Trust Company, in its capacity as trustee under such indenture.

         "Late Claim" means any Claim filed after the Bar Date applicable to that Claim.

         "Lien" means charge against or interest in property to secure payment of a Debt or performance of an obligation.

         "Midwest" means Midwest Vision, Inc.

         "New Common Stock" means shares of common stock, par value $0.01 per share, of Vista Eyecare, Inc., as Reorganized Debtor under the Parent Plan, authorized pursuant to the certificate of incorporation of Vista Eyecare, Inc., as Reorganized Debtor under the Parent Plan.

         "New Notes Indenture" means the indenture between Vista Eyecare, Inc., as issuer, and the New Notes Indenture Trustee, pursuant to which the New Senior Notes will be issued.

         "New Notes Indenture Trustee" means the bank or trust company that will serve as trustee under the New Notes Indenture.

         "New Senior Notes" shall mean up to $120 million in promissory notes authorized and to be issued pursuant to this Plan and the Parent Plan and the New Notes Indenture, on the terms and subject to the conditions described in Exhibit "A" attached hereto.

         "New West" means New West Eyeworks, Inc.

         "Other Priority Claim" shall mean Claims entitled to priority pursuant to Section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims), including, without limitation, certain Allowed employee compensation Claims of the Debtors' employees incurred within ninety (90) days prior to the Petition Date, as described in Section 507(a)(3) of the Bankruptcy Code, and certain Claims for contributions to an employee benefit plan arising from services rendered within one hundred eighty (180) days prior to the Petition Date, as described in Section 507(a)(4) of the Bankruptcy Code.

         "Other Secured Claim" shall mean any Claim, other than the DIP Financing Claims, to the extent reflected in the Schedules or a proof of claim filed as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

         "Parent Plan" means the First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries.

         "Person" shall mean an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, the U.S. Trustee, or a government or any particular subdivision thereof, or other entity.

         "Petition Date" shall mean April 5, 2000, the date on which the Debtors filed their Chapter 11 petitions with the Bankruptcy Court commencing the Chapter 11 Cases.

         "Plan" shall mean this First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed by Frame-n-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks, Inc.; and Certain of Their Debtor Subsidiaries, in its present form or as it may be modified, amended, or supplemented from time to time, together with all exhibits, schedules, addenda, or other attachments, if any.

         "Priority Tax Claim" means any Unsecured Claim held by a governmental unit entitled to priority in right of payment pursuant to Section 507(a)(8) of the Bankruptcy Code.

         "Pro Rata" shall mean, at any time, the same proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims) in such Class.

         "Released  Parties"  shall have the  meaning  assigned  to such term in
Section 11.4 of the Plan.

         "Reorganized Debtors" shall mean each of the Debtors on and after the Effective Date.

         "Schedules" shall mean the schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court pursuant to Section 521(1) of the Bankruptcy Code as they have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

         "Secured Claim" shall mean a Claim which is a secured claim as defined in Section 506 of the Bankruptcy Code.

         "Senior Note Claims" shall mean all Claims directly or indirectly arising from or under or related in any way to the Senior Note Indenture, the Senior Notes, and any of the documents, instruments, and agreements relating thereto, as amended, supplemented, or modified.

         "Senior Note Indenture" means that certain Indenture, dated as of October 8, 1998, between National Vision Associates, Ltd., now known as Vista Eyecare, Inc., as issuer; each of the Debtor Subsidiaries (with the exception of Vista Optical Express, Inc.), and nondebtors International Vision Associates of Ontario, Ltd. and International Vision Associates of Canada, Ltd., as guarantors; and State Street Bank and Trust Company, as Indenture Trustee, pursuant to which the Senior Notes were issued, together with any amendments or supplements thereto.

         "Senior Noteholders" shall mean the holders of the Senior Notes.

         "Senior Notes" shall mean the $125,000,000.00 12 3/4% Senior Notes, due 2005, of National Vision Associates, Ltd., now known as Vista Eyecare, Inc., issued and outstanding pursuant to the Senior Note Indenture, together with any amendments or supplements thereto.

         "Subordinated Claim" means any Claim (a) payment of which is subordinated in right of treatment or payment to other Claims under an agreement enforceable under applicable non-bankruptcy law, but only to the extent provided in such agreement, (b) for reimbursement or contribution of an entity that is liable with the Debtors, or any of them, on another Creditor's Allowed Claim unless and until such Claim is paid in full; or (c) subordinated in right of treatment or payment pursuant to Sections 509(c) or 510 of the Bankruptcy Code.

         "Subsequent Distribution" means any distribution of Available Shares or Available Notes made to the holders of Allowed General Unsecured Claims on a Subsequent Distribution Date in accordance with Section 7.4 of the Plan.

         "Subsequent Distribution Date" means any date, as determined by the Reorganized Debtors, which is after the Effective Date and prior to the Final Distribution Date on which a distribution of Available Shares or Available Notes is made to holders of Allowed General Unsecured Claims in accordance with
Section 7.4 of the Plan.

         "Transfer Agent" means the transfer agent for the New Common Stock.

         "Unsecured Claim" shall mean a Claim for which no property of any of the Debtors' Estates serves as security or Collateral.

         "U.S. Trustee" shall mean the United States Trustee appointed pursuant to Section 581, Title 28, United States Code, to serve in the Northern District of Georgia.

         "Vista" means Vista Eyecare, Inc.

         In addition to the definitions set forth hereinabove, and insofar as not inconsistent or in conflict with said definitions, the words in this Plan (whether capitalized or not) shall have the meanings ascribed thereto by the Bankruptcy Code and the Bankruptcy Rules. As used in this Plan, masculine pronouns shall be deemed to include the feminine and neuter, and all terms used in the singular shall include the plural and vice versa. The words "herein," "hereof," and "hereunder" and any other words of similar import refer to the Plan as a whole, including all exhibits attached to this Plan, as the same may from time to time be amended or supplemented, and not to any particular article, section, or subdivision contained in the Plan.

ARTICLE III. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified for purposes of voting or receiving distributions under the Plan. Instead, all such Claims are treated as unclassified Claims on the terms set forth in Article IV of the Plan. All other Claims against and Equity Interests in the Debtors are placed in the Classes set forth below. A Claim is in a particular Class only to the extent that the Claim qualifies within the description of that Class, and (unless otherwise noted herein) is in a different Class to the extent that the remainder of the Claim qualifies within the description of some other Class. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

         The Classes of Claims of Creditors and holders of Equity Interests under this Plan are as follows:

         Class 1 consists of all Other Priority Claims.

         Class 2 consists of all DIP Financing Claims.

         Class 3 consists of all Other Secured Claims.

         Class 4 consists of all Convenience Claims. Convenience Claims are classified only in Class 4 of this Plan and shall not receive treatment under any other Classes.

         Class 5 consists of all General Unsecured Claims, excluding any Convenience Claims, Late Claims, Subordinated Claims, and Intercompany Claims.

         Class 6 consists of all Late Claims and Subordinated Claims. Such Claims are classified only in Class 6 of the Plan and shall not receive treatment under any other Classes.

         Class 7 consists of all Intercompany Claims. Intercompany Claims are classified only in Class 7 of this Plan and shall not receive treatment under any other Classes.

         Class 8 consists of all Equity Interests.

ARTICLE IV. TREATMENT OF UNCLASSIFIED  ADMINISTRATIVE  CLAIMS AND PRIORITY
            TAX CLAIMS

         SECTION 4.1. ADMINISTRATIVE CLAIMS. Except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive (a) Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon after allowance as is practicable, or
(b) such other treatment as the Debtors or the Reorganized Debtors and such holder shall have agreed upon in writing. Before payment by the Debtors of an Administrative Claim, a Person asserting an Administrative Claim must comply with the requisites of Section 503 of the Bankruptcy Code; provided however, no request for payment shall be required with respect to Administrative Claims that have been incurred prior to the Confirmation Date, the obligation of which is liquidated and non-contingent and was incurred by any of the Debtors in the ordinary course of their business and the administration of their respective Estates prior to the Confirmation Date. With respect to all other Administrative Claims, a request for payment must be filed by the claimant with the Bankruptcy Court on or prior to the Administrative Claim Bar Date established by the Bankruptcy Court or such claim shall be disallowed and forever barred, with the exception of fees and other charges and expenses of professionals of the Debtors and the Committee employed under Sections 327, 328, and 1103 of the Bankruptcy Code and members of the Committee for their expenses incurred in service on the Committee, which are dealt with in the next paragraph.

         SECTION 4.2. PROFESSIONAL AND COMMITTEE MEMBER COMPENSATION AND REIMBURSEMENT CLAIMS. All professionals of the Debtors and the Committee and members of the Committee seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date (a) shall file with the Bankruptcy Court their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is 60 days after the Effective Date or such other date as may be fixed by the  Bankruptcy  Court and (b) if  granted,  such an award by the  Bankruptcy
Court shall be paid in full in such amounts as are awarded by the Bankruptcy Court (i) on the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon after allowance as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors. All professional fees and expenses incurred by the Debtors or the Reorganized Debtors after the Effective Date shall be paid in the ordinary course of business of the Debtors or the Reorganized Debtors, without the need for filing a fee application. The Bankruptcy Court shall retain jurisdiction to resolve any dispute with respect to the payment of any such fees or expenses upon application by the affected professional.

         SECTION 4.3. PRIORITY TAX CLAIMS. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, in full and final satisfaction of such Claim: (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon after allowance as is practicable, or (b) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621; and (ii) with respect to state and city taxes, at the rate applicable under state or local law. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of Vista or the Consolidated Subsidiaries arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Parent Plan.

ARTICLE V.  TREATMENT   OF   CLASSIFIED   CLAIMS  AND  EQUITY   INTERESTS,
            IMPAIRMENT, VOTING, AND CRAMDOWN

         SECTION 5.1. CLASS 1 - OTHER PRIORITY CLAIMS.

                  (a) Distributions. Except to the extent that a holder of an Allowed Other Priority Claim shall have agreed in writing to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of (i) the Effective Date and (ii) the date when such Other Priority Claim becomes an Allowed Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of Vista or the Consolidated Subsidiaries arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Parent Plan.

                  (b) Impairment and Voting. Class 1 is unimpaired under the Plan. Holders of Allowed Claims in Class 1 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

         SECTION 5.2. CLASS 2 - DIP FINANCING CLAIMS.

                  (a) Distributions. Except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, on the Effective Date, each holder of a DIP Financing Claim shall receive payment in full in Cash, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of Vista or the Consolidated Subsidiaries arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Parent Plan.

                  (b) Impairment and Voting. Class 2 is unimpaired under the Plan. Each holder of a DIP Financing Claim is presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

         SECTION 5.3. CLASS 3 - OTHER SECURED CLAIMS.

                  (a) Distributions. Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a less favorable treatment, at the sole option of the Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with Section
1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon after allowance as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of Vista or the Consolidated Subsidiaries arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Parent Plan.

                  (b) Impairment and Voting. Class 3 is unimpaired under the Plan. The holders of Allowed Claims in Class 3 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

         SECTION 5.4. CLASS 4 - CONVENIENCE CLAIMS.

                  (a) Distributions. Except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, each holder of an Allowed Convenience Claim in Class 4 shall receive Cash in an amount equal to 75% of such Allowed Convenience Claim on the later of
(i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed Convenience Claim, or as soon after allowance as is practicable, in full and final satisfaction of such Claim. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of Vista or the Consolidated Subsidiaries arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Parent Plan.

                  (b) Impairment and Voting. Class 4 is Impaired under the Plan. The holders of Allowed Convenience Claims in Class 4 are entitled to vote to accept or reject the Plan.

                  (c) Election to be Treated as a Convenience Claim. By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim in an amount greater than $1,500 may elect to reduce the amount of its Allowed General Unsecured Claim to $1,500 and to receive a distribution upon such Allowed Class 4 Convenience Claim of 75% of such reduced amount, which would be $1,125 (i.e., 75% of $1,500). Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed General Unsecured Claim in excess of $1,500, and the holder of such Allowed Class 4 Convenience Claim shall be deemed to have released the Reorganized
Debtors, the Debtors and their Estates, and their property from any and all liability for the amount in excess of $1,500. The holder of an Allowed General Unsecured Claim which timely elects to reduce the amount of its Allowed Claim to $1,500 shall be deemed to be the holder of an Allowed Class 4 Convenience Claim for classification, voting, and all other purposes under the Plan.

         SECTION 5.5. CLASS 5 - GENERAL UNSECURED CLAIMS.

                  (a) Distributions. Except to the extent that a holder of an Allowed Claim in this Class shall have agreed in writing to a less favorable treatment, each holder of an Allowed General Unsecured Claim (excluding Convenience Claims, Late Claims, Subordinated Claims, and Intercompany Claims) in Class 5 under this Plan and Class 5 under the Parent Plan shall receive its Pro Rata share of (i) Available Notes and (ii) Available Shares, in full and final satisfaction of such Claim. Each holder of a Class 5 Allowed General Unsecured Claim will receive its distribution on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed General Unsecured Claim, or as soon after allowance as is practicable. If, after the Effective Date, any further Available Shares or Available Notes are available from the release of New Common Stock or New Senior Notes from the Disputed Claims Reserve, then each holder of an Allowed General Unsecured Claim (excluding Convenience Claims, Late Claims, Subordinated Claims, and Intercompany Claims) will receive on a Subsequent Distribution Date, if any, and the Final Distribution Date, Available Shares and Available Notes on account of its Allowed General Unsecured Claim in accordance with this Section 5.5 and Sections 7.4 and 7.5 of the Plan. A holder of a Claim who has asserted such Claim against more than one Debtor or against a Debtor and any of Vista or the Consolidated Subsidiaries arising from or related to the same obligation, transaction, occurrence, claim, or cause of action (whether the basis for the asserted liability or obligation arises from contract, guarantee, or operation of law) shall be treated as having a single Claim for purposes of distribution under this Plan and the Parent Plan.

                  (b) Impairment and Voting. Class 5 is Impaired under the Plan. Each holder of an Allowed General Unsecured Claim in Class 5 is entitled to vote to accept or reject the Plan.

         SECTION 5.6. CLASS 6 - LATE CLAIMS AND SUBORDINATED CLAIMS.

                  (a) Distributions. Each holder of a Class 6 Claim shall receive no distribution on account of its Class 6 Claim.

                  (b) Impairment and Voting. Class 6 is Impaired under the Plan. Because the holders of Class 6 Claims are receiving no distributions, they are conclusively presumed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

SECTION 5.7.      CLASS 7 - INTERCOMPANY CLAIMS.

                  (a) Distributions. Each holder of a Class 7 Claim shall receive no distribution on account of its Class 7 Claim.

                  (b) Impairment and Voting. Class 7 is Impaired under the Plan. Because the holders of Class 7 Claims are receiving no distributions, they are conclusively presumed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

SECTION 5.8.      CLASS 8 - EQUITY INTERESTS.

                  (a) Distributions. The holders of Class 8 Equity Interests shall receive no distributions whatsoever on account of such Equity Interests. All Equity Interests in each of the Debtors shall be canceled on the Effective Date.

                  (b) Impairment and Voting. Class 8 is Impaired under the Plan. Because the holders of Equity Interests are receiving no distributions, they are conclusively presumed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         SECTION 5.9. IMPAIRED AND UNIMPAIRED CLASSES. Classes 4, 5, 6, 7, and 8 are Impaired under the Plan. Classes 1, 2, and 3 are unimpaired under the Plan.

         SECTION 5.10. CLASSES ENTITLED TO VOTE. Each Impaired Class of Claims or Equity Interests shall be entitled to vote separately to accept or reject this Plan; provided however, that Classes 6, 7, and 8 are deemed to have rejected the Plan and thus are not entitled to vote on the Plan. Any unimpaired Classes of Claims or Equity Interests are deemed to have accepted the Plan under the provisions of Section 1126(f) of the Bankruptcy Code and shall not be entitled to vote to accept or reject this Plan. Accordingly, the Debtors will not solicit acceptances of the Plan from unimpaired Classes. Any Person electing to reduce a Claim to $1,500 on the Ballot and have the Claim treated as a Convenience Claim will vote only in Class 4 under this Plan.

         SECTION 5.11. CLASS ACCEPTANCE REQUIREMENTS. A Class of Claims shall have accepted this Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Claims of such Class that are allowed to vote and have voted on this Plan.

         SECTION 5.12. 11 U.S.C. SECTION 1129. Because Classes 6, 7, and 8 are deemed to have rejected the Plan, the Debtors, as proponents of the Plan, request that the Bankruptcy Court confirm this Plan with respect to such Classes in accordance with Section 1129(b) of the Bankruptcy Code, the cramdown provision. If any other Impaired Class fails to accept this Plan in accordance with Section 1129(a) of the Bankruptcy Code, this Plan shall constitute a request by the Debtors that the Bankruptcy Court confirm this Plan pursuant to
Section 1129(b) of the Bankruptcy Code.

         SECTION 5.13. SEPARATE VOTING BY HOLDERS OF CLAIMS AGAINST EACH DEBTOR. The Estate of each Debtor shall be deemed to have the Claims classified as provided in Article III. Separate ballots will be cast with respect to Claims asserted against each Debtor. Voting results shall be determined separately for each Debtor.

ARTICLE VI. IMPLEMENTATION OF THE PLAN

         SECTION 6.1. DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS.

                  (a) Board of Directors. As of the Effective Date, the board of directors of the Reorganized Debtors shall initially consist of 5 members to be selected by the Committee, whose names shall be disclosed on or before the date of the Confirmation Hearing. The boards of directors of each of the Reorganized Debtors will select a chairman at their initial meeting.

                  (b) Officers of the Reorganized Debtors. The officers of each of the Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers may continue to serve in accordance with such terms as may be negotiated with the Reorganized Debtors and applicable nonbankruptcy law. The employee severance program that was approved by the Bankruptcy Court in its Order Authorizing and Approving Employee Severance Program, entered in the Chapter 11 Cases on April 18, 2000, shall be binding upon the Reorganized Debtors, as the successor to the Debtors, through and including one year after the Effective Date.

         SECTION 6.2. SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

                  (a) New Common Stock. On the Effective Date of the Parent Plan, Vista is authorized to issue 10,000,000 shares of New Common Stock. On the Effective Date of the Parent Plan, Vista will actually issue 5,000,000 of the 10,000,000 in authorized shares of New Common Stock. Each share of New Common Stock will entitle its holder to one vote, with no cumulative voting rights. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed. Each holder of at least five percent (5%) of New Common Stock will not offer, sell, contract to sell, or otherwise dispose of any shares of New Common Stock for a period of three years from the Effective Date without the prior written consent of Vista.

                  (b) New Senior Notes. The New Senior Notes will be issued pursuant to the New Notes Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected prior to the Confirmation Hearing. A summary of the principal terms and conditions of the New Senior Notes, which is subject to amendment pursuant to agreement among the Debtors and the Committee, is attached hereto as Exhibit "A."

         SECTION 6.3. CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS. On the Effective Date, the Senior Notes and Equity Interests in any of the Debtors shall be deemed canceled, terminated, and of no further force and effect without any further action on the part of the Bankruptcy Court, the Debtors, or any other Person. The holders of instruments, securities, and other documentation evidencing such canceled Senior Notes and Equity Interests, including the Senior Note Indenture (except as provided in Section 7.1), shall have no rights arising from or relating to such instruments, securities, and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. All obligations of the Debtors under the Senior Note Indenture shall terminate as of the Effective Date except as to any obligation to pay expenses of the Indenture Trustee for distributions as contemplated by Sections 7.1 and 7.8 of the Plan.

         SECTION 6.4. APPLICABILITY OF SECTION 1125 OF THE BANKRUPTCY CODE. The protection afforded by Section 1125(e) of the Bankruptcy Code with respect to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale, or purchase of the New Common Stock and the New Senior Notes, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the Bankruptcy Court's determination that the Debtors, the Reorganized Debtors, and the Committee, and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, or other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to
Section 1125(e) thereof.

SECTION 6.5. BANKRUPTCY CODE SECTION 1145 EXEMPTION. Pursuant to, in accordance with, and solely to the extent provided under Section 1145 of the Bankruptcy Code, the issuance of New Senior Notes and New Common Stock to the Debtors' Creditors under the Plan is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Senior Notes and New Common Stock and is deemed to be a public offering of New Senior Notes and New Common Stock.

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS

         SECTION 7.1. DELIVERY OF DISTRIBUTIONS. Except as may otherwise be specifically provided, distributions made under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Reorganized Debtors and the Debtors or any of their respective Estates, assets, or properties. Distributions under the Plan shall be deemed made to the holders of Allowed Claims when deposited in the United States mail, first class postage prepaid and directed to the Creditor at the address denominated in the proof of claim filed with the Bankruptcy Court, or if the Creditor has not filed a proof of claim, to the Creditor at the address listed in the Debtors' Schedules, or to such other address as the Creditor shall provide in writing to the Reorganized Debtors in accordance with the notice provisions detailed in this Plan; provided however, that all distributions to the holders of Allowed Senior Note Claims shall be made in accordance with the Senior Note Indenture. The Reorganized Debtors shall cause distributions of New Senior Notes and New Common Stock to be made initially to the New Notes Indenture Trustee and the Transfer Agent, respectively, who shall make the distributions to the holders of Allowed General Unsecured Claims or, in the case of holders of Allowed Senior Note Claims, to the Indenture Trustee for further distribution to individual holders of Allowed Senior Note Claims in accordance with the Senior Note Indenture. Notwithstanding any provisions in the Plan to the contrary, the Senior Note Indenture will continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of Allowed Senior Note Claims.

         SECTION 7.2. EFFECTIVE DATE DISTRIBUTION. On the Effective Date, or as soon thereafter as practicable, the then Available Notes and Available Shares shall be distributed on a Pro Rata basis to the holders of Allowed General Unsecured Claims in Class 5. A Disputed Claims Reserve will be established for those Claims in Class 5 that are not yet resolved and Allowed on the Effective Date.

         SECTION 7.3. DISPUTED CLAIMS RESERVE. On the date of the initial distribution to holders of Allowed General Unsecured Claims pursuant to Sections
7.1 and 7.2 of the Plan, an aggregate number of New Senior Notes and an aggregate number of shares of New Common Stock shall be deposited with the New Notes Indenture Trustee and the Transfer Agent, respectively, sufficient to distribute to each holder of a Disputed General Unsecured

Claim (i) the number of New Senior Notes and shares of New Common Stock that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed General Unsecured Claim on the date of such initial distribution, or (ii) such amount as the Bankruptcy Court may otherwise order (the "Disputed Claims Reserve"). New Senior Notes and shares of New Common Stock shall be withheld by the New Notes Indenture Trustee and the Transfer Agent, respectively, and reserved for distribution to holders of Disputed Claims until such time as such notes and/or shares are distributed to holders of Allowed Claims. Until such distribution, shares of New Common Stock held for the benefit of holders of Disputed General Unsecured Claims shall be treated as treasury stock for voting purposes. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive a distribution of New Senior Notes and New Common Stock from the Disputed Claims Reserve as soon thereafter as is practicable. Such distributions shall be made in accordance with the Plan based on the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date. If at any time or from time to time after the Effective Date, there shall be New Senior Notes and/or shares of New Common Stock in the Disputed Claims Reserve in an amount in excess of the amount which the Reorganized Debtors are required at such time to reserve on account of Disputed General Unsecured Claims under the Plan or pursuant to any Order of the Bankruptcy Court, such excess shares of New Common Stock and excess New Senior Notes shall become available for distribution in accordance with the Plan.

         SECTION 7.4. DISTRIBUTIONS ON SUBSEQUENT DISTRIBUTION DATES. Unless otherwise provided in the Plan, to the extent there are Available Shares or Available Notes subsequent to the Effective Date as a result of the release of shares of New Common Stock and New Senior Notes from the Disputed Claims Reserve in accordance with Section 7.3 of the Plan or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Section 7.16 of the Plan, the Reorganized Debtors shall cause the Transfer Agent and the New Notes Indenture Trustee to distribute on a Subsequent Distribution Date such Available Shares and Available Notes to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before such Subsequent Distribution Date, in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock and New Senior Notes in respect of such Allowed General Unsecured Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (i) such Available Shares and Available Notes had been available for distribution on the Effective Date, (ii) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on such Subsequent Distribution Date, and
(iii) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before such Subsequent Distribution Date had been disallowed on the Effective Date. Notwithstanding the foregoing, no distribution under this Section 7.4 will be made if, in the discretion of the Reorganized Debtors, there are not sufficient Available Shares and Available Notes to make a cost-efficient distribution, taking into account the size of the distribution to be made and the number of recipients of such distribution.

         SECTION 7.5. DISTRIBUTIONS ON THE FINAL DISTRIBUTION DATE. Unless otherwise provided in this Plan, to the extent there are Available Shares and Available Notes subsequent to the Effective Date as a result of the release of shares of New Common Stock and New Senior

Notes from the Disputed Claims Reserve in accordance with Section 7.3 of the Plan or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Section 7.16 of the Plan, the Reorganized Debtors shall cause the Transfer Agent and the New Notes
Indenture Trustee to distribute on the Final Distribution Date all such Available Shares and Available Notes to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before the Final Distribution Date, in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock and New Senior Notes in respect of such Allowed Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (i) such Available Shares and Available Notes had been available for distribution on the Effective Date, (ii) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Final Distribution Date, and (iii) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Final Distribution Date had been disallowed on the Effective Date.

         SECTION 7.6. FRACTIONAL NOTES AND FRACTIONAL SHARES.

                  (a) Fractional Notes. Notwithstanding any other provision in the Plan to the contrary, no fractional denominations of New Senior Notes shall be issued pursuant to the Plan. Whenever the issuance of any New Senior Note would otherwise call for the issuance in an amount for a fraction of a New Senior Note (issued in $1,000 denominations), the actual issuance of such New Senior Note shall reflect a rounding of such fraction to the nearest whole New Senior Note denomination (up or down), with half denominations being rounded down. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole notes, as the case may be, which remain to be allocated, the Reorganized Debtors shall allocate the remaining whole notes to such holders by random lot or such other impartial method as the Reorganized Debtors deem fair, in the Reorganized Debtors' sole discretion. Upon the allocation of all of the whole notes authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

                  (b) Fractional Shares. Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New Common Stock shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of New Common Stock would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of a half of a share being rounded up. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares, as the case may be, which remain to be allocated, the Reorganized Debtors shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Reorganized Debtors deem fair, in the Reorganized Debtors' sole discretion. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

         SECTION 7.7. RECORD DATE FOR DISTRIBUTION. On the close of business on the Confirmation Date, the Debtors' records for transfer of the Senior Notes shall close and the Debtors, the Reorganized Debtors, and the Indenture Trustee shall not be obligated to recognize of record any transfers of Senior Notes occurring after that date. The Debtors, the Reorganized Debtors, and the Indenture Trustee shall be entitled to recognize and deal for purposes of the Plan with only those record holders of the Senior Notes as of the close of business on the Confirmation Date.

         SECTION 7.8. INDENTURE TRUSTEE'S FEES AND EXPENSES REGARDING DISTRIBUTIONS. The fees and expenses of the Indenture Trustee and its professionals under the Indenture will be paid by the Debtors and/or the Reorganized Debtors on the Effective Date in a manner consistent with the provisions of the Senior Note Indenture; provided however, that if there is a dispute between the Debtors or Reorganized Debtors and the Indenture Trustee about any such fees or expenses, the dispute will be resolved by the Bankruptcy Court. Upon payment of the fees and expenses of the Indenture Trustee and its professionals in full, the Indenture Trustee and its professionals will be deemed to have released their liens under Section 7.07 of the Indenture securing payment of their fees and expenses for all fees and expenses payable through the Effective Date.

         SECTION 7.9. ALLOCATION OF CONSIDERATION. The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys' fees where applicable.

         SECTION 7.10. CONDITION PRECEDENT TO RECEIVING DISTRIBUTION. Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument or security evidencing a Claim (other than the Senior Notes) must tender such promissory note or other instrument or security to the Reorganized Debtors or their designee or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Reorganized Debtors. Any holder of a Claim (other than a Claim arising from the Senior Notes) that fails to surrender such instrument or to provide the affidavit and indemnity or bond before the later to occur of (i) six months after the Effective Date and (ii) six months following the date such holder's Claim becomes an Allowed Claim shall be deemed to have forfeited all rights and/or Claims and may not receive or participate in any distribution under the Plan.

         SECTION 7.11. NO DISTRIBUTION PENDING RESOLUTION OF OBJECTIONS. Notwithstanding any other provision of this Plan, no distributions shall be made with respect to a Disputed Claim (or any Disputed portion of a Claim) unless and until all objections to such Disputed Claim have been determined by Final Order. Distributions to each holder of a Disputed Claim to the extent that it ultimately becomes an Allowed Claim shall be made in accordance with the applicable provisions of the Plan with respect to such Claim. Such distributions shall be made as soon as practicable after the date that the order or judgment allowing such Claim (or portion thereof) becomes a Final Order.

         SECTION 7.12. EFFECT OF SECTION 502(D) ON THE RIGHT TO DISTRIBUTIONS. No Creditor shall receive a distribution prohibited by Section 502(d) of the Bankruptcy Code. The Debtors or the Reorganized Debtors shall notify each affected Creditor of their contention that Section 502(d) prohibits such distribution prior to the date of the scheduled distribution to such Creditor, and no distribution shall be made to such Creditor until either the contention is resolved in favor of the Creditor by Final Order or the Creditor has timely repaid the amount or turned over the property as required by Section 502(d) of the Bankruptcy Code. A Claim that is the subject of a dispute pursuant to
Section 502(d) of the Bankruptcy Code shall be treated as a Disputed Claim for purposes of the Plan.

         SECTION 7.13. TREATMENT OF CONTINGENT, UNLIQUIDATED, AND UNDETERMINED CLAIMS. Until such time as a Contingent Claim or a Contingent portion of a Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim for all purposes related to estimations, allocations, and distributions under this Plan; provided, however, that distributional entitlements shall arise only from the date on which a Contingent Claim becomes fixed and absolute. Persons that have filed Claims against the Debtors in an undetermined or unspecified amount or which are unliquidated shall not receive any distribution on their Claims unless and until such time as the Claims are liquidated and Allowed.

         SECTION 7.14. PRECONFIRMATION DISTRIBUTIONS. Nothing in this Plan shall be deemed to entitle the holder of a Claim that received, prior to the Effective Date, full or partial payment of such holder's Claim, by way of settlement or otherwise, pursuant to an order of the Bankruptcy Court, provision of the Bankruptcy Code, or other means, to receive a duplicate payment in full or in part pursuant to this Plan; and all such full or partial payments shall be deemed to be payments made under this Plan for purposes of satisfying the obligations of the Debtors and the Reorganized Debtors hereunder.

         SECTION 7.15. UNDELIVERABLE DISTRIBUTIONS. If any Claim holder's distribution is returned as undeliverable, or is not sent because no address is available, and effort commensurate with the size of the distribution fails to produce a good address, no further distributions to such holder shall be made unless and until the Reorganized Debtors (or a disbursing agent, if applicable) is notified of such holder's then-current address, at which time all missed distributions shall be made to such holder, without interest.

         SECTION 7.16. UNCLAIMED DISTRIBUTIONS. Any distribution of Cash under the Plan which is unclaimed for a period of six months after the Final Distribution Date shall revert to the Reorganized Debtors, and the claim of any holder with respect to such property, or the claims of any state under its escheat, unclaimed property, or similar laws with respect to such property (which state shall not be deemed a holder of a Claim under such laws for the purposes of this Plan), shall be discharged and forever barred. Distributions under the Plan consisting of New Senior Notes or New Common Stock that are unclaimed for a period of six months after the Final Distribution Date shall be canceled and any dividend or interest which has accrued with respect to such securities shall be transferred to the Reorganized Debtors and entitlement by the holder of a Claim to such distribution shall be extinguished and forever barred.

ARTICLE VIII. PROVISIONS GOVERNING OBJECTIONS TO AND RESOLUTION
              OF CLAIMS

         SECTION 8.1. OBJECTIONS TO AND RESOLUTION OF CLAIMS. The Debtors and the Reorganized Debtors shall have the exclusive right to make and file objections to Claims subsequent to the Effective Date. All objections that are not settled shall be litigated to a Final Order. Unless otherwise ordered by the Bankruptcy Court, the Debtors and the Reorganized Debtors shall file all objections to Claims (other than Administrative Claims) that are the subject of proofs of claim and serve such objections upon the holders of the Claim as to which the objection is made as soon as is practicable, but in no event later than 90 days after the Effective Date or such later date as may be approved by the Bankruptcy Court. Except as otherwise provided in the Plan, a Person asserting an Administrative Claim in these Chapter 11 Cases must comply with the requisites of Section 503 of the Bankruptcy Code, including filing a request for payment thereof with the Bankruptcy Court on or prior to the Administrative Claim Bar Date. The Bankruptcy Court will schedule a hearing on Administrative Claims filed in the Chapter 11 Cases, and the Debtors, the Reorganized Debtors, and the Committee shall have an opportunity to assert objections thereto at such hearing.

         SECTION 8.2. AMENDMENTS TO SCHEDULES AND CLAIM OBJECTIONS. The Debtors and the Reorganized Debtors reserve the right to object to any and all Claims filed in these Chapter 11 Cases and to amend their Schedules to dispute Claims, if and as deemed appropriate, for purposes of allowance and distribution and for purposes of voting on the Plan. If an objection to a Claim (or portion thereof) is filed by the Debtors, the Reorganized Debtors, or any other party in interest, or if the Claim (or portion thereof) is Contingent, unliquidated, or filed in an undetermined or unspecified amount, then no distributions under the Plan shall be made to that holder of a Claim (or in respect of such Disputed portion), as the case may be, until the matter is determined by the entry of a Final Order.

         SECTION 8.3. DISALLOWANCE OF POSTPETITION INTEREST, PENALTIES, FEES, AND OTHER ACCRUALS. The Debtors and the Reorganized Debtors shall not be required to make specific objections to proofs of claim that allege a right to recover postpetition interest, penalties, fees, and other accruals with respect to prepetition Claims (except proofs of Secured Claims alleging entitlement to such accruals pursuant to Section 506(b) of the Bankruptcy Code), and any claim amounts attributable to such postpetition interest, penalties, fees, and other accruals shall be disallowed in full upon entry of the Confirmation Order; provided, however, that the disallowance provided for herein may be subject to reconsideration with respect to a particular Claim upon motion filed with the Bankruptcy Court and served upon the Debtors and the Reorganized Debtors.

         SECTION 8.4. ADMINISTRATIVE, PRIORITY, AND CONVENIENCE CLAIMS RESERVE.

                  (a) Establishment of Administrative, Priority, and Convenience Claims Reserve. On the Effective Date, the Reorganized Debtors shall place into reserve an amount of Cash equal to (i) the sum of the aggregate amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims, and Disputed Convenience Claims, plus (ii) an amount to be determined by the Bankruptcy Court to be reserved for any Disputed Administrative Claims, Disputed Priority Tax Claims, and Disputed Other Priority Claims that are Contingent, unliquidated, or filed in an undetermined or unspecified amount (the "Administrative, Priority, and Convenience Claims Reserve").

                  (b) Cash Held in  Administrative,  Priority,  and  Convenience
Claims  Reserve.  Cash held in the  Administrative,  Priority,  and  Convenience
Claims Reserve shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtors and designated as held in trust for the benefit of holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Convenience Claims. Cash held in such reserve shall not constitute property of the Reorganized Debtors. The Reorganized Debtors shall invest the Cash held in the Administrative, Priority, and Convenience Claims Reserve in a manner consistent with Section 345 of the Bankruptcy Code. The Reorganized Debtors shall pay, or cause to be paid, out of the funds held in such reserve, any tax imposed thereon by any governmental unit with respect to income generated by Cash held in this reserve. Any Cash held in the Administrative, Priority, and Convenience Claims Reserve after all Administrative, Priority, and Convenience Claims have been Allowed or disallowed shall be transferred to and become the property of the Reorganized Debtors.

         SECTION  8.5.  ALLOWANCE  OF  DISPUTED  ADMINISTRATIVE,  PRIORITY,  AND
CONVENIENCE CLAIMS. If, on or after the Effective Date, any Disputed Administrative, Priority, or Convenience Claim becomes an Allowed Claim, the Reorganized Debtors shall, 30 days after the date on which such Claim becomes an Allowed Claim, or as soon thereafter as is practicable, distribute from the Administrative, Priority, and Convenience Claims Reserve to the holder of such Allowed Claim Cash equal to the amount that such holder would have been entitled to had such Claim been Allowed on the Effective Date.

         SECTION 8.6. ESTIMATION. The Debtors and the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any Disputed Claim (including any Contingent Claim) pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim, the amount on which a reserve is to be calculated for purposes of the Disputed Claims Reserve or the Administrative, Priority, and Convenience Claims Reserve, or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

ARTICLE IX. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED
            LEASES

         SECTION 9.1. ASSUMPTION AND REJECTION OF CONTRACTS AND LEASES. All executory contracts and unexpired leases (within the meaning of Section 365 of the Bankruptcy Code) (i) which are not expressly the subject of a motion to the Bankruptcy Court for an order of assumption or for an order for rejection pending as of the Effective Date, (ii) which have not been assumed or rejected prior thereto by the Debtors pursuant to an order of the Bankruptcy Court or operation of the Bankruptcy Code, or (iii) which are not listed on the Assumption Schedule attached hereto as Exhibit B (as it may be amended from time to time prior to the Confirmation Hearing, upon notice to affected parties), shall be deemed to be REJECTED AS OF THE EFFECTIVE DATE, in accordance with
Section 365 of the Bankruptcy Code. The executory contracts and unexpired leases listed on Exhibit B attached hereto (as it may be amended from time to time prior to the Confirmation Hearing upon notice to affected parties) shall be deemed to be ASSUMED AS OF THE EFFECTIVE DATE, in accordance with Section 365 of the Bankruptcy Code. The Debtors have listed on Exhibit B the nondebtor party to the contract or lease, the type of contract or lease, and the amount necessary (if any) based upon the Debtors' records to cure all defaults under the contract or lease to be assumed. Entry of the Confirmation Order shall constitute the approval, in accordance with Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the Debtors' rejection and assumption of the executory contracts and unexpired leases deemed rejected and assumed pursuant to this section.

         SECTION 9.2. REJECTION CLAIMS AND BAR DATE. All Claims for damages arising from executory contracts or unexpired leases that are deemed rejected pursuant to Section 9.1 of this Plan must be filed with the Bankruptcy Court by no later than thirty (30) days after entry of the Confirmation Order. Any rejection Claims not filed within such time period will be forever barred from being asserted against the Debtors, their Estates, and the Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 5 Claims.

         SECTION 9.3. CURE OF DEFAULTS UNDER ASSUMED CONTRACTS AND LEASES. In accordance with Section 365 of the Bankruptcy Code, and except as otherwise agreed by the parties, the Reorganized Debtors will cure any and all undisputed defaults under any executory contracts or unexpired leases that are assumed pursuant to the Plan within 60 days of the Effective Date. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

         SECTION 9.4. INSURANCE POLICIES. All of the Debtors' rights arising under any insurance policies and any agreements, documents, or instruments relating thereto shall be deemed transferred to the Reorganized Debtors on the Effective Date.

ARTICLE X. CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

         SECTION 10.1. CONDITIONS PRECEDENT TO PLAN CONFIRMATION. Confirmation of the Plan shall not occur unless and until each of the following conditions shall have been satisfied in full or waived in accordance with Section 10.3 of this Plan:

         (a) The Bankruptcy Court shall have entered the Confirmation Order in a form and substance satisfactory to the Debtors and the Committee;

         (b) The Bankruptcy Court shall have entered an order confirming the Parent Plan; and

         (c) The Debtors and Vista shall have completed the disposition of their vision centers in free-standing locations, such as malls and strip centers, and shall have either (i) assumed and assigned the leases related to these free-standing locations to a purchaser or purchasers or (ii) rejected such leases, in accordance with Section 365 of the Bankruptcy Code.

         SECTION 10.2. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN. The Effective Date of the Plan shall not occur unless and until each of the following conditions shall have been satisfied in full or waived in accordance with Section 10.3 of this Plan:

                  (a)  The   Confirmation   Order,   in  a  form  and  substance
satisfactory to the Debtors and the Committee, shall have become a Final Order;

                  (b) The order confirming the Parent Plan shall have become a Final Order; and

                  (c) The Reorganized Debtors shall have entered into a senior secured credit facility in an amount and upon terms and conditions to be agreed to among the Debtors and the Committee.

                  SECTION 10.3. WAIVER OF CONDITIONS. The Debtors may waive any or all of the conditions precedent set forth in Sections 10.1 and 10.2 above at any time with the consent of the Committee, without leave of or order of the Bankruptcy Court and without any formal action.

ARTICLE XI. EFFECTS OF PLAN CONFIRMATION

         SECTION 11.1. DISCHARGE. Except as otherwise provided in this Plan or the Confirmation Order, upon entry of the Confirmation Order, the Debtors shall be discharged from, and their liability shall be extinguished completely in respect of, any Claim and/or Debt (with the exception of Intercompany Claims), whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose in connection with or related to, directly or indirectly: any agreement of the Debtors entered into or obligation of the Debtors incurred before the

Confirmation Date, any acts, omissions, transactions, transfers, happenings, facts, or situations which occurred on or before the Confirmation Date, whether or not known or suspected, or any conduct of the Debtors prior to the Confirmation Date, and including, without limitation, all interest, if any, on any such Claims and Debts, whether such interest accrued before or after the date of commencement of the Chapter 11 Cases, and including, without limitation, all Claims and Debts based upon or arising out of any acts, omissions, transactions, transfers, happenings, facts, or situations which occurred before the Confirmation Date, whether or not known or suspected, or related to, directly or indirectly, and from any liability of the kind specified in Sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim is filed or is deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim is Allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has accepted this Plan.

         SECTION 11.2. VESTING. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, each of the Reorganized Debtors shall be vested with all of the property of their respective Estates, free and clear of all Claims, Liens, encumbrances, charges and other interests of Creditors and holders of Equity Interests, and the Reorganized Debtors shall thereafter hold, use, dispose of, or otherwise deal with such property and operate their business free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

         SECTION 11.3. INJUNCTION. Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors, or any of them, which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall also extend to the Reorganized Debtors as the successors of the Debtors and their properties and interests in property.

         SECTION 11.4. RELEASES. On the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all of their respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals, the Committee members, and the Committee's advisors, attorneys, financial advisors, accountants, and other professionals, and each of their representatives and agents (including any professionals retained by such persons or entities) (the "Released Parties") from any and all claims, obligations, suits, judgments, damages, rights, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases or the

Plan, except that (i) no Person shall be released from any act or omission that constitutes gross negligence or willful misconduct, and (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of setoff or recoupment against any Claims of any such Persons asserted against the Debtors.

         SECTION 11.5. EXCULPATION OF RELEASED PARTIES. The Debtors, the Reorganized Debtors, members of the Committee, and the other Released Parties
(i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the negotiation of the Plan, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof, except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

         SECTION 11.6. TERM OF BANKRUPTCY INJUNCTION OR STAY. All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         SECTION 11.7. PRESERVATION OF INSURANCE. The Debtors' discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan or the Confirmation Order, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, or any of them, the Reorganized Debtors (including, without limitation, the Debtors' and the Reorganized Debtors' officers and directors) or any other person or entity.

         SECTION 11.8. OFFICERS' AND DIRECTORS' INDEMNIFICATION RIGHTS AND INSURANCE. Notwithstanding any other provisions of the Plan, the obligations of the Debtors to indemnify their present directors, officers, and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or by-laws of the Debtors, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date and shall be applicable to the Reorganized Debtors.

         SECTION 11.9. BINDING EFFECT OF THE PLAN. Upon Confirmation, the provisions of this Plan shall be binding upon the Debtors, the Reorganized Debtors, any Person acquiring property under the Plan, and any holder of any Claim or Equity Interest or any Creditor or other party in interest, whether or not the Claim or Equity Interest of such Creditor or party in interest is Impaired under the Plan or is Allowed or disallowed by the Bankruptcy Court, and whether or not such Creditor or party in interest has accepted or is deemed to have accepted this Plan or has rejected or is deemed to have rejected this Plan. The rights and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

ARTICLE XII. PLAN MODIFICATION

         The Debtors may propose amendments or modifications of the Plan at any time prior to the Confirmation of the Plan by the Bankruptcy Court provided that this Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with Section 1125 of the Bankruptcy Code. After Confirmation, the Debtors, with the approval of the Bankruptcy Court and so long as it does not materially or adversely affect the interest of Creditors, may remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order in such a manner as may be necessary to carry out the purposes and effect of this Plan. This Plan may be modified at any time after Confirmation and before its substantial consummation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under Section 1129 of the Bankruptcy Code, and the circumstances warrant such modification. A holder of a Claim or Equity Interest that has accepted or rejected this Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

ARTICLE XIII. RETENTION OF JURISDICTION

                  After entry of the Confirmation Order and until the Chapter 11 Cases are closed, the Bankruptcy Court, pursuant to the provisions of Sections 1123(a), (b)(3) and (6), 1127, and 1142(b), and any applicable Bankruptcy Rules, shall retain exclusive jurisdiction of all matters arising under, arising out of, or relating to these Chapter 11 Cases, including but not limited to the following:

         (a) The determination of all disputes, controversies, and suits regarding the interpretation, implementation, enforcement, or consummation of this Plan, or any party's obligations hereunder;

         (b) The allowance or disallowance of any Claim or Equity Interest, and any objections thereto;

         (c) The determination of the validity, priority, and extent of any Claim;

         (d) The determination of all controversies arising from adversary proceedings that have been or may be filed;

         (e) The determination of all controversies arising from contested matters or other litigation that has been or may be filed;

         (f) The compromise and settlement of any Claims asserted by or against the Debtors;

         (g) The modification of this Plan as may be necessary to carry out its purposes and intent, the remedy of any defect or omission or reconciliation of any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

         (h) The estimation of Disputed, Contingent, and/or unliquidated Claims for purposes of distribution under the Plan;

         (i) The prosecution of any actions for the avoidance and recovery pursuant to Section 550 of the Bankruptcy Code of transfers avoidable by reason of Sections 544, 545, 547, 548, 549, or 553(b) of the Bankruptcy Code;

         (j) The determination of any and all applications for allowance of compensation and reimbursement of expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Plan;

         (k) The issuance of orders in aid of execution of this Plan to the extent authorized by Section 1142 of the Bankruptcy Code;

         (l) The determination of such other matters as may be set forth in the Confirmation Order or as may arise in connection with this Plan or the Confirmation Order; and

         (m)      The entry of a final decree closing these Chapter 11 Cases.

ARTICLE XIV. MISCELLANEOUS PROVISIONS

         SECTION 14.1. POST-CONFIRMATION U.S. TRUSTEE FEES. The Reorganized Debtors will pay post-confirmation U.S. Trustee fees as required by 28 U.S.C.ss.1930(a)(6).

         SECTION 14.2. DISSOLUTION OF THE COMMITTEE. The appointment of the Committee shall terminate on the Effective Date.

         SECTION 14.3. GOVERNING LAW. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

         SECTION 14.4. FILING OR EXECUTION OF ADDITIONAL DOCUMENTS. On or before the Effective Date, the Debtors or the Reorganized Debtors, shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         SECTION 14.5. EXECUTION OF DOCUMENTS. All parties are required to execute such instruments or documents as may be necessary for the consummation of the Plan, and the

Bankruptcy Court shall retain jurisdiction to make such orders as are necessary to require the parties to comply herewith.

         SECTION 14.6. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with this Plan and all instruments issued in connection herewith and distributions hereon, the Debtors and the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         SECTION 14.7. EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Senior Notes or New Common Stock under the Plan, or the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any sales and use, stamp, real estate transfer, recording, or other similar tax.

         SECTION 14.8. NOTICES. Any notices or requests to the Debtors or the Reorganized Debtors required to be provided pursuant to this Plan shall be made by first class, United States mail, addressed to:

          Vista Eyecare, Inc.
          Attention:  General Counsel
          296 Grayson Highway
          Lawrenceville, GA 30045

          and

          Kilpatrick Stockton LLP
          Attention:  Michael D. Langford, Esq.
          Suite 2800
          1100 Peachtree Street
          Atlanta, Georgia 30309-4530

          and

          Wachtell, Lipton, Rosen & Katz
          Attention:  Chaim J. Fortgang, Esq.
          51 West 52nd Street
          New York, New York 10019-6150

          and

          Alston & Bird
          Attention:  Grant T. Stein, Esq.
          1201 West Peachtree Street
          Atlanta, Georgia 30309-3424

         SECTION 14.9. EFFECTIVENESS OF PRIOR ORDERS. All orders entered by the Bankruptcy Court prior to the Confirmation Date shall continue in full force and effect, unless superseded by this Plan, the Confirmation Order, or other subsequent orders of the Bankruptcy Court.

         SECTION 14.10. PRESERVATION OF DEBTORS' CLAIMS, DEMANDS AND CAUSES OF ACTION. Unless otherwise provided by this Plan or the Confirmation Order, the Debtors shall retain each and every claim, demand, or cause of action which a debtor in possession has power to assert under the Bankruptcy Code, including actions for the avoidance and recovery pursuant to Section 550 of the Bankruptcy Code of transfers avoidable by reason of Sections 544, 545, 547, 548, 549 or 553(b) of the Bankruptcy Code, and the Debtors' rights therein shall be deemed transferred to the Reorganized Debtors on the Effective Date. The Reorganized Debtors may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such claims. No provision of this Plan shall impair the Reorganized Debtors' right to prosecute any such preserved claims, demands and causes of action.

         SECTION 14.11. SETOFFS. The Debtors may, but shall not be required to, setoff against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claims, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

         SECTION 14.12. COMPROMISE OF CLAIMS AND CONTROVERSIES. The Reorganized Debtors shall have the authority to compromise and resolve claims and controversies under the following parameters: After the Effective Date, the Reorganized Debtors may, without an order of the Bankruptcy Court and without notice and a hearing as provided for in Section 102(1) of the Bankruptcy Code, compromise and settle any Claim where the compromise is in writing and the proposed Allowed Claim is to be less than $250,000.

         SECTION 14.13. UNCLAIMED OR ABANDONED PROPERTY. Any and all property of the Estates of any of the Debtors that presently qualifies or may qualify in the future as unclaimed or abandoned property under the escheatment, unclaimed property, abandoned property, or similar laws of any state shall not escheat to the state, but instead shall remain property of the Debtors. Upon the Effective Date, any such abandoned or unclaimed property shall become property of the Reorganized Debtors and may be utilized by the Reorganized Debtors without any restrictions thereafter. Any Claims for such unclaimed or abandoned property that were not filed with the Bankruptcy Court on or prior to the Bar Date are hereby expunged and discharged.

         SECTION 14.14. HEADINGS. The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions or interpretation of this Plan.

         SECTION 14.15. SEVERABILITY. Should any provisions of this Plan be determined to be unenforceable for any reason, such determination shall in no way limit or affect the enforceability and operative effect of any other provisions of this Plan.

         SECTION 14.16. BUSINESS DAY. Whenever any date under this Plan shall be on a day other than a Business Day, then the immediately following Business Day shall be the relevant day.

         SECTION 14.17. EXHIBITS AND SCHEDULES. All exhibits and schedules to the Plan are incorporated into and constitute a part of the Plan as if set forth herein.

         SECTION 14.18. CONFLICT. The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

         Respectfully submitted, this the 13th day of April, 2001.


                      FRAME-N-LENS OPTICAL, INC.


                      By: /s/ Mitchell Goodman
                          ---------------------------------
                          Name:  Mitchell Goodman
                          Title:    Vice President

                      MIDWEST VISION, INC.


                      By: /s/ Mitchell Goodman
                          ---------------------------------
                          Name:  Mitchell Goodman
                          Title:    Vice President


                      NEW WEST EYEWORKS, INC.


                      By: /s/ Mitchell Goodman
                          ---------------------------------
                          Name:  Mitchell Goodman
                          Title:    Vice President


                      FAMILY VISION CENTERS, INC.


                      By: /s/ Mitchell Goodman
                          ---------------------------------
                          Name:  Mitchell Goodman
                          Title:    Vice President


                      VISION ADMINISTRATORS, INC.


                      By: /s/ Mitchell Goodman
                          ---------------------------------
                          Name:  Mitchell Goodman
                          Title:    Vice President


                      ALEXIS HOLDING COMPANY, INC.


                      By: /s/ Mitchell Goodman
                          ---------------------------------
                          Name:  Mitchell Goodman
                          Title:    Vice President


                      VISTA EYECARE NETWORK, LLC


                      By: /s/ Mitchell Goodman
                          ---------------------------------
                          Name:  Mitchell Goodman
                          Title:    Vice President

                                EXHIBIT A TO PLAN

                               VISTA EYECARE, INC.

                         SUMMARY OF TERMS AND CONDITIONS
                               OF NEW SENIOR NOTES

--------------------------------------------------------------------------------

I.    Issuer:                       Vista Eyecare,  Inc., as Reorganized  Debtor
      ------                        under the Parent Plan.



II.   Principal Amount:             $120,000,000
      ----------------

III.  Maturity:                     The eighth anniversary of the Effective Date
      --------                      of the Parent Plan.


IV.   Interest Rate:               12%--Interest   shall  be  payable  in  cash
      ------------                  semi-annually  in  arrears  on  March 31 and
                                    September 30 of each year.



V.    Amortization:
      ------------

      A. Optional Prepayments:      Prepayable at any time, in whole or in part,
         --------------------       on 30 days' prior written notice, at 100% of
                                    the principal amount of the New Senior Notes to be prepaid, plus accrued interest thereon through the date of prepayment.

      B. Mandatory Prepayments: Semi-annually mandatory prepayment of 100% --------------------- of Excess Cash Flow. Excess Cash Flow shall
                                    be  defined  as  EBITDA  (i)  less   Capital
                                    Expenditures,  (ii)  plus/minus  changes  in
                                    Working Capital, (iii) less senior secured interest expense, (iv) less senior secured required debt amortization, (v) less pro forma New Senior Notes' interest expense, and (vi) less pro forma cash taxes.

VI.   Collateral and Ranking:       Subject to exit revolving credit facility, a
      ----------------------        first lien on all  tangible  and  intangible
                                    assets of the Reorganized Debtor. Other concepts will be consistent with terms in the existing Senior Notes Indenture.

VII.  Covenants:                    Affirmative,    negative,    and   financial
      ---------                     covenants (including,  minimum EBITDA, fixed
                                    charge coverage ratio and limitation on capital expenditures) will be consistent with the terms in the existing Senior Notes
                                    Indenture.


VIII. Financial Reporting:          No change from  reporting  requirements  for
      -------------------           current outstanding Senior Notes, consistent
                                    with the terms in the existing  Senior Notes
                                    Indenture.

IX.   Representations, Warranties   To be  consistent  with  the  terms  in  the
      and Events of Default:        existing Senior Notes Indenture.
      ---------------------


X.    Registration Rights:          Demand  registration rights (including shelf
      ------------------            demand)  for  holders  of 10% or more of the
                                    outstanding  principal  amount  of  the  New
                                    Senior Notes.

XI.   Rating:                       The   Reorganized   Debtor   will   use  its
      ------                        reasonable  efforts  to obtain a rating  for
                                    the New Senior Notes of at least CCC from a nationally recognized rating agency.

                                                 EXHIBIT B TO PLAN
                                                ASSUMED AGREEMENTS


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1.       Sun Life Policy            Sun Life of Canada, PO Box 81200, Ste        Jim Krause Life Insurance                    0
                                    1219, Wellesley Hills, MA 02181
------------------------------------------------------------------------------------------------------------------------------------
2.       NOVA Information Systems   NOVA Informaiton Services, Inc., One         Credit Card Processing                       0
                                    Concourse Pkwy, Ste 300, Atlanta, GA
                                    30328
------------------------------------------------------------------------------------------------------------------------------------
3.       Discover Financial         Discover Financial Services, Inc.  Attn      Credit Card Processing                       0
                                    Bonnie Middleton, POB 52145, Phoenix,
                                    AZ 85072
------------------------------------------------------------------------------------------------------------------------------------
4.       American Express           American Express, Ste 0001, Chicago, IL      Credit Card Processing                       0
                                    60679
------------------------------------------------------------------------------------------------------------------------------------
5.       Out-Put Solutions (LaPre)  Out Put Solutions, Inc., 2 Milton Ave,       A/P Check Cutting Software                   0
                                    Alpharetta, GA 30004
------------------------------------------------------------------------------------------------------------------------------------
6.       Alternative Mailing        3435 Breckinridge Blvd, Ste 100,             Payroll Check Software                     20.62
         Systems                    Duluth, GA  30136                            and Maintenance
------------------------------------------------------------------------------------------------------------------------------------
7.       Ultimate Software Group    The Ultimate Software Group, Inc., 2000      Ulti-Pro Payroll Software               80442.9
                                    Ultimate Way, Weston, FL 33326
------------------------------------------------------------------------------------------------------------------------------------
8.       Connecticut General        Connecticut General Life Ins., PO Box        Medical & Dental                        60384.45
         (Cigna)                    102086, Atlanta, GA 30368
------------------------------------------------------------------------------------------------------------------------------------
9.       Connecticut General        Connecticut General Life Ins., PO Box        Basic Life/AD&D Insurance               see above
         (Cigna)                    102086, Atlanta, GA 30368
------------------------------------------------------------------------------------------------------------------------------------
10.      Connecticut General        Connecticut General Life Ins., PO Box        Supplemental Life Insurance             see above
         (Cigna)                    102086, Atlanta, GA 30368
------------------------------------------------------------------------------------------------------------------------------------
11.      HMSA                       Hawaii Medical Service Association, PO       Medical & Dental Hawaii                      0
                                    Box 29330, Honolulu, HI 96820
------------------------------------------------------------------------------------------------------------------------------------
12.      Standard Insurance         Standard Insurance Company, Unit 81, PO      Short term/Long Term Disability              0
         Company                    Box 4900, Portland, OR 97208
------------------------------------------------------------------------------------------------------------------------------------
13.      Paul Revere Insurance      Paul Revere Insurance Company, PO Box        Executive Supplemental Disability            0
         Company                    13974, Philadelphia, PA 19153
------------------------------------------------------------------------------------------------------------------------------------
14.      The Hartford (TPA)         The Hartford, PO Box 00-03760,               New York Short Disability                    0
                                    Philadelphia, PA 19178
------------------------------------------------------------------------------------------------------------------------------------
15.      Hartford Life & Accident   Hartford Fire Insurance                      Worker's Comp                             25518
         Ins., PO Box 31000,
         Honolulu, HI 96849
------------------------------------------------------------------------------------------------------------------------------------
16.      W. E. Stanley              WE Stanley, 300 E. Wendover Ave.,            401(k) Retirement Plan                       0
                                    Greensboro, NC  27401
------------------------------------------------------------------------------------------------------------------------------------
17.      First Trust                Trustlynx, P.O. B. 17748, Cenver, CO         401(k) Retirement Plan                       0
                                    80217
------------------------------------------------------------------------------------------------------------------------------------
18.      LINA                       LINA, PO Box 8500-K110, Philadelphia,        Travel/Accident Insurance                    0
                                    PA 19178
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
19.      Laboratory Group           Laboratory Corp of America, Holdings,        Drug Testing                             6489.29
                                    Po Box 12140, Burlington, NC 27216
------------------------------------------------------------------------------------------------------------------------------------
20.      MedTox Laboratories        Medtox Laboratories, 402 West County         Drug Testing                             7528.88
                                    Road D, St Paul, MN 55112
------------------------------------------------------------------------------------------------------------------------------------
21.      Hire Check f/k/a CIC       Hire Check, Inc., PO Box 42199, St.          Background Check                          1876
                                    Petersburg, FL 33742
------------------------------------------------------------------------------------------------------------------------------------
22.      E-Trade (Share Data)       E*Trade Business Solutions, PO Box           Stock Option Data Base                       0
                                    989032, West Sacramento, CA 95798
------------------------------------------------------------------------------------------------------------------------------------
23.      IBM Credit Corp Financing  IBM Corporation, PO Box 105063-BO CD 3,      8 2483s Scanners in the                  see below
                                    Atlanta, GA  30348                           Lawrenceville DC
------------------------------------------------------------------------------------------------------------------------------------
24.      IBM                        IBM Corporation, PO Box 105063-BO CD 3,      Equipment located at Mid West            see below
                                    Atlanta, GA  30348
------------------------------------------------------------------------------------------------------------------------------------
25.      IBM                        IBM Corporation, PO Box 105063-BO CD 3,      AS/400 - HO - Lease approx. 2 Yrs.      47938.46
                                    Atlanta, GA  30348
------------------------------------------------------------------------------------------------------------------------------------
26.      MCI/Worldcom/UUNET         MCI Worldcom Communications, Inc. PO         POS Comm - 3 yr. K - Use private             0
                                    Box 371322, Pittsburgh, PA 15250             intern. Pay monthly
------------------------------------------------------------------------------------------------------------------------------------
27.      MCI/Worldcom/UUNET         MCI Worldcom Communications, Inc. PO         Internet - HO - 3 yr. K - Use private        0
                                    Box 371322, Pittsburgh, PA 15250             intern.  Pay monthly
------------------------------------------------------------------------------------------------------------------------------------
28.      JDA                        JDA Software, Group, 14400 N 87th            Enterprise Software - License             43676
                                    Street, Scottsdale, AZ 85260                 Agreement - One Time
------------------------------------------------------------------------------------------------------------------------------------
29.      Borland                    Borland International, 100 Borland Way,      InterBase -- POS Database - One-time         0
                                    Dept 1410, Scotts Valley, CA 95066           license - software, Enterprise
                                                                                 (Support Agreement)
------------------------------------------------------------------------------------------------------------------------------------
30.      GEIS                       GE Information Services, PO Box 640371,      New POS Mail Box/Comm Maintenance            0
                                    Pittsburgh, PA 15264
------------------------------------------------------------------------------------------------------------------------------------
31.      Sterling Commerce          Sterling Commerce, PO Bxo 73199,             EDI Comm/mtce, Gen Tran                  7355.65
                                    Chicago, IL 60673
------------------------------------------------------------------------------------------------------------------------------------
32.      Lucent Technologies, Inc.  Lucent Technologies, Inc., PO Box            Phone Mtce - HO                              0
                                    27-850, Kansas City, MO 64184
------------------------------------------------------------------------------------------------------------------------------------
33.      AVAYA Communications       Avaya Inc., PO Box 27-850, Kansas City,      Definity G3si PBX, Intuity Audix,        4863.05
                                    MO 64184                                     Call Accounting System
------------------------------------------------------------------------------------------------------------------------------------
34.      Santa Cruz Operations      The Santa Cruz Operation, Inc., PO Box       POS - UNIX Oper. System - License -          0
                                    7594, San Francisco, CA 94120                we've paid opport to to buy at discount
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
35.      Novell                     Novell, Inc., PO Box 31001-0024,             Corporate License Agreement for              0
                                    Pasadena, CA  91110                          network, zenworks, groupwise, NDS,
                                                                                 e-directory, NT Account Manager,
                                                                                 Netwrk wriring
------------------------------------------------------------------------------------------------------------------------------------
36.      JYACC, Inc.                Prolifics, 116 John Street, New York,        Prolifics - POS Tool - Maintenance -      269.36
                                    NY 10038                                     software
------------------------------------------------------------------------------------------------------------------------------------
37.      Hawkeye Information        Hawkeye Information Services, PO Box         Hawkeye - AS/400 Tool Annual Maint.,         0
         Services                   2167, Ft Collins, CO 80522                   Pathfinder
------------------------------------------------------------------------------------------------------------------------------------
38.      Business Computer Designs  Business Computer Design, 950 York           Progen - AS/400 Tool Annual Maint.           0
                                    Road, Hinesdale, IL 60521
------------------------------------------------------------------------------------------------------------------------------------
39.      AirTouch                   Airtouch Paging, PO Box 672038, Dallas,      Pagers - Lease                            276.8
                                    TX 75267
------------------------------------------------------------------------------------------------------------------------------------
40.      For Business Technology    For Business Technologies,Inc., 875          POS Call Log Tracking - Software           4165
                                    Lawrenceville Suwanee Road, Package
                                    Lawrenceville, GA 30046
------------------------------------------------------------------------------------------------------------------------------------
41.      Arcus Data Security        Arcus Data Security, Inc. PO Box             Storage (Back-ups)                        482.98
                                    911862, Dallas, TX 75391
------------------------------------------------------------------------------------------------------------------------------------
42.      Sungard Recovery           Sungard Recovery Services, Inc., PO Box      Business Recovery Site, Contingency        3500
                                    91233, Chicago, IL 60693                     Safety
------------------------------------------------------------------------------------------------------------------------------------
43.      BMC                        BMC Solutions, Inc., PO Box 932109,          Printer Mtce. - DC/AP                     747.8
                                    Atlanta, GA 31193
------------------------------------------------------------------------------------------------------------------------------------
44.      Regions Leasing/Darrell    Regions Leasing, PO Box 1203,                Software, S/20 ALTDEV/ Master Lease          0
         Flowe & Assoc.             Montgomery, AL  36102                        DFA-004, 9406 ALTPROD/Master Lease
                                                                                 DFA-004
------------------------------------------------------------------------------------------------------------------------------------
45.      Prodata                    Prodata Computer Services, Inc., 2809        DataBase Utility - Software                 398
                                    South 160th St, Ste 401, Omaha, NE 681
------------------------------------------------------------------------------------------------------------------------------------
46.      Pinnacle Bus. Systems      Pinnacle Business Systems, 1000 South        Job Manager and ICOM/400                     0
                                    Baumann, Edmond, OK 73034
------------------------------------------------------------------------------------------------------------------------------------
47.      Perle                      Perle Systems LTd, Dept 771074, PO Box       Computer Language License                    0
                                    77000, Detroit, MI 48277
------------------------------------------------------------------------------------------------------------------------------------
48.      Blue Ocean Software        Blue Ocean Software, Inc., 15310             Track-It - Inv. Control Software             0
                                    Amberly Drive, Tampa, FL 33647
------------------------------------------------------------------------------------------------------------------------------------
49.      Lexmark                    Lexmark International, Inc., PO Box          Printers - Maintenance                       0
                                    96612, Chicago, IL 60693
------------------------------------------------------------------------------------------------------------------------------------
50.      Elron Software             Elron Software, Network Mgmt Div., One       Firewall and Web Inspector                 1794
                                    Cambridge Ctr, 11th Floor??
------------------------------------------------------------------------------------------------------------------------------------
51.      Verizon Wireless           Verizon Wireless Messaging Service, POB      Pagers - Lease                               0
                                    672038, Dallas, TX 75267
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
52.      Verizon Wireless           Verizon Wireless Messaging Service,          POB Phones for the Stores               38184.45
                                    672038, Dallas, TX 75267
------------------------------------------------------------------------------------------------------------------------------------
53.      Sprint                     Sprint, POB 530504, Atlanta, GA  30353       Wide Area Network                       25525.78

------------------------------------------------------------------------------------------------------------------------------------
54.      Hewlett Packard            Hewlett Packard, PO Box 101149,              Hardware and Software Support             593.35
                                    Atlanta, GA 30392                            for K370
------------------------------------------------------------------------------------------------------------------------------------
55.      Hewlett Packard            Hewlett Packard, PO Box 101149,              Hardware and Software Support            see above
                                    Atlanta, GA 30392                            for K570
------------------------------------------------------------------------------------------------------------------------------------
56.      Hewlett Packard            Hewlett Packard, PO Box 101149,              Hp 9000s, other equipment                see above
                                    Atlanta, GA 30392
------------------------------------------------------------------------------------------------------------------------------------
57.      Comshare                   Comshare, Inc., 33191 Treasury Center,       Support Agreement                            0
                                    Chicago, IL 60694
-----------------------------------------------------------------------------------------------------------------------------------
58.      Computer                   Softmart Commercial Services, Inc., PO       Open License Agreement for               5651.49
         Associates(Softmart)       Box 7780-3142, Philadelphia, PA 19182        ARCserve/Network Backup
------------------------------------------------------------------------------------------------------------------------------------
59.      Cabletron (Enterasys       Cabletron Systems, Inc., 35 Industrial       Cabletron Routers and Spectrum           5518.63
         Networks)                  Way, PO Box 5005, Rochester, NH 03867        Software
------------------------------------------------------------------------------------------------------------------------------------
60.      F-Secure Corp/Global       Global Technologies, Inc, POB 88780,         Open License Agreement for                   0
         Technologies               Atlanta, GA  30356                           anti-virus
------------------------------------------------------------------------------------------------------------------------------------
61.      Powerware                  Powerware, PO Box 93810, Chicago, IL         UPS in Computer Room                         0
                                    60673-3810
------------------------------------------------------------------------------------------------------------------------------------
62.      RJS Software               RJS Software Systems, PO Box 19408,          WinSpool                                     0
                                    Minneapolis, MN 55419
------------------------------------------------------------------------------------------------------------------------------------
63.      SecurityLink/Ameritech     Security Link from Ameritech, PO Box         WinPak Security Software, Card             55.03
                                    9001076, Louisville, KY 40290                Printer
------------------------------------------------------------------------------------------------------------------------------------
64.      WRQ - Reflections          WRQ, PO Box 34936, Seattle, WA               AS/400 Immulator                             0
                                    98124-1936
------------------------------------------------------------------------------------------------------------------------------------
65.      MapQuest                   MapQuest.Com, Inc., Po Box 85009490,         Web Location Tool                            0
                                    Philadelphia, PA 19178-9490
------------------------------------------------------------------------------------------------------------------------------------
66.      Web Oricle                 Web Oracle, Inc., 5323 Oxford Chase          Website Hosting                              0
                                    Way, Dunwoody, GA 30338
------------------------------------------------------------------------------------------------------------------------------------
67.      ARM Group                  Arm Group, 143 Madison Avenue, New           Contract Tickler Annual Maintenance          0
                                    York, NY 10016
------------------------------------------------------------------------------------------------------------------------------------
68.      Allergan                   Allergan Inc., 2525 Dupont Drive,            Solutions                                    0
                                    Irvine, CA 92715
------------------------------------------------------------------------------------------------------------------------------------
69.      PerSe Technologies         Per-Se' Technologies, Po Box 101352,         Process Managed Care Claims            257638.32
                                    Atlanta, GA 30392
------------------------------------------------------------------------------------------------------------------------------------
70.      Managed Care Systems       Managed Care Systems, Inc. 7330 North        Software for Processing Acquired         6333.33
                                    16th Street, Ste G-102, Phoenix, AZ          Entities
                                    85038
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
71.      Bette Burgess HMC/         Bette Burgess, HCB, 3138 W Dakota Ave        Medical Billing                           3843
         Provider Billing           Unit 96, Fresno, CA 93722
         Services
------------------------------------------------------------------------------------------------------------------------------------
72.      Digital Vision (DVI        Digital Vision Inc., PO Box 82294,           RX Tracking for Lawrenceville &         16508.72
         Monthly License Fee)       Portland, OR 97282                           Midwest Labs
------------------------------------------------------------------------------------------------------------------------------------
73.      Mike Albert Leasing        Mike Albert Leasing, Inc., PO Box            7 Auto Leases (details on separate       2722.56
                                    642531, Pittsburg, PA 15264                  schedule)
------------------------------------------------------------------------------------------------------------------------------------
74.      CareData.com               CAREDATA.COM, PO Box 277434, Atlanta,        Credentialing                            2356.5
                                    GA 30384
------------------------------------------------------------------------------------------------------------------------------------
75.      Parkway Portfolio 1 LLC    Parkway Portfolio, Moorefield II, PO         Eastern Regional Office, Richmond,        143.5
                                    Box 39271, Jackson, MS 39271                 VA
------------------------------------------------------------------------------------------------------------------------------------
76.      LC Properties, LLC         LC Properties, LLC, 26 Sycamore              Sublease for 296 Grayson Highway             0
         (lAssignee of Wal-Mart     Station, Decatur, GA  30030                  Offices
         effective 01/01)
------------------------------------------------------------------------------------------------------------------------------------
77.      Dr. Myrel A. Nuemann       Dr. Myrel A. Neumann, PO Box 1304, c/o       Lease for Midwest Lab and Offices            0
                                    Kern Dewenter, St Cloud, MN 56303
------------------------------------------------------------------------------------------------------------------------------------
78.      Army &  Air Force          Army & Airforce Exchange Service, 2727       Hurlburt, Elgin, Edward, Ft.            46307.61
         Exchange Service           West LBJ Freeway, Dallas, TX 75234           Wainright, Eielson, Ft. Rucker,
                                                                                 Robins, Elmendorf, Ft. Hood &
                                                                                 Patrick stores
------------------------------------------------------------------------------------------------------------------------------------
79.      Navy Exchange Service      Navy Exchange Service Command, 3280          Bethesda, Annapolis, Norfolk,           30658.56
         Command                    Virginia Beach Blvd., Vrginia Beach, VA      Brunswick, Moffett Field, Memphis,
                                    23452                                        New London & Portsmouth stores
------------------------------------------------------------------------------------------------------------------------------------
80.      Marine Corp Exchange       Marine Corp Community Services               Quantico store                           1831.45
                                    Division, POB 1397, Quantico, VA 22134
------------------------------------------------------------------------------------------------------------------------------------
81.      Key Corporate Capital      KeyCorp Leasing c/o KeyBank, Attn: Ron       Managed Care Software System AS/400 &        0
                                    McKenzie, POB 11500, Tacoma, WA 98411        Upgrade 9406170 Computer et al
------------------------------------------------------------------------------------------------------------------------------------
82.      WAL*MART MANAGED CARE      SEE BELOW FOR INDIVIDUAL WAL*MART            MANAGED CARE PLANS
         PLANS                      MANAGED CARE PLANS.
------------------------------------------------------------------------------------------------------------------------------------
83.      Anthem Blue Cross Blue     PO Box 555, North Haven, CT, 06475           Wal*Mart Managed Care Plans                  0
         Shield of CT
------------------------------------------------------------------------------------------------------------------------------------
84.      Atlantic County            1760 Market St 14th Floor,                   Wal*Mart Managed Care Plans                  0
         Utilities Authority        Philadelphia, PA, 19103
------------------------------------------------------------------------------------------------------------------------------------
85.      Atlantic Integrated        1315 S. Glenburne Rd, New Bern, NC.,         Wal*Mart Managed Care Plans                  0
         Health                     28562
------------------------------------------------------------------------------------------------------------------------------------
86.      B/C &B/S Central NY -      344 South Warren Street, P.O. Box            Wal*Mart Managed Care Plans                  0
         HMO-CNY Inc                4089, Syracuse, NY, 13221-4712
------------------------------------------------------------------------------------------------------------------------------------
87.      Blue Cross Blue Shield     P.O. Box 995, Birmingham, AL, 35298          Wal*Mart Managed Care Plans                  0
         Alabama - All Kids
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
88.      Blue Cross Blue Shield     10455 Mill Run Circle, Owings                Wal*Mart Managed Care Plans                  0
         of Maryland                Mills, MD, 21117-5559
------------------------------------------------------------------------------------------------------------------------------------
89.      Blue Cross Blue Shield     Utica Business Park / 12 Rhoads              Wal*Mart Managed Care Plans                  0
         of Utica Watertown         Dr., Utica, NY, 13502
------------------------------------------------------------------------------------------------------------------------------------
90.      Blue Shield of             P.O. Box 15013, Albany, NY, 12212-5013       Wal*Mart Managed Care Plans                  0
         Northeastern NY
------------------------------------------------------------------------------------------------------------------------------------
91.      Cascade Comprehensive      P.O. Box 217, Klamath Falls, OR,             Wal*Mart Managed Care Plans                  0
         Care Inc                   97601-0368
------------------------------------------------------------------------------------------------------------------------------------
92.      Cigna Health Plan of       Two Riverway, Ste. 1200, Houston, TX,        Wal*Mart Managed Care Plans                  0
         Texas/Temple Inland        77056
------------------------------------------------------------------------------------------------------------------------------------
93.      Clarity Vision/Opti/Gat    PO Box 890500, Camp Hill, PA, 17089          Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
94.      Coast to Coast - 20/20     PO Box 671309, Dallas, TX, 75367             Wal*Mart Managed Care Plans                  0
         Select
------------------------------------------------------------------------------------------------------------------------------------
95.      Davis Vision               PO Box 971, Schenectady, NY,   12301         Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
96.      ECPA                       PO Box 51810, Phoenix, AZ, 85076             Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
97.      Fraternal Order of         511 N Broad St 7th Floor,                    Wal*Mart Managed Care Plans                  0
         Police                     Philadelphia, PA,  19123
------------------------------------------------------------------------------------------------------------------------------------
98.      GHI (Group Health Inc)     Pioneer Business Park / 5000 Campuswood      Wal*Mart Managed Care Plans                  0
                                    Dr., East Syracuse, N Y, 13057-9914
------------------------------------------------------------------------------------------------------------------------------------
99.      Grants Pass Clinic         Vocational Rehab Division, PO Box 808,       Wal*Mart Managed Care Plans                  0
                                    Gold Beach, OR. 97444
------------------------------------------------------------------------------------------------------------------------------------
100.     Hidden Lake Academy        830 Hidden Lake Road, Dahlonega, GA,         Wal*Mart Managed Care Plans                  0
                                    30533
------------------------------------------------------------------------------------------------------------------------------------
101.     Intergroup                 9300 N. Finance Center Dr., Ste.             Wal*Mart Managed Care Plans                  0
                                    100, Tucson, AZ, 85710
------------------------------------------------------------------------------------------------------------------------------------
102.     MECA                       PO Box 17190, Indianapolis, IN, 4617         Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
103.     Medi-Cal                   3138 W. Dakota #2, Fresno, CA, 93722-        Wal*Mart Managed Care Plans                  0
                                    4944
------------------------------------------------------------------------------------------------------------------------------------
104.     Medicare                   2300 Springdale Drive, Building 1,           Wal*Mart Managed Care Plans                  0
                                    GM-219, Camden, SC, 29020
------------------------------------------------------------------------------------------------------------------------------------
105.     MES                        PO Box 93033, Long Beach, CA, 90809          Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
106.     Metlife Grp Vision Clai    PO Box 3010 Oneida County Industrial         Wal*Mart Managed Care Plans                  0
                                    Park, Utica, NY, 13504
------------------------------------------------------------------------------------------------------------------------------------
107.     Metropolitan AT&T,         See Above                                    Wal*Mart Managed Care Plans                  0
         Lucent Tech.,
         Goodyear
------------------------------------------------------------------------------------------------------------------------------------
108.     Metropolitan               P.O. Box 3010, Onieda Cnty. Industrial       Wal*Mart Managed Care Plans                  0
         Schedule "C"               Park, Utica, NY, 13504
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
109.     National Vision Admin      P.O. Box 2187, Clifton, NJ, 7015             Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
110.     New Mexico Medicaid        P.O. Box 25700, Albuqerque, NM, 87125        Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
111.     North American             PO Box 2487, Columbus, OH. 43216             Wal*Mart Managed Care Plans                  0
         Preferred Vision
         Network
------------------------------------------------------------------------------------------------------------------------------------
112.     Onondaga County            10 Adler Dr, East Syracuse, NY, 13057        Wal*Mart Managed Care Plans                  0
         Laborer's Health &
         Training Funds
------------------------------------------------------------------------------------------------------------------------------------
113.     Pacific Source Health      PO Box 7068, Eugene, OR, 97401               Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
114.     Quality Block Company -    PO Box 8049, Phoenix, AZ, 85060              Wal*Mart Managed Care Plans                  0
         SRT Administrators
------------------------------------------------------------------------------------------------------------------------------------
115.     San Carlos Housing         P.O. Box 55237, Phoenix, AZ, 85078           Wal*Mart Managed Care Plans                  0
         Authority
------------------------------------------------------------------------------------------------------------------------------------
116.     Senior's First             PO Box 830602 Birmingham, AL                 Wal*Mart Managed Care Plans                  0
                                    35203, Birmingham, AL, 35203
------------------------------------------------------------------------------------------------------------------------------------
117.     Shoal-Water Bay Indian     PO Box 228, Tokeland, WA. 98590              Wal*Mart Managed Care Plans                  0
         Tribe Store 2037 only
------------------------------------------------------------------------------------------------------------------------------------
118.     South Dakota Medicaid      700 Governor's Dr., Pierre, SD, 57501        Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
119.     Spectera Inc               2811 Lord Baltimore Dr,                      Wal*Mart Managed Care Plans                  0
                                    Baltimore, MD, 21244
------------------------------------------------------------------------------------------------------------------------------------
120.     Superior Vision Reliast    PO Box 967, Rancho Cordova, CA, 95741        Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
121.     Texas Medicaid             P.O Box 200555 Bldg C, Austin, TX,           Wal*Mart Managed Care Plans                  0
                                    78720
------------------------------------------------------------------------------------------------------------------------------------
122.     Texas Rehabilitation       See Above                                    Wal*Mart Managed Care Plans                  0
         Commission
------------------------------------------------------------------------------------------------------------------------------------
123.     Top Quality Masonry        PO Box 8049, Phoenix, AZ, 85060              Wal*Mart Managed Care Plans                  0
         Company - SRT
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
124.     West Virginia Medicaid     P.O. Box 3767, Charleston, WV, 35337         Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
125.     Wyoming Medicaid           P.O. Box 547, Cheyenne, WY, 82003            Wal*Mart Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
126.     FRED MEYER MANAGED         SEE BELOW FOR INDIVIDUAL FRED MEYER          MANAGED CARE PLANS
         CARE PLANS                 MANAGED CARE PLANS.
------------------------------------------------------------------------------------------------------------------------------------
127.     A&I Benefit                1220 Southwest Morrison, Ste. 300            Fred Meyer Managed Care Plans                0
         Administrators             Portland, OR, 97205
------------------------------------------------------------------------------------------------------------------------------------
128.     Adminisrative              3404 W. Cheryl Drive, Phoenix, AZ, 85051     Fred Meyer Managed Care Plans                0
         Enterprises Inc.
------------------------------------------------------------------------------------------------------------------------------------
129.     Advanced Benefits          6420 SW Madcam Avenue, Portland, OR,         Fred Meyer Managed Care Plans                0
         Administrato               97201
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                          CURE AMOUNT
                                                                                                                         PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
130.     Aetna / US Healthcare      P.O. Box 1125, Bluebell, PA, 19422           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
131.     AK Healthcare System       2925 De Barr Rd.,Anchorage, AK, 99508        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
132.     Alaksa Laborers            P.O. Box 34567, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         Construction Industry
------------------------------------------------------------------------------------------------------------------------------------
133.     ALASKA VA Healthcare       2925 De Barr Rd., Anchorage, AK, 99508       Fred Meyer Managed Care Plans                0
         Systems
------------------------------------------------------------------------------------------------------------------------------------
134.     Alliance Health Plan       P.O. Box 1207,  Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
135.     Anthem Health & Life       P.O. Box 11111, Fort Scott, KS, 66701        Fred Meyer Managed Care Plans                0
         Insurance
------------------------------------------------------------------------------------------------------------------------------------
136.     AOI Health Choice          P.O. Box 40384, Portland, OR, 97240          Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
137.     Associated                 P.O. Box 6711, Portland, OR, 97228           Fred Meyer Managed Care Plans                0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
138.     Avesis,  Inc.               P.O. Box 7777, Phoenix, AZ, 85012           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
139.     Benesight                  P.O. Box 52100,  Phoenix,  AZ. 85072         Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
140.     Blue Card Program          P.O. Box 327, Seattle, WA, 98111             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
141.     Blue Cross of Idaho        P.O. Box 7408, Boise, ID, 83707              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
142.     Blue Cross of              P.O. Box 91080, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Washington/Alaska
------------------------------------------------------------------------------------------------------------------------------------
143.     Blue Cross/Blue Shield     P.O. Box 91010, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
144.     Boeing Health Plan         P.O. Box 21065, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
145.     Boeing Health              P.O. Box 91009, Seattle, WA, 98101           Fred Meyer Managed Care Plans                0
         Washington Plan
------------------------------------------------------------------------------------------------------------------------------------
146.     CARPENTER'S TRUST OF       P.O. Box 5434, Spokane, WA, 99205            Fred Meyer Managed Care Plans                0
         WA/ID
------------------------------------------------------------------------------------------------------------------------------------
147.     Cement Masons &            P.O. Box 34203, Seattle, WA, 98121           Fred Meyer Managed Care Plans                0
         Plasterers - W
------------------------------------------------------------------------------------------------------------------------------------
148.     CIGNA Healthcare           P.O. Box 9321, Sherman, TX, 75091            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
149.     Cigna Healthcare           P.O. Box 188004, Chattanooga, TN, 37422      Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
150.     CIGNA HEALTHCARE           P.O. Box 188004, Chattanooga, TN, 37422      Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
151.     Cigna Healthcare - ID      P.O. Box 182654, Columbus, OH, 43218         Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
152.     CLARITY VISION             P.O. Box 890500, Camp Hill, PA, 17089        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
153.     Coast To Coast Vision      P.O. Box 792070, San Antonio, TX, 78279      Fred Meyer Managed Care Plans                0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
154.     Coastal Insurance          P.O. Box 897, Bellingham, WA, 98227          Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
155.     Davis Vision               P.O. Box 971, Schenectady, NY, 12301         Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
156.     EYECARE PLAN OF AMERICA -  7776 S. Point Parkway                        Fred Meyer Managed Care Plans                0
         ECPA                       W., Phoenix, AZ, 85044
------------------------------------------------------------------------------------------------------------------------------------
157.     First Choice Healthcare    P.O. Box 91009, Seattle, WA, 98101           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
158.     First Health               P.O. Box 8099, London, KY, 40742             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
159.     Great West Life            P.O. Box 11111, Fort Scott, KS, 66701        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
160.     H.E.R.E. Local 8           P.O. Box 34355, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
161.     Health Comp. Admin.        P.O. Box 45018, Fresno, CA, 93718            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
162.     Health Management          13902 East Expedition                        Fred Meyer Managed Care Plans                0
         Network                    Ave., Aurora, CO, 80013

------------------------------------------------------------------------------------------------------------------------------------
163.     HEALTHCARE MANAGEMENT      P.O. Box 85008, Bellvue, WA, 98015           Fred Meyer Managed Care Plans                0
         ADMIN.
------------------------------------------------------------------------------------------------------------------------------------
164.     Highline Community         P.O. Box 91014, Seattle, WA, 98101           Fred Meyer Managed Care Plans                0
         Hospital
------------------------------------------------------------------------------------------------------------------------------------
165.     Idaho Medicaid             P.O. Box 23, Boise, ID, 83707                Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
166.     IEC Group                  P.O. Box 7186, Boise, ID, 83707              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
167.     INTERMOUNTAIN IRON         3785 S,  700 East, City, UT, 84106           Fred Meyer Managed Care Plans                0
         WRKRS LOCAL 732
------------------------------------------------------------------------------------------------------------------------------------
168.     Kenai Borough              P.O. Box 97313, Bellvue, WA, 98009           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
169.     Kenai School District      P.O. Box 97313, Bellvue, WA, 98009           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
170.     Lifewise                   P.O. Box 7709, Bend, OR, 97708               Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
171.     MEDICAL EYE SERVICES       P.O. Box 93033, Long Beach, CA, 90809        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
172.     Medical Eye Services       P.O. Box 93033, Long Beach, CA, 90809        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
173.     Medical Eye Services       P.O. Box 8184, Portland, OR, 97207           Fred Meyer Managed Care Plans                0
         of Oregon
------------------------------------------------------------------------------------------------------------------------------------
174.     MetLife Insurance Co.      P.O. Box 3010, Utica, NY, 13504              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
175.     MetLife Insurance          P.O. Box 3010, Utica, NY, 13504              Fred Meyer Managed Care Plans                0
         Company
------------------------------------------------------------------------------------------------------------------------------------
176.     Microsoft                  P.O. Box 4346, Bismark, ND, 58502            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
177.     Mountain States            13902 East Expedition Ave.,                  Fred Meyer Managed Care Plans                0
         Administration             Aurora, CO, 80013

------------------------------------------------------------------------------------------------------------------------------------
178.     Mutual of Omaha            P.O. Box 31488, Omaha, NE, 68131             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
179.     National Vision            P.O. Box 1981, East Hanover, NJ, 07936       Fred Meyer Managed Care Plans                0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
180.     Northern Alaska            P.O. Box 12707, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Carpernters -
         Local 1243
------------------------------------------------------------------------------------------------------------------------------------
181.     Northwest Benefit          2323 Eastlake Ave. E., Seattle, WA,          Fred Meyer Managed Care Plans                0
         Network (NBN)              98102
------------------------------------------------------------------------------------------------------------------------------------
182.     Northwest Sheet            P.O. Box 5433, Spokane, WA, 99205            Fred Meyer Managed Care Plans                0
         Metal Workers
------------------------------------------------------------------------------------------------------------------------------------
183.     OEA Choice Trust           P.O. Box 23600, Tigard, OR, 97281            Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
184.     One Health Plan            P.O. Box 97313, Bellvue, WA, 98009           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
185.     OPERATING ENGINEERS OF     P.O. Box 34684, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         WA/AK
------------------------------------------------------------------------------------------------------------------------------------
186.     Operating Engineers of     P.O. Box 34684, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         WA/AK
------------------------------------------------------------------------------------------------------------------------------------
187.     Oregon Dental Service      P.O. Box 40384, Portland, OR, 97240          Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
188.     Pacific Heritage           P.O. Box 1020, Portland, OR, 97207           Fred Meyer Managed Care Plans                0
         Administrator
------------------------------------------------------------------------------------------------------------------------------------
189.     PacifiCare of Oregon       P.O. Box 310703, Boca Raton, FL, 33431       Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
190.     Pierce County Blue         P.O. Box 21267, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Shield
------------------------------------------------------------------------------------------------------------------------------------
191.     PREMERA BLUE CARD          P.O. Box 327, Seattle, WA, 98111             Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
192.     Premera Blue Cross         P.O. Box 90180, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
193.     PREMERA BLUE CROSS         P.O. Box 21065, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
194.     PRINCIPAL FINANCE GROUP    P.O. Box 57700, Salt Lake City, UT,          Fred Meyer Managed Care Plans                0
                                    84157
------------------------------------------------------------------------------------------------------------------------------------
195.     Principal Financial        4021 South 700 East,  Ste.                   Fred Meyer Managed Care Plans                0
                                    500Springs, Springs, CO, 80949
------------------------------------------------------------------------------------------------------------------------------------
196.     Principal Mutual Life      P.O. Box 3006, Ames, IA, 50010               Fred Meyer Managed Care Plans                0
         Insuranc
------------------------------------------------------------------------------------------------------------------------------------
197.     Providence Good            P.O. Box 3125, Portland, OR, 97208           Fred Meyer Managed Care Plans                0
         Health Plan
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
198.     Providence Health          P.O. Box 370, Longview, OR, 98632            Fred Meyer Managed Care Plans                0
         Plans-Select Care
         of Oregon
------------------------------------------------------------------------------------------------------------------------------------
199.     PUGET SOUND BENEFITS       P.O. Box 34203, Seattle, WA, 98124-1203      Fred Meyer Managed Care Plans                0
         TRUST
------------------------------------------------------------------------------------------------------------------------------------
200.     Puget Sound Electrical     P.O. Box 34203, Seattle, WA, 98124           Fred Meyer Managed Care Plans                0
         Workers
------------------------------------------------------------------------------------------------------------------------------------
201.     QualMed Oregon Health      P.O. Box 1707, Clackamas, OR, 97015          Fred Meyer Managed Care Plans                0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
202.     Regence BCBS of Oregon     P.O. Box 1271, Portland, OR, 97207           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
203.     Regence Blue shield        P.O. Box 21267, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
204.     Regence Blue Shield        P.O. Box 1160, Lewiston, ID, 97207           Fred Meyer Managed Care Plans                0
         of Idaho
------------------------------------------------------------------------------------------------------------------------------------
205.     Regence Blue Shield        P.O. Box 21267, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         of WA
------------------------------------------------------------------------------------------------------------------------------------
206.     Regence HMO Oregon         P.O. Box 900, Portland, OR, 97207-0900       Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
207.     Regence Northwest          P.O. Box 91039, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0
         Health
------------------------------------------------------------------------------------------------------------------------------------
208.     Risk & Benefit             P.O. Box 241569, Anchorage, AK, 99524-       Fred Meyer Managed Care Plans                0
         Management Serv            1569
------------------------------------------------------------------------------------------------------------------------------------
209.     SECURE VISION              P.O. Box 790042, St. Louis, MO, 63179        Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
210.     Select Care -              P.O. Box 10106, Eugene, OR, 97440            Fred Meyer Managed Care Plans                0
         Washington
------------------------------------------------------------------------------------------------------------------------------------
211.     SGA Benefits Trust         P.O. Box 46579, Seattle, WA, 98146-0579      Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
212.     Sound Health               P.O. Box 12707, Seattle, WA, 98111           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
213.     Spectera Vision            2811 Lord Baltimore                          Fred Meyer Managed Care Plans                0
                                    Dr., Baltimore, MD, 251244
------------------------------------------------------------------------------------------------------------------------------------
214.     Superior Vision Plan       24012 Calle De La Plata,  Ste.               Fred Meyer Managed Care Plans                0
                                    350, Laguna Hills, CA, 92653-7624
------------------------------------------------------------------------------------------------------------------------------------
215.     SUPERIOR VISION PLAN -     P.O Box 967, Rancho Cordova, CA, 92654       Fred Meyer Managed Care Plans                0
         RELIAST
------------------------------------------------------------------------------------------------------------------------------------
216.     SUPERIOR VISION            P.O. Box 2829, Nigel, CA, 92654              Fred Meyer Managed Care Plans                0
         SERVICES
------------------------------------------------------------------------------------------------------------------------------------
217.     The TPA                    P.O. Box 300, Pueblo, CO, 81002              Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
218.     UFCW - Oregon              P.O. Box 1420, Portland, OR, 97207           Fred Meyer Managed Care Plans                0

------------------------------------------------------------------------------------------------------------------------------------
219.     UFCW Local 555             P.O Box 6010, Cypress, CA, 90630             Fred Meyer Managed Care Plans                0
         Employers Trust
------------------------------------------------------------------------------------------------------------------------------------
220.     W0shington Employers       P.O. Box 12068, Seattle, WA, 98102           Fred Meyer Managed Care Plans                0
         Trust
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
221.     William C. Earhart         P.O.Box 4148, Portland, OR, 97208            Fred Meyer Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
222.     Zenith Administrators      P.O. Box 7128, Phoenix, AZ, 85011            Fred Meyer Managed Care Plans                  0

------------------------------------------------------------------------------------------------------------------------------------
223.     FREE STANDING MANAGED      SEE BELOW FOR INDIVIDUAL FREE STANDING       MANAGED CARE PLANS
         CARE PLANS                 MANAGED CARE PLANS.
------------------------------------------------------------------------------------------------------------------------------------
224.     A&I Benefit                1220 Southwest Morrison,  Ste.               Free Standing Managed Care Plans               0
         Administrators             300, Portland, OR, 97205
------------------------------------------------------------------------------------------------------------------------------------
225.     Adminisrative              3404 W. Cheryl Drive, Phoenix, AZ, 85051     Free Standing Managed Care Plans               0
         Enterprises,  Inc.
------------------------------------------------------------------------------------------------------------------------------------
226.     Advanced Benefits          6420 SW Madcam Avenue, Portland, OR,         Free Standing Managed Care Plans               0
         Administrato               97201
------------------------------------------------------------------------------------------------------------------------------------
227.     Aetna / US Healthcare      P.O. Box 1125, Bluebell, PA, 19422           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
228.     AK Healthcare System       2925 De Barr Rd., Anchorage, AK, 99508       Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
229.     Alaksa Laborers            P.O. Box 34567, Seattle, WA, 98124           Free Standing Managed Care Plans               0
         Construction Industry
------------------------------------------------------------------------------------------------------------------------------------
230.     ALASKA VA Healthcare       2925 De Barr Rd., Anchorage, AK, 99508       Free Standing Managed Care Plans               0
         Systems
------------------------------------------------------------------------------------------------------------------------------------
231.     Alliance Health Plan       P.O. Box 1207, Seattle, WA, 98111            Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
232.     Anthem Health & Life       P.O. Box 11111, Fort Scott, KS, 66701        Free Standing Managed Care Plans               0
         Insurance
------------------------------------------------------------------------------------------------------------------------------------
233.     AOI Health Choice          P.O. Box 40384, Portland, OR, 97240          Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
234.     Associated                 P.O. Box 6711, Portland, OR, 97228           Free Standing Managed Care Plans               0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
235.     Avesis,  Inc.               P.O. Box 7777, Phoenix, AZ, 85012           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
236.     Benesight                  P.O. Box 52100,  Phoenix,  AZ. 85072         Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
237.     Block Vision               250 Country Road,  P.O. Box 7068,            Free Standing Managed Care Plans               0
                                    Eugene,  OR,  97401
------------------------------------------------------------------------------------------------------------------------------------
238.     Blue Card Program          P.O. Box 327, Seattle, WA, 98111             Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
239.     Blue Cross of Idaho        P.O. Box 7408, Boise, ID, 83707              Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
240.     Blue Cross of              P.O. Box 91080, Seattle, WA, 98111           Free Standing Managed Care Plans               0
         Washington/Alask
------------------------------------------------------------------------------------------------------------------------------------
241.     Blue Cross/Blue Shield     P.O. Box 91010, Seattle, WA, 98111           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
242.     Boeing Health Plan         P.O. Box 21065, Seattle, WA, 98111           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
243.     Boeing Health              P.O. Box 91009, Seattle, WA, 98101           Free Standing Managed Care Plans               0
         Washington Plan
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
244.     CARPENTER'S TRUST          P.O. Box 5434, Spokane, WA, 99205            Free Standing Managed Care Plans               0
         OF WA/ID
------------------------------------------------------------------------------------------------------------------------------------
245.     Cement Masons &            P.O. Box 34203, Seattle, WA, 98121           Free Standing Managed Care Plans               0
         Plasterers - W
------------------------------------------------------------------------------------------------------------------------------------
246.     CIGNA Healthcare           P.O. Box 9321, Sherman, TX, 75091            Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
247.     Cigna Healthcare           P.O. Box 188004, Chattanooga, TN,            Free Standing Managed Care Plans               0
                                    37422
------------------------------------------------------------------------------------------------------------------------------------
248.     CIGNA HEALTHCARE           P.O. Box 188004, Chattanooga, TN, 37422      Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
249.     Cigna Healthcare - ID      P.O. Box 182654, Columbus, OH, 43218         Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
250.     CLARITY VISION             P.O. Box 890500, Camp Hill, PA, 17089        Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
251.     Coast To Coast Vision      P.O. Box 792070, San Antonio, TX, 78279      Free Standing Managed Care Plans               0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
252.     Coastal Insurance          P.O. Box 897, Bellingham, WA, 98227          Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
253.     Davis Vision               P.O. Box 971, Schenectady, NY, 12301         Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
254.     EYECARE PLAN OF            7776 S. Point Parkway W., Phoenix, AZ        Free Standing Managed Care Plans               0
         AMERICA - ECPA             85044
------------------------------------------------------------------------------------------------------------------------------------
255.     First Choice Healthcare    P.O. Box 91009, Seattle, WA, 98101           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
256.     First Health               P.O. Box 8099, London, KY, 40742             Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
257.     Great West Life            P.O. Box 11111, Fort Scott, KS, 66701        Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
258.     H.E.R.E. Local 8           P.O. Box 34355, Seattle, WA, 98124           Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
259.     Health Comp. Admin.        P.O. Box 45018, Fresno, CA, 93718            Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
260.     Health Management          13902 East Expedition Ave., Aurora,          Free Standing Managed Care Plans               0
         Network                    CO, 80013
------------------------------------------------------------------------------------------------------------------------------------
261.     HEALTHCARE MANAGEMENT      P.O. Box 85008, Bellvue, WA, 98015           Free Standing Managed Care Plans               0
         ADMIN.
------------------------------------------------------------------------------------------------------------------------------------
262.     Highline Community         P.O. Box 91014, Seattle, WA,  98101          Free Standing Managed Care Plans               0
         Hospital
------------------------------------------------------------------------------------------------------------------------------------
263.     Idaho Medicaid             P.O. Box 23, Boise, ID, 83707                Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
264.     IEC Group                  P.O. Box 7186, Boise, ID, 83707              Free Standing Managed Care Plans               0

------------------------------------------------------------------------------------------------------------------------------------
265.     Intermountain              P.O. Box 3018, Missoula, MT, 59806           Free Standing Managed Care Plans               0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
266.     INTERMOUNTAIN IRON         3785 S, 700 East, City, UT, 84106            Free Standing Managed Care Plans               0
         WRKRS LOCAL 732
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
267.     Kenai Borough              P.O. Box 97313, Bellvue, WA, 98009           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
268.     Kenai School District      P.O. Box 97313, Bellvue, WA, 98009           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
269.     Lifewise                   P.O. Box 7709, Bend, OR, 97708               Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
270.     Medi-Cal                   3138 W. Dakota #2, Fresno, CA, 93722-        Free Standing Managed Care Plans             0
                                    4944
------------------------------------------------------------------------------------------------------------------------------------
271.     MEDICAL EYE SERVICES       P.O. Box 93033, Long Beach, CA, 90809        Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
272.     Medical Eye Services       P.O. Box 93033, Long Beach, CA, 90809        Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
273.     Medical Eye Services of    P.O. Box 8184, Portland, OR, 97207           Free Standing Managed Care Plans             0
         Oregon
------------------------------------------------------------------------------------------------------------------------------------
274.     MetLife Insurance Co.      P.O. Box 3010, Utica, NY, 13504              Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
275.     MetLife Insurance          P.O. Box 3010, Utica, NY, 13504              Free Standing Managed Care Plans             0
         Company
------------------------------------------------------------------------------------------------------------------------------------
276.     Microsoft                  P.O. Box 4346, Bismark, ND, 58502            Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
277.     Montana Retail Store       Ste. 220, Whiteflag Bldg./ 104 S.            Free Standing Managed Care Plans             0
         Employees                  Freya, Spokane, WA, 99202
------------------------------------------------------------------------------------------------------------------------------------
278.     Mountain States            13902 East Expedition                        Free Standing Managed Care Plans             0
         Administration             Ave., Aurora, CO, 80013
------------------------------------------------------------------------------------------------------------------------------------
279.     Mutual of Omaha            P.O. Box 31488, Omaha, NE, 68131             Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
280.     National Vision            P.O. Box 1981, East Hanover, NJ, 07936       Free Standing Managed Care Plans             0
         Administrators
------------------------------------------------------------------------------------------------------------------------------------
281.     Northern Alaska            P.O. Box 12707, Seattle,  WA, 98111          Free Standing Managed Care Plans             0
         Carpernters -
         Local 1243
------------------------------------------------------------------------------------------------------------------------------------
282.     Northwest Benefit          2323 Eastlake Ave. E., Seattle, WA, 98102    Free Standing Managed Care Plans             0
         Network (NBN
------------------------------------------------------------------------------------------------------------------------------------
283.     Northwest Sheet Metal      P.O. Box 5433, Spokane, WA, 99205            Free Standing Managed Care Plans             0
         Workers
------------------------------------------------------------------------------------------------------------------------------------
284.     OEA Choice Trust           P.O. Box 23600, Tigard, OR, 97281            Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
285.     One Health Plan            P.O. Box 97313, Bellvue, WA, 98009           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
286.     OPERATING ENGINEERS        P.O. Box 34684, Seattle,WA,  98124           Free Standing Managed Care Plans             0
         OF WA/AK
------------------------------------------------------------------------------------------------------------------------------------
287.     Operating Engineers        P.O. Box 34684, Seattle, WA, 98124           Free Standing Managed Care Plans             0
         of WA/AK
------------------------------------------------------------------------------------------------------------------------------------
288.     Oregon Dental Service      P.O. Box 40384, Portland, OR, 97240          Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
289.     Pacific Heritage           P.O. Box 1020, Portland, OR, 97207           Free Standing Managed Care Plans             0
         Administrator
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
290.     PacifiCare of Oregon       P.O. Box 310703, Boca Raton, FL, 33431       Free Standing Managed Care Plans             0

---------------------------------------------------------------------------------- -------------------------------------------------
291.     Pierce County Blue         P.O. Box 21267, Seattle, WA, 98111           Free Standing Managed Care Plans             0
         Shield
------------------------------------------------------------------------------------------------------------------------------------
292.     PREMERA BLUE CARD          P.O. Box 327, Seattle, WA, 98111             Free Standing Managed Care Plans             0

-----------------------------------------------------------------------------------------------------------------------------------
293.     Premera Blue Cross         P.O. Box 90180, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
294.     PREMERA BLUE CROSS         P.O. Box 21065, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
295.     PRINCIPAL FINANCE          P.O. Box 57700, Salt Lake City, UT,          Free Standing Managed Care Plans             0
         GROUP                      84157
------------------------------------------------------------------------------------------------------------------------------------
296.     Principal Financial        4021 South 700 East, Ste. 500                Free Standing Managed Care Plans             0
                                    5Springs, Springs, CO, 80949
------------------------------------------------------------------------------------------------------------------------------------
297.     Principal Mutual Life      P.O. Box 3006, Ames, IA, 50010               Free Standing Managed Care Plans             0
         Insuranc
------------------------------------------------------------------------------------------------------------------------------------
298.     Providence Good Health     P.O. Box 3125, Portland, OR, 97208           Free Standing Managed Care Plans             0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
299.     Providence Health          P.O. Box 370, Longview, OR, 98632            Free Standing Managed Care Plans             0
         Plans-Select Care
         of Oregon
------------------------------------------------------------------------------------------------------------------------------------
300.     PUGET SOUND BENEFITS       P.O. Box 34203, Seattle, WA, 98124-          Free Standing Managed Care Plans             0
         TRUST                      1203
------------------------------------------------------------------------------------------------------------------------------------
301.     Puget Sound Electrical     P.O. Box 34203, Seattle, WA, 98124           Free Standing Managed Care Plans             0
         Workers
------------------------------------------------------------------------------------------------------------------------------------
302.     QualMed Oregon Health      P.O. Box 1707, Clackamas, OR, 97015          Free Standing Managed Care Plans             0
         Plan
------------------------------------------------------------------------------------------------------------------------------------
303.     Regence BCBS of Oregon     P.O. Box 1271, Portland, OR, 97207           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
304.     Regence Blue shield        P.O. Box 21267, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
305.     Regence Blue Shield of     P.O. Box 1160, Lewiston, ID, 97207           Free Standing Managed Care Plans             0
         Idaho
------------------------------------------------------------------------------------------------------------------------------------
306.     Regence Blue Shield        P.O. Box 21267, Seattle, WA, 98111           Free Standing Managed Care Plans             0
         of WA
------------------------------------------------------------------------------------------------------------------------------------
307.     Regence HMO Oregon         P.O. Box 900, Portland, OR, 97207-0900       Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
308.     Regence Northwest          P.O. Box 91039, Seattle, WA, 98111           Free Standing Managed Care Plans             0
         Health
------------------------------------------------------------------------------------------------------------------------------------
309.     Risk & Benefit             P.O. Box 241569, Anchorage, AK, 99524-       Free Standing Managed Care Plans             0
         Management Serv            1569
------------------------------------------------------------------------------------------------------------------------------------
310.     SECURE VISION              P.O. Box 790042, St. Louis, MO, 63179        Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
311.     Select Care -              P.O. Box 10106, Eugene, OR, 97440            Free Standing Managed Care Plans             0
         Washington
------------------------------------------------------------------------------------------------------------------------------------
312.     SGA Benefits Trust         P.O. Box 46579, Seattle, WA, 98146-0579      Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
313.     Sound Health               P.O. Box 12707, Seattle, WA, 98111           Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
314.     Spectera Vision            2811 Lord Baltimore Dr.,                     Free Standing Managed Care Plans             0
                                    Baltimore, MD,  51244
------------------------------------------------------------------------------------------------------------------------------------
315.     Superior Vision Plan       24012 Calle De La Plata, Ste.                Free Standing Managed Care Plans             0
                                    350, Laguna Hills, CA, 92653-7624
------------------------------------------------------------------------------------------------------------------------------------
316.     SUPERIOR VISION PLAN -     P.O Box 967, Rancho Cordova, CA, 92654       Free Standing Managed Care Plans             0
         RELIAST
------------------------------------------------------------------------------------------------------------------------------------
317.     SUPERIOR VISION            P.O. Box 2829, Nigel, CA, 92654              Free Standing Managed Care Plans             0
         SERVICES
------------------------------------------------------------------------------------------------------------------------------------
318.     The TPA                    P.O. Box 300,  Pueblo, CO,  81002            Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
319.     Timber Products Mfg.       P.O. Box 4867,  Missoula, MT,  59806         Free Standing Managed Care Plans             0
         Trust
------------------------------------------------------------------------------------------------------------------------------------
320.     UFCW - Oregon              P.O. Box 1420,  Portland, OR,  97207         Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
321.     UFCW Local 555             P.O Box 6010,   Cypress,  CA,   90630        Free Standing Managed Care Plans             0
         Employers Trust
------------------------------------------------------------------------------------------------------------------------------------
322.     Washington Employers       P.O. Box 12068,  Seattle, WA,  98102         Free Standing Managed Care Plans             0
         Trust
------------------------------------------------------------------------------------------------------------------------------------
323.     William C. Earhart         P.O.Box 4148,  Portland, OR,  97208          Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
324.     Zenith Administrators      P.O. Box 7128,  Phoenix, AZ,  85011          Free Standing Managed Care Plans             0

------------------------------------------------------------------------------------------------------------------------------------
325.     WAL-MART STORES, INC.      WAL-MART STORES,   INC.,   702 SW 8TH        VISION CENTER MASTER LICENSE                 0
                                    STREET, BENTONVILLE, AR 72716                AGREEMENT - SEE BELOW FOR WAL*MART
                                                                                 STORE INDIVIDUAL LEASES.
------------------------------------------------------------------------------------------------------------------------------------
326.     131                        2311 S. JEFFERSON, MT. PLEASANT, TX,         Wal*Mart Store                               0
                                    75455
------------------------------------------------------------------------------------------------------------------------------------
327.     140                        2215 SOUTH FIRST STREET, LUFKIN, TX,         Wal*Mart Store                               0
                                    75901
------------------------------------------------------------------------------------------------------------------------------------
328.     287                        1801 HIGHWAY 78 EAST, JASPER, AL, 35501      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
329.     329                        5560 MCCLELLAN BLVD, ANNISTON, AL, 36201     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
330.     372                        1905 N. 14TH AVENUE, DODGE CITY, KS,         Wal*Mart Store                               0
                                    67801
------------------------------------------------------------------------------------------------------------------------------------
331.     400                        1407 NORTH LOOP 336 WEST, CONROE, TX,        Wal*Mart Store                               0
                                    77301
------------------------------------------------------------------------------------------------------------------------------------
332.     510                        400 SHALLOWFORD ROAD                         Wal*Mart Store                               0
                                    GAINESVILLE, GA, 30504
------------------------------------------------------------------------------------------------------------------------------------
333.     515                        2330 US HWY 19, MURPHY, NC, 28906            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
334.     518                        1550 BALLGROUND HWY, CANTON, GA, 30114       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
335.     529                        9300 CENTURY BLVD., TEXAS CITY, TX,          Wal*Mart Store                               0
                                    77591
------------------------------------------------------------------------------------------------------------------------------------
336.     539                        2050 NORTH MALL BLVD, ALEXANDRIA, LA,        Wal*Mart Store                               0
                                    71301
------------------------------------------------------------------------------------------------------------------------------------
337.     548                        455 GRAYSON HIGHWAY                          Wal*Mart Store                               0
                                    LAWRENCEVILLE, GA, 30045
------------------------------------------------------------------------------------------------------------------------------------
338.     555                        2101 VETERANS BOULEVARD, DUBLIN, GA,         Wal*Mart Store                               0
                                    31021
------------------------------------------------------------------------------------------------------------------------------------
339.     556                        2425 MEMORIAL DRIVE, WAYCROSS, GA, 31501     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
340.     557                        2301 INDUSTRIAL ROAD, EMPORIA, KS,           Wal*Mart Store                               0
                                    66801
------------------------------------------------------------------------------------------------------------------------------------
341.     575                        9464 S. MAIN STREET, WOODSTOCK, GA,          Wal*Mart Store                               0
                                    30188
------------------------------------------------------------------------------------------------------------------------------------
342.     580                        1050 VAN FLEET DR,  BARTOW,  FL, 33830       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
343.     585                        2377 DAVE LYLE BLVD., ROCK HILL, SC,          Wal*Mart Store                              0
                                    29730
------------------------------------------------------------------------------------------------------------------------------------
344.     588                        2825 LEDO ROAD, ALBANY, GA, 31707            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
345.     592                        2020 N SE BLVD, DERBY, KS, 67037             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
346.     593                        1450 BOWENS MILL ROAD, DOUGLAS, GA,          Wal*Mart Store                               0
                                    31533
------------------------------------------------------------------------------------------------------------------------------------
347.     602                        610 SAWDUST ROAD, THE WOODLANDS, TX,         Wal*Mart Store                               0
                                    77380
------------------------------------------------------------------------------------------------------------------------------------
348.     611                        4501 NORTH MAIN, ROSWELL, NM, 88201          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
349.     614                        803 NEW FRANKLIN ROAD, LA GRANGE, GA,        Wal*Mart Store                               0
                                    30240
------------------------------------------------------------------------------------------------------------------------------------
350.     616                        2795 NORTH ROAD, ORANGEBURG, SC, 29115       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
351.     618                        4166 JIMMY LEE SMITH PKWY, HIRAM, GA,        Wal*Mart Store                               0
                                    30141
------------------------------------------------------------------------------------------------------------------------------------
352.     625                        1310 N. FRASIER STREET                       Wal*Mart Store                               0
                                    GEORGETOWN, SC, 29440
------------------------------------------------------------------------------------------------------------------------------------
353.     628                        9880 DORCHESTER RD., SUMMERVILLE, SC,        Wal*Mart Store                               0
                                    29485
------------------------------------------------------------------------------------------------------------------------------------
354.     631                        1023 S. PENDLETON STREET, EASLEY, SC,        Wal*Mart Store                               0
                                    29542
------------------------------------------------------------------------------------------------------------------------------------
355.     632                        1481 HWY 17N, MT. PLEASANT, SC, 29464        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
356.     635                        14030 ABERCORN STREET, SAVANNAH, GA,         Wal*Mart Store                               0
                                    31419
------------------------------------------------------------------------------------------------------------------------------------
357.     639                        150 ALTAMA CONNECTOR, BRUNSWICK, GA,         Wal*Mart Store                               0
                                    31525
------------------------------------------------------------------------------------------------------------------------------------
358.     652                        3101 EAST KANSAS ST, GARDEN CITY, KS,        Wal*Mart Store                               0
                                    67846
------------------------------------------------------------------------------------------------------------------------------------
359.     662                        2800 SPRING AVE, DECATUR, AL, 35603          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
360.     669                        2545 EAST WALNUT AVENUE, DALTON, GA,         Wal*Mart Store                               0
                                    30721
------------------------------------------------------------------------------------------------------------------------------------
361.     680                        US HWY. 11E BYPASS, GREENEVILLE, TN,         Wal*Mart Store                               0
                                    37743
------------------------------------------------------------------------------------------------------------------------------------
362.     728                        25 PEMBROKE DRIVE, HILTON HEAD, SC,          Wal*Mart Store                               0
                                    29926
------------------------------------------------------------------------------------------------------------------------------------
363.     745                        5600 N. HENRY BLVD, STOCKBRIDGE, GA,         Wal*Mart Store                               0
                                    30281
------------------------------------------------------------------------------------------------------------------------------------
364.     754                        730 NORTHSIDE DRIVE E                        Wal*Mart Store                               0
                                    STATESBORO, GA, 30458
------------------------------------------------------------------------------------------------------------------------------------
365.     758                        1711 E LAMAR STREET, STE E,                  Wal*Mart Store                               0
                                    AMERICUS, GA, 31709
------------------------------------------------------------------------------------------------------------------------------------
366.     787                        7050 HWY 85, RIVERDALE, GA, 30274            Wal*Mart Store                               0
------------------------------------------------------------------------------------------------------------------------------------
367.     794                        1905 EAST 17TH STREET                        Wal*Mart Store                               0
                                    HUTCHINSON, KS, 67501
------------------------------------------------------------------------------------------------------------------------------------
368.     806                        571 S. WALTON BLVD, LAS CRUCES, NM,          Wal*Mart Store                               0
                                    88001
------------------------------------------------------------------------------------------------------------------------------------
369.     824                        8000 ACADEMY ROAD, NE,                       Wal*Mart Store                               0
                                    ALBUQUERQUE, NM,  87111
------------------------------------------------------------------------------------------------------------------------------------
370.     826                        4600 EAST MAIN STREET                        Wal*Mart Store                               0
                                    FARMINGTON, NM,  87402
------------------------------------------------------------------------------------------------------------------------------------
371.     829                        3251 CERRILLOS ROAD, SANTA FE, NM,           Wal*Mart Store                               0
                                    87510
------------------------------------------------------------------------------------------------------------------------------------
372.     831                        301 SAN METEO, SE, ALBUQUERQUE, NM,          Wal*Mart Store                               0
                                    87108
------------------------------------------------------------------------------------------------------------------------------------
373.     835                        400 EUBANK BLVD., N.E.,                      Wal*Mart Store                               0
                                    ALBUQUERQUE,  NM,  87123
------------------------------------------------------------------------------------------------------------------------------------
374.     850                        2701 CARLISLE BLVD., NE,                     Wal*Mart Store                               0
                                    ALBUQUERQUE,  NM,  87110
------------------------------------------------------------------------------------------------------------------------------------
375.     851                        1800 U.S. HIGHWAY 70 WEST, RUIDOSO           Wal*Mart Store                               0
                                    DOWNS, NM, 88346
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
376.     866                        5245 SERVICE RD SO HIGGINS                   Wal*Mart Store                               0
                                    RD,  MOBILE,  AL,  36619
------------------------------------------------------------------------------------------------------------------------------------
377.     877                        2406 WEST ROOSEVEL BLVD., MONROE, NC,        Wal*Mart Store                               0
                                    28110
------------------------------------------------------------------------------------------------------------------------------------
378.     878                        1500 MARKET PLACE BLVD, CUMMING, GA,         Wal*Mart Store                               0
                                    30131
------------------------------------------------------------------------------------------------------------------------------------
379.     881                        5556 SUNSET BLVD, LEXINGTON, SC, 29072       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
380.     889                        15078 US 19 SOUTH, THOMASVILLE, GA,          Wal*Mart Store                               0
                                    31792
------------------------------------------------------------------------------------------------------------------------------------
381.     899                        1000 NORTH ST. AUGUSTINE ROAD                Wal*Mart Store                               0
                                    VALDOSTA,  GA,  31601
------------------------------------------------------------------------------------------------------------------------------------
382.     915                        11210 W. AIRPORT BLVD., STAFFORD, TX,        Wal*Mart Store                               0
                                    77477
------------------------------------------------------------------------------------------------------------------------------------
383.     924                        1510 WEST MAIN,  STERLING,  CO,  80751       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
384.     948                        2525 HIGHWAY 70, S.E., HICKORY, NC,          Wal*Mart Store                               0
                                    28602
------------------------------------------------------------------------------------------------------------------------------------
385.     952                        641 EAST BYPASS S.E., MOULTRIE, GA,          Wal*Mart Store                               0
                                    31768
------------------------------------------------------------------------------------------------------------------------------------
386.     980                        3103 23RD AVENUE, GREELEY, CO, 80631         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
387.     1006                       1215 EAST 16TH AVENUE, CORDELE, GA,          Wal*Mart Store                               0
                                    31015
------------------------------------------------------------------------------------------------------------------------------------
388.     1011                       434 S COLUMBIA,  RINCON, GA,  31326          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
389.     1027                       150 CONCORD COMMON PLACE                     Wal*Mart Store                               0
                                    CONCORD,  NC,  28027
------------------------------------------------------------------------------------------------------------------------------------
390.     1034                       705 E. DIXON BLVD., HWY 74,                  Wal*Mart Store                               0
                                    SHELBY, NC,  28150
------------------------------------------------------------------------------------------------------------------------------------
391.     1036                       197 PLAZA DR., FOREST CITY, NC, 28043        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
392.     1039                       2241 ROCKFORD STREET, MT. AIRY, NC,          Wal*Mart Store                               0
                                    27030
------------------------------------------------------------------------------------------------------------------------------------
393.     1047                       6065 JONESBORO ROAD, MORROW, GA, 30260       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
394.     1064                       845 R BLOWING ROCK BLVD, LENOIR, NC,         Wal*Mart Store                               0
                                    28645
------------------------------------------------------------------------------------------------------------------------------------
395.     1097                       250 TURNER STREET, ABERDEEN, NC, 28315       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
396.     1121                       1850 N. COLUMBIA  ST,                        Wal*Mart Store                               0
                                    MILLEDGEVILLE,  GA,  31061
------------------------------------------------------------------------------------------------------------------------------------
397.     1124                       1201 US HWY 31 NW, HARTSELLE, AL, 35640      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
398.     1132                       1226 EAST DIXIE DRIVE, ASHEBORO, NC,         Wal*Mart Store                               0
                                    27203
------------------------------------------------------------------------------------------------------------------------------------
399.     1149                       2281 WEST HWY. 70, THATCHER, AZ, 85552       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
400.     1156                       169 NORMAN STATION BLVD.                     Wal*Mart Store                               0
                                    MOORESVILLE, NC, 28117
------------------------------------------------------------------------------------------------------------------------------------
401.     1190                       120 JILL DRIVE, BEREA, KY, 40403             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
402.     1197                       1511 BENVENUE RD., ROCKY MOUNT, NC,          Wal*Mart Store                               0
                                    27804
------------------------------------------------------------------------------------------------------------------------------------
403.     1208                       3600 YOUNGFIELD STREET, WHEAT RIDGE,         Wal*Mart Store                               0
                                    CO,  80033
------------------------------------------------------------------------------------------------------------------------------------
404.     1209                       401 NORTH GENERAL'S BLVD,                    Wal*Mart Store                               0
                                    LINCOLNTON,  NC,  28092
------------------------------------------------------------------------------------------------------------------------------------
405.     1218                       1325 E. FLORENCE BLVD, CASA GRANDE,          Wal*Mart Store                               0
                                    AZ,  85222
------------------------------------------------------------------------------------------------------------------------------------
406.     1227                       260 BOBBY JONES EXPWY, MARTINEZ, GA,         Wal*Mart Store                               0
                                    30907
------------------------------------------------------------------------------------------------------------------------------------
407.     1236                       1002 N. SPENCE AVE., GOLDSBORO, NC,          Wal*Mart Store                               0
                                    27530
------------------------------------------------------------------------------------------------------------------------------------
408.     1237                       2330 WEST CUMBERLAND ST, DUNN, NC,           Wal*Mart Store                               0
                                    28334
------------------------------------------------------------------------------------------------------------------------------------
409.     1238                       1550 SKIBO ROAD, FAYETTEVILLE, NC,           Wal*Mart Store                               0
                                    28303
------------------------------------------------------------------------------------------------------------------------------------
410.     1240                       657 STATE HWY 90, SIERRA VISTA, AZ,          Wal*Mart Store                               0
                                    85635
------------------------------------------------------------------------------------------------------------------------------------
411.     1242                       200 THOMPSON ST. HWY 64,                     Wal*Mart Store                               0
                                    HENDERSONVILLE,  NC,  28739
------------------------------------------------------------------------------------------------------------------------------------
412.     1244                       3027 WADE HAMPTON ROAD, GREENVILLE           Wal*Mart Store                               0
                                    TAYLOR,  SC,  29687
------------------------------------------------------------------------------------------------------------------------------------
413.     1252                       6675 BUSINESS CENTER DRIVE                   Wal*Mart Store                               0
                                    LITTLETON,  CO,  80126
------------------------------------------------------------------------------------------------------------------------------------
414.     1261                       3725 RAMSEY STREET, FAYETTEVILLE, NC,        Wal*Mart Store                               0
                                    28311
------------------------------------------------------------------------------------------------------------------------------------
415.     1287                       3141 GARDEN ROAD, BURLINGTON, NC,            Wal*Mart Store                               0
                                    27215
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
416.     1290                       1834 WINKLER STREET, WILKESBORO, NC,         Wal*Mart Store                               0
                                    28697
------------------------------------------------------------------------------------------------------------------------------------
417.     1291                       7150 EAST SPEEDWAY, TUCSON, AZ, 85710        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
418.     1293                       3209 DEANS BRIDGE ROAD, AUGUSTA, GA,         Wal*Mart Store                               0
                                    30906
------------------------------------------------------------------------------------------------------------------------------------
419.     1298                       2025 N. MARINE BLVD.,                        Wal*Mart Store                               0
                                    JACKSONVILLE,  NC,  28546
------------------------------------------------------------------------------------------------------------------------------------
420.     1300                       3005 MARTIN LUTHER KING, JR. BLVD,           Wal*Mart Store                               0
                                    NEW BERN, NC,  28562
------------------------------------------------------------------------------------------------------------------------------------
421.     1321                       1299 BRIGHTLEAF BLVD, SMITHFIELD, NC,        Wal*Mart Store                               0
                                    27577
------------------------------------------------------------------------------------------------------------------------------------
422.     1337                       2099 NORTH BRIDGE STREET, ELKIN, NC,         Wal*Mart Store                               0
                                    28621
------------------------------------------------------------------------------------------------------------------------------------
423.     1344                       1028-C RICHMOND AVE, STAUNTON, VA,           Wal*Mart Store                               0
                                    24401
------------------------------------------------------------------------------------------------------------------------------------
424.     1354                       570 PAMLICO PLAZA, WASHINGTON, NC,           Wal*Mart Store                               0
                                    27889
------------------------------------------------------------------------------------------------------------------------------------
425.     1360                       1556 EAST MAIN, OAK HILL, WV, 25901          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
426.     1367                       2720 WATSON BLVD., WARNER ROBINS, GA,        Wal*Mart Store                               0
                                    31093
------------------------------------------------------------------------------------------------------------------------------------
427.     1372                       1527 GARNER STATION BLVD.,                   Wal*Mart Store                               0
                                    RALEIGH, NC,  27603
------------------------------------------------------------------------------------------------------------------------------------
428.     1373                       1630 PLEASANT HILL ROAD, DULUTH, GA,         Wal*Mart Store                               0
                                    30096
------------------------------------------------------------------------------------------------------------------------------------
429.     1379                       210 SW GREENVILLE BLVD,                      Wal*Mart Store                               0
                                    GREENVILLE,  NC,  27834
------------------------------------------------------------------------------------------------------------------------------------
430.     1385                       3000 EAST FRANKLIN BOULEVARD,                Wal*Mart Store                               0
                                    GASTONIA, NC,  28054
------------------------------------------------------------------------------------------------------------------------------------
431.     1392                       5226 SIGMOND ROAD, WILMINGTON, NC,           Wal*Mart Store                               0
                                    28403
------------------------------------------------------------------------------------------------------------------------------------
432.     1403                       2160 HWY 441 NORTH, CORNELIA, GA,            Wal*Mart Store                               0
                                    30531
------------------------------------------------------------------------------------------------------------------------------------
433.     1414                       01 1-25 BYPASS RD, BELEN, NM, 87002          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
434.     1417                       1801 EAST HIGHWAY 69, PRESCOTT, AZ,          Wal*Mart Store                               0
                                    86301
------------------------------------------------------------------------------------------------------------------------------------
435.     1424                       671 SOUTH PARK BLVD., COLONIAL               Wal*Mart Store                               0
                                    HEIGHTS,  VA,  23834
------------------------------------------------------------------------------------------------------------------------------------
436.     1450                       120 MCGRAW STREET, RIPLEY, WV, 25271        Wal*Mart Store                                0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
437.     1464                       801 ARROWOOD ROAD, CHARLOTTE, NC,            Wal*Mart Store                               0
                                    28217
------------------------------------------------------------------------------------------------------------------------------------
438.     1498                       3738 BATTLEGROUND AVENUE                     Wal*Mart Store                               0
                                    GREENSBORO,  NC,  27410
------------------------------------------------------------------------------------------------------------------------------------
439.     1507                       3030 NORTH ROCK ROAD, WICHITA, KS,           Wal*Mart Store                               0
                                    67226
------------------------------------------------------------------------------------------------------------------------------------
440.     1534                       701 S. WASHINGTON STREET                     Wal*Mart Store                               0
                                    BISMARCK,  ND,  58504
------------------------------------------------------------------------------------------------------------------------------------
441.     1544                       550 EMILY DRIVE, CLARKSBURG, WV, 26301       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
442.     1545                       2551 32ND AVENUE S., GRAND FORKS, ND,        Wal*Mart Store                               0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
443.     1549                       2020 N. 75TH AVENUE, PHOENIX, AZ,            Wal*Mart Store                               0
                                    85035
------------------------------------------------------------------------------------------------------------------------------------
444.     1554                       3702 EAST HAMMER LANE, STOCKTON, CA,         Wal*Mart Store                               0
                                    95212
------------------------------------------------------------------------------------------------------------------------------------
445.     1555                       2050 N. IMPERIAL AVENUE, EL CENTRO,          Wal*Mart Store                               0
                                    CA,  92243
------------------------------------------------------------------------------------------------------------------------------------
446.     1560                       3075 EAST TROPICANA AVENUE, LAS VEGAS,       Wal*Mart Store                               0
                                    NV,  89121
------------------------------------------------------------------------------------------------------------------------------------
447.     1574                       2300 WHITE LANE, BAKERSFIELD, CA, 93304      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
448.     1581                       4731 13TH AVENUE, S.W., FARGO, ND, 58103     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
449.     1583                       1977 W. CLEVELAND AVENUE, MADERA, CA,        Wal*Mart Store                               0
                                    93637
------------------------------------------------------------------------------------------------------------------------------------
450.     1584                       3625 SOUTH RAINBOW BLVD, LAS VEGAS,          Wal*Mart Store                               0
                                    NV,  89103
------------------------------------------------------------------------------------------------------------------------------------
451.     1588                       15272 BEAR VALLEY ROAD                       Wal*Mart Store                               0
                                    VlCTORVlLLE,  CA,  92392
------------------------------------------------------------------------------------------------------------------------------------
452.     1591                       6535 GRAYSON ROAD, HARRISBURG, PA,           Wal*Mart Store                               0
                                    17111
------------------------------------------------------------------------------------------------------------------------------------
453.     1598                       4617 E. BELL ROAD, PHOENIX, AZ, 85032        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
454.     1599                       11701 METCALF AVE, SHAWNEE MISSION,          Wal*Mart Store                               0
                                    KS,  66210
------------------------------------------------------------------------------------------------------------------------------------
455.     1604                       1200 LACROSSE STREET, RAPID CITY, SD,        Wal*Mart Store                               0
                                    57701
------------------------------------------------------------------------------------------------------------------------------------
456.     1612                       1650 WEST VALENCIA, TUCSON, AZ, 85706        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
457.     1613                       2710 NORTH MAIN STREET, HIGH                 Wal*Mart Store                               0
                                    POINT,  NC,  27265
------------------------------------------------------------------------------------------------------------------------------------
458.     1614                       3500 ROXBORO ROAD, DURHAM, NC, 27704         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
459.     1615                       2203 LOVERIDGE ROAD, PITTSBURG, CA,          Wal*Mart Store                               0
                                    94565
------------------------------------------------------------------------------------------------------------------------------------
460.     1617                       4400 EAST SECOND STREET, CASPER, WY,         Wal*Mart Store                               0
                                    82609
------------------------------------------------------------------------------------------------------------------------------------
461.     1619                       1200 MARKET PLACE DRIVE                      Wal*Mart Store                               0
                                    HENRIETTA, NY, 14467
------------------------------------------------------------------------------------------------------------------------------------
462.     1623                       445 WILKES BARRE TOWNSHIP ROAD, WILKES       Wal*Mart Store                               0
                                    BARRE, PA,  18702
------------------------------------------------------------------------------------------------------------------------------------
463.     1624                       2601 FASHION PLAZA, BAKERSFIELD, CA,         Wal*Mart Store                               0
                                    93306
------------------------------------------------------------------------------------------------------------------------------------
464.     1627                       1711 HIGHWAY 10 WEST, DILWORTH, MN,          Wal*Mart Store                               0
                                    56529
------------------------------------------------------------------------------------------------------------------------------------
465.     1631                       1900 CUNNINGHAM DRIVE, HAMPTON, VA,          Wal*Mart Store                               0
                                    23666
------------------------------------------------------------------------------------------------------------------------------------
466.     1636                       1901 22ND AVENUE, SW, MINOT, ND, 58701       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
467.     1645                       1750 LACEY BOULEVARD, HANFORD, CA,           Wal*Mart Store                               0
                                    93230
------------------------------------------------------------------------------------------------------------------------------------
468.     1646                       6131 EAST SOUTHERN AVE, MESA, AZ, 85208      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
469.     1648                       4209 SOUTH CARSON STREET, CARSON             Wal*Mart Store                               0
                                    CITY, NV, 89701
------------------------------------------------------------------------------------------------------------------------------------
470.     1651                       5180 SONOMA BLVD., VALLE JO, CA, 94589       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
471.     1658                       2205 HARRISON ROAD, THOMSON, GA, 30824       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
472.     1662                       1116 CROSSROADS DRIVE                        Wal*Mart Store                               0
                                    STATESVILLE, NC, 28677
------------------------------------------------------------------------------------------------------------------------------------
473.     1663                       157 PARAGON PARKWAY, CLYDE, NC, 28721        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
474.     1664                       2500 FORREST HILLS RD. W.,                   Wal*Mart Store                               0
                                    WILSON, NC, 27893
------------------------------------------------------------------------------------------------------------------------------------
475.     1666                       3304 EASTWAY DRIVE, CHARLOTTE, NC,           Wal*Mart Store                               0
                                    28205
------------------------------------------------------------------------------------------------------------------------------------
476.     1670                       1135 BERKSHIRE BLVD., WYOMISSING, PA,        Wal*Mart Store                               0
                                    19610
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
477.     1674                       1650 WESEL BLVD., HAGERSTOWN, MD, 21740      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
478.     1682                       4107 PORTSMOUTH BOULEVARD                    Wal*Mart Store                               0
                                    CHESAPEAKE, VA, 23321
------------------------------------------------------------------------------------------------------------------------------------
479.     1687                       1200 NORTH MAIN STREET, SUFFOLK, VA,         Wal*Mart Store                               0
                                    23434
------------------------------------------------------------------------------------------------------------------------------------
480.     1689                       4401 SOUTH BUCKLEY ROAD, AURORA, CO,         Wal*Mart Store                               0
                                    80015
------------------------------------------------------------------------------------------------------------------------------------
481.     1691                       7701 FRONTAGE ROAD, OVERLAND                 Wal*Mart Store                               0
                                    PARK, KS, 66204
------------------------------------------------------------------------------------------------------------------------------------
482.     1692                       1120 SOUTH MOUNT VERNON                      Wal*Mart Store                               0
                                    AVE, COLTON, CA, 92324
------------------------------------------------------------------------------------------------------------------------------------
483.     1693                       2050 WEST REDLANDS                           Wal*Mart Store                               0
                                    DRIVE, REDLANDS, CA, 92374
------------------------------------------------------------------------------------------------------------------------------------
484.     1697                       8465 ELK GROVE BLVD., ELK GROVE, CA,         Wal*Mart Store                               0
                                    95758
------------------------------------------------------------------------------------------------------------------------------------
485.     1700                       13425 COMMUNITY ROAD, POWAY, CA, 92064       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
486.     1704                       1501 HELEN POWER DRIVE                       Wal*Mart Store                               0
                                    VACAVILLE, CA, 95687
------------------------------------------------------------------------------------------------------------------------------------
487.     1711                       5401 BEACON DRIVE, IRONDALE, AL, 35210       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
488.     1720                       1550 SCENIC HIGHWAY, SNELLVILLE, GA,         Wal*Mart Store                               0
                                    30078
------------------------------------------------------------------------------------------------------------------------------------
489.     1726                       1995 EAST MARKET STREET                      Wal*Mart Store                               0
                                    HARRISONBURG, VA, 22801
------------------------------------------------------------------------------------------------------------------------------------
490.     1746                       1380 WEST ELLIOT ROAD, TEMPE, AZ,            Wal*Mart Store                               0
                                    85283
------------------------------------------------------------------------------------------------------------------------------------
491.     1747                       2560 NORTH PERRIS BLVD, PERRIS, CA,          Wal*Mart Store                               0
                                    92570
------------------------------------------------------------------------------------------------------------------------------------
492.     1748                       2245 A ASHLEY CROSSING DRIVE                 Wal*Mart Store                               0
                                    CHARLESTON, SC, 29414
------------------------------------------------------------------------------------------------------------------------------------
493.     1751                       6600 GLENWOOD AVE, RALEIGH, NC, 27612        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
494.     1755                       4625 REDWOOD DRIVE, ROHNERT PARK, CA,        Wal*Mart Store                               0
                                    94928
------------------------------------------------------------------------------------------------------------------------------------
495.     1756                       17151 FOOTHILL BOULEVARD,                    Wal*Mart Store                               0
                                    FONTANA, CA, 92335
------------------------------------------------------------------------------------------------------------------------------------
496.     1760                       1018 RILEY STREET, FOLSOM, CA, 95630         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
497.     1763                       515 COMMERCE DRIVE, BLUEFIELD, VA,           Wal*Mart Store                               0
                                    24605
------------------------------------------------------------------------------------------------------------------------------------
498.     1766                       3100 JOHNSON FERRY ROAD,                     Wal*Mart Store                               0
                                    MARIETTA, GA, 30062
------------------------------------------------------------------------------------------------------------------------------------
499.     1767                       4540 MAIN STREET, SHALLOTTE, NC, 28470       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
500.     1772                       3600 WASHBURN WAY, KLAMATH FALLS, OR,        Wal*Mart Store                               0
                                    97603
------------------------------------------------------------------------------------------------------------------------------------
501.     1773                       12401 JEFFERSON AVENUE, NEWPORT              Wal*Mart Store                               0
                                    NEWS, VA, 23602
------------------------------------------------------------------------------------------------------------------------------------
502.     1774                       3000 SOUTH HORNER BLVD, SANFORD, NC,         Wal*Mart Store                               0
                                    27330
------------------------------------------------------------------------------------------------------------------------------------
503.     1777                       5900 PERKIOMEN AVENUE, READING, PA,          Wal*Mart Store                               0
                                    19606
------------------------------------------------------------------------------------------------------------------------------------
504.     1780                       975 HILTON HEIGHTS,                          Wal*Mart Store                               0
                                    CHARLOTTESVILLE, VA, 22901
------------------------------------------------------------------------------------------------------------------------------------
505.     1782                       701 GRAND CENTRAL AVENUE, VIENNA, WV,        Wal*Mart Store                               0
                                    26105
------------------------------------------------------------------------------------------------------------------------------------
506.     1784                       3025 LANCASTER DRIVE NE, SALEM, OR,          Wal*Mart Store                               0
                                    97305
------------------------------------------------------------------------------------------------------------------------------------
507.     1789                       2350 W KETTLEMAN LANE, LODI, CA, 95242       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
508.     1793                       3002 STACY ALLISON WAY, WOODBURN, OR,        Wal*Mart Store                               0
                                    97071
------------------------------------------------------------------------------------------------------------------------------------
509.     1802                       1501 S.W. WANAMAKER, TOPEKA, KS, 66604       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
510.     1805                       78950 HIGHWAY 111, LA QUlNTA, CA, 92253      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
511.     1807                       265 ROUTE 73 NORTH, WEST BERLIN, NJ,         Wal*Mart Store                               0
                                    8091
------------------------------------------------------------------------------------------------------------------------------------
512.     1810                       2400 ROUTE #9, FISHKILL, NY, 12524           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
513.     1811                       1170 NORTH MILITARY                          Wal*Mart Store                               0
                                    HIGHWAY, NORFOLK, VA, 23502
------------------------------------------------------------------------------------------------------------------------------------
514.     1815                       3680 WEST SHAW, FRESNO, CA, 93711            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
515.     1821                       9101 ALBEMARLE ROAD, CHARLOTTE, NC,          Wal*Mart Store                               0
                                    28227
------------------------------------------------------------------------------------------------------------------------------------
516.     1823                       495 EISENHOWER DRIVE, HANOVER, PA,           Wal*Mart Store                               0
                                    17331
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
517.     1826                       1819 E. NOBLE AVENUE, VISALIA, CA,           Wal*Mart Store                               0
                                    93291
------------------------------------------------------------------------------------------------------------------------------------
518.     1830                       297 GRANT AVENUE, AUBURN, NY, 13021          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
519.     1831                       3949 ROUTE 31, CLAY, NY, 13041               Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
520.     1832                       31033 DATE PALM DRIVE, CATHEDRAL             Wal*Mart Store                               0
                                    CITY, CA, 92234
------------------------------------------------------------------------------------------------------------------------------------
521.     1833                       3700 PLANK ROAD, FREDRICKSBURG, VA,          Wal*Mart Store                               0
                                    22407
------------------------------------------------------------------------------------------------------------------------------------
522.     1834                       135 TERRY LANE, GRANTS PASS, OR, 97526       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
523.     1835                       2405 VESTAL PARKWAY EAST, VESTAL, NY,        Wal*Mart Store                               0
                                    13950
------------------------------------------------------------------------------------------------------------------------------------
524.     1838                       3041 N. RAINBOW BLVD, LAS VEGAS, NV,         Wal*Mart Store                               0
                                    89108
------------------------------------------------------------------------------------------------------------------------------------
525.     1840                       1205 S. MAIN STREET, MANTECA, CA, 95336      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
526.     1841                       1521 SAM'S CIRCLE, CHESAPEAKE, VA, 23320     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
527.     1842                       4424 WEST WENDOVER AVE.,                     Wal*Mart Store                               0
                                    GREENSBORO, NC, 27409
------------------------------------------------------------------------------------------------------------------------------------
528.     1843                       2375 NORTH 99 WEST, MCMINNVILLE, OR,         Wal*Mart Store                               0
                                    97128
------------------------------------------------------------------------------------------------------------------------------------
529.     1844                       950 ROUTE 37 WEST, TOMS RIVER, NJ,           Wal*Mart Store                               0
                                    8755
------------------------------------------------------------------------------------------------------------------------------------
530.     1849                       284 SUMMIT SQUARE BLVD,                      Wal*Mart Store                               0
                                    WINSTON-SALEM, NC, 27105
------------------------------------------------------------------------------------------------------------------------------------
531.     1850                       1730 LINCOLN WAY EAST                        Wal*Mart Store                               0
                                    CHAMBERSBURG, PA, 17201
------------------------------------------------------------------------------------------------------------------------------------
532.     1853                       2171 W FLORIDA AVENUE, HEMET, CA,            Wal*Mart Store                               0
                                    92545
------------------------------------------------------------------------------------------------------------------------------------
533.     1859                       646 YOURMAN ROAD, CALEXICO, CA, 92231        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
534.     1862                       1610 RIVERSIDE AVENUE, RIALTO, CA,           Wal*Mart Store                               0
                                    92376
------------------------------------------------------------------------------------------------------------------------------------
535.     1869                       150 ROUTE 70 EAST, MARLTON, NJ,  8053        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
536.     1871                       ARSENAL STREET, WATERTOWN, NY, 13601         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
537.     1877                       1250 W HENDERSON AVE.,                       Wal*Mart Store                               0
                                    PORTERVlLLE, CA, 93257
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
538.     1880                       2051 NEW MARK AVENUE, COOS BAY, OR,          Wal*Mart Store                               0
                                    97420
------------------------------------------------------------------------------------------------------------------------------------
539.     1881                       7901 WATT AVENUE, ANTELOPE, CA, 95660        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
540.     1884                       900 COMMERCE BLVD, DICKSON CITY, PA,         Wal*Mart Store                               0
                                    18519
------------------------------------------------------------------------------------------------------------------------------------
541.     1886                       6520 CARLISLE PIKE                           Wal*Mart Store                               0
                                    MECHANICSBURG, PA, 17055
------------------------------------------------------------------------------------------------------------------------------------
542.     1887                       1015 N. LOYALSOCK AVE.,                      Wal*Mart Store                               0
                                    MONTOURSVILLE, PA, 17754
------------------------------------------------------------------------------------------------------------------------------------
543.     1896                       8250 RAZORBACK ROAD, COLORADO                Wal*Mart Store                               0
                                    SPRINGS, CO, 80920
------------------------------------------------------------------------------------------------------------------------------------
544.     1899                       2663 CANYON SPRINGS PARKWAY,                 Wal*Mart Store                               0
                                    RIVERSIDE, CA, 92507
------------------------------------------------------------------------------------------------------------------------------------
545.     1903                       935 THARP ROAD, YUBA CITY, CA, 95993         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
546.     1904                       950 EDWARDS FERRY ROAD, NE,                  Wal*Mart Store                               0
                                    LEESBURG, VA, 20176
------------------------------------------------------------------------------------------------------------------------------------
547.     1912                       479 MCKINLEY STREET, CORONA, CA, 91718       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
548.     1914                       4210 E. HIGHLAND AVENUE,                     Wal*Mart Store                               0
                                    HIGHLAND, CA, 92346
------------------------------------------------------------------------------------------------------------------------------------
549.     1917                       170 TOWN CENTER PARKWAY, SANTEE, CA,         Wal*Mart Store                               0
                                    92071
------------------------------------------------------------------------------------------------------------------------------------
550.     1920                       5250 COMMERCIAL STREET,                      Wal*Mart Store                               0
                                    SE, SALEM, OR, 97306
------------------------------------------------------------------------------------------------------------------------------------
551.     1921                       525 RT. 72 WEST, MANAHAWKIN, NJ,  8050       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
552.     1922                       12549 FOOTHILL BLVD., RANCHO                 Wal*Mart Store                               0
                                    CUCAMONGA, CA, 91730
------------------------------------------------------------------------------------------------------------------------------------
553.     1940                       279 TROY ROAD, RENSSALEAR, NY, 12144         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
554.     1941                       1950 AUTO CENTER DRIVE, GLENDORA, CA,        Wal*Mart Store                               0
                                    91740
------------------------------------------------------------------------------------------------------------------------------------
555.     1963                       2111 FULKERTH ROAD, TURLOCK, CA, 95380       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
556.     1969                       900 WAL-MART WAY, MIDLOTHIAN, VA,            Wal*Mart Store                               0
                                    23113
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
557.     1972                       2700 LAS POSITAS ROAD, LIVERMORE, CA,        Wal*Mart Store                               0
                                    94550
------------------------------------------------------------------------------------------------------------------------------------
558.     1976                       830 CO RT 64,  BLDG. #3, ELMIRA, NY,         Wal*Mart Store                               0
                                    14903
------------------------------------------------------------------------------------------------------------------------------------
559.     1977                       1872 ROUTE 88, BRICK, NJ,  8723              Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
560.     1983                       1670 MITCHELL ROAD, CERES, CA, 95307         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
561.     1988                       6850 FIVE STAR BLVD., ROCKLIN, CA,           Wal*Mart Store                               0
                                    95677
------------------------------------------------------------------------------------------------------------------------------------
562.     1992                       1540 W. FOOTHILL BLVD., UPLAND, CA,          Wal*Mart Store                               0
                                    91786
------------------------------------------------------------------------------------------------------------------------------------
563.     1994                       25 CONSUMER SQUARE, PLATTSBURGH, NY,         Wal*Mart Store                               0
                                    12901
------------------------------------------------------------------------------------------------------------------------------------
564.     1997                       579 TROY SCHENECTADY ROAD,                   Wal*Mart Store                               0
                                    LATHAM, NY, 12110
------------------------------------------------------------------------------------------------------------------------------------
565.     2001                       5125 E. KINGS CANYON, FRESNO, CA,            Wal*Mart Store                               0
                                    93727
------------------------------------------------------------------------------------------------------------------------------------
566.     2002                       7900 ARROYO CIRCLE, GILROY, CA, 95020        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
567.     2003                       979 ROUTE 1,  SOUTH, NORTH                   Wal*Mart Store                               0
                                    BRUNSWICK, NJ, 08902
------------------------------------------------------------------------------------------------------------------------------------
568.     2005                       2865 N. CANNON BLVD, KANNAPOLIS, NC,         Wal*Mart Store                               0
                                    28083
------------------------------------------------------------------------------------------------------------------------------------
569.     2007                       1005 N. STRATFORD ROAD, MOSES                Wal*Mart Store                               0
                                    LAKE, WA, 98837
------------------------------------------------------------------------------------------------------------------------------------
570.     2023                       1355 EAST LEHMAN STREET, LEBANON, PA,        Wal*Mart Store                               0
                                    17042
------------------------------------------------------------------------------------------------------------------------------------
571.     2025                       3010 W. GRANT LINE ROAD, TRACY, CA,          Wal*Mart Store                               0
                                    95376
------------------------------------------------------------------------------------------------------------------------------------
572.     2028                       5200 VAN BUREN BLVD., RIVERSIDE, CA,         Wal*Mart Store                               0
                                    92503
------------------------------------------------------------------------------------------------------------------------------------
573.     2029                       3615 CRATER LAKE HWY, MEDFORD, OR,           Wal*Mart Store                               0
                                    97504
------------------------------------------------------------------------------------------------------------------------------------
574.     2030                       1101 SANGUINETTI ROAD, SONORA, CA,           Wal*Mart Store                               0
                                    95370
------------------------------------------------------------------------------------------------------------------------------------
575.     2031                       30600 DYER STREET, UNION CITY, CA,           Wal*Mart Store                               0
                                    94587
------------------------------------------------------------------------------------------------------------------------------------
576.     2032                       2001 N. ROSE AVENUE, OXNARD, CA,             Wal*Mart Store                               0
                                    93030
------------------------------------------------------------------------------------------------------------------------------------
577.     2036                       2700 MOUTAINEER BLVD, SOUTH                  Wal*Mart Store                               0
                                    CHARLESTON, WV, 25309
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
578.     2037                       909 EAST WISHKAH, ABERDEEN, WA, 98520        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
579.     2039                       3055 LOUGHBROUGH DRIVE, MERCED, CA,          Wal*Mart Store                               0
                                    95348
------------------------------------------------------------------------------------------------------------------------------------
580.     2040                       2106 BURLINGTON - MT HOLLY                   Wal*Mart Store                               0
                                    RD, BURLINGTON, NJ, 08016
------------------------------------------------------------------------------------------------------------------------------------
581.     2044                       2044 FOREST AVENUE, CHICO, CA, 95928         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
582.     2048                       300 CHADBOURNE ROAD, FAIRFIELD, CA,          Wal*Mart Store                               0
                                    94533
------------------------------------------------------------------------------------------------------------------------------------
583.     2050                       300 EAST LAKE MEAD DRIVE,                    Wal*Mart Store                               0
                                    HENDERSON, NV, 89015
------------------------------------------------------------------------------------------------------------------------------------
584.     2056                       16 OLD GLICK ROAD, WILTON, NY, 12866         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
585.     2058                       1725 NEW HOPE CHURCH ROAD,                   Wal*Mart Store                               0
                                    RALEIGH, NC, 27609
------------------------------------------------------------------------------------------------------------------------------------
586.     2070                       3101 A STREET, ANCHORAGE, AK, 99515          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
587.     2071                       8900 OLD SEWARD HWY., ANCHORAGE, AK,         Wal*Mart Store                               0
                                    99515
------------------------------------------------------------------------------------------------------------------------------------
588.     2074                       1350 S. SEWARD MERIDIAN RD,                  Wal*Mart Store                               0
                                    WASILLA, AK, 99654
------------------------------------------------------------------------------------------------------------------------------------
589.     2075                       20120 PINE BROOK BLVD., BEND, OR,            Wal*Mart Store                               0
                                    97702
------------------------------------------------------------------------------------------------------------------------------------
590.     2077                       31700 GRAPE STREET, LAKE                     Wal*Mart Store                               0
                                    ELSINORE, CA, 92530
------------------------------------------------------------------------------------------------------------------------------------
591.     2082                       12701 TOWN CENTER DRIVE,                     Wal*Mart Store                               0
                                    CERRITOS, CA, 90703
------------------------------------------------------------------------------------------------------------------------------------
592.     2084                       1500 NORTH 7TH AVENUE, BOZEMAN, MT,          Wal*Mart Store                               0
                                    59715
------------------------------------------------------------------------------------------------------------------------------------
593.     2092                       3000 FORD STREET EXTENSION,                  Wal*Mart Store                               0
                                    OGDENSBURG, NY, 13669
------------------------------------------------------------------------------------------------------------------------------------
594.     2093                       710 HORATION STREET, UTICA, NY, 13502        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
595.     2094                       1800 UNIVERSITY DRIVE, VISTA, CA,            Wal*Mart Store                               0
                                    92084
------------------------------------------------------------------------------------------------------------------------------------
596.     2096                       100 EAST STREET ROAD, WARMINSTER, PA,        Wal*Mart Store                               0
                                    18974
------------------------------------------------------------------------------------------------------------------------------------
597.     2097                       351 FAIRVIEW, HUDSON, NY, 12534              Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
598.     2099                       180 NIBLICK ROAD, PASO ROBLES, CA,           Wal*Mart Store                               0
                                    93446
------------------------------------------------------------------------------------------------------------------------------------
599.     2104                       1201 UNION AVENUE, NEWBURGH, NY, 12550       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
600.     2106                       2863 NORTHTOWNE LANE, RENO, NV, 89512        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
601.     2108                       4620 BLACK HORSE PIKE, MAYS                  Wal*Mart Store                               0
                                    LANDING, NJ, 08330
------------------------------------------------------------------------------------------------------------------------------------
602.     2109                       2291 NORTH 2ND STREET, MILLVILLE, NJ,        Wal*Mart Store                               0
                                    08332
------------------------------------------------------------------------------------------------------------------------------------
603.     2110                       14501 LAKEWOOD BLVD., PARAMOUNT, CA,         Wal*Mart Store                               0
                                    90723
------------------------------------------------------------------------------------------------------------------------------------
604.     2111                       5291 HWY 280 SOUTH, BIRMINGHAM, AL,          Wal*Mart Store                               0
                                    35242
------------------------------------------------------------------------------------------------------------------------------------
605.     2112                       4915 N. PIMA ROAD, SCOTTSDALE, AZ,           Wal*Mart Store                               0
                                    85251
------------------------------------------------------------------------------------------------------------------------------------
606.     2113                       1607 W. BETHANY HOME ROAD,                   Wal*Mart Store                               0
                                    PHOENIX, AZ, 85015
------------------------------------------------------------------------------------------------------------------------------------
607.     2116                       891 Rt. 9, GLAN FALLS, NY, 12804             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
608.     2118                       301 MASSACHUSETTS AVENUE,                    Wal*Mart Store                               0
                                    LUNENBURG, MA, 01462
------------------------------------------------------------------------------------------------------------------------------------
609.     2119                       301 RANCH DRIVE, MILPITAS, CA, 95035         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
610.     2125                       440 WADSWORTH BLVD, LAKEWOOD, CO,            Wal*Mart Store                               0
                                    80226
------------------------------------------------------------------------------------------------------------------------------------
611.     2126                       95-550 LANIKUHANA AVENUE,                    Wal*Mart Store                               0
                                    MILALANI, HI, 96789
------------------------------------------------------------------------------------------------------------------------------------
612.     2130                       2460 LAFAYETTE ROAD, PORTSMOUTH, NH,         Wal*Mart Store                               0
                                    03801
------------------------------------------------------------------------------------------------------------------------------------
613.     2131                       1319 SW 37TH STREET, TOPEKA, KS, 66611       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
614.     2134                       8709 CARLEY BLVD., CHARLOTTE, NC, 28262      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
615.     2135                       ROUTE 7, COBLESKILL, NY, 12043               Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
616.     2136                       801 JAMES MADISON HWY, CULPEPER, VA,         Wal*Mart Store                               0
                                    22701
------------------------------------------------------------------------------------------------------------------------------------
617.     2137                       5450 NEW HOPE COMONS ROAD,                   Wal*Mart Store                               0
                                    DURHAM, NC, 27707
------------------------------------------------------------------------------------------------------------------------------------
618.     2139                       780 THE LYNNWAY, LYNN, MA, 01905             Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
619.     2141                       1601 S. COLUMBUS BLVD.,                      Wal*Mart Store                               0
                                    PHILADELPHIA, PA, 19148
------------------------------------------------------------------------------------------------------------------------------------
620.     2142                       300-344 N. BROADWAY, SALEM, NH, 03079        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
621.     2145                       2601 MCARTHUR ROAD, WHITEHALL, PA,           Wal*Mart Store                               0
                                    18052
------------------------------------------------------------------------------------------------------------------------------------
622.     2146                       101 SANFORD FARM ROAD,                       Wal*Mart Store                               0
                                    AMSTERDAM, NY, 12010
------------------------------------------------------------------------------------------------------------------------------------
623.     2147                       4000 HWY 93 SOUTH, MISSOULA, MT, 59801       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
624.     2150                       710 DENNERY ROAD, SAN DIEGO, CA, 92173       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
625.     2152                       141 WASHINGTON AVENUE, ALBANY, NY, 12203     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
626.     2154                       5805 STATE BRIDGE ROAD, DULUTH, GA,          Wal*Mart Store                               0
                                    30096
------------------------------------------------------------------------------------------------------------------------------------
627.     2156                       750 MIDDLE COUNTRY ROAD, MIDDLE              Wal*Mart Store                               0
                                    ISLAND, NY, 11953
------------------------------------------------------------------------------------------------------------------------------------
628.     2157                       506 STATE ROAD, NORTH DARTMOUTH, MA,         Wal*Mart Store                               0
                                    02747
------------------------------------------------------------------------------------------------------------------------------------
629.     2161                       4501 ROSEWOOD DRIVE, PLEASANTON, CA,         Wal*Mart Store                               0
                                    94588
------------------------------------------------------------------------------------------------------------------------------------
630.     2163                       465 BRIDGEPORT AVE, SHELTON, CT, 06484       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
631.     2166                       6438 BASILE ROWE, EAST SYRACUSE, NY,         Wal*Mart Store                               0
                                    13057
------------------------------------------------------------------------------------------------------------------------------------
632.     2170                       220 SALEM TURNPIKE, NORWICH, CT, 06360       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
633.     2171                       101 NASSAU PARK BLVD., PRINCETON, NJ,        Wal*Mart Store                               0
                                    08540
------------------------------------------------------------------------------------------------------------------------------------
634.     2177                       3382 MURPHY CANYON ROD, SAN DIEGO,           Wal*Mart Store                               0
                                    CA, 92193
------------------------------------------------------------------------------------------------------------------------------------
635.     2185                       701 SOUTH ROUTE 11/15,                       Wal*Mart Store                               0
                                    SELINSGROVE, PA, 17870
------------------------------------------------------------------------------------------------------------------------------------
636.     2187                       2000 N. WENATCHEE AVENUE,                    Wal*Mart Store                               0
                                    WENATCHEE, WA, 98801
------------------------------------------------------------------------------------------------------------------------------------
637.     2189                       4855 KIETZKE LANE, RENO, NV, 89502           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
638.     2190                       1720 E MAIN ST, WOODLAND, CA, 95776          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
639.     2194                       5800 KINGSTOWN BLVD., ALEXANDRIA, VA,        Wal*Mart Store                               0
                                    22315
------------------------------------------------------------------------------------------------------------------------------------
640.     2195                       4900 US HWY #9, HOWELL, NJ, 07731            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
641.     2200                       150 GOLD STAR HWY, GROTON, CT, 06340         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
642.     2205                       6250 W MANCHESTER MALL, YORK, PA, 17404      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
643.     2206                       27470 ALICIA PARKWAY, LAGUNA                 Wal*Mart Store                               0
                                    NIGUEL, CA, 92656
------------------------------------------------------------------------------------------------------------------------------------
644.     2218                       26502 TOWN CENTER DRIVE, FOOTHILL            Wal*Mart Store                               0
                                    RANCH, CA, 92610
------------------------------------------------------------------------------------------------------------------------------------
645.     2223                       9499 SHERIDAN BLVD, WEST MINSTER, CO,        Wal*Mart Store                               0
                                    80030
------------------------------------------------------------------------------------------------------------------------------------
646.     2227                       777 BROCKTON AVENUE, ABINGTON, MA, 02351     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
647.     2232                       120 COMMERCIAL PARKWAY, BRANFORD, CT,        Wal*Mart Store                               0
                                    06405
------------------------------------------------------------------------------------------------------------------------------------
648.     2234                       5807 ROME TABERG ROAD, ROME, NY, 13440       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
649.     2242                       440 N. EUCLID STREETANAHEIM, CA, 92801       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
650.     2245                       705 COLLEGE BLVD., OCEANSIDE, CA, 92054      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
651.     2246                       17 COLBY COURT, BEDFORD, NH, 03110           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
652.     2247                       2010 KILDAIRE FARM ROAD, CARY, NC, 27511     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
653.     2251                       17150 GALE AVE, CITY OF INDUSTRY, CA,        Wal*Mart Store                               0
                                    91715
------------------------------------------------------------------------------------------------------------------------------------
654.     2252                       3722 EASTON NAZARETH HIGHWAY,                Wal*Mart Store                               0
                                    EASTON, PA, 18045
------------------------------------------------------------------------------------------------------------------------------------
655.     2253                       13487 CAMINO CANADA, EL CAJON, CA,           Wal*Mart Store                               0
                                    92020
------------------------------------------------------------------------------------------------------------------------------------
656.     2255                       87 AIRPORT ROAD, HAZELTON, PA, 18201         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
657.     2258                       7910 RICHMOND HVVY, HYBLAVALLEY, VA,         Wal*Mart Store                               0
                                    22306
------------------------------------------------------------------------------------------------------------------------------------
658.     2262                       RT. 23 SOUTHSIDE, ONEONTA, NY, 13820         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
659.     2263                       223 SHOEMAKER ROAD, POTTSTOWN, PA,           Wal*Mart Store                               0
                                    19464
------------------------------------------------------------------------------------------------------------------------------------
660.     2264                       1320 ALTAMONT AVE, ROTTERDAM, NY, 12303      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
661.     2265                       3950 GRANDVIEW                               Wal*Mart Store                               0
                                    DRIVE, SIMPSONVILLE, SC, 29681
------------------------------------------------------------------------------------------------------------------------------------
662.     2277                       323 WEST SHAW AVE., CLOVIS, CA, 93612        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
663.     2280                       600 SHOWERS DRIVE, MOUNTAIN VIEW, CA,        Wal*Mart Store                               0
                                    94040
------------------------------------------------------------------------------------------------------------------------------------
664.     2282                       69 PROSPECT HILL RD, EAST                    Wal*Mart Store                               0
                                    WINDSOR, CT, 06088
------------------------------------------------------------------------------------------------------------------------------------
665.     2284                       1060 NEW HAVEN RD, NAUGATUCK, CT, 06770      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
666.     2286                       161 CENTERREACH                              Wal*Mart Store                               0
                                    MALL, CENTERREACH, NY, 11720
------------------------------------------------------------------------------------------------------------------------------------
667.     2288                       80 RIO RANCHO ROAD, POMONA, CA, 91766        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
668.     2291                       75 NORTH BROADWAY, CHULA VISTA, CA,          Wal*Mart Store                               0
                                    91910
------------------------------------------------------------------------------------------------------------------------------------
669.     2292                       1275 N AZUSA AVENUE, COVINA, CA,             Wal*Mart Store                               0
                                    91722
------------------------------------------------------------------------------------------------------------------------------------
670.     2297                       25450 N. THE OLD ROAD, VALENCIA, CA,         Wal*Mart Store                               0
                                    91355
------------------------------------------------------------------------------------------------------------------------------------
671.     2299                       161 BERLIN RD, CROMWELL, CT, 06416           Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
672.     2312                       4807 VALLEY VIEW BLVD                        Wal*Mart Store                               0
                                    NW, ROANOKE, VA, 24012
------------------------------------------------------------------------------------------------------------------------------------
673.     2314                       94-595 KUPUOHIA STREET, WAIPAHU, HI,         Wal*Mart Store                               0
                                    96797
------------------------------------------------------------------------------------------------------------------------------------
674.     2321                       75-1015 HENRY STREET, KAILUA KONAHI,         Wal*Mart Store                               0
                                    96740
------------------------------------------------------------------------------------------------------------------------------------
675.     2330                       116 FARMINGTON ROAD, ROCHESTER, NH,          Wal*Mart Store                               0
                                    03867
------------------------------------------------------------------------------------------------------------------------------------
676.     2331                       155 WATERFORD PARKWAY,                       Wal*Mart Store                               0
                                    N, WATERFORD, CT, 06385
------------------------------------------------------------------------------------------------------------------------------------
677.     2341                       301 FALLS BLVD, QUINCY, MA, 02169            Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
678.     2360                       4725 ASHFORD-DUNWOODY, ATLANTA, GA,          Wal*Mart Store                               0
                                    30338
------------------------------------------------------------------------------------------------------------------------------------

 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
679.     2371                       1092 NORTH COLONY                            Wal*Mart Store                               0
                                    ROAD, WALLINGFORD, CT, 06492
------------------------------------------------------------------------------------------------------------------------------------
680.     2401                       1600 SOUTH MOUNTAIN, DUARTE, CA, 91010       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
681.     2438                       217 GARRISONVILLE RD, STAFFORD, VA,          Wal*Mart Store                               0
                                    22554
------------------------------------------------------------------------------------------------------------------------------------
682.     2440                       210 WAL MART PLAZA,  STE 3, SYLVA, NC,       Wal*Mart Store                               0
                                    28779
------------------------------------------------------------------------------------------------------------------------------------
683.     2444                       1294 UPPER LENOX AVENUE, ONEIDA, NY,         Wal*Mart Store                               0
                                    13421
------------------------------------------------------------------------------------------------------------------------------------
684.     2458                       1375 N. DAVIS ROAD, SALINAS, CA, 93907       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
685.     2472                       4550 KESTER MILL                             Wal*Mart Store                               0
                                    RD, WINSTON-SALEM, NC, 27103
------------------------------------------------------------------------------------------------------------------------------------
686.     2473                       325 E. MAKAALA STREET, HILO, HI, 96720       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
687.     2479                       3412 COLLEGE AVE, SAN DIEGO, CA, 92115       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
688.     2482                       1305 WEST MAIN STREET, MESA, AZ, 85201       Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
689.     2484                       1005 WEST SUGARLAND                          Wal*Mart Store                               0
                                    HWY, CLEWlSTON, FL, 33440
------------------------------------------------------------------------------------------------------------------------------------
690.     2494                       2100 VISTA WAY, OCEANSIDE, CA, 92054         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
691.     2495                       13331 BEACH BLVD, WESTMINSTER, CA, 92683     Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
692.     2497                       1236 ROUTE 22, PHILIPSBURG, NJ, 08865        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
693.     2507                       2220 SOUTH BRADLEY, SANTA MONICA, CA,        Wal*Mart Store                               0
                                    93455
------------------------------------------------------------------------------------------------------------------------------------
694.     2512                       330 W BELL ROAD, PHOENIX, AZ, 85023          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
695.     2513                       270 WAL-MART  WAY, DAHLONEGA, GA, 30533      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
696.     2517                       3600 W. MCFADDEN AVE., SANTA ANACA,          Wal*Mart Store                               0
                                    92704
------------------------------------------------------------------------------------------------------------------------------------
697.     2523                       2595 E. IMPERIAL HWY, BREA, CA, 92821        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
698.     2526                       19821 RINALDI ST., PORTER RANCH, CA,         Wal*Mart Store                               0
                                    91326
------------------------------------------------------------------------------------------------------------------------------------
699.     2536                       1110 E. PROSPERITY AVE, TULARE, CA,          Wal*Mart Store                               0
                                    93274
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
700.     2537                       1515 DANA DRIVE, REDDING, CA, 96002          Wal*Mart Store                              0

------------------------------------------------------------------------------------------------------------------------------------
701.     2546                       2300 N. TUSTIN STREET, ORANGE, CA,           Wal*Mart Store                               0
                                    92865
------------------------------------------------------------------------------------------------------------------------------------
702.     2553                       6650 HEMBREE LANE, WINDSOR, CA, 95492        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
703.     2556                       1168 WEST BRANCH STREET, ARROYO              Wal*Mart Store                               0
                                    GRANDE, CA, 93420
------------------------------------------------------------------------------------------------------------------------------------
704.     2557                       8400 ROSEDALE                                Wal*Mart Store                               0
                                    HIGHWAY, BAKERSFIELD, CA, 93312
------------------------------------------------------------------------------------------------------------------------------------
705.     2565                       4191 SOUTH AMHERST HWY, MADISON              Wal*Mart Store                               0
                                    HEIGHTS, VA, 24572
------------------------------------------------------------------------------------------------------------------------------------
706.     2566                       #4 CHARLES TOWN PLAZA, CHARLES               Wal*Mart Store                               0
                                    TOWN, WV, 25414
------------------------------------------------------------------------------------------------------------------------------------
707.     2568                       8333 VAN NUYS BLVD, PANORAMA                 Wal*Mart Store                               0
                                    CITY, CA, 91402
------------------------------------------------------------------------------------------------------------------------------------
708.     2569                       RT. 10 LEDGEWOOD MALL, LEDGEWOOD,            Wal*Mart Store                               0
                                    NJ, 7852
------------------------------------------------------------------------------------------------------------------------------------
709.     2580                       1415 SUNSET AVE., CLINTON, NC, 28328         Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
710.     2598                       3661 TRUXEL ROAD, SACRAMENTO, CA, 95833      Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
711.     2609                       2770 CARSON STREET, LAKEWOOD, CA,            Wal*Mart Store                               0
                                    90712
------------------------------------------------------------------------------------------------------------------------------------
712.     2610                       77 NORMAN MORGAN BLVD, LOGAN, WV,            Wal*Mart Store                               0
                                    25601
------------------------------------------------------------------------------------------------------------------------------------
713.     2621                       255 COCHRAN STREET, SIMI VALLEY, CA,         Wal*Mart Store                               0
                                    93065
------------------------------------------------------------------------------------------------------------------------------------
714.     2648                       1919 DAVIS STREET, SAN LEANDRO, CA,          Wal*Mart Store                               0
                                    94577
------------------------------------------------------------------------------------------------------------------------------------
715.     2697                       4893 LONE TREE WAY, ANTIOCH, CA 94509        Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
716.     2704                       1021 HIGH POINT ROAD, RANDLEMAN, NC,         Wal*Mart Store                               0
                                    27317
------------------------------------------------------------------------------------------------------------------------------------
717.     2730                       110 RIVER OAKS DR., TARBORO, NC,             Wal*Mart Store                               0
                                    27886
------------------------------------------------------------------------------------------------------------------------------------
718.     2749                       254 HALLTOWN RD., SPRUCE PINE, NC,           Wal*Mart Store                               0
                                    28777
------------------------------------------------------------------------------------------------------------------------------------
719.     2772                       1675 N. HOWE ST., SOUTHPORT, NC,             Wal*Mart Store                               0
                                    28461
------------------------------------------------------------------------------------------------------------------------------------
720.     2793                       1130 S. MAIN ST., KERNERSVILLE, NC,          Wal*Mart Store                               0
                                    27284
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------

721.     2842                       1290 EAST ONTARIO AVE, CORONA, CA,           Wal*Mart Store                               0
                                    92881
------------------------------------------------------------------------------------------------------------------------------------
722.     2845                       14215 U.S. HWY 64 WEST, SILER                Wal*Mart Store                               0
                                    CITY, NC, 27344
------------------------------------------------------------------------------------------------------------------------------------
723.     2929                       3030 N. MAIN, HOPE MILLS, NC, 28348          Wal*Mart Store                               0

------------------------------------------------------------------------------------------------------------------------------------
724.     FRED MEYER STORES, INC.,   FRED MEYER STORES, PO BOX 42121,             MASTER LEASE - SEE BELOW FOR            75420.65
         ROUNDUP CO., GRAND         PORTLAND,  OR  97282                         INDIVIDUAL STORE LEASES.
         CENTRAL, INC., FRED
         MEYER OF ALASKA, INC.
------------------------------------------------------------------------------------------------------------------------------------
725.     7601                       NORTHERN LIGHTS FM,  AK                      Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
726.     7602                       DIMOND FM,  AK                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
727.     7603                       WEST FAIRBANKS FM,  AK                       Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
728.     7604                       EAST ANCHORAGE FM,  AK                       Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
729.     7605                       SOLDOTNA FM,  AK                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
730.     7606                       5-MILE FM,  ID                               Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
731.     7607                       GARDEN CITY FM,  ID                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
732.     7609                       BEAVERTON FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
733.     7610                       INTERSTATE FM,  OR                           Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
734.     7611                       OREGON CITY FM,  OR                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
735.     7612                       TUALATIN FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
736.     7613                       CORNELIUS FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
737.     7614                       MEDFORD FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
738.     7615                       GATEWAY FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
739.     7616                       NORTH COAST FM,  OR                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
740.     7617                       WEST BEAVERTON FM,  OR                       Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
741.     7618                       GRESHAM FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
742.     7619                       THE DALLES FM,  OR                           Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
743.     7620                       DIVISION FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
744.     7621                       CLACKAMAS FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
745.     7622                       JOHNSON CREEK FM,  OR                        Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
746.     7623                       HOLLYWOOD WEST FM,  OR                       Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
747.     7624                       ROSEBURG FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
748.     7625                       KLAMATH FALLS FM,  OR                        Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
749.     7626                       BROOKINGS FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
750.     7627                       TILLAMOOK FM,  OR                            Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
751.     7628                       GRANTS PASS FM,  OR                          Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
752.     7629                       COOS BAY FM,  OR                             Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
753.     7630                       NEWPORT FM,  OR                              Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
754.     7631                       MONROE FM,  WA                               Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------
755.     7632                       RENTON CENTER FM,  WA                        Fred Meyer Store                            0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
756.     7633                       PACIFIC FM,  WA                              Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
757.     7634                       STEVENS FM,  WA                              Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
758.     7635                       BREMERTON FM,  WA                            Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
759.     7636                       BONNEY LAKE FM,  WA                          Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
760.     7637                       RICHLAND FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
761.     7638                       PUYALLUP FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
762.     7639                       LYNNWOOD FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
763.     7640                       BELLEVUE FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
764.     7641                       AURORA FM,  WA                               Fred Meyer Store                             0

-----------------------------------------------------------------------------------------------------------------------------------
765.     7642                       MIDWAY FM,  WA                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
766.     7643                       MILL PLAIN FM,  WA                           Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
767.     7644                       LONGVIEW FM,  WA                             Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
768.     7646                       MARYSVILLE FM,  WA                           Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
769.     7647                       COVINGTON FM,  WA                            Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
770.     7648                       BENSON PLAZA FM,  WA                         Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
771.     7649                       EVERETT FM,  WA                              Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
772.     7650                       AUBURN FM,  WA                               Fred Meyer Store                             0

-----------------------------------------------------------------------------------------------------------------------------------
773.     7651                       GREENWOOD FM,  WA                            Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
774.     7652                       LACEY FM,  WA                                Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
775.     7653                       WASILLA,  AK                                 Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
776.     7654                       BALLARD,  WA                                 Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
777.     7657                       HILLSBORO,  OR                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
778.     7658                       KENNEWICK,  WA                               Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
779.     7826                       NAMPA,  ID                                   Fred Meyer Store                             0

------------------------------------------------------------------------------------------------------------------------------------
780.     INDIVIDUAL OD LEASES -     SEE BELOW FOR INDIVIDUAL OD LEASES.         STORE NUMBER WHERE OD IS LOCATED.
         WAL*MART, FRED MEYER,
         AND MILITARY
------------------------------------------------------------------------------------------------------------------------------------
781.     LARRY DECKER               SK 12-B LAKE CHEROKEE RD, HENDERSON, TX       131                                         0
                                    75652
------------------------------------------------------------------------------------------------------------------------------------
782.     LARRY DECKER               SK 12-B LAKE CHEROKEE RD, HENDERSON, TX       140                                         0
                                    75652
------------------------------------------------------------------------------------------------------------------------------------
783.     DAVID & KAREN WESLEY       238 CHERRYWOOD PL, SUMITON, AL 35148          287                                         0

------------------------------------------------------------------------------------------------------------------------------------
784.     DARLENE HARRIS             261 CARTERTON HEIGHTS, OXFORD, AL 36203       329                                         0

------------------------------------------------------------------------------------------------------------------------------------
785.     ROB CHRISTENSEN            1211 N. 13TH AVE. # 1131, DODGE CITY,         372                                         0
                                    KS  67801
------------------------------------------------------------------------------------------------------------------------------------
786.     SAMUEL CHARENDOFF          9717 CYPRESSWOOD APT 802, HOUSTON, TX         400                                         0
                                    77070
------------------------------------------------------------------------------------------------------------------------------------
787.     KENT YARBROUGH             328 OMEGA DRIVE, LAWRENCEVILLE, GA            510                                         0
                                    30244
------------------------------------------------------------------------------------------------------------------------------------
788.     PAMELA LEDFORD             P. O. Box 1203, Murphy, NC 28906              515                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
789.     WILLIAM WHITE              1962 HOWELL BRIDGE ROAD, BALL GROUND,         518                                         0
                                    GA  30107
------------------------------------------------------------------------------------------------------------------------------------
790.     CATHERINE BROOKS           26 WATERFORD OAKS LANE, KEMAH, TX             529                                         0
                                    77565
------------------------------------------------------------------------------------------------------------------------------------
791.     WOODSON HARVEY             2050 No. Mall Blvd., ALEXANDRIA, LA           539                                         0
                                    71301
------------------------------------------------------------------------------------------------------------------------------------
792.     MEHDI KAZEM                2112 RIVERHEIGHTS WALK, MARIETTA, GA          548                                         0
                                    30067
------------------------------------------------------------------------------------------------------------------------------------
793.     DENNIS CROWE               7105 AFTON DRIVE, KNOXVILLE, TN 37918         556                                         0

------------------------------------------------------------------------------------------------------------------------------------
794.     CALEB ABBOTT               822 BIRCH, MARION,  KS  66861                 557                                         0

------------------------------------------------------------------------------------------------------------------------------------
795.     SIDNEY GOTTLIEB            210 GATSBY PLACE, ALPHARETTA, GA 30202        575                                         0

------------------------------------------------------------------------------------------------------------------------------------
796.     JAMES PETRO                790 SAGEWOOD DR., LAKELAND, FL 33813          580                                         0

------------------------------------------------------------------------------------------------------------------------------------
797.     WILLIAM STEVENS            218 WHITEFRIARS LANE, MATTHEWS, NC            585                                         0
                                    28105
------------------------------------------------------------------------------------------------------------------------------------
798.     MICHAEL GARNER             1731 PINEKNOLL LN, ALBANY,  GA  31707         588                                         0

------------------------------------------------------------------------------------------------------------------------------------
799.     TIM PERRY                  3856 STRATFORD CIRCLE, VALDOSTA,  GA          593                                         0
                                    31605
------------------------------------------------------------------------------------------------------------------------------------
800.     RAUL QUINTANILLA           4915 1/2 WALKER, HOUSTON,  TX  77023          602                                         0

------------------------------------------------------------------------------------------------------------------------------------
801.     DEIDRA CASAUS              3406 BANDOLINA, ROSWELL,  NM  88201           611                                         0

------------------------------------------------------------------------------------------------------------------------------------
802.     SEAN COUGHLIN              107 SUNNY  POINT CIRCLE, LA GRANGE, GA        614                                         0
                                    30240
------------------------------------------------------------------------------------------------------------------------------------
803.     NHORA ABRIL-SHAW           4552 CANDYTUFT WAY, ACWORTH, GA 30102         618                                         0

------------------------------------------------------------------------------------------------------------------------------------
804.     RAYMOND JIMISON            443 FOREST AVENUE, SPARTANBURG, SC            625                                         0
                                    29302
------------------------------------------------------------------------------------------------------------------------------------
805.     DAVID BANG                 602 FAIRINGTON DRIVE, SUMMERVILLE, SC         628                                         0
                                    29485
------------------------------------------------------------------------------------------------------------------------------------
806.     TRACY HINSON               PO BOX 2505, EASLEY,  SC  29647               631                                         0

------------------------------------------------------------------------------------------------------------------------------------
807.     DAVID CORCORAN             1481 HIGHWAY 17 N., MT PLEASANT, SC           632                                         0
                                    29464
------------------------------------------------------------------------------------------------------------------------------------
808.     NEIL CALLAWAY              12300 APACHE AV  #1722, SAVANNAH, GA          635                                         0
                                    31419
------------------------------------------------------------------------------------------------------------------------------------
809.     CRAIG STAAB                732 BECKLEY LANE, CHESAPEAKE, VA              639                                         0
                                    23322
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
810.     KRIS REIMER                802 FLEMING, GARDEN CITY, KS 67846            652                                         0

------------------------------------------------------------------------------------------------------------------------------------
811.     DAVID NESTOROWICZ          155 ARABIAN DRIVE, MADISON, AL 35758          662                                         0

------------------------------------------------------------------------------------------------------------------------------------
812.     DAVID PIFER                9639 Cool Way, Soddy-Daisy, TN 37379          669                                         0

------------------------------------------------------------------------------------------------------------------------------------
813.     ROBERT HELM                209 SCOTT LANE, JONESBORO,  TN  37659         680                                         0

------------------------------------------------------------------------------------------------------------------------------------
814.     DAVID SPURLOCK             25 PEMBROKE DRIVE, HILTON HEAD, SC            728                                         0
                                    29926
------------------------------------------------------------------------------------------------------------------------------------
815.     CARLA LINDSEY              3435 ROCK CREEK DRIVE, REX, GA 30273          745                                         0

------------------------------------------------------------------------------------------------------------------------------------
816.     KRYSTAL BRAGG              5821 NEWINGTON HIGHWAY, SYLVANIA, GA          754                                         0
                                    30467
------------------------------------------------------------------------------------------------------------------------------------
817.     NAVIN SINGH                103 KNIGHTS COURT, ROYAL PALM BEACH,          758                                         0
                                    FL 33411
------------------------------------------------------------------------------------------------------------------------------------
818.     MCARTHUR GRIFFIN           3278 ROCK CREEK DR., REX, GA 30273            787                                         0

------------------------------------------------------------------------------------------------------------------------------------
819.     MICHAEL CALHOUN            200 W. 62ND STREET, HUTCHINSON, KS            794                                         0
                                    67502
------------------------------------------------------------------------------------------------------------------------------------
820.     RICARDO SALVAT             2216 DURANGO COURT, LAS CRUCES,  NM           806                                         0
                                    88011-8014
------------------------------------------------------------------------------------------------------------------------------------
821.     D.C. DEAN                  9620 PERALTA NE, ALBUQUERQUE,  NM  87109      824                                         0

------------------------------------------------------------------------------------------------------------------------------------
822.     JAMES CUTLER               #1 COUNTY ROAD 5152, BLOOMFIELD,  MN          826                                         0
                                    87413
------------------------------------------------------------------------------------------------------------------------------------
823.     KEVIN MORRIS               8621 LAS CAMAS NE, ALBUQUERQUE, NM            829                                         0
                                    87111
------------------------------------------------------------------------------------------------------------------------------------
824.     MICHELLE COHEN             2700 VISTA GRANDE DRIVE NW APT.               835                                         0
                                    48, ALBUQURQUE,  NM  87120
------------------------------------------------------------------------------------------------------------------------------------
825.     VICTORIA FERGESON          9604 ALLANDE RD,  NE, ALBUQUERQUE, NM         850                                         0
                                    87109
------------------------------------------------------------------------------------------------------------------------------------
826.     JOHN DAVIS                 809 ELDORA DRIVE, ROSWELL,  NM  88201         851                                         0

------------------------------------------------------------------------------------------------------------------------------------
827.     JOANN KING                 201 BELLVUE CIR, MOBILE,  AL  36608           866                                         0

------------------------------------------------------------------------------------------------------------------------------------
828.     DAVID AYCOCK               120 EAST PHIFER STREET, MONROE, NC            877                                         0
                                    28110
------------------------------------------------------------------------------------------------------------------------------------
829.     JOHN SNYDER                3390 SUMMIT TRAIL, CUMMING, GA 30130          878                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
830.     JOHN BRINKLEY              360 HARBISON BLVD, COLUMBIA, SC 29212         881                                         0

------------------------------------------------------------------------------------------------------------------------------------
831.     DIANA MAURER               108 NORTHFIELD DR, THOMASVILLE, GA            889                                         0
                                    31757
------------------------------------------------------------------------------------------------------------------------------------
832.     JAY JACKSON                800 VALERIE PLACE, VALDOSTA, GA               899                                         0
                                    31605
------------------------------------------------------------------------------------------------------------------------------------
833.     BARUN HAZRA                6405 WESTWARD,  #78, HOUSTON,  TX             915                                         0
                                    77081
------------------------------------------------------------------------------------------------------------------------------------
834.     JAMIE JORDAN               9854 S. ROSEMONT AVE. # 5206, LONE            924                                         0
                                    TREE, CO  80124
------------------------------------------------------------------------------------------------------------------------------------
835.     LARRY FLEMING              P.O. BOX 244, MORGANTON, NC 28680             948                                         0

------------------------------------------------------------------------------------------------------------------------------------
836.     LORENZO JONES              501 LEE AVE., EASTMAN,  GA  31023             952                                         0

------------------------------------------------------------------------------------------------------------------------------------
837.     MILDRED  LOPEZ             1301 MONARCH AVE., LONGMONT,  CO  80501       980                                         0

------------------------------------------------------------------------------------------------------------------------------------
838.     WILLIAM PFLUEGER           262 S. CEDAR CREEK, CORDELE,  GA  31015      1006                                         0

------------------------------------------------------------------------------------------------------------------------------------
839.     THOMAS "ED" MCMAINS        P.O. BOX 2357, RINCON,  GA  31326            1011                                         0

------------------------------------------------------------------------------------------------------------------------------------
840.     LASHETA PRICE              553 SURRY TRACE CIRCLE, CONCORD,  NC         1027                                         0
                                    28027
------------------------------------------------------------------------------------------------------------------------------------
841.     DAVID MCDANIEL             510 W. KING/ P.O. BOX 1127, KINGS            1034                                         0
                                    MOUNTAIN,  NC  28086
------------------------------------------------------------------------------------------------------------------------------------
842.     KENNETH TURNER             214 CHARLOTTE ROAD, RUTHERFORDTON,  NC       1036                                         0
                                    28139
------------------------------------------------------------------------------------------------------------------------------------
843.     LESLIE NIENABER-DUNN       4200 REDWING CIRCLE, WINSTON-SALEM,  NC      1039                                         0
                                    27106
------------------------------------------------------------------------------------------------------------------------------------
844.     KYLE JONES                 9412 PARKWOOD AVE, DOUGLASVILLE,  GA         1047                                         0
                                    30135
------------------------------------------------------------------------------------------------------------------------------------
845.     ALAN WINESETT              RT. 2,  BOX 598, CONOVER,  NC  28613         1064                                         0

------------------------------------------------------------------------------------------------------------------------------------
846.     DAVID WELLS                1104 NEW DOVER ROAD, APEX,  NC  27502        1097                                         0

------------------------------------------------------------------------------------------------------------------------------------
847.     PERRYLEE                   1440 PARKS MILL TRACE, GREENSBORO,  GA       1121                                         0
                                    30642
------------------------------------------------------------------------------------------------------------------------------------
848.     MANAY CLARK                2705 WINCREST CIRCLE, GARDENDALE,  AL        1124                                         0
                                    35071
------------------------------------------------------------------------------------------------------------------------------------
849.     STEPHEN HEADLEE            1226 EAST DIXIE DRIVE, ASHEBORO,  NC         1132                                         0
                                    27203
------------------------------------------------------------------------------------------------------------------------------------
850.     DAVE NOONAN                4101 Beauvista Drive, Charlotte,  NC         1156                                         0
                                    28269
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
851.     MANSUR NURDEL              10022 STRATHFIELD LANE, HIGHLANDS RANCH,     1208                                         0
                                    CO  80126
------------------------------------------------------------------------------------------------------------------------------------
852.     W. MARK SIGMON             365 MAIN AVENUE, SW, HICKORY, NC 28602       1209                                         0

------------------------------------------------------------------------------------------------------------------------------------
853.     KENNETH JEFFERS            1261 AVENIDA KINO, CASA GRANDE, AZ           1218                                         0
                                    85222
------------------------------------------------------------------------------------------------------------------------------------
854.     JEFFREY HOOVER             4091 PINERIDGE ROAD, APPLING, GA 30802       1227                                         0

------------------------------------------------------------------------------------------------------------------------------------
855.     MARY JO DEXTER             102 WHIT COURT, ANGIER,  NC  27501           1237                                         0

------------------------------------------------------------------------------------------------------------------------------------
856.     KENT RISK                  309 VALLEY ROAD, FAYETTEVILLE, NC 28305      1238                                         0

------------------------------------------------------------------------------------------------------------------------------------
857.     JOEL WYNNE                 260 HILLCREST ST., SYLVA, NC 28779           1242                                         0

------------------------------------------------------------------------------------------------------------------------------------
858.     NANCY MAHLIE               10 HICKORY RIDGE, GREENVILLE, SC 29609       1244                                         0

------------------------------------------------------------------------------------------------------------------------------------
859.     RONALD HARRIS              9788 S. DAMPLER WAY, HIGHLANDS RANCH,        1252                                         0
                                    CO  80126
------------------------------------------------------------------------------------------------------------------------------------
860.     KENT RISK                  309 VALLEY ROAD, FAYETTEVILLE, NC            1261                                         0
                                    28305
------------------------------------------------------------------------------------------------------------------------------------
861.     GEORGE KATSOUDAS           502 ALAMANCE RD., BURLINGTON,  NC  27215     1287                                         0

------------------------------------------------------------------------------------------------------------------------------------
862.     JODY PAPAZEKOS             4131 WANDERING LN, HICKORY,  NC  28601       1290                                         0

------------------------------------------------------------------------------------------------------------------------------------
863.     GARY GRAMMOND              10271 EAST COVINGTON ST, TUSCON,  AZ         1291                                         0
                                    85748
------------------------------------------------------------------------------------------------------------------------------------
864.     BASIL COOMBS               1371 WATERSTON DR., EVANS,  GA  30809        1293                                         0

------------------------------------------------------------------------------------------------------------------------------------
865.     JAMES MENIUS               4500 TENELLA RD, NEW BERN,  NC  28562        1300                                         0

------------------------------------------------------------------------------------------------------------------------------------
866.     PAUL ARNOLD                132 CLEAR WATER ROAD, LEWISBURG,  NC         1321                                         0
                                    27549
------------------------------------------------------------------------------------------------------------------------------------
867.     DON TEMPLE                 RT 1 BOX 546, PINEY CREEK,  NC  28663        1337                                         0

------------------------------------------------------------------------------------------------------------------------------------
868.     DANNY O'NEIL               500 OLD GREENVILLE RD., STAUNTON,  VA        1344                                         0
                                    24401
------------------------------------------------------------------------------------------------------------------------------------
869.     L. SIDNEY CHRISTIAN        111 RIVER ACRES WEST, WASHINGTON, NC         1354                                         0
                                    27889
------------------------------------------------------------------------------------------------------------------------------------
870.     ROBERT HILLSGROVE          2131 INVERNESS PARKWAY, TUSCALOOSA, AL       1367                                         0
                                    35405
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
871.     CHRIS BATEMAN              5501 LAKE EDGE DRIVE, HOLLY SPRING, NC       1372                                         0
                                    27540
------------------------------------------------------------------------------------------------------------------------------------
872.     ROOZBEH YAZDANI            5304 WOODIRON DR., DULUTH, GA 30097          1373                                         0

------------------------------------------------------------------------------------------------------------------------------------
873.     DAVID DEVERE               BOX 20564, GREENVILLE, NC 27858              1379                                         0

------------------------------------------------------------------------------------------------------------------------------------
874.     VALERIE WISE               812 SCOTTY COURT, CRAMERTON, NC 28032        1385                                         0

------------------------------------------------------------------------------------------------------------------------------------
875.     JOOEUN CHOE                # 320 WHITEBRIDGE RD., HAMPSTEAD, NC         1392                                         0
                                    28443
------------------------------------------------------------------------------------------------------------------------------------
876.     MICHAEL SERRANO            3101 FLOWERS RD. APT E, ATLANTA,  GA         1403                                         0
                                    30341
------------------------------------------------------------------------------------------------------------------------------------
877.     CHRISTINA GALOS            742 E. ESPADA, EL PASO,  TX  79912           1414                                         0

------------------------------------------------------------------------------------------------------------------------------------
878.     ROD BAUER                  933 SUNLIT DRIVE, PRESCOTT,  AZ  86303       1417                                         0

------------------------------------------------------------------------------------------------------------------------------------
879.     JEAN BURN                  20313 HICKORY BRANCH DR, PETERSBURG, VA      1424                                         0
                                    23803
------------------------------------------------------------------------------------------------------------------------------------
880.     HOWARD KLAPPER             607 FLEMING ST., RAVENSWOOD,  WV 26164       1450                                         0

------------------------------------------------------------------------------------------------------------------------------------
881.     PAUL FINE                  6736 OLDE SAVANNAH ROAD, CHARLOTTE, NC       1464                                         0
                                    28227
------------------------------------------------------------------------------------------------------------------------------------
882.     TIMOTHY MILLER             236A NORTHPOINT AVE, HIGH POINT,  NC         1498                                         0
                                    27262
------------------------------------------------------------------------------------------------------------------------------------
883.     MICHAEL DEUTSCHER          2921 N. Goveneour,  Apt 211, Wichita, KS     1507                                         0
                                    67226
------------------------------------------------------------------------------------------------------------------------------------
884.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS, ND       1534                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
885.     JEFF GATES                 3002 DOGWOOD RD., BRIDGEPORT,  WV  26330     1544                                         0

------------------------------------------------------------------------------------------------------------------------------------
886.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS,  ND      1545                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
887.     S. ERIC STENSLAND          7511 SHORELINE DRIVE, STOCKTON, CA           1554                                         0
                                    95219
------------------------------------------------------------------------------------------------------------------------------------
888.     STEVE ARNQUIST             P.O. BOX 4434, EL CENTRO,  CA  92244         1555                                         0

------------------------------------------------------------------------------------------------------------------------------------
889.     STEPHANIE LEE              10548 MEADOW MIST AVE., LAS VEGAS, NV        1560                                         0
                                    89135
------------------------------------------------------------------------------------------------------------------------------------
890.     ROBERT SMITH               2913 WOODGLEN DRIVE, BAKERSFIELD, CA         1574                                         0
                                    93311
------------------------------------------------------------------------------------------------------------------------------------
891.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS, ND       1581                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
892.     SANDRA OWYOUNG             7338 NORTH TAMERA, FRESNO,  CA  93711        1583                                         0

------------------------------------------------------------------------------------------------------------------------------------
893.     ALBERT BOYER               8804 SUMMERIDGE DR., LAS VEGAS,  NV          1584                                         0
                                    89134
------------------------------------------------------------------------------------------------------------------------------------
894.     PHILIP ETCHELLS            9106 S.V.L. BOX, VICTORVILLE,  CA  92392     1588                                         0

------------------------------------------------------------------------------------------------------------------------------------
895.     LOUIS VERDELLI             1005 W. AREBA AVENUE, HERSHEY,  PA           1591                                         0
                                    17033
------------------------------------------------------------------------------------------------------------------------------------
896.     PAUL KLENKLEN              6137 ANTIOCH RD., MERRIAM,  KS  66202        1599                                         0

------------------------------------------------------------------------------------------------------------------------------------
897.     ROBERT WILSON              3146 PLAYER DR, RAPID CITY,  SD              1604                                         0
                                    57702-5041
------------------------------------------------------------------------------------------------------------------------------------
898.     RAYMOND SHERBAN            5216 N. PASEO ARENAL, TUCSON,  AZ  85750     1612                                         0

------------------------------------------------------------------------------------------------------------------------------------
899.     TIMOTHY MILLER             236A NORTHPOINT AVE, HIGH POINT,  NC         1613                                         0
                                    27262
------------------------------------------------------------------------------------------------------------------------------------
900.     DAVID HORTON               167 FOXCROFT DRIVE, TIMBERL KE, NC           1614                                         0
                                    27583
------------------------------------------------------------------------------------------------------------------------------------
901.     SUSAN LINK                 6183 GIRVIN DRIVE, OAKLAND,  CA  94611       1615                                         0

------------------------------------------------------------------------------------------------------------------------------------
902.     DOUG HODGSON               BOX 237, SHERIDAN,  WY  82801                1617                                         0

------------------------------------------------------------------------------------------------------------------------------------
903.     JOHN PLOW                  44 WINTERGREEN WAY, ROCHESTER, NY            1619                                         0
                                    14618
------------------------------------------------------------------------------------------------------------------------------------
904.     PATRICIA BUTLER            129 RIVER STREET, KINGSTON,  PA  18704       1623                                         0

------------------------------------------------------------------------------------------------------------------------------------
905.     F. BARRY JACOBS            7913 SECHART COURT, BAKERSFIELD,  CA         1624                                         0
                                    93309
------------------------------------------------------------------------------------------------------------------------------------
906.     JAY KISCH                  806 4 1/2  Ave. NE, Barnesville,  MN         1627                                         0
                                    56514
------------------------------------------------------------------------------------------------------------------------------------
907.     BERNARD FRIEDLAND          836 N. 1ST STREET, HAMPTON,  VA  23664       1631                                         0

------------------------------------------------------------------------------------------------------------------------------------
908.     JEFF YUNKER                285 GRASSY HILLS LANE, GRAND FORKS,  ND      1636                                         0
                                    58201
------------------------------------------------------------------------------------------------------------------------------------
909.     LUCIA TREDICI              8325 VIA DE LA LUNA, SCOTTSDALE,  AZ         1646                                         0
                                    85258
------------------------------------------------------------------------------------------------------------------------------------
910.     GARY ABEL                  P.O.BOX 2501, RENO,  NV  89505               1648                                         0

------------------------------------------------------------------------------------------------------------------------------------
911.     DAVID CHIANG               535 PEIRCE STREET # 3303, ALBANY,  CA        1651                                         0
                                    94706
------------------------------------------------------------------------------------------------------------------------------------
912.     FREDRICK GODIN             P. O. BOX 697, SANDERSVILLE,  GA  31082      1658                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
913.     CHARLES TROMBA             355 COOL SPRINGS RD., STATESVILLE,  NC       1662                                         0
                                    28677
------------------------------------------------------------------------------------------------------------------------------------
914.     BOB LEHMAN                 153 HIDEAWAY LN, WAYNESVILLE,  NC  28786     1663                                         0

------------------------------------------------------------------------------------------------------------------------------------
915.     MARK JACOBS                4309 DEER  CREEK DR, WILSON, NC 27896        1664                                         0

------------------------------------------------------------------------------------------------------------------------------------
916.     PAUL FINE                  6736 OLDE SAVANNAH ROAD, CHARLOTTE, NC       1666                                         0
                                    28227
------------------------------------------------------------------------------------------------------------------------------------
917.     RICHARD CHRISTOPH          2444 GARFIELD AV, WEST LAWN,  PA  19609      1670                                         0

------------------------------------------------------------------------------------------------------------------------------------
918.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK,  MD          1674                                         0
                                    21702
------------------------------------------------------------------------------------------------------------------------------------
919.     DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        1682                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------
920.     DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        1687                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------
921.     ERIC WEHRENBERG            4494 S. HANNIBAL WAY APT 423, AURORA,        1689                                         0
                                    CO  80015
------------------------------------------------------------------------------------------------------------------------------------
922.     THOMAS MACK                17785 CODY, OLATHE,  KS  66062               1691                                         0

------------------------------------------------------------------------------------------------------------------------------------
923.     GEORGE SAUNDERS            662  LA MERAD DR, REDLANDS,  CA  92373       1692                                         0

------------------------------------------------------------------------------------------------------------------------------------
924.     SCOTT SWANSON              9582 HAMILTON AVE., HUNTINGTON BEACH,        1693                                         0
                                    CA  92647
------------------------------------------------------------------------------------------------------------------------------------
925.     DAVID LEE                  9478 MEDSTEAD WAY, ELK GROVE,  CA  95758     1697                                         0

------------------------------------------------------------------------------------------------------------------------------------
926.     GERALD FLANAGAN            13446 POWAY RD. PMB 208, POWAY,  CA  92046   1700                                         0

------------------------------------------------------------------------------------------------------------------------------------
927.     JULIE LIEUW                3022 PRADO LANE, DAVIS,  CA  95616           1704                                         0

------------------------------------------------------------------------------------------------------------------------------------
928.     DAVID PICKRELL             5753 EIGHTH COURT S., BIRMINGHAM,  AL        1711                                         0
                                    35212
------------------------------------------------------------------------------------------------------------------------------------
929.     MARY KENNEDY               1850 MILLFIELD CIRCLE SW, SNELLVILLE,        1720                                         0
                                    GA  30078
------------------------------------------------------------------------------------------------------------------------------------
930.     MIKE  GOWEN                135 BROOKWOOD RD, STAUNTON,  VA  24401       1726                                         0

------------------------------------------------------------------------------------------------------------------------------------
931.     CHAROLETTE  BARNES-LEBANC  29314 BIRDY CT., NUEVO,  CA  92567           1747                                         0

------------------------------------------------------------------------------------------------------------------------------------
932.     PATRICK SMITH              1527 HIDDEN BRIDGE DR, MT PLEASANT,  SC      1748                                         0
                                    29464
------------------------------------------------------------------------------------------------------------------------------------
933.     DAVID WELLS                1104 NEW DOVER ROAD, APEX,  NC  27502        1751                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
934.     GORDON WONG                1712 SPYGLASS ROAD, PETALUMA, CA 94954       1755                                         0

------------------------------------------------------------------------------------------------------------------------------------
935.     JENNY TIET                 5816 Los Arcos Way, Buena Park, CA           1756                                         0
                                    90620
------------------------------------------------------------------------------------------------------------------------------------
936.     GARY SCHEFFEL              2815 CLEMSON DRIVE, CAMERON PARK, CA         1760                                         0
                                    95682
------------------------------------------------------------------------------------------------------------------------------------
937.     GEORGE GILLESPIE           P.O. BOX 296, ATHENS,  WV  24712             1763                                         0

------------------------------------------------------------------------------------------------------------------------------------
938.     JUDITH BERNSTEIN           7475 HALF PENNY PLACE, ATLANTA, GA           1766                                         0
                                    30350
------------------------------------------------------------------------------------------------------------------------------------
939.     DONALD JOHNSON             635 THORNTON WAY, ASHLAND,  OR  97520        1772                                         0

------------------------------------------------------------------------------------------------------------------------------------
940.     GREG JELLENEK              3804 PINE GROVE CIRCLE, CHESAPEAKE, VA       1773                                         0
                                    23321
------------------------------------------------------------------------------------------------------------------------------------
941.     KATHY JOHNSON              5149 LINKSLAND DRIVE, HOLLY SPRINGS, NC      1774                                         0
                                    27540
------------------------------------------------------------------------------------------------------------------------------------
942.     STEVEN SERVEY              2815 LEON AVE., NORRISTOWN,  PA  19403       1777                                         0

------------------------------------------------------------------------------------------------------------------------------------
943.     STEVEN VEST                3340 South Trotter Lane, Flagstaff, AZ       1780                                         0
                                    86001
------------------------------------------------------------------------------------------------------------------------------------
944.     JOHN STAVRAKIS             5202 GLENBROOK DRIVE, VIENNA, WV 26105       1782                                         0

------------------------------------------------------------------------------------------------------------------------------------
945.     JOSE MARIN                 8635 SW LEAHY RD, PORTLAND, OR 97225         1784                                         0

------------------------------------------------------------------------------------------------------------------------------------
946.     MICHAEL JOHNSON            2768 TORONJA WAY, SACRAMENTO, CA 95833       1789                                         0

------------------------------------------------------------------------------------------------------------------------------------
947.     STACY METZGER              3231 CIRCLE CREST DRIVE, FOREST GROVE,       1793                                         0
                                    OR  97116
------------------------------------------------------------------------------------------------------------------------------------
948.     KEVIN LENAHAN              4644 S.E. 28TH STREET, TOPEKA, KS 66605      1802                                         0

------------------------------------------------------------------------------------------------------------------------------------
949.     JOHN LIS                   1358 RANSOM RD., RIVERSIDE, CA 92506         1805                                         0

------------------------------------------------------------------------------------------------------------------------------------
950.     MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ 08003        1807                                         0

------------------------------------------------------------------------------------------------------------------------------------
951.     FRANKLIN MICHELSON         14 HEMPTOR ROAD, NEW CITY, NY 10956          1810                                         0

------------------------------------------------------------------------------------------------------------------------------------
952.     DOUGLAS CASSIDY            7 CRANDEL COURT, POQUASON, VA 23662          1811                                         0

------------------------------------------------------------------------------------------------------------------------------------
953.     ROBERT TOVEY               5466 N. FIGARDEN DRIVE,  APT.                1815                                         0
                                    #238, FRESNO,  CA  93722
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
954.     DAVID AYCOCK               120 EAST PHIFER STREET, MONROE, NC 28110     1821                                         0

------------------------------------------------------------------------------------------------------------------------------------
955.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK,  MD  21702   1823                                         0

------------------------------------------------------------------------------------------------------------------------------------
956.     MICHAEL BAUMANN            5934 W. BEECH CT., VISALIA,  CA  93277       1826                                         0

------------------------------------------------------------------------------------------------------------------------------------
957.     RALPH SUFFOLK              101 TOWNE HOUSE CIRCLE, FAYETTEVILLE,        1830                                         0
                                    NY  13066
------------------------------------------------------------------------------------------------------------------------------------
958.     REGINA DEVITO              3070 TOWN CENTER ROAD, BALDWINSVILLE,        1831                                         0
                                    NY  13027
------------------------------------------------------------------------------------------------------------------------------------
959.     BENJAMIN KLEINE            492 N. CALLE ELSEGNEDUO, PALM SPRINGS,       1832                                         0
                                    CA  92262
------------------------------------------------------------------------------------------------------------------------------------
960.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK,  MD  21702   1833                                         0

------------------------------------------------------------------------------------------------------------------------------------
961.     STEVEN DECKER              210 SUNCREST RD. #4, TALENT,  OR  97540      1834                                         0

------------------------------------------------------------------------------------------------------------------------------------
962.     ROBERT VITITOW             43 DAVIS STREET, BINGHAMTON,  NY  13905      1835                                         0

------------------------------------------------------------------------------------------------------------------------------------
963.     LAWRENCE WANG              1521 IIWACO AVE. NE, RENTON,  WA  98059      1838                                         0

------------------------------------------------------------------------------------------------------------------------------------
964.     BARRY MAST                 1240 E. AVE. SOUTH APT. 216, PALMDALE,       1840                                         0
                                    CA  93550
------------------------------------------------------------------------------------------------------------------------------------
965.     DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        1841                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------
966.     RONALD BRAKE               3505 BURNLEY DRIVE, CLEMMONS, NC 27012       1842                                         0

------------------------------------------------------------------------------------------------------------------------------------
967.     SUSAN GLAD                 764 W. GRANT,  P.O. BOX 114, CARLTON,        1843                                         0
                                    OR  97111
------------------------------------------------------------------------------------------------------------------------------------
968.     MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ 08003        1844                                         0

------------------------------------------------------------------------------------------------------------------------------------
969.     PAUL NIENABER              4200 REDWING CIRCLE, WINSTON SALEM, NC       1849                                         0
                                    27106
------------------------------------------------------------------------------------------------------------------------------------
970.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD 21702     1850                                         0

------------------------------------------------------------------------------------------------------------------------------------
971.     BRIAN HIGA                 40206 VIA SENORA, MURIETA,  CA  92562        1853                                         0

------------------------------------------------------------------------------------------------------------------------------------
972.     STEPHEN KARAN              47670 DESERT SAGE COURT, PALM DESERT,        1859                                         0
                                    CA  92260
------------------------------------------------------------------------------------------------------------------------------------
973.     SUSAN SAWYER               10 LA TORRE DRIVE, PHILIPS RANCH,  CA        1862                                         0
                                    91766
------------------------------------------------------------------------------------------------------------------------------------
974.     CATHERINE MORSE            18 GETTYSBURG DRIVE, VOORHEES, NJ 08043      1869                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
975.     CHARLES METZLER            BOX 427, RODMAN,  NY  13682                  1871                                         0

------------------------------------------------------------------------------------------------------------------------------------
976.     PHILLIP POLSTER            725 W. MULBERRY AVENUE, PORTERVILLE, CA      1877                                         0
                                    93257
------------------------------------------------------------------------------------------------------------------------------------
977.     WILLIAM LYNASS             2575 SIXTEENTH STREET, NORTH BEND,  OR       1880                                         0
                                    97459
------------------------------------------------------------------------------------------------------------------------------------
978.     CLINTON PON                8925 LAGUNA PLACE WAY, ELK GROVE,  CA        1881                                         0
                                    95758
------------------------------------------------------------------------------------------------------------------------------------
979.     JOHN KUROVSKY              307 CHURCH ROAD, MOUNTAINTOP, PA 18707       1884                                         0

------------------------------------------------------------------------------------------------------------------------------------
980.     DEBRA BOSHINSKI            363 OLD STAGE RD., LEWISBERRY,  PA  17339    1886                                         0

------------------------------------------------------------------------------------------------------------------------------------
981.     JERRY HENSEL               6 MULBERRY CT, SELINSGROVE,  PA  17870       1887                                         0

------------------------------------------------------------------------------------------------------------------------------------
982.     JOHN HAESEKER              4285 RAMBLEWOOD DRIVE, CO SPRINGS,  CO       1896                                         0
                                    80920
------------------------------------------------------------------------------------------------------------------------------------
983.     JEFFERY LING               13719 DAMIAN ST, CERRITOS,  CA               1899                                         0
                                    90703-2338
------------------------------------------------------------------------------------------------------------------------------------
984.     RUSSELL NG                 1120 LANCASTER WAY, SACRAMENTO, CA 95822     1903                                         0

------------------------------------------------------------------------------------------------------------------------------------
985.     STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD 21702     1904                                         0

------------------------------------------------------------------------------------------------------------------------------------
986.     STEVEN KLEEN               28841 LORIE VALLEY LANE, MENIFEE, CA         1912                                         0
                                    92584
------------------------------------------------------------------------------------------------------------------------------------
987.     JAMES ESPINOSA             31470 DUNLAP BLVD, YUCAIPA, CA 92399          282                                         0

------------------------------------------------------------------------------------------------------------------------------------
988.     M. LEANNE HOWARD           987 PEPPER VILLA COURT, EL CAJON, CA         1917                                         0
                                    92021
------------------------------------------------------------------------------------------------------------------------------------
989.     DONNA KATZ                 19500 N.E. JAQUITH RD., NEWBERG, OR          1920                                         0
                                    97132
------------------------------------------------------------------------------------------------------------------------------------
990.     MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       1921                                         0

------------------------------------------------------------------------------------------------------------------------------------
991.     DANIEL ENG                 5625 BERYL AVENUE, ALTA LOMA, CA 91737       1922                                         0

------------------------------------------------------------------------------------------------------------------------------------
992.     BILL LUSK                  P O BOX 1348, GUILDERLAND, NY 12084          1940                                         0

------------------------------------------------------------------------------------------------------------------------------------
993.     KHANH VAN LE               2360 CREEKSIDE RUN, CHINO HILLS, CA          1941                                         0
                                    91709
------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
994.     STEVEN WOOD                4948 MOSHER DRIVE, STOCKTON, CA 95212        1963                                         0

------------------------------------------------------------------------------------------------------------------------------------
995.     GREG JELLENEK              3804 PINE GROVE CIRCLE, CHESAPEAKE, VA       1969                                         0
                                    23321
------------------------------------------------------------------------------------------------------------------------------------
996.     TRANG NGUYEN               2897 HOPYARD RD., PLEASANTON, CA 94588       1972                                         0

------------------------------------------------------------------------------------------------------------------------------------
997.     MICHAEL BRATTI             222 PEARL ST, CORNING, NY 14830              1976                                         0

------------------------------------------------------------------------------------------------------------------------------------
998.     MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ 08003        1977                                         0

------------------------------------------------------------------------------------------------------------------------------------
999.     MARK HARDER                3620 MENLOW DR, TURLOCK,  CA  95382          1983                                         0

------------------------------------------------------------------------------------------------------------------------------------
1000.    BRANDON LESUEUR            9435 BRIDGE CREEK LANE, NEWCASTLE,  CA       1988                                         0
                                    95658
------------------------------------------------------------------------------------------------------------------------------------
1001.    JAMES CUTLER               1340 AUBURN ST., UPLAND,  CA  91784          1992                                         0

------------------------------------------------------------------------------------------------------------------------------------
1002.    GEORGE MITSOGLOU           36 CUMBERLAND AVENUE, PLATTSBURGH,  NY       1994                                         0
                                    12901-1815
------------------------------------------------------------------------------------------------------------------------------------
1003.    BILL LUSK                  P O BOX 1348, GUILDERLAND,  NY  12084        1997                                         0

------------------------------------------------------------------------------------------------------------------------------------
1004.    CURTIS NAGEL               3514 MAYFAIR, FRESNO,  CA  93703             2001                                         0

------------------------------------------------------------------------------------------------------------------------------------
1005.    ARMANDO TAPIA              9420 BENBOW DRIVE, GILROY, CA 95020          2002                                         0

------------------------------------------------------------------------------------------------------------------------------------
1006.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       2003                                         0

------------------------------------------------------------------------------------------------------------------------------------
1007.    ARNOLDO BOWERY             705 APPLEWOOD ST., KANNAPOLIS, NC 28081      2005                                         0

------------------------------------------------------------------------------------------------------------------------------------
1008.    TERRY WALKER               918 ROZA VISTA RD., PROSSER, WA 99305        2007                                         0

------------------------------------------------------------------------------------------------------------------------------------
1009.    STEPHANIE ATTIG            21 HILLSIDE DRIVE, PINE GROVE, PA 17963      2023                                         0

------------------------------------------------------------------------------------------------------------------------------------
1010.    ANGELA ABE                 2025 DURANT AV #102, BERKELEY, CA 94704      2025                                         0

------------------------------------------------------------------------------------------------------------------------------------
1011.    MYLINH TRAN                181 CHERRYBROOK LANE, IRVINE, CA 82618       2028                                         0

------------------------------------------------------------------------------------------------------------------------------------
1012.    RUSSELL HORN               2860 SHANTEAL PL, MEDFORD, OR 97504          2029                                         0

------------------------------------------------------------------------------------------------------------------------------------
1013.    ADELL IBRAHIM              3030 PARK AVE. STE 40, MERCED, CA 95349      2030                                         0

------------------------------------------------------------------------------------------------------------------------------------
1014.    MONIKA CHUGH               38895 RIVERBANK TERRACE, FREMONT, CA         2031                                         0
                                    94536
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1015.    ROD GILLILAND              2678 LEE ST, SIMI VALLEY, CA  93065          2032                                         0

------------------------------------------------------------------------------------------------------------------------------------
1016.    MARK BROWN                 #9 WOODHAVEN DR, HUNTINGTON, WV  25701       2036                                         0

------------------------------------------------------------------------------------------------------------------------------------
1017.    STEPHEN CREVISTON          3520 43RD AVE SE, OLYMPIA, WA  98501         2037                                         0

------------------------------------------------------------------------------------------------------------------------------------
1018.    ODETTE CHANG               381 COLLINS APT. 8, MERCED, CA  95348        2039                                         0

------------------------------------------------------------------------------------------------------------------------------------
1019.    STEVEN CIPPARONE           27 REGENCY PLACE, VOORNESS, NJ  08043        2040                                         0

------------------------------------------------------------------------------------------------------------------------------------
1020.    JOHN MCDONALD              14253 Mediatrice Lane, San Diego, CA         2044                                         0
                                    92129
------------------------------------------------------------------------------------------------------------------------------------
1021.    MARK HARDER                3620 MENLOW DR, TURLOCK, CA  95382           2048                                         0

------------------------------------------------------------------------------------------------------------------------------------
1022.    VANESSA KOJIMA             650 WHITNEY RANCH DRIVE, APT.                2050                                         0
                                    1011, HENDERSON, NV  89014
------------------------------------------------------------------------------------------------------------------------------------
1023.    RALPH WILSON               25 ORCHARD DRIVE, QUEENSBURY, NY  12804      2056                                         0

------------------------------------------------------------------------------------------------------------------------------------
1024.    JIM YARBOROUGH             1398 KILDAIRE FARM RD, CARY, NC  27511       2058                                         0

------------------------------------------------------------------------------------------------------------------------------------
1025.    CHARLES LEKITES            11005 STEEPLE DRIVE, EAGLE RIVER, AK         2070                                         0
                                    99577
------------------------------------------------------------------------------------------------------------------------------------
1026.    CHARLES LEKITES            11005 STEEPLE DRIVE, EAGLE RIVER, AK         2071                                         0
                                    99577
------------------------------------------------------------------------------------------------------------------------------------
1027.    KEVIN BERG                 3161 LAZY EIGHT COURT (POB                   2074                                         0
                                    874686), WASILLA, AK  99687-4686
------------------------------------------------------------------------------------------------------------------------------------
1028.    TOM THOMASON               20120 Pine Brook Blvd., BEND, OR 97702       2075                                         0

------------------------------------------------------------------------------------------------------------------------------------
1029.    SIMON ZMYSLINSKI           1342 ORANGE GROVE CIRLCE, CORONA, CA         2077                                         0
                                    91719
------------------------------------------------------------------------------------------------------------------------------------
1030.    SCOTT SWANSON              9582 HAMILTON AVE., HUNTINGTON BEACH,        2082                                         0
                                    CA  92647
------------------------------------------------------------------------------------------------------------------------------------
1031.    PHILIP OWSLEY              150 N SWEETGRASS, BOZEMAN, MT  59715         2084                                         0

------------------------------------------------------------------------------------------------------------------------------------
1032.    MORRIS LAMONSOFF           36993 COUNTY RD 46, THERESA, NY  13691       2092                                         0

------------------------------------------------------------------------------------------------------------------------------------
1033.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2093                                         0

------------------------------------------------------------------------------------------------------------------------------------
1034.    CATHERINE CURRIE           11150 CAMINITO VISTA PACIFICA, SAN           2094                                         0
                                    DIEGO, CA  92131
------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1035.    DEBORAH HUSSON             600 CYPRESS STREET, LANSDALE, PA  19446      2096                                         0

------------------------------------------------------------------------------------------------------------------------------------
1036.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2097                                         0

------------------------------------------------------------------------------------------------------------------------------------
1037.    JOSEPH HORNE               1539 VIA ROSA, ROBLES, CA  93446             2099                                         0

------------------------------------------------------------------------------------------------------------------------------------
1038.    MARTIN COHEN               48 TWINVIEW DR., WAPPINGERS FALLS, NY        2104                                         0
                                    12590
------------------------------------------------------------------------------------------------------------------------------------
1039.    DEBORAH WARD               366 RIVER FLOW DR, RENO, NV  89512           2106                                         0

------------------------------------------------------------------------------------------------------------------------------------
1040.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       2108                                         0

------------------------------------------------------------------------------------------------------------------------------------
1041.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ 08003       2109                                         0

------------------------------------------------------------------------------------------------------------------------------------
1042.    GENE MAH                   28151 BLUEBELL DRIVE, LAGUNA NIGEL, CA       2110                                         0
                                    92677
------------------------------------------------------------------------------------------------------------------------------------
1043.    KYE MANSFIELD              6571 MILL CREEK CIRCLE, BIRMINGHAM, AL       2111                                         0
                                    35242
------------------------------------------------------------------------------------------------------------------------------------
1044.    STEVEN KERR                3139 EAST DOLPIN AVE., MESA, AZ 85204        2112                                         0

------------------------------------------------------------------------------------------------------------------------------------
1045.    LEONARD MUSCOLINO          712 WEST LEWIS AVE, PHOENIX, AZ  85007       2113                                         0

------------------------------------------------------------------------------------------------------------------------------------
1046.    PATRICIA CARUSO            17 CYPRESS POINT, CLIFTON PARK, NY           2116                                         0
                                    12065
------------------------------------------------------------------------------------------------------------------------------------
1047.    ISIDORE SOL                1 Tiffany Cir, Millbury, MA  01527           2118                                         0

------------------------------------------------------------------------------------------------------------------------------------
1048.    ED LAUBACH                 118 PEARLGRASS CT., ST. RAMON, CA            2119                                         0
                                    94583
------------------------------------------------------------------------------------------------------------------------------------
1049.    JAMIE JORDAN               9854 S. ROSEMONT AVE. # 5206, LONE TREE,     2125                                         0
                                    CO  80124
------------------------------------------------------------------------------------------------------------------------------------
1050.    LIANE CASUGA HAYASHI       1020 AOLOA PLACE, #205A, KAILUA, HI          2126                                         0
                                    96734
------------------------------------------------------------------------------------------------------------------------------------
1051.    JOHN MEINHOLD              P.O. BOX 5271, PORTSMOUTH, NH  03802         2130                                         0

------------------------------------------------------------------------------------------------------------------------------------
1052.    KEVIN LENAHAN              4644 S.E. 28TH STREET, TOPEKA, KS            2131                                         0
                                    66605
------------------------------------------------------------------------------------------------------------------------------------
1053.    SARIT CATCHATOORIAN        8929 LEITRIM CT., CHARLOTTE, NC  28277       2134                                         0

------------------------------------------------------------------------------------------------------------------------------------
1054.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2135                                         0

------------------------------------------------------------------------------------------------------------------------------------
1055.    DAVID TANG                 2380 HAVERSHAM CLOSE, VIRGINIA BEACH,        2136                                         0
                                    VA  23454
------------------------------------------------------------------------------------------------------------------------------------



  #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                          CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1056.    RICH MACKOWSKY             100 CUVASION CT., APEX, NC  27502            2137                                         0

------------------------------------------------------------------------------------------------------------------------------------
1057.    MARC TURCO                 131 HOWARD STREET, SAUGUS, MA  01906         2139                                         0

------------------------------------------------------------------------------------------------------------------------------------
1058.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ  08003      2141                                         0

------------------------------------------------------------------------------------------------------------------------------------
1059.    SANDRA SAWA                6 BENTLEY STREET, 2ND FLOOR, SALEM, MA       2142                                         0
                                    01970
------------------------------------------------------------------------------------------------------------------------------------
1060.    TRACEY GEORGE              209 SCOTT STREET, WILKES-BARRE, PA  18702    2145                                         0

------------------------------------------------------------------------------------------------------------------------------------
1061.    TED BELHUMEUR              909 MEADOW LANE, SCHENECTADY, NY  12309      2146                                         0

------------------------------------------------------------------------------------------------------------------------------------
1062.    HEIDI BROTT                5522 PROSPECT DRIVE, MISSOULA, MT  59801     2147                                         0

------------------------------------------------------------------------------------------------------------------------------------
1063.    RAYMUNDO MENDOZA           5468 AVENIDA FIESTA, LA JOLLA, CA  92037     2150                                         0

------------------------------------------------------------------------------------------------------------------------------------
1064.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2152                                         0

------------------------------------------------------------------------------------------------------------------------------------
1065.    RAMESH PATEL               3880 ANCROFT CIRCLE, NORCROSS, GA  30092     2154                                         0

------------------------------------------------------------------------------------------------------------------------------------
1066.    MICHAEL KATZ               73 IVY LANE, LIDO BEACH, NY  11561           2156                                         0

------------------------------------------------------------------------------------------------------------------------------------
1067.    NANCY STAROSCIAK           5 SURREY DR  P O BOX 1132, LAKEVILLE,        2157                                         0
                                    MA  02347
------------------------------------------------------------------------------------------------------------------------------------
1068.    LINH NGUYEN                231 Dixon Landing Rd. # 134, Milipita,       2161                                         0
                                    CA  95035
------------------------------------------------------------------------------------------------------------------------------------
1069.    ANDREW STACK               9 OAK HILL LN, WOODBRIDGE, CT  06525         2163                                         0

------------------------------------------------------------------------------------------------------------------------------------
1070.    HOWARD KASS                16 HEMLOCK LANE, PENNELLVILLE, NY  13132     2166                                         0

------------------------------------------------------------------------------------------------------------------------------------
1071.    JEANETTE JEZICK            4 LYNCH RD, LEBANON, CT  06249               2170                                         0

------------------------------------------------------------------------------------------------------------------------------------
1072.    ISAAC BAK                  7347 ROOSEVELT BLVD, PHILADELPHIA, PA        2171                                         0
                                    19152
------------------------------------------------------------------------------------------------------------------------------------
1073.    DONALD LEAKE               11929 HANDRICH DRIVE, SAN DIEGO, CA          2177                                         0
                                    92131
------------------------------------------------------------------------------------------------------------------------------------
1074.    GERALD GEIST               214 QUARRY ROAD, SELINSGROVE, PA  17870      2185                                         0

------------------------------------------------------------------------------------------------------------------------------------
1075.    STEVEN WILSON              2260 ASHLEY BROOKE, WENATCHEE, WA  98801     2187                                         0

------------------------------------------------------------------------------------------------------------------------------------
1076.    VINH DANG                  P. O. Box 70063, Reno, NV  89570             2189                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1077.    KARRIN VALLIN              1960 7TH AV, SACRAMENTO, CA  95818           2190                                         0

------------------------------------------------------------------------------------------------------------------------------------
1078.    JEANNETTE LIU              113 ESWORTHY PLACE, NORTH POTOMAC, MD        2194                                         0
                                    29878
------------------------------------------------------------------------------------------------------------------------------------
1079.    MARC NELSON                55 CAMEO DRIVE, CHERRY  HILL, NJ  08003      2195                                         0

------------------------------------------------------------------------------------------------------------------------------------
1080.    JILL BRADLEY               327 NEW WHITFIELD ST., GUILFORD, CT          2200                                         0
                                    06437
------------------------------------------------------------------------------------------------------------------------------------
1081.    SHELDON KEYSER             2310 VELVET RIDGE, OWINGS MILLS, MD          2205                                         0
                                    21117
------------------------------------------------------------------------------------------------------------------------------------
1082.    MARC LENZEN                3822 VISTA AZUL, SAN CLEMENTE, CA  92672     2206                                         0

------------------------------------------------------------------------------------------------------------------------------------
1083.    JAMES ANDREWS              271 PROSPECT AVENUE, LONG BEACH, CA          2218                                         0
                                    90803
------------------------------------------------------------------------------------------------------------------------------------
1084.    SUSAN MILLER               3628 LOWELL, DENVER, CO  80211               2223                                         0

------------------------------------------------------------------------------------------------------------------------------------
1085.    JOHN ROSS                  34 PRISCILLA ROAD, SO EASTON, MA             2227                                         0
                                    02375-1524
------------------------------------------------------------------------------------------------------------------------------------
1086.    PATRICIA YOUNGQUIST        186 LANDSDOWNE LANE, CHESHIRE, CT            2232                                         0
                                    06410
------------------------------------------------------------------------------------------------------------------------------------
1087.    CYNTHIA HAUSCHILD          3825 HIGHLAND AVE., SKANEATELES, NY          2234                                         0
                                    13152
------------------------------------------------------------------------------------------------------------------------------------
1088.    STEVE PREVISICH            21372 BROOKHURST STREET, #432,               2242                                         0
                                    HUNTINGTON BEACH, CA  92646
------------------------------------------------------------------------------------------------------------------------------------
1089.    ROBERT JOHNSTON            413 PRIMROSE WAY, OCEANSIDE, CA  92057       2245                                         0

------------------------------------------------------------------------------------------------------------------------------------
1090.    MARY MATHIAS               5 Bessom St,. UNT# F128, Marblehead, MA      2246                                         0
                                    01945
------------------------------------------------------------------------------------------------------------------------------------
1091.    SCOTT SMITH                1910 MISTY WATER CT., APEX, NC  27502        2247                                         0

------------------------------------------------------------------------------------------------------------------------------------
1092.    VIRGIL DON HOLLAND         P.O. Box 2298, ORANGE, CA  92859             2251                                         0

------------------------------------------------------------------------------------------------------------------------------------
1093.    EUGENE LUND                241 DALE RD, BARTO, PA  19504                2252                                         0

------------------------------------------------------------------------------------------------------------------------------------
1094.    LOUISTARTAGLIA             4514 LA CUENTA DRIVE, SAN DIEGO, CA          2253                                         0
                                    92124
------------------------------------------------------------------------------------------------------------------------------------
1095.    SANDRA KROKOS              201 LAKE VISTA CT, DRUMS, PA  18201          2255                                         0

------------------------------------------------------------------------------------------------------------------------------------
1096.    TRICIA ZHANG               4553 NORTH CHELSEA LANE, BETHESDA, MD        2258                                         0
                                    20814
------------------------------------------------------------------------------------------------------------------------------------
1097.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2262                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1098.    JAMES JOHNSON              51  SPRING MEADOW LANE, READING, PA          2263                                         0
                                    19606
------------------------------------------------------------------------------------------------------------------------------------
1099.    BILL LUSK                  P O BOX 1348, GUILDERLAND, NY  12084         2264                                         0

------------------------------------------------------------------------------------------------------------------------------------
1100.    JESSICA HEINKE             251 CORNELSON DRIVE, GREER, SC  29651        2265                                         0

------------------------------------------------------------------------------------------------------------------------------------
1101.    SCOTT HULTMAN              8504 N. SIERRA VISTA AVE., FRESNO, CA        2277                                         0
                                    93270
------------------------------------------------------------------------------------------------------------------------------------
1102.    SPENCER LAU                433 SAINT EMILION COURT, MOUNTAIN VIEW,      2280                                         0
                                    CA  94043
------------------------------------------------------------------------------------------------------------------------------------
1103.    SUSAN DEVINE               31 WATCHHAUG RD, SOMERS, CT  06071           2282                                         0

------------------------------------------------------------------------------------------------------------------------------------
1104.    STUART WEINBAUM            123 D BRITTANY FARM RD, NEW BRITIAN, CT      2284                                         0
                                    06053
------------------------------------------------------------------------------------------------------------------------------------
1105.    ANDREW MULLIGAN            3 HYANIS COURT, MOUNT SINAI, NY              2286                                         0
                                    11766-1809
------------------------------------------------------------------------------------------------------------------------------------
1106.    EUNMI CHAE                 165-B CASUDA CANYON DRIVE, MONTERY PARK,     2288                                         0
                                    CA  91754
------------------------------------------------------------------------------------------------------------------------------------
1107.    JOHN CLARK                 2952 WEST CANYON AVE, SAN DIEGO, CA          2291                                         0
                                    92123
------------------------------------------------------------------------------------------------------------------------------------
1108.    STEVEN MORIYASU            297 S. MARENGO AVE. APT 204, PASADENA,       2292                                         0
                                    CA  91101
------------------------------------------------------------------------------------------------------------------------------------
1109.    CELESTE PINKHAM            4934 COLDWATER CANYON AVE. #                 2297                                         0
                                    115, SHERMAN OAKS, CA  91423
------------------------------------------------------------------------------------------------------------------------------------
1110.    NANCY LOVELAND             6 SCOTT LANE, CROMWELL, CT  06416-1235       2299                                         0

------------------------------------------------------------------------------------------------------------------------------------
1111.    PATRICK FLORES             4807 VALLEY VIEW BLVD, ROANOKE, VA  24012    2312                                         0

------------------------------------------------------------------------------------------------------------------------------------
1112.    STANLEY SATO               1548 GLEN AVENUE, WAHIAWA, HI  96786         2314                                         0

------------------------------------------------------------------------------------------------------------------------------------
1113.    TIMOTHY KALE               P.O. BOX  1084, KAILUA KONA, HI  96740       2321                                         0

------------------------------------------------------------------------------------------------------------------------------------
1114.    DEREK GUARINO              85 MARSHALAND STREET, HAVERHILL, MA          2330                                         0
                                    01830
------------------------------------------------------------------------------------------------------------------------------------
1115.    STUART WEINBAUM            123 D BRITTANY FARM RD, NEW BRITIAN, CT      2331                                         0
                                    06053
------------------------------------------------------------------------------------------------------------------------------------
1116.    MARY MATHIAS               5 Bessom St,. UNT# F128, Marblehead, MA      2341                                         0
                                    01945
------------------------------------------------------------------------------------------------------------------------------------
1117.    KARL OHLSSON               1380 CHURCHILL WAY, MARIETTA, GA  30062      2360                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1118.    ALFRED BLANCHARD           2 Cherry Hill CT, Farmington, CT  06032      2371                                         0

------------------------------------------------------------------------------------------------------------------------------------
1119.    KENNETH CHRISTOPHER        7345 APLIN STREET, HIGHLAND, CA  92346       2401                                         0

------------------------------------------------------------------------------------------------------------------------------------
1120.    STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD  21702    2438                                         0

------------------------------------------------------------------------------------------------------------------------------------
1121.    ANDY CHAMPION              10 SPRINGFIELD WAY, ARDEN, NC  28704         2440                                         0

------------------------------------------------------------------------------------------------------------------------------------
1122.    OLESSIA BUTENKO            303 2ND STREET, FAYETTEVILLE, NY  13066      2444                                         0

------------------------------------------------------------------------------------------------------------------------------------
1123.    HOU LEONG                  PO BOX 4727, SALINAS, CA  93912              2458                                         0

------------------------------------------------------------------------------------------------------------------------------------
1124.    SHAYNE SHERIDAN            3993 CLUB HOUSE CT 2H, HIGHPOINT, NC         2472                                         0
                                    27265
------------------------------------------------------------------------------------------------------------------------------------
1125.    GRANT MIYASHIRO            325 E. MAKAALA STREET, SUITE 101, HILO,      2473                                         0
                                    HI  96720
------------------------------------------------------------------------------------------------------------------------------------
1126.    PAUL WESLING               4085 ROSENDA CT. # 269, SAN DIEGO, CA        2479                                         0
                                    92122
------------------------------------------------------------------------------------------------------------------------------------
1127.    KIMBERRY LA                1254 West Browning Way, Chandler, AZ         2482                                         0
                                    85248
------------------------------------------------------------------------------------------------------------------------------------
1128.    MICHAEL LONG               1436 OAKCREED LANE, VISTA, CA  92083         2494                                         0

------------------------------------------------------------------------------------------------------------------------------------
1129.    MYDUNG TRUONG              15521 SANDUSKY LANE, WESTMININSTR, CA        2495                                         0
                                    92683
------------------------------------------------------------------------------------------------------------------------------------
1130.    MARC NELSON                55 CAMEO DRIVE, CHERRY HILL, NJ  08003       2497                                         0

------------------------------------------------------------------------------------------------------------------------------------
1131.    WILLIAM LIMON              585 FRESNO AVE., MORRO BAY, CA  93442        2507                                         0

------------------------------------------------------------------------------------------------------------------------------------
1132.    ROBERT KUEHNER             P O BOX 9036, PHOENIX, AZ  85068             2512                                         0

------------------------------------------------------------------------------------------------------------------------------------
1133.    SAMIA IDRIS                12725 ETRIS RD., ROSWELL, GA  30075          2513                                         0

------------------------------------------------------------------------------------------------------------------------------------
1134.    BRETT BOWMAN               21897 BAHAMAS, MISSION VIEJO, CA  92692      2517                                         0

------------------------------------------------------------------------------------------------------------------------------------
1135.    LISA MATSUI                2572 SAN SABA ST, TUSTIN, CA  92782          2523                                         0

------------------------------------------------------------------------------------------------------------------------------------
1136.    BRENT MITSUUCHI            1125 WOOD RD, OXNARD, CA  93033              2526                                         0

------------------------------------------------------------------------------------------------------------------------------------
1137.    SHAHRZAD SHAHRAIARY        2001 E. CROSS AV #27, TULARE, CA  93274      2536                                         0

------------------------------------------------------------------------------------------------------------------------------------
1138.    KELSEY JEWETT              4767 ROCKY RIDGE CT, REDDING, CA  96001      2537                                         0

------------------------------------------------------------------------------------------------------------------------------------
1139.    JAMES EDDLEMAN, JR.        P O BOX 50908, IRVINE, CA  92619-0908        2546                                         0

------------------------------------------------------------------------------------------------------------------------------------
1140.    JOHN WARD WALKER           P.O. BOX 855, WINDSOR, CA  95492             2553                                         0

------------------------------------------------------------------------------------------------------------------------------------




 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1141.    PATRICK MILBURN            P.O. BOX 441, ARROYO GRANDE, CA  93421       2556                                         0

------------------------------------------------------------------------------------------------------------------------------------
1142.    ROBERT SMITH               2300 WHITE LANE, BAKERSFIELD, CA  93304      2557                                         0

------------------------------------------------------------------------------------------------------------------------------------
1143.    ROBIN AYERS                16 HOMEWOOD DR, LYNCHBURG, VA  24502         2565                                         0

------------------------------------------------------------------------------------------------------------------------------------
1144.    ESTHER MELE                305 ELM TREE DRIVE, MARTINSBURG, WV          2566                                         0
                                    25401
------------------------------------------------------------------------------------------------------------------------------------
1145.    PAT NGUYEN                 17914 HARVEST AVE., CERRITOS, CA  90703      2568                                         0

------------------------------------------------------------------------------------------------------------------------------------
1146.    IVAN LEE                   136 OLD YORK RD. APT A-2, BRIDGEWATER,       2569                                         0
                                    NJ 08807
------------------------------------------------------------------------------------------------------------------------------------
1147.    DAVID WELLS                1104 NEW DOVER ROAD, APEX, NC 27502         2580                                          0

------------------------------------------------------------------------------------------------------------------------------------
1148.    SCOTT FONG                 7746 RIVER GROVE CIRCLE, SACRAMENTO, CA      2598                                         0
                                    95831
------------------------------------------------------------------------------------------------------------------------------------
1149.    CURTIS JOHN LEE            7 SANTA EUGENIA, IRVINE, CA  92606           2609                                         0

------------------------------------------------------------------------------------------------------------------------------------
1150.    MARK BROWN                 #9 WOODHAVEN DR, HUNTINGTON, WV  25701       2610                                         0

------------------------------------------------------------------------------------------------------------------------------------
1151.    CARRIE KUBOTA              1995 TAMARACK STREET, WESTLAKE VILLAGE,      2621                                         0
                                    CA  91361
------------------------------------------------------------------------------------------------------------------------------------
1152.    TINA TSAI                  105 SKYVIEW WAY, SAN FRANCISCO, CA  94131    2648                                         0

------------------------------------------------------------------------------------------------------------------------------------
1153.    INGRID FARINAS             2451 WOODHILL DR., BAYPOINT, CA  94565       2697                                         0

------------------------------------------------------------------------------------------------------------------------------------
1154.    JIM KERNODLE               3900 Marchester Way, Apt 1H, GREENSBORO,     2704                                         0
                                    NC  27407
------------------------------------------------------------------------------------------------------------------------------------
1155.    ROBERT HARTSELL            P.O. BOX 522, WILLIAMSTON, NC  27892         2730                                         0

------------------------------------------------------------------------------------------------------------------------------------
1156.    TARA PARNELL               6017 SPIKERUSH TRAIL, SOUTHPORT, NC          2772                                         0
                                    28461
------------------------------------------------------------------------------------------------------------------------------------
1157.    DIANA MAH                  3963 LOIS STREET, WINSTON-SALEM, NC          2793                                         0
                                    27127
------------------------------------------------------------------------------------------------------------------------------------
1158.    RICHARD SHULDINER          29521 CANYON SPRINGS RD, HIGHLAND, CA        2842                                         0
                                    92346
------------------------------------------------------------------------------------------------------------------------------------
1159.    NAHEED KASSAM              4713 LINARA LANE, FUGUAY-VARINA, NC          2845                                         0
                                    27526
------------------------------------------------------------------------------------------------------------------------------------
1160.    JO-ELLEN TOMLINSON         1757 Memorial Lake, EGLIN AFB, FL 32542      6100                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1161.    DENNIS ALBERT              HC 32 BOX 3400R, WASILLA, AK  99654          6107                                         0

------------------------------------------------------------------------------------------------------------------------------------
1162.    STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD           6200                                         0
                                    21702
------------------------------------------------------------------------------------------------------------------------------------
1163.    SHELDON KEYSER             2310 VELVET RIDGE, OWINGS MILLS, MD          6201                                         0
                                    21117
------------------------------------------------------------------------------------------------------------------------------------
1164.    STEVEN CHADO               8210 SKIPWITH DRIVE, FREDERICK, MD           6202                                         0
                                    21702
------------------------------------------------------------------------------------------------------------------------------------
1165.    SPENCER LAU                433 SAINT EMILION COURT, MOUNTAIN VIEW,      6206                                         0
                                    CA  94043
------------------------------------------------------------------------------------------------------------------------------------
1166.    IRA DAVIS                  P.O BOX 281498, MEMPHIS, TN  38168           6207                                         0

------------------------------------------------------------------------------------------------------------------------------------
1167.    ROBERT VAUGHN              219 HIGH ST., APT.N, WESTERLY, RI            2138                                         0
                                    02891
------------------------------------------------------------------------------------------------------------------------------------
1168.    NICOLE BERHOW              1000 E NORTHERN LIGHTS BLVD, ANCHORAGE,      7601                                         0
                                    AK 99508
------------------------------------------------------------------------------------------------------------------------------------
1169.    LARRY COON                 3755 AIRPORT WAY, FAIRBANKS, AK 99709        7603                                         0

------------------------------------------------------------------------------------------------------------------------------------
1170.    MICHAEL BECKERMAN          7701 DEBARR RD, ANCHORAGE, AK 99504          7604                                         0

------------------------------------------------------------------------------------------------------------------------------------
1171.    JOHN RIPLEY                43843 STERLING HWY SUITE 100, SOLDOTNA,      7605                                         0
                                    AK 99669
------------------------------------------------------------------------------------------------------------------------------------
1172.    DAVID ANTONIE              10751 W. Overland, Boise, ID 83079           7606                                         0

------------------------------------------------------------------------------------------------------------------------------------
1173.    DENNIS PITKIN              10169 CRANBERRY COURT, BOISE, ID             7607                                         0
                                    83704 2116
------------------------------------------------------------------------------------------------------------------------------------
1174.    BERNARD CONWAY             16055 SW WALKER RD. # 115, BEAVERTON,        7609                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1175.    KEITH MILLER               7667 SE LINCOLN ST., PORTLAND, OR            7611                                         0
                                    97215
------------------------------------------------------------------------------------------------------------------------------------
1176.    ROBERT BEADERSTADT         6132 SW TOWER WAY, PORTLAND, OR              7612                                         0
                                    97221
------------------------------------------------------------------------------------------------------------------------------------
1177.    ROBERT BEADERSTADT         6132 SW TOWER WAY, PORTLAND, OR              7613                                         0
                                    97221
------------------------------------------------------------------------------------------------------------------------------------
1178.    STEVEN MULLINS             2424 CRATER LAKE HWY, MEDFORD, OR            7614                                         0
                                    97501
------------------------------------------------------------------------------------------------------------------------------------
1179.    JAN HURTUBISE              21000 N.W. QUATAMA RD. # 35, BEAVERTON,      7615                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1180.    NEAL GARHOFER              1451 HWY 101, WARRENTON, OR 97146            7616                                         0

------------------------------------------------------------------------------------------------------------------------------------


 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1181.    BERNARD CONWAY             16055 SW WALKER RD. # 115, BEAVERTON,        7617                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1182.    ROSILAND HURSH             8955 SE 82ND AVE, PORTLAND, OR 97266         7622                                         0

------------------------------------------------------------------------------------------------------------------------------------
1183.    ERIC BROWN                 3205 SE Taylor, Portland, OR  97214          7623                                         0

------------------------------------------------------------------------------------------------------------------------------------
1184.    JOYCE STAPLES              BOX 72, COOS BAY, OR  97420                  7626                                         0

------------------------------------------------------------------------------------------------------------------------------------
1185.    NEAL GARHOFER              2500 N MAIN ST, TILLAMOOK, OR 97141          7627                                         0

------------------------------------------------------------------------------------------------------------------------------------
1186.    GEORGE LAM                 1101 GRANTS PASS PKWY, GRANTS PASS, OR       7628                                         0
                                    97526
------------------------------------------------------------------------------------------------------------------------------------
1187.    STEPHEN DIPPEL             1300 EAST PARK ST., GRANTS PASS, OR          7629                                         0
                                    97526
------------------------------------------------------------------------------------------------------------------------------------
1188.    ALLISON HARPER             150 NE 20TH ST, NEWPORT, OR 97365            7630                                         0

------------------------------------------------------------------------------------------------------------------------------------
1189.    MICHAEL SAUL               556 EAST  3RD STREET, IDAHO FALLS, ID        7631                                         0
                                    83401
------------------------------------------------------------------------------------------------------------------------------------
1190.    LAWRENCE JONES             365 RENTON CENTER WAY SW STE D, RENTON,      7632                                         0
                                    WA 98058
------------------------------------------------------------------------------------------------------------------------------------
1191.    CHESTER BURY               7250 PACIFIC AVE, TACOMA, WA 98408           7633                                         0

------------------------------------------------------------------------------------------------------------------------------------
1192.    CHESTER BURY               4505 S 19TH ST E SUITE 3, TACOMA, WA         7634                                         0
                                    98405
------------------------------------------------------------------------------------------------------------------------------------
1193.    WILLIAM BUTLER             101 WELLSIAN WAY SUITE I, RICHLAND, WA       7637                                         0
                                    99352
------------------------------------------------------------------------------------------------------------------------------------
1194.    STEVE HOVET                4221 SOUTH 252ND, KENT, WA  98032            7639                                         0

------------------------------------------------------------------------------------------------------------------------------------
1195.    CAROLINA LEE               2237 N. 106TH STREET #236, SEATTLE, WA       7640                                         0
                                    98133
------------------------------------------------------------------------------------------------------------------------------------
1196.    MICHAEL KLINDWORTH         23332 EDMONDS WAY D102, EDMONDS, WA          7641                                         0
                                    98026
------------------------------------------------------------------------------------------------------------------------------------
1197.    JAN HURTUBISE              21000 N.W. QUATAMA RD. # 35, BEAVERTON,      7643                                         0
                                    OR  97006
------------------------------------------------------------------------------------------------------------------------------------
1198.    RICHARD ZOLLER             3184 OCEAN BEACH HWY, LONGVIEW, WA 98632     7644                                         0

------------------------------------------------------------------------------------------------------------------------------------
1199.    VICKY YIM                  9925 STATE AVE, MARYSVILLE, WA 98270         7646                                         0

------------------------------------------------------------------------------------------------------------------------------------
1200.    SAM AHN                    11409 W.E. 80TH ST., NEW CASTLE, WA          7647                                         0
                                    98056
------------------------------------------------------------------------------------------------------------------------------------
1201.    SAPHOL ROS                 17801 108TH AVE SE, RENTON, WA 98055         7648                                         0

------------------------------------------------------------------------------------------------------------------------------------



 #        CONTRACTING COMPANY                ADDRESS OF CO                         DESCRIPTION                           CURE AMOUNT
                                                                                                                          PER VISTA
                                                                                                                           RECORDS
------------------------------------------------------------------------------------------------------------------------------------
1202.    WESLEY ARNDT               4031 KROMER AVE., EVERETT, WA  98021         7649                                         0

------------------------------------------------------------------------------------------------------------------------------------
1203.    DENNIS LEE                 1671 ROCK CREEK RIDGE,  BLVD. SW, NORTH      7650                                         0
                                    BEND, WA  98045
------------------------------------------------------------------------------------------------------------------------------------
1204.    ROMAN HAMASAKI             2009 NW 58TH ST. # 2, SEATTLE, WA 98107      7651                                         0

------------------------------------------------------------------------------------------------------------------------------------
1205.    MAX ARCHER                 2235 CHERAN LOOP NW, OLYMPIA, WA 98502       7652                                         0

------------------------------------------------------------------------------------------------------------------------------------
1206.    RICH MCKINLEY              1601 E. PARKS HWY #C, WASILLA, AK 99654      7653                                         0

------------------------------------------------------------------------------------------------------------------------------------
1207.    ROMAN HAMASAKI             2009 NW 58TH ST. # 2, SEATTLE, WA 98107      7654                                         0

------------------------------------------------------------------------------------------------------------------------------------
1208.    MARGARET BENCK             3093 OVERLOOK DR. # 411, HILLSBORO, OR       7657                                         0
                                    97124
------------------------------------------------------------------------------------------------------------------------------------
1209.    PAUL BEFANIS               665 APOLLO BLVD., MELBOURNE, FL 32901        6109                                         0

------------------------------------------------------------------------------------------------------------------------------------
1210.    DOUG JACKMAN               3706 N. LAMARR, AUSTIN, TX 78705             6108                                         0

------------------------------------------------------------------------------------------------------------------------------------
1211.    ROBERT VAUGHN              219 HIGH ST., APT. N, WESTERLY, RI 02891     6208                                         0

------------------------------------------------------------------------------------------------------------------------------------

                        EXHIBIT C TO DISCLOSURE STATEMENT

                                RECOVERY ANALYSIS

         The recovery calculations detailed below assume, among other things, that distributions to the holders of Claims are as detailed in the Plans.

         THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. SUCH TRADING VALUES COULD BE MATERIALLY DIFFERENT FROM THE VALUES ASSOCIATED WITH THIS RECOVERY ANALYSIS.

         DERIVATION OF NEW COMMON STOCK

         (in thousands, except per share values)

         Enterprise Value                                 $150,000
         Less:
              Revolver                                      $5,000
              New Senior Notes                            $120,000
                                                         ---------
         Equity value                                      425,000
         Shares of New Common Stock                          5,000 shares
         Price per Share of New Common Stock                    $5

         RECOVERY TO CLASS 5 GENERAL UNSECURED CLAIMS

         (in thousands, except per share data)

         New Common Stock Distributed to Class 5             5,000
         Price per Share of New Common  Stock
         Value of New Common Stock Distributed to Class 5       $5
         New Senior Notes Distributed to Class 5           $25,000
         Total Value of Distribution to Class 5           $120,000
                                                          --------
         Estimated Claims in Class 5 (1)                  $175,000
         Estimated recovery Rate to Class 5                    83%

-----------------

(1) General Unsecured Claims scheduled by the Debtors total approximately $168 million, whereas General Unsecured Claims filed with the Bankruptcy Court total approximately $188 million. For purposes of the Recovery Analysis, the Debtors are using an estimated Claims amount of $175 million.

                        EXHIBIT D TO DISCLOSURE STATEMENT
                           POTENTIAL AVOIDANCE ACTIONS

1 P D PRINTING - VENDOR
2C OPTICS
32ND AVE PARTNERS, LTD
3892 SIMON PROPERTY GROUP LP
3COM CORPORATION
401 (K)
4820 RETAIL PROPERTY TRUST
A & J BENNETT'S
A CITY MOVER VAN LINES, INC
A.I. CREDIT CORP
AAA LABEL, INCORPORATED
AABCO
AAFES
ABF FREIGHT SYSTEMS, INC
ACCESS ONE COMMUNICATIONS
ACCOUNTEMPS
ACF PROPERTY MANAGEMENT, INC
ACSYS
ACTUARIAL CONSULTANTS INC.
AD ART ELECTRONIC SIGN CORP.
ADA COUNTY TREASURER
ADEN OPHTHALMIC PRODUCTS
ADT SECURITY SERVICES
AGL ENERGY WISE
AIRBORNE EXPRESS
AIRESS OPTIQUE
AIRPORT PLAZA ASSOCIATES II
AKDA, LTD
AL CREDIT CORP
ALABAMA DEPARTMENT OF REVENUE
ALAN NORTH
ALAN STONE, O.D. - 55003
ALBERT & BETTIE SACCHI
ALDA CLOVIS ASSOCIATES
ALETA DOROUDIAN, O.D. - 55165
ALFRED E RAMIREZ, JR., O.D.
ALHAMBRA VALLEY PROPERTIES
ALICE AMECHE
ALL POWER SYSTEMS INC
ALLTEL CORPORATION
ALTERNATIVE MAILING SYSTEMS, INC.
ALVIN AHLGRIM. O.D. - 55028
AMBASSADOR EYEWEAR GROUP
AMCON
AMERICAN EXPRESS
AMERICAN INVESTMENT PALM DESERT, LLC
AMERICAN LABOR MANAGEMENT SERVICES
AMERICAN OPTICAL LENS CO
AMERISHOP ARCADIA, LLC
AMERITECH
AMHERST COUNTY
AMT ENTERPRISES, INC.
AMY FORESTE, O.D. - 55300
AMY L. JIMENEZ
ANAHEIM HILLS FESTIVAL
ANAHEIM HILTON
ANCHOR PAPER COMPANY
ANCHORAGE DAILY NEWS
ANCHORAGE PUBLISHING INC.
ANCHORAGE TELEPHONE UTILITY
ANDREA K. ZIPPRICH
ANDREA MARQUEZ
ANDREW CALHOUN, O.D. - 55337
ANDREW D. STACK, O.D.
ANDREW MULLIGAN, O.D.
ANGELA PRINCE
ANGELICA IMAGE APPAREL
ANGUS C MORRISON
ANNE ARUNDEL COUNTY, MD
ANTHONY BOWENS
ANTHONY JONES
ANTON RAO O. D.
ANTON SMIT DIVISION
APC AIR CONDITIONING CO., INC.
APPLEONE EMPLOYMENT SERVICE
APS
ARAPAHOE COUNTY TREASURER
ARCUS DATA SECURITY, INC
ARIZONA BLUEPRINT & PHOTO INC.
ARIZONA DEPARTMENT OF REVENUE
ARIZONA MILL LLC
ARIZONA MILLS DEPT 131401
ARIZONA STATE UNIVERSITY
ARMY & AIR FORCE EXCHANGE SERVICE
ARNEL BAIRD, O.D. - 55205
ARROW EYEWEAR
ART CRAFT OPTICAL
ARTHUR ANDERSEN LLP

ARTHUR ANDERSON - AUDITORS
ASHEVILLE ELECTRIC COMPANY INC
AT&T
ATLANTA BRAVES
ATLANTA JOURNAL & CONSTITUTION
ATLANTA MARRIOTT NORCROSS
ATLANTA SCREEN PRINT
ATLANTIC ENVELOPE COMPANY
ATLANTIC OPTICAL CO., INC
ATS STAFFING OF ATLANTA
AUDIT-TEL INC
AURORA MALL
AVIS
B. ROBINSON OPTICAL
B.J. MOTKO
BANC ONE LEASING CORP
BARBARA WIESE, O.D. - 55031
BASIL COOMBS, O.D.
BAUSCH & LOMB
BAUSCH & LOMB PERSONAL PRODUCTS DIV
BAY 605 CORPORATION
BEAUFORT COUNTY TREASURER
BELL ATLANTIC
BELL SOUTH
BELLEVUE SQUARE MANAGERS INC
BELLWETHER PROPERTIES OF FLORIDA
BEN CLARK, O.D.
BENCO COMMERCIAL BUILDING
BEND RIVER MALL
BERNALILLO COUNTY TREASURER
BERNARD CONWAY, O.D. - 55032
BETH SHACKLEFORD
BETTE BURGESS, HCB
BETTY A BAULDER
BEVERLY STOCKWELL
BIAGINI PROPERTIES INC
BILL KOPONEN
BILL SHANKLIN
BILL WHITE, O.D.
BLANCHARD'S LOCK & SAFE
BLANCHE CUEVAS
BLUE CROSS & BLUE SHIELD OF GA
BLUE MOUNTAIN MALL
BOB EDWARDS
BOLLE AMERICA INC.
BONITA PLACE INC
BONNER MALL PARTNERSHIP
BOSTON EYE DESIGN
BOTH AWARDS
BOULDER COUNTY TREASURER
BOWNE OF ATLANTA, INC.
BPI CARPET
BPP RETAIL LLC - AUBURN VILLAGE
BPP/MOUNTAINGATE PLAZA
BRAIN POWER, INC (BPI)
BRET J MONOHON
BRIAN A. MCLAUGHLIN
BRIAN BARNHART
BRIAN OFSTEDAHL
BRIAN STONE
BRIOT, INC.
BROADWAY CENTER ASSOCIATES
BROWNING FERRIS INDUSTRIES
BRUCE GOETZ
BRYAN COOK, O.D. - 55000
BUCHANAN ENTERPRISES, INC.
BUCHMANN OPTICAL, INC.
BUDGET LIGHTING, INC
BUILDING PLASTICS, INC.
BULBTRONICS
BULLOCH COUNTY, TAX COMM
BURLINGTON COUNTY TIMES
BUSINESS PROPERTIES MGT, CO
BYER PROPERTIES
C & E DISTRIBUTING INC
C.G. ASSOCIATES
CABLE & WIRELESS, USA
CADORE MODA U.S.A.
CALIFORNIA MANUFACTURING TECHNOLOGY
CALIFORNIA SALES & USE TAX
CALIFORNIA STATE TEACHERS RETIRE
CAMDEN PARK
CAMPBELL B. LANIER, III
CAPITAL COMPANY OF AMERICA LLC
CAPITAL MALL
CAREDATA.COM
CARL THOME, O.D. - 55035
CAROL J. CHASE

CATHCART ALLIED STORAGE CO., INC
CATHERINE CAMIRE
CB COMMERCIAL
CB RICHARD ELLIS
CBL & ASSOCIATES MANAGEMENT, INC
CBL MANAGEMENT, INC
CENTENNIAL PROMENADE
CENTRAL APPRAISAL DIST. TAYLOR CNTY
CENTRAL CITY CO
CENTRAL EUROPEAN CAPITAL INVESTORS
CENTRAL VALLEY ASSOCIATES
CENTRE EAST OFFICE
CERRO GORDO COUNTY TREASURER
CERTIFIED LABORATORIES
CHANDLER, WOOD, HARRINGTON & MAFFLY
CHAPMAN MAIN CENTR
CHARLES SCHWAB & CO INC #55095576
CHARLESTON COUNTY TREASURER
CHARLESTON NEWSPAPERS
CHARLIE JOHNSON
CHERYL A. COPE
CHESTER BURY, O.D. - 55176
CHIAPPE FAMILY TRUST
CHICAGO TRIBUNE
CHICO MALL ASSOCIATION
CHRIS TOWN CHAMBER OF COMMERCE
CHRIS WITTROCK
CHRISTOPHER CLARK, O.D. - 55138
CHRIS-TOWN COMPANY
CHRISTY LARSON, O.D. - 55334
CIBA VISION CORPORATION
CIC
CIMARRON PROPERTIES LLC
CIN ARVADA, L.P.
CINDY A HAMLIN
CIRCLE INTERNATIONAL
CIRCLE PLAZA DEVELOPERS
CITRUS PARK VENTURE,L.P.
CITY OF  ABINGTON
CITY  OF  ALEXANDRIA,  LA.
CITY  OF  ANNISTON
CITY OF BIRMINGHAM
CITY OF BLUEFIELD
CITY OF  CHARLESTON
CITY OF  CHESAPEAKE
CITY OF CLARKSBURG
CITY OF  COLONIAL  HEIGHTS
CITY OF DALLAS
CITY OF DECATUR
CITY OF FULLERTON
CITY  OF  GAINESVILLE
CITY  OF  GLENDALE
CITY  OF  HAMPTON
CITY OF HARTSELLE, ALABAMA
CITY OF IRONDALE
CITY OF JASPER
CITY OF LAWRENCEVILLE
CITY OF LOS ANGELES, MUNICIPAL SERV
CITY OF MOBILE
CITY OF MOBILE - BUSINESS LICENSE
CITY OF MORROW
CITY OF NEWPORT NEWS
CITY OF NORFOLK
CITY OF  RIVERSIDE
CITY OF ROANOKE
CITY OF SAN BERNARDINO
CITY OF SHREVEPORT
CITY OF SOUTH  CHARLESTON
CITY OF  STAUNTON
CITY OF SUFFOLK
CITY OF  TORRANCE
CITY OF VIENNA
CITY OF WARNER ROBINS
CITY TREASURER
CLACKAMAS ASSOCIATES, LTD
CLACKAMAS COUNTY TAX COLLECTOR
CLARKE AMERICAN
CLEANSOURCE
CLEANWAY L.S. INC.
CLEARVISION
COAST TO COAST INC.
COBRASOURCE, INC
COCHISE COUNTY TREASURER
CODDING ENTERPRISES
COLLECTOR TOWN OF EAST WINDSOR
COLLEGE SQUARE
COLLIERS INTERNATIONAL
COLORADO DEPARTMENT OF REVENUE

COLORCHROME ATLANTA, INC
COLPAC
COLUMBIA MALL PARTNERSHIP
COMMISSIONER OF REVENUE SERVICES CT
COMMISSIONER OF THE REVENUE
COMPUTER FORMS & SYSTEMS, INC
CONCORDIA PROPERTIES, LLC
CONNECTICUT GENERAL LIFE
CONNECTICUT POST
CONNOLLY CONSULTING ASSOCIATES, INC
CONTINENTAL GLASS CO.
CONTINENTAL PRESS
CONTRA COSTA NEWSPAPERS
COOPER MANAGEMENT ASSOCIATES
COOPER VISION, INC.
CORAL RIDGE MALL
CORDILLERA INVESTMENTS INC
CORPORATE EXPRESS
COUNTY EAST MALL
COUNTY OF ALBEMARLE
COUNTY OF FAIRFAX
COUNTY OF LEXINGTON, SOUTH CAROLINA
COUNTY OF MONTGOMERY
COUNTY TREASURER
COURT TRUSTEE
COURTNEY PULKRABEK
CRANFORD TRANSPORTATION SERVICE INC
CREATIVE OPTICS
CREDIT SERVICE OF CENTRAL
CRESCENT COMMUNICATIONS, INC.
CROSSCOM NATIONAL, INC.
CROSSROADS CENTER-GGPLP
CROWN EQUIPMENT CORPORATION
CT FINANCE PARTNERSHIP, L.P.
CT OPERATING PARTNERSHIP
CTS
CULLMAN COUNTY SALES TAX
CURTIS 1000 INC
CURTIS BROEK, O.D.
CURTIS VOTAW, O.D. - 55038
CUSTOM COURIER SERVICE, INC.
CUSTOM EYES INC
CYNTHIA HAUSCHILD, O.D.
CYNTHIA WOO, O.D. - 55001
CYPRESS CREEK CO
D. ERVASTI SALES CO
DAC VISION
DAE CONSTRUCTION
DAILY PRESS
DAILY RECORD
DAIREN GOODMAN
DANA ROHLEDER, O.D.
DANIEL JENISCH, O.D. - 55002
DANIEL MESTAS
DANNY & KATHI BENNETT
DAREN GOODMAN
DATA STORAGE CENTERS
DATATEC
DATUM FILING SYSTEMS
DAVE GROSZ
DAVID I. FUENTE
DAVID CAMPAGNA, O.D. - 55039
DAVID J ANTONIE, O.D. - 55297
DAVID J BAUMANN
DAVID ROBINSON, O.D. - 55043
DAVID SCARBOROUGH
DAVID SCHMIDT
DAVID TANG, 0. D.
DAVIS OFFICE SUPPLY
DDRA COMMUNITY CENTERS FIVE, LP
DEANNA SATO
DEBARTOLO CAPITAL PARTNERSHIP
DEBRA B. WOYCE
DEBRA BRADFORD
DEL ROSA PLAZA
DELAWARE SECRETARY OF STATE
DENISE NELSON
DENNIS BUCK, O.D. - 55044
DENNIS CLEVELAND
DENNIS HOPKINS, O.D. - 55329
DENNIS MCCONNEL, O.D., - 55045
DENNIS PITKIN, O.D. - 55040
DENVER ROCKY MOUNTAIN NEWS
DENVER WEST VILLAGE, INC
DEPARTMENT OF LABOR & INDUSTRIES
DEPT OF LABOR
DESERT SKY MALL
DESIFN ELECTRICAL CONTRACTORS INC
DESIGN TYPE

DEVELOPERS DIVERSIFIED
DIAGNOSTIC INSTRUMENT GROUP, INC.
DIANA M. MILLER
DICKINSON I.S.D. TAX COLLECTOR
DIGITAL VISION INC
DIKEOU REALTY
DINOVA PARTNERS, ACLP
DISCOVERY PLAZA
DOLLINGER CENTRAL ASSOCIATION
DON DEVICK
DON RICHARD ASSOCIATES OF GEORGIA
DONAHUE SCHRIBER REALTY GROUP, LP
DORCHESTER COUNTY
DOREEN CASSIDY
DOROTHY PORTERFIELD
DOUGLAS COUNTY
DOUGLAS MINER, O.D. - 55048
DR LE ANN SUNDHAGEN
DR MARSHA HOLSTAD
DR SHANON G BENCKER
DR. AMY BERG
DR. ANTHONY FERRIS
DR. BRUCE MOEN
DR. BYRON FLECK, O.D.
DR. CAROL A. MURIE
DR. CHANNING SMTIH
DR. CHARLES PICARD
DR. DAN FEULING
DR. DAVID REMBOLT
DR. DONALD PFAU
DR. FABIAN J. BUCKLEY
DR. FRANK COLLINS, O.D.
DR. IRA DAVIS
DR. J. CHRISTENSEN
DR. J. J. KISCH
DR. JACK WATZKE
DR. JAMES BUCKLEY
DR. JAMES CONNELLY
DR. JARROD ALLEN NELSON
DR. JEAN M. TASLER
DR. JUDITH K. SWEZEY
DR. JUDITH K. SWEZEY-PATTERSON
DR. JULIE A LAGODINSKI
DR. KREG HARPER
DR. L. JAMES ROCHOVITZ
DR. LARRY SAYLER
DR. LAURA FLOCKENCIER
DR. LAURA TOEFER
DR. LEROY DAVID DUFF/VALLEY VISION
DR. MARGARET BENCK
DR. MARY ZEISE
DR. MYREL A NEUMANN
DR. NANCY STAROSIAK
DR. PAUL DUBBELS
DR. ROBERT L. FRIESE
DR. SAM SKOVIERA
DR. SANDRA WILSON
DR. SHARI KENSOK
DR. SHARON LORTON
DR. STEPHEN R. BUSTARD, O.D.
DR. STEVEN M. AGNES
DR. TERESA THEOBALD
DR. THOMAS BARBER
DR. THOMAS KEENE
DR. THOMAS KOLL
DR. THOMAS WARD
DR. TRACY KOCEMBA
DSA COMMUNITY PUBLISHING
DSL SERVICE COMPANY INC
DSRG - MARKETPLACE 99
DSRG - WAL MART CENTRAL
DSRG PLACENTIA 11
DSRG-SANTA ROSA MARKETPLACE
DTI
DTI - VENDOR
DUANE ROWE, O.D. - 55170
DUCKHORN PARTNERS, LP
DUN & BRADSTREET
DVM COMPANY
DVM COMPANY (METROPLEX-4829)
DYNAMIX GROUP
E. SAM JONES DIST., INC
EARL K. WOOD TAX COLLECTOR
EAST CENTRAL ELECTRIC ASSOCIATION
EAST CENTRAL ENERGY
EAST MESA ASSOCIATES LTD. PARTNER
EAST WENATCHEE PROPERTY, LLC
EASTON PUBLISHING COMPANY
E-CONNECT SOLUTIONS, INC.

ED BEDROSIAN
EDIE ROBERSON
EDUARDO A. EGUSQUIZA
EDVIN MANNIKO, O.D. - 55168
EDWARD L JONES, O.D. - 55010
EDWINA ALVAREZ
EJD ENTERPRISES, INC
EL PASO COUNTY,  TREASURER ELEANORE KERMANI
ELITE PERSONNEL SERVICES
ELIZABETH A. LANDERS
ELIZABETH SOBANJO,O.D.
ELKCO OPTICAL
ELKHORN WATT SQUARE ASSOCIATES
ELLIOT MEGDAL AND ASSOCIATES
ELRON SOFTWARE
EMCON ASSOCIATES, INC
EMPLOYERS INSURANCE CO OF NEVADA
ENGINEERING SERVICES
ENTERPRISE-RECORD
EQUITABLE LIFE ASSURANCE SCO
ERIC BODEN
ERIC KLEINFELD
ERIC TYLER, O.D.
ERMCAR, INC
ERNST & YOUNG LLP
ESSILOR INSTRUMENT DIVISION
ESTHER MELE, O.D.
ETHEL STANBROUGH
EVAN SUMMERS, O.D. - 55134
EVERWEST - FOOTHILLS FASHION MALL
EXCEL
EXCEL EYEWEAR
EXECUSTAY BY MARRIOTT
EXECUTIVE RECRUITMENT SPECIALISTS
EXECUTIVE RECRUITMENT SPECIALISTS
EYE Q EYEWEAR
EYECARE PARTNERS, P.C.
EYECARE PLAN OF AMERICA
EYECON OPHTHALMICS, INC
EYEWEAR DESIGNS, LTD
F. CARDINAL COATE
FALLON J. MIKULA
FAMILY OPTOMETRIC ASSOC
FARIBO WEST MALL
FEDERAL EXPRESS
FESTIVAL OF TREES
FHK STOCKTON PARTNERS
FHS ASSOC MORGAN HILL L.P.
FIDELITY INFORMATION SYSTEMS &
FIDELITY MANAGEMENT INVESTMENTS
FIL - TECH
FIREHOUSE PLAZA PARTNERS
FIRST SENTRY PROTECTION, INC
FIRST TRUST
FIRST TRUST CORPORATION - 401 (K) MIDWEST
FIRST UNION NATIONAL BANK
FIVE LAKES CENTRE
FLAGSTAFF MALL
FLEET FUELING
FLEISHMAN HILLARD
FLORIDA  DEPARTMENT OF REVENUE
FNL SEGREGATED  FUNDS - ESCROW TO BUYERS
FOOTHILL PACIFIC TOWNE CENTRE
FOR BUSINESS TECHNOLOGIES, INC.
FOREST CITY MGT.INC
FORREST REED
FORSYTH COUNTY TAX COMMISSIONER
FORT BEND COUNTY TAX ASSESSOR
FOSTER GROUP PARTNERSHIP
FOUNTAINHEAD PDP
FOUNTAINHEAD PDP - ADVERTISING
FOUR POINTS SHERATON HOTEL
FOUR WHEELS CO. 5
FRANKLIN MICHELSON, O.D.
FRED DOWNARD, O.D. - 55049
FRED MEYER STORES
FREDERICK PRINS, O.D. - 55050
FRIT ESCONDIDO PROMENADE, LLC
FRONTIER COMMUNICATIONS
FT RUCKER. PX
FULTON COUNTY TAX COMMISSIONER
FULTON PAPER
FUND A MAGIC VALLEY, INC
GABRIEL JEIDEL
GALLATIN MALL GROUP, LLC
GALVESTON COUNTY TAX OFFICE
GANNETT NJ NEWSPAPERS
GARGOYLES, INC

GASKA, INC
GATES MCDONALD
GATEWAY MALL-GENERAL GROWTH PROP
GATOR ENTERPRISES, INC
GAZETTE TELEGRAPH LEDGER ADVERTISING
GDM CONCEPTS
GE CAPITAL
GE INFORMATION SERVICES, INC
GEEZERS
GENERAL GROWTH PROPERTIES
GENERAL GROWTH PROPERTIES-BELLIS FR
GENTEX OPTICS
GEORGESON SHAREHOLDER COMMUNICATIONS
GEORGETOWN COUNTY, SOUTH CAROLINA
GEORGIA DEPARTMENT OF REVENUE
GEORGIA STAGE COSTUME SHOP
GERALD L. WINN
GERBER OPTICAL, INC.
GERBER OPTICAL, INC.
GGP LIMITED PARTNERSHIP
GGP/HOMART (WEST OAKS)
GGP/HOMART II LLC - ALTAMONTE MALL
GIBBS MANAGEMENT GROUP INC
GILES CONSTRUCTION, INC.
GITANO FASHIONS LIMITED
GLEN ISAACSON, O.D. - 55192
GLENN FREUDENBERGER, O.D. -55340
GLENN KALLEVIG, O.D.
GLOBAL COMPUTER SUPPLIES
GLOBAL CROSSING TELECOMMUNICATIONS
GLOBAL KNOWLEDGE
GLOBES NEWS
GMS REALTY, LLC
GOLD MEDAL FIXTURE CO
GOLD METAL FIXTURE COMPANY - VENDOR
GORDON L. LINDLEY, O.D.
GRACIELA MURILLO
GRAINGER
GRANDEE OWENS, O.D.
GRAY ENTERPRISES
GRAYS HARBOR COUNTY TREASURER
GREAT LAKES COATING LABORATORY
GREAT MALL OF THE BAY AREA
GREELY MALL MANAGEMENT OFFICE
GREENVILLE COUNTY TAX COLLECTOR
GROBET/VIGOR OPTICAL COMPANY
GROBETNIGOR OPTICAL COMPANY
GTE CALIFORNIA
GTE FLORIDA
GTE HAWAIIAN TEL
GTE NORTH
GTE NORTHWEST INCORPORATED
GTE SOUTH
GTE SOUTHWEST INC.
GUY LAROCHE NORTH AMERICA INC
GUY LUPIEN
GWINNETT COUNTY TAX COMMISSIONER
H & R MANAGEMENT, INC.
H & S WELDING, HEATING & A/C INC
H M A ENTERPRISES-SEA MALL, LP
H RWORK, L. L.C.
H.L. BOUTON COMPANY, INC
HAAG-STREIT USA, INC.
HAB-BPT
HABERSHAM COUNTY
HANDS EQUITY
HANDYMAN'S INC
HANG UPS 11
HANSON PACKAGING
HARDEN RANCH PLAZA ASSOC
HARGRAY TELEPHONE COMPANY
HAROLD FORD
HART ESTATE DEVELOPMENT COMPANY
HART SPECIALTIES
HARTFORD LIFE & ACCIDENT INS CO
HARVEY CAPITAL CORP
HAVASU MART
HAWAII MEDICAL SERVICE ASSOCIATION
HAWAII STATE TAX COLLECTOR
HAWK ENTERPRISES
HAWTHORN SUITES
HCN
HEIDI HUBBARD
HELENE NGUYEN, O.D. - 55097
HENDERSON-PROSPECT PARTNERS
HEWLETT PACKARD
HIGHWAY 92 LLC
HILCO EYEGLASS REPAIR CENTERS
HILTON DENVER TECH SOUTH

HILTON GARDEN INN RENTON
HOLBROOK, HEAVEN & OSBORN,P.A.
HOLIDAY INN EXPRESS
HOLLY JO DARE
HOLOX LTD
HOWARD SHORE ASSOCIATES
HOYA VISION CARE
HRWORK, L. L. C.
HUDSON CATSKILL NEWSPAPERS
HUDSON OPTICAL CORP
HUMPHREY SYSTEMS
HYMAN FAMILY TRUST
I N DO
INTERCALL
I PD
IBM CORPORATION
IDAHO SALES & USE TAX
IDS LIFE INSURANCE CO
ILLINOIS COLLEGE OF OPTOMETRY
ILLINOIS DEPT OF REVENUE
INDEPENDENCE COUNTY
INDEPENDENT TRIBUNE
INDIANA CASH DRAWER COMPANY
INDO
INDUSTRIAL DEIONIZED WATER
INLAND DIAMOND PRODUCTS CO
INTERCALL
INTERNATIONAL ACCESSORIES
INTERNATIONAL HOUSE
INTERNATIONAL VISUAL CORPORATION
INTERSTATE CONSOLIDATED IND
INTER-TEL
INVESTEC MANAGEMENT CORP
IPD
IRENE CHEN, O.D. - 55113
IRSIDOL
IRVINE RETAIL PROPERTIES CO
ITR OF GEORGIA
IVAN LEE, O.D.
IVAN NETTER
J & K OPHTHALMICS
J. SMITH LANIER & CO.
J. SMITH LANIER, II
JACALYN PALAS
JACK NADEL INC.
JACKSON BENTLEY, O.D. - 55112
JACKSONVILLE AVENUES LIMITED PART
JAMES & LOIS WATERS
JAMES A. STEWART, O. D.
JAMES BARDEN
JAMES BRITT ENTERPRISES, INC
JAMES E. KANALEY
JAMES EYEWEAR COMPANY
JAMES W. KRAUSE
JAMES MCINNIS
JAMES PETRO, O.D.
JAMES RUETER
JAMES VALE, O.D.- 55054
JAMES W. KRAUSE
JAMES WILEY, O.D. - 55055
JANICE MILLER
JASON BRADLEY, O.D.
JASON SETTLEMIER, O.D. - 55056
JAY JOHNSON
JAY MOORE
JDA SOFTWARE, GROUP
JEANETTE R. SMYTH, O.D.
JEANNE THURBER, O.D.
JEFF HAVEL, O.D. -55268
JEFF LAMARRE, O.D.
JEFF T. BUSBEE
JEFFERSON COUNTY DEPT OF REVENUE
JEFFERSON COUNTY TREASURER
JEFFREY BUTTS, O.D. - 55328
JEFFREY H. TAMKIN
JEFFREY HEICKLEN
JEFFREY J. HUMME
JENNIFER DE JOHN
JENNIFER JENSEN, O.D.
JENNIFER JUANG 0. D. - 55322
JENNIFER M. WILDIN
JENNY ZAHND
JERRY STRASSMAN, O.D. - 55061
JETIVIA S.A.
JG SOUTHCENTER, LTD.
JILL K. TAYLOR
JIM HERRON
JIM KERNODLE, O.D.
JIM RILEY

JODY PAPAZEKOS, O.D.
JOE CHRISTEN
JOE ELLIS MILLER, O.D.
JOE ROTH
JOHN CASTRO O.D. - 55317
JOHN MEINHOLD, O.D.
JOHN PLOW, O.D.
JOHN ROSS, O. D.
JOHN SNYDER, O.D.
JOHN WARREN
JOHNIE JARNAGIN
JORGEN NELSON, O.D. - 55062
JOSEPH BRAUN, O.D. - 55063
JOSEPH J. SCRENOCK
J-THREE
JULIO C. VEGA
JUNE GARRISON, TARRANT COUNTY
KAN DI/CROSSROADS 1999 LLC
KANSAS DEPARTMENT OF REVENUE
KAREN SANDOVAL
KARL OHLSSON, O.D.
KARLA VICTORIA RIZO
KATHLEEN J. SEIBERT
KATHLEEN KRIEGEL
KATHLEEN TOY
KATHY L ROWE
KAY L SMARZINSKI, O.D.
KB RETAIL PROPERTIES, LP
KEITH HOLLIFIELD
KELLEY COOK
KEN FEINAUER, O.D.
KEN JEFFERS, O.D. - 55220
KEN PLEDGER
KENMARK OPTICAL COMPANY
KENNEDY MALL - 005 0063
KENTUCKY STATE TREASURER
KEVIN HALL
KEVIN R WALD
KEY CORP LEASING, A DIVISION OF
KEY LUNETTES INC
KILPATRICK STOCKTON LLP
KING COUNTY STATE OF WASHINGTON
KIRKWOOD MALL
KITSAP MALL
KJ CONTRACTING
KLN DISTRIBUTING, INC
KOLL MANAGEMENT SERVICES, INC
KOVEL/FULLER - ADVERTISING
KOVEL/FULLER ADVERTISING
KPL
KRIS RICHMEIER, O.D.
KRISTEN MELLINGER, O.D. - 55331
KTJ LIMITED PARTNERSHIP ELEVEN
K-VAC ENVIRONMENTAL SERVICES
KYLE JONES, O.D.
L & B FIESTA MALL, INC 7727
L & M DLNN PROPERTIES
L & M INVESTMENT CO
L.A. FIRE & POLICE PENSION
LA CRESCENTA PROPERTIES
LA SALLE PARTNERS MANAGEMENT
LABAR COMPANY
LABEL TRONIX
LABOR READY MIDWEST, INC.
LABOR READY, INC
LABORATORY CORPORATION OF AMERICA
LAKE GREENHAVEN PROFESSIONAL CENTER
LAKE LANIER ISLANDS
LAKELAND MALL
LAKEMOOR PROPERTIES
L'AMY INC
LANCASTER MALL DEVELOPMENT
LANCE MINTLE, O.D. - 55194
LANIER WORLDWIDE, INC.
LARIMER COUNTY TREASURER
LARRY BREAZEAL, O.D. - 55310
LARRY ROBERTSON, O.D. - 55069
LARRY SUMNER, O.D. - 55258
LAS VEGAS REVIEW-JOURNAL AND SUN
LAURA HOBSON
LAURA L. FORBES-DILBECK
LAUREL MCGILLVROY
LAURENT BENSOUSSAN
LAWRENCE EYEWEAR INC
LAWRENCE WANG O.D. - 55320
LEND LEASE AAF
LENS PROCESSING TECHNOLOGIES, INC
LEONARD ACHIRON, O.D.
LEONARD MUSCOLINO, O.D.

LEWIS OPERATING CORP
LEWIS STEINFELD, P.C.
LEXMARK INTERNATIONAL INC,
LI NA
LIBERTY DISPLAY GROUP
LIBERTY OPTICAL
LIFE LINK INTERNATIONAL
LIMITED EDITIONS
LINA
LISA EDMONDSON
LISA HELVIG
LOGAN COUNTY TREASURER
LOGO PARIS INC
LOH OPTICAL MACHINERY, INC.
LOMBART INSTRUMENT COMPANY
LON MOOREFIELD, O.D.
LOOKER & HUNT ARCHITECTS INC
LOREN LOPER, O.D. - 55070
LOREN STUECKLE, O.D. - 55071
LORENZO F. JONES, OD
LOS ANGELES NEWSPAPER GROUP
LOS ANGELES TIMES
LOUIS BORICK
LOUIS GOODMAN
LOUISIANA WORKER'S COMP. CORP.
LOVE LESS/TOLLEFSON PROPERTIES
LOWNDES COUNTY TAX COMM
LPL PROPERTIES OF CALIFORNIA, LTD
LPL PROPERTIES OF CALIFORNIA, LTD
LUBBOCK CENTRAL APPRAISAL DIST
LUCIA TREDICI, M.D.
LUMPKIN COUNTY TAX COMMISSIONER
LUNETTES GRASSET ET ASSOCIES
LUSK,TAGGART & ASSOCIATES, PLLC
LUTHERAN BROTHERHOOD, FBO
LUX DE PARIS, INC.
LYNDEN AIR FREIGHT
M & H REALTY PARTNERS III LP
M CS I
M&H REALTY PARTNERS IV L.P.
MABIE & MINTZ
MAC SOURCE INC
MACERICH COMPANY
MACERICH LAKEWOOD, LLC
MACERICH MARINA LTD PARTNER
MACERICH PARTNERSHIP, LP
MACERICH RIMROCK LTM PARTNERSHIP
MACHINE TOOLING SUPPLIES
MADISON MARQUETTE RETAIL SERVICES,
MAILING LISTS & MKTG, INC
MALAN MIDWEST L.L.C.
MANAGED CARE SYSTEMS, INC
MANCHESTER CENTER
MANO MANAGEMENT CO
MAP INC
MARCHON EYEWEAR INC
MARCY L BERNA
MARIA RUIZ
MARIANNE RIPTON, O.D.
MARICOPA COUNTY TREASURER
MARIETTA CORSO
MARINE CORP EXCHANGE
MARINE OPTICAL INC
MARK JACOBS, O.D.
MARK JAMES
MARK T. HUNT, O.D.
MARK W. SCHOFIELD, COUNTY ASSESSOR
MARKETPLACE CENTER
MARSHALL M. LITCHMANN
MARSHALL SQUARE SHOPPING CENTER LTD
MARTI BEDWELL
MARTIN COHEN, O.D.
MARY BUTTON, O.D. - 55161
MARY HARMON
MARY MATHIAS, O.D.
MARY-JO GARCIA
MASSACHUSETTS DEPT OF REVENUE
MASSACHUSETTS MUTUAL LIFE INS
MATANUSKA ELECTRIC ASSOCIATION, INC
MATANUSKA TELEPHONE ASSOC.
MATRIX FUNDING GROUP
MATTHEW BENDER & CO. INC.
MATTHEW BLANTON, O.D.
MAX ARCHER, O.D. - 55074
MAYFLOWER TRANSIT, INC.
MCCLELLAN HUNTER
MCDUFFIE CO TAX COMM
MCF LINO LAKES
MCGEE GROUP

MCGRATH-RHD PARTNERS
MCI TELECOMMUNICATIONS
MCI WORLDCOM COMMUNICATIONS INC
MCI WORLDCOM TECHNOLOGIES, INC
MCMASTER-CARR
MCS1
MCSWEENEY, BURTCH & CRUMP
MEADOW INVESTMENTS TWO, LLC
MEDAPHIS PHYSICIAN SERVICES CORP
MEDICAL ARTS PRESS
MEDICAL ARTS PRESS
MEDTOX LABORATORIES
MEESPIERSON N.V.
MEIJER, INCORPORATED
MELIBRAD
MELISSA SEVERNS, O.D.
MELODIE CRISPEN
MELVIN S. ROOS AND CO., INC.
MELVIN SIMON & ASSCO/ANCHORAGE
MERCED MALL, LTD
MERCED SUN STAR
MERRILL LYNCH NEW BRUNSWICK - STOCK
MESA PARTNERS
METRO BUILDING MAINTENANCE CO.
METRO POINTE RETAIL ASSOCIATES
METRO SALES INC
METRO TECH SERVICE CORP
METROPOLITAN LIFE INSURANCE CO
METROPOLITAN TECHNOLOGIES, INC
MEXICO LINDO
MG DISPOSAL
MICHAEL BECKERMAN, O.D. - 55221
MICHAEL J. BODEN
MICHAEL DERUBEIS, O.D. - 55075
MICHAEL ERICKSON, O.D. - 55143
MICHAEL ERICKSON, O.D. - 55143
MICHAEL KLINDWORTH, O.D. - 55201
MICHAEL MATTSON, O.D. - 55166
MICHAEL ONYON, O.D.
MICHAEL TAM, O.D. - 55303
MICHAEL THOMAS
MICHELE CAVALHO
MICHELE JANZEN
MICHELLE EVANS
MICHELLE K. MURRAY
MICHELLE KARAGIANES
MICHELLE SANCHO, O.D. - 55335
MICHIGAN DEPT. OF TREASURY
MIDWEST - MN CARE TAX
MIDWEST SALES TAX
MIKE ALBERT LEASING , INC.
MIKE CONLEY
MIKE MASUCCI
MIKE SHANNON
MILLER & WILCOX, LTD
MILTON SWEDBERG
MINNESOTA DEPARTMENT OF REVENUE
MIRA MESA SHOPPING CENTER WEST
MIRIAM K. JOHNSON
MISC TAX
MISC TAX - TAX SERVICE FEES
MISSION GORGE SQUARE
MISSOURI DEPT OF REVENUE
MITCHELL GOODMAN
MITCHELL NEWS-JOURNAL
MJM FILM AND VIDEO
MN TAX
MOBILE COUNTY
MOORE & SYMONS, INC.
MORGAN COUNTY SALES TAX OFFICE
MORSE ELECTRIC, INC.
MPSC REFUND ACCOUNT
MR. JACK CARTER
MRP INSTITUTIONAL ASSOC
MS1
MULTI USER SOLUTIONS
MULTNOMAH COUNTY OREGON
N & S MACHINE COMPANY, INC
N EX
N EXCOM
NANCY LOVELAND, O.D.
NANOFILM CORPORATION
NATALIE YAMPOLSKY, O.D. - 55257
NATIONAL ASSOCIATION OF OPTOMETRIST
NATIONAL DIRECTORY SERVICE, INC
NATIONAL EVENT MARKETING INC.
NATIONAL OPTRONICS, INC.
NATIONAL RESEARCH BUREAU
NATIONAL YELLOW PAGE SERVICE, INC

NAVAL EXCHANGE NEX BRUNSWICK
NEAL GARHOFFER, O.D. - 55076
NELDA WELLS SPEARS
NET TEL COMMUNICATIONS
NETISYS
NETSOURCE INTERNATIONAL INC. (NSI)
NEVADA BELL
NEVADA DEPARTMENT OF TAXATION
NEW ENGLAND OPHTHALMIC
NEW HORIZONS COMPUTER LEARNING
NEW MILLENNIUM EYEWEAR
NEW RESOURCES CORPORATION
NEW RIVER ASSOCIATES
NEW STAR CORP - VENDOR
NEW YORK DEPARTMENT OF LABOR
NEW YORK STATE CORPORATION TAX
NEW YORK STATE SALES TAX
NEWHALL LAND & FARMING CO
NEWS & RECORD
NEX
NEXCOM
NICHOLAS WISSINK, O.D. - 55078
NICK PAGE
NICKEL INVESTMENT COMPANY
NICOLE BERHOW, O.D. - 55316
NJ TAX
NORTH AMERICAN COATING LABORATORIES
NORTH CAROLINA DEPARTMENT OF INSURA
NORTH CAROLINA DEPARTMENT OF REVENUE
NORTH COUNTY TIMES
NORTH DAKOTA STATE TAX COMMISSIONER
NORTHERN INSTRUMENT
NORTHERN STATES POWER COMPANY
NORTHGATE MALL PARTNERSHIP
NORTHWEST EYE TEMPORARY SERVICES
NOUVEAU EYEWEAR
NU-TEC OPTICAL EQUIPMENT INC
NY OPTICAL
OAK GROVE EQUITIES
OAKRIDGE MALL
OCULAR SCIENCE
OFFICE DEPOT, INC
OFFICE OF THE LABOR COMMISSIONER
OFFICE TEAM
OLDE WORLD CORPORATION
OLIVER CHIEN, O.D. - 55135
OLIVER-ALLEN CORPORATION
OLSTEN STAFFING SERVICES, INC
OLYMPIC PRINTING
OMNI BUSINESS PRODUCTS, INC
ON - GUARD
ON THE GO
ONEIDA REALTY COMPANY
ONTARIO MILLS LTD PARTNERSHIP
OPHTHALMIC INSTRUMENTS N.W.
OPTICAL ILLUSIONS INC
OPTICAL LABORATORIES ASSOCIATION
OPTICAL LABORATORY SUPPLY INC
OPTICAL MACHINERY, INC
OPTIKA
OPTIMA INC
OPTOVISION TECHNOLOGIES
ORACLE LENS MANUFACTURING CORP
ORANGE COUNTY TAX COLLECTOR (CA)
ORANGEBURG COUNTY TREASURER
ORLANDO FASHION SQUARE MALL
OSWEGO TOWN SQUARE
OTR/LANDGRANT WHITNEY RNCH CT
OVIEDO MARKET PLACE
PA. DEPARTMENT OF REVENUE
PACIFIC BELL
PACIFIC PLAZA
PADDOCK MALL ASSOCIATES
PAGING NETWORK OF ATLANTA
PAINE WEBBER. TRUSTEE FBO
PALM COURT AT EMPIRE CENTER
PAM ROBERTS
PAMELA BISIKIRSKI
PAN PACIFIC (MARINA VILLAGE)
PAN PACIFIC RETAIL PROP
PAN PACIFIC RETAIL PROPERTIES
PARK MALL SHOPPING CENTER
PARKWAY PORTFOLIO
PATRIC L. WELCH
PATRICIA CARUSO, O.D.
PATRICIA YOUNGQUIST, O.D.
PATRICK PADRNOS, O.D. - 55186
PAUL BETTENCOURT
PAUL NEELLEY

PAUL OLSON
PAUL PLEVIN & SULLIVAN
PAUL REVERE INSURANCE GROUP
PAUL WATSON LAMBERT
PAULETTE STAHOVIAK
PAVILIONS AT SAN MATEO
PENNY MACE
PENTAX VISION
PERIPHERAL VISION
PETER CHILI, O.D. - 55080
PETER J. SOLOMON COMPANY, LTD
PETER P. BOLLINGER
PETER T. SOCHA
PETER TIMMERMAN
PG&E
PHANTOM RESEARCH LABORATORIES INC
PHILADELPHIA NEWSPAPERS, INC.
PICKENS COUNTY TREASURER
PIMA COUNTY SHERIFF'S DEPT
PINAL COUNTY ASSESSOR
PINE REALTY INC
PINKERTON
PINNACLE BUSINESS SYSTEMS
PIONEER PROPERTIES
PITNEY BOWES - CREDIT LEASE
PLACER COMMUNITY NEWSPAPER
PLASTIC DESIGN & MANUFACTURING INC
PLAZA AT WEST COVINA
PLAZA BONITA LLC
PMC TECHNOLOGIES
POLAROID EYEWEAR DIST, INC.
PONDEROSA PLAZA MALL
PONY EXPRESS
POSEIDON GROUP INTERNATIONAL
POTOMAR NEWS
POUGHKEEPSIE JOURNAL
POUGHKEEPSIE JOURNAL
POWAY PLAZA
PPR CASCADE, LLC
PPR KITSAP MALL, LLC
PPR REDMOND RETAIL LLC
PR NEWSWIRE
PREFERRED ADMINISTRATIVE SERV
PREVENT BLINDNESS AMERICA
PRICE DEVELOPMENT COMPANY
PRICE FINANCING PARTNERSHIP
PRICE SPOKANE LIMITED PARTNERSHIP
PRICE-HERRING, LLC
PRICEWATERHOUSE COOPER LLP
PRINTMASTERS
PRO SPECIALTIES GROUP INC
PROCARE EYE EXAM, INC
PROJECT 70 AUDIO SERVICES, INC
PROLIFICS
PRO-OPTICS, INC.
PROPERTY DEVELOPMENT ASSOCIATION
PTI COMMUNICATIONS
PUBLIC SERVICE COMPANY OF COLORADO
PUEBLO MALL LLC
PUGET SOUND ENERGY
QUALIFIED BENEFITS INC.
QUIK-STIK
R.H. BURTON COMPANY
R.M. WIELAND CO., INC.
R.Q. OPTOMETRY
R/M VACAVILLE LTD
RALPH SUFFOLK, O.D.
RALPH WILSON, O.D.
RAMIRO R. CANALES
RAMSEY ASSOCIATES
RANDSTAD STAFFING SERVICES
RANDY WOOLF, O.D. - 55248
RAPID CITY JOURNAL
RAPIDS PARISH SALES TAX FUND
RASHA KUMAR, O.D. - 55198
RAY NINE'S CLEANING SERVICE
RAYMOND DUNN
RAYMOND YOUABIAN
READING EAGLE COMPANY
REBECCA C. ARCHIBOLD
RED CLIFFS MALL
REGE LUNNETTES
REGENCY CENTERS, L.P.
REGENCY LIGHTING
REGINALD DE LA CUESTA
REGIONS LEASING
REM
RENO GAZETTE JOURNAL
REPORTER

RESIDENCE INN LAS COLINAS
RETAIL INVESTMENT IT, LLC
RGIS INVENTORY SPECIALISTS
RICH & SMITH, P.C.
RICH PRINTING INC.
RICH/GARDNER
RICHARD A CORDLE, TREASURER
RICHARD D. ANDERSON
RICHARD HUFFMAN, O.D. - 55172
RICHARD MURRAY, O.D. - 55082
RICHARD MYOTT
RICHARD TEIXEIRA
RICHARD WORKMAN
RICHARD ZOLLER, O.D. - 55188
RICHARDS COMPUTER
RICHMOND NEWSPAPER, INC.
RICK LYONS
RICK MORLEY
RITE AID CORP
RIVER PLACE PARTNERS
RIVIN PROPERTIES
RJR MANAGEMENT ONE, LLC
ROB CHRISTENSON, O.D
ROBBIN JARVIS
ROBERT BEADERSTADT, O.D. - 55083
ROBERT E PETKIN
ROBERT G. VAUGHN, O.D.
ROBERT HARTSELL, O.D.
ROBERT KANOCZ, O.D. - 55084
ROBERT LABRADO
ROBERT ROSALES, O.D. - 55023
ROBERT SCHOUTEN, O.D. - 55086
ROBERT STEIN
ROBERT WAGNER
ROBINS AFB EXCHANGE
ROCK HILL TELEPHONE COMPANY
ROGER FREEMAN, O.D. - 55315
ROGER SCHMIDT
ROI
ROMAC INTERNATIONAL, INC
RON FLANNERY, O.D. -55224
RON SIMPSON
RONALD BESS
RONALD J. GREEN
ROOSEVELT NEX SERVICES
ROSEANNE CASE CO
ROSEVILLE SQUARE PARTNERS, LTD
ROSILAND HURSH, O.D. - 55260
ROWS OPTICAL CASE CO
ROY CLAPPER, O.D. - 55087
ROYAL CUP
RP INVESTMENT REALTY - VENDOR
RPP ROSECRANS ASSOCIATES, LLC
RPS, INC.
RUSSELL THOMPSON, O.D. - 55242
S & T OFFICE PRODUCTS, INC
S F I
SAFECO CAPITAL CORP.
SAFETY SOUTH SUPPLIES, INC
SAFILO USA
SAFILO USA - DIRECT
SAHARA PAVILION NORTH US INC
SALEM DISTRIBUTING CO., INC.
SAN ANTONIO CENTER ASSOC
SAN BERNARDINO SUN
SAN DIEGO GAS & ELECTRIC
SAN FRANCISCO NEWSPAPER AGENCY
SAN JOSE MERCURY NEWS
SANDERS CONSTRUCTION CO./GATEWAY
SANDRA MANDRE
SANTA MARIA TIMES
SANTINELLI INTERNATIONAL
SAPHOL ROS, O.D. - 55089
SARAH CHOI, O.D. - 55278
SAS PROMOTIONS
SAVANNAH NEWS-PRESS
SCHMIDT LABORATORIES INC
SCHULTZ COTTAGE GROVE PARTNERS
SCOTT BAGLIN
SCOTT COMER
SCOTT HYDE
SCOTT MARYNAK
SCOTT SWANSON
SCS FLOORING SYSTEMS
SDG MACERICH PROPERTIES, LC
SEATAC MALL MERCHANTS ASSN.
SECRETARY OF STATE - ILLINOIS
SECURITY LINK FROM AMERITECH
SEIKO OPTICAL PRODUCTS INC

SEMINOLE TOWNE CENTER LIMITED
SERENGETI EYEWEAR, INC
SERRA CENTER
SFI
SHANE-MICHAEL OPTICAL CO.
SHAPELL INDUSTRIES, INC
SHARON BATEK, O.D.
SHAWN BRITTAIN, O.D. -55129
SHAYNE SHERIDAN, O.D.
SHEA 90 CORPORATION
SHELBY COUNTY
SHERATON GATEWAY HOTEL
SHERI MCGURK, O.D.
SHERMAN-HOOLIHAN PROPERTIES
SHERRI HORWITZ, O.D. -55104
SHERRIE SHUPE
SHIELD LENSCARE PRODUCTS, INC.
SHILO INNS
SHUKO HARA
SIENA, O.D.
SIGNATURE EYEWEAR
SIGNET ARMORLITE, INC.
SILOR OPTICAL, INC.
SILOR OPTICAL, INC.- ESSILOR
SIMOD TELECOMMUNICATIONS
SIMON BOLIVAR SOCCER LEAGUE
SIMON DEBARTOLO GROUP
SIMON PROPERTY GROUP LP
SIOUX CITY COMFORT INN
SLAUSON ASSOCIATES
SMART TRADING CO
SNET
SO CALIF SECURITY
SOFTMART COMMERCIAL SERVICES, INC.
SOLA OPTICAL USA, INC.
SONORA CROSSROADS PROPERTIES LLC
SOUND GLASS SALES INC.
SOURCE BUSINESS FORMS INC
SOUTH CAROLINA DEPT OF REVENUE
SOUTH HILL MALL
SOUTHBRIDGE MALL
SOUTHERN CALIFORNIA EDISON COMPANY
SOUTHERN CALIFORNIA GAS
SOUTHWEST MATERIAL HANDLING INC.
SOUTHWEST PLAZA-GGPLP
SOUTHWESTERN BELL
SOUTHWESTERN BELL TELEPHONE
SPECTACULAR PRODUCTS INC
SPECTRUM LIFTS & LOADERS, INC.
SPOKANE COUNTY TREASURER
SPOKANE MALL DEVELOPMENT COMPANY
SPRINT
SRPMIC
SRT
ST CLOUD POST OFFICE
ST. MORITZ
STACY HARRISON, O.D. - 55232
STACY METZGER, O.D.
STAFFING SOLUTIONS
STAFFORD CONSOLIDATED TAX OFC
STAN DAVIS
STANDARD INSURANCE COMPANY
STANDARD MANAGEMENT CO
STANDARD TEL
STANLEY SAMUELS, O.D. - 55088
STATE OF ARKANSAS
STATE OF CALIFORNIA
STATE OF CONNECTICUT
STATE PORT PILOT
STATE TREASURER - TEXAS
STEAMATIC
STELLAR INTERNATIONAL HOLDINGS
STEPHEN F. PHILLIPS, O.D.
STEPHEN HARTUNG- 55290
STEPHEN HEADLEE, O.D,
STEPSTONE REAL ESTATE
STERLING COMMERCE
STEVE A HUERTA
STEVE SERVEY, O. D.
STEVE WILSON
STEVEN MULLINS, O.D. - 55154
STEVEN POLATIS, O.D. - 55189
STEVEN SCHIREMAN, O.D. - 55280
STEWART MECOM, O.D. - 55093
STOCKDALE TOWN CENTER
STUART WEINBAUM, O.D.
STUDIO COLLECTIONS
SUN RING OPTICAL MANUFACTORY
SUNGARD RECOVERY SERVICES INC

SUNNYVALE TOWN CENTER
SUNSET LIGHTING
SUPERIOR FRAME LINE INC
SURE AIR LTD
SUSAN DEVINE OD
SUSAN HOREAK, O.D. - 55159
SUZANNE STREFF, O.D. - 55226
SYNERGY 2000, INC.
TACOMA MALL
TAMI ELLER
TANNERS CARPET
TARA PARNELL, O.D.
TASCO
TAX COLLECTOR PARISH OF ST. TAMMANY
TAX COMMISSIONER OF CHATHAM COUNTY
TAXATION AND REVENUE NEW MEXICO
TBZ PALMDALE & 20TH ASSOCIATES
TECHNOLOGY PIPELINE INC
TECNOL NORTH
TED BELHUMEUR, OD
TELXON CORPORATION
TEMECULA TOWN CENTER
TEMESCAL/BOC COATING TECH
TENANT SERVICER, INC.
TENNESSEE DEPARTMENT OF REVENUE
TERA FLASCHER
TERRI SCHULTZ
TERRY FOWLER
TEXAS COMPTROLLER OF PUBLIC ACCOUNT
THE ADART COMPANY
THE ALBANY HERALD PUBLISHING CO.
THE APPEAL DEMOCRAT
THE ARIZONA REPUBLIC/THE PHOENIX
THE BAKERSFIELD CALIFORNIAN
THE BIRMINGHAM NEWS COMPANY
THE CAWLEY COMPANY
THE CHARLOTTE OBSERVER
THE CHRONICLE
THE COLAD GROUP, INC
THE CONCORD TELEPHONE CO.
THE COURIER
THE DAILY JOURNAL
THE DAILY SOUTHERNER
THE DENVER POST
THE DESERT PUBLISHING CO.
THE ENQUIRER-JOURNAL
THE ESTATE OF JAMES CAMPBELL
THE EYECARE NETWORK
THE FLINT JOURNAL
THE FRESNO BEE
THE GAZETTE NEWSPAPERS
THE GREENVILLE NEWS
THE HANFORD SENTINEL
THE HARTFORD
THE HERALD
THE IDAHO STATESMAN
THE INTELLIGENCER
THE KANSAS CITY STAR
THE LEADER PUBLISHING COMPANY
THE MACERICH PARTNERSHIP, LP
THE MERCURY
THE MODESTO BEE
THE MORNING CALL
THE NAMES GROUP
THE NASDAQ STOCK MARKET INC
THE NEWS AND OBSERVER
THE ORANGE COUNTY REGISTER
THE ORIGINAL SIGN GUY
THE PATRIOT - NEWS CO.
THE POST AND COURIER
THE POST STAR
THE PRESS DEMOCRAT
THE PRESS ENTERPRISE
THE RECORD
THE REYNOLDS AND REYNOLDS CO
THE RYAN-KAYLOR COMMERCIAL
THE SACRAMENTO BEE
THE SAGINAW NEWS
THE SARATOGIAN
THE SCRANTON TIMES
THE SEATTLE TIMES
THE SIGNAL
THE SPECTRUM
THE TIMES
THE TIMES LEADER
THE TORRANCE CO
THE TOWN TALK
THE TRAVELERS INSURANCE CO
THE TRIBUNE

THE ULTIMATE SOFTWARE GROUP, INC
THE VIRGINIAN-PILOT
THE VONS COMPANY
THE WENATCHEE WORLD
THIRD FAIRFAX, LLC
THOMAS RYAN, O.D. - 55027
THOMASVILLE EYE CARE, PC
TIFFANY A. JONES
TIM GILCHRIST
TIMES HERALD
TIMES UNION
TIMOTHY W. RANNEY
TITANIC ASSOCIATES
TITMUS
TITUS COUNTY APPRAISAL DIST
TKG PINOLE LP
TMP WORLDWIDE
TODD ANDERSON, 0.D. - 55145
TOM THOMASON, O.D. - 55288
TOMMY MOORE
TONY HAIRE
TONY WONG, O.D. - 55299
TOPCON AMERICA CORP. - VENDOR
TOWN CENTER WEST
TOWN OF CULPEPER
TOWN OF LEXINGTON, SC
TPA
TRANS BOX SYSTEMS, INC
TRC STAFFING SERVICES
TREASURER OF SPOTSYLVANIA COUNTY
TREASURER OF STATE
TREASURER OF VIRGINIA
TREASURER STATE OF IOWA
TRION INDUSTRIES, INC.
TRION INDUSTRIES, INC.
TRIPLE T CUTTING TOOLS, INC
TROPICANA CENTRE, LLC
TSC, L.C.
TUCSON ELECTRIC POWER COMPANY
TUCSON NEWSPAPERS
TUSTIN PLAZA CENTER, L.P.
U S POSTMASTER
U.S. BANK NATIONAL ASSOCIATION ND
U.S. SAFETY & SUPPLY, INC.
UCI DISTRIBUTION PLUS
U-HAUL INTERNATIONAL
ULTIMATE STAFFING SERVICES
ULTRA OPTICS COMPANY
UNION TRIBUNE
UNITED CAPITAL, A DIV OF HUDSON BAN
UNITED PARCEL SERVICE
UNITED PROPERTY MANAGEMENT
UNITED STATES POSTAL SERVICE
UNIVERSAL OPHTHALMIC INSTRUMENTS
UNLIMITED CARPET CLEANING
URBAN RETAIL PROPERTIES CO
US EYEWEAR, INC
US OFFICE PRODUCTS
US WEST COMMUNICATIONS
UTAH STATE TAX COMMISSION
UUNET TECHNOLOGIES, INC.
UVEX SPORTS, INC
VAIL ASSOCIATES
VALENCIA COUNTY TREASURER
VALLEN SAFETY CENTER
VALLEY MACK PLAZA CO
VANCOUVER MALL 955-1978
VANTAGESOURCE LLP
VENTURA & TOPANGA PARTNERS
VENTURA COUNTY NEWSPAPERS
VENTURE TAPE CORP
VESTAR CALIF LTD PARTNERSHIP
VICKIE YIM, O.D. - 55164
VICOM INC
VICTOR VALLEY DAILY PRESS
VICTORIA GOODLY
VIKING PLAZA SHOPPING CENTER
VIRGINIA DEPARTMENT OF TAXATION
VIRGINIA GONZALES
VISALIA TIMES-DELTA
VISION EASE
VISION STAR, LLC
VISION-EASE
VISMED INC
VISTA EYECARE INC
VISTAKON, INC.
VIVA INTERNATIONAL GROUP
W. MARK SIGMON, O.D.
W.E. STANLEY

WACHOVIA BANK - NVAL GUARANTORS TRUST
WAIN MFG. CORP.
WAIN MFG. CORP.
WAL MART INC
WAL MART PROPERTY MANAGEMENT
WALKER COUNTY
WALLACE LOGAN
WAL-MART
WAL-MART STORES, INC.
WALTER F. KIRK
WALTER GOLDBERG
WARREN BOND PHOTOGRAPHY
WARREN WANKIER
WASHINGTON STATE DEPARTMENT OF REVS
WASHINGTON STATE SUPPORT REGISTRY
WASTE MANAGEMENT OF CENTRAL MN
WASTE MANAGEMENT OF TAMPA
WATT/CRAIG ASSOC
WAYNE CASTAGNA, O.D.
WAYNE LANGE
WECO INTERNATIONAL, INC.
WELD COUNTY TREASURER
WELL ARTS OPTICAL FACTORY LTD
WELLING INTERNATIONAL
WELLS FARGO - OVERDRAFT CORRECTION
WESLEY ARNDT, O.D. - 55094
WESLEY-JESSEN CORPORATION
WESLEY-JESSEN CORPORATION
WEST COAST BUSINESS SOLUTIONS
WEST COAST UPTOWN PARTNERS, LP
WEST GROUP
WEST MANCHESTER TOWNSHIP
WEST VIRGINIA DEPARTMENT OF
WESTDALE ASSOCIATES
WESTDAY ASSOCIATES
WESTERN INVESTMENT REAL ESTATE
WESTERN OPTICAL SUPPLY, INC.
WESTMINSTER MALL COMPANY
WESTRIDGE MALL LIMITED PARTNERSHIP
WESTRUST-SOUTHWEST RETAIL PARTNERS
WESTWOOD-PICO ASSOCIATES, LLC
WILBUR W. LORBEER
WILKES BARRIE TOWNSHIP
WILLIAM BOCK, O.D.
WILLIAM BUTLER, O.D. - 55223
WILLIAM MAHER, O.D. - 55235
WILLIAM P YEAGER
WILLIAM PFLUEGER, P.C.
WILLIAM V. STEVENS O.D.
WILLIAMS JANITORIAL SERVICE
WILLOWROCK PLAZA
WILMINGTON STAR NEWS
WILSON ELECTRIC CO., INC
WINSTON - SALEM JOURNAL
WINSTON PLAZA/RAILROAD LLC
WLYT-FM
WM GROSZ
WORKERS COMPENSATION BUREAU
WORLD COURIER METRO, INC.
WORLD OPTICAL - VENDOR
WRAM DEVELOPMENT CO
WYOMING DEPARTMENT OF REVENUE
XCEL
XCEL CONTACTS
X-CEL OPTICAL C0.
XEROX CORPORATION
XYAN
YORK COUNTY TREASURER
YORK NEWSPAPER COMPANY
YOUNGER OPTICS
ZIMCO
ZYLOWARE

                        EXHIBIT E TO DISCLOSURE STATEMENT

                              LIQUIDATION ANALYSIS

         The Bankruptcy Code requires that each holder of an Impaired Claim or Equity Interest either (a) accept the Plans or (b) receive or retain under the Plans, property of a value as of the Effective Date that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The gross amount of cash available would be the sum of proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the Chapter 7 cases. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses that may result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code.

         A general summary of the assumptions used by management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.

Estimation of Net Proceeds
--------------------------

         Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtors' assets. The Chapter 7 liquidation period is assumed to commence in May, 2001 and to take 6 months following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than 2 months, this time would allow for the collection of receivables, sale of assets and wind down of daily operations. For certain assets, such as real property, estimates of the liquidation proceeds were made for each asset individually. For other assets, such as fixtures and equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which the Debtors might achieve through disposition.

Estimate of Costs
-----------------

         The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in the Chapter 7 cases, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtors both prior to, and during the pendency of, the Chapter 11 Cases.

Distribution of Net Proceeds under Absolute Priority
----------------------------------------------------

         The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 priority and General Unsecured Claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior Creditors are paid in full, and no equity holder would receive any distribution until all Creditors are paid in full. The Debtors believe that, in a Chapter 7 case, holders of old common stock interests would receive no distributions of property.

         After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors, including
(i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion of value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLANS WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE


                                                  Summary of Recoveries
                                              ------------------------------
Description                      Class No.    Under the Plan     Chapter 7
-----------------------------------------------------------------------------
Secured Claims                     2 & 3           100%            100%
-----------------------------------------------------------------------------
Convenience Claims                   4             75%              5%
-----------------------------------------------------------------------------
General Unsecured Claims             5             83%              5%
-----------------------------------------------------------------------------
Late Claims and Subordinated        6&8             0%              0%
Claims and Equity Interests


         Moreover, the Debtors believe that the value of any distribution from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 case would be the same or less than the value of distributions under the Plans because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the Chapter 7 cases, the delay could be further prolonged and administrative expenses further increased. The effect of this delay on the value of distributions under the hypothetical liquidation has not been considered.

         THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in an accurate estimate of the proceeds which would be realized were the Debtors to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the Debtors' estimate, depending on the claims asserted during the pendency of the Chapter 7 cases. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

         The liquidation analysis set forth below was based on the estimated value of the Debtors' assets immediately prior to the Effective Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation, or audit by any independent accounting firm.

                                          VISTA EYECARE, INC.

                                          LIQUIDATION ANALYSIS

                                             (in Thousands)


                                                                                            Estimated
                                                                Projected       Estimated  Liquidation
                                                                 6/01/01        Recovery    Proceeds
                                                                ---------       ---------  -----------
PROCEED FROM LIQUIDATION
   Current Asets
     Cash and marketable securities                             $  6,107          100%     $  6,107
     Accounts receivable (net)                                    11,446           80%        9,156
     Inventories                                                  22,076           25%        5,519
     Prepaid  expenses and other current assets                      434            0%            0
                                                                --------       ------      --------
       Total current assets                                       40,062           52%       20,782

     Net property, plant & equipment                              26,000           63%       16,380

   Other Assets
     Other                                                           681            0%            0
     Note Receivable                                               2,500            0%            0
                                                                --------       ------      --------
       Total other                                                 5,051            0%            0
                                                                --------       ------      --------
 Total available for distribution                               $ 71,113           52%     $ 37,162
                                                                ========       ======      ========


                                                                Estimated    Estimated        %
                                                                  Claim      Recovery      Recovery
                                                                ---------    ---------    ----------
 ALLOCATIONS OF PROCEEDS
   Secured Claims
     DIP Borrowings                                                5,000        5,000           100%
                                                                --------      -------      --------
       Total Secured Claims                                        5,000        5,000           100%

 Proceeds available for payment of administrative claims                     $ 32,162

   Administrative and Priority Claims
     Post Petition Accounts Payable                                1,277        1,277           100%
     Post Petition Other Payables                                    843          843           100%
     Post Petition Accrued Liabilities                            11,818       11,818           100%
     Profesional Fees                                              1,615        1,615           100%
     Severance                                                     6,056        6,056           100%
     Other Administrative and Priority Claims                          0            0             0%
                                                                --------      -------      --------

       Total Administrative and Priority Claims                   21,609       21,609           100%

 Proceeds available for payment of general unsecured claims                  $ 10,553

   General Unsecured Claims
     Accounts payable                                             26,779        1,604             6%
     Other payables                                                8,064          483             6%
     Accrued liabilities                                           3,141          188             6%
     Senior Notes                                                123,786        7,413             6%
     Lease Rejection Claims                                        6,600          395             6%
     Other debt                                                    7,843          470             6%
                                                                --------      -------      --------
    Total Liabilities Subject to Compromise                      176,213       10,553             6%


 Proceeds available for distribution to equity                                      0
                                                                              -------

FOOTNOTES TO LIQUIDATION ANALYSIS

Cash and cash equivalents
-------------------------

         Cash consists of all cash in banks or operating accounts, cash held at stores, and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

Accounts receivable
-------------------

         Accounts receivable primarily consist of managed care receivables and, to a lesser degree, credit card receivables.

Inventories
-----------

         Inventories consist of frames, lenses, contact lens, sunglasses, and other accessory items sold in the store. A majority of the inventory value is frame product. In the opinion management, it will be more difficult to liquidate frames given the fashion characteristics of this type of inventory product.

Prepaid expenses and other current assets
-----------------------------------------

         Prepaid expenses are assumed to have no estimated liquidation value.

Property Plant and Equipment
----------------------------

         Property, Plant and Equipment includes lab and doctors' equipment, store fixtures, computer equipment, and leasehold improvements. The value of these assets are based upon management's estimates and an outside appraisal. The doctors' equipment and lab equipment represent the items with the greatest liquidation value.

Other Non-Current Assets
------------------------

         Other non-current assets are assumed to have no estimated liquidation value.

Note receivable
---------------

         The note receivable is part of the proceeds expected to be realized through the sale of the Debtors' freestanding store assets. The note is considered to be non-investment grade and assumed to have no estimated liquidation value.

Credit Agreement
----------------

         The facility evidenced by the DIP Financing Agreement is secured by substantially all of the assets of the Debtors.

Bank Letter of Credit
---------------------

         For purposes of this analysis, management has assumed that all trade letters of credit are fully drawn by the holders of the letters of credit. The corresponding inventory has been included as an asset of the company in the liquidation analysis.

Trustee and Professional Fees
-----------------------------

         Based on management's review of the nature of these costs, fees were estimated at $1.6 million. This figure is comprised of $1.1 million in trustee fees (3.0% of gross liquidation proceeds) and $500,000 in professional fees.

Severance
---------

         Severance is estimated based on the Debtors' existing severance programs.

Accounts payable and Accrued liabilities
----------------------------------------

         Accounts payable and accrued liabilities primarily represent trade credit provided by the Debtors' trade vendors during the Chapter 11 period pursuant to an order of the Bankruptcy Court, plus various other expense payables.

Lease Rejection Claims
----------------------

         Lease rejection claims comprise claims resulting from the Debtors' rejection of unexpired leases. Each lease rejection claim was calculated as twelve months of the remaining term of each lease. The total includes additional claims arising out of the rejection of estimated unexpired leases in an asset liquidation.

                                              EXHIBIT F TO DISCLOSURE STATEMENT

                                             PROJECTIONS AND VALUATION ANALYSIS
                                                     VISTA EYECARE, INC.
                                             PRO-FORMA REORGANIZED BALANCE SHEET
                                                        JUNE 1, 2001
                                                         (Unaudited)
                                                      ($ in thousands)

                                                                                    Adjustments
                                                                    -------------------------------------------------------
                                                     Projected       Sale of                       Cash
                                                      6/01/01      Freestanding     write-down    Payment        Sub-total
                                                      -------      ------------     ----------    -------        ---------
  Current Assets
   Cash and marketable securities                   $   7,630          5,977                        (7,500)     $   6,107
    Accounts receivable (net)                          12,734           (688)          (600)             0         11,446
    Inventories                                        29,168         (7,092)                                      22,076
    Prepaid  expenses and other current assets          1,150           (716)                                         434
                                                    ---------      ---------      ---------      ---------      ---------
      Total current assets                             50,681         (2,519)          (600)        (7,500)        40,062

  Property, plant and equipment                        91,174         (2,162)                                      89,012
  Less accumulated depreciation                        63,950           (937)                                      63,013
                                                    ---------      ---------      ---------      ---------      ---------
    Net property, plant & equipment                    27,225         (1,225)                                      26,000

  Other Assets
    Other                                               8,133           (389)        (7,063)             0            681
    Note Receivable                                         0          2,500                                        2,500
    Reorganization value in excess of book, net             0              0                                            0
    Goodwill                                            1,860         (1,860)             0              0              0
                                                    ---------      ---------      ---------      ---------      ---------
      Total other                                       9,993            251         (7,063)             0          3,181
                                                    ---------      ---------      ---------      ---------      ---------

Total Assets                                        $  87,898      ($  3,493)     ($  7,663)     ($  7,500)     $  69,243
                                                    =========      =========      =========      =========      =========

  Current liablities
    Accounts payable                                $   1,277      $       0                                    $   1,277
    Other payables                                        843              0                                          843
    Accrued liabilities                                11,818              0                                       11,818
                                                    ---------      ---------      ---------      ---------      ---------
      Total current liabilities                        13,938              0                                       13,938

  Other liablities
    Deferred  taxes                                       228                                                         228
                                                    ---------      ---------      ---------      ---------      ---------
      Total other liablities                              228              0              0              0            228

  Debt
    Revolver                                                0                                                           0
    Senior term debt                                   12,500                                       (7,500)         5,000
  Liabilities Subject to Compromise
    Accounts payable                                   26,779              0         (3,886)             0         22,893
    Other payables                                      8,064              0         (1,170)             0          6,894
    Accrued liabilities                                 3,141              0           (456)             0          2,685
    Senior Notes                                      123,786                       (17,963)             0        105,823
    Other debt                                          7,843                        (1,138)             0          6,705
                                                    ---------      ---------      ---------      ---------      ---------
   Total Liabilities Subject to Compromise            169,613              0        (24,613)             0        145,000
      Total long term debt                            182,113              0        (24,613)        (7,500)       150,000

  Shareholders' equity
    Common stock                                          211                                                         211
    Additional paid-in capital                         47,387                                                      47,387
    Retained income (deficit)                         (15,983)        (3,493)        16,950                        (2,526)
    Current Year Earnings                            (135,923)                                                   (135,923)
    Cumulative foreign currency translation            (4,072)                                                     (4,072)
                                                    ---------      ---------      ---------      ---------      ---------
      Total Shareholders' equity                     (108,380)        (3,493)        16,950              0        (94,923)
                                                    ---------      ---------      ---------      ---------      ---------
Total liabilities & net worth                       $  87,898      ($  3,493)     ($  7,663)     ($  7,500)     $  69,242
                                                    =========      =========      =========      =========      =========




Pro-forma Reorganized Balance Sheet - June 1, 2001 - CONTINUED


                                                                         Adjustments
                                                       -----------------------------------------------------
                                                       Reorg          Equity                       Restated
                                                       value         Funding        Debt            6/01/01
                                                      -----         -------        ----            -------
  Current Assets                                     $       0      $  25,000      ($ 25,000)     $   6,107
   Cash and marketable securities                                                                    11,446
    Accounts receivable (net)                                                                        22,076
    Inventories                                                                                         434
    Prepaid  expenses and other current assets       ---------      ---------      ---------      ---------
                                                             0         25,000        (25,000)        40,062
      Total current assets
                                                                                                     89,012
  Property, plant and equipment                                                                      63,013
  Less accumulated depreciation                      ---------      ---------      ---------      ---------
                                                             0              0              0         26,000
    Net property, plant & equipment

  Other Assets                                                                                          681
    Other                                                                                             2,500 (c)
    Note Receivable                                     94,923                                       94,923
    Reorganization value in excess of book, net                                                           0
    Goodwill                                         ---------      ---------      ---------      ---------
                                                        94,923              0              0         98,104
      Total other                                    ---------      ---------      ---------      ---------
                                                     $  94,923      $  25,000      ($ 25,000)     $ 164,166
Total Assets                                         =========      =========      =========      =========


  Current liablities                                                                              $   1,277
    Accounts payable                                                                                    843
    Other payables                                                                                   11,818
    Accrued liabilities                              ---------      ---------      ---------      ---------
                                                             0              0              0         13,938
      Total current liabilities

  Other liablities                                                                                      228
    Deferred  taxes                                  ---------      ---------      ---------      ---------
                                                                                                        228
      Total other liablities

  Debt                                                                                 5,000          5,000 (a)
    Revolver                                                                          (5,000)             0
    Senior term debt
  Liabilities Subject to Compromise                                                  (22,893)             0
    Accounts payable                                                                  (6,894)             0
    Other payables                                                                    (2,685)             0
    Accrued liabilities                                                              14,177        120,000
    Senior Notes                                                                     (6,705)             0
    Other debt                                       ---------      ---------      ---------      ---------
                                                                                    (25,000)       120,000  (b)
   Total Liabilities Subject to Compromise                  0              0        (25,000)       125,000
      Total long term debt

  Shareholders' equity                                    (211)        25,000                       25,000  (b)
    Common stock                                       (47,387)                                          0
    Additional paid-in capital                           2,526                                           0
    Retained income (deficit)                          135,923                                           0
    Current Year Earnings                                4,072                                           0
    Cumulative foreign currency translation          ---------      ---------      ---------      ---------
                                                        94,923         25,000              0         25,000
      Total Shareholders' equity                     ---------      ---------      ---------      ---------
                                                     $  94,923      $  25,000      ($ 25,000)     $ 164,166
Total liabilities & net worth                        =========      =========      =========      =========


Notes to Pro-Forma Reorganized Balance Sheet

(a)      Anticipated  borrowings under the New Secured Credit Facility needed to
         pay  certain   Administrative   Claims  and  pre-petition   liabilities
         consistent with the treatment of these liabilities in the Plans.

(b) The Plans provide for, among other things, a deleveraging of the Debtors through an exchange of all of the General Unsecured Claims for $120 million in New Senior Notes and 5 million shares of New Common Stock. This amount represents primarily the forgiveness of such obligations.

(c) The Debtors propose to account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The Debtors have estimated a range of reorganization value, between $140 million and $160 million. For purposes of determining the reorganization value, the Debtors used the midpoint of the range, $150 million, $25 million of which value is attributable to shareholders' equity. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. The unallocated portion of the reorganization value is classified as Reorganization Value in Excess of Book and is amortized over fifteen years. For the purposes of this presentation, book values have been assumed to be equal fair values except for specific items in which quantifiable data is currently available. The Debtors currently performing independent appraisals of various assets, including certain of their fixed assets and leased facilities, which is expected to lead to additional pro forma adjustments to book values and result in different Reorganization Value in Excess of Book as of the Effective Date. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plans, which value is subject to many uncertainties and cannot be reasonably estimated at this time. The Debtors do not make any representations as to the trading value of shares to be issued pursuant to the Plans.

                                              REORGANIZED VISTA
                                          PROJECTED BALANCE SHEETS

                                       FISCAL YEARS 2001 THROUGH 2007

                                                 (unaudited)

                                               (in thousands)

                                                                    Projected
                                                              Fiscal Years Ended January 1,
                                                     -----------------------------------------------------

                                                       2002           2003          2004          2005
                                                    ---------      ---------      ---------     ---------
  Current Assets
    Cash and marketable securities                  $   6,289      $   6,000      $   9,000     $   9,000
    Accounts receivable (net)                          10,090          7,004          4,875         4,571
    Inventories                                        21,380         21,948         21,483        20,335
    Prepaid  expenses and other current assets            434            434            434           434
                                                    ---------      ---------      ---------     ---------
      Total current assets                             38,194         35,385         35,792        34,340

  Property, plant and equipment                        90,984         94,869         98,404       101,799
  Less accumulated depreciation                        68,982         77,921         86,077        93,334
                                                    ---------      ---------      ---------     ---------
    Net property, plant & equipment                    22,002         16,948         12,327         8,465

  Other Assets
    Other                                                 681            681            681           681
    Note Receivable                                     2,500          2,500          2,500         2,500
    Reorganization value in excess of book, net        91,232         84,904         78,575        72,247
                                                    ---------      ---------      ---------     ---------
      Total other                                      94,413         88,085         81,756        75,428
                                                    ---------      ---------      ---------     ---------
                                                    $ 154,608      $ 140,418      $ 129,875     $ 118,233
                                                    =========      =========      =========     =========

  Current liablities
    Accounts payable                                    5,805          7,022          8,381         9,172
    Other payables                                      1,319          1,404          1,397         1,310
    Accrued liabilities                                11,977         14,793         15,692        14,687
                                                    ---------      ---------      ---------     ---------
      Total current liabilities                        19,101         23,219         25,469        25,169

  Other liablities
    Deferred  taxes                                       228            228            228           228
                                                    ---------      ---------      ---------     ---------
      Total other liablities                              228            228            228           228

  Debt
    Revolver                                            1,000              0              0             0
    Senior Notes                                      114,593         94,629         76,642        60,849
                                                    ---------      ---------      ---------     ---------
      Total long term debt                            115,593         94,629         76,642        60,849

  Shareholders' equity
    Common stock                                       25,000         25,000         25,000        25,000
    Retained income (deficit)                          (5,313)        (2,658)         2,535         6,987
                                                    ---------      ---------      ---------     ---------
      Total Shareholders' equity                       19,687         22,342         27,535        31,987
                                                    ---------      ---------      ---------     ---------
Total liabilities & net worth                       $ 154,608      $ 140,417      $ 129,875     $ 118,233
                                                    =========      =========      =========     =========



                                                                 Projected
                                                           Fiscal Years Ended January 1,
                                                    --------------------------------------
                                                        2006          2007          2008
                                                    ---------     ---------     ---------
  Current Assets
    Cash and marketable securities                  $   9,000     $   9,000     $   9,000
    Accounts receivable (net)                           4,316         4,015         3,557
    Inventories                                        19,433        18,583        17,348
    Prepaid  expenses and other current assets            434           434           434
                                                    ---------     ---------     ---------
      Total current assets                             33,182        32,032        30,338

  Property, plant and equipment                       105,294       108,194       110,874
  Less accumulated depreciation                        96,513       100,121       103,943
                                                    ---------     ---------     ---------
    Net property, plant & equipment                     8,781         8,073         6,931

  Other Assets
    Other                                                 681           681           681
    Note Receivable                                     2,500         2,500         2,500
    Reorganization value in excess of book, net        65,919        59,591        53,262
                                                    ---------     ---------     ---------
      Total other                                      69,100        62,772        56,443
                                                    ---------     ---------     ---------
                                                    $ 111,063     $ 102,876     $  93,713
                                                    =========     =========     =========

  Current liablities
    Accounts payable                                    8,668         8,066         7,147
    Other payables                                      1,238         1,152         1,021
    Accrued liabilities                                13,604        12,701        11,281
                                                    ---------     ---------     ---------
      Total current liabilities                        23,510        21,919        19,449

  Other liablities
    Deferred  taxes                                       228           228           228
                                                    ---------     ---------     ---------
      Total other liablities                              228           228           228

  Debt
    Revolver                                                0             0             0
    Senior Notes                                       47,533        33,976        21,895
                                                    ---------     ---------     ---------
      Total long term debt                             47,533        33,976        21,895

  Shareholders' equity
    Common stock                                       25,000        25,000        25,000
    Retained income (deficit)                          14,792        21,753        27,141
                                                    ---------     ---------     ---------
      Total Shareholders' equity                       39,792        46,753        52,141
                                                    ---------     ---------     ---------
Total liabilities & net worth                       $ 111,063     $ 102,876     $  93,713
                                                    =========     =========     =========

PAGE>


                                              REORGANIZED VISTA
                                         PROJECTED INCOME STATEMENTS
                                       FISCAL YEARS 2001 THROUGH 2007

                                                 (unaudited)
                                               (in thousands)

                                                                        Fiscal Year Ended January 1,
                                                               ------------------------------------------
                                                                  2002            2003             2004
                                                               ---------       ---------       ---------
Net sales                                                      $ 258,002       $ 255,630       $ 254,214
    % increase                                                       na           -0.9%            -0.6%
Cost of sales                                                    118,065         116,157         115,793
                                                               ---------       ---------       ---------
Gross profit                                                     139,937         139,473         138,421
  % of net sales                                                   54.2%           54.6%           54.5%
Srore operations, general and administrative cash expenses       131,149         116,930         115,905
                                                               ---------       ---------       ---------
Earnings before interest and taxes                                 8,788          22,543          22,516
  % of net sales                                                    3.4%            8.8%            8.9%

Interest expense (income)
  Interest expense                                                 9,237          13,799          11,355
  Interest (income)                                                 (269)           (240)           (360)
                                                               ---------       ---------       ---------
    Total interest expense (income)                                8,969          13,559          10,995
                                                               ---------       ---------       ---------
Earnings before taxes & amortization                                (180)          8,984          11,521
    % of net sales                                                 -0.1%            3.5%            4.5%
Income taxes @              39%                                        0               0               0
                                                               ---------       ---------       ---------
Income before extraordinary items & reorg amortization              (233)          8,984          11,521
    % of net sales                                                 -0.1%            3.5%            4.5%
    Reorganization Value over     15 yrs                           3,691           6,328           6,328

Income before extraordinary items                                 (4,329)          2,656           5,193
Extraordinary items                                                    0               0               0
                                                               ---------       ---------       ---------
Net Income                                                     $  (4,329)      $   2,656       $   5,193
                                                               =========       =========       =========
    % of net sales                                                 -1.7%            1.0%             2.0%
Depreciation and Amortization                                     10,845           8,939           8,156
EBITDA                                                            19,633          31,481          30,673
    % of net sales                                                  7.6%           12.3%           12.1%
Restructuring Expenses                                             5,295               0               0
EBITDAR                                                           24,928          31,481          30,673
    % of net sales                                                  9.7%           12.3%           12.1%


Projected Income Statements - Continued

                                                                                 Fiscal Year Ended January 1,
                                                               ---------------------------------------------------------
                                                                  2005            2006            2007            2008
                                                               ---------       ---------       ---------       ---------

Net sales                                                      $ 238,359       $ 225,038       $ 209,361       $ 185,454
    % increase                                                     -6.2%           -5.6%           -7.0%          -11.4%

Cost of sales                                                    109,125         103,574          96,740          85,989

Gross profit                                                     129,234         121,464         112,621          99,465
  % of net sales                                                    54.2%           54.0%           53.8%           53.6%

Srore operations, general and administrative cash expenses       109,617         100,389          93,988          83,911

Earnings before interest and taxes                                19,617          21,075          18,633          15,554
  % of net sales                                                     8.2%            9.4%            8.9%            8.4%

Interest expense (income)
  Interest expense                                                 9,197           7,302           5,704           4,077
  Interest (income)                                                 (360)           (360)           (360)           (360)
    Total interest expense (income)                                8,837           6,942           5,344           3,717
Earnings before taxes & amortization                              10,780          14,133          13,289          11,837
    % of net sales                                                   4.5%            6.3%            6.3%            6.4%
Income taxes @                                                         0               0               0             121
Income before extraordinary items & reorg amortization            10,780          14,133          13,289          11,715
    % of net sales                                                   4.5%            6.3%            6.3%            6.3%

    Reorganization Value over                                      6,328           6,328           6,328           6,328

Income before extraordinary items                                  4,452           7,805           6,961           5,387

Extraordinary items                                                    0               0               0               0
Net Income                                                     $   4,452       $   7,805       $   6,961       $   5,387
    % of net sales                                                   1.9%            3.5%            3.3%            2.9%
Depreciation and Amortization                                      7,257           3,179           3,608           3,822
EBITDA                                                            26,874          24,254          22,241          19,376
    % of net sales                                                  11.3%           10.8%           10.6%           10.4%
Restructuring Expenses                                                 0               0               0               0

EBITDAR                                                           26,874          24,254          22,241          19,376
    % of net sales                                                  11.3%           10.8%           10.6%           10.4%

                                              REORGANIZED VISTA
                                      PROJECTED STATEMENT OF CASH FLOWS
                               PERIOD JUNE 1, 2001- JANUARY 1, 2002 AND FISCAL
                                           YEARS 2002 THROUGH 2007

                                                 (unaudited)
                                               (in thousands)

                                                         Projected                   Projected
                                                        Period Ended             Fiscal Year Ended
                                                        -------------  ------------------------------------
                                                         7/01-1/02       2003          2004          2005
                                                        --------      --------      --------      --------
Operating activities:
    Net income                                          $ (5,313)     $  2,656      $  5,193      $  4,452
    Adjustments to reconcile net income (loss)
      to net cash provided by operating activities:
          Depreciation                                     5,969         8,939         8,156         7,257
          Goodwill                                             0             0             0             0
          Other  amortization                              3,691         6,328         6,328         6,328
          Deferred financing costs                             0             0             0             0
          Decrease in other long term liabilities              0             0             0             0
          Working capital changes                          7,214         6,637         4,844         1,151
                                                        --------      --------      --------      --------
Net cash provided (used) by oper. activities              11,562        24,559        24,521        19,188
Investment activities:
    Capital expenditures                                  (1,972)       (3,885)       (3,535)       (3,395)
                                                        --------      --------      --------      --------
Net cash provided (used) by inv. activities               (1,972)       (3,885)       (3,535)       (3,395)
Financing activities:
    Long-term debt (excluding revolver):
        Net Additions (reductions)                             0             0             0             0
        Excess cash sweep                                 (5,407)      (19,964)      (17,986)      (15,793)
                                                        --------      --------      --------      --------
Net cash provided (used) by fin. activities               (5,407)      (19,964)      (17,986)      (15,793)
                                                        --------      --------      --------      --------
Net increase (decrease) in cash                            4,183           711         3,000             0
    Beginning cash balance                                 6,107         6,289         6,000         9,000
                                                        --------      --------      --------      --------
Net cash available for revolver                           10,289         7,000         9,000         9,000
    Beginning revolver balance                             5,000         1,000             0             0
    Revolver addition (payment)                           (4,000)       (1,000)            0             0
                                                        --------      --------      --------      --------
Ending revolver balance                                    1,000             0             0             0
                                                        --------      --------      --------      --------

Ending cash balance                                        6,289         6,000         9,000         9,000
                                                        ========      ========      ========      ========


Projected Statement of Cash Flows
CONTINUED

                                                                     Projected
                                                                 Fiscal Year Ended
                                                        ------------------------------------
                                                          2006           2007         2008
                                                        --------      --------      --------
Operating activities:
    Net income                                          $  7,805      $  6,961      $  5,387
    Adjustments to reconcile net income (loss)
      to net cash provided by operating activities:
          Depreciation                                     3,179         3,608         3,822
          Goodwill                                             0             0             0
          Other  amortization                              6,328         6,328         6,328
          Deferred financing costs                             0             0             0
          Decrease in other long term liabilities              0             0             0
          Working capital changes                           (501)         (440)         (776)
                                                        --------      --------      --------
Net cash provided (used) by oper. activities              16,811        16,457        14,762
Investment activities:
    Capital expenditures                                  (3,495)       (2,900)       (2,680)
                                                        --------      --------      --------
Net cash provided (used) by inv. activities               (3,495)       (2,900)       (2,680)
Financing activities:
    Long-term debt (excluding revolver):
        Net Additions (reductions)                             0             0             0
        Excess cash sweep                                (13,316)      (13,557)      (12,082)
                                                        --------      --------      --------
Net cash provided (used) by fin. activities              (13,316)      (13,557)      (12,082)
                                                        --------      --------      --------
Net increase (decrease) in cash                                0             0             0
    Beginning cash balance                                 9,000         9,000         9,000
                                                        --------      --------      --------
Net cash available for revolver                            9,000         9,000         9,000
    Beginning revolver balance                                 0             0             0
    Revolver addition (payment)                                0             0             0
                                                        --------      --------      --------
Ending revolver balance                                        0             0             0
                                                        --------      --------      --------

Ending cash balance                                        9,000         9,000         9,000
                                                        ========      ========      ========

Exhibit G

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 10-K

                                   (Mark One)

            [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 30, 2000

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-20001

                               VISTA EYECARE, INC.
             (Exact name of Registrant as specified in its charter)

                                     Georgia
                         (State or other jurisdiction of
                         incorporation or organization)

                                   58-1910859
                      (I.R.S. Employer Identification No.)

                               296 Grayson Highway
                             Lawrenceville, Georgia
                    (Address of principal executive offices)

                                      30045
                                   (Zip Code)

       Registrant's telephone number, including area code: (770) 822-3600

           Securities registered pursuant to Section 12(b) of the Act:

                                      None

           Securities registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share

                                (Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The number of shares of Common Stock of the registrant outstanding as of March 15, 2001, was 21,169,103. The aggregate market value of shares of Common Stock held by non-affiliates of the registrant as of March 15, 2001, was approximately $2.1 million based on a closing price of $0.14 on the OTC Bulletin Board on such date. For purposes of this computation, all executive officers and directors of the registrant are deemed to be affiliates. Such determination should not be deemed to be an admission that such directors and officers are, in fact, affiliates of the registrant.

                                     PART I

ITEM 1. BUSINESS

OVERVIEW

     Vista is a retail optical company, with 725 vision centers throughout the United States and Mexico. We operate 499 of our vision centers in host departments, such as Wal-Mart and Fred Meyer locations, and 226 of our free-standing vision centers in malls and strip centers. Our locations sell a wide range of optical products, including eyeglasses, contact lenses, and sunglasses. At approximately 690 of our locations, we offer the services of optometrists. These optometrists are typically independent of us and operate their own practices within our retail locations. To support our retail operations, we also operate three manufacturing and distribution centers.

CHAPTER 11 CASES

     On April 5, 2000, the Company and ten of its subsidiaries (collectively, the "Debtors") filed voluntary petitions with the United State Bankruptcy Court for the Northern District of Georgia for reorganization under Chapter 11 (the "Chapter 11 Cases"). The Chapter 11 Cases have been consolidated for the purpose of joint administration under Case No. 00-65214. The Debtors are currently operating their businesses as debtors-in-possession pursuant to the Bankruptcy Code. All affiliated entities of the Company are included in the Chapter 11 Cases, except only (a) three subsidiaries which are licensed managed care organizations and (b) foreign subsidiaries of the Company.

     In March 2001, the Debtors filed a plan of reorganization for the Chapter 11 Cases. We expect the Company will emerge from Chapter 11 in the second quarter of 2001. There can be no assurance that the reorganization plan will be confirmed by the Bankruptcy Court, or that such plan will be consummated. If confirmed and consummated, the proposed plan of reorganization will result in the settlement of unsecured claims at less than 100% of face value. The existing Common Stock will be cancelled, resulting in existing shareholders receiving no value for their interests. (See Item 7, "Proceedings Under Chapter 11", and Note 3 of Notes to Consolidated Financial Statements and Report of Independent Public Accountants included herein.)

DEPENDENCE ON WAL-MART

     We operate 397 units in domestic Wal-Mart stores, of which 395 operate pursuant to a master license agreement (See Item 1, "Leased Department Agreements"). These units generated approximately 68% of our revenue in 2000. We therefore depend on Wal-Mart and on our agreement with them for much of our operations.

ACQUISITIONS AND DISPOSITIONS

     To reduce our dependence on Wal-Mart, we acquired Midwest Vision, Inc. in 1997 and Frame-n-Lens Optical, Inc. and New West Eyeworks, Inc. in 1998 (the "Acquired Businesses"). At the time of the respective acquisitions, these three companies collectively generated approximately $140 million in annualized revenues and operated more than 500 vision centers, including approximately 330 freestanding locations.

     Throughout 1999 and 2000, we were unable to profitably operate the free-standing vision centers. Sales shortfalls in these vision centers resulted in pressure on earnings and liquidity, which ultimately forced the Company to seek protection under Chapter 11 in April 2000.

     In February 2001, we entered into a purchase agreement to sell substantially all of the freestanding vision centers and our Fullerton, California laboratory-distribution center. We expect the transaction to close in April 2001.

DATE OF INFORMATION

     Unless otherwise expressly stated, all information in this "Business" section of this Form 10-K is as of December 30, 2000.

VISION CENTER OPERATIONS

     Our vision centers typically occupy between 1,000 and 1,500 square feet, including areas for merchandise display, customer service, and contact lens fitting. Each vision center maintains inventory of approximately 1,000 eyeglass frames and 550 pairs of contact lenses, along with sunglasses and other optical accessories. Our three optical laboratories deliver prescription eyewear to all our vision centers. The vision centers located in Wal-Mart typically have a finishing laboratory, which allows for the vision center to provide one hour service for most single vision prescription lenses. These vision centers carry inventory of approximately 725 pairs of spectacle lenses.

MARKETING

     We are a value provider of optical goods and stress that theme in our marketing. We offer everyday low prices at our vision centers. Vista also has a "satisfaction guaranteed" customer policy. We are constantly vigilant about ways to lower our own costs so we may pass savings on to our customers.

MANAGED VISION CARE

     We expect that retail optical sales through managed vision care programs will increase over the next several years as a percentage of overall retail optical sales. Under managed vision care programs, participants fulfill their eyecare and eyewear needs at specific locations designated by the program sponsor. We believe our network of vision centers combined with the convenience of their locations and our ability to offer low prices should enable us to make competitive bids for managed care contracts.

TRADEMARKS

     We use the "Vista Optical" name to identify our freestanding vision centers, as well as those vision centers operating in Fred Meyer locations. Our vision centers in Wal-Mart are identified as the "Vision Center located in Wal-Mart." Vista has also licensed the right to use the "Guy Laroche" trademark for certain optical goods. Our agreement with Guy Laroche expires on December 31, 2001, but can be renewed at our option.

     We have provisionally determined, effective upon our anticipated emergence from Chapter 11, to change our name to "National Vision, Inc.". As part of our agreement to sell the freestanding vision centers, we have agreed to phase out, over 18 months, our use of the "Vista" name.

EMPLOYEES

     We employ 2,860 associates on a full-time basis and 1,200 associates on a part-time basis. We have 3,450 associates engaged in retail sales, 360 in laboratory and distribution operations, and 250 in management and administration. Apart from our retail employees in Mexico, none of our employees are governed by any collective bargaining agreements. We believe that our employment relations are generally good.

OPTOMETRISTS

     Optometrists are important to the success of our vision centers. We strive to have an optometrist on at least a part time basis at most of our locations. These optometrists are typically independent from Vista and lease a portion of our locations for an eye examination facility. We typically charge rent to these optometrists, in exchange for the premises and the equipment which we provide. Our agreement with Wal-Mart requires us to have an optometrist on duty at least 48 hours each week. Our relationships with optometrists are subject to extensive regulation. (See Item 1, "Government Regulation".)

MANUFACTURING AND DISTRIBUTION

     Vista operates three manufacturing and distribution facilities which supply substantially all requirements of our vision centers. The facilities are located in Lawrenceville, Georgia (this facility also includes the central administrative offices of Vista); Fullerton, California (this facility also includes administrative offices); and St. Cloud, Minnesota. Each vision center located in Wal-Mart stores (with the exception of two vision centers acquired in
1998) has its own finishing laboratory, which manufactures lenses for approximately half of all customers purchasing spectacle lenses.

     Our distribution centers provide lens blanks, frames, contact lenses, and sunglasses to our vision centers. We use an overnight delivery service to ship completed orders and replenishment items to the vision centers. The distribution centers and the manufacturing facilities are interfaced with Vista's management information system.

MANAGEMENT INFORMATION SYSTEM

     In 1999, Vista completed the development of a new point of sale system. We began installing the system in our vision centers in the fall of 1999 and expect to complete the installation in all of our units by the second half of 2001. The system is working substantially as planned. The system was designed to upgrade data processing, broaden capabilities at the retail level, and improve the processing of managed care transactions.

LEASED DEPARTMENT AGREEMENTS

     We have agreements in place which govern our operations in host environments, such as Wal-Mart. Typically, each agreement is for a base term, followed by an option to renew. The agreements provide for payments of minimum and percentage rent, and also contain customary provisions for leased department operations. The table below sets forth key data about each of these agreements:


                     No. of Units as      Length of    Length of      No. of Options
Vision Centers       of December 30,      Base Term   Option Term     Exercisable in
  Located In             2000            (in years)   (in years)       Fiscal 2001
------------------------------------------------------------------------------------
Wal-Mart(1)              395                  9           3               50


-----------------------------------------------------------------------------------

Fred Meyer                56                  5           5               __


-----------------------------------------------------------------------------------
Wal-Mart Mexico           27                  5           2               __


-----------------------------------------------------------------------------------

Military Bases            19                2 or 5        __              __


-----------------------------------------------------------------------------------

(1) The Company also operates two additional Wal-Mart stores which operate under individual leases.

Other Terms
-----------

     Our agreement with Wal-Mart gives us the right to open at least 400 vision centers, including those already open. Our agreement with Wal-Mart also provides that, if Wal-Mart converts its own store to a "supercenter" (a store which contains a grocery department in addition to the traditional Wal-Mart store offering) and relocates our vision center as part of the conversion, the term of our lease begins again. We believe that Wal-Mart may in the future convert many of its stores and thereby cause many of our leases to start again. We have received no assurances from Wal-Mart as to how many of their locations will ultimately be converted.

     Our agreement with Wal-Mart Mexico provides that each party will not deal with other parties to operate leased department vision centers in Mexico. This agreement also permits each party to terminate the lease for each vision center which fails to meet minimum sales requirements specified in the agreement.

Options to Renew
----------------

     Wal-Mart  Vision  Centers

     We exercised our option to renew the leases for 44 Wal-Mart vision centers in 2000. The base term for 50 vision centers expires in 2001, and we will need to determine which leases to extend. We expect to renew the leases for the vast majority of these vision centers. These decisions will be based on various factors, including sales levels, anticipated future profitability, increased rental fees in the option period, and market share.

     Other Vision Centers

     Our agreement with Fred Meyer obligates us to exercise our renewal option as to all or none of these locations with the exception of five stores, which are covered by a separate agreement. This option must be exercised in 2003. Under our agreement with Wal-Mart Mexico, we have two options for two year renewals, and one option for an additional one year renewal, for each vision center.

No  Assurances of  Expansion
----------------------------

     We have no assurances or guarantees that we will be able to expand our operations in any of our host environments. However, we periodically discuss such opportunities with existing and new potential host companies.

GOVERNMENT REGULATION

     Our business is heavily regulated by federal, state, and local law. We must comply with federal laws such as the Social Security Act (which applies to our participation in Medicare programs), the Health Insurance Portability Act of 1996 (which governs our participation in managed care programs), and the Food and Drug Administration Act (which regulates medical devices such as contact lenses). In addition, all states have passed laws which govern or affect our arrangements with the optometrists who practice in our vision centers. Some states, such as California, Texas, North Carolina, and Kansas, have particularly extensive and burdensome requirements which affect the way we do business. Many of these states also have adopted laws which mirror the federal laws described above. Local ordinances (such as zoning requirements) can also impose significant burdens and costs of compliance. Frequently, our competitors sit on state and local boards. Our risks and costs of compliance are often increased as a result.

     We believe that we substantially comply with material regulations which apply to our business.

COMPETITION

     The retail eyecare industry is extremely competitive. We compete with national companies such as Lenscrafters and Cole; we also compete with numerous regional and local firms. In addition, optometrists, ophthalmologists, and opticians provide many of the same goods and services we provide. The level and intensity of competition can vary dramatically depending on the particular market. We believe that we have numerous competitive advantages, such as our everyday low pricing, product selection, and quality and consistency of service.

     We also compete for managed care business. Our competition for this business is principally the larger national and regional optical firms. Competition for this business is driven by size of provider network, quality and consistency of service, and by pricing of vision care services. We have one of the largest networks in the country and believe that the size of the network gives us a competitive advantage.

     Several of our competitors have significantly greater financial resources than we do. As a result, they may be able to engage in extensive and prolonged price promotions which may adversely affect our business. They may also be able spend more than we do for advertising.

MEXICO OPERATIONS

     We operate 27 vision centers in Mexico under a master license agreement with Wal-Mart. Our operations in Mexico face unique risks, such as currency devaluations, inflation, difficulties in cross-cultural marketing, and similar factors.

ITEM  2.   PROPERTIES

     Our 725 vision centers in operation as of December 30, 2000 are located as follows:

    Location                  Total         Location                  Total
    --------                  -----         --------                  -----

 Alabama                         9       Nevada                          7
 Alaska                         16       New Hampshire                   4
 Arizona                        38       New Jersey                     13
 California                    196       New Mexico                     10
 Colorado                       24       New York                       26
 Connecticut                    10       North Carolina                 56
 Florida                         5       North Dakota                   10
 Georgia                        37       Oregon                         38
 Hawaii                          4       Pennsylvania                   18
 Idaho                          11       South Carolina                 11
 Iowa                            8       South Dakota                    1
 Kansas                         10       Tennessee                       2
 Kentucky                        1       Texas                           7
 Louisiana                       2       Virginia                       23
 Maine                           1       Washington                     43
 Maryland                        3       West Virginia                   7
 Massachusetts                   5       Wisconsin                       3
 Minnesota                      32       Wyoming                         3
 Montana                         4
                                         Mexico                         27

     Our headquarters in Lawrenceville, Georgia is located in a 66,000 square foot building which includes a distribution center and lens laboratory. The building is subleased from Wal-Mart through 2001. We have an option to renew this lease for approximately seven years.

     The Company has regional facilities located in St. Cloud, Minnesota and Fullerton, California. The 20,000 square foot St. Cloud facility is subject to a lease that expires in October 2007. The 45,000 square foot Fullerton facility is subject to a lease that expires in August 2006. The Company also has an option to extend the Fullerton lease for five years. Both facilities contain optical laboratories.

ITEM 3.   LEGAL PROCEEDINGS

     On April 5, 2000, the Company and ten of its subsidiaries filed voluntary petitions with the United States Bankruptcy Court for the Northern District of Georgia for reorganization under Chapter 11 of the Bankruptcy Code. The Debtors are currently operating their businesses as debtors-in-possession. The Chapter 11 Cases have been consolidated for the purpose of joint administration under case number 00-65214. All affiliated entities of the Company are included in the Chapter 11 cases, except only (a) three subsidiaries which are licensed managed care organizations and (b) foreign subsidiaries of the Company. Page 8

     In March 2001, the Debtors filed a plan of reorganization for the Chapter 11 Cases. We expect the Company will emerge from Chapter 11 in the second quarter of 2001. There can be no assurance that the reorganization plan will be confirmed by the Bankruptcy Court, or that such plan will be consummated. If confirmed and consummated, the proposed plan of reorganization will result in the settlement of unsecured claims at less than 100% of face value. The existing Common Stock will be cancelled, resulting in existing shareholders receiving no value for their interests. (See Item 7, "Proceedings Under Chapter 11", and Note 3 of Notes to Consolidated Financial Statements and Report of Independent Public Accountants included herein.)

     On October 6, 1999, former store managers of Frame-n-Lens filed a class action in the Orange County Superior Court in California (Kremer and Riddle v. Vista Eyecare, Inc.), alleging that the Company failed to pay overtime wages to present and former store managers. The Company is vigorously defending the lawsuit. The Company has also asserted a right of indemnification pursuant to the share purchase agreement for the acquisition of Frame-n-Lens.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the last quarter of fiscal 2000.

                                     PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
          MATTERS

     The Company's Common Stock was traded on the NASDAQ National Market System under the symbol "NVAL" from May 1992 until January 4, 1999, when the symbol was changed to "VSTA". From October 12, 1999 through April 4, 2000, our Common Stock was traded on the NASDAQ SmallCap Market. On April 5, 2000, trading of our Common Stock was halted after we issued a press release announcing the filing of the Chapter 11 Cases. As of May 17, 2000, our common stock began trading on the OTC Bulletin Board.

     The following table sets forth for the periods indicated the high and low prices of the Company's Common Stock in the various market systems as noted above.

                    Quarter Ended             High                Low
                  ------------------         ------              ------

Fiscal 1999       April 3, 1999              $6.250              $4.500
                  July 3, 1999               $6.250              $3.625
                  October 2, 1999            $3.938              $2.250
                  January 1, 2000            $2.750              $0.625

Fiscal 2000       April 1, 2000              $2.500              $0.844
                  July 1, 2000               $0.875              $0.203
                  September 30, 2000         $0.359              $0.125
                  December 30, 2000          $0.219              $0.031


     As of December 30, 2000, there were approximately 500 holders of record of the Company's Common Stock.

     In March 2001, the Company filed its plan of reorganization with the Bankruptcy Court. The plan provides for the conversion of the Company's Liabilities Subject to Compromise into new secured notes and common stock. Under the proposed plan, the existing Common Stock outstanding would be cancelled and would result in existing shareholders receiving no value for their interests. The Company believes that the value of the Common Stock is highly speculative since it is probable that it will be cancelled, and therefore, will be worthless if the expected plan of reorganization is consummated.

     Under the proposed plan of Reorganization, it is the Company's intent to use cash resources only for its operations, expenses related to its Chapter 11 proceedings and, ultimately, for payment of interest expense and repayment of principal on the Company's new secured notes. Future dividend policy will depend upon the earnings and financial condition of the Company, the Company's need for funds and other factors.


ITEM 6.   SELECTED FINANCIAL DATA

     The following selected financial data of the Company with respect to the consolidated financial statements for the years ended December 30, 2000, January 1, 2000, January 2, 1999, January 3, 1998, and December 28, 1996, is derived from the Company's Consolidated Financial Statements. The selected financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Report. Amounts presented are in thousands, except per share data.

                               Vista Eyecare, Inc.
                             DEBTORS-IN-POSSESSION
                      Consolidated Statements of Operations

                                                                      2000          1999          1998         1997         1996
                                                                   ---------     ---------     ---------    ---------    ---------
                                                                     (1)(4)        (1)(3)         (1)         (1)(2)         (1)
 Net sales                                                         $ 307,694     $ 329,055    $  245,331   $  186,354    $ 160,376
 Cost of goods sold                                                  143,458       147,768       112,929       86,363       76,692
                                                                   ---------     ---------     ---------    ---------    ---------
 Gross profit                                                        164,236       181,287       132,402       99,991       83,684
 Gross profit percentage                                                53.4%         55.1%         54.0%        53.7%        52.2%

 Selling, general, & administrative expense                          166,364       177,162       121,413       89,156       76,920
 Impairment of long-lived assets                                       2,684         1,952          --           --           --
 Restructuring expense                                                 1,601          --            --           --           --
                                                                   ---------     ---------     ---------    ---------    ---------
 Operating income/(loss)                                              (6,413)        2,173        10,989       10,835        6,764
 Interest expense                                                      7,723        19,329         5,538        1,554        2,084
                                                                   ---------     ---------     ---------    ---------    ---------
 Earnings/(loss) before reorganization items and taxes               (14,136)      (17,156)        5,451        9,281        4,680
 Reorganization items (See Note 5)                                   121,539          --            --           --           --
                                                                   ---------     ---------     ---------    ---------    ---------
 Earnings/(loss) before taxes, extraordinary item and cumulative
    effect of a change in accounting principle                      (135,675)      (17,156)        5,451        9,281        4,680
 Income tax expense (See Note 14)                                       --            --           2,037        3,708        1,200
                                                                   ---------     ---------     ---------    ---------    ---------
 Earnings/(loss) before extraordinary loss and cumulative
     effect of a change in accounting principle                     (135,675)      (17,156)        3,414        5,573        3,480
 Extraordinary loss, net (See Note 11)                                  (827)         (406)         --           --           --
 Cumulative effect, net (See Note 2)                                  (3,378)         --            --           --           --
                                                                   ---------     ---------     ---------    ---------    ---------
 Net earnings/(loss)                                               $(139,880)    $ (17,562)    $   3,414    $   5,573     $  3,480
                                                                   =========     =========     =========    =========    =========
 Basic earnings/(loss) per share:
    Earnings/(loss) before extraordinary item
      and cumulative effect                                            (6.41)        (0.81)         0.16         0.27         0.17
    Loss from extraordinary item                                       (0.04)        (0.02)         --           --           --
    Loss from cumulative effect                                        (0.16)         --            --           --           --
                                                                   ---------     ---------     ---------    ---------    ---------
 Net earnings/(loss) per basic share                               $   (6.61)    $   (0.83)    $    0.16    $    0.27    $    0.17
                                                                   =========     =========     =========    =========    =========
 Diluted earnings/(loss) per share:
    Earnings/(loss) before extraordinary item and
      cumulative effect                                                (6.41)        (0.81)         0.16         0.27         0.17
    Loss from extraordinary item                                       (0.04)        (0.02)         --           --           --
    Loss from cumulative effect                                        (0.16)         --            --           --           --
                                                                   ---------     ---------     ---------    ---------    ---------
 Net earnings/(loss) per diluted share                             $   (6.61)    $   (0.83)   $     0.16    $    0.27     $   0.17
                                                                   =========     =========     =========    =========    =========
STATISTICAL DATA (UNAUDITED):
 (In thousands except vision center data)
Domestic vision centers open at end of period:
    Leased department vision centers                                     472          577           562          364          320
    Freestanding vision centers                                          226           322           331           50          --
 Average weekly consolidated sales
    per leased department vision center (5)                        $   8,700     $   8,200      $  9,000     $  9,400     $  9,300
Average weekly consolidated sales
    per freestanding vision center (5)                             $   4,500     $   4,700      $  4,900     $    --      $    --

 Capital expenditures                                              $   5,379     $  12,704      $  9,183     $  8,049     $  2,713
 Depreciation and amortization                                        17,526        18,602        14,177       11,035       10,058
 EBITDA (6)                                                           11,113        20,775        25,166       21,870       16,822
    EBITDA margin percentage                                             3.6%          6.3%         10.3%        11.7%        10.5%
 EBITDA prior to significant provisions (6)                           17,009        25,427        25,166        21,870       16,822
    EBITDA margin percentage
     prior to significant provisions                                     5.5%          7.7%         10.3%        11.7%        10.5%

 BALANCE SHEET DATA:
 Working capital                                                   $  17,866     $ (11,714)     $  4,208     $ 12,171     $ 13,502
 Total assets                                                         90,888       220,219       229,097       83,250       74,564
 Current and long-term debt
    obligations (7)                                                  183,735       151,902       139,608       24,973       26,500
 Shareholders' (deficit) equity                                     (113,323)       26,557        43,927       35,598       29,906

PRO FORMA RESULTS:

     As part of the proposed Plan of Reorganization filed with the Bankruptcy Court in March 2001, the Company will dispose of all freestanding operations, including the Fullerton, California laboratory/distribution facility. In February 2001, the Company signed a purchase agreement to sell the assets of its freestanding locations and the Fullerton, California laboratory for $8.5 million. The sale is expected to close in April 2001.

     Pro forma unaudited financial results of operations are presented below, as if the freestanding operations were disposed of at the beginning of the periods presented. The pro forma results presented include certain adjustments and estimates by management. The pro forma information does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the Company without the freestanding operations. (See Item 7, "Management's Discussion and Analysis".)


                                                   2000            1999             1998            1997            1996
                                              -------------   -------------    ------------     ----------      ----------
Net sales                                      $  246,915     $  247,875       $  209,220        $  182,813     $  160,376
Gross profit                                   $  133,481     $  134,057       $  112,509        $   98,174     $   83,684

Operating income                               $   13,493     $   12,230       $   11,424        $   10,888     $    6,764
EBITDA prior to significant provisions (6)     $   25,833     $   26,021       $   23,751        $   21,797     $   16,822


(1)  Financial  information  for  all  years  presented  includes   results   of
     international operations for the 12 months ended November 30. (See Note 2 to Consolidated Financial Statements.)

(2) Effective January 1, 1995, the Company changed its year end to a 52/53 week retail calendar. (See Note 2 to Consolidated Financial Statements.) Fiscal 1997 consisted of 53 weeks ended January 3, 1998. Sales for the 53rd week approximated $3.0 million in fiscal 1997.

(3) In 1999, the Company recorded a $2.7 million provision for the write-off of certain receivables and an impairment of $1.9 million in connection with 36 underperforming vision centers.

(4) In 2000, the Company recorded an impairment provision for inventory and receivables at the freestanding locations totaling $1.1 million and $518,000, respectively. These items were included in Cost of goods sold and SG&A expense, as appropriate.

(5) Calculated from sales from each month during the period divided by the number of store weeks of sales during the period, excluding stores not open a full month.

(6) EBITDA is calculated as operating income before interest, taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service or incur indebtedness. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations (as determined in accordance with GAAP) and should not be considered an indication of the Company's operating performance or as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures for other companies. EBITDA prior to significant provisions is calculated as EBITDA prior to Restructuring Expense, Reorganization Items, Extraordinary Items, Cumulative Effect and provisions described in Footnote 3 and 4 above.

(7)  Current  and  long-term  debt  obligations  include  the  Revolving  Credit
     Facility and term loan, Senior Notes, Redeemable Common Stock and other long-term debt and capital lease obligations. In 2000, this includes $171 million of Liabilities Subject to Compromise which may be settled at less than face value.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Proceedings Under Chapter 11 of the Bankruptcy Code

     On April 5, 2000, the Company and ten of its subsidiaries filed voluntary petitions with the Bankruptcy Court for reorganization under Chapter 11. The
Debtors are currently operating their businesses as debtors-in-possession pursuant to the Bankruptcy Code. All affiliated entities of the Company are included in the Chapter 11 Cases, except only (a) three subsidiaries which are licensed managed care organizations and (b) foreign subsidiaries of the Company.

     At a hearing held on April 5, 2000, the Bankruptcy Court entered orders granting authority to the Debtors, among other things, to maintain our cash management system, to pay pre-petition and post-petition employee wages, salaries, benefits and other employee obligations, and to honor customer service programs, including warranties, returns and gift certificates. The Bankruptcy Court also ordered that the Company could enter into a debtor-in-possession credit facility. (See Note 3 of Notes to Consolidated Financial Statements and the Report of Independent Public Accountants included herein.)

     In March 2001, the Debtors filed a plan of reorganization for the Chapter 11 Cases. We expect the Company will emerge from bankruptcy in the second quarter of 2001. There can be no assurance that the reorganization plan will be confirmed by the Bankruptcy Court, or that such plan will be consummated. If confirmed and consummated, the proposed plan of reorganization will result in the settlement of unsecured claims at less than 100% of face value and the common stock of the Company will have no value. (See Item 7, "Liquidity and Capital Resources" and Note 3 of Notes to Consolidated Financial Statements and Report of Independent Public Accountants included herein.)

Consolidated Financial Statements

     The Company's Consolidated Financial Statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's recent losses and negative cash flows from operations, and the Chapter 11 Cases, raise substantial doubt about the Company's ability to continue as a going concern. As discussed above, management has submitted a plan for reorganization to the Bankruptcy Court. The ability of the Company to continue as a going concern and the appropriateness of using the going concern basis is dependent upon, among other things, (i) the Company's ability to comply with the debtor-in-possession financing agreements ("DIP" Facility), (ii) the Company's ability to obtain financing upon expiration of the DIP Facility, (iii) confirmation of a plan of reorganization under the Bankruptcy Code, (iv) the Company's ability to achieve profitable operations after such confirmation, and
(v) the Company's ability to generate sufficient cash from operations to meet its obligations.

     As a result of the filing of the Chapter 11 Cases and related circumstances, realization of assets and liquidation of liabilities is subject to substantial doubt. While under the protection of Chapter 11, the Debtors may sell or otherwise dispose of assets, and liquidate or settle liabilities, for amounts other than those reflected in the Consolidated Financial Statements. Further, the confirmation of a plan or plans of reorganization could materially change the amounts reported in the accompanying Consolidated Financial Statements. The Consolidated Financial Statements do not include any adjustments relating to recoverability of the value of recorded asset amounts or the amounts and classification of liabilities that might be necessary as a consequence of a plan or reorganization.

Results of Operations

     The Company's results of operations in any period are significantly affected by the number and mix of vision centers opened and operating during such period. As of December 30, 2000, the Company operated 725 vision centers versus 926 vision centers as of January 1, 2000. In the third quarter of 2000, the Company terminated its 72 leases governing all the Company's units located in Sam's Club locations. (See Note 5 to Consolidated Financial Statements). In addition, the Company terminated its ten leases in Meijer Thrifty Acre locations in October 2000. (See Note 5 to Consolidated Financial Statements.) The Company also rejected, or otherwise terminated the leases for, approximately 97 freestanding vision centers.

     As part of our proposed plan of reorganization, we will dispose of all free-standing operations, including the Fullerton, California laboratory-distribution facility. In February 2001, the Company signed a purchase agreement to sell the assets of its freestanding locations and the Fullerton, California laboratory for $8.5 million. The sale, which is subject to customary terms and conditions, is expected to close in April 2001. (See Note 6 of Consolidated Financial Statements.)

     Pro forma unaudited financial results of operations are presented below, as if the freestanding operations were disposed of at the beginning of the periods presented. The pro forma results presented include certain adjustments and estimates by management. The pro forma information does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the Company without the freestanding operations.

                                           2000           1999           1998
                                        ---------     -----------     ----------
Net Sales                              $  246,915     $  247,875      $  209,220
Gross Profit                           $  133,481     $  134,057      $  112,509

Operating Income                       $   13,493     $   12,230      $   11,424
EBITDA before significant provisions   $   25,833     $   26,021      $   23,751

     EBITDA prior to significant provisions is calculated as EBITDA prior to Restructuring Expense, Reorganization Items, Extraordinary Items, Cumulative Effect and the 1999 provision for receivables.

YEAR ENDED DECEMBER 30, 2000 COMPARED TO YEAR ENDED JANUARY 1, 2000

     NET SALES. The Company recorded net sales of $307.7 million in fiscal 2000, a decrease of 6.5% over sales of $329.1 million in fiscal 1999. Sales decreased due to the following reasons:

o The Company closed 91 freestanding stores in April 2000. Theses stores had sales of $3.1 million in 2000 versus $13.0 million in 1999, a reduction of $9.9 million.

o The remaining freestanding stores generated negative comparable store sales of 15.5% resulting in a decrease of $10.6 million in sales.

o During 2000, the Company closed 117 Sam's Club locations, 72 of which were terminated prior to the end of their lease term. These closings resulted in a sales decrease of $12.2 million in 2000.

     These decreases were partially offset by:

o Favorable comparable store sales at the Wal-Mart and Military divisions of 2.0% and 6.5%, respectively. This resulted in a $4.7 million sales increase.

o New store openings at the Wal-Mart and Military divisions resulted in sales increases of $6.9 million over the prior year.

     In addition, the Company's adoption of SAB 101 deferred the recognition of approximately $300,000 of net sales in fiscal 2000. (See Note 2 of Consolidated Financial Statements.)

     GROSS PROFIT. In 2000, gross profit decreased to $164.2 million versus $181.3 million in 1999. This decrease was due to the following:

o A reduction in sales caused by the closure of all of the Company's Sam's Club locations, as well as the operation of approximately 97 fewer freestanding locations and the negative comparable store sales registered by the remaining freestanding vision centers acquired by the Company ($11.8 million).

o A charge of approximately $1.1 million to adjust inventory at the Company's freestanding stores to net realizable value (See "Reorganization Items, Restructuring Expenses and Impairment of Long-lived Assets").

o A reduction in vendor promotional monies and independent optometrist revenue from the amounts received a year ago.

     Gross profit as a percentage of sales decreased from 55.1% a year ago to 53.4% in the current period. In addition to the reasons described above, the decrease can also be attributed to the following:

o A loss of efficiency in the Fullerton Lab caused by the decrease in volume as a result of declining sales levels in the Company's freestanding vision centers as well as lower volume resulting from closed stores.

o A sales shift from eyeglasses to contact lenses caused by contact lens promotions in the freestanding vision centers. Eyeglasses have a higher margin than do contact lenses. Additionally, contact lens margins decreased due to competitive price pressure.

o A decline in average sales per store recorded by the freestanding operations caused rent as a percentage of net sales to increase and thereby reduced margin as a percent of net sales.

     SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE. This category of expense includes both retail operating expense and corporate office administrative costs. SG&A expense decreased from $177.2 million in 1999 to $166.4 million in 2000. The decrease was due primarily to the following:

o Payroll savings of $6.7 million from the closure of the Sam's Club locations and approximately 97 freestanding locations.

o Home office savings of $2.2 million related to the elimination of amortization of goodwill from the Frame-n-Lens, New West and Midwest acquisitions, which was impaired in the third quarter of 2000, and a reduction in payroll, recruiting and relocation expenses.

     OPERATING INCOME/(LOSS). Operating results for 2000, prior to reorganization and restructuring items and impairment of long-lived assets, decreased to an operating loss of $2.1 million versus operating income of $4.1 million in 1999.

     INTEREST EXPENSE. Interest expense decreased from $19.3 million in 1999 to $7.7 million in 2000. Because of the filing of the Chapter 11 Cases, we have stopped accruing for interest on unsecured debt until the Company emerges from Chapter 11 of the Bankruptcy Code, or it becomes probable that the Company will pay these amounts as part of a plan of reorganization. (See "Accounting During Reorganization Proceedings".) Contractual interest expense for 2000 was $20.7 million. In addition, interest expense excludes $144,000 of interest income which has been reflected as a reorganization item.

     BENEFIT FOR INCOME TAXES. We recorded a pre-tax operating loss of $135.7 million versus a loss of $17.2 million in the prior period. The resulting income tax benefit was approximately $1.7 million. We have established a valuation allowance equal to the amount of the tax benefit.

     EXTRAORDINARY LOSS. Results also include an extraordinary loss of $827,000 in 2000 associated with the write-off of the capitalized costs of the Company's previous Foothill Credit Facility.

     CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE. In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. Prior to the adoption of SAB 101, the Company recognized revenues and the related costs from retail sales when at least 50% of the payment was received. In response to SAB 101, the Company is required to recognize revenue upon delivery of the product. The cumulative effect of this change in accounting principle was a $3.4 million reduction in net earnings of 2000.

     NET INCOME. The Company recorded a net loss of $139.9 million, or a loss of $6.61 per basic and diluted share.

ACCOUNTING DURING REORGANIZATION PROCEEDINGS

     Entering the reorganization proceedings does not affect or change the application of generally accepted accounting principles followed by the Company in the preparation of its Consolidated Financial Statements. During the pendency of the Chapter 11 Cases, our consolidated financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 - "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). The Company's consolidated balance sheets segregate Liabilities Subject to Compromise from liabilities not subject to compromise. In addition, we have stopped accruing for interest on unsecured debt until the Company emerges from protection under Chapter 11 of the Bankruptcy Code, or it becomes probable that we will pay these amounts as part of a plan of reorganization.

Liabilities Subject to Compromise

     Liabilities Subject to Compromise refers to liabilities incurred prior to the commencement of the Chapter 11 Cases, including those considered by the Bankruptcy Court to be pre-petition claims, such as claims arising out of a rejection of a lease for real property. These liabilities consist primarily of amounts outstanding under long-term debt and also include accounts payable, accrued interest, accrued restructuring costs and other accrued expenses. These amounts represent the Company's estimate of known or potential claims to be resolved in the Chapter 11 Cases. Such claims remain subject to future adjustments. Adjustments may result from (1) negotiations; (2) actions of the Bankruptcy Court; (3) further development with respect to disputed claims; (4) future rejection of additional executory contracts or unexpired leases; (5) the determination as to the value of any collateral securing claims; (6) proofs of claim; or (7) other events. Payment terms for these amounts, which are considered long-term liabilities at this time, will be established in connection with the Chapter 11 Cases.

     The principal categories of claims classified as Liabilities Subject to Compromise in the Chapter 11 Cases are identified below: (amounts in thousands)

                                                              December 30, 2000
                                                              -----------------

Accounts payable                                                       $ 25,856
Accrued expenses                                                          2,717
Provision for rejected contracts                                          3,142
Senior notes, net of discount including $7,480 accrued interest         131,266
Other long-term debt and capital lease obligations                        7,843
                                                                       --------
                                                                       $170,824
                                                                       ========

     The Company has received approval from the Bankruptcy Court to pay pre-petition and post-petition employee wages, salaries, benefits and other employee obligations, to pay vendors and other providers in the ordinary course for goods and services received from April 5, 2000 and to honor customer service programs, including warranties and returns. These items are recorded as accrued expenses not subject to compromise.

REORGANIZATION  ITEMS,  RESTRUCTURING  EXPENSES  AND  IMPAIRMENT  OF  LONG-LIVED
ASSETS.

General

     In the last quarter of 1999 and in fiscal 2000, we recorded charges relating to store closings, to impairment of long-lived assets and to expenses incurred in the Chapter 11 Cases. Generally accepted accounting principles require different presentations depending on whether we incurred the cost before or after the filing of the Chapter 11 Cases.

Impairment of Fixed Assets and Restructuring Expenses

     We have recorded charges for impairment of fixed assets and restructuring expenses in connection with stores closed before the filing of the Chapter 11 Cases. Emerging Issues Task Force Issue 94-03, "Liability Recognition for Certain Employee Termination Benefits to Exit an Activity (Including Certain Costs Incurred in a Restructuring)", requires that we present these charges as components of operating income.

     In connection with stores closed after the filing of the Chapter 11 Cases, we have recorded charges for impairment of fixed assets and for restructuring expenses. All expenses of this nature incurred after the first quarter of 2000 have been presented as reorganization items, below operating income.

Summary of Restructuring Charges

     The table below summarizes charges for impairment of fixed assets and restructuring expenses incurred in the fourth quarter 1999 and the first quarter 2000. These charges were incurred before the Company began the Chapter 11 Cases (amounts in thousands):

                                       Fourth Quarter 1999    First Quarter 2000
                                       -------------------    ------------------

     Impairment of fixed assets             $1,952                 $2,684

     Restructuring expense:
       Provision for rejected leases        $ --                   $1,362
       Other store closing costs              --                      239
                                            ------                 ------
                                            $ --                   $1,601
                                            ======                 ======

     Impairment and restructuring charges incurred after the first quarter of 2000 are considered reorganization items and are presented below operating income.

Summary of Reorganization Items

     Results for fiscal 2000 include charges which were incurred after the Company filed the Chapter 11 Cases. Expenses related to the reorganization process and the Chapter 11 Cases are considered reorganization items. The table below summarizes these charges: (amounts in thousands)

                                                      2000
                                                    --------

              Impairment of goodwill               $ 100,805
              Impairment of fixed assets              12,000
              Provision for rejected leases            1,920
              Other store closing costs                  670
              Professional fees                        3,421
              Retention bonus                          2,173
              Interest income on accumulated cash       (144)
              Other reorganization costs                 694
                                                   ---------
                                                   $ 121,539
                                                   =========

Impairment of Long-Lived Assets

     Due to continuing negative cash flows, coupled with the possible sale or disposition of certain Company assets, we recorded a noncash charge of $100.8 million for the impairment of goodwill associated with the acquisition of Frame-n-Lens Optical, Inc., New West Eyeworks, Inc. and Midwest Vision, Inc. in the third quarter of 2000. In addition, we recorded a noncash charge of $10.6 million to reflect the impairment of fixed assets associated with these acquired entities.

     The Company terminated ten leases governing all of the Company's units located in Meijer Thrifty Acre locations. The Company recorded a noncash pre-tax charge of $987,000 in 2000 related to the impairment of leasehold improvements and furniture and fixtures in the Meijer locations.

     In the second quarter of 2000, the Company reached an agreement with Wal-Mart Stores, Inc. to terminate its 72 leases governing all of the Company's units located in Sam's Club locations. Pursuant to this agreement, the Company turned over all such locations to Wal-Mart Stores by September 1, 2000. The
Company received no proceeds from Wal-Mart for the early termination, and Wal-Mart will waive all claims for rent under the leases for the balance of the original lease term. The Company recorded a noncash pre-tax charge of $367,000 related to the impairment of leasehold improvements and furniture and fixtures in the Sam's Club locations. (See Note 5 to Consolidated Financial Statements.)

     A summary of the impairment charges recorded in 2000 follows: (amounts in thousands)

               Impairment of goodwill:
                        Frame-n-Lens                 $ 38,318
                        New West Eyeworks              60,610
                        Midwest Vision                  1,877
                                                     --------
               Total goodwill impairment             $100,805
                                                     ========

               Impairment of fixed assets:
                        Frame-n-Lens                 $  4,792
                        New West Eyeworks               5,186
                        Midwest Vision                    668
                        Meijer Thrifty Acre               987
                        Sam's Club                        367
                                                     --------
               Total fixed asset impairment          $ 12,000
                                                     ========


     In addition to the impairment of goodwill and fixed assets, the Company recorded adjustments to inventory of $1.1 million and to accounts receivable of $0.5 million to adjust the carrying value to net realizable value. These charges were included in Cost of goods sold and SG&A expense, as appropriate.


YEAR ENDED JANUARY 1, 2000 COMPARED TO YEAR ENDED JANUARY 2, 1999

     NET SALES. The Company recorded net sales of $329.1 million in fiscal 1999, an improvement of 34% over sales of $245.3 million in fiscal 1998. We increased sales for two reasons. First, in 1999 our net sales included the net sales of our Acquired Businesses for the entire fiscal year, whereas our net sales for 1998 included the sales of the acquired businesses for only a portion of the year. Second, our sales in our core leased departments increased by 4.1% over 1998 results.

     NET SALES IN ACQUIRED BUSINESSES. In 1999, the integration of these businesses fell below expectations which negatively affected our results. The most important reason for the disappointing performance was the significant shortfall in sales. The following factors contributed to our poor operating results in the Acquired Businesses:

o The consolidation of three different retail concepts into one existing concept proved more difficult than we anticipated.

o We underestimated the power of the existing trade names of the acquired businesses and lost market share when we changed the store names to "Vista Optical".

o We incurred significant service disruptions when we closed three of our manufacturing locations and consolidated their operations into our existing facilities.

o We had substantial turnover at the field and management levels, which further disrupted our operations.

     In 1999, we made a number of changes to improve these businesses. In particular, we:

o    improved the inventory carried by these vision centers.

o    recruited optometrists to many locations.

o    instituted intensive training programs for retail personnel.

o    created a new advertising campaign, which began running in early 2000.


     GROSS PROFIT. In 1999, we increased gross profit to $181.3 million, a 37% increase over $132.4 million in 1998. The increase in net sales resulted in an increase in gross profit dollars. Our gross profit percentage increased from 54% in 1998 to 55.1% in 1999. Several factors contributed to this increase:

o    We increased our purchasing power since completing the acquisitions.

o The consolidation of our manufacturing operations from six facilities to three facilities reduced our average lens cost.

o    We received significant promotional payments from key vendors.

     Other factors had a negative impact on gross profit percentage:

o Retail prices for contact lenses continued to decline because of intense price competition.

o During the consolidation of our manufacturing operations, our service declined, causing an increase in remake and warranty work on customer orders.

o Shortfalls in sales at the acquired vision centers caused rent as a percent of sales to increase.

     SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE. This category of expense includes both retail operating expense and corporate office administrative costs. SG&A expense increased from $121.4 million in 1998 to $177.2 million in 1999. The increase was primarily due to the increase in the number of vision centers. As a percent of net sales, SG&A expense increased from 49.5% in 1998 to 53.8% in 1999. This increase was due to:

    - A decline in sales at the acquired businesses, which thereby caused store payroll to increase as a percent of sales.

    - An increase in goodwill amortization from $800,000 in 1998 to $3.5 million in 1999 (this increase reflects the goodwill associated with the businesses acquired by the Company in 1998 and therefore amortized over all of 1999 versus a portion of 1998).

    - SG&A includes a non-cash expense provision of $2.7 million for the write-off of managed care receivables. During 1999, the Company continued its efforts with its third party processor to timely collect managed care receivable accounts. In the fourth quarter, management concluded these efforts were not achieving anticipated results and, consequently, determined an additional provision for doubtful accounts was warranted.

     In addition, before giving effect to goodwill amortization, home office expense as a percent of sales decreased by 0.5% over levels recorded in 1998.

     Results for 1999 include a non-cash charge of $1.9 million, which represents an impairment loss on fixed assets associated with 36 underperforming vision centers acquired by the Company. We closed these vision centers in 2000.

     OPERATING INCOME. Operating income decreased to $2.2 million from $11 million in 1998. Operating margin decreased from 4.5% to 0.7% of net sales in 1999. The decrease was attributable to:

o    The shortfall in operating results of the acquired businesses.

o    The increase in SG&A expense discussed above.

o    The non-cash charges discussed above.

     Despite poor results in the acquired businesses, we increased operating income in our core leased business more than 10% over levels recorded in 1998.

     INTEREST EXPENSE. Interest expense increased to $19.3 million from $5.5 million in 1998. The Company issued its $125 million senior notes in 1998 (See
Note 10 to Consolidated Financial Statements) and incurred the associated expense over the entirety of 1999 versus a portion of 1998. In November 1999, the Company refinanced its secured credit facility at a higher interest rate than that provided for in its previous credit facility. (See Item 7, "Liquidity and Cash Resources".)

     PROVISION FOR INCOME TAXES. Vista recorded a pre-tax operating loss before extraordinary item of $17.2 million in 1999. The resulting income tax benefit was approximately $5.2 million. We have established a valuation allowance equal to the amount of the tax benefit.

     EXTRAORDINARY LOSS. Results also include an extraordinary loss of $406,000 associated with the write-off of the capitalized costs of the Company's 1998 secured credit facility.

     NET INCOME. The Company recorded a net loss of $17.6 million, or a loss of $0.83 per basic and diluted share.

Inflation

     Although the Company cannot determine the precise effects of inflation, it does not believe inflation has had a material effect on its domestic sales or results of operations. The Company cannot determine whether inflation will have a material long-term effect on its sales or results of operations.

     As a result of inflation in prior years, the Company has in the past adjusted its retail pricing. Further pricing adjustments are contingent upon competitive pricing levels in the marketplace. Management is monitoring the continuing impact of these inflationary trends.

LIQUIDITY AND CAPITAL RESOURCES

     Our capital needs have been for operating expenses, capital expenditures, and interest expense. Our sources of capital have been cash flow from operations and borrowings under our credit facilities.

     In October 1998, we issued our $125 million notes due 2005 to help fund the acquisition of Frame-n-Lens Optical, Inc. and New West Eyeworks, Inc. These notes bear interest of 12.75% and were issued pursuant to an indenture which contains a variety of customary provisions and restrictions. Interest payments are due on April 15 and October 15 of each year. The Company did not make the interest payments due in 2000. Amounts due under the indenture are unsecured claims in the Chapter 11 Cases, and are classified as Liabilities Subject to Compromise. (See Note 4 to Condensed Consolidated Financial Statements.)

     On April 5, 2000, the Debtors filed the Chapter 11 Cases. On May 9, 2000, the Bankruptcy Court approved an order permitting the Company to enter into a $25 million debtor-in-possession credit facility with Foothill Capital Corporation (the "DIP Facility"). The DIP Facility (which replaced the Company's prior secured credit facility) consists of a $12.5 million term loan and $12.5 million revolving credit facility. As of December 30, 2000, the Company had borrowed a total of $12.9 million (inclusive of the $12.5 million term loan portion) under the DIP Facility.

     The DIP Facility contains customary terms and conditions. It expires on May 31, 2001. The DIP Facility further provides that:

o The Company must maintain a rolling twelve month EBITDA of no less than $15 million, calculated prior to restructuring charges, reorganization items, extraordinary losses, cumulative effect losses and store impairment reserves.

o The $12.5 million term loan portion of the DIP Facility bears interest at 15% per annum.

o Interest rates on the revolver portion of the DIP Facility are based on either the Wells Fargo Bank, N.A. Base Rate plus 2% or the Adjusted Eurodollar Rate plus 3.25%.

     Although the Company is currently in compliance with the terms of the DIP Facility, a continuation of negative sales and cash flow trends could cause the Company to breach the EBITDA covenant.

     The Company believes that the DIP Facility should provide it with adequate liquidity to conduct its operations while it awaits confirmation of its reorganization plan. The Company is currently working with Foothill to establish a revolving credit facility which will be available upon exiting from bankruptcy (the "Exit Facility"). The Exit Facility will replace the current DIP Facility and should provide the Company with adequate liquidity to conduct its operations upon emergence from bankruptcy. However, the Company's liquidity, capital resources, results of operations and ability to continue as a going concern are subject to known and unknown risks and uncertainties. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS - RISK FACTORS.")

     The plan of reorganization filed with the Bankruptcy Court in March 2001 assumes the conversion of pre-petition unsecured claims into a combination of new secured notes and common stock. The secured notes will have a face value of $120 million and will pay interest of 12% twice a year at the end of March and September. The notes have an eight year duration with principal repayments based on excess cash balances available at each interest payment date. It also provides for the cancellation of the Company's current Common Stock. We do not know whether the plan will be approved, or if it is approved, whether it will succeed. If the Company is successful in restructuring its debt obligations and its equity, the Company may trigger limitations on certain tax net operating loss carry-forwards.

    Under the proposed plan of reorganization, it is the Company's intent to use cash reserves for its ongoing operations and for payment of interest expense and repayment of principal on the Company's outstanding debt.

     We plan, as of December 30, 2000, to open approximately 5 Wal-Mart vision centers during fiscal 2001. We may open up to 10 additional vision centers dependent upon liquidity, construction schedules and other constraints. For each of our new vision centers, we typically spend between $100,000 and $160,000 for fixed assets and approximately $25,000 for inventory. We also spend approximately $20,000 for pre-opening costs. Before 1998, we capitalized these pre-opening costs. Beginning in 1998, we expensed them as required by new accounting rules (See Note 2 to Consolidated Financial Statements).

Risk Factors

     This Form 10-K contains a number of statements about the future. It also contains statements which involve assumptions about the future. All these statements are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our expectations or belief concerning future events, including the following: any statements regarding future sales levels, the continuation of historical trends, and the Company's liquidity and the Chapter 11 Cases, including the Company's plan of reorganization. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects", and similar expressions are intended to identify forward-looking statements.

     We do not know whether the forward-looking statements made in this Form 10-K will prove to be correct. We have tried to identify factors which may cause these statements to be incorrect, but we may not have identified all of them. These factors could also have a negative impact on our results. The following is our list of these factors:

o We have filed for protection under Chapter 11 of the Bankruptcy Code. The fact of this filing, along with the process through the Bankruptcy Court, could affect our business in a variety of unforeseen ways. There could be impairment of our ability to: operate our business during the pendency of the proceedings; continue normal operating relationships with our host licensors, such as Wal-Mart; obtain shipments and negotiate terms with vendors; fund, develop, and execute an operating plan; attract and retain key executives and associates; maintain our gross margins through vendor participation programs and otherwise to maintain favorable courses of dealing with vendors.

o Under the plan of reorganization we have proposed to the Bankruptcy Court, the equity of the current shareholders in the Company will have no value.

o The Purchase and Sale Agreement for the remaining freestanding stores and the Fullerton lab/DC may not close thus creating additional unsecured claims.

o There are various risks associated with the Chapter 11 Cases. Our plan of reorganization may not be approved or, even if it is approved, may not succeed.

o    We  may not obtain exit financing to replace our DIP Facility.

o We depend heavily on our host store relationships, particularly with Wal-Mart. Any change in these relationships could have a significant negative impact on our business. The filing of the Chapter 11 Cases could affect those relationships.

o Managed care plans are increasingly important in the optical industry. We will need to attract new managed care business if we intend to remain competitive. We will also need to retain our existing managed care arrangements. Loss of these arrangements, or our failure to attract new managed care business, would impair our competitive position. The filing of the Chapter 11 Cases could impair our ability to retain existing contracts and to enter into new ones.

o We depend on reliable and timely reimbursement of claims we submit to third party payors. There are risks we may not be paid on a timely basis, or that we will be paid at all. Some plans have complex forms to complete. Sometimes our staff may incorrectly complete forms, delaying our reimbursement. These delays can hurt our cash flow and also force us to write-off more of these accounts receivable.

o Each year, we expect to have increasing numbers of vision centers under our Wal-Mart agreement come up for renewal. Our rental obligations to Wal-Mart will increase in the three year option period. We will need to continue to improve sales at these vision centers. If we do not, our rent as a percent of sales will increase significantly during the option period. Alternatively, we may choose not to exercise the options.

o Operating factors affecting customer satisfaction and quality controls of the Company in optical manufacturing.

    Liabilities Subject to Compromise may increase as a result of:

    o    negotiations
    o    actions of the Bankruptcy Court
    o    further development with respect to disputed claims
    o    future rejection of additional executory contracts or unexpired leases
    o    the determination as to the value of any collateral securing claims
    o    proofs of claim
    o    other events

     Payment terms for these amounts, which are considered long-term liabilities at this time, will be established in connection with the Chapter 11 Cases. This may further reduce the settlement of unsecured claims.

     - Pricing and other competitive factors, including, without limitation, increased price competition with respect to contact lenses.

     - Technological advances in the eyecare industry, such as new surgical procedures or medical devices, which could reduce the demand for the Company's products. The number of individuals electing Lasik and similar surgical procedures has dramatically increased each year. If these trends continue, demand for our goods and services could decrease significantly.

     -    The mix of goods sold.

     - Availability of optical and optometric professionals. An element of the Company's business strategy and a requirement of the Wal-Mart Agreement is the availability of vision care professionals at clinics in or nearby the Company's vision centers.

     - State and federal regulation of managed care and of the practice of optometry and opticianry.

     - General risks arising from investing and operating in Mexico, including a different regulatory, political, and governmental environment, currency fluctuations, high inflation, price controls, restrictions on profit repatriation, lower per capita income and spending levels, import duties, value added taxes, and difficulties in cross-cultural marketing.

     - The Company's ability to select in-stock merchandise attractive to customers.

     -    Weather affecting retail operations.

     - Variations in the level of economic activity affecting employment and income levels of consumers.

     -    Seasonality of the Company's business.

Recent Accounting Pronouncements

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. We applied the guidance in SAB 101 to our financial statements in 2000. The impact has been reflected as a cumulative effect adjustment to our consolidated financial statements resulting from a change in accounting principles.

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective in fiscal 2000. The Company had no derivatives in 2000.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

     Market risk is the potential change in an instrument's value caused by, for example, fluctuations in interest and currency exchange rates. The Company's primary market risk exposures are interest rate risk and the risk of unfavorable movements in exchange rates between the U.S. dollar and the Mexican peso. Monitoring and managing these risks is a continual process carried out by senior management, which reviews and approves the Company's risk management policies. We manage market risk on the basis of an ongoing assessment of trends in interest rates, foreign exchange rates, and economic developments, giving consideration to possible effects on both total return and reported earnings. The Company's financial advisors, both internal and external, provide ongoing advice regarding trends that affect management's assessment.

Interest Rate Risk

     The Company borrows long-term debt under our credit facility at variable interest rates. (See Note 10 to Consolidated Financial Statements.) We therefore incur the risk of increased interest costs if interest rates rise.

Foreign Exchange Rate Risk

     Historically, Mexico qualified as a highly inflationary economy under the provisions of SFAS No. 52, "Foreign Currency Translation". Consequently, in 1997, the financial statements of the Mexico operation were remeasured with the U.S. dollar as the functional currency. Since 1997, we have recorded immaterial losses because of changes in foreign currency rates between the peso and the U.S. dollar.

ITEM  8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Consolidated Financial Statements of the Company are included as a separate section of this Report commencing on page F-1.

ITEM  9.  DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   None.

                               PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Information Concerning Directors

     Name and Age as of March 30, 2001    Position, Business Experience and Directorships
     ---------------------------------    -----------------------------------------------
     James W. Krause............56        Joined  the  Company in April  1994 as  President  and Chief  Executive  Officer  and a
                                          director.  He was named Chairman of the Company in June 1995.

     Ronald J. Green............53        A director since December 1990, Mr. Green has been a partner in the accounting  firm of
                                          Stephen M. Berman & Associates, Atlanta, Georgia, since 1980.

     James E. Kanaley...........59        A director  since  October  1998,  Mr.  Kanaley was employed at Bausch & Lomb Inc. from
                                          1978 until his  retirement  in 1997.  From 1990 until  1993,  he served as Senior  Vice
                                          President and Group President  Contact Lens Care, and from 1993 until his retirement he served as Senior Vice President and President, North American Healthcare.

     Peter T. Socha.............41        Mr.  Socha  joined the Company  in October  1999 as Senior  Vice  President,  Strategic
                                          Planning.  Prior to  joining  the  Company  he worked as a  consultant,  and  served as
                                          Executive  Vice  President of COHR,  Inc.,  from May 1998 to October 1998; and as Chief
                                          Credit Officer with Sirrom Capital  Corporation,  from 1994 to 1997. Mr. Socha became a director and was appointed Senior Vice President,  Strategic  Planning and Managed Care
                                          in February 2000.


                                     Page 28



Information Concerning Executive Officers

  Name, Age and Position
  as of March 30, 2001                  Business Experience
  -------------------                   -------------------

  James W. Krause            56         See "Information Concerning Directors"
    Chairman
    and Chief Executive Officer

  Michael J. Boden           53         Mr. Boden joined the Company in June 1995 as Vice President,  Sales and Marketing and was
    Executive Vice President,           named a Senior Vice  President  in February  1998.  He was named  Senior Vice  President,
    Retail Operations                   Leased  retail  Operations  in February  1999.  From 1992 until  joining the Company,  he served as Vice  President-- Store  Operations  of This End Up Furniture  Company.  He was
                                        appointed to his current position in February 2000.

  Richard D. Anderson        42         Mr.  Anderson  joined the Company in January  1999 and was named  Senior Vice  President,
    Senior Vice President,              Real Estate in February  1999.  From 1987 until  joining the Company,  he was employed by
    Real Estate                         W.H.  Smith,  PLC where he served as Vice  President,  Real  Estate  and Vice  President,
                                        Development and Construction.

  Eduardo A. Egusquiza       48         Mr.  Egusquiza  joined the  Company in March 1998 as Senior Vice  President,  Information
    Senior Vice President,              Technology.  From 1982 until  joining the Company,  he was  employed by Musicland  Stores
    Information Technology              Corporation, Inc. where he served as Vice President of Information Systems and Services.

  Mitchell Goodman           47         Mr.  Goodman  joined the Company as General  Counsel and Secretary in September  1992 and
    Senior Vice President,              was named a Vice President in November 1993 and Senior Vice President in May 1998.
    General Counsel and Secretary

  Charles M. Johnson         51         Mr.  Johnson joined the Company in October 1997 as Senior Vice  President,  Manufacturing
    Senior Vice President,              and  Distribution.  From  1988  until  joining  the  Company,  he  was  employed  by  the
    Manufacturing and Distribution      Sherwin-Williams  Company, where he served as Vice President and Director of Research and
                                        Development.

  Angus C. Morrison          44         Mr.  Morrison  joined  the  Company  in  February  of 1995 as Vice  President,  Corporate
    Senior Vice President,              Controller.  He  was  appointed  Senior  Vice  President,  Chief  Financial  Officer  and
    Chief Financial Officer             Treasurer in March 1998.  From 1993 until  joining the  Company,  he was  Controller  and
                                        Senior  Financial Officer of  the Soap Division  of  The Dial Corp. He was Controller and
                                        Senior Financial Officer of the Food Division of the same company from 1989 through 1992.

  Timothy W. Ranney          48         Mr. Ranney joined the Company in September 1998 and was named Vice  President,  Corporate
    Vice President,                     Controller in October 1998.  From 1991 until joining the Company,  he was employed by CVS
    Corporate Controller                Corporation  where he  served  as Store  Controller  and then as  Director  of  Financial
                                        Systems.

  Peter T. Socha             41         See "Information Concerning Directors"
    Senior Vice President,
    Strategic Planning and
    Managed Care

  Robert W. Stein            45         Mr.  Stein  joined the  Company as Director of Human  Resources  in May 1992.  In January
    Senior Vice President,              1993, he was appointed Vice President,  Human  Resources,  and was appointed  Senior Vice
    Human Resources and                 President in February 1999.  He was appointed to his current position in February 2000.
    Professional Services

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent (10%) of Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. We believe that, during 2000, our officers, directors and holders of more than ten percent (10%) of Common Stock complied with all Section 16(a) filing requirements except that the Company did not timely file a Form 5 (relating to our transactions for Timothy Ranney). In making these statements, we have relied upon the written representations of our directors and officers and upon copies of reports furnished to the Company.


ITEM 11.  EXECUTIVE COMPENSATION

     The following table discloses compensation received from the Company by the Company's Chief Executive Officer, and the Company's four most highly compensated officers other than the Chief Executive Officer (all such individuals, collectively, the "named executive officers").


                                            Summary Compensation Table

                                                                                              Long Term Compensation
                                       Annual Compensation                      ------------------------------------------------
   Name and                --------------------------------------------------    Restricted      Securities
   Principal                Fiscal                              Other Annual       Stock         Underlying        All Other
   Position                  Year   Salary($)     Bonus($)    Compensation($)   Awards($)(1)    Options/SARs(#)  Compensation($)
   --------                -------  ---------     --------    ---------------   ------------    ---------------  ---------------
   James W. Krause          2000     375,000       112,000             --            --(2)           40,000           20,000(3)
     Chairman of            1999     375,000            --             --            --             340,000           20,000
     the Board              1998     368,000       101,500             --          79,688           250,000           20,000
     and Chief
     Executive Officer

   Michael J. Boden         2000     222,000        64,000             --            --(4)           12,000               --
     Executive Vice         1999     200,000            --             --            --              12,000               --
     President,             1998     193,000        38,000             --          26,563            15,000               --
     Retail Operations

   Eduardo A. Egusquiza     2000     188,000        58,000             --           --(7)            12,000               --
     Senior Vice            1999     170,000            --        153,000(6)        --               12,000               --
     President,             1998(5)  139,000        36,000             --          26,563            50,000               --
     Information
     Technology

   Charles M. Johnson       2000     218,000        67,000             --            --(7)            12,000               --
     Senior Vice            1999     204,000            --             --            --               12,000               --
     President,             1998     197,000        39,000         37,000(8)       26,563             15,000               --
     Manufacturing and
     Distribution

   Peter T. Socha           2000     208,000         62,000            --            --               40,000               --
     Senior Vice            1999(9)   36,000            --             --            --              100,000               --
     President, Strategic
            Planning

(1) Restricted Stock Awards vest and restrictions lapse after five-year performance period to the extent and depending upon achievement by the
     Company of return on asset goals relative to a comparison group of companies. For awards made in 1998, restricted shares, to the extent not vested after five years, vest after ten years of employment. Vesting is accelerated automatically upon a change of control (as defined). Dividends (if any are declared) will not be paid on restricted stock.
(2) As of December 30, 2000, Mr. Krause had restricted stock holdings representing 30,000 shares of Common Stock with a value of $936.
(3) The Company has executed a "split dollar" insurance agreement with Mr. Krause. The annual premium (payable by the Company) is $20,000. The term life portion of this premium is $2,500; the non-term life portion is $17,500.
(4) As of December 30, 2000, Mr. Boden had restricted stock holdings representing 10,000 shares of Common Stock with a value of $312.
(5)  Mr. Egusquiza joined the Company in March 1998.
(6) $82,000 represents reimbursement of relocation expenses; $71,000 represents tax reimbursement payments on the foregoing.
(7) As of December 30, 2000, this executive had restricted stock holdings representing 5,000 shares of Common Stock with a value of $156.
(8) $34,000 represents reimbursement of relocation expenses; $3,000 represents tax reimbursement payments.
(9)  Mr. Socha joined the Company in October 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants to the named executive officers by the Company in 2000. The table also shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                Potential Realizable
                                                                                  Value at Assumed
                            No. of      % of Total                              Annual Rates of Stock
                          Securities   Options/SARs                              Price Appreciation
                          Underlying    Granted to                             for Option Terms($)(2)
                         Option/SARs   Employees in   Exercise or   Expiration -----------------------
                           Granted    Fiscal Year(1) Base Price($)     Date        5%          10%
                        ------------  -------------- ------------------------- ----------- -----------

  James W. Krause           40,000(3)       9.3          2.00         2/24/10    130,312      207,499
  Michael J. Boden          12,000(3)       2.8          2.00         2/24/10     39,093       62,250
  Eduardo A. Egusquiza      12,000(3)       2.8          2.00         2/24/10     39,093       62,250
  Charles M. Johnson        12,000(3)       2.8          2.00         2/24/10     39,093       62,250
  Peter T. Socha            40,000(3)       9.3          2.00         2/24/10    130,312      207,499

(1)  The  Company  granted options covering 431,200 shares to employees in 2000.
(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent on the future performance of Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. Under the plan of reorganization filed by the Company, all existing Common Stock and other equity interests will be cancelled.
(3) Grants under the Company's Restated Stock Option and Incentive Award Plan. Options vest 50% on second anniversary of grant date and 25% on each of the third and fourth anniversary of grant date, subject to continued employment. Expiration date is 10th anniversary of grant date.

                          FISCAL YEAR END OPTION VALUES

     The following table provides information, as of December 30, 2000, regarding the number and value of options held by the named executive officers.


                           No. of Securities Underlying         Value of Unexercised
                              Unexercised Options at            In-the-Money Options
                                 Fiscal Year End               At Fiscal Year End($)
                          -------------------------------   ----------------------------
                           Exercisable    Unexercisable(1)  Exercisable    Unexercisable

  James W. Krause            362,500          367,500            0              0
  Michael J. Boden            33,750           35,250            0              0
  Eduardo A. Egusquiza        25,000           49,000            0              0
  Charles M. Johnson          56,250           42,750            0              0
  Peter T. Socha             100,000           40,000            0              0

--------------------

(1) Shares represented were not exercisable as of December 30, 2000, and future exercisability is subject to the executive's remaining employed by the Company for up to four years from grant date of options. No options were exercised by the named executive officers in fiscal 2000.

Change in Control Arrangements

     The Company has agreements with the named executive officers which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are:

     - termination by the Company, other than because of death or disability commencing prior to a threatened change in control (as defined);

     -    for cause (as defined); or

     -    by an officer as the result of a voluntary termination (as defined).

     Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to up to three times the officer's annual rate of base salary.

     Cause for termination by the Company is the:

     -    commission of any act that constitutes, on the part of the officer,

     (a)  fraud,  dishonesty,  gross negligence,  or willful  misconduct and

     (b)  that directly results in material injury to the Company, or

     -    officer's material breach of the agreement, or

     -    officer's conviction of a felony or crime involving moral turpitude.


     Circumstances which would entitle the officer to terminate as a result of voluntary termination following a change in control include, among other things:

     - the assignment to the officer of any duties inconsistent with the officer's title and status in effect prior to the change in control or threatened change in control;

     -    a reduction by the Company of the officer's base salary;

     - the Company's requiring the officer to be based anywhere other than the Company's principal executive offices;

     - the failure by the Company, without the officer's consent, to pay to the officer any portion of the officer's then current compensation;

     - the failure by the Company to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control or threatened change in control; or

     - the failure by the Company to continue to provide the officer with benefits substantially similar to those enjoyed by the officer under any of the Company's life insurance, medical, or other plans.

     The term of each agreement is for a rolling three years unless the Company gives notice that it does not wish to extend such term, in which case the term of the agreement would expire three years from the date of the notice.

     Under the plan of reorganization filed by the Company, all these agreements will be rejected by the Company, or amended to the satisfaction of the Company and the Official Committee of Unsecured Creditors.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The Company is not aware of any person who, on March 1, 2001, was the beneficial owner of five percent (5%) or more of outstanding shares of Common Stock, except as set forth below.

                                            Amount and Nature of     Percent
                                            Beneficial Ownership    of Class
                                            --------------------    --------

               Campbell B. Lanier, III           4,363,062(a)(b)      20.7
               Rayna Casey                       1,808,152(c)          8.5
----------

(a) Includes shares owned by the following individuals and entities, who may be deemed a "group" within the meaning of the beneficial ownership provisions of the federal securities laws: Mr. Lanier (838,832 shares); Mr. Lanier's wife (750 shares); Campbell B. Lanier, IV (25,550 shares); ITC Service Company (3,356,648 shares); William H. Scott, III (82,782 shares); Martha
     J. Scott (28,000 shares, inclusive of 10,000 shares owned by the Scott Trust, of which Ms. Scott is the sole trustee); William H. Scott, III Irrevocable Trust F/B/O Martha Scott (the "Scott Trust") (10,000 shares); Bryan W. Adams (8,000 shares).

(b) Includes 24,375 shares which Mr. Lanier has the right to acquire under the Company's Non-Employee Director Stock Option Plan.

(c) Includes 159,948 shares owned by a trust of which Ms. Casey is the trustee and her daughter the beneficiary. Ms. Casey's address is 712 West Paces Ferry Road, Atlanta, Georgia.

     The following table sets forth information, as of March 1, 2001, concerning beneficial ownership by all directors, by each of the executive officers named in the Summary Compensation Table above, and by all directors and executive officers as a group.


                                                                      Percent of
                                                    Beneficially       Number of
             Name and Address                          Owned             Shares
          of Beneficial Owner(1)                    Common Stock      Outstanding
          ----------------------                    ------------      -----------
    Campbell B. Lanier, III.................        4,363,062(2)(3)      20.7
    James W. Krause.........................          797,193(4)          3.7
    J. Smith Lanier, II.....................          304,110(3)(5)       1.4
    Ronald J. Green.........................          113,375(3)(6)        *
    Peter T. Socha..........................          100,000(7)           *
    James E. Kanaley........................            5,625              *
    Michael J. Boden........................           60,327(8)           *
    Charles M. Johnson......................           75,600(9)           *
    Eduardo A. Egusquiza....................           48,500(10)          *
    All directors and executive officers as a
    group (sixteen persons).................        6,137,982            27.6
--------------------

*    Represents less than one percent of the outstanding Common Stock.
(1)  Unless  otherwise  indicated below, the address of the persons named is 296
     Grayson Highway, Lawrenceville, GA 30045.
(2)  See footnote (a) in table above.
(3) Includes 24,375 shares which this individual has the right to acquire under the Company's Non-Employee Director Stock Option Plan. Messrs. Campbell B.
     Lanier, III and J. Smith Lanier, II resigned from the Board of Directors in
     March 2001.
(4) Includes 532,500 shares which Mr. Krause has the right to acquire under the Company's Restated Stock Option and Incentive Award Plan (the "Plan"). Also includes 30,000 shares of restricted stock awarded under the Plan.
(5) Includes 1,800 shares owned by Mr. Lanier's wife, as to which he disclaims beneficial ownership.
(6) Includes 9,000 shares owned by Mr. Green's children, as to which he disclaims beneficial ownership.
(7) Represents 100,000 shares which Mr. Socha has the right to acquire under the Plan.
(8) Includes 47,250 shares which Mr. Boden has the right to acquire under the Plan. Also includes 10,000 shares of restricted stock awarded under the Plan.
(9) Includes 62,250 shares which Mr. Johnson has the right to acquire under the Plan and 5,000 shares of restricted stock awarded under the Plan.
(10) Includes 43,500 shares which Mr. Egusquiza has the right to acquire under the Plan and 5,000 shares of restricted stock awarded under the Plan.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company paid insurance premiums of approximately $443,000 in 2000 for insurance policies purchased through an agency in which J. Smith Lanier, II, a director of the Company, has a substantial ownership interest. The Audit Committee (which has ratified the purchase of insurance by the Company from this insurance agency) and management of the Company believe that these premiums are comparable to those which could have been obtained from unaffiliated companies.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) (1) and (2) The Consolidated Financial Statements and Schedule of the Company and its subsidiaries are filed as a separate section of this Report commencing on page F-1.

     (3) We have filed or incorporated by reference the following exhibits:

Exhibit
Number     Description
-------    -----------

3.1 -- Amended and Restated Articles of Incorporation of the Company, dated April 8, 1992, along with Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company dated January 17, 1997, and Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company dated December 31, 1998, incorporated by reference to the Company's Form 8-K filed with the Commission on January 6, 1999.

3.2 -- Amended and Restated By-Laws of the Company, incorporated by reference to the Company's Registration Statement on Form S-1, registration number 33-46645, filed with the Commission on March 25, 1992, and amendments thereto.

4.1 -- Form of Common Stock Certificate, incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on January 17, 1997.

4.2 -- Rights Agreement dated as of January 17, 1997 between the Company and Wachovia Bank of North Carolina, N.A., incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on January 17, 1997.

4.3 -- Indenture dated as of October 8, 1998, among the Company, the Guaran-tors and State Street Bank & Company, as Trustee (including form of
          Exchange Note), incorporated by reference to the Company's Registration Statement on Form S-4, registration number 333-71825, filed with the Commission on February 5, 1998, and amendments thereto.

4.4 -- Purchase Agreement dated as of October 8, 1998, among the Company, the Guarantors and the Initial Purchasers, incorporated by reference to the Company's Registration Statement on Form S-4, registration number 333-71825, filed with the Commission on February 5, 1998, and amendments thereto.

4.5 -- Registration Rights Agreement dated as of October 8, 1998, among the Company, the Guarantors and the Initial Purchasers, incorporated by reference to the Company's Registration Statement on Form S-4, registration number 333- 71825, filed with the Commission on February 5, 1998, and amendments thereto.

10.1 -- Sublease Agreement, dated December 16, 1991, by and between Wal-Mart Stores, Inc. and the Company, incorporated by reference to the Company's Registration Statement on Form S-1, registration number 33-46645, filed with the Commission on March 25, 1992, and amendments thereto.

10.2 -- Form indemnification agreement for directors and executive officers of the Company, incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 1992.

10.3 -- Vision Center Master License Agreement, dated as of June 16, 1994, by and between Wal-Mart Stores, Inc. and the Company, incorporated by reference to the Company's Form 10-Q for the quarterly period ended September 30, 1994. [Portions of Exhibit 10.3 have been omitted pursuant to an order for confidential treatment granted by the Commission. The omitted portions have been filed separately with the Commission.]

10.4++ -- Split Dollar Life Insurance Agreement, dated as of November 3, 1994, among the Company, A. Kimbrough Davis, as Trustee, and James W. Krause, incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 1994.

10.5++ -- Level IV Management Incentive Plan,  incorporated  by reference to the
          Company's Form 10-K for the fiscal year ended December 31, 1994.

10.6 -- Agreement dated as of November 23, 1995 by and between Mexican Vision Associates Operadora, S. de R.L. de C.V. and Wal-Mart de Mexico, S.A. de C.V. in original Spanish and an uncertified English translation, incorporated by reference to the Company's Form 10-K for the fiscal year ended December 30, 1995. [Portions of Exhibit 10.6 have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions have been filed separately with the Commission.]

10.7++ -- Executive   Relocation   Policy,  incorporated  by  reference  to  the
          Company's Form 10-Q for the quarterly period ended March 30, 1996.

10.8++ -- Restated Stock Option and Incentive A ward Plan, incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 29, 1996.

10.9++ -- First Amendment to Restated Stock Option and Incentive Award Plan, incorporated by reference to the Company's Form 10-Q for the quarterly period ended March 29, 1997.

10.10++-- Form Change in Control Agreement for executive officers of the Company, incorporated by reference to the Company's Form 10-K for the fiscal year ended December 28, 1996.

10.11++-- Form Restricted  Stock  Award,     incorporated  by  reference to  the
          Company's Form 10-Q for the quarterly period ended March 29, 1997.

10.12++-- Restated Non-Employee Director Stock Option Plan, incorporated by reference to the Company's Form 10-Q filed on June 28, 1997.

10.13++-- Executive Deferred Compensation Plan, incorporated by reference to the Company's Form 10-K for the fiscal year ended January 3, 1998.

10.14 -- Credit Agreement dated October 8, 1998 by and among the Company, Bank of America, FSB, First Union National Bank and the financial institutions listed hereto, incorporated by reference to the Company's Registration Statement on Form S-4, registration number 333-71825, filed with the Commission on February 5, 1999, and amendments thereto.

10.15 -- Amended and Restated Credit Agreement dated as of November 12, 1999 by and between the Company and Foothill Capital Corporation, incorporated by reference to the Company's Form 10-K for the fiscal year ended January 1, 2000.

10.16 -- Agreement dated as of September 9, 1999, by and among the Company, ITC Service Company, and Campbell B. Lanier, III, incorporated by reference to the Company's Form 10-K for the fiscal year ended January 1, 2000.

10.17 -- Senior Secured, Super-Priority Debtor in Possession Loan and Security Agreement dated as of April 6, 2000 by and between the Company and Foothill Capital Corporation, incorporated by reference to the Company's Form 10-Q for the quarterly period ended July 1, 2000.

21     -- Subsidiaries  of  the Registrant, incorporated  by  reference  to  the
          Company's Form 10-K for the fiscal year ended January 1, 2000.

23**   -- Consent by Arthur Andersen LLP.

** Filed with this Form 10-K.

++ Management contract or compensatory plan or arrangement in which a director or named executive officer participates.

     (b) No reports on Form 8-K have been filed during the last quarter of the period covered by this report.

                    VISTA EYECARE, INC. AND SUBSIDIARIES
                             DEBTORS-IN-POSSESSION

                 CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE
          AS OF DECEMBER 30, 2000, JANUARY 1, 2000 AND JANUARY 2, 1999
                         TOGETHER WITH AUDITORS' REPORT


             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

     The following consolidated financial statements and schedule of the registrant and its subsidiaries are submitted herewith in response to Item 8 and
Item 14(a)1 and to Item 14(a)2, respectively.

                                                                           Page
                                                                           ----

Report of Independent Public Accountants                                   F-2

Consolidated Balance Sheets as of December 30, 2000 and
  January 1, 2000                                                          F-3

Consolidated Statements of Operations for the
  Years Ended December 30, 2000, January 1, 2000 and
  January 2, 1999                                                          F-5

Consolidated Statements of Shareholders' (Deficit)/Equity
  for the Years Ended December 30, 2000, January 1, 2000
  and January 2, 1999                                                      F-6

Consolidated  Statements  of Cash  Flows for the
  Years  Ended December 30, 2000, January 1, 2000 and
  January 2, 1999                                                          F-7

Notes to Consolidated Financial Statements                                 F-8

Schedule II, Valuation and Qualifying Accounts                             F-37

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or have been disclosed in the notes to consolidated financial statements and, therefore, have been omitted.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vista Eyecare, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of VISTA EYECARE, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 30, 2000 and January 1, 2000 and the related consolidated statements of operations, shareholders' (deficit)/equity, and cash flows for each of the three years in the period ended December 30, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vista Eyecare, Inc. and subsidiaries as of December 30, 2000 and January 1, 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company filed voluntary petitions with the United States Bankruptcy Court for reorganization under Chapter 11. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

     As explained in Note 2 to the financial statements, effective January 2, 2000 the Company changed its method of accounting for revenues and related costs of retail sales upon adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 30, 2001

                                     VISTA EYECARE, INC. AND SUBSIDIARIES
                                            (DEBTORS-IN-POSSESSION)
                                          CONSOLIDATED BALANCE SHEETS
                                      December 30, 2000 and January 1, 2000
                                    (In thousands except share information)

                                                                                        2000           1999
                                                                                    -----------    -----------
                                                    ASSETS
 CURRENT ASSETS:
   Cash and cash equivalents                                                           $  8,066     $   2,886
   Accounts receivable (net of allowance: 2000 - $5,744; 1999 - $4,403)                  10,119        10,416
   Inventories                                                                           31,478        34,373
   Other current assets                                                                   1,590         2,761
                                                                                       ----------   ----------
      Total current assets                                                               51,253        50,436
                                                                                       ----------   ----------
 PROPERTY AND EQUIPMENT:
   Equipment                                                                             47,187        57,750
   Furniture and fixtures                                                                23,272        26,600
   Leasehold improvements                                                                18,664        28,458
   Construction in progress                                                                 540         3,427
                                                                                       ----------   ----------
                                                                                         89,663       116,235
   Less accumulated depreciation                                                        (60,092)      (62,329)
                                                                                       ----------   ----------
   Net property and equipment                                                            29,571        53,906

 OTHER ASSETS AND DEFERRED COSTS
   (net of accumulated amortization:  2000 - $2,142; 1999 - $1,500)                       7,766         9,315
 DEFERRED INCOME TAX ASSET                                                                  385           385
 GOODWILL AND OTHER INTANGIBLE ASSETS
   (net of accumulated amortization: 2000 - $2,691; 1999 - $6,994)                        1,913       106,177
                                                                                       ----------   ----------
                                                                                       $ 90,888     $ 220,219
                                                                                       ==========   ==========

                                                                                          2000        1999
                                                                                      ----------   ----------
LIABILITIES AND SHAREHOLDERS' (DEFICIT)/EQUITY

LIABILITIES NOT SUBJECT TO COMPROMISE:

 CURRENT LIABILITIES:
   Accounts payable                                                                    $    783    $  17,288
   Accrued expenses and other current liabilities                                        19,693       24,472
   Current portion of other long-term debt and capital lease obligations                     --        1,098
   Revolving credit facility and term loan                                               12,911       19,292
                                                                                       ---------   ---------
      Total current liabilities                                                          33,387       62,150
                                                                                       ---------   ---------
 SENIOR NOTES (net of discount: 1999 - $1,253)                                               --      123,747

 OTHER LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                                          --        6,865

LIABILITIES SUBJECT TO COMPROMISE (See Note 4)                                          170,824           --

 COMMITMENTS AND CONTINGENCIES (See Note 13)                                                 --           --

 REDEEMABLE COMMON STOCK                                                                     --          900

 SHAREHOLDERS' (DEFICIT)/EQUITY:
    Preferred deficit stock, $1 par value; 5,000,000 shares authorized, none issued          --          --
    Common stock, $0.01 par value, 100,000,000 shares authorized, 21,169,103 and 21,179,103 shares issued and outstanding as of December 30, 2000 and
      January 1, 2000, respectively                                                          211         211
    Additional paid-in capital                                                            47,387      47,387
    Retained deficit                                                                    (156,848)    (16,968)
    Accumulated other comprehensive income                                                (4,073)     (4,073)
                                                                                       ---------   ---------
         Total shareholders' (deficit)/equity                                           (113,323)     26,557
                                                                                       ---------   ---------
                                                                                       $  90,888   $ 220,219
                                                                                       =========   =========


     The accompanying notes are an integral part of these consolidated financial statements.

                                      VISTA EYECARE, INC. AND SUBSIDIARIES
                                             (DEBTORS-IN-POSSESSION)
                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     For the years ended December 30, 2000, January 1, 2000 and January 2, 1999
                                   (In thousands except per share information)

                                                                            2000          1999          1998
                                                                        ----------     ----------    ----------
 NET SALES                                                               $ 307,694     $  329,055     $ 245,331
 COST OF GOODS SOLD                                                        143,458        147,768       112,959
                                                                         ----------    ----------     ---------
 GROSS PROFIT                                                              164,236        181,287       132,402
 SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE                              166,364        177,162       121,413
 IMPAIRMENT OF LONG-LIVED ASSETS                                             2,684          1,952             -
 RESTRUCTURING EXPENSE                                                       1,601              -             -
                                                                         ---------     ----------     ---------

 OPERATING INCOME/(LOSS)                                                    (6,413)         2,173        10,989
 INTEREST EXPENSE                                                            7,723         19,329         5,538
                                                                         ----------    ----------     ---------
 INCOME/(LOSS) BEFORE REORGANIZATION ITEMS AND TAXES                       (14,136)       (17,156)        5,451
 REORGANIZATION ITEMS (SEE NOTE 5)                                         121,539             -              -
                                                                         ----------    ----------     ---------
 EARNINGS/(LOSS) BEFORE TAXES, EXTRAORDINARY ITEM AND CUMULATIVE EFFECT   (135,675)       (17,156)        5,451
 INCOME TAX EXPENSE                                                             -              -          2,037
                                                                         ----------    ----------     ---------

 NET EARNINGS/(LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT      (135,675)       (17,156)        3,414
 EXTRAORDINARY LOSS, NET (SEE NOTE 11)                                        (827)          (406)            -
 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET (SEE NOTE 2)      (3,378)            -              -
                                                                         ---------     ----------     ---------
 NET INCOME/(LOSS)                                                       $(139,880)    $  (17,562)    $   3,414
                                                                         =========     ==========     ==========

 BASIC EARNINGS/(LOSS) PER SHARE:
  EARNINGS/(LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT            (6.41)         (0.81)         0.16
  LOSS FROM EXTRAORDINARY ITEM                                               (0.04)         (0.02)            -
  LOSS FROM CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE              (0.16)             -             -
                                                                         ---------      ---------     ---------
  NET EARNINGS/(LOSS)PER BASIC SHARE                                     $   (6.61)     $   (0.83)    $    0.16
                                                                         =========      =========     =========

 DILUTED EARNINGS/(LOSS) PER SHARE:
  EARNINGS/(LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT           (6.41)         (0.81)          0.16
  LOSS FROM EXTRAORDINARY ITEM                                              (0.04)         (0.02)             -
  LOSS FROM CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE             (0.16)             -              -
                                                                         ----------    ----------     ---------
  NET EARNINGS/(LOSS)PER DILUTED SHARE                                   $  (6.61)     $   (0.83)     $    0.16
                                                                         ==========    ==========     ==========

     Pro forma amounts as if the new revenue recognition policy was applied retroactively (See Note 2):

                                                                                           1999          1998
                                                                                        ----------     ---------

  NET EARNINGS/(LOSS) BEFORE EXTRAORDINARY ITEM                                         $ (17,239)    $   3,352
  NET EARNINGS/(LOSS)                                                                   $ (17,645)    $   3,352

  NET EARNINGS/(LOSS) PER SHARE-BASIC AND DILUTED:
     NET EARNINGS/(LOSS) BEFORE EXTRAORDINARY ITEM                                      $   (0.82)    $    0.16
     NET EARNINGS/(LOSS)                                                                $   (0.84)    $    0.16


     The accompanying notes are an integral part of these consolidated financial statements.


                                      VISTA EYECARE, INC. AND SUBSIDIARIES
                                             (DEBTORS-IN-POSSESSION)
                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT)/EQUITY
                    For the years ended December 30, 2000, January 1, 2000 and January 2, 1999
                                     (In thousands except share information)

                                                                                              Accumulated
                                         Common Stock           Additional  Retained              Other
                                     ----------------------      Paid-In    Earnings          Comprehensive
                                     Shares          Amount      Capital    (Deficit)        Income       Total
                                     ------          ------     ----------  ----------    -----------  ----------
 BALANCE, January 3, 1998           20,819,955          207      42,284        (2,820)       (4,073)      35,598
 Awards of restricted stock             52,000            1         121                                      122
 Exercise of stock options             294,657            3       1,482                                    1,485
 Tax settlement (See Note 14)                                     3,308                                    3,308
 Net income                                                                     3,414                      3,414
                                    ----------        -----    --------     ---------     ---------     --------
 BALANCE, January 2, 1999           21,166,612          211      47,195           594        (4,073)      43,927
 Restricted stock                                                   136                                      136
 Exercise of stock options              12,491                       56                                       56
 Net loss                                                                     (17,562)                   (17,562)
                                    ----------        -----    --------     ---------     ---------     --------
 BALANCE, January 1, 2000           21,179,103          211      47,387       (16,968)       (4,073)      26,557
 Cancellation of Shares                (10,000)
 Net Loss                                                                    (139,880)                  (139,880)
                                    ----------        -----    --------     ---------    ----------    ---------
 BALANCE, December 30, 2000         21,169,103        $ 211    $ 47,387     $(156,848)    $  (4,073)   $(113,323)
                                    ==========        =====    ========     =========    ==========    =========

     The accompanying notes are an integral part of these consolidated financial statements.

                                   VISTA EYECARE, INC. AND SUBSIDIARIES
                                         (DEBTORS-IN-POSSESSION)
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                       For the Years Ended December 30, 2000, January 1, 2000, and
                                      January 2, 1999 (In thousands)

                                                                    2000            1999            1998
                                                                    ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)                                                $(139,880)      $(17,562)       $  3,414
Adjustments to reconcile net income/(loss) to                     --------        -------         -------
   net cash provided by (used in) operating activities:
     Depreciation and amortization                                  17,526         18,602          14,177
     Provision for deferred income tax expense                          --             --           1,173
     Impairment of long-lived assets                                 2,684          1,952              --
     Restructuring expense                                           1,601             --              --
     Reorganization items                                          121,539             --              --
     Extraordinary loss                                                827            406              --
     Cumulative effect of a change in accounting principle           3,378             --              --
     Other                                                           1,181           (459)            936
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
        Receivables                                                 (1,480)          (281)         (1,504)
        Inventories                                                  5,026         (2,703)          1,304
        Other current assets                                         1,171            138          (1,630)
        Accounts payable                                             9,351         (1,733)           (410)
        Accrued expenses                                            (4,335)        (2,069)         (7,691)
                                                                  ---------      ---------       ---------
            Total adjustments                                    $ 158,469      $  13,853       $   6,355
                                                                  ---------      ---------       ---------
            Net cash (used in) provided by operating activities     18,589         (3,709)          9,769
                                                                  ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                                  (5,379)       (12,704)         (9,183)
Acquisitions, net of cash acquired                                      --             --         (97,357)
Proceeds from sale of property and equipment                            --            955              --
                                                                  ---------      ---------       ---------
            Net cash used in investing activities                   (5,379)       (11,749)       (106,540)
                                                                  ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of senior notes, net of discount                     --             --         123,580
Advances on revolving credit facility                              305,751         79,238          52,500
Repayments on revolving credit facility                           (312,132)       (65,946)        (66,000)
Principal payment on notes payable and capital leases                 (934)        (1,265)           (436)
Proceeds from exercise of stock options                                 --             56           1,485
Deferred financing costs                                              (715)          (811)         (9,845)
                                                                  ---------      ---------       ---------
            Net cash provided by (used in) financing activities     (8,030)        11,272         101,284
                                                                  ---------      ---------       ---------
NET INCREASE/(DECREASE) IN CASH                                      5,180         (4,186)          4,513
CASH, beginning of year                                              2,886          7,072           2,559
                                                                  ---------      ---------       ---------
CASH, end of year                                                $   8,066       $  2,886        $  7,072
                                                                  =========      =========       =========

     The accompanying notes are an integral part of these consolidated financial statements.

                      VISTA EYECARE, INC. AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND OPERATIONS

     Vista Eyecare, Inc. (the "Company") is engaged in the retail sale of optical goods and services. The Company is largely dependent on Wal-Mart Stores, Inc. ("Wal-Mart") for continued operation of vision centers which generate a significant portion of the Company's revenues (See Note 7). In October 1997, the Company acquired the capital stock of Midwest Vision, Inc., a retail optical company with 51 locations in Minnesota and three adjoining states. In July 1998, the Company acquired the capital stock of Frame-n-Lens Optical, Inc., which operated approximately 280 vision centers, mainly in the western United States. In October 1998, the Company acquired the capital stock of New West Eyeworks, Inc. which operated approximately 175 vision centers in 13 states (See Note 8).

2.   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates on a 52/53 week retail calendar with the fiscal year ending on the Saturday closest to December
31. Pursuant to such calendar, financial information for 1998 is presented for the 52-week period ended January 2. Due to various statutory and other considerations, international operations do not operate on this 52/53 week calendar. To allow for more timely consolidation and reporting, international operations are reported using a fiscal year ending November 30.

     Certain amounts in the financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. Prior to the adoption of SAB 101, the Company recognized revenues and the related costs from retail sales when at least 50% of the payment was received. In response to SAB 101, the Company is required to recognize revenue upon delivery of the product. The amount of cash received at the time the customer's order is placed is recorded as a deposit liability and is presented within accrued liabilities. The effect of this change in accounting principle was applied cumulatively as of the beginning of 2000 and totaled $3.4 million.

Cash and Cash Equivalents

     The Company considers cash on hand and short-term cash investments to be cash and cash equivalents. The Company's policy is to maintain uninvested cash at minimal levels. Cash includes cash equivalents which represent highly liquid investments with a maturity of one month or less. The Company restricts investment of temporary cash investments to financial institutions with high credit standings.

Inventories

     Inventories are valued at the lower of weighted average cost or market. Market represents the net realizable value.

Property and Equipment

     Property and equipment are stated at cost. For financial reporting purposes, depreciation is computed using the straight-line method over the assets' estimated useful lives or terms of the related leases, whichever is shorter. Accelerated depreciation methods are used for income tax reporting purposes. For financial reporting purposes, the useful lives used for computation of depreciation range from five to ten years for equipment, from three to nine years for furniture and fixtures, from three to six years for hardware and software related to information systems processing, and from five to nine years which approximate the remaining lease term for leasehold improvements. At the time property and equipment are retired, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Periodically, the Company evaluates the net book value of property and equipment for impairment. This evaluation is performed for retail locations and compares management's best estimate of future cash flows with the net book value of the property and equipment. (See Note 4 for a discussion of impaired property and equipment.) Maintenance and repairs are charged to expense as incurred. Replacements and improvements are capitalized.

Balance Sheet Financial Instruments:  Fair Values

     The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and short-term debt approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for "Revolving Credit Facility and Term Loan" approximates fair value because the underlying instrument is a variable rate note that reprices frequently.

     Liabilities Subject to Compromise refers to liabilities incurred prior to the commencement of the Chapter 11 Cases (See Note 4). The settlement of these liabilities will be determined in a court-approved plan of reorganization. In March 2001, the Company filed a plan of reorganization which will result in the settlement of these liabilities at less than 100% of face value. No adjustment to these liabilities has been made in the December 30, 2000 financial statements as the proposed plan of reorganization has yet to be approved.

     The Company is party to letters of credit totaling $4.5 million and $2.2 million at December 30, 2000 and January 1, 2000, respectively. In the Company's past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these off-balance-sheet instruments because performance is not expected to be required. Therefore, management is of the opinion that the fair value of these instruments is zero.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of individuals and entities comprising the Company's customer base.

Goodwill and other Intangible Assets

     Goodwill and other intangible assets represent the excess of the cost of net assets acquired in certain contract transactions and business acquisitions over their fair value. Such amounts are amortized over periods ranging from 11 years to 30 years. The Company periodically evaluates the carrying value of goodwill and other intangible assets based on the expected future undiscounted operating cash flows of the related business unit. (See Note 5 for a discussion of goodwill impairments in 2000.)

Income Taxes

     Deferred income taxes are recorded using current enacted tax laws and rates. Deferred income taxes are provided for depreciation, inventory basis differences, and accrued expenses where there is a temporary difference in recording such items for financial reporting and income tax reporting purposes.

Other Deferred Costs

     Other deferred costs include capitalized financing costs which are being amortized on a straight line basis over periods from one to seven years to correspond with the terms of the underlying debt. In addition, certain capitalized assets resulting from contractual obligations are included and are being amortized on a straight line basis over periods of up to five years. Certain deferred financing costs which relate to pre-petition debt are no longer being amortized. When the related pre-petition debt is approved as an allowed claim by the Bankruptcy Court, these deferred costs will adjust the carrying value of the related debt. Any gain or loss will be recognized as a reorganization item at that time.

Advertising and Promotion Expense

     Production costs of future media advertising and related promotion campaigns are deferred until the advertising events occur. All other advertising and promotion costs are expensed over the course of the year in which they are incurred.

Interest Expense, Net

     Interest expense includes interest on debt and capital lease obligations, purchase discounts on invoice payments, the amortization of finance fees, and the amortization of the discount on the senior notes. The Company has stopped accruing interest on unsecured debt until the Company emerges from Chapter 11, or it becomes probable that the Company will pay these amounts as part of a reorganization plan.

Foreign Currency Translation

     The financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS 52"). Translation adjustments, which result from the process of translating foreign financial statements into U.S. dollars, were not material for the years ended December 30, 2000 or January 1, 2000.

Derivative Instruments and Hedging Activities

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". The Company's adoption of SFAS 133 in 2000 had no impact on the Company's financial statements as the Company did not hold derivative instruments, nor participate in hedging activities during the reporting period.

Other Comprehensive Income

     In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". The statement addresses the reporting and display of changes in equity that result from transactions and other economic events, excluding transactions with owners. The adoption of SFAS No. 130 did not have a material impact on the Company's financial statements, as comprehensive income was equal to net income in 2000, 1999 and 1998.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   BANKRUPTCY PROCEEDINGS AND GOING CONCERN MATTERS

Proceedings Under Chapter 11 of the Bankruptcy Code

     On April 5, 2000, the Company and ten of its subsidiaries (collectively, the "Debtors") filed voluntary petitions with the United State Bankruptcy Court for the Northern District of Georgia for reorganization under Chapter 11 (the "Chapter 11 Cases"). The Chapter 11 Cases have been consolidated for the purpose of joint administration under Case No. 00-65214. The Debtors are currently operating their businesses as debtors-in-possession pursuant to the Bankruptcy Code. All affiliated entities of the Company are included in the Chapter 11 Cases, except only (a) three subsidiaries which are licensed managed care organizations and (b) foreign subsidiaries of the Company.

     In March 2001, the Debtors filed a plan of reorganization for the Chapter 11 Cases. We expect the Company will emerge from Chapter 11 in the second quarter of 2001. There can be no assurance that the reorganization plan will be confirmed by the Bankruptcy Court, or that such plan will be consummated. If confirmed and consummated, the proposed plan of reorganization will result in the settlement of unsecured claims at less than 100% of face value. The existing Common Stock will be cancelled, resulting in existing shareholders receiving no value for their interests.

     The proposed plan of reorganization includes the conversion of the Company's pre-petition unsecured claims into new secured notes and common stock. The secured notes will have a face value of $120 million and will pay interest of 12% twice a year at the end of March and September. The notes have an eight year duration with principal repayments based on excess cash balances available at each interest payment date.

     As a result of the Chapter 11 filings, absent approval of the Bankruptcy Court, the Company is prohibited from paying, and creditors are prohibited from attempting to collect, claims or debts arising prior to April 5,2000 (See Note
10). We may assume or reject certain contracts which were signed before the date the Debtors filed the Bankruptcy petition. Rejected contracts will generate unsecured claims in the Chapter 11 Cases. To assume contracts, we will have to cure any outstanding defaults. We believe that, as part of our reorganization plan, the Company will be able to assume the contracts it desires to continue.

     Because of our operating  losses and the changes we recorded in 2000,  (See
Note 5), we do not meet certain requirements contained in some of our contracts. We anticipate that, as part of our reorganization plan, we will meet these requirements upon emergence from Chapter 11.

Going Concern Matters

     The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's recent losses and negative cash flows from operations, and the Chapter 11 Cases, raise substantial doubt about the Company's ability to continue as a going concern. As discussed above, management has submitted a plan of reorganization to the Bankruptcy Court. The ability of the Company to continue as a going concern and the appropriateness of using the going concern basis is dependent upon, among other things, (i) the Company's ability to comply with the debtor-in-possession financing agreements ("DIP" Facility), (ii) the Company's ability to obtain financing upon expiration of the DIP Facility, (iii) confirmation of a plan of reorganization under the Bankruptcy
Code, (iv) the Company's ability to achieve profitable operations after such confirmation, and (v) the Company's ability to generate sufficient cash from operations to meet its obligations.

     Management believes that the DIP Facility, along with cash provided by operations, will provide sufficient liquidity to allow the Company to continue as a going concern; however, there can be no assurance that the sources of liquidity will be available or sufficient to meet the Company's needs. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     A plan of reorganization could materially change the amounts currently recorded in the consolidated financial statements. The consolidated financial statements do not give effect to any adjustments to the carrying value of assets or amounts and classifications of liabilities that might be necessary as a result of the Chapter 11 Cases, except as discussed in Note 5.

4. ACCOUNTING DURING REORGANIZATION PROCEEDINGS

     Entering the reorganization proceedings does not affect or change the application of generally accepted accounting principles followed by the Company in the preparation of its consolidated financial statements. During the pendency of the Chapter 11 Cases, our consolidated financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 - "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). The Company's consolidated balance sheets segregate Liabilities Subject to Compromise from liabilities not subject to compromise. In addition, we have stopped accruing for interest on unsecured debt until the Company emerges from protection under Chapter 11 of the Bankruptcy Code, or it becomes probable that we will pay these amounts as part of a plan of reorganization.

Liabilities Subject to Compromise

     Liabilities Subject to Compromise refers to liabilities incurred prior to the commencement of the Chapter 11 Cases, including those considered by the Bankruptcy Court to be pre-petition claims, such as claims arising out of a rejection of a lease for real property. These liabilities consist primarily of amounts outstanding under long-term debt and also include accounts payable, accrued interest, accrued restructuring costs and other accrued expenses. These amounts represent the Company's estimate of known or potential claims to be resolved in the Chapter 11 Cases. Such claims remain subject to future adjustments. Adjustments may result from (1) negotiations; (2) actions of the Bankruptcy Court; (3) further development with respect to disputed claims; (4) future rejection of additional executory contracts or unexpired leases; (5) the determination as to the value of any collateral securing claims; (6) proofs of claim; or (7) other events. Payment terms for these amounts, which are considered long-term liabilities at this time, will be established in connection with the Chapter 11 Cases.

     The principal categories of claims classified as Liabilities Subject to Compromise in the Chapter 11 Cases are identified below: (amounts in thousands)


                                                              December 30, 2000
                                                              -----------------
       Accounts payable                                             $ 25,856
       Accrued expenses                                                2,717
       Provision for rejected contracts                                3,142
       Senior notes, net of discount including $7,480
         accrued interest                                            131,266
       Other long-term debt and capital lease obligations              7,843
                                                                    --------
                                                                    $170,824
                                                                    ========


     The Company has received approval from the Bankruptcy Court to pay pre-petition and post-petition employee wages, salaries, benefits and other employee obligations, to pay vendors and other providers in the ordinary course for goods and services received from April 5, 2000 and to honor customer service programs, including warranties and returns. These items are recorded as accrued expenses not subject to compromise.

5. REORGANIZATION ITEMS, RESTRUCTURING EXPENSES AND IMPAIRMENT OF LONG-LIVED ASSETS.

General

     In the last quarter of 1999 and in fiscal 2000, we have recorded charges relating to store closings, to impairment of long-lived assets and to expenses incurred in the Chapter 11 Cases. Generally accepted accounting principles require different presentations depending on whether we incurred the cost before or after the filing of the Chapter 11 Cases.

Impairment of Fixed Assets and Restructuring Expenses

     We have recorded charges for impairment of fixed assets and restructuring expenses in connection with stores closed before the filing of the Chapter 11 Cases. Emerging Issues Task Force Issue 94-03, "Liability Recognition for Certain Employee Termination Benefits to Exit an Activity (Including Certain Costs Incurred in a Restructuring)", requires that we present these charges as components of operating income.

     In connection with stores closed after the filing of the Chapter 11 Cases, we have recorded charges for impairment of fixed assets and for restructuring expenses. All expenses of this nature incurred after the first quarter of 2000 have been presented as reorganization items, below operating income.

Summary of Restructuring Charges

     The table below summarizes charges for impairment of fixed assets and restructuring expenses incurred in the fourth quarter 1999 and the first quarter 2000. These charges were incurred before the Company began the Chapter 11 Cases:
(amounts in thousands)

                                       Fourth Quarter 1999    First Quarter 2000
                                       -------------------    ------------------
      Impairment of fixed assets               $1,952                 $2,684

      Restructuring expense
        Provision for rejected leases          $ --                   $1,362
        Other store closing costs                --                      239
                                               ------                 ------
                                               $ --                   $1,601
                                               ======                 ======

     Impairment and restructuring charges incurred after the first quarter of 2000 are considered reorganization items and are presented below operating income.

Summary of Reorganization Items

     Results for fiscal 2000 include charges which were incurred after the Company filed the Chapter 11 Cases. Expenses related to the reorganization process and the Chapter 11 Cases are considered reorganization items. The table below summarizes these charges: (amounts in thousands)

                                                           2000
                                                      -------------
       Impairment of goodwill                            $ 100,805
       Impairment of fixed assets                           12,000
       Provision for rejected leases                         1,920
       Other store closing costs                               670
       Professional fees                                     3,421
       Retention bonuses                                     2,173
       Interest income on accumulated cash                    (144)
       Other reorganization costs                              694
                                                         ---------
                                                         $ 121,539
                                                         =========

     The following represents activity in the restructuring and reorganization provisions during 2000: (amounts in thousands)

                                                                  Accrued at
                            Charged to expense      Paid      December 30, 2000
                            ------------------      ----      -----------------

Restructuring and
  reorganization items            $8,505           $3,778          $4,727

Impairment of Long-Lived Assets

     Due to continuing negative cash flows, coupled with the possible sale or disposition of certain Company assets, we recorded a noncash charge of $100.8 million for the impairment of goodwill associated with the acquisition of Frame-n-Lens Optical, Inc., New West Eyeworks, Inc. and Midwest Vision, Inc. ("Acquired Entities"). In addition, we recorded a noncash charge of $10.6 million to reflect the impairment of fixed assets associated with the Acquired Entities.

     The Company terminated ten leases governing all of the Company's units located in Meijer Thrifty Acre locations. The Company recorded a noncash pre-tax charge of $987,000 in 2000 related to the impairment of leasehold improvements and furniture and fixtures in the Meijer locations.

     In the second quarter of 2000, the Company reached an agreement with Wal-Mart Stores, Inc. to terminate its 72 leases governing all of the Company's units located in Sam's Club locations. Pursuant to this agreement, the Company turned over all such locations to Wal-Mart Stores by September 1, 2000. The
Company received no proceeds from Wal-Mart for the early termination, and Wal-Mart will waive all claims for rent under the leases for the balance of the original lease term. The Company recorded a noncash pre-tax charge of $367,000 related to the impairment of leasehold improvements and furniture and fixtures in the Sam's Club locations.

     A summary of the impairment charges recorded since filing the Chapter 11 Cases follows: (amounts in thousands)

                      Impairment of goodwill:
                             Frame-n-Lens                 $ 38,318
                             New West Eyeworks              60,610
                             Midwest Vision                  1,877
                                                          --------
                    Total goodwill impairment             $100,805
                                                          ========

                    Impairment of fixed assets:
                             Frame-n-Lens                 $  4,792
                             New West Eyeworks               5,186
                             Midwest Vision                    668
                             Meijer Thrifty Acre               987
                             Sam's Club                        367
                                                          --------
                     Total fixed asset impairment         $ 12,000
                                                          ========

     We periodically evaluate the carrying value of long-lived assets based on the expected future undiscounted operating cash flows of the related business unit. As part of the reorganization process, we may decide to sell or otherwise dispose of assets for amounts other than those reflected in the Consolidated Financial Statements, which may result in further impairment of long-lived assets.

     In addition to the impairment of goodwill and fixed assets, the Company recorded adjustments to inventory of $1.1 million and to accounts receivable of $0.5 million to adjust the carrying value to net realizable value. These charges were included in cost of goods sold and SG&A expense, as appropriate.

6. SUBSEQUENT EVENTS

     In March 2001, the Company filed a plan of reorganization with the Bankruptcy Court. Major provisions of the plan are as follows:

o Unsecured creditors will receive 12% secured notes with a face value of $120 million and equity in the Reorganized Company. This proposed settlement is less than 100% of the face value of this debt.
o The existing Common Stock will be cancelled and current shareholders will not receive a distribution for their interests.
o The freestanding operations will be disposed of either by sale or abandonment, prior to emergence from Bankruptcy.

     In February 2001, the Company signed a purchase agreement to sell the assets of its freestanding locations and the Fullerton, California laboratory for $8.5 million. The sale is expected to close in April 2001.

     Freestanding operations include the remaining 226 freestanding locations acquired from Midwest Vision, Inc. ("Midwest"), Frame-n-Lens Optical, Inc. ("Frame-n-Lens"), and New West Eyeworks, Inc. ("New West") and the Fullerton, California laboratory and administrative facility. The assets to be disposed of consist primarily of inventory, fixed assets and a California HMO license. The principal liability of this division is rent obligations that will either be assumed by the purchaser or rejected through the Company's Chapter 11 proceedings.

     Pro forma unaudited financial results of operations are presented below, as if the freestanding operations were disposed of at the beginning of the periods presented. The pro forma results presented include certain adjustments and estimates by management. The pro forma information does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the Company without the freestanding operations.

                                             2000        1999       1998
                                           --------    --------   --------
   Net sales                               $246,915    $247,875   $209,220
   Gross profit                            $133,481    $134,057   $112,509
   Operating income                        $ 13,493    $ 12,230   $ 11,424
   EBITDA prior to significant provisions  $ 25,833    $ 26,021   $ 23,751

     EDITDA is calculated as operating income before interest, taxes, depreciation and amortization. EBITDA prior to significant provisions is calculated as EBITDA prior to Restructuring Expense, Reorganization Items, Extraordinary Items, Cumulative Effect and the 1999 provisions for receivables of $1.3 million.


7.   WAL-MART MASTER LICENSE AGREEMENT AND OTHER AGREEMENTS

     Wal-Mart Agreement
     ------------------

     In 1994, the Company and Wal-Mart replaced their original agreement with a new master license agreement (the "Wal-Mart Agreement"), which increased minimum and percentage license fees payable by the Company and also granted the Company the opportunity to operate up to 400 vision centers in existing and future Wal-Mart stores (395 vision centers were in operation under the Wal-Mart Agreement at fiscal year end 2000). In January 1995, the Company made a lump sum payment in exchange for such opportunity. The payment is being amortized over the initial term of the vision centers opened subsequent to January 1, 1995. Each vision center covered by the Wal-Mart Agreement has a separate license. Pursuant to the Wal-Mart Agreement, the term of each such license is nine years with a renewable option for one additional three-year term. Percentage license fees remain the same over the nine-year base term and three- year option term, whereas minimum license fees increase during the three-year option term.

     Consulting and Management Agreement
     -----------------------------------

     Among other things, the Wal-Mart Agreement requires an independent, licensed optometrist to practice adjacent to or near each of the Company's vision centers for at least 48 hours per week. In 1990, the Company entered into a long-term consulting and management service agreement, as amended, with two companies (Eyecare Leasing, Inc. ("ELI") and Stewart-Phillips, Inc. ("SPI")) jointly owned by two shareholders to recruit such optometrists for certain of its vision centers. Subject to applicable state regulations, this agreement, among other things, required the Company to provide space and certain equipment to the optometrists for which the optometrists pay the Company an occupancy fee. In exchange for their services, ELI and SPI received certain fees under the agreement. The net payments offset occupancy expense incurred by the Company. Occupancy expense is a component of cost of goods sold.

     In January 1997, the Company completed various transactions related to its relationship with each of ELI and SPI. The transactions involved the termination of such consulting agreement and transfer of the responsibilities of ELI and SPI to a subsidiary of the Company. As a result of these transactions, the Company acquired the right to the payments which otherwise would have been made to ELI and SPI under the consulting agreement. The aggregate cost of the transactions was $4.6 million, which was capitalized as an intangible asset and is being amortized over the remaining life of the original term of vision center leases. The Company made a lump sum payment of $500,000 at closing and entered into promissory obligations for the balance, payable over a 12-year period at 6.4% interest.

     Mexico Agreement
     ----------------

     In 1994, the Company opened 8 vision centers in stores owned and operated by Wal-Mart de Mexico, S.A. de C.V. ("Wal-Mart de Mexico"). In 1995, the Company completed the negotiation of a master license agreement governing these vision centers. Pursuant to this agreement, each vision center has an individual base term of five years from the date of opening, followed by two options (each for two years), and one option for one year. Each party has the right to terminate a location which fails to meet specified sales levels. The agreement provides for annual fees based on a minimum and percentage of sales. The agreement also gives the Company a right of first refusal to open vision centers in all stores in Mexico owned by Wal-Mart de Mexico. As of December 30, 2000, the Company operated 27 vision centers in Wal-Mart de Mexico stores.

     Fred Meyer
     ----------

     The Company operates 56 leased vision centers in stores owned by Fred Meyer pursuant to a master license agreement. The agreement provides for minimum and percentage rent and other customary terms and conditions. The term of the agreement is for five years (expiring December 31, 2003), with a five-year option.

8.   ACQUISITIONS

     On July 28, 1998, the Company acquired all the outstanding capital stock of Frame-n-Lens Optical, Inc. ("Frame-n-Lens") in a transaction accounted for as a purchase business combination. Prior to the acquisition, Frame-n-Lens operated approximately 280 retail optical centers in 23 states. The aggregate purchase price was $50 million of which $23 million was paid in cash and additional borrowings from the Company's credit facilities, $24 million was assumed in debt and liabilities, and $3 million was established as a deferred purchase obligation to be paid in quarterly installments over six years.

     The Company has deposited installment payments of the deferred purchase obligation into a separate company bank account. As of December 30, 2000, the Company had deposited a total of $914,000 which is included in the Company's cash balance. The Company has the right to withhold payment of the deferred purchase obligation based upon the identification of any undisclosed liabilities. The Company is currently defending a class-action lawsuit which was filed against Frame-n-Lens and which was not disclosed to the Company at the time of acquisition. Although management cannot predict the outcome of this litigation, we believe that the amount accrued for the deferred purchase obligation will be sufficient to cover any costs incurred related to this lawsuit.

     The excess of cost over fair value of assets acquired was $41 million, and was being amortized over 30 years using the straight-line method. In the third quarter of 2000, the Company determined that the goodwill associated with the Frame-n-Lens acquisition was impaired, resulting in a charge of $38.3 million in 2000. Frame-n-Lens' financial position and results of operations are included with those of the Company for the periods subsequent to the date of the acquisition. In November 2000, the Company decided to dispose of the remaining locations acquired from Frame-n-Lens. (See Note 6.)

     On October 23, 1998, the Company acquired all the outstanding capital stock of New West Eyeworks, Inc. ("New West") in a transaction accounted for as a purchase business combination. Prior to the acquisition, New West operated approximately 175 retail optical centers in 13 states. The aggregate purchase price was $79 million, including the assumption of certain indebtedness and acquisition-related expenses which were paid with a portion of the proceeds of the Company's 12 3/4% Senior Notes due 2005 (the "Notes") (See Note 10 to Consolidated Financial Statements). In September 1999, the Company sold the Tempe manufacturing facility acquired from New West Eyeworks for approximately $1 million.

     The excess of cost over fair value of the assets acquired was $64 million and was being amortized over 30 years using the straight-line method. In the third quarter of 2000, the Company determined that the goodwill associated with the New West acquisition was impaired, resulting in a charge of $60.6 million in 2000. New West's financial position and results of operations are included with those of the Company in the period subsequent to the date of the acquisition. In November 2000, the Company decided to dispose of the freestanding locations acquired from New West. (See Note 6.)

     The following summary prepared on an unaudited basis presents the results of operations of the Company combined with Frame-n-Lens and New West as if the acquisitions had occurred at the beginning of 1998, after the impact of certain adjustments. These adjustments include 1) the cost savings related to the consolidation of duplicative manufacturing and administrative support facilities, 2) the amortization of goodwill, 3) increased interest expense on the acquisition debt, 4) elimination of interest on debt repaid with proceeds from the Notes, and 5) the related income tax effects: (amounts in thousands, except per share amounts)


                                                               January 2,
                                                                  1999
                                                               (unaudited)
                                                               -----------
 Net sales                                                     $  325,670
 Operating income                                              $   15,831
 Net loss                                                      $   (2,811)
 Loss per share                                                $    (0.13)
--------------------------------------------------------------------------------

     The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had occurred as of the beginning of the period presented.

     In October 1997, the Company acquired all the outstanding common stock of Midwest Vision, Inc. ("Midwest") in a transaction accounted for as a purchase business combination. Midwest's financial position and results of operations are included with those of the Company in the period subsequent to the date of acquisition. Prior to the acquisition, Midwest operated 51 retail optical centers in Minnesota, Wisconsin, Iowa and North Dakota. The aggregate purchase price was approximately $5 million, including assumed long-term debt of approximately $1 million. The excess of cost over fair value of the assets acquired was $2 million and was being amortized on a straight-line basis over 15 years. In the third quarter of 2000, the Company determined that the goodwill associated with the Midwest acquisition was impaired, resulting in a charge of $1.9 million in 2000.

     The purchase price was paid in cash of $2 million, a note payable of $0.6 million and 110,975 shares of the Company's common stock. In addition, the Company issued a put option to the seller, entitling the seller to put 100,000 of such shares to the Company at $9.00 per share in January 2000. Subsequent to January 1, 2000, the seller exercised the put option. The Company has not paid this obligation. Any claims asserted by the seller will be addressed during the Company's Chapter 11 proceedings. The additional obligation has been reflected in Liabilities Subject to Compromise in the Consolidated Balance Sheets.

9.   INVENTORY

     The Company classifies inventory as finished goods if such inventory is readily available for sale to customers without assembly or value added processing. Finished goods include contact lenses, over the counter sunglasses and accessories. The Company classifies inventory as raw materials if such inventory requires assembly or value added processing. This would include grinding a lens blank, "cutting" the lens in accordance with a prescription from an optometrist, and fitting the lens in a frame. Frames and uncut lens are considered raw materials. A majority of the Company's sales represent custom orders; consequently, the majority of the Company's inventory is classified as raw materials.

     Inventory  balances,  by  classification,  may  be  summarized  as follows:
(amounts in thousands)

                                               2000           1999
                                            ---------      ---------
 Raw materials                              $  22,175      $  24,408
 Finished goods                                 8,153          8,804
 Supplies                                       1,150          1,161
                                            ---------      ---------
                                            $  31,478      $  34,373
                                            =========      =========

10.  LONG-TERM DEBT

     All of the Company's unsecured debt is considered part of Liabilities Subject to Compromise in the Consolidated Balance Sheets (See Note 4) and may be settled at less than face value. All interest accruals and payments on unsecured debt were suspended upon filing the Chapter 11 Cases. No principal or interest payments will be made on unsecured debt until approved by the Bankruptcy Court.

Debtor-in-Possession Financing

     On May 9, 2000, the Bankruptcy Court approved an order permitting the Company to enter into a $25 million debtor-in-possession credit facility with Foothill Capital Corporation (the "DIP Facility"). The DIP Facility (which replaced the Company's prior secured credit facility with Foothill Capital Corporation) consists of a $12.5 million term loan and $12.5 million revolving credit facility. The Company paid professional fees, organization fees and waiver fees of $500,000 to convert the previous Foothill Credit Facility to the DIP Facility. As of December 30, 2000, the Company had borrowed a total of $12.9 million (inclusive of the $12.5 million term loan portion) under the DIP Facility.

     The DIP Facility contains customary terms and conditions. It expires on May 31, 2001. The DIP Facility further provides that:

o The Company must maintain a rolling twelve month EBITDA of no less than $15 million, calculated prior to restructuring charges, reorganization items, extraordinary losses and store impairment reserves.

o The $12.5 million term loan portion of the DIP Facility bears interest at 15% per annum.

o Interest rates on the revolver portion of the DIP Facility are based on either the Wells Fargo Bank, N.A. Base Rate plus 2% or the Adjusted Eurodollar Rate plus 3.25%.

o Availability under the DIP Facility is limited to certain percentages of accounts receivable and inventory, subject to other limitations based on rolling 60-day cash collections.

Although the  Company  is  currently  in  compliance  with the  terms of the DIP
     Facility, a continuation of negative sales and cash flow trends could cause the Company to breach the EBITDA covenant.

     The Company believes that the DIP Facility should provide it with adequate liquidity to conduct its operations while it awaits confirmation of its reorganization plan. The Company is currently working with Foothill to establish a revolving credit facility which will be available upon exiting from bankruptcy (the "Exit Facility"). The Exit Facility will replace the current DIP Facility and should provide the Company with adequate liquidity to conduct its operations upon emergence from bankruptcy. However, the Company's liquidity, capital resources, results of operations and ability to continue as a going concern are subject to known and unknown risks and uncertainties.

     Foothill Credit Facility
     ------------------------

     On November 12, 1999, the Company replaced its prior secured credit facility with a new $25.0 million secured credit facility with Foothill Capital Corporation (the "Foothill Credit Facility"). The Foothill Credit Facility consists of a $12.5 million term loan and a $12.5 million revolver.

     The proceeds of the Foothill Credit Facility were available for making the October 15, 1999 payment under the Senior Notes, refinancing existing debt, working capital, and general corporate purposes. All obligations of the Company under the Foothill Credit Facility were unconditionally and irrevocably guaranteed jointly and severally by certain of the Company's subsidiaries.

     The revolver under the Foothill Credit Facility carried interest rates equal to, at the option of the Company, either (i) Foothill's Reference Rate plus 2.00% or (ii) the LIBOR rate plus 3.25%. The term loan portion bore interest at the rate of 15% per annum.

     The Company filed for protection under Chapter 11 of the Bankruptcy Code on April 5, 2000 and negotiated with Foothill to establish the DIP Facility. The DIP Facility, which was approved by the Bankruptcy Court in May 2000, replaced the Foothill Credit Facility.

     The Company paid approximately $715,000 and $811,000 in various fees related to its various credit facilities in 2000 and 1999, respectively.

     Senior Notes
     ------------

     On October 8, 1998, the Company issued $125 million 12 3/4% Senior Notes due 2005 (the "Notes") pursuant to Rule 144A of the Securities Act. The Notes, which were sold at a discount for an aggregate price of $123.6 million, require semiannual interest payments commencing on April 15, 1999. The Notes were issued pursuant to an indenture containing customary provisions including: limitations on incurrence of additional indebtedness; limitations on restricted payments; limitations on asset sales; payment restrictions affecting subsidiaries; limitations on liens; limitations on transactions with affiliates; and other customary terms.

     A portion of the proceeds from the Notes was utilized to extinguish outstanding indebtedness on the Company's existing credit facility (such credit facility was terminated simultaneously with the repayment), with the remainder to be utilized to complete the acquisition of New West and pay for miscellaneous expenses related to the acquisitions of Frame-n-Lens and New West.

     In anticipation of the Notes offering, the Company entered into three anticipatory hedging transactions with a notional amount of $100 million. The interest rates on these instruments were tied to U.S. Treasury securities and ranged from 5.43% to 5.62%. The Company settled these transactions for approximately $4.6 million. The settlement costs were being treated as deferred financing costs amortized over the life of the Notes; however, the Company stopped amortizing these deferred financing costs upon filing the Chapter 11 Cases. When the senior notes are approved as an allowed claim by the Bankruptcy Court, these deferred financing costs, along with the Bond discount of $1.2 million, will adjust the carrying value of the notes to the allowed value. Any gain or loss will be recognized as a reorganization item at that time.

     Unsecured Notes
     ---------------

     The Company entered into unsecured promissory notes relative to various transactions completed with the Frame-n-Lens and New West acquisitions in 1998 and the ELI and Midwest Vision acquisitions in 1997 (See Note 8). The notes are fixed rate instruments, with rates ranging from 6.4% to 8.5%. The future scheduled contractual principal payments for the Company's borrowings (which are subject to being restructured in connection with the Chapter 11 Cases) were as follows at December 30, 2000: (amounts in thousands)

                                                 Contractual
                                              Principal Payments
                                              ------------------
 2001                                           $   14,303
 2002                                                  545
 2003                                                  373
 2004                                                  373
 2005                                                  373
 Thereafter                                        128,752
                                                -----------
                                                $  144,719
                                                ===========
     Long-Term Debt Balances
     -----------------------

     Long-term debt obligations, exclusive of capital lease obligations, at December 30, 2000 and January 1, 2000 consisted of the following: (amounts in thousands)

                                                                2000               1999
                                                             ---------          ----------
        12 3/4% Senior Notes Due 2005                        $125,000           $ 125,000
        Discount on 12 3/4 % Senior Notes                      (1,214)             (1,253)
        Borrowings under Foothill Credit Facility                  --              19,292
        Borrowings under DIP Facility                          12,911                  --
        Other promissory notes                                  6,808               7,586
                                                             ---------          ---------
                                                             $143,505           $ 150,625
        Less: Borrowings not subject to compromise
              classified as current                            12,911              20,154
                                                             ---------          ---------
        Long-term debt subject to compromise                 $130,594           $ 130,471
                                                             =========          =========

     As of December 30, 2000, the Company had borrowed $12.9 million under the DIP Facility at a weighted average interest rate of 15%. The aggregate fair value of the Company's long-term debt obligation under the DIP Facility is estimated to approximate its carrying value.

11.      EXTRAORDINARY ITEM

     In 2000, the Company recorded an extraordinary loss of $827,000 as a result of refinancing the Company's Foothill Credit Facility. In 1999, the Company recorded an extraordinary loss of $406,000 as a result of refinancing the previous secured credit facility. Both refinancings necessitated the write-off of capitalized costs associated with the previous facilities. Because of the Company's decision to fully reserve for the Company's 2000 and 1999 tax benefit, the net tax effect on these extraordinary items is zero.

12.   FINANCIAL INFORMATION OF GUARANTORS

     The Company's wholly owned domestic subsidiaries, Midwest Vision, Inc.; NVAL Healthcare Systems, Inc.; International Vision Associates, Ltd.; Frame-n-Lens Optical, Inc.; Vision Administrators, Inc.; Family Vision Centers, Inc.; New West Eyeworks, Inc.; Alexis Holdings Company, Inc.; and Vista Eyecare Network, LLC (collectively, the "Guarantors"), have guaranteed on a senior unsecured basis, jointly and severally, the payment of the principal of, premium, if any, and interest on the Notes. Combined summarized financial information of the Guarantors is presented below: (amounts in thousands)

 For the years ending:             December 30, 2000         January 1, 2000        January 2, 1999
                                   -----------------         ---------------        ---------------
 Net sales                           $   77,004                $  123,090              $   49,904
 Gross profit                        $   41,772                $   63,747              $   21,545
 Net loss                            $ (133,126)               $  (10,151)             $   (2,861)

                                   December 30, 2000         January 1, 2000        January 2, 1999
                                   ------------------        ---------------        ---------------
 Current assets                      $   13,963                $   14,287              $  22,080
 Noncurrent assets                   $    2,989                $   16,574              $  15,832
 Current liabilities                 $    3,288                $   25,742              $  18,979
 Noncurrent liabilities              $    3,554                $    3,265              $   3,748


13.   COMMITMENTS AND CONTINGENCIES

     The Company incurred liabilities prior to the commencement of the Chapter 11 Cases (Liabilities Subject to Compromise), including claims arising out of rejections of leases for real property. These liabilities consist primarily of amounts outstanding under long-term debt and also include accounts payable, accrued interest, accrued restructuring costs and other accrued expenses. These amounts represent the Company's estimate of known or potential claims to be resolved in the Chapter 11 Cases. Such claims remain subject to future adjustments. Adjustments may result from (1) negotiations; (2) actions of the Bankruptcy Court; (3) further development with respect to disputed claims; (4) future rejection of additional executory contracts or unexpired leases; (5) the determination as to the value of any collateral securing claims; (6) proofs of claim; or (7) other events. Payment terms for these amounts, which are considered long-term liabilities at this time, will be established in connection with the Chapter 11 Cases. As part of the disposition of the freestanding locations, the Company expects to either assign or reject all freestanding location leases, including the Fullerton, California facility lease.

     Non-cancellable Operating Lease and License Agreements
     ------------------------------------------------------

     As of December 30, 2000, the Company is a lessee under non-cancellable operating lease agreements for certain equipment which expire at various dates through 2003. Additionally, the Company is required to pay minimum and percentage license fees pursuant to certain commercial leases and pursuant to its agreements with its host store companies.

     Effective December 20, 1991, the Company entered into a lease agreement with Wal-Mart for approximately 66,000 square feet of corporate office space. The term of the lease is ten years with a renewal option of seven years. The Company paid Wal-Mart approximately $215,000 annually in rental fees in 2000, 1999 and 1998.

     In connection with its acquisition of Midwest Vision, Inc. (See Note 8), the Company entered into a ten-year lease for administrative headquarters and an optical laboratory located in St. Cloud, Minnesota. The facility is leased from the former owner of Midwest Vision. Lease expense on the headquarters and laboratory is approximately $6,667 monthly which, in the opinion of management, represents a fair market lease rate. Additionally, the Company assumed operating lease agreements in connection with 51 freestanding locations obtained from the acquisition. Lease expense on these leases is approximately $64,000 monthly.

     In connection with its  acquisitions of Frame-n-Lens and New West (See Note
8), the Company assumed operating lease agreements in connection with approximately 280 and 175 vision centers, respectively, obtained from the acquisitions. Through the Frame-n-Lens acquisition, the Company assumed a lease for a manufacturing and distribution facility located in Fullerton, California. This facility is subject to a lease with a term expiring on August 31, 2006. Lease expense is $408,000 annually for this facility.

     Aggregate future minimum payments under the license and lease arrangements that will not be assigned or rejected in the Bankruptcy proceedings are as follows: (amounts in thousands)

                  Fiscal Year                Leases             Leases
                  -----------                ------             ------

                     2001                    $ 131           $  21,026
                     2002                       12              18,188
                     2003                        -              10,567
                     2004                        -               6,307
                     2005                        -               4,778
                  Thereafter                     -               6,336
                                             ------          ---------
 Total minimum lease payments                  143           $  67,202
 Less amounts representing interest              7           =========
                                             ------

 Present value of minimum capital lease
    payments                                   136
 Less current installments of obligations
    under capital leases                       124
                                             ------
 Obligations under capital leases
    excluding current installments           $  12
                                             ======

     Total rental expenses related to cancellable and non-cancellable operating leases were approximately $41.0 million, $43.1 million and $30.1 million for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

     Guy Laroche and Gitano Trademark Licenses
     -----------------------------------------

     The Company has a license agreement with Guy Laroche of North America, Inc., giving the Company the right to use the trademark "Guy Laroche" in its vision centers in North America. The agreement requires the Company to pay minimum and percentage royalties on retail and wholesale sales. The Guy Laroche agreement, as amended, expires on December 31, 2001. Under the Guy Laroche agreement, the Company paid $310,000, $310,000 and $389,000 in fees during 2000, 1999 and 1998, respectively.

     In 2000,  1999 and 1998,  the Company paid $34,000,  $53,000,  and $96,000, respectively, in fees to Gitano, Inc. and its successors in connection with a license agreement which gave the Company the right to use the "Gitano" trademark in its vision centers.

       Change in Control and Other Arrangements
       ----------------------------------------

     There are agreements between the Company and twelve of its officers which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company other than because of death or disability commencing prior to a threatened change in control (as defined), or for cause (as defined), or by the officer as the result of a voluntary termination (as defined). Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to up to three times the officer's annual rate of base salary. The term of each agreement is for a rolling three-years unless the Company gives notice that it does not wish to extend such term, in which case the term of the agreement would expire three years from the date of the notice.


14.  INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS No. 109) "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. The components of the net deferred tax assets are as follows: (amounts in thousands)

                                             December 30,        January 1,
                                                 2000               2000
                                           ----------------   ----------------

 Total deferred tax liabilities                $   (6,053)         $ (8,980)
 Total deferred tax assets                         23,773            17,918
 Valuation allowance                              (17,335)           (8,553)
                                                ---------          ---------
 Net deferred tax asset                        $      385          $    385
                                               ==========          =========

     The sources of the difference between the financial accounting and tax basis of the Company's liabilities and assets which give rise to the deferred tax liabilities and deferred tax assets and the tax effects of each are as follows: (amounts in thousands)


                                             December 30,        January 1,
                                                 2000               2000
                                           ----------------   ----------------
 Deferred tax liabilities:
   Depreciation                                $   2,875          $   4,935
   Reserve for foreign losses                      2,218              2,218
   Other                                             960              1,827
                                               ---------          ---------
                                               $   6,053          $   8,980
                                               =========          =========
 Deferred tax assets:
   Accrued expenses and reserves               $   5,929           $  3,206
   Inventory basis differences                       334                171
   Net operating loss carryforwards               14,222             10,698
   Alternative minimum tax                         2,062              2,062
   Other                                           1,226              1,781
                                               ---------          ---------

                                               $  23,773          $  17,918
                                               =========          =========

     The consolidated  provision  for income  taxes  consists of the  following:
(amounts in thousands)

                                                 Year Ended
                                  -------------------------------------------
                                   December 30,     January 1,    January 2,
                                      2000             2000          1999
                                      ----             ----          ----
 Current:
    Federal                         $      0         $     0        $  1,426
    State                                  0               0             191
                                    --------         -------        --------
                                           0               0           1,617
                                    --------         -------        --------
 Deferred:
    Federal                                0               0             338
    State                                  0               0              82
                                    --------         -------        --------
                                           0               0             420
                                    --------         -------        --------
 Total Provision for Income         $      0         $     0        $  2,037
   Taxes                            ========         =======        ========

     The tax expense differs from the amounts resulting from multiplying income before income taxes by the statutory federal income tax rate for the following reasons: (amounts in thousands)

                                                                                  Year Ended
                                                               -------------------------------------------------
                                                               December 30,       January 1,         January 2,
                                                                  2000               2000               1999
                                                               ----------         ----------         ----------
 Federal income tax/(benefit) provision at statutory rate       $(46,148)          $ (5,971)           $  1,853
 State income taxes, net of federal income tax benefit            (3,393)              (439)                180
 Foreign losses not deductible for U.S. federal tax purposes          13                  3                  37
 Change in valuation allowance for U.S. federal and state taxes    8,782              5,182                 (548)
 Nondeductible goodwill                                           38,640              1,425                  292
 Other, net                                                        2,106               (200)                 223
                                                                --------           --------             -------
                                                                $     0            $      0            $  2,037
                                                                ========           ========             ========


     At December 30, 2000, the Company had U.S. regular tax net operating loss carryforwards of approximately $37.4 million that can reduce future federal income taxes. If not utilized, these carryforwards will expire beginning in 2007. The Company also has non-expiring alternative minimum tax credit carryforwards of $2.1 million available to offset future regular taxes.

     On July 28, 1998, the Company acquired all of the outstanding capital stock of Frame-n-Lens. The Company accounted for the acquisition as a purchase, with the excess of the purchase price over the fair value of the net assets acquired to be allocated to goodwill. Frame-n-Lens had net operating loss carryforwards of $1.4 million.

     On October 25, 1998, the Company acquired all of the outstanding common stock and common stock equivalents of New West. The Company accounted for the acquisition as a purchase, with the excess of the purchase price over the fair value of the net assets acquired to be allocated to goodwill. New West had net operating loss carryforwards of $5.5 million and $4.9 million for regular tax and alternative minimum tax purposes, respectively, which begin to expire in 2006. These net operating losses are subject to limitations from a prior ownership change.

     As a result of an examination by the Internal Revenue Service ("IRS") of the Company's 1992 tax return, the Company adjusted its net operating carryforward loss by $314,000. The agreement between the Company and the IRS was reached in February 1998 for which no income tax was due or receivable. The Company reduced its valuation allowance by approximately $3.3 million and increased additional paid-in-capital for this benefit.

     At December 30, 2000, the Company recorded an additional valuation allowance of $8.8 million due to the uncertainty of the realizability of the current year net operating losses.

     The Company's net operating loss carryforwards of $37.4 million at December 30, 2000, could be limited in the event of a greater than 50% change in stock ownership of the Company. The limitation would be based on the stock value and the Federal Exempt Tax Rate on the date of ownership change. These limitations could create a cap on the amount of the NOLs that would be deductible each year going forward until the amount is depleted or the time limitation on the NOLs expires.

     In Mexico, the location of the Company's foreign operations, the Company pays the greater of its income tax or an asset tax. Because the Company has operating losses in Mexico, the Company pays no income tax, but it is subject to the asset tax. Therefore, no provision for income taxes has been made on the Company's books for its operations in Mexico.

15.  EARNINGS PER COMMON SHARE

     Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed as basic earnings per common share, adjusted for outstanding stock options that are dilutive. The computation for basic and diluted earnings per share may be summarized as follows: (amounts in thousands except per share information)

                                                                          2000          1999         1998
                                                                       -----------    ----------    ----------
Earnings/(loss) before extraordinary loss and Cumulative Effect
   and change in accounting principle                                  $  (135,675)   $  (17,156)   $    3,414
Extraordinary loss, net                                                       (827)         (406)            0
Cumulative effect, net                                                      (3,378)            0             0
                                                                       -----------    ----------    ----------
Net earnings/(loss)                                                    $  (139,880)   $  (17,562)   $    3,414
                                                                       ===========    ==========    ==========

Weighted shares outstanding                                                 21,169        21,068        20,949

Basic earnings/(loss) per share:
     Earnings/(loss) before extraordinary Item and cumulative effect   $     (6.41)   $    (0.81)   $     0.16
     Loss from extraordinary item                                            (0.04)        (0.02)         0.00
     Loss from cumulative effect                                             (0.16)         0.00          0.00
                                                                       -----------    ----------    ----------
     Net earnings/(loss) per basic share                               $     (6.61)   $    (0.83)   $     0.16
                                                                       ===========    ==========    ==========

Weighted shares outstanding                                                 21,169        21,068        20,949
Impact of dilutive options held by employees                                     0           110           285
                                                                       -----------    ----------    ----------
Aggregate shares outstanding                                                21,169        21,178        21,234
                                                                       ===========    ==========    ==========

Diluted earnings/(loss) per share:
     Earnings/(loss) before extraordinary item and cumulative effect   $     (6.41)   $    (0.81)   $     0.16
     Loss from extraordinary item                                            (0.04)        (0.02)         0.00
     Loss from cumulative effect                                             (0.16)         0.00          0.00
                                                                       -----------    ----------    ----------
     Net earnings/(loss) per diluted share                             $     (6.61)   $    (0.83)   $     0.16
                                                                       ===========    ==========    ==========


     Outstanding options with an exercise price below the average price of the Company's common stock have been included in the computation of diluted earnings per common share, using the treasury stock method, as of the date of the grant. In 1999, these options have been excluded from the calculation due to their anti-dilutive effect.

16.  SUPPLEMENTAL DISCLOSURE INFORMATION

     Supplemental disclosure information is as follows: (amounts in thousands)

     (i) Supplemental Cash Flow Information

                                        2000              1999              1998
                                        ----              ----              ----
            Cash paid for
              Interest                $ 2,729           $17,826           $2,257
              Income taxes                  -               495            1,918


     (ii) Supplemental Noncash Investing and Financial Activities

     The following information relates to the Frame-n-Lens and New West acquisitions in 1998 (See Note 8).

                                                                         1998
                                                                       --------

           Business acquisitions, net of cash acquired
              Fair value of assets acquired                           $  30,240
              Purchase price in excess of net assets acquired           104,813
              Liabilities assumed                                       (37,696)
                                                                      ---------
           Net cash paid for acquisitions                             $  97,357
                                                                      =========

    (iii) Supplemental Balance Sheet Information

     Significant components of accrued expenses and other current liabilities may be summarized as follows:

                                                                 2000              1999
                                                              ---------          --------
           Accrued employee compensation and benefits         $   5,859         $   6,343
           Accrued rent expense                                   3,758             4,047
           Accrued acquisition expenses                             546             1,678
           Accrued capital expenditures                               -             1,345
           Customer deposit liability (See Note 2)                3,282                 -


     (iv) Supplemental Income Statement Information

     The components of interest expense, net, may be summarized as follows:

                                                                 2000            1999             1998
                                                              ---------        --------         --------

           Interest expense on debt and capital leases        $   6,902       $  18,306         $  5,721
           Purchase discounts on invoice payments                   (86)            (37)            (509)
           Finance fees                                             881           1,158              407
           Interest income                                            -             (73)             (86)
           Other                                                     26             (25)               5
                                                              ---------        --------         --------
                                                              $   7,723       $  19,329         $  5,538
                                                              =========       =========         ========

17.  EQUITY TRANSACTIONS

     Employee Stock Option and Incentive Award Plan
     ----------------------------------------------

     In 1996, the Company adopted the Restated Stock Option and Incentive Award Plan (the "Plan") pursuant to which incentive stock options qualifying under
Section 422A of the Internal Revenue Code and nonqualified stock options may be granted to key employees. The Plan also provides for the issuance of other equity awards, such as awards of restricted stock. The Plan replaced and restated all the Company's prior employee stock option plans. The Plan was amended in 1999 to increase the number of shares under the Plan from 3,350,000 to 4,350,000. The Plan is administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee has the authority to determine the persons receiving options, option prices, dates of grants and vesting periods, although no option may have a term exceeding ten years. Options granted prior to 1996 have a term of five years.

     Directors' Stock Option Plan
     ----------------------------

     In April 1997, the Company adopted the Restated Non-Employee Director Stock Option Plan (the "Directors' Plan"), pursuant to which stock options for up to 500,000 shares of Common Stock may be granted to non-employee directors. The Directors' Plan replaced and restated the Company's prior non-employee director stock option plan. The Directors' Plan provides for automatic grants of options to purchase 7,500 shares of the Company's common stock to each non-employee director serving on the date of each annual meeting of shareholders, beginning with the 1997 annual meeting. No options were granted under this plan in 2000. Of the options previously granted, 50% of the shares under each option are exercisable on the second anniversary of the grant date, 75%in three years, and 100% in four years. All option grants are at exercise prices no less than the market value of a share of Common Stock on the date of grant and are exercisable for a ten-year period. Options granted under the predecessor stock option plan are exercisable for a five-year period. Options covering 69,375 shares under the Directors' Plan were exercisable at December 30, 2000.

     All Stock Option Plans
     ----------------------

     In 2000 and 1999, all exercise prices represent the estimated fair value of the Common Stock on the date of grant as determined by the Board of Directors. Of the options granted, 50% of the shares under each option are exercisable after two years from the grant date, 75% in three years, and 100% in four years.

     The Committee granted a stock option for 100,000 shares of the Company's common stock to one executive officer which became fully vested in 2000.

     Stock option transactions during the three years ended December 30, 2000 were as follows:

                                                        2000               1999                1998
                                                      -------           ---------           ---------
 Options outstanding beginning of year              2,615.421           2,582,380           2,294,203
 Options granted                                      431,200             928,060           1,171,750
 Options exercised                                      -                 (12,491)           (294,657)
 Options cancelled                                  (306,979)            (882,528)           (588,916)
                                                    ---------           ---------           ---------
 Options outstanding end of year                    2,739,642           2,615,421           2,582,380
                                                    =========           =========           =========
 Options exercisable end of year                    1,245,105             760,162             748,803
                                                    =========           =========           =========
 Weighted average option prices per share:
    Granted                                        $    1.989          $    4.893          $    5.030
    Exercised                                      $     -             $    4.500          $    4.989
    Cancelled                                      $    4.611          $    5.044          $    9.461
 Outstanding at year end                           $    4.409          $    4.832          $    4.881

 Options exercisable end of year                   $    4.570          $    4.369          $    4.973

     The Company applies the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The Company will continue to account for stock option awards in accordance with APB Opinion No. 25. Had compensation cost for the Plan been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below: (amounts in thousands except per share information)


                                         2000             1999            1998
                                       --------         --------        --------
 As reported:

   Net earnings / (loss)                $(139,880)      $(17,562)       $  3,414
                                       ==========       ========        ========

   Earnings / (loss) per share          $   (6.61)      $  (0.83)       $   0.16
                                       ==========       ========        ========
 Pro forma:

   Net earnings / (loss)                $(141,792)      $(19,266)       $  2,655
                                       ==========       ========        ========

   Earnings / (loss) per share          $   (6.70)      $  (0.91)       $   0.13
                                       ==========       ========        ========

     Basic and diluted earnings per share are the same for each year.

     The fair value of each option grant is estimated on the date of grant using
the  Black-Scholes   option-pricing   model.  The  following   weighted  average
assumptions were used in the model:

                                        2000              1999             1998
                                      -------           -------          -------

 Dividend yield                        0.00%             0.00%            0.00%

 Expected volatility                    142%               88%              76%

 Risk free interest rates              5.1 %              5.1%             4.9%

 Expected lives (years)                5.0                4.7              4.9


     The  following  table  shows  the  options   outstanding  and  the  options
exercisable with pertinent data related to each:

                                          Options Outstanding                  Options Exercisable
-------------------------------------------------------------------------------------------------------------
                                                      Weighted
                                                       Average        Weighted        Number        Weighted
                                       Number         Remaining        Average      Exercisable      Average
   Range of                          Outstanding      Contractual      Exercise        As of        Exercise
Exercise Prices                     as of 12/30/00       Life           Price         12/30/00        Price
--------------------------------------------------------------------------------------------------------------

$1.42 - $4.25                          950,499         7.88            $2.640         393,975         $3.002
$4.50 - $5.32                        1,222,832         7.17            $5.159         582,699         $5.075
$5.33 - $7.88                          566,361         4.97            $5.758         268,431         $5.773
------------------------------------------------------------------------------------------------------------
$1.42 - $7.88                        2,739,642         6.96            $4.409       1,245,105         $4.570


     Restricted Stock Awards
     -----------------------

     Restricted stock grants, with an outstanding balance of 106,000 shares at December 30, 2000, were awarded to certain officers and key employees which require five years of continuous employment from the date of grant before vesting and receiving the shares without restriction. The number of shares to be received without restriction is based on the Company's performance relative to a peer group of companies. For awards made in 1998, restricted shares, to the extent not awarded after five years, vest after ten years of employment. Unamortized deferred compensation expense with respect to the restricted stock was $302,000 at December 30, 2000 and January 1, 2000, and is being amortized over the five-year vesting period. Deferred compensation expense aggregated $131,000 and $120,000 in 1999 and 1998, respectively. Due to the value of the Company's stock and the uncertainties surrounding the Chapter 11 Cases, no compensation expense was recognized in 2000. There were no new grants or forfeitures of restricted stock in 1999 or 2000. A summary of restricted stock granted during 1998 is as follows:

                                                             1998
                                                           -------
 Shares granted                                             67,000
 Shares forfeited                                           15,000
 Weighted-average fair value of
    stock granted during year                              $  5.34

      Preferred Stock
     ---------------

     The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $1 per share, with such terms, characteristics and designations as may be determined by the Board of Directors. No such shares are issued and outstanding.


     Shareholder Rights Plan
     -----------------------

     In January of 1997, the Company's Board of Directors approved a Shareholders Rights Plan (the "Rights Plan"). The Rights Plan provides for the distribution of one Right for each outstanding share of the Company's Common Stock held of record as of the close of business on January 27, 1997 or that thereafter becomes outstanding prior to the earlier of the final expiration date of the Rights or the first date upon which the Rights become exercisable. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, at a price of $40.00 (the "Purchase Price"), subject to adjustment. The Rights are not exercisable until ten calendar days after a person or group (an "Acquiring Person") buys or announces a tender offer for 15% or more of the Company's Common Stock, or if any person or group has acquired such an interest, the acquisition by that person or group of an additional 2% of the Company's Common Stock. In the event the Rights become exercisable, then each Right will entitle the holder to receive that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) having a market value equal to the Purchase Price. If, after any person has become an Acquiring Person (other than through a tender offer approved by qualifying members of the Board of Directors), the Company is involved in a merger or other business combination where the Company is not the surviving corporation, or the Company sells 50% or more of its assets, operating income, or cash flow, then each Right will entitle the holder to purchase, for the Purchase Price, that number of shares of common or other capital stock of the acquiring entity which at the time of such transaction have a market value of twice the Purchase Price. The Rights will expire on January 26, 2007, unless extended, unless the Rights are earlier exchanged, or unless the Rights are earlier redeemed by the Company in whole, but not in part, at a price of $0.001 per Right. In February 1998, the Company's Board of Directors amended the Rights Plan effective March 1, 1998 to provide that Rights under this plan can be redeemed and certain amendments to this plan can be effected only with the approval of the Continuing Directors, which are defined in the Rights Plan as the current directors and any future directors that are approved or recommended by Continuing Directors.

     On April 22, 1999, the Company permitted a group, of which a director, Campbell B. Lanier, III, is a member, to acquire beneficial ownership of up to 25% of the Company's common stock without triggering the provisions of the Rights Plan. By an agreement dated as of September 9, 1999, the Company further permitted the same group to acquire up to 28% of the Company's common stock (inclusive of amounts previously purchased by the group) without triggering the provisions of the Rights Plan. The group agreed that, if it acquired more than 25% of the outstanding common stock of the Company, the group would vote such additional shares in the same ratio as all other shares voted by shareholders other than the members of the group and their affiliates.

     In 2000, the Company cancelled 10,000 shares of its Common Stock.

18.  SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

     Selected quarterly data for the Company for the fiscal years ended December 30, 2000 and January 1, 2000 is as follows: (amounts in thousands except per share information)

FISCAL 2000                                                           Quarter Ended
-------------------------------------------------------------------------------------------------------------------
                                                                  April 1      July 1    September 30  December 30
                                                                 ---------    ---------  ------------  -----------
Net sales                                                        $  83,180    $  78,783    $  75,578    $  70,153
Cost of goods sold                                                  36,745       36,287       36,338       34,088
                                                                 ---------    ---------    ---------    ---------
Gross profit                                                        46,435       42,496       39,240       36,065
Selling, general & administrative                                   45,759       42,424       41,646       36,535
Impairment on long-lived assets                                      2,684            0            0            0
Restructuring expense                                                1,601            0            0            0
                                                                 ---------    ---------    ---------    ---------
Operating income/(loss)                                             (3,609)          72       (2,406)        (470)
Interest expense                                                     5,330          917          721          755
                                                                 ---------    ---------    ---------    ---------
Earnings / (loss) before reorganization
   items and taxes                                                  (8,939)        (845)      (3,127)      (1,225)
Reorganization items                                                     0        4,379      114,521        2,639
                                                                 ---------    ---------    ---------    ---------
(Loss) before taxes, extraordinary loss
   and cumulative effect                                            (8,939)      (5,224)    (117,648)      (3,864)
Income tax expense                                                       0            0            0            0
                                                                 ---------    ---------    ---------    ---------
Earnings / (loss) before extraordinary
   loss and cumulative effect                                       (8,939)      (5,224)    (117,648)      (3,864)
Extraordinary loss, net                                                  0         (827)           0            0
Cumulative effect, net                                              (3,378)           0            0            0
                                                                 ---------    ---------    ---------    ---------
Net loss                                                         $ (12,317)   $  (6,051)   $(117,648)   $  (3,864)
                                                                 =========    =========    =========    =========

Basic earnings/(loss) per share:
  Earnings/(loss) before extraordinary
    item and cumulative effect                                   $   (0.42)   $   (0.25)   $   (5.56)   $   (0.18)
  Loss from extraordinary item                                        0.00        (0.04)        0.00         0.00
  Loss from cumulative effect                                         0.00         0.00         0.00        (0.16)
                                                                 ---------    ---------    ---------    ---------
  Net earnings/(loss) per basic share                            $   (0.42)   $   (0.29)   $   (5.56)   $   (0.34)
                                                                 =========    =========    =========    =========

Diluted earnings/(loss) per share:
  Earnings/(loss) before extraordinary
    item and cumulative effect                                   $   (0.42)   $   (0.25)   $   (5.56)   $   (0.18)
  Loss from extraordinary item                                        0.00        (0.04)        0.00         0.00
  Loss from cumulative effect                                         0.00         0.00         0.00        (0.16)
                                                                 ---------    ---------    ---------    ---------

  Net earnings/(loss) per diluted share                          $   (0.42)   $   (0.29)   $   (5.56)   $   (0.34)
                                                                 =========    =========    =========    =========

 FISCAL 1999                                                          Quarter Ended
-------------------------------------------------------------------------------------------------------------------
                                                   April 3             July 3         October 2        January 1
                                                ------------         ----------      -----------      -------------
Net sales                                        $ 86,634          $   82,531        $  83,262          $  76,628
Cost of goods sold                                 37,088              36,745           37,474             36,461
                                                 --------            --------          --------          --------
Gross profit                                       49,546              45,786           45,788             40,167
Selling, general, and administrative expense       42,446              42,937           45,355             46,424
Impairment loss on long-lived assets                   --                  --               --              1,952
                                                 --------            --------          --------          --------
Operating income/(loss)                             7,100               2,849              433             (8,209)
Interest expense, net                               4,665               4,743            4,809              5,112
                                                 --------            --------          --------          --------
Income/(loss) before income taxes                   2,435              (1,894)          (4,376)           (13,321)
Provision/(benefit) for income taxes                  970                (584)          (1,396)             1,010
                                                 --------            --------          --------          --------
Income/(loss) before extraordinary item             1,465              (1,310)          (2,980)           (14,331)
Extraordinary item, net of tax                         --                  --               --               (406)
                                                 --------            --------          --------          --------
Net income/(loss)                                $  1,465            $ (1,310)         $(2,980)          $(14,737)
                                                 ========            ========          ========          ========
Basic earnings/(loss) per common share:
 Earnings/(loss) before extraordinary item       $   0.07            $  (0.06)         $ (0.14)          $  (0.68)
 Extraordinary loss                                    --                  --               --              (0.02)
                                                 --------            --------          --------          --------
Net income/(loss)                                $   0.07            $  (0.06)         $ (0.14)          $  (0.70)
                                                 ========            ========          ========          ========
Diluted earnings/(loss) per common share:
 Earnings/(loss) before extraordinary item       $   0.07            $  (0.06)         $ (0.14)          $  (0.68)
 Extraordinary loss                                    --                  --               --              (0.02)
                                                 --------            --------          --------          --------
Net income/(loss)                                $   0.07            $  (0.06)         $ (0.14)          $  (0.70)
                                                 ========            ========          ========          ========

19.  REPORTABLE BUSINESS SEGMENTS

     The Company's operating business segments provide quality retail optical services and products that represent high value and satisfaction to the customer. The separate businesses within the Company use the same production processes for eyeglass lens manufacturing, offer products and services to a broad range of customers and utilize the Company's central administrative offices to coordinate product purchases and distribution to retail locations. A field organization provides management support to individual store locations. The Mexico operation has a separate laboratory and distribution center in Mexico and buys a majority of its products from local vendors. However, market demands, customer requirements, laboratory manufacturing and distribution processes, as well as product offerings, are substantially the same for the domestic and Mexico business. Consequently, the Company considers its domestic and Mexico businesses as one reportable segment under the definitions required by SFAS No. 131 - "Disclosures about Segments of an Enterprise and Related Information."

     Information relative to sales and identifiable assets for the United States and Mexico for the fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999 are summarized in the following tables (amounts in thousands). Identifiable assets include all assets associated with operations in the indicated reportable segment excluding inter-company receivables and investments.


                                    United States         Mexico           Other        Consolidated
                                    -------------         ------           -----        ------------
  2000

     Sales                            $  302,902         $  4,792          $   --        $  307,694
                                      ==========         ========          ======        ==========
     Identifiable Assets              $   88,666         $  2,222          $   --        $   90,888
                                      ==========         ========          ======        ==========

  1999

     Sales                            $  325,101         $  3,954          $   --        $  329,055
                                      ==========         ========          ======        ==========
     Identifiable Assets              $  217,690         $  2,328          $  201        $  220,219
                                      ==========         ========          ======        ==========

 1998

     Sales                            $  241,705         $  3,429          $  197        $  245,331
                                      ==========         ========          ======        ==========
     Identifiable Assets              $  226,323         $  2,147          $  627        $  229,097
                                      ==========         ========          ======        ==========

                                                     SCHEDULE II


                                        VISTA EYECARE, INC. AND SUBSIDIARIES
                                               (DEBTORS-IN-POSSESSION)
                                          VALUATION AND QUALIFYING ACCOUNTS
                               December 30, 2000, January 1, 2000 and January 2, 1999
                                                   (In thousands)

                                                          Additions
                                            -------------------------------------
                            Balance at          Charged to         Charged to                          Balance at
     Description        Beginning of Period  Cash and Expenses    Other Accounts      Deductions      End of Period
 --------------------   -------------------  -----------------    ---------------     ----------      -------------
  Year ended
  January 2, 1999
     Allowance for
     Uncollectible
     Accounts Receivable     $   762               $  900             $   726           $   872         $ 1,516

 Year ended
  January 1, 2000
     Allowance for
     Uncollectible
     Accounts Receivable     $ 1,516              $ 3,384             $   885           $ 1,382         $ 4,403

  Year ended
  December 30, 2000
     Allowance for
     Uncollectible
     Accounts Receivable     $ 4,403              $ 2,503             $ 1,373           $ 2,535         $ 5,744

     Provision for
       reorganization
       and restructuring
       items                 $   --               $ 8,505             $   --            $ 3,778         $ 4,727

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         VISTA EYECARE, INC.


                                         By:  /s/ James W. Krause
                                         --------------------------------------
                                         James W. Krause
                                         Chairman of the Board & Chief Executive
                                         Officer and Director
Date: April 9, 2000


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant on April 9, 2000, in the capacities indicated.

  Signature                             Title

  /s/ James W. Krause
-----------------------------
  James W. Krause                       Chairman of the Board and
                                        Chief Executive Officer and Director

  /s/ Angus C. Morrison
-----------------------------
  Angus C. Morrison                     Senior Vice President, Chief Financial
                                        Officer
                                        (Principal Financial Officer)
  /s/ Timothy W. Ranney
-----------------------------
  Timothy W. Ranney                     Vice President, Corporate Controller
                                        (Principal Accounting Officer)

  /s/ Peter T. Socha
-----------------------------
  Peter T. Socha                        Senior Vice President,
                                        Strategic Planning and Managed Care,
                                        Director

  /s/ Ronald J. Green
-----------------------------
  Ronald J. Green                       Director


   /s/ James E. Kanaley
-----------------------------
  James E. Kanaley                      Director

                                  EXHIBIT INDEX
                                  -------------


23        Arthur Andersen LLP Consent.